As filed with the Securities and Exchange Commission on January 31, 2023
Registration Statement No. 333-267653

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lavoro Limited
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	7371 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
Av. Dr. Cardoso de Melo, 1450, 4th floor,
office 401
São Paulo — SP, 04548-005, Brazil
+55 (11) 4280-0709
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Tel: +1 (212) 947-7200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Rachel Proffitt Garth Osterman Kristin VanderPas Peter Byrne Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 Tel: 415-693-2000	Manuel Garciadiaz Elliot M. de Carvalho W. Soren Kreider IV Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: 212-450-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the transaction described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.† ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The Registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JANUARY 31, 2023
PROXY STATEMENT OF TPB ACQUISITION CORPORATION I
1 Letterman Drive, Suite A3-1
San Francisco, CA 94129
PROSPECTUS FOR UP TO 135,045,373 ORDINARY SHARES and 10,083,606 WARRANTS
OF
LAVORO LIMITED
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
TPB ACQUISITION CORPORATION I
TO BE HELD ON FEBRUARY 22, 2023
To the Shareholders of TPB Acquisition Corporation I:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of TPB Acquisition Corporation I, a Cayman Island exempted company (“TPB SPAC”), to be held at 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111, and you will be able to participate online via live webcast, at 10:00 a.m., Eastern Time, on February 22, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned. For the purpose of the articles of association of TPB SPAC, the physical place of the Extraordinary General Meeting will be 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111. To attend and participate in the Extraordinary General Meeting virtually, you must register at https://www.cstproxy.com/tpbac/2023, which is referred to in the accompanying proxy statement/prospectus as the TPB SPAC meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the extraordinary general meeting and to vote and submit questions during the Extraordinary General Meeting. We intend to hold the Extraordinary General Meeting solely via the live webcast and we encourage you to participate by such means and not attend in person. You are cordially invited to attend the extraordinary general meeting for the following purposes:
(1)
Proposal No. 1 — The Business Combination Proposal:   to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of September 14, 2022 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement,” and, the transactions contemplated thereby, collectively, the “Business Combination”), by and among TPB SPAC, Lavoro Limited, a Cayman Islands exempted company (“New Lavoro”), Lavoro Merger Sub I Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro (“First Merger Sub”), Lavoro Merger Sub II Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro (“Second Merger Sub” and, together with First Merger Sub, the “SPAC Merger Subs”), Lavoro Merger Sub III Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro (“Third Merger Sub” and, together with SPAC Merger Subs, the “Merger Subs”) and Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Lavoro Agro Limited”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Lavoro Agro Limited and TPB SPAC will become wholly owned subsidiaries of New Lavoro (the “Business Combination Proposal”);

(2)
Proposal No. 2 — The Merger Proposal:   to authorize, by special resolution, the plan of merger (the “Plan of Merger”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, pursuant to which First Merger Sub will be merged with and into TPB SPAC, with TPB SPAC surviving as a direct wholly owned subsidiary of New Lavoro (the “Merger Proposal”);

(3)
Proposal No. 3 — The Governing Documents Proposals:   to consider and vote upon three separate proposals (collectively, the “Governing Documents Proposals”) to approve, by special resolution, material differences between the amended and restated memorandum and articles of association of New Lavoro to be in effect following the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (together, the “Proposed Governing Documents”), and the existing amended and restated memorandum and articles of association of TPB SPAC (together, “TPB SPAC’s Existing Governing Documents”); and

(4)
Proposal No. 4 — The Adjournment Proposal:   to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to TPB SPAC shareholders, (ii) in order to solicit additional proxies from TPB SPAC shareholders in favor of one or more of the proposals at the Extraordinary General Meeting, or (iii) if TPB SPAC shareholders redeem an amount of the public shares such that the aggregate cash in the trust account, together with the net amount of proceeds actually paid to TPB SPAC upon consummation of the PIPE Investment, equals less than US$180,000,000 after deducting transaction costs and any amounts to be paid to TPB SPAC shareholders that exercise their redemption rights (clause (i), (ii), and (iii), collectively the “Adjournment Purposes”) (the “Adjournment Proposal”).
Each of the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal (collectively, the “Transaction Proposals”) is more fully described in the accompanying proxy statement/prospectus, which we urge each TPB SPAC shareholder to review carefully.
Only holders of record of TPB SPAC Class A ordinary shares, par value US$0.0001 per share (“TPB SPAC Class A Ordinary Shares”) and Class B ordinary shares, par value US$0.0001 per share (“TPB SPAC Class B Ordinary Shares”) at the close of business on January 17, 2023 are entitled to notice of and to vote and have their votes counted at the Extraordinary General Meeting and any adjournment of the Extraordinary General Meeting.
The accompanying proxy statement/prospectus and accompanying proxy card is being provided to TPB SPAC shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournment of the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all TPB SPAC shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 66 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of TPB SPAC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal. When you consider the recommendation of these proposals by the board of directors of TPB SPAC, you should keep in mind that TPB SPAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to TPB SPAC and the Business Combination — The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Pursuant to TPB SPAC’s Existing Governing Documents, holders of TPB SPAC Class A ordinary shares may request that TPB SPAC redeem all or a portion of its Class A ordinary shares (such shares, the “public shares” and such holders the “public shareholders”) for cash if the Business Combination is consummated. As a public shareholder, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), TPB SPAC’s transfer agent, in which you (a) request that TPB SPAC redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)
deliver your share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 17, 2023 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of whether or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, TPB SPAC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of TPB SPAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, based on funds contained in the trust account of approximately US$181,358,178, this would have amounted to approximately US$10.055 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “The Extraordinary

General Meeting of TPB SPAC Shareholders — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing redemption rights, TPB SPAC’s Existing Governing Documents provide that a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination. There will be no redemption rights with respect to TPB SPAC Warrants (as defined in the accompanying proxy statement/prospectus). In addition, TPB Acquisition Sponsor I, LLC (the “Sponsor”) and the initial shareholders have entered into a letter agreement, dated as of August 13, 2021, as amended on September 14, 2022 (the “Amendment to the Sponsor Letter Agreement”) with TPB SPAC and its directors and officers, pursuant to which Sponsor and the initial shareholders have agreed, in partial consideration of receiving the TPB SPAC Class B Ordinary Shares issued to the Sponsor and to the initial shareholders (“Founder Shares”) and for the covenants and commitments of TPB SPAC therein, to waive their redemption rights with respect to their Founder Shares and any public shares the Sponsor or the initial shareholders may have acquired as part of or after TPB SPAC’s initial public offering in connection with the completion of the Business Combination. New Lavoro will be a “controlled company” within the meaning of the Nasdaq corporate governance rules immediately after the Business Combination. See “Security Ownership of Certain Beneficial Owners and Management.”
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus, including, among other things, the approval of the Transaction Proposals. There can be no assurance that the closing conditions will be satisfied or that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will TPB SPAC redeem public shares in an amount that would cause TPB SPAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than US$5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, including the Mergers and the PIPE Investment.
Your vote is very important.   Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes hereto and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, or Morrow Sodali, TPB SPAC’s proxy solicitor, by calling +1(800) 662-5200, or banks and brokers can call collect at +1(203) 658-9400, or by emailing TPBA.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By: David Friedberg
Chairman and Chief Executive Officer of TPB Acquisition Corporation I
This proxy statement/prospectus is dated January 31, 2023, and is first being mailed to shareholders of TPB SPAC on or about that date.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

TPB ACQUISITION CORPORATION I
1 Letterman Drive, Suite A3-1
San Francisco, CA 94129
Dear TPB Acquisition Corporation I Shareholders:
You are cordially invited to attend the extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of TPB Acquisition Corporation I, which we refer to as “we,” “us,” “our” or “TPB SPAC,” to be held at 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111, and you will be able to participate online via live webcast, at 10:00 a.m., Eastern Time, on February 22, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned. For the purpose of the articles of association of TPB SPAC, the physical place of the Extraordinary General Meeting will be 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111. To attend and participate in the Extraordinary General Meeting virtually, you must register at https://www.cstproxy.com/tpbac/2023, which is referred to in the accompanying proxy statement/prospectus as the TPB SPAC meeting website. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Extraordinary General Meeting and to vote and submit questions during the Extraordinary General Meeting. We intend to hold the Extraordinary General Meeting solely via the live webcast and we encourage you to participate by such means and not attend in person.
At the Extraordinary General Meeting, our shareholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a business combination (the “Business Combination”) by the approval and adoption of that certain Business Combination Agreement, dated as of September 14, 2022 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”) that TPB SPAC has entered into with Lavoro Limited, a Cayman Islands exempted company (“New Lavoro”), Lavoro Merger Sub I Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro (“First Merger Sub”), Lavoro Merger Sub II Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro (“Second Merger Sub” and, together with First Merger Sub, the “SPAC Merger Subs”), Lavoro Merger Sub III Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro (“Third Merger Sub” and, together with SPAC Merger Subs, the “Merger Subs”) and Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Lavoro Agro Limited”), including the transactions contemplated thereby. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:
(a)   On the day prior to the date on which the Third Merger takes place (such date that the Third Merger takes place, the “Closing Date”), (i) First Merger Sub shall be merged with and into TPB SPAC (the “First Merger” and the effective time of the First Merger, the “First Effective Time”), with TPB SPAC surviving as a direct wholly owned subsidiary of New Lavoro, (ii) immediately following the First Effective Time and on the day prior to the Closing Date, TPB SPAC, shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “SPAC Mergers,” and the effective time of the Second Merger, the “Second Effective Time”), with Second Merger Sub surviving as a direct wholly owned subsidiary of New Lavoro, and (iii) on the Closing Date, Third Merger Sub shall be merged with and into Lavoro Agro Limited (the “Third Merger” and the effective time, “Third Effective Time,” and, the Third Merger together with the SPAC Merger, the “Mergers”) with Lavoro Agro Limited surviving as a direct wholly owned subsidiary of New Lavoro.
(b)   At the First Effective Time, (i) each issued and outstanding TPB SPAC Class A Ordinary Share and TPB SPAC Class B Ordinary Share will be canceled and converted into the right to receive one Class A ordinary share (“New Lavoro Class A Ordinary Share”) and one Class B ordinary share (“New Lavoro Class B Ordinary Share”), par value US$0.001 per share, respectively, of New Lavoro (the New Lavoro Class A Ordinary Shares and New Lavoro Class B Ordinary Shares collectively referred to herein as the “New Lavoro Ordinary Shares”) and (ii) each issued and outstanding whole TPB SPAC Warrant will become exercisable solely for New Lavoro Class A Ordinary Shares. The number of shares of New Lavoro Class A Ordinary Shares subject to each TPB SPAC Warrant assumed by New Lavoro shall be determined by multiplying (A) the number of TPB SPAC Class A Ordinary Shares that were subject to such SPAC Warrant, as in effect immediately prior to the First Effective Time by (B) 1.00 (the “SPAC Exchange Ratio”) and rounding the resulting number down to the nearest whole number of shares of New Lavoro Class A Ordinary Shares. The exercise price of such assumed SPAC Warrants shall be determined by dividing (A) the per share exercise price of TPB SPAC Ordinary Shares subject to such TPB SPAC Warrant, as in effect immediately prior to the First Effective Time, by (B) the SPAC Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent, subject to the same terms and conditions existing prior to such conversion. At the Third Effective Time, each Lavoro Share that is not a Cashout Share issued and outstanding immediately prior to the Third Effective Time (other than shares owned by the Company, Third Merger Sub or any wholly owned subsidiary of the Company) shall be canceled and converted into the right to receive a number of validly issued, fully paid and nonassessable New Lavoro Class A Ordinary Shares equal to the Per Share Stock Consideration.
In addition, at or prior to the Third Effective Time, TPB SPAC will pay to the Investment Funds in respect of the Cashout Shares, if any, in immediately available funds, an amount equal to, in the aggregate, the Cash Consideration, if any, which is defined as (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, (b) less the Aggregate SPAC Shareholder Redemption Payments Amount, plus (c) the net amount of proceeds actually paid to TPB SPAC upon consummation of the PIPE Investment, less (d) US$250,000,000. If any Cash Consideration is due, each Cashout Share owned by the Investment Funds shall be canceled and converted into the right to receive the Per Share Cash Consideration, which is an amount, as of immediately prior to the Third Effective Time, equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities. The Investment Funds’ share ownership may be reduced in the event that the Investment Funds are owed any Cash Consideration under the Business Combination Agreement in respect of the Cashout Shares, if any. Patria may be deemed to beneficially own the Investment Funds. See “Security Ownership of Certain Beneficial Owners and Management.”
As a result of the Business Combination, Lavoro Agro Limited and TPB SPAC will each become a wholly owned and direct subsidiary, respectively, of New Lavoro.
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, TPB SPAC entered into a Subscription Agreement (the “Subscription Agreement”) with TPB Acquisition Sponsor I, LLC (the “Sponsor”), pursuant to which the Sponsor agreed to subscribe for and purchase, and TPB SPAC agreed to issue an aggregate of 10,000,000 TPB SPAC Class A Ordinary Shares at a price of US$10.00 per share, for aggregate gross proceeds of US$100,000,000 (the “Sponsor PIPE Investment”). The TPB SPAC Class A Ordinary Shares to be issued pursuant to the Subscription Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. New Lavoro has also agreed to grant to the Sponsor certain customary registration rights in connection with the Sponsor PIPE Investment. The Sponsor PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
It is anticipated that, upon completion of the Business Combination, our Sponsor will own approximately 9.1% (inclusive of the Sponsor PIPE Investment) and our public shareholders will own approximately 14.4%, respectively, of the issued and outstanding New Lavoro Ordinary Shares, and Lavoro’s existing shareholders will own approximately 76.4% of the issued and outstanding New Lavoro Ordinary Shares. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Business Combination Agreement. These relative percentages assume that none of TPB SPAC’s existing shareholders exercise their redemption rights, and exclude the 3,006,050 New Lavoro Ordinary Shares held by the Sponsor subject to vesting conditions following the completion of the Business Combination (the “Vesting Founder Shares”). These percentages do not include any transactions that may be entered into after the date hereof or any exercise or conversion of the New Lavoro Warrants. If any of TPB SPAC’s public shareholders exercise redemption rights, or any of the other assumptions are not true, these percentages will be different. You should read “Summary of the Proxy Statement/Prospectus — Ownership of New Lavoro Upon Completion of the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon: (a) a proposal to approve, by special resolution, the plan of merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, in relation to the First Merger (together, the “Merger Proposal”); (b) three separate proposals (collectively, the “Governing Documents Proposals”) to approve, by special resolution, certain material differences between the amended and restated memorandum and articles of association of New Lavoro to be in effect following the Business Combination, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (together, the “Proposed Governing Documents”), and the existing amended and restated memorandum and articles of association of TPB SPAC (together, “TPB SPAC’s Existing Governing Documents”); and (c) a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, for one or more of the Adjournment Purposes (as defined below), which is referred to herein as the “Adjournment Proposal.” Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to TPB SPAC shareholders, (ii) in order to solicit additional proxies from TPB SPAC shareholders in favor of one or more of the proposals at the Extraordinary General Meeting, or (iii) if (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less (b) the Aggregate SPAC Shareholder Redemption Payments Amount, minus (c) Transaction Costs, plus (d) the net amount of proceeds actually paid to TPB SPAC upon consummation of the PIPE Investment, is less than US$180,000,000 (clause (i), (ii), and (iii), collectively the “Adjournment Purposes”). In no event, however, will we redeem TPB SPAC Class A Ordinary Shares in an amount that would cause our net tangible assets to be less than US$5,000,001.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Voting and Support Agreement, the Lock-up Agreement, the Subscription Agreement, the Amendment to the Sponsor Letter Agreement and the A&R Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See the section titled “Certain Agreements Related to the Business Combination” in the accompanying proxy statement/prospectus for more information.
Under the Business Combination Agreement, the closing of the Business Combination is subject to a number of customary closing conditions, including (i) TPB SPAC having at least US$5,000,001 of net tangible assets following the exercise by the holders of the TPB SPAC Class A Ordinary Shares issued in TPB SPAC’s initial public offering of securities and outstanding immediately before the First Effective Time of their right to redeem their TPB SPAC Class A Ordinary Shares in accordance with TPB SPAC’s Existing Governing Documents, (ii) the absence of any material adverse effect, (iii) TPB SPAC shareholders having approved the Business Combination Proposal and each of the other proposals presented to TPB SPAC shareholders in this proxy statement/prospectus and (vi) the Minimum SPAC Cash Condition (provided, however, at their option, TPB SPAC and Lavoro Agro Limited may mutually agree to waive the Minimum SPAC Cash Condition pursuant to the Business Combination Agreement). If any of the conditions to TPB SPAC’s and Lavoro Agro Limited’s respective obligations to consummate the Business Combination are not satisfied, then Lavoro Agro Limited will not be required to consummate the Business Combination.
The TPB SPAC Class A Ordinary Shares and TPB SPAC Warrants and units are currently listed on Nasdaq under the symbols “TPBA,” “TPBAW” and “TPBAU,” respectively. New Lavoro has applied to list its New Lavoro Ordinary Shares and New Lavoro Warrants on the Nasdaq under the symbols “LVRO” and “LVROW,” respectively, in connection with the closing of the Business Combination. We cannot assure you that the New Lavoro Ordinary Shares or New Lavoro Warrants will be approved for listing on the Nasdaq. TPB SPAC is, and Lavoro will be treated as, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, for certain purposes until the earlier of the completion of the Business Combination and June 30, 2023, and consequently, until such time, New Lavoro will be treated as an “emerging growth company.” As such, New Lavoro has elected to take advantage of certain reduced public company reporting requirements that apply to emerging growth companies.
Pursuant to TPB SPAC’s Existing Governing Documents, a TPB SPAC shareholder may request that TPB SPAC redeem all or a portion of such public shares for cash if the Business Combination is consummated.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), TPB SPAC’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. TPB SPAC shareholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a TPB SPAC shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms to Continental, TPB SPAC will redeem such public shares (or portion thereof, as applicable) for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of TPB SPAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2022, based on funds contained in the trust account of approximately US$181,358,178, this would have amounted to approximately US$10.055 per issued and outstanding public share. If a TPB SPAC shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “The Extraordinary General Meeting of TPB SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. Notwithstanding the foregoing, a TPB SPAC shareholder, together with any affiliate of such public shareholder or any other person with whom such TPB SPAC shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a TPB SPAC shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess public shares would be converted into the merger consideration in connection with the Business Combination.
The Sponsor and the initial shareholders, which together own 4,509,074 Class B ordinary shares of TPB SPAC (before giving effect to the Business Combination), have agreed pursuant to that certain letter agreement, dated as of August 13, 2021, as amended on September 14, 2022 (the “Amendment to the Sponsor Letter Agreement”) to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including any amendments to TPB SPAC’s Existing Governing Documents), (ii) waive certain anti-dilution protections to which they would otherwise be entitled in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Amendment to the Sponsor Letter Agreement, and (iii) waive their redemption rights with respect to their Founder Shares and any public shares the Sponsor or the initial shareholders may have acquired as part of or after TPB SPAC’s initial public offering in connection with the completion of the Business Combination. The Sponsor also agreed that 3,006,050 of the Founder Shares of the Sponsor will be deemed to be “Vesting Founder Shares.” The Sponsor agreed that the Vesting Founder Shares shall be subject to vesting and that (i) 50% of the Vesting Founder Shares will vest if at any time during the 3-year period following the Closing Date the closing share price of the New Lavoro Ordinary Shares is greater than or equal to US$12.50 over any 20 trading days within any consecutive 30 trading day period and (ii) the remaining 50% of the Vesting Founder Shares will vest if at any time during the 3 year period following the Closing Date the closing share price of the New Lavoro Ordinary Shares is greater than or equal to US$15.00 over any 20 trading days within any consecutive 30 trading day period, subject to the terms of the Amendment to the Sponsor Letter Agreement. For clarity, the Sponsor cannot transfer any Vesting Founder Shares until such shares vest even subsequent to the expiration of the Sponsor Lock-Up. See “Certain Agreements Related to the Business Combination — Amendment to the Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Amendment to the Sponsor Letter Agreement.
In addition, if the Business Combination is consummated, New Lavoro, the Sponsor and certain other shareholders of Lavoro Agro Limited will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), which will amend and restate in its entirety TPB SPAC’s existing Registration Rights Agreement, dated as of August 13, 2021, by and among TPB SPAC and Sponsor as of the Closing. As a result, the Sponsor and certain other shareholders of Lavoro Agro Limited party thereto will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations, so long as such demand includes a number of registrable securities (as defined below) with a total offering price in excess of US$30.0 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Lavoro shall not be required to conduct more than an aggregate total of two underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Lavoro subsequent to the Closing. New Lavoro has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing. See “Certain Agreements Related to the Business Combination — A&R Registration Rights Agreement” in the accompanying proxy statement/prospectus for more information related to the Amended and Restated Registration Rights Agreement.
We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all TPB SPAC shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes thereto and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 66 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of TPB SPAC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal. When you consider the recommendation of these proposals by the board of directors of TPB SPAC, you should keep in mind that TPB SPAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to TPB SPAC and the Business Combination — The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Merger Proposal and the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
Your vote is very important.   Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.
If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. Accordingly, your failure to vote by proxy or to vote in person at the Extraordinary General Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES (OR A SPECIFIED PORTION OF THEM) ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CONTINENTAL, TPB SPAC’S TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO CONTINENTAL OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of TPB SPAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
January 31, 2023
Sincerely,
David Friedberg
Chairman and Chief Executive Officer of TPB Acquisition Corporation I

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated January 31, 2023 and is first being mailed to shareholders on or about February 3, 2023.

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by Lavoro Limited (“New Lavoro”) (File No. 333-267653), constitutes a prospectus of New Lavoro under Section 5 of the Securities Act of 1933, as amended, with respect to the New Lavoro Ordinary Shares (as defined below) to be issued to TPB Acquisition Corporation I (“TPB SPAC”) shareholders, as well as the warrants to acquire New Lavoro Ordinary Shares to be issued to TPB SPAC warrantholders if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Extraordinary General Meeting of TPB SPAC shareholders at which TPB SPAC shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, among other matters.
CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS
In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:
•
“U.S. dollar,” “U.S. dollars” or “US$” means U.S. dollars, the official currency of the United States; and

•
“Real,” “reais,” “BRL” or “R$” means the Brazilian real, the official currency of Brazil.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION OF LAVORO
The discussion in this subsection that follows, including references to “we,” “us” or “our,” refers to the business and financial and other information of Lavoro and its subsidiaries prior to the consummation of the Business Combination, unless otherwise specified or the context otherwise requires.
Financial Statements
We maintain our books and records in Brazilian reais, the presentation currency of our combined financial statements and also the functional currency of the Lavoro Group (as defined below). The functional currency for the majority of our subsidiaries is also the Brazilian real, except that companies located in Colombia have the Colombian peso (“COP”) as their reporting currency. The financial statements of our Colombian subsidiaries are translated into Brazilian reais as follows:
(i)
assets and liabilities for each statement of financial position presented are translated at the closing exchange rate at the date of that statement of financial position;

(ii)
income and expenses for each statement of profit or loss are translated at the respective average monthly exchange rate; and

(iii)
exchange rate differences arising from this translation are recognized in other comprehensive income.

Our financial statements presented in this proxy statement/prospectus are the combined financial statements of the Lavoro Group, which is comprised of Lavoro Agro Holding S.A. (“Lavoro Brazil”), together with its subsidiaries, Crop Care Holding S.A. (“Crop Care”), together with its subsidiaries, and Lavoro Colombia S.A.S. (“Lavoro Colombia”), together with its subsidiaries. Our audited combined financial statements were prepared in accordance with IFRS as issued by the IASB.
The audited combined financial statements as of June 30, 2022 and 2021 and for each of the three years in the period ended June 30, 2022, together with the notes thereto, included elsewhere in this proxy statement/prospectus (or our “audited combined financial statements”). All references herein to Lavoro Group’s financial statements or to Lavoro Group’s financial information are to Lavoro Group’s audited combined financial statements. Lavoro Group’s financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro,” “Unaudited Pro Forma Condensed Combined Financial Information,” and Lavoro’s audited combined financial statements, including the notes thereto, included elsewhere in this proxy statement/prospectus.
Our fiscal year ends on June 30. References in this proxy statement/prospectus to a fiscal year, such as “fiscal year 2022,” or “FY22” relate to our fiscal year, the year ended June 30, 2022.
Reportable Segments
We have three reportable segments: the Brazil Cluster, which comprises companies dedicated to the distribution of agricultural inputs such as crop protection, seeds, fertilizers and specialty products, in Brazil; the LATAM Cluster, which includes companies dedicated to the distribution of agricultural inputs outside Brazil (primarily in Colombia); and the Crop Care Cluster, which includes companies that produce and import our own portfolio of private label products including off-patent crop protection and specialty products (e.g., biologicals and specialty fertilizers). The table below sets forth the entities that comprise each of our three reportable segments:

Brazil Cluster
Facirolli Comércio e Representações S.A.
Cultivar Agrícola – Comércio, Importação e Exportação S.A.
Integra Soluções Agrícolas Ltda.
Produtec Comércio e Representações S.A.
Produtiva Agronegócios Comércio e Representação Ltda.
Qualiciclo Agrícola S.A.
Lavoro Agrocomercial S.A.
Agrocontato Comércio e Representações de Produtos Agropecuários S.A.
PCO – Comércio, Importação, Exportação e Agropecuária Ltda.
Agrovenci – Comércio, Importação, Exportação e Agropecuária Ltda.
Agrovenci Distribuidora de Insumos Agrícolas Ltda.
América Insumos Agrícola Ltda.
Central Agricola Rural Distribuidora de Defensivos Ltda.
Denorpi Distribuidora de Insumos Agrícolas Ltda.
Deragro Distribuidora de Insumos Agrícolas Ltda.
Desempar Participações Ltda.
Desempar Tecnologia Ltda.
Futuragro Distribuidora de Insumos Agrícolas Ltda.
Distribuidora Pitangueiras de Produtos Agropecuários S.A.
Plenafértil Distribuidora de Insumos Agrícolas Ltda.
Realce Distribuidora de Insumos Agrícolas Ltda.
Nova Geração Comércio de Produtos Agrícolas Ltda.
Lavoro Agro Holding S.A.
Floema Soluções Nutricionais de Cultivos Ltda.
Sollo Sul Insumos Agrícolas Ltda.
Dissul Insumos Agrícolas Ltda.
Casa Trevo Participações S.A.
LATAM Cluster
Agrointegral Andina S.A.S.
Agroquímicos para la Agricultura Colombiana S.A.S.
Agricultura y Servicios S.A.S.
Cenagral S.A.S.
Grupo Cenagro S.A.S.
Servigral Praderas S.A.S.
Lavoro Colombia S.A.S.
Grupo Gral S.A.S.
Provecampo S.A.S.
Crop Care Colombia S.A.S.
Crop Care Cluster
Agrobiológica Sustentabilidade S.A.
Agrobiológica Soluções Naturais Ltda.
Perterra Insumos Agropecuários S.A.
Perterra Trading S.A.
Union Agro S.A.
Crop Care Holding S.A. (Brasil)
Araci Administradora de Bens S.A.
Our Corporate Reorganization
The Lavoro Group is owned by certain investment funds (“Investment Funds”) managed by PBPE General Partner V, Ltd., a Cayman Islands exempted company (the “General Partner” and, together with its affiliates, “Patria”). The Lavoro Group is comprised of the following entities: (i) Lavoro Brazil, which was incorporated in 2017 and is located in São Paulo, Brazil, and its subsidiaries; (ii) Crop Care, which was incorporated in 2018 and is located in São Paulo, Brazil, and its subsidiaries; and (iii) Lavoro Colombia, which was incorporated in 2021 and is located in Bogotá, Colombia, and its subsidiaries.
The Lavoro Group is currently undergoing a corporate reorganization to implement certain changes to its organizational structure whereby, among other changes, Lavoro Brazil, Crop Care and Lavoro Colombia were contributed to, and became indirect subsidiaries of, Lavoro Agro Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act, which was incorporated on November 21, 2021 to become the holding entity for the Lavoro Group. Such contribution of the shares of Lavoro Brazil, Crop Care and Lavoro Colombia to an entity controlled by Lavoro Agro Limited was completed in mid-2022. The remaining changes to be implemented under our corporate reorganization, which we expect to complete by the end of 2022, are not expected to affect us on a consolidated basis. As a result of the corporate reorganization, Lavoro Agro Limited, together with its consolidated direct and indirect subsidiaries, among other entities, will form a single, consolidated group with unified operations. Prior to the completion of our corporate reorganization, Lavoro Agro Limited had limited or no assets, liabilities, operations or activities and no material contingent liabilities or commitments. Accordingly, the financial statements of Lavoro Agro Limited have been omitted from this proxy statement/prospectus. As from the completion of the corporate reorganization, the historical operations of the Lavoro Group will be deemed to be those of Lavoro Agro Limited. Subsequent to the consummation of the Business Combination, our financial statements will present the operations of Lavoro Limited and its consolidated subsidiaries and will be prepared in accordance with IFRS as issued by the IASB.
Acquisitions
As of the date of this proxy statement/prospectus, we have completed the acquisition of the 24 following groups or companies since our inception: (1) Grupo Gral (comprising Agrointegral Andina S.A.S., Agroquímicos para la Agricultura Colombiana S.A.S., and Servigral Praderas S.A.S.); (2) Lavoro Agrocomercial; (3) Distribuidora Pitangueiras de Produtos Agropecuários S.A.; (4) Impacto Insumos Agrícola Ltda. (later merged into Lavoro Agrocomercial); (5) Agrovenci (as defined below); (6) Agrovale (as defined below); (7) AgSe Group (as defined below); (8) Produtec (as defined below); (9) Agrobiológica Soluções; (10) Central Agrícola (as defined below); (11) Integra (as defined below); (12) Qualicitrus (as defined below); (13) América (as defined below); (14) Desempar (as defined below); (15) Cultivar (as defined below); (16) Cenagro/Cenagral (as defined below); (17) Produttiva (as defined below); (18) Union Agro (as defined below); (19) AgroZap (as defined below); (20) Nova Geração (as defined below); (21) Floema (as defined below); (22) Provecampo (as defined below); (23) Casa Trevo (as defined below); and (24) Sollo Sul and Dissul (both as defined below).
The following is a description of acquisitions completed in the fiscal years ended June 30, 2020, 2021 and 2022 and thereafter.
Acquisitions Completed in the Fiscal Year Ended June 30, 2020
On September 10, 2019, we entered into an agreement to acquire 100.0% of Agrocontato Comércio e Representações de Produtos Agropecuários S.A., PCO — Comércio, Importação, Exportação e Agropecuária Ltda., or Agrovale, and Agrovenci — Comércio, Importação, Exportação e Agropecuária Ltda., or Agrovenci, a group of companies referred to as the AGP Group, specializing in the sale of fertilizers and crop protection products. The contract provides for the payment of an installment in the event of the successful collection of receivables past due at the acquisition date in the amount of R$19.9 million, and in the amount of R$0.7 million in the event of success in an administrative proceeding relating to certain Brazilian federal tax credits. We recognize an account payable for the amounts to be probably disbursed. The transaction closed on January 21, 2020.
On December 9, 2019, we entered into an agreement to acquire 64.8% of Produtec Comércio e Representações S.A., or Produtec, a company specializing in the sale of seeds, crop protection products, specialties, and services. The transaction closed on April 1, 2020.
On December 23, 2019, we entered into an agreement to acquire 97.6% of each of Agricultura y Servicios S.A.S., or AgSe, and Fertilizantes Líquidos y Servicios S.A.S., or Fertilyser, a group of companies, which is referred to as the AgSe Group, specializing in the sale of agricultural inputs such as fertilizers, and related services such as product application services and soil analysis. The transaction closed on February 28, 2020.
On January 13, 2020, we entered into an agreement to acquire 100.0% of Central Agricola Rural Distribuidora de Defensivos Ltda., or Central Agrícola, a company specializing in the sale of crop protection products and fertilizers, among other products. Part of the payment was made through the exchange of shares of Lavoro Agrocomercial. The transaction closed on May 20, 2020.
Our acquisitions of the AGP Group, Produtec, Central Agrícola and the AgSe Group are collectively referred to in this proxy statement/prospectus as the “2020 Acquisitions.” For more information, see note 20 to our audited combined financial statements included elsewhere in this proxy statement/prospectus. We have included elsewhere in this proxy statement/prospectus unaudited supplemental condensed combined pro forma information for the fiscal year ended June 30, 2020, which gives pro forma effect to the 2020 Acquisitions as if they had been consummated on July 1, 2019 (which, for the avoidance of doubt, does not give pro forma effect to the impact of the Business Combination). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro — Unaudited Supplemental Combined Pro Forma Information for the Year Ended June 30, 2020.”
Acquisitions Completed in the Fiscal Year Ended June 30, 2021
On June 18, 2020, we entered into an agreement to acquire 100.0% of Integra Soluções Agrícolas Ltda., or Integra, a company specializing in the sale of crop protection products, fertilizers, seeds, and other agricultural inputs. Part of the payment was made through the exchange of shares of Integra. The transaction closed on September 1, 2020.
On July 17, 2020, we entered into an agreement to acquire 70.8% of Qualiciclo Agrícola S.A., or Qualicitrus, a company specializing in the sale of crop protection products, fertilizers, seeds, specialties and machinery, and related services such as soil testing and fertility maps. The transaction closed on November 17, 2020.
On July 21, 2020, we entered into an agreement to acquire 100.0% of Agrobiológica Soluções, a company specializing in the development, production and sale of biological agricultural products. Part of the payment was made through a share exchange with Agrobiológica Sustentabilidade. The transaction closed on August 28, 2020.
On September 11, 2020, we entered into an agreement to acquire 100.0% of América Insumos Agrícolas Ltda., or América, a company specializing in the sale of agricultural inputs, including crop protection products and fertilizers. The transaction closed on December 30, 2020.
On November 12, 2020, we entered into an agreement to acquire 60.7% of Cultivar Agrícola — Comércio, Importação e Exportação S.A., or Cultivar, a company specializing in the sale of agricultural inputs, including crop protection products and fertilizers. The contract provides for the payment of an installment in the event of the successful collection of receivables past due at the acquisition date in the amount of R$5.8 million. The transaction closed on April 1, 2021.
On December 4, 2020, we entered into an agreement to acquire 100.0% of Desempar Participações Ltda. (including its subsidiaries Denorpi Distribuidora de Insumos Agrícolas Ltda., Deragro Distribuidora de Insumos Agrícolas Ltda., Plenafértil Distribuidora de Insumos Agrícolas Ltda., Futuragro Distribuidora de Insumos Agrícolas Ltda., Realce Distribuidora de Insumos Agrícolas Ltda. and Desempar Tecnologia Ltda.), or Desempar, a group of companies specializing in the sale of crop protection products, fertilizer, specialties, and seeds, and related services. The transaction closed on March 31, 2021.
Our acquisitions of Integra, Qualicitrus, Agrobiológica Soluções, América, Cultivar and Desempar are collectively referred to in this proxy statement/prospectus as the “2021 Acquisitions.” For more information, see note 20 to our audited combined financial statements included elsewhere in this proxy statement/prospectus. We have included elsewhere in this proxy statement/prospectus our unaudited pro forma condensed combined statements of profit or loss for the fiscal year ended June 30, 2021, which gives pro forma effect to the 2021 Acquisitions as if they had been consummated on July 1, 2020 and gives pro forma effect to the impact of the Business Combination, and our unaudited supplemental pro forma condensed combined statements of profit or loss for the fiscal year ended June 30, 2020, which gives pro forma effect to the 2021 Acquisitions as if they had been consummated on July 1, 2019 (which, for the avoidance of doubt, does not give pro forma effect to the impact of the Business Combination).
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro — Unaudited Supplemental Combined Pro Forma Information for the Year Ended June 30, 2021.”
Acquisitions Completed in the Fiscal Year Ended June 30, 2022
On June 23, 2021, we entered into an agreement to acquire 100.0% of Produtiva Agronegócios Comércio e Representações S.A., or Produttiva, a company specializing in the sale of pesticides, seeds and foliar fertilizers as well as providing technical assistance to farmers in choosing products for planting. The total purchase price of R$86.9 million was divided as follows: (i) R$36.4 million was paid in cash on the closing date; (ii) R$22.5 million was paid in shares issued by Produtec to the selling shareholders on the closing date; and (iii) R$28.0 million was paid on the first anniversary of the closing date. The transaction closed on September 2, 2021.
On July 26, 2021, we entered into an agreement to acquire 73.0% of Union Agro, a company specializing in the production and distribution of special fertilizer. The total purchase price of R$124.0 million was divided as follows: (i) R$103.8 million was paid in cash on the closing date; and (ii) R$20.2 million is payable in cash within 12 months of the closing date. The transaction closed on October 28, 2021.
On July 28, 2021, we entered into an agreement to acquire 100.0% of each of Grupo Cenagro S.A.S., or Cenagro, and Cenagral S.A.S., or Cenagral, companies specializing in the sale of crop protection products, fertilizer, specialties, and seeds, and related services. The purchase price was the equivalent in Colombia pesos to R$44.2 million, of which: (i) the equivalent in Colombia pesos to R$32.1 million was paid in cash on the closing date; and (ii) the equivalent in Colombia pesos to R$12.1 million is payable in cash on the first anniversary of the closing date. The transaction closed on August 31, 2021.
On August 5, 2021, we entered into an agreement to acquire 75.0% of Facirolli Comércio e Representações Ltda., or AgroZap, a company specializing in the sale of agricultural inputs and related services. The total purchase price of R$41.0 million was divided as follows: (i) R$18.8 million was paid in cash on the closing date; and (ii) R$22.1 million is payable in cash within 12 months of the closing date. The transaction closed on January 7, 2022.
On December 24, 2021, we entered into an agreement to acquire 70.0% of Nova Geração Comércio de Produtos Agrícolas Ltda., or Nova Geração, a company specializing in the sale of agricultural inputs and related services. The total purchase price of R$30.7 million was divided as follows: (i) R$15.6 million was paid in cash on the closing date; (ii) R$7.8 million was paid in shares issued by Nova Geração to the selling shareholders on the closing date; and (iii) R$7.3 million is payable in cash within 12 months of the closing date. The transaction closed on April 6, 2022.
Our acquisitions of Produttiva, Union Agro, Cenagro, Cenagral, AgroZap and Nova Geração are collectively referred to in this proxy statement/prospectus as the “2022 Acquisitions.” We have included elsewhere in this proxy statement/prospectus our unaudited pro forma condensed combined statements of profit or loss for the fiscal year ended June 30, 2022, which gives pro forma effect to the 2022 Acquisitions as if they had been consummated on July 1, 2021 and gives pro forma effect to the impact of the Business Combination, our unaudited condensed combined pro forma information for the fiscal year ended June 30, 2021, which gives pro forma effect to the 2022 Acquisitions as if they had been consummated on July 1, 2020 and gives pro forma effect to the impact of the Business Combination, and our unaudited supplemental condensed combined pro forma information for the fiscal year ended June 30, 2020, which gives pro forma effect to the 2022 Acquisitions as if they had been consummated on July 1, 2019 (which, for the avoidance of doubt, does not give pro forma effect to the impact of the Business Combination).
For a discussion of our unaudited pro forma condensed combined financial information and related notes, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Acquisitions Completed Subsequent to the Fiscal Year Ended June 30, 2022
On March 22, 2022, we entered into an agreement to acquire 100.0% of Floema Soluções Nutricionais de Cultivos Ltda., or Floema, a company specializing in the sale of agricultural inputs and related services. The purchase price for 70% of Floema’s ownership interests is equivalent to R$27.6 million, of which: (i) R$20.7 million was payable in cash on the closing date, remaining subject to a preliminary price adjustment (which when calculated, was equivalent to a negative amount of R$9.5 million, resulting in a net payment in cash on the closing date amounting to R$11.2 million); and (ii) R$6.9 million is payable in cash on the first anniversary of the closing date (i.e. August 4, 2023), subject to a final price adjustment (to be calculated in the future). The purchase price for the remaining 30% of Floema’s ownership interests was paid in shares issued by AgroZap to the selling shareholders on the closing date, valued at R$11.8 million. The selling shareholders were also entitled to an earn-out of up to R$28.8 million, which was determined on the closing date to amount to R$18.8 million, of which: (i) R$14.1 million was paid in cash on the closing date; and (ii) R$4.7 million is payable in cash on the first anniversary of the closing date. Accordingly, on the closing date: (i) R$25.3 million was paid in cash; and (ii) R$12.3 million was paid in shares issued by AgroZap to the selling shareholders. The remaining R$11.6 million is subject to a final price adjustment and monetary adjustment and is payable in cash on the first anniversary of the closing date. The transaction closed on August 4, 2022.
On May 5, 2022, we entered into an agreement to acquire 85.0% of Casa Trevo Participações S.A., or Casa Trevo, a Brazilian-based company specializing in the sale of crop protection products, fertilizers, seeds, and other agricultural inputs. The total purchase price of R$42.5 million was divided as follows: (i) R$23.6 million was paid in cash on the closing date; and (ii) R$18.9 million is payable in cash in one annual installment within 12 months of the closing date. The transaction closed on August 31, 2022.
On June 16, 2022, we entered into an agreement to acquire 100% of Provecampo S.A.S., or Provecampo, a Colombian-based company specializing in the wholesale trade of basic chemical products, rubber and plastics in primary forms and chemical products for agricultural use. The total purchase price of R$21.7 million was divided as follows: (i) R$14.2 million was paid in cash on the closing date; and (ii) R$7.5 million is payable in cash in two equal annual installments within 24 months of the closing date. The transaction closed on July 29, 2022.
On July 22, 2022, we entered into an agreement to acquire 100% of Sollo Sul Insumos Agrícolas Ltda., or Sollo Sul, and Dissul Insumos Agrícolas Ltda., or Dissul, Brazilian-based companies specializing in the sale of crop protection products, fertilizers, seeds, and other agricultural inputs. The total purchase price of R$105.9 million was divided as follows: (i) R$53.0 million was paid in cash on the closing date; and (ii) R$53.0 million is payable in cash in two equal annual installments within 24 months of the closing date. The transaction closed on November 30, 2022.
For more information, see notes 20 and 30 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
Special Note Regarding Non-IFRS Financial Measures
This proxy statement/prospectus presents our Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash), and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, and their respective reconciliations for the convenience of investors, which are non-IFRS financial measures. A non-IFRS financial measure is generally defined as a numerical measure of historical or future financial performance, financial position, or cash flow that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable IFRS measure.
In addition, all non-IFRS financial measures presented in this proxy statement/prospectus (including pro forma non-IFRS financial measures) relate to the Lavoro Group only, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.

Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
Pro Forma Adjusted EBITDA is defined as pro forma profit (loss) for the year, adjusted for pro forma finance income (costs), net, pro forma income taxes, pro forma depreciation and amortization, fair value on inventories sold from acquired companies, and pro forma M&A adjustments that in management’s judgment do not necessarily occur on a regular basis, minus gains on bargain purchases, in each case, without giving pro forma effect to the impact of the Business Combination. Pro Forma Adjusted EBITDA Margin is calculated as Pro Forma Adjusted EBITDA as a percentage of pro forma revenue for the period/year. We believe that our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin metrics are useful metrics used by analysts and investors because it provides additional information about trends in our operating performance prior to considering the impact of capital structure, depreciation, amortization and taxation on our results, as well as the effects of certain items or events that vary widely among similar companies, and therefore may hamper comparability across periods, although these measures are not explicitly defined under IFRS.
Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is calculated as Net Debt (Net Cash) divided by Pro Forma Adjusted EBITDA. Net Debt (Net Cash), also a non-IFRS financial measure, is calculated as borrowings (current and non-current) plus leases liabilities (current and non-current) plus payables for the acquisition of subsidiaries (current and non-current) less cash equivalents. We believe that Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is an important measure to monitor leverage and evaluate our financial position. With respect to Net Debt (Net Cash), cash and equivalents are subtracted from the IFRS measure of borrowings because they could be used to reduce our borrowings. A limitation associated with using Net Debt (Net Cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the comparable IFRS measures indicate. We believe that investors may find it useful to monitor leverage and evaluate our financial position using Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, although these measures are not explicitly defined under IFRS.
The non-IFRS financial measures described in this proxy statement/prospectus should not be viewed in isolation and are not a substitute for the IFRS measures of earnings. Additionally, our calculation of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash), and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio may be different from the calculation used by other companies, including our competitors in the agricultural industry, and therefore, our measures may not be comparable to those of other companies. See “Selected Combined Historical Financial Information and Other Data of Lavoro — Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash), and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our pro forma profit (loss) for the year for the period.
Financial Information in U.S. Dollars
Solely for the convenience of the reader, we have translated some of the amounts included in this proxy statement/prospectus from reais into U.S. dollars. You should not construe these translations as representations by us that the amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, we have translated real amounts into U.S. dollars using a rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”
Market Share and Other Information
This proxy statement/prospectus contains data related to economic conditions in the market in which we operate. The information contained in this proxy statement/prospectus concerning economic conditions is based on publicly available information from third-party sources that we believe to be reasonable. Market data and certain industry forecast data used in this proxy statement/prospectus were obtained from internal reports and studies, where appropriate, as well as estimates, market research, publicly available information (including information available from the United States Securities and Exchange Commission website) and industry publications. We obtained the information included in this proxy statement/prospectus relating to the industry in which we operate, as well as the estimates concerning market shares, through internal research, public information and publications on the industry prepared by official public sources, such as the IBGE, the FAO and the USDA, among others, as well as private sources, such as consulting and research companies in the Brazilian agricultural industry, among others.
Market data used throughout this proxy statement/prospectus is based on management’s knowledge of the industry and the good faith estimates of management. All of management’s estimates presented are based on industry sources, including analyst reports and management’s knowledge. We also relied, to the extent available, upon management’s review of independent industry surveys and publications prepared by a number of sources and other publicly available information. We are responsible for all of the disclosure in this proxy statement/prospectus and we believe that each of the publications, studies and surveys used throughout this proxy statement/prospectus are prepared by reputable sources and are generally reliable, though we have not independently verified market and industry data from third-party sources. None of the publications, reports or other published industry sources referred to in this proxy statement/prospectus were commissioned by us or prepared at our request. We have not sought or obtained the consent of any of these sources to include such market data in this proxy statement/prospectus. All of the market data used in this proxy statement/prospectus involves a number of assumptions and limitations and therefore is inherently uncertain and imprecise, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this proxy statement/prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.
Rounding
Rounding adjustments have been made to some of the figures included in this proxy statement/prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the term “TPB SPAC” refers to TPB Acquisition Corporation I, a Cayman Island exempted company, the term “New Lavoro” refers to Lavoro Limited, a Cayman Islands exempted company, and the terms “Lavoro” or “Lavoro Group” refer to: (i) the combined group of Lavoro Agro Holding S.A., or Lavoro Brazil, and its subsidiaries, Crop Care Holding S.A., or Crop Care, and its subsidiaries, and Lavoro Colombia S.A.S., or Lavoro Colombia, and its subsidiaries, prior to the contribution of the shares of Lavoro Brazil, Crop Care and Lavoro Colombia to an entity controlled by Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands, which was completed in mid-2022; and (ii) Lavoro Agro Limited, together with its consolidated subsidiaries, following the contribution of the shares of Lavoro Brazil, Crop Care and Lavoro Colombia to an entity controlled by Lavoro Agro Limited and the completion of our corporate reorganization.
All references to “we,” “us” or “our” refer to TPB SPAC, unless the context otherwise requires or as specified in certain sections or subsections of this proxy statement/prospectus, including, “Selected Combined Historical Financial Information and Other Data of Lavoro,” “Risk Factors,” “Business of Lavoro,” “Lavoro Regulatory Overview,” “Lavoro Industry Overview,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro,” as indicated therein, in which case, “we,” “us,” or “our” refer to Lavoro, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Lavoro and its subsidiaries following the consummation of the Business Combination.
In this document:
“Adjournment Proposal” means a proposal to adjourn the Extraordinary General Meeting of the shareholders of TPB SPAC to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote at such Extraordinary General Meeting or public shareholders have elected to redeem an amount of public shares such that the Minimum SPAC Cash Condition would not be satisfied.
“Adjusted Equity Value” shall mean an amount equal to (a) the Equity Value, multiplied by (b) the Adjustment Factor.
“Adjustment Factor” shall mean a percentage calculated in accordance with the methodology set forth in Schedule C to the Business Combination Agreement after giving effect to the Pre-Closing Restructuring.
“Aggregate SPAC Shareholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with the SPAC Shareholder Redemption.
“Amendment to the Sponsor Letter Agreement” means the amendment dated as of September 14, 2022, to the letter agreement dated as of August 13, 2021, by and among Sponsor, TPB SPAC and TPB SPAC’s directors and officers.
“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, to be entered into by New Lavoro, the Sponsor and certain persons named therein at the consummation of the Business Combination, pursuant to which that certain Registration Rights Agreement, dated as of August 13, 2021, shall be amended and restated in its entirety, as of the Closing.
“bag” means a unit of measurement equal to: (i) 60 kilograms or 2.36 bushels of grains, i.e., the products that our farmer clients produce; (ii) 40 kilograms of seeds, i.e., an input that we sell.
“Brazil” means the Federative Republic of Brazil.
“Brazilian government” means the federal government of Brazil.
“broker non-vote” means the failure of a TPB SPAC shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” means the Mergers and the other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Investment.

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 14, 2022, as may be amended, supplemented, or otherwise modified from time to time, by and among TPB SPAC, New Lavoro, First Merger Sub, Second Merger Sub, Third Merger Sub and Lavoro Agro Limited.
“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the transactions contemplated therein.
“Cash Consideration” shall mean an amount of cash equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, (b) less the Aggregate SPAC Shareholder Redemption Payments Amount, plus (c) the net amount of proceeds actually paid to SPAC upon consummation of the PIPE Investment, less (d) US$250,000,000; provided that under no circumstances shall the Cash Consideration be less than US$0.
“Cashout Shares” means a number of Lavoro Shares (which number may be zero in the event the Cash Consideration is equal to US$0) held by the persons listed in Annex A to the Business Combination Agreement in the proportions set forth in Annex A to the Business Combination Agreement equal to the quotient of (a) the Cash Consideration divided by (b) the Per Share Merger Consideration Value.
“CDI Rate” means the Brazilian interbank deposit (certificado de depósito interbancário) rate, which is an average of interbank overnight deposit interest rates in Brazil.
“Central Bank” means the Brazilian Central Bank (Banco Central do Brasil).
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date on which the Third Merger takes place.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Continental” refers to Continental Stock Transfer & Trust Company.
“COPOM” means the Brazilian Monetary Policy Committee (Comitê de Política Monetária do Banco Central).
“COVID-19” or the “COVID-19 pandemic” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.
“CPI” means the Colombia Consumer Price Index (Índice de Precios al Consumidor).
“CVM” means the Comissão de Valores Mobiliários, or Brazilian Securities Commission.
“DTF Rate” means the Colombian investment rate (certificado de depósito a término), which is an average of interbank and financial corporations loans.
“Equity Value” shall mean an amount equal to US$1,125,000,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) US$10.00, rounded down to two decimal places.
“Extraordinary General Meeting” means the extraordinary general meeting of TPB SPAC to be held at 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111 and online via live webcast, at 10:00 a.m., Eastern Time, on February 22, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
“First Effective Time” means the time at which the First Merger becomes effective.
“First Merger” means the merger of First Merger Sub with and into TPB SPAC pursuant to the Business Combination Agreement, with TPB SPAC surviving as a directly wholly owned subsidiary of New Lavoro.

“First Merger Sub” means Lavoro Merger Sub I Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro prior to the consummation of the Business Combination.
“Founder Shares” means the TPB SPAC Class B Ordinary Shares.
“FGV” means the Getulio Vargas Foundation (Fundação Getulio Vargas).
“Governing Documents Proposals” means Governing Documents Proposal A, Governing Documents Proposal B and Governing Documents Proposal C.
A “hectare” is a unit of measurement equal to 2.471 acres.
“IASB” means the International Accounting Standards Board.
“IBGE” means the Brazilian Institute for Geography and Statistics (Instituto Brasileiro de Geografia e Estatística).
“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IASB.
“IGP-M” means the General Market Price Index (Índice Geral de Preços — Mercado), which is published by FGV.
“initial shareholders” means the holders of TPB SPAC Class B Ordinary Shares, other than the Sponsor.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPCA” means the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), which is published by the IBGE.
“IPO” or “Initial Public Offering” means TPB SPAC’s initial public offering of units, consummated on August 13, 2021.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Lavoro Agro Limited” means Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands.
“Lavoro Board” means the Lavoro board of directors.
“Lavoro Share Plan” shall mean the Lavoro Agro Holding S.A. Long-Term Incentive Policy (Política de Incentivo de Longo Prazo da Lavoro Agro Holding S.A.).
“Lavoro Shares” means the ordinary shares, par value US$0.00005 per share, of Lavoro Agro Limited.
“management” or our “management team” means the officers of TPB SPAC, unless otherwise specified or the context otherwise requires.
“Merger Proposal” means a proposal by special resolution to approve the Plan of Merger.
“Mergers” means the First Merger, Second Merger and Third Merger.
“Minimum SPAC Cash Condition” means the condition that SPAC Cash shall be greater than or equal to US$180,000,000 at the First Effective Time.
“Minimum viable product,” or “MVP,” is a development technique in which a version of a new product is developed with sufficient features to be usable by early customers who can then provide feedback for future product development. The concept will be used to validate a market need for the product and for incremental developments.
“Nasdaq” means The Nasdaq Stock Market LLC.
“New Lavoro” means Lavoro Limited, a Cayman Islands exempted company.

“New Lavoro Class A Ordinary Shares” shall mean the Class A ordinary shares of New Lavoro, par value US$0.001 per share.
“New Lavoro Class B Ordinary Shares” shall mean the Class B ordinary shares of New Lavoro, par value US$0.001 per share.
“New Lavoro Equity Plan” means the equity incentive plan for eligible participants of New Lavoro and its subsidiaries to be approved by New Lavoro subsequent to the consummation of the Business Combination.
“New Lavoro Ordinary Shares” shall mean (a) prior to the Recapitalization, the New Lavoro Class A Ordinary Shares and the New Lavoro Class B Ordinary Shares, and (b) following the Recapitalization, the New Lavoro Class A Ordinary Shares.
“New Lavoro Preferred Shares” shall mean the preferred shares of New Lavoro, par value US$0.001 per share.
“New Lavoro Warrants” means the warrants, issued by TPB SPAC, to acquire TPB SPAC Class A Ordinary Shares that are outstanding immediately prior to the First Effective Time, as converted in the First Merger such that they represent the right to acquire the same number of New Lavoro Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the First Effective Time.
“Other PIPE Investment” shall mean, collectively, the entry into, following September 14, 2022, one or more additional Subscription Agreements with one or more investors (collectively with such investors’ permitted assignees or transferees, the “Other PIPE Investors”) for the Other PIPE Investor to purchase TPB SPAC Class A Ordinary Shares (as defined below), which purchases shall be completed prior to the First Effective Time.
“Other PIPE Investment Amount” shall mean the aggregate subscription amount of the Other PIPE Investors pursuant to the Subscription Agreements entered into in connection with the Other PIPE Investment.
“Other PIPE Investor” shall have the meaning set forth in the definition of “Other PIPE Investment.”
“Outstanding Lavoro Equity Securities” shall mean (a) the Lavoro Shares outstanding immediately prior to the Third Effective Time, plus (b) the aggregate number of Lavoro Shares issuable upon the exercise, exchange or conversion, as applicable, of all securities, rights and other debt or equity interests that are outstanding immediately prior to the Third Effective Time that are directly or indirectly convertible into, or exercisable or exchangeable for, Lavoro Shares, plus (c) without duplication with the foregoing clause (b), the aggregate number of Lavoro Shares available to be issued pursuant to the Lavoro Share Plan Awards outstanding as of immediately before the Third Effective Time.
“PCAOB” means the Public Company Accounting Oversight Board.
“Per Share Cash Consideration” means an amount of cash equal to the Per Share Merger Consideration Value.
“Per Share Merger Consideration Value” shall mean an amount equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities; provided that, solely for purposes of calculating the Per Share Merger Consideration Value and the Exchange Ratio, the number of Outstanding Lavoro Equity Securities shall be determined as of immediately prior to the Third Effective Time.
“Per Share Stock Consideration” means a number of validly issued, fully paid and nonassessable New Lavoro Ordinary Shares equal to the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) US$10.00, rounded down to two decimal places.
“PIPE Investment” shall mean, collectively, the Sponsor PIPE Investment and any Other PIPE Investment.
“PIPE Investment Amount” shall mean, collectively, the Sponsor PIPE Investment Amount and any Other PIPE Investment Amount.

“Plan of Merger” means the plan of merger pursuant to which First Merger Sub will be merged with and into TPB SPAC, following which the separate corporate existence of First Merger Sub shall cease and TPB SPAC shall continue as the surviving entity and as a wholly-owned subsidiary of New Lavoro.
“Pre-Closing Restructuring” means the actions set forth on Schedule A of the Business Combination Agreement.
“private placement warrants” means the warrants to purchase TPB SPAC Class A Ordinary Shares purchased in a private placement in connection with the IPO.
“prospectus” means the prospectus included in the Registration Statement on Form F-4 (Registration No. 333-267653) filed with the U.S. Securities and Exchange Commission.
“Proposed Governing Documents” means the proposed amended and restated memorandum and articles of association of New Lavoro, a copy of which is attached to the accompanying proxy statement/prospectus. See “Annexes.”
“public shares” means TPB SPAC Class A Ordinary Shares issued as part of the units sold in the IPO.
“public shareholders” means the holders of TPB SPAC Class A Ordinary Shares.
“public warrants” means the warrants included in the units sold in TPB SPAC’s IPO, each of which is exercisable for one TPB SPAC Class A Ordinary Share, in accordance with its terms.
“redemption” means the redemption of public shares for cash pursuant to TPB SPAC’s Existing Governing Documents.
“registrable securities” means collectively any (a) New Lavoro Ordinary Shares issued or issuable (including the private placement warrants) held by a party to the A&R Registration Rights Agreement as of immediately following the Closing, (b) any other equity security of New Lavoro acquired by a party to the A&R Registration Rights Agreement following the Closing to the extent such securities are “restricted securities” (as defined in Rule 144 promulgated under the Securities Act) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (c) New Lavoro Ordinary Shares issued or issuable (including the private placement warrants) held by a permitted transferee under the A&R Registration Rights Agreement who executes a joinder thereto, or (d) any other equity security of New Lavoro issued or issuable with respect to any such New Lavoro Ordinary Share referenced in clauses (a), (b) or (c) by way of share capitalization, share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, amalgamation, spin-off, reorganization or similar transaction, subject, in each of the foregoing cases, to certain exceptions, including, but not limited to, any potential New Lavoro Ordinary Shares received by a New Lavoro shareholder in connection with the PIPE Investment.
“RTVs” refer to Lavoro’s technical sales representatives (Representante Técnico de Vendas), who are linked to its retail stores, and who develop commercial relationships with farmers.
“SEC” means the U.S. Securities and Exchange Commission.
“SELIC rate” means the Brazilian interest rate established by the Brazilian Special Clearance and Custody System (Sistema Especial de Liquidação e Custódia).
“Second Effective Time” means the time at which the Second Merger becomes effective.
“Second Merger” means the merger of TPB SPAC with and into Second Merger Sub pursuant to the Business Combination Agreement, with Second Merger Sub surviving as a directly wholly owned subsidiary of New Lavoro.
“Second Merger Sub” means Lavoro Merger Sub II Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro prior to the consummation of the Business Combination.
“Securities Act” means the Securities Act of 1933, as amended.

“SPAC Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate SPAC Shareholder Redemption Payments Amount, minus (b) Transaction Costs plus (c) the net amount of proceeds actually paid to TPB SPAC upon consummation of the PIPE Investment.
“SPAC Mergers” means the First Merger and Second Merger.
“SPAC Shareholder Redemption” means the redemption of TPB SPAC Class A Ordinary Shares by TPB SPAC shareholders.
“Sponsor” or “sponsor” means TPB Acquisition Sponsor I, LLC, a Delaware limited liability company.
“Sponsor PIPE Investment” shall mean the entry by TPB SPAC and New Lavoro into a Subscription Agreement with Sponsor, pursuant to which the Sponsor agreed to subscribe for and purchase, and TPB SPAC agreed to issue an aggregate of 10,000,000 TPB SPAC Class A Ordinary Shares at a price of US$10.00 per share, for aggregate gross proceeds equal to the Sponsor PIPE Investment Amount.
“Sponsor PIPE Investment Amount” shall mean US$100,000,000.
“Subscription Agreement(s)” means the subscription agreements, including any amendments, side letters or other supplements thereto, entered into by SPAC and New Lavoro with certain PIPE Investors in relation to the PIPE Investment.
“TIB Rate” means the Colombian interbank deposit rate (Tasa Interbancaria).
“tonne” is a unit of measurement equal to 1,000 kilograms, 1.10 short tons or 0.98 long tons.
“TPB SPAC” means TPB Acquisition Corporation I, a Cayman Islands exempted company.
“TPB SPAC Board” means the board of directors of TPB SPAC.
“TPB SPAC Class A Ordinary Shares” means TPB SPAC Class A ordinary shares, par value US$0.0001 per share.
“TPB SPAC Class B Ordinary Shares” means TPB SPAC Class B ordinary shares, par value US$0.0001 per share.
“TPB SPAC Ordinary Shares” means the TPB SPAC Class A Ordinary Shares and the TPB SPAC Class B Ordinary Shares, collectively.
“TPB SPAC Parties” means TPB SPAC and each of its subsidiaries.
“TPB SPAC shareholders” means the holders of TPB SPAC Ordinary Shares.
“TPB SPAC Warrants” means the public warrants and the private placement warrants.
“TPB SPAC warrantholders” means holders of the TPB SPAC Warrants.
“TPB SPAC’s Existing Governing Documents” means the amended and restated memorandum and articles of association of TPB SPAC.
“Third Effective Time” means the time at which the Third Merger becomes effective.
“Third Merger” means the merger of Third Merger Sub with and into Lavoro Agro Limited pursuant to the Business Combination Agreement, with Lavoro Agro Limited surviving as a directly wholly owned subsidiary of New Lavoro.
“Third Merger Sub” means Lavoro Merger Sub III Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro prior to the consummation of the Business Combination.
“Transaction Agreements” has its meaning attributed to it by the Business Combination Agreement.
“Transaction Costs” shall mean (a) all fees, costs and expenses incurred by any party prior to and through the Closing Date, whether or not due, in connection with the negotiation, preparation and execution of the

Business Combination Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable solely as a result of the Closing; (b) all transaction, deal, brokerage, financial advisory, legal, accounting, audit or any similar fees payable by any party in connection with the consummation of the Transactions, including filing fees as contemplated by Article VIII of the Business Combination Agreement; (c) all costs, fees and expenses related to the SPAC D&O Tail or Company D&O Tail (as defined in the Business Combination Agreement); and (d) any deferred underwriting commissions and placement fees.
“transfer agent” means Continental, TPB SPAC’s transfer agent.
“Trust Account” means that certain trust account that holds certain funds maintained and invested pursuant to that certain Investment Management Trust Account Agreement dated August 13, 2021, by and between TPB SPAC and Continental.
“units” means the 18,036,299 units issued in connection with the IPO, each of which consisted of one TPB SPAC Class A Ordinary Share and one-third of one public warrant.
“U.S. GAAP” means United States generally accepted accounting principles.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET AND OTHER INDUSTRY DATA
This proxy statement/prospectus contains a number of forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Lavoro’s, TPB SPAC’s or New Lavoro’s future financial position, results of operations, business strategy and plans and objectives of management for future operations, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.
Forward-looking statements include, without limitation, Lavoro’s or TPB SPAC’s expectations concerning the outlook for their or New Lavoro’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of New Lavoro as set forth in the sections of this proxy statement/prospectus. Forward-looking statements also include statements regarding the expected benefits of the Business Combination.
The forward-looking statements are based on the current expectations of the management of TPB SPAC and Lavoro, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by TPB SPAC and the following important factors:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•
the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain TPB SPAC shareholder approval or otherwise;

•
the inability to complete the PIPE Investment;

•
the risk that the proposed Business Combination disrupts current plans and operations of Lavoro as a result of the announcement and/or consummation of the transactions contemplated by the Business Combination Agreement;

•
the ability to recognize the anticipated benefits of the combination of TPB SPAC and Lavoro;

•
costs related to the proposed Business Combination;

•
general economic, financial, political, demographic and business conditions in Brazil, as well as any other countries Lavoro may serve in the future and their impact on its business;

•
geopolitical risk, including the consequences of the 2022 presidential elections in Brazil and impacts of the ongoing conflict between Russia and Ukraine;

•
the possibility that TPB SPAC and/or Lavoro may be adversely affected by other economic factors, particularly in Brazil;

•
fluctuations in interest, inflation and exchange rates in Brazil and any other countries Lavoro may serve in the future;

•
public health crises, such as the ongoing COVID-19 pandemic;

•
competition in the agricultural industry;

•
Lavoro’s ability to implement its business strategy;

•
Lavoro’s ability to adapt to the rapid pace of technological changes in the agricultural industry;

•
the reliability, performance, functionality and quality of Lavoro’s products and services;

•
Lavoro’s ability to obtain certain licenses, grants, registrations and authorizations issued by government authorities for certain aspects of its operations;

•
Lavoro’s ability to continue attracting and retaining new appropriately-skilled employees;

•
Lavoro’s capitalization and level of indebtedness;

•
the interests of Lavoro’s controlling shareholder;

•
changes in government regulations applicable to the agricultural industry in Brazil and elsewhere;

•
Lavoro’s ability to compete and conduct its business in the future;

•
the success of operating initiatives, including advertising and promotional efforts and new product, service and concept development by Lavoro and its competitors;

•
changes in consumer demand regarding agricultural products, customer experience and technological advances, and Lavoro’s ability to innovate to respond to such changes;

•
changes in labor, distribution and other operating costs;

•
Lavoro’s compliance with, and changes to, government laws, regulations and tax matters that currently apply to it;

•
the ability to implement business plans, growth strategy and other expectations after the completion of the Business Combination;

•
litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Lavoro’s resources, including potential litigation regarding the Business Combination;

•
the risks that the closing of the Business Combination is substantially delayed or does not occur; and

•
other factors that may affect Lavoro Group’s financial condition, liquidity and results of operations.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of TPB SPAC and Lavoro prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
Lavoro and TPB SPAC caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Lavoro nor TPB SPAC undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Lavoro or TPB SPAC will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in TPB SPAC’s public filings with the SEC or, upon and following the consummation of the Business Combination, in New Lavoro’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.
Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology/data adoption rates, is based on the good faith estimates of Lavoro’s management, which in turn are based upon Lavoro’s management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information, as indicated. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Lavoro is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” of this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting of shareholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to TPB SPAC shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein. Unless the context otherwise requires, all references in this subsection to “TPB SPAC,” “we,” “us” or “our” refer to the business of TPB Acquisition Corporation I prior to the consummation of the Business Combination.
Q:
Why am I receiving this proxy statement/prospectus?

A:
TPB SPAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, (a) on the day prior to the Closing Date, (i) First Merger Sub shall be merged with and into TPB SPAC, with TPB SPAC surviving as a direct wholly-owned subsidiary of New Lavoro, (ii) immediately following the First Merger, TPB SPAC, shall be merged with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly-owned subsidiary of New Lavoro, and (iii) on the Closing Date, Third Merger Sub shall be merged with and into Lavoro Agro Limited with Lavoro Agro Limited surviving as a wholly owned direct subsidiary of New Lavoro.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety. This proxy statement/prospectus includes descriptions of the Business Combination Agreement and particular provisions therein. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of the Business Combination Agreement.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting, and the Merger Proposal and the Governing Documents Proposals require a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least a two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
The units, TPB SPAC Class A Ordinary Shares and TPB SPAC Warrants are currently listed on Nasdaq under the symbols “TPBAU,” “TPBA” and “TPBAW,” respectively. New Lavoro has applied to list the New Lavoro Ordinary Shares and New Lavoro Warrants on Nasdaq under the proposed symbols “LVRO” and “LVROW,” respectively. New Lavoro will not have units traded following consummation of the Business Combination.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of New Lavoro with respect to the New Lavoro Ordinary Shares it will issue in the proposed Business Combination and the New Lavoro Warrants.
YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES.
Q:
What matters will shareholders consider at the Extraordinary General Meeting?

A:
At the Extraordinary General Meeting, TPB SPAC will ask its shareholders to vote in favor of the following proposals (the “Transaction Proposals”):

•
The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination;

•
The Merger Proposal — a proposal by special resolution to approve the Plan of Merger;

•
The Governing Documents Proposals — three separate proposals by special resolution to approve, material differences between the Proposed Governing Documents and TPB SPAC’s Existing Governing Documents; and

•
The Adjournment Proposal — a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting or if TPB SPAC shareholders have elected to redeem an amount of public shares such that the Minimum SPAC Cash Condition would not be satisfied.

For more information, please see “Business Combination Proposal,” “Merger Proposal,” “Governing Documents Proposals” and “Adjournment Proposal.”
TPB SPAC will hold the Extraordinary General Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Shareholders of TPB SPAC should read it carefully and in its entirety.
Q:
Are any of the proposals conditioned on one another?

A:
No. The Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal are not conditioned on one another. It is important for you to note that in the event that the Business Combination Proposal is not approved, then TPB SPAC will not consummate the Business Combination. If TPB SPAC does not consummate the Business Combination and fails to complete an initial business combination by August 13, 2023, TPB SPAC will be required to dissolve and liquidate.

Q:
Why is TPB SPAC proposing the Business Combination Proposal?

A:
TPB SPAC is a blank check company incorporated on February 8, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

Lavoro is Brazil’s largest agricultural inputs retailer and a leading provider of agriculture biologics inputs in Latin America. Through a comprehensive portfolio, we believe Lavoro empowers farmers to adopt breakthrough technology and boost productivity. Founded in 2017, Lavoro has a broad geographical footprint, operating in Brazil, Colombia, and Uruguay. As of June 30, 2022, Lavoro’s 924 RTVs have met with more than 60,000 farmers and at 193 retail stores multiple times per year to help them plan, purchase the right inputs, and manage their farming operations to optimize outcomes. In addition to its retail footprint, Lavoro’s Crop Care Cluster is a vertically-integrated producer of specialty fertilizers, crop protection products, and private label biological crop inputs, or “biologics.” Lavoro’s biologics portfolio is designed to help protect plants from disease, pests, and weeds — without the carbon and lingering environmental persistence of traditional crop chemistry — and help farmers improve soil health and productivity with decreased use of synthetic fertilizers. See “ — Q: Who is Lavoro?” below for additional information.
Based on its due diligence investigations of Lavoro and the industry in which it operates, including the financial and other information provided by Lavoro Agro Limited in the course of negotiations, the TPB SPAC Board believes that the Business Combination with Lavoro is in the best interests of TPB SPAC and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. Furthermore, although the TPB SPAC Board believes that the Business Combination with Lavoro Agro Limited presents an attractive business combination opportunity and is in the best interests of TPB SPAC and TPB SPAC shareholders, the TPB SPAC Board did consider certain potentially material negative factors in arriving at that conclusion. For additional information, see the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business

Combination Proposal — The TPB SPAC Board’s Reasons for Approval of the Business Combination” and “Risk Factors” in the accompanying proxy statement/prospectus.
The TPB SPAC Board also considered that certain directors and officers of TPB SPAC have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to TPB SPAC and the Business Combination — The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Q:
What will Lavoro Agro Limited’s equityholders receive in return for the Business Combination with TPB SPAC?

A:
At the Third Effective Time, each Lavoro Share that is not a Cashout Share issued and outstanding immediately prior to the Third Effective Time (other than shares owned by the Company, Third Merger Sub or any wholly owned subsidiary of the Company) shall be canceled and converted into the right to receive a number of validly issued, fully paid and nonassessable New Lavoro Class A Ordinary Shares equal to the Per Share Stock Consideration. The Per Share Stock Consideration and the Per Share Cash Consideration are calculated based on an equity valuation equal to $1,125,000,000, as adjusted by the Adjustment Factor (which may be less than one and result in a reduced equity valuation), divided by the number of Outstanding Company Equity Securities (as defined in the Business Combination Agreement and determined immediately prior to the Third Effective Time).

In addition, at or prior to the Third Effective Time, TPB SPAC will pay to the Investment Funds in respect of the Cashout Shares, if any, in immediately available funds, an amount equal to, in the aggregate, the Cash Consideration, if any, which is defined as (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, (b) less the Aggregate SPAC Shareholder Redemption Payments Amount, plus (c) the net amount of proceeds actually paid to SPAC upon consummation of the PIPE Investment, less (d) US$250,000,000. If any Cash Consideration is due, each Cashout Share owned by the Investment Funds shall be canceled and converted into the right to receive the Per Share Cash Consideration, which is an amount, as of immediately prior to the Third Effective Time, equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities. The Investment Funds’ share ownership may be reduced in the event that the Investment Funds are owed any Cash Consideration under the Business Combination Agreement in respect of the Cashout Shares, if any. Patria may be deemed to beneficially own the Investment Funds. See “Security Ownership of Certain Beneficial Owners and Management.”
Q:
Who is Lavoro?

A:
Lavoro is a leading player in the Latin America agricultural inputs retail market, with operations spread across Brazil and Colombia, and an emergent agricultural input trading company in Uruguay. Lavoro has three reportable segments: (1) the Brazil Cluster, which comprises companies dedicated to the distribution of agricultural inputs such as crop protection, seeds, fertilizers and specialty products, in Brazil; (2) the LATAM Cluster, which includes companies dedicated to the distribution of agricultural inputs outside Brazil (primarily in Colombia); (3) and the Crop Care Cluster, which includes companies that produce and import their own portfolio of private label products including off-patent crop protection and specialty products (e.g., biologicals and specialty fertilizers). Thanks to its scale, differentiated business model, private label specialty products and digital strategy, Lavoro can offer farmers a comprehensive portfolio of products and services. Lavoro’s goal is to help customers succeed by providing omnichannel support throughout the crop cycle via Lavoro’s RTVs, our e-commerce platform and our digital application called Super App. Lavoro has a highly skilled and technical salesforce — its RTVs — that provides high quality agronomic advisory services, generating value for farmers and, in turn, gaining their trust. With Lavoro’s proprietary database analysis, which is internally known as the Control Tower, Lavoro seeks to acquire an intimate understanding of farmer clients and to offer products and services tailored to their specific needs. Lavoro also focuses on an innovative business model by providing a large portfolio of private label products.
Lavoro occupies a central role in the agribusiness chain providing small and medium-sized farmers the most suitable agricultural inputs and services to grow their crops at higher yields, which in turn improves their profitability. These small and medium-sized farmers ranging between 100 and 10,000 hectares in planted acreage are typically not serviced directly by agricultural input producers. In Brazil, this segment of the market represents 65% of the cultivated land, whereas large farmers (owning more than 10,000 hectares) and micro farmers (owning less than 100 hectares) represent 15% and 20% respectively, according to a 2017 census by IBGE. Lavoro does not focus on large farmers, who given their sizeable purchase volumes are typically directly serviced by agricultural inputs suppliers.
Lavoro has a broad geographical footprint in the countries where it operates. In Brazil, it is present in several states, with meaningful positions in the States of Mato Grosso, Paraná, Minas Gerais, Mato Grosso do Sul, Rio Grande do Sul, and São Paulo, key agriculture centers in the country. In Colombia, Lavoro is present in 30 states and is an important agricultural input distributor as well. Lavoro’s future growth plans include entry into Chile, Peru and Paraguay, where it is currently holding conversations with potential targets, as well as other countries in South and Central America. Although the business is highly seasonal and affected by adverse weather conditions and other factors beyond Lavoro’s control, which may cause its sales and operating results to fluctuate significantly, given the company’s geographical diversification, Lavoro provides products and services for various types of crops, decreasing its exposure to particular weather events and the seasonality of specific crop types. As of June 30, 2022, Lavoro had 193 physical stores, of which 156 are in Brazil and 37 are in Colombia. Lavoro’s 924 RTVs monitor the day-to-day needs of farmers and the evolution of each crop through regular visits. Lavoro’s technical visits provide a wide range of advisory assistance, including crop-planning, planting and harvest advice, agricultural input selection advice, product application recommendations, among others, which Lavoro believes are important for sales conversion and client loyalty.
Q:
What equity stake will current TPB SPAC shareholders and Lavoro shareholders have in New Lavoro after the Closing?

A:
As of the date of this proxy statement/prospectus, there are (i) 18,036,299 TPB SPAC Class A Ordinary Shares outstanding underlying units issued in the initial public offering and (ii) 4,509,074 TPB SPAC Class B Ordinary Shares outstanding (all of which are held by the Sponsor and initial shareholders, before giving effect to the Business Combination). As of the date of this proxy statement/prospectus, there are 4,071,507 private placement warrants outstanding (all of which are held by the Sponsor) and 6,012,099 public warrants outstanding. Each whole TPB SPAC Warrant entitles the holder thereof to purchase one TPB SPAC Class A Ordinary Shares and will entitle the holder thereof to purchase one New Lavoro Ordinary Share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of TPB SPAC’s outstanding public shares are redeemed in connection with the Business Combination), TPB SPAC’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be an aggregate of 32,628,979 ordinary shares.

TPB SPAC cannot predict how many of the public TPB SPAC shareholders will exercise their right to have their TPB SPAC Class A Ordinary Shares redeemed for cash. As a result, TPB SPAC has elected to provide three different redemption scenarios of TPB SPAC shares into cash, each of which produces different allocations of total TPB SPAC equity between holders of TPB SPAC ordinary shares. The actual results will likely be within the parameters described by the three redemption scenarios; however, there can be no assurance regarding which scenario will be closest to the actual results. The following table illustrates varying estimated ownership levels in New Lavoro immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Lavoro(1)(9)
	No Redemptions(2)	Interim Redemptions(3)	Maximum Redemptions(4)
	(Percentage of Outstanding Shares)
TPB SPAC Shareholders (other than the Sponsor and TPB SPAC Directors)(5)(6)	14.4%	11.4%	8.6%
Sponsor (including PIPE Investment)(5)(6)(7)	9.1%	9.2%	9.5%
TPB SPAC Directors(5)(6)	*	*	*
Investment Funds(5)(6)(8)	76.4%	79.4%	81.9%
Other Lavoro Shareholders(5)(6)	—	—	—

*
Less than one percent.

(1)
As of immediately following the consummation of the Business Combination and in each case, in consideration of the Sponsor that is also an existing shareholder of TPB SPAC. In addition, the above excludes all TPB SPAC Warrants that may be exercised for New Lavoro Ordinary shares. Percentages may not add to 100% due to rounding.

(2)
Assumes that no public shares are redeemed.

(3)
Assumes that 3,852,217 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of US$10.00 per share.

(4)
Assumes that 7,704,433 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of US$10.00 per share.

(5)
Excludes (i) the New Lavoro Warrants, (ii) equity awards to be issued under the New Lavoro Equity Plan, and (iii) an aggregate of up to 1,663,405 New Lavoro Class A ordinary shares reserved for issuance under the Lavoro Share Plan. To the extent equity awards are issued after Closing under the New Lavoro Equity Plan, shareholders will experience dilution.

(6)
Assuming an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management.

(7)
Excludes the Vesting Founder Shares.

(8)
The Investment Funds’ share ownership reflects the Cash Consideration paid pursuant to the terms of the Business Combination Agreement in respect of the Cashout Shares, if any, and the cancellation of the corresponding Cashout Shares converted into the right to receive the Per Share Cash Consideration, which is an amount, as of immediately prior to the Third Effective Time, equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities. Patria may be deemed to beneficially own the Investment Funds. See “Security Ownership of Certain Beneficial Owners and Management.”

(9)
Shareholders will experience additional dilution to the extent New Lavoro issues additional shares after the Closing. The table above excludes: (a) 10,083,606 shares of New Lavoro Class A Ordinary Shares that will be issuable upon the exercise of 4,071,507 private placement warrants and 6,012,099 public warrants; and (b) equity awards to be issued under the New Lavoro Equity Plan and an aggregate of up to 1,663,405 New Lavoro Class A ordinary shares reserved for issuance under the Lavoro Share Plan. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:

	Assuming No Redemptions of Public Shares		Assuming Interim Redemptions of Public Shares		Assuming Maximum Redemptions of Public Shares
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Total Ordinary Shares outstanding at Closing(a)	125,114,450	91.4%	124,398,051	91.4%	120,545,835	91.1%
Ordinary Shares underlying public warrants	6,012,099	4.4%	6,012,099	4.4%	6,012,099	4.5%
Ordinary Shares underlying the private placement warrants	4,071,507	3.0%	4,071,507	3.0%	4,071,507	3.1%
Ordinary Shares initially reserved for issuance under the Lavoro Share Plan	1,663,405	1.2%	1,663,405	1.2%	1,663,405	1.3%

(a)
Subject to the assumptions described in footnotes (1) through (8) of the table above.

If the actual facts are different than these assumptions, the percentage ownership retained by TPB SPAC public shareholders following the business combination will be different. The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. Founder shares will be converted into shares of New Lavoro Class A ordinary shares at the Closing on a one-for-one basis.
The actual results will likely be within the parameters described by the three redemption scenarios; however, there can be no assurance regarding which scenario will be closest to the actual results. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q:
Who will be the executive officers and directors of New Lavoro if the Business Combination is consummated?

A:
The Business Combination Agreement provides that, immediately following the Closing, New Lavoro’s board of directors will consist of seven directors. The initial composition of New Lavoro’s board of directors will be comprised of (i) four individuals to be designated by certain Lavoro shareholders and (ii) three individuals to be designated by the Sponsor. Sponsor has no further designation rights following the initial board composition. As a result, New Lavoro’s board of directors following the Closing is expected to be comprised of Ricardo Leonel Scavazza, Marcos de Mello Mattos Haaland, Daniel Fisberg, David Friedberg, Michael Stern, Lauren StClair and Eduardo Daher. See “New Lavoro Management Following the Business Combination — Executive Officers and Directors.”

New Lavoro’s executive team following the Closing is expected to be comprised of Ruy Cunha (Chief Executive Officer), Laurence Beltrão Gomes (Chief Financial Officer), Marcelo Pessanha (Crop Care Chief Executive Officer), Gustavo Modenesi (Chief Strategy Officer), Karen Christiane Ramirez Chaves de Mello (Chief Human Resources Officer), Gustavo Ocampo Duran (Latin America General Manager), Marcos Strobel (Chief Digital Officer) and Rafael Ughini Villarroel (Business Unit Brazil President).
Q:
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Business Combination Agreement, including that TPB SPAC’s shareholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Agreement.”

Q:
What happens if I sell my shares of TPB SPAC Ordinary Shares before the Extraordinary General Meeting of shareholders?

A:
The record date for the Extraordinary General Meeting of shareholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of TPB SPAC Ordinary Shares after the record date, but before the Extraordinary General Meeting of shareholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting of shareholders. However, you will not be entitled to receive any New Lavoro Ordinary Shares following the Closing because only TPB SPAC’s shareholders on the date of the Closing will be entitled to receive New Lavoro Ordinary Shares in connection with the Closing.

Q:
What vote is required to approve the proposals presented at the Extraordinary General Meeting of shareholders?

A:
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Merger Proposal and the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Accordingly, a TPB SPAC shareholder’s failure to vote by proxy or to vote in person at the Extraordinary General Meeting of shareholders, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals. For purposes of approval, an abstention or failure to vote will have no effect on the Adjournment Proposal.
Q:
Do Lavoro’s shareholders need to approve the Business Combination?

A:
Following the effectiveness of this proxy statement/prospectus (the “Proxy Clearance Date”), Lavoro will convene and hold an extraordinary general meeting of the Lavoro shareholders for the purposes of obtaining the approval of, among other things, the Business Combination Agreement and the transactions contemplated thereby. Such extraordinary general meeting of the Lavoro shareholders shall be held not more than ten (10) Business Days after the Proxy Clearance Date.

Q:
Will TPB SPAC or New Lavoro issue additional equity securities in connection with the consummation of the Business Combination?

A:
In connection with the Business Combination, TPB SPAC entered into a Subscription Agreement with the Sponsor pursuant to which the Sponsor agreed to subscribe for and purchase, and TPB SPAC agreed to issue and sell to the Sponsor an aggregate of 10,000,000 TPB SPAC Class A Ordinary Shares at a price of US$10.00 per share, for aggregate gross proceeds of US$100,000,000. The TPB SPAC Class A Ordinary Shares to be issued pursuant to a Subscription Agreement have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. In connection with the First Merger, each TPB SPAC Class A Ordinary Shares to be issued to the Sponsor pursuant to the Sponsor PIPE Investment will be canceled and converted into the right to receive one New Lavoro Ordinary Share. New Lavoro will grant the Sponsor certain customary registration rights in connection with the Sponsor PIPE Investment. The PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

Q:
How many votes do I have at the Extraordinary General Meeting of shareholders?

A:
TPB SPAC’s shareholders are entitled to one vote at the Extraordinary General Meeting for each share of TPB SPAC Ordinary Shares held of record as of the record date. As of the close of business on the record date, there were 22,545,373 shares of TPB SPAC Ordinary Shares outstanding, of which

18,036,299 are TPB SPAC Class A Ordinary Shares and 4,509,074 are TPB SPAC Class B Ordinary Shares held by the Sponsor and initial shareholders.
Q:
How will the Sponsor and the initial shareholders vote?

A:
The Sponsor and the initial shareholders, which together own 4,509,074 TPB SPAC Class B Ordinary Shares (before giving effect to the Business Combination), have agreed pursuant to the Amendment to the Sponsor Letter Agreement to, among other things, vote in favor of the Business Combination Agreement and the Business Combination contemplated thereby (including any amendments to TPB SPAC’s Existing Governing Documents) on the terms and subject to the conditions set forth in Amendment to the Sponsor Letter Agreement. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately 20% of the issued and outstanding TPB SPAC Ordinary Shares.

Q:
What interests do TPB SPAC’s current officers and directors have in the Business Combination?

A:
In considering the recommendation of our board of directors to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and certain of our directors and officers have interests in the Business Combination that may conflict with those of other shareholders generally, as detailed below. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to shareholders that they approve the Business Combination. Further, the interests of members of the Sponsor or current officers or directors of TPB SPAC may be different from or in addition to (and which may conflict with) your interests and may be incentivized to complete a less favorable business combination rather than liquidating TPB SPAC. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
the fact that certain of our directors and officers are principals of our Sponsor;

•
the fact that 4,509,074 Founder Shares for which the Sponsor paid US$25,000, will convert on a one-for-one basis, into 4,509,074 shares of New Lavoro Ordinary Shares upon the Closing (subject to certain vesting conditions pursuant to the terms of the Amendment to the Sponsor Letter Agreement and before giving effect to the Business Combination), and such shares will have a significantly higher value at the time of the Business Combination when such shares convert into shares in New Lavoro, as described further below, and will be worthless if an initial business combination is not consummated:

	TPB SPAC Class B Ordinary Shares(1)	Value of TPB SPAC Class B Ordinary Shares implied by Business Combination(2)	Value of TPB SPAC Class B Ordinary Shares based on recent trading price(3)
Sponsor(4)	4,404,074	$44,040,740	$44,481,147
Kerry Cooper	35,000	$350,000	$353,500
Neil Renninger	35,000	$350,000	$353,500
April Underwood	35,000	$350,000	$353,500
David Friedberg	—	—	—
Bharat Vasan	—	—	—
William Hauser	—	—	—

(1)
Interests shown consist solely of Founder Shares. Such shares will automatically convert into New Lavoro Ordinary Shares upon the Closing of the Business Combination on a one-for-one basis.

(2)
Assumes a value of US$10.00 per share, the deemed value of the New Lavoro Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Lavoro Ordinary Shares are unrestricted and freely tradable.

(3)
Assumes a value of US$10.10 per share, which was the closing price of the TPB SPAC Class A Ordinary Shares on the Nasdaq on January 27, 2023. Also assumes the completion of the Business Combination and that the New Lavoro Ordinary Shares are unrestricted and freely tradable.

(4)
Includes all TPB SPAC Class B Ordinary Shares held by the Sponsor. Upon Closing of the Business Combination, such shares will automatically convert into New Lavoro Ordinary Shares on a one-for-one basis, and 3,006,050 of the New Lavoro Ordinary Shares held by the Sponsor shall be subject to vesting conditions (“Vesting Founder Shares”).

•
the fact that if an initial business combination is not consummated by August 13, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of US$53,223,000, which investment included $45,090,740 in value of TPB SPAC Class B Ordinary Shares, valued at an assumed price of US$10.00 per share, the value implied by the Business Combination, a capital contribution of US$25,000, the acquisition of 4,071,507 private placement warrants for a purchase price of US$6,107,260 in the aggregate, and US$2,000,000 currently outstanding under an unsecured promissory note issued in the amount of up to US$3,000,000;

•
the fact that given the differential in the purchase price that our Sponsor paid for the TPB SPAC Class B Ordinary Shares as compared to the price of the public shares sold in the initial public offering and the 4,509,074 New Lavoro Ordinary Shares that the Sponsor and initial shareholders will receive upon conversion of the TPB SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and all initial shareholders may earn a positive rate of return on their investment even if the New Lavoro Ordinary Shares trades below the price initially paid for the public shares in the initial public offering and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if TPB SPAC fails to complete an initial business combination and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that in connection with the Business Combination, we entered into the Subscription Agreement with the Sponsor, which provides for the purchase by the Sponsor of an aggregate of 10,000,000 TPB SPAC Class A Ordinary Shares, for a purchase price of US$10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the Closing;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by August 13, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) US$10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act;

•
the fact that, unless a business combination is completed, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited (as of the date of this proxy statement/prospectus, none of our officers and directors have incurred any out-of-pocket expenses);

•
the fact that, upon completion of the Business Combination, Barclays Capital Inc. (“Barclays”) and Code Advisors, who acted as joint bookrunners and representatives of the underwriters of the initial public offering, will be entitled to an aggregate deferred underwriting commission of US$6,312,705. The underwriters of the initial public offering have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event TPB SPAC does not complete an initial business combination by August 13, 2023. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by August 13, 2023, and TPB SPAC is therefore required to be liquidated, the underwriters of the initial public offering will not receive any of the deferred underwriting commission and such funds will be returned to TPB SPAC’s public shareholders upon its liquidation;
•
the fact that each of Canaccord Genuity LLC and Stifel, Nicolaus & Company, Incorporated will receive fees in connection with certain capital markets and financial advisory services provided to TPB SPAC, upon the closing of the Business Combination;

•
the fact that pursuant to the A&R Registration Rights Agreement (as defined below), the Sponsor can demand registration of its registrable securities and it will also have “piggy-back” registration rights to include their securities in other registration statements filed by New Lavoro subsequent to the Closing, whereas it does not have such rights today;

•
the fact that on April 28, 2022, TPB SPAC issued an unsecured promissory note (the “2022 Note”) in the principal amount of up to US$3,000,000 to our Sponsor, of which US$1,000,000 was funded upon execution of the 2022 Note, and as of September 30, 2022, there was US$2,000,000 outstanding under the 2022 Note;

•
the fact that, if the Business Combination or another initial business combination is not consummated, the 2022 Note may not be repaid to TPB SPAC, in whole or in part, and persons or entities that provided the funds made available to our Sponsor for working capital purposes in connection with the 2022 Note will not be repaid the amounts that they contributed for this purpose;

•
the anticipated continuation of one of our directors as a director at New Lavoro; and

•
the continued indemnification of current directors and officers of TPB SPAC and the continuation of directors’ and officers’ liability insurance for a period of six years after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Certain Other Interests in the Business Combination.”
Q:
Did the TPB SPAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
The TPB SPAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The TPB SPAC Board believes that, based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. For further information on the material analysis that led to the calculation of the total consideration, see “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Summary of TPB SPAC’s Financial Analysis.” The TPB SPAC Board also determined, without seeking a valuation from a financial advisor, that Lavoro’s fair market value was at least 80% of TPB SPAC’s net assets (excluding deferred underwriting discounts and commissions), based on Lavoro’s existing shareholders receiving New Lavoro Ordinary Shares at US$10 per share compared to TPB SPAC’s net assets (excluding deferred underwriting discounts and commissions). Accordingly, investors will be relying on the judgment of the TPB SPAC Board as described above in valuing the Lavoro business and assuming the risk that the board of directors may not have properly valued such business. You should also read the section entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — TPB SPAC Board’s Reasons for Approval of the Business Combination.”

Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you may redeem your public shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of TPB

SPAC’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to TPB SPAC to pay its franchise and income taxes, upon the consummation of the Business Combination. The per-share amount TPB SPAC will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions TPB SPAC will pay to the underwriters of its initial public offering if the Business Combination is consummated. Holders of the outstanding TPB SPAC Warrants do not have redemption rights with respect to such TPB SPAC Warrants in connection with the Business Combination. The Sponsor and the initial shareholders have agreed, in partial consideration of receiving the Founder Shares, to waive their redemption rights with respect to their Founder Shares and any public shares that they may have acquired as part of or after TPB SPAC’s initial public offering in connection with the completion of TPB SPAC’s initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of US$181,358,178 on September 30, 2022, the estimated per share redemption price would have been approximately US$10.055. This is greater than the US$10.00 initial public offering price of TPB SPAC’s units. Additionally, public shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to TPB SPAC to pay franchise and income taxes (less up to US$100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.
Q:
Is there a limit on the number of shares I may redeem?

A:
A public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights in an amount of shares exceeding 15% of the public shares. Accordingly, all shares owned by a holder in excess of 15% of the public shares will not be redeemed. On the other hand, a public shareholder who holds less than 15% of the public shares may redeem all of the public shares held by him or her for cash.

Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your public shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their public shares and no longer remain shareholders, leaving shareholders who choose not to redeem their public shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

It is a condition to closing under the Business Combination Agreement, however, that TPB SPAC satisfies the Minimum SPAC Cash Condition. If the Minimum SPAC Cash Condition is not met, then neither TPB SPAC nor Lavoro Agro Limited will be required to consummate the Business Combination although TPB SPAC and Lavoro Agro Limited may mutually agree to waive this condition pursuant to the Business Combination Agreement.
Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time on February 17, 2023 (two business days before the February 22, 2023 Extraordinary General Meeting), (i) submit a written request to TPB SPAC’s transfer agent that TPB SPAC redeem your public shares for cash, and (ii) tender your shares to TPB SPAC’s transfer agent physically or electronically through Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, TPB SPAC’s transfer agent, is listed under the question “— Who can help answer my questions?” below. TPB SPAC requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic tender of your shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are tendered to TPB SPAC’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and TPB SPAC’s transfer agent will need to act to facilitate the request. It is TPB SPAC’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because TPB SPAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TPB SPAC’s consent, until the vote is taken with respect to the Business Combination. If you tendered your shares for redemption to TPB SPAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that TPB SPAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting TPB SPAC’s transfer agent at the phone number or address listed under the question “— Who can help answer my questions?”
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
A U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations” below) of TPB SPAC Class A Ordinary Shares that exercises its redemption rights may (subject to the application of the “passive foreign investment company,” or “PFIC,” rules) be treated as selling New Lavoro Ordinary Shares, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of ordinary shares that a U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the section entitled “Material U.S. Federal Income Tax Considerations — Redemption of New Lavoro Ordinary Shares.”

Q:
What are the U.S. federal income tax consequences of the Business Combination to U.S. Holders of TPB SPAC Class A Ordinary Shares and TPB SPAC Warrants?

A:
As discussed in more detail below, and subject to the assumptions, limitations, and qualifications under “Material U.S. Federal Income Tax Considerations,” the SPAC Mergers will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). If this treatment applies, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations” below) generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of TPB SPAC Class A Ordinary Shares and TPB SPAC Warrants (together, the “TPB SPAC Securities”) for New Lavoro Ordinary Shares and New Lavoro Warrants (together, the “New Lavoro Securities”) pursuant to the SPAC Mergers, subject to the discussion contained herein on whether TPB SPAC or New Lavoro is treated as a PFIC.

All holders of TPB SPAC Securities are urged to consult with their own tax advisors regarding the potential tax consequences to them of the SPAC Mergers, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.
Q:
If I hold TPB SPAC Warrants, can I exercise redemption rights with respect to my TPB SPAC Warrants?

A:
No. There are no redemption rights with respect to the TPB SPAC Warrants.

Q:
Do I have appraisal rights if I object to the proposed Business Combination?

A:
Under the Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a merger. The Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares. Dissenters’ rights are not available under the Companies Act if an open market for the shares exists on a recognized stock exchange, such as Nasdaq, for a specified period after a merger is authorized. Regardless of whether dissenters’ rights are or are not available, shareholders can exercise the rights of redemption as set out herein. The TPB SPAC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. See “The Extraordinary General Meeting of TPB SPAC Shareholders — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be released (i) to pay TPB SPAC shareholders who properly exercise their redemption rights and (ii) for general corporate purposes of New Lavoro following the Business Combination.

Q:
What happens if the Business Combination Proposal is not approved?

A:
If the Business Combination Proposal is not approved, the Business Combination will not be consummated.

Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, TPB SPAC is unable to complete a business combination by August 13, 2023, TPB SPAC’s Existing Governing Documents provide that TPB SPAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to TPB SPAC to pay its franchise and income taxes (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of TPB SPAC’s remaining shareholders and board of directors, dissolve and liquidate, subject in each case to TPB SPAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — Risks Related to TPB SPAC and the Business Combination — We may not be able to complete our initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem TPB SPAC’s public shares and liquidate, in which case TPB SPAC’s public shareholders may only receive US$10.00 per share, or less than such amount in certain circumstances, and TPB SPAC Warrants will expire worthless” and “— Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.” Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.
In the event of liquidation, there will be no distribution with respect to outstanding TPB SPAC Warrants. Accordingly, the TPB SPAC Warrants will expire worthless.
Q:
When is the Business Combination expected to be completed?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the Extraordinary General Meeting of shareholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived, including approval by TPB SPAC shareholders of the proposals being submitted to them in this proxy statement/prospectus.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal.”

Q:
What do I need to do now?

A:
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you were a holder of record of TPB SPAC Ordinary Shares on January 17, 2023, the record date for the Extraordinary General Meeting of shareholders, you may vote with respect to the applicable proposals in person at the Extraordinary General Meeting of shareholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting of shareholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:
What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:
At the Extraordinary General Meeting of shareholders, TPB SPAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by TPB SPAC without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q:
Do I need to attend the Extraordinary General Meeting of shareholders to vote my shares?

A:
No. You are invited to attend the Extraordinary General Meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the Extraordinary General Meeting of shareholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage paid envelope. Your vote is important. TPB SPAC encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:
If I am not going to attend the Extraordinary General Meeting of shareholders in person, should I return my proxy card instead?

A:
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the Extraordinary General Meeting of shareholders, but will have no effect on the Business Combination Proposal, the Merger Proposal and the Governing Documents Proposals. However, in no event will a broker non-vote also have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.
Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to Morrow Sodali prior to the vote at the Extraordinary General Meeting of shareholders, or attend the Extraordinary General Meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali, provided such revocation is received prior to the vote at the Extraordinary General Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
What is the quorum requirement for the Extraordinary General Meeting of shareholders?

A:
Holders of a majority in voting power of TPB SPAC Ordinary Shares issued and outstanding and entitled to vote at the Extraordinary General Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of TPB SPAC’s shareholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the Extraordinary General Meeting.

As of the record date for the Extraordinary General Meeting, 11,272,687 shares of TPB SPAC Ordinary Shares would be required to achieve a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the Extraordinary General Meeting of shareholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by shareholders present at the Extraordinary General Meeting or by proxy, or the presiding officer of the Extraordinary General Meeting of shareholders, may authorize adjournment of the Extraordinary General Meeting to another date.
Q:
What happens to TPB SPAC Warrants I hold if I vote my TPB SPAC Class A Ordinary Shares against approval of the Business Combination Proposal and validly exercise my redemption rights?

A:
Properly exercising your redemption rights as a TPB SPAC shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is completed, all of your TPB SPAC Warrants will become New Lavoro Warrants as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your TPB SPAC Warrants, and if TPB SPAC does not otherwise consummate an initial business combination by August 13, 2023, TPB SPAC will be required to dissolve and liquidate, and your TPB SPAC Warrants will expire worthless.

Q:
Will the Sponsor be purchasing Forward Purchase Units pursuant to the Sponsor Forward Purchase Agreement in connection with the Business Combination?

A:
No. On August 10, 2021, TPB SPAC entered into a forward purchase agreement with the Sponsor, pursuant to which the Sponsor agreed to purchase up to an aggregate of 2,500,000 Units (the “Forward Purchase Units”), at a price of US$10.00 per unit, for an aggregate purchase price of up to US$25,000,000 (“Sponsor Forward Purchase Agreement”). The right to purchase Forward Purchase Units in connection with the Business Combination has been waived by the Sponsor and the Sponsor Forward Purchase Agreement shall be terminated upon the consummation of the Business Combination.

Q:
Will the additional forward purchasers be purchasing Forward Purchase Shares pursuant to those certain Third Party Forward Purchase Agreements in connection with the Business Combination?

A:
No. On August 10, 2021, TPB SPAC entered into additional forward purchase agreements, whereby additional forward purchasers agreed to purchase approximately 8,750,000 Class A ordinary shares (the “Forward Purchase Shares”), at a price of US$10.00 per share, for an aggregate purchase price of approximately US$87,500,000 in connection with the closing of the initial Business Combination (“Third Party Forward Purchase Agreements”). The right to purchase Forward Purchase Shares in connection with the Business Combination has been waived by each entity party to the Third Party Forward Purchase Agreements.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
TPB SPAC will pay the cost of soliciting proxies for the Extraordinary General Meeting. TPB SPAC has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the Extraordinary General Meeting. TPB SPAC has agreed to pay Morrow Sodali a fee of US$30,000. TPB SPAC will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. TPB SPAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of TPB SPAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of TPB SPAC Ordinary Shares and in obtaining voting instructions from those owners. TPB SPAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact TPB SPAC’s proxy solicitor:

Morrow Sodali LLC
Telephone: +1(800) 662-5200
Banks and brokers: +1(203) 658-9400
Email: TPBA.info@investor.morrowsodali.com
You may also contact TPB SPAC at:
David Friedberg
TPB Acquisition Corporation I
1 Letterman Drive, Suite A3-1
San Francisco, CA 94129
Email: spac@theproductionboard.com
To obtain timely delivery, TPB SPAC’s shareholders must request the materials no later than five business days prior to the Extraordinary General Meeting.
You may also obtain additional information about TPB SPAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to TPB SPAC’s transfer agent prior to 5:00 p.m., Eastern time, on February 17, 2023, the second business day prior to the Extraordinary General Meeting of shareholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
The following summary highlights material information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement/prospectus (including the financial statements and annexes attached hereto) and other documents which are referred to in this proxy statement/prospectus in order to fully understand the Business Combination. See “Where You Can Find More Information” on page 348. Most items in this summary include a page reference directing you to a more complete description of those items. Unless the context otherwise requires, all references in this subsection to “TPB SPAC,” “we,” “us” or “our” refer to the business of TPB SPAC Acquisition Company prior to the consummation of the Business Combination.
The Parties to the Business Combination
TPB SPAC
TPB SPAC is a blank check company incorporated as a Cayman Islands exempted company on February 8, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. TPB SPAC’s sponsor is a wholly-owned subsidiary of The Production Board, LLC (“TPB”), a science-driven venture foundry and investment holding company with sustainability-focused portfolio companies that operate across the food, agriculture, biomanufacturing, and life sciences sectors. Through our sponsor, TPB will provide us with unique expertise in identifying high-potential businesses, attracting key talent, and differentiated access to a deep network of investors and entrepreneurs worldwide.
New Lavoro and Merger Subs
New Lavoro, a Cayman Islands exempted company, was incorporated on August 25, 2022. Each of First Merger Sub, Second Merger Sub and Third Merger Sub is a Cayman Islands exempted company and a direct wholly owned subsidiary of New Lavoro. Neither New Lavoro nor the Merger Subs will be affiliated with TPB SPAC prior to the consummation of the Business Combination. Until the consummation of the Business Combination, New Lavoro will not have commenced operations and will have only nominal assets and liabilities and no material contingent liabilities or commitments.
In connection with the consummation of the Business Combination, (i) First Merger Sub will merge with and into TPB SPAC with TPB SPAC surviving as a wholly-owned subsidiary of New Lavoro, (ii) immediately thereafter TPB SPAC will merge with and into Second Merger Sub with Second Merger Sub surviving as a wholly-owned subsidiary of New Lavoro and (iii) as promptly as practicable thereafter, Third Merger Sub will merge with and into Lavoro Agro Limited, with Lavoro Agro Limited surviving as a direct wholly-owned subsidiary of New Lavoro.
Lavoro
This summary highlights selected information about Lavoro appearing elsewhere in this proxy statement/prospectus. To better understand the Business Combination and proposals to be considered at the Extraordinary General Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes and the information presented under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro,” “Business of Lavoro” and Lavoro Group’s financial statements and notes thereto.
Overview
Lavoro is a leading player in the Latin America agricultural inputs retail market, with operations spread across Brazil and Colombia, and an emergent agricultural input trading company in Uruguay. Lavoro plays a key role in the agriculture value chain, providing farmers with a comprehensive portfolio of services and products through an omnichannel platform designed for farmers’ needs. Lavoro focuses on serving small and medium-sized farmers (owning between 100 and 10,000 hectares), which represent 65% of the total agricultural land in Brazil, whereas large farmers (owning more than 10,000 hectares) and micro farmers (owning less than 100 hectares) represent 15% and 20%, respectively according to a 2017 census by the

IBGE. As of June 30, 2022, Lavoro has a broad geographical footprint, covering the most important agricultural states in Brazil and Colombia, supported by 193 physical stores and 924 RTVs, as well as its own digital channel. Lavoro’s future growth plans include entry into Chile, Peru and Paraguay, where Lavoro is currently holding conversations with potential targets, as well as other countries in South and Central America.

Source: Company.
Lavoro has long-standing relationships with several of the industry’s key suppliers, and as a result, Lavoro is able to deliver a comprehensive portfolio of crop protection, fertilizers, seeds and specialty products. Lavoro is also investing in the creation of a portfolio of private label products through its Crop Care Cluster. As a result of its large portfolio of products, Lavoro can offer a customized approach and better meet the needs of its farmer clients regardless of size, crop type or climate characteristics.

Source: Company analysis for FY22.
(1)
Other revenues represent the remaining 3% of revenues.

Lavoro’s digital channel consists of an e-commerce platform that enables farmers to place their agricultural inputs orders online both through an e-commerce site and via its proprietary mobile application for its clients called Super App. Lavoro’s Super App is a hub of products and services to digitally integrate farmers with it and its partners. The application provides multiple solutions to Lavoro’s farmer clients, such as technical information, field monitoring, debt renegotiation, pre-pricing, weather forecasting, credit status verification, and other management and financial products.
Lavoro differentiates itself from competitors with a strong mergers and acquisitions, or M&A, execution track record and pipeline, a prominent leadership position in the agricultural inputs retail market in Latin America, a highly diversified operation across geographies, clients, suppliers and crops, highly trained and engaged RTVs to deliver the best service to its clients, and a strong position in the digital transformation of agriculture in the region.
Since Lavoro began operations in 2017 and as of the date of this proxy statement/prospectus, Lavoro has completed a total of 24 M&A transactions to become one of the leading agricultural inputs players in Colombia and Brazil in a short period of time. Lavoro has continued to strengthen this position by developing its own line of proprietary agricultural input products. The market in which Lavoro operates is still very fragmented and Lavoro believes it is one of the best positioned players to lead this consolidation. Moreover, Lavoro’s expertise allows it to integrate targets within its platform in less than 12 months, while its centralized management model enables Lavoro to extract synergies from every transaction, including economies of scale in procurement of agricultural input products, inventory management, logistics and other general and administrative operations. Lavoro also leverages its proprietary credit scoring system to mitigate financial risk for revenue booked via short-term credit to its clients.
The Business Combination (Page 156)
Pursuant to the terms of the Business Combination Agreement, Lavoro Agro Limited and TPB SPAC will each become a wholly owned direct subsidiary, respectively, of New Lavoro. For more information about the Business Combination see the section entitled “The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
Pre-Business Combination Structure
The following diagram depicts the simplified organizational structure of TPB SPAC, New Lavoro and Lavoro Agro Limited immediately before the Business Combination.
Pre-Business Combination Structure — TPB SPAC

The Production Board LLC (USA)
Holders of public Class A shares
Holders of public warrants
TPB Acquisition Sponsor I LLC (USA)
Class B Shares
Class A Shares
Public warrants
TPB Acquisition Corporation I (Cayman Islands)

Pre-Business Combination Structure — New Lavoro

Lavoro Agro Cayman Limited (Cayman Islands)
Lavoro Limited (Cayman Islands)
Lavoro Merger Sub I (Cayman Islands)
Lavoro Merger Sub II (Cayman Islands)
Lavoro Merger Sub III (Cayman Islands)

Pre-Business Combination Structure — Lavoro Agro Limited
The following diagram depicts the simplified organizational structure of New Lavoro and its subsidiaries immediately after the consummation of the Business Combination.
Post-Business Combination Structure

Recent Developments
FIAGRO (Agribusiness Credit Rights Investment Fund)
On July 22, 2022, we entered into an agreement to transfer receivables in the aggregate amount of R$160.0 million to Lavoro Agro Fundo de Investimentos nas Cadeias Produtivas Agroindustriais (Fiagro) — Direitos Creditórios, or “Fiagro,” an investment fund legal structure established under Brazilian law designed specifically for investing in agribusiness credit rights receivables. Given the long collection period associated with certain of our receivables, the acquisition of such receivables by the Fiagro investment fund enables us to anticipate the receipt of funds from such receivables, and to use such resources to obtain more favorable payment terms and conditions with our vendors.
The Fiagro fund was structured with several tranches of quotas, with senior and mezzanine quotas bearing interest at a benchmark rate of return ranging from the CDI rate + 2.45% per year up to the CDI rate + 8.0% per year. Residual returns from the Fiagro fund, if any, are paid on the subordinated quotas, which do not bear interest and are not otherwise entitled to any pre-established rate of return. Senior and mezzanine quotas amortize annually over a three year period after an initial 24-month grace period, whereas subordinated quotas amortize at the end of the fifth annual period.
Certain of Patria’s related parties acquired the mezzanine quotas of Fiagro in an aggregate amount of R$56.0 million. Lavoro acquired the subordinated quotas of Fiagro in an aggregate amount of R$8.1 million. Under the terms of the Fiagro, we are not liable in case there is a default on the credit rights acquired by the fund, but any such default may adversely affect our stake in Fiagro quotas. Our agreement to assign certain credit rights to Fiagro will expire when all assigned receivables have been liquidated.
Pattern Ag Partnership
On October 21, 2022, Lavoro announced a multi-year partnership with soil metagenomics and digital agronomy leader Pattern Ag to offer farmers in Brazil a service that will help them assess crop risks and nutrient deficiencies and offer specific product recommendations through personalized software experience. Pattern Ag was founded with an initial investment from an affiliate of the Sponsor and is one of The Production Board’s portfolio companies. Given Lavoro’s scale and store footprint, we believe Lavoro is positioned to help bring this advantaged technology service offering to farmers across the country. This strategic partnership expands Lavoro’s portfolio of digital tools and services available to Brazilian farmers. With Pattern Ag, Lavoro plans to offer clients a digital agronomy platform that will help them map their fields, analyze their agronomy data, leverage applied metagenomics sequencing and soil chemistry analysis, and provide specific production application recommendations to clients, helping farmers improve productivity and aiming to increase crop yields and reduce farmers’ costs, land and water usage, and carbon footprint.
New Financing Transactions
Subsequent to June 30, 2022, through the date of this proxy statement/prospectus, certain of our Brazilian and Colombian subsidiaries entered into a number of financing agreements totaling an aggregate principal amount of R$890.5 million, with interest rates ranging from CDI Rate plus 1.60% to 5.85% and up to 13.40% at a fixed rate and maturities ranging from January 2023 to July 2025 and COP$64,104.4 million, with interest rates ranging from IBR Rate plus 1.50% to 6.35% and up to 19.60% at a fixed rate and maturities ranging from July 2023 to November 2027. These new financing transactions are in line with our business plan and reflect the seasonality of our business as the last quarter usually demands additional working capital. Our principal new financing agreements are described below:
New Bank Credit Notes (CCB) and Related Term Loan Facilities
On December 8, 2022, our subsidiary Lavoro Agro Holding S.A. issued a Bank Credit Note (Cédula de Crédito Bancário, or “CCB”) to Banco Alfa de Investimento S.A. in an aggregate principal amount of R$125.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 1.60% p.a. and maturing on April 10, 2023. This CCB is guaranteed by our subsidiaries Distribuidora Pitangueiras de Produtos Agropecuários S.A., or Pitangueiras, Agrovenci — Comércio, Importação, Exportação e Agropecuária Ltda., or Agrovenci, and Lavoro Agrocomercial S.A., or Lavoro Agrocomercial.

On December 8, 2022, our subsidiary Lavoro Agro Holding S.A. issued a CCB to Banco do Brasil S.A. in an aggregate principal amount of R$125.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 1.70% p.a. and maturing on March 28, 2023. This CCB is guaranteed by our subsidiaries Pitangueiras, Agrovenci and Lavoro Agrocomercial.
New Export Credit Notes (NCE) and Related Term Loan Facilities
On October 27, 2022, our subsidiary Lavoro Agrocomercial issued Export Credit Notes (Nota de Crédito à Exportação, or “NCE”) to Banco ABC S.A. in an aggregate principal amount of R$50.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.00% p.a. and maturing on October 27, 2023. This NCE is guaranteed by our subsidiary Lavoro Agro Holding S.A.
On September 12, 2022, our subsidiary Lavoro Agrocomercial issued an NCE to Banco do Brasil S.A. in an aggregate principal amount of R$50.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.86% p.a. and maturing on August 25, 2023. This NCE is guaranteed by our subsidiary Lavoro Agro Holding S.A.
On September 19, 2022, our subsidiary Distribuidora Pitangueiras de Produtos Agropecuários S.A., or Pitangueiras, issued an NCE to Banco do Brasil S.A. in an aggregate principal amount of R$50.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.86% p.a. and maturing on August 25, 2023. This NCE is guaranteed by our subsidiary Lavoro Agro Holding S.A.
On September 20, 2022, our subsidiary Lavoro Agrocomercial issued an NCE to Banco Citibank S.A. in an aggregate principal amount of R$84.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.98% p.a. and maturing on September 20, 2023. This NCE is guaranteed by our subsidiary Lavoro Agro Holding S.A.
On September 22, 2022, our subsidiary Pitangueiras issued an NCE to Banco Safra S.A. in an aggregate principal amount of R$100.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.80% p.a. and maturing on September 18, 2023. This NCE is guaranteed by our subsidiary Lavoro Agro Holding S.A., Lavoro Agrocomercial and Produtec.
New Acquisition
On January 13, 2023, our subsidiary Crop Care entered into an agreement for the acquisition of a 70% interest in Cromo Indústria Química Ltda., or “Cromo.” The purchase price of the acquisition totaled R$21.7 million, and is expected to be paid in cash in three installments: R$10.8 million on the closing date, R$5.4 million a year after the closing date and R$5.4 million two years after the closing date, all as adjusted by the IPCA. The completion of this acquisition is subject to the fulfilment of conditions precedent customary for this type of transaction, which include obtaining the requisite approvals from the relevant regulatory authorities in Brazil.
Corporate Information
Lavoro’s principal executive offices are located at Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo, SP, 04548-005, Brazil, and Lavoro’s telephone number at our principal executive offices is +55 (11) 4280-0709. Lavoro’s principal website is www.lavoroagro.com/en/. The information that appears on Lavoro’s website is not part of, and is not incorporated by reference into, this proxy statement/prospectus.
Consideration to be Received in the Business Combination (Page 158)
At the First Effective Time, (i) each issued and outstanding TPB SPAC Class A Ordinary Share and TPB SPAC Class B Ordinary Share will be canceled and converted into the right to receive one New Lavoro Class A Ordinary Share and one New Lavoro Class B Ordinary Share, respectively, and (ii) each issued and outstanding whole warrant to purchase TPB SPAC Class A Ordinary Shares will become exercisable solely for New Lavoro Class A Ordinary Shares. The number of shares of New Lavoro Class A Ordinary Shares subject to each TPB SPAC Warrant assumed by New Lavoro shall be determined using the SPAC Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New Lavoro Class A Ordinary Shares. The exercise price of such assumed SPAC Warrants shall be determined by dividing (A) the per share exercise price of TPB SPAC Ordinary Shares subject to such TPB SPAC Warrant, as in effect immediately prior to the First Effective Time, by (B) the SPAC Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent, subject to the same terms and conditions existing prior to such conversion, except to the extent provided under the terms of a TPB SPAC Warrant for certain further adjustments.
At the Third Effective Time, each Lavoro Share that is not a Cashout Share issued and outstanding immediately prior to the Third Effective Time (other than shares owned by Lavoro Agro Limited, Third Merger Sub or any wholly owned subsidiary of Lavoro Agro Limited) shall be canceled and converted into the right to receive a number of validly issued, fully paid and nonassessable New Lavoro Class A Ordinary Shares equal to the Per Share Stock Consideration. In addition, at or prior to the Third Effective Time, SPAC will pay to the Investment Funds in respect of the Cashout Shares, if any, in immediately available funds, an amount equal to, in the aggregate, the Cash Consideration, if any, which is defined as (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, (b) less the Aggregate SPAC Shareholder Redemption Payments Amount, plus (c) the net amount of proceeds actually paid to SPAC upon consummation of the PIPE Investment, less (d) US$250,000,000. If any Cash Consideration is due, each Cashout Share owned by the Investment Funds shall be canceled and converted into the right to receive the Per Share Cash Consideration, which is an amount, as of immediately prior to the Third Effective Time, equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities. The Investment Funds’ share ownership may be reduced in the event that the Investment Funds are owed any Cash Consideration under the Business Combination Agreement in respect of the Cashout Shares, if any. Patria may be deemed to beneficially own the Investment Funds. See “Security Ownership of Certain Beneficial Owners and Management.”
In addition, the Sponsor has agreed that 3,006,050 of New Lavoro Ordinary Shares to be issued to Sponsor in respect of the Class B ordinary shares of TPB SPAC held by the Sponsor are subject to vesting. See “Certain Agreements Related to the Business Combination” for more information.
Conditions to Complete the Business Combination (Page 171)
The obligations of the parties to consummate the Business Combination are subject to the satisfaction of the following conditions at or prior to the First Effective Time:
•
at the Extraordinary General Meeting (including any adjournments thereof), the approval of the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal by TPB SPAC shareholders;

•
the approval by the Lavoro shareholders of the Third Merger and such other actions contemplated by the Business Combination Agreement and evidence of such approval;

•
receipt of all necessary pre-Closing governmental authorizations as contemplated by the Business Combination Agreement;

•
TPB SPAC having at least US$5,000,001 of net tangible assets remaining after accounting for the TPB SPAC shareholder redemptions;

•
the absence of any law or order enjoining or prohibiting the consummation of the Business Combination and other related transactions;

•
the receipt of approval for the New Lavoro Ordinary Shares to be listed on the Nasdaq (or another public stock market or exchange in the United States as may be mutually agreed upon by TPB SPAC and Lavoro);

•
the effectiveness of the Form F-4 and the absence of any issued or pending stop order by the SEC; and

•
TPB SPAC having at least US$180,000,000 in SPAC Cash upon the consummation of the Business Combination immediately before the Closing.

Unless waived by Lavoro in writing, the obligations of Lavoro to consummate, or cause to be consummated, the Business Combination are also subject to the satisfaction of each of the following conditions:
•
the representations and warranties of TPB SPAC pertaining to corporate organization, due authorization, no conflicts governmental filings, business activities, TPB SPAC board approval and recommendation, and brokers’ and similar fees being true and correct in all respects and the representations and warranties of TPB SPAC pertaining to capitalization and the absence of certain changes or events being true and correct in all but de minimis respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•
all other representations and warranties of TPB SPAC being true and correct as of the Closing or, if they expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect in relation to TPB SPAC;

•
each of the covenants of TPB SPAC to be performed or complied with as of or prior to the First Effective Time pursuant to the Business Combination Agreement having been performed or complied with in all material respects;

•
subsequent to the execution of the Business Combination Agreement and prior to the Closing, no material adverse effect in relation to TPB SPAC will have occurred that exists as of the Closing;

•
delivery by TPB SPAC to Lavoro Agro Limited of a certificate signed by an authorized representative of TPB SPAC, dated as of the First Effective Time, certifying that certain conditions have been fulfilled; and

•
making of appropriate arrangements by TPB SPAC to have the Trust Account (less certain amounts paid and to be paid pursuant to the Business Combination Agreement) available to TPB SPAC for payments to be made under the Business Combination Agreement at Closing.

Unless waived by TPB SPAC in writing, the obligations of TPB SPAC Parties to consummate, or cause to be consummated, the Business Combination are also subject to the satisfaction of each of the following conditions:
•
the representations and warranties of Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub and Third Merger Sub pertaining to corporate organization, subsidiaries, due authorization, no conflicts with such party’s governing documents and brokers’ and similar fees being true and correct in all respects and the representations and warranties of Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub and Third Merger Sub pertaining to capitalization being true and correct in all but de minimis respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•
the representations and warranties of Lavoro Agro Limited pertaining to the absence of certain changes or events being true and correct in all material respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•
all other representations and warranties of Lavoro Agro Limited being true and correct as the Closing or, if they expressly relate to an earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect in relation to Lavoro Agro Limited;

•
each of the covenants of Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub and Third Merger Sub to be performed or complied with as of or prior to the First Effective Time pursuant to the Business Combination Agreement having been performed or complied with in all material respects;

•
subsequent to the execution of the Business Combination Agreement and prior to the Closing, no material adverse effect in relation to Lavoro Agro Limited will have occurred that exists as of the Closing;

•
delivery by Lavoro Agro Limited to TPB SPAC of a certificate signed by an authorized representative of Lavoro, dated as of the First Effective Time, certifying that certain conditions have been fulfilled; and

•
delivery by Lavoro Agro Limited of the A&R Registration Rights Agreement, executed by New Lavoro.

Termination of the Business Combination Agreement (Page 173)
•
The Business Combination Agreement provides customary termination rights for parties. In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or shareholders, other than liability of any party thereto for any intentional breach of the Business Combination Agreement by such party prior to such termination or intentional fraud; provided, that obligations under the Confidentiality Agreement (as defined in the Business Combination Agreement) and certain obligations related to the Trust Account and certain other provisions required under the Business Combination Agreement shall, in each case, survive any termination of the Business Combination Agreement.

•
If the Business Combination Agreement is terminated other than in connection with a breach by TPB SPAC, Lavoro Agro Limited will pay to TPB SPAC, within two business days after the effectiveness of such termination, an amount equal to US$3,500,000 (the “Expense Reimbursement”). If the Business Combination Agreement is terminated in circumstances in which the Expense Reimbursement is payable in accordance with Section 10.3 of the Business Combination Agreement, and Lavoro Agro Limited pays the Expense Reimbursement to TPB SPAC in accordance therewith, the Expense Reimbursement will be the sole and exclusive remedy of TPB SPAC, the Sponsor and any of their respective shareholders, stockholders, members, owners, partners, representatives and affiliates, and each of their respective successors and assigns (the “SPAC Related Parties”) against any of Lavoro Agro Limited, New Lavoro, the Merger Subs and any of their respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates (the “Lavoro Related Parties”), and the SPAC Related Parties will be deemed to have waived all other remedies in connection with the Business Combination Agreement, the Transaction Agreements or any of the Transactions (including equitable remedies) with respect to any and all losses, liabilities, damages or expenses suffered or incurred by any of the SPAC Related Parties in connection with the Business Combination Agreement, the Transaction Agreements or the Transactions, including as a result of any failure of the Closing to be consummated, and any breach by Lavoro Agro Limited of its obligation to consummate the Transactions or any other covenant, obligation, representation or other provision set forth in the Business Combination Agreement.

Certain Agreements Related to the Business Combination (Page 175)
Voting and Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, New Lavoro, TPB SPAC and the Lavoro Agro Limited shareholders have entered into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which, prior to the First Effective Time (and conditioned upon the occurrence of the First Effective Time), such Lavoro Agro Limited shareholders will, among other things, vote to approve the Third Merger and such other actions as contemplated in the Business Combination Agreement for which the approval of the Lavoro Agro Limited shareholders is required.
Lock-up Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, New Lavoro, TPB SPAC and the Lavoro Agro Limited shareholders have entered into a lock-up agreement (the “Lock-up Agreement”), pursuant to which, the Lavoro Agro Limited shareholders agreed, among other things, to certain transfer restrictions on the New Lavoro Class A Ordinary Shares, held by such Lavoro Agro Limited shareholder, as of the closing date immediately following the Mergers (the “Lock-up Shares”) for a period (i) for 25% of the Lock-Up Shares held by the Lavoro shareholders (and their respective permitted transferees), the date that is 180 days following the closing date, (ii) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 50% of the Lock-Up Shares) held by the Lavoro Agro Limited shareholders (and their respective permitted transferees), the date that is one year following the closing date, (iii) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 75% of the Lock-Up Shares) held by the Lavoro Agro Limited shareholders (and their respective permitted transferees), the date that is eighteen (18) months following the closing date, and (iv) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 100% of the Lock-Up Shares) held by the Lavoro Agro Limited shareholders (and their respective permitted transferees), the date that is two years following the closing date, subject to certain exceptions. The Lock-up Agreement also provides for a carveout from the Investment Funds’ lockup after Closing, such that the Investment Funds are permitted to transfer their Lavoro Shares to any third party so long as such third party agrees to be bound by the same lockup period set forth in the Lock-up Agreement.
Subscription Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into a Subscription Agreement, pursuant to which the Sponsor has committed to subscribe for and purchase for an aggregate purchase price of US$100,000,000, 10,000,000 TPB SPAC Class A Ordinary Shares (at US$10.00 per share), which includes subscriptions by the Sponsor that has agreed to subscribe for 10,000,000 TPB SPAC Class A Ordinary Shares in the aggregate. Such subscribed shares will convert to New Lavoro Ordinary Shares in connection with the Business Combination. New Lavoro has also agreed to grant certain customary registration rights to the Sponsor in connection with the Sponsor PIPE Investment.
Amendment to the Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor amended its existing letter agreement, dated August 13, 2021, as amended on September 14, 2022 (the “Amendment to the Sponsor Letter Agreement”) with TPB SPAC and its directors and officers pursuant to which the Sponsor agreed to, among other things, (i) vote all of their respective TPB SPAC Class B Ordinary Shares, par value US$0.0001 per share (the “Founder Shares”) in favor of the Business Combination and related transactions, (ii) to take certain other actions in support of the Business Combination Agreement and related transactions, (iii) waive certain anti-dilution protections to which it would otherwise be entitled to in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Amendment to the Sponsor Letter Agreement, and (iv) to be bound by transfer restrictions for two years after the Closing Date (“Sponsor Lock-Up”), provided however (x) 50% of the Founder Shares shall be released from the Sponsor Lock-Up one year following the Closing Date, (y) an additional 25% of the Founder Shares (i.e., totaling an aggregate of 75% of the Founder Shares) shall be released from the Sponsor Lock-Up eighteen (18) months following the Closing Date, and (z) an additional 25% of the Founder Shares (i.e., totaling an aggregate of 100% of the Founder Shares) shall be released from the Sponsor Lock-Up the date that is two years following the Closing Date.
The Sponsor also agreed that 3,006,050 of the Founder Shares held by the Sponsor shall be subject to vesting (“Vesting Founder Shares”) whereby (i) 50% of the Vesting Founder Shares will vest if at any time during the 3-year period following the Closing Date the closing share price of the New Lavoro Ordinary Shares is greater than or equal to US$12.50 over any 20 trading days within any consecutive 30 trading day period and (ii) the remaining 50% of the Vesting Founder Shares will vest if at any time during the 3 year period following the Closing Date the closing share price of the New Lavoro Ordinary Shares is greater than or equal to US$15.00 over any 20 trading days within any consecutive 30 trading day period, subject to the terms of the Amendment to the Sponsor Letter Agreement (the end of such period, the “Vesting Release Date”). For clarity, the Sponsor cannot transfer any Vesting Founder Shares until such shares vest, even subsequent to the expiration of the Sponsor Lock-Up. Any Vesting Founder Shares that have not vested in accordance with the Amendment to the Sponsor Letter Agreement on or before the Vesting Release Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Vesting Release Date. The Sponsor waived any right to vote (whether at any meeting of the holders of New Lavoro Ordinary Shares, by written resolution or otherwise) the Vesting Founder Shares owned by it during any period of time that such Vesting Founder Shares are subject to vesting.
Any dividends or other distributions paid with respect to the Vesting Founder Shares during any period of time that such Vesting Founding Shares are subject to vesting shall be deposited by New Lavoro for the benefit of the Sponsor in a separate account held and maintained solely for the benefit of Sponsor, subject to the terms and conditions of that certain escrow agreement to be entered into by and between the parties (the “Escrow Agreement”). The parties agree that for U.S. federal, state and local tax purposes, Sponsor is the owner of the Vesting Founder Shares and the Escrow Account, and in furtherance of the foregoing, Sponsor will be treated as the recipient of (A) any dividends or other distributions paid with respect to the Vesting Founder Shares (“Dividends”) and (B) any interest or other income or gains earned with respect to amounts held in the Escrow Account (“Escrow Income”), whether or not ultimately distributed from the Escrow Account to Sponsor. Upon the vesting of any Vesting Founder Shares, New Lavoro shall instruct the escrow agent to release any amounts held in the escrow account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares to Sponsor. In the event that any Vesting Founder Shares are forfeited, then any amounts held in the escrow account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares forfeited to Lavoro Agro Limited. For the avoidance of doubt, no tax reporting shall be required in respect of the release of all or a portion of any amounts from the escrow account to Sponsor, and Sponsor shall be responsible for paying taxes (including any penalties and interest thereon) on all taxable Dividends and any Escrow Income, and for filing all necessary tax returns with respect to such income.
A&R Registration Rights Agreement
At the consummation of the Business Combination, New Lavoro, the Sponsor and certain persons named therein will enter into an amended and restated registration rights agreement, pursuant to which that certain Registration Rights Agreement will be amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of US$30.0 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Lavoro shall not be required to conduct more than two underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Lavoro subsequent to the Closing. New Lavoro has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.
Ownership of New Lavoro Upon Completion of the Business Combination
As of the date of this proxy statement/prospectus, there are (i) 18,036,299 TPB SPAC Class A Ordinary Shares outstanding underlying units issued in the initial public offering and (ii) 4,509,074 TPB SPAC Class B Ordinary Shares outstanding (all of which are held by the Sponsor and initial shareholders, before giving effect to the Business Combination). As of the date of this proxy statement/prospectus, there are 4,071,507 private placement warrants outstanding (all of which are held by the Sponsor) and 6,012,099 public warrants outstanding. Each whole warrant entitles the holder thereof to purchase one TPB SPAC Class A Ordinary Shares and will entitle the holder thereof to purchase one New Lavoro Ordinary Share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of TPB SPAC’s outstanding public shares are redeemed in connection with the Business Combination), TPB SPAC’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be an aggregate of 32,628,979 ordinary shares.
TPB SPAC cannot predict how many of the public TPB SPAC shareholders will exercise their right to have their TPB SPAC Class A Ordinary Shares redeemed for cash. As a result, TPB SPAC has elected to provide the three different redemption scenarios of TPB SPAC shares into cash, each of which produces different allocations of total TPB SPAC equity between holders of TPB SPAC ordinary shares. The following table illustrates varying estimated ownership levels in New Lavoro immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New Lavoro(1)(9)
	No Redemptions(2)	Interim Redemptions(3)	Maximum Redemptions(4)
	(Percentage of Outstanding Shares)
TPB SPAC Shareholders (other than the Sponsor and TPB SPAC Directors)(5)(6)	14.4%	11.4%	8.6%
Sponsor (including PIPE Investment)(5)(6)(7)	9.1%	9.2%	9.5%
TPB SPAC Directors(5)(6)	*	*	*
Investment Funds(5)(6)(8)	76.4%	79.4%	81.9%
Other Lavoro Shareholders(5)(6)	—	—	—

*
Less than one percent.

(1)
As of immediately following the consummation of the Business Combination and in each case, in consideration of the Sponsor that is also an existing shareholder of TPB SPAC. In addition, the above excludes all TPB SPAC Warrants that may be exercised for New Lavoro Ordinary shares. Percentages may not add to 100% due to rounding.

(2)
Assumes that no public shares are redeemed.

(3)
Assumes that 3,852,217 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of US$10.00 per share.

(4)
Assumes that 7,704,433 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of US$10.00 per share.

(5)
Excludes (i) the New Lavoro Warrants, (ii) equity awards to be issued under the New Lavoro Equity Plan, and (iii) an aggregate of up to 1,663,405 New Lavoro Class A ordinary shares reserved for issuance under the Lavoro Share Plan. To the extent equity awards are issued after Closing under the New Lavoro Equity Plan, shareholders will experience dilution.

(6)
Assuming an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management.

(7)
Excludes the Vesting Founder Shares.

(8)
The Investment Funds’ share ownership reflects the Cash Consideration paid pursuant to the terms of the Business Combination Agreement in respect of the Cashout Shares, if any, and the cancellation of the corresponding Cashout Shares converted into the right to receive the Per Share Cash Consideration, which is an amount, as of immediately prior to the Third Effective Time, equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities. Patria may be deemed to beneficially own the Investment Funds. See “Security Ownership of Certain Beneficial Owners and Management.”

(9)
Shareholders will experience additional dilution to the extent New Lavoro issues additional shares after the Closing. The table above excludes: (a) 10,083,606 shares of New Lavoro Class A Ordinary Shares that will be issuable upon the exercise of 4,071,507 private placement warrants and 6,012,099 public warrants; and (b) equity awards to be issued under the New Lavoro Equity Plan and an aggregate of up to 1,663,405 New Lavoro Class A ordinary shares reserved for issuance under the Lavoro Share Plan. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:

	Assuming No Redemptions of Public Shares		Assuming Interim Redemptions of Public Shares		Assuming Maximum Redemptions of Public Shares
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Total Ordinary Shares outstanding at Closing(a)	125,114,450	91.4%	124,398,051	91.4%	120,545,835	91.1%

	Assuming No Redemptions of Public Shares		Assuming Interim Redemptions of Public Shares		Assuming Maximum Redemptions of Public Shares
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Ordinary Shares underlying public warrants	6,012,099	4.4%	6,012,099	4.4%	6,012,099	4.5%
Ordinary Shares underlying the private placement warrants	4,071,507	3.0%	4,071,507	3.0%	4,071,507	3.1%
Ordinary Shares initially reserved for issuance under the Lavoro Share Plan	1,663,405	1.2%	1,663,405	1.2%	1,663,405	1.3%

(a)
Subject to the assumptions described in footnotes (1) through (8) of the table above.

If the actual facts are different than these assumptions, the percentage ownership retained by TPB SPAC public shareholders following the business combination will be different. The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. Founder shares will be converted into shares of New Lavoro Class A ordinary shares at the Closing on a one-for-one basis.
The actual results will likely be within the parameters described by the three redemption scenarios; however, there can be no assurance regarding which scenario will be closest to the actual results.
See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Redemption Rights (Page 126)
Pursuant to TPB SPAC’s Existing Governing Documents, TPB SPAC is providing the TPB SPAC shareholders with the opportunity to have their public shares redeemed at the Closing of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding TPB SPAC Class A Ordinary Shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our IPO. For illustrative purposes, based on funds in the Trust Account of US$181,358,178, as of September 30, 2022, the estimated per share redemption price would have been approximately US$10.055. TPB SPAC shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals. TPB SPAC’s Existing Governing Documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of TPB SPAC, will be restricted from exercising this redemption right in an amount of shares exceeding 15% of the public shares in the aggregate without the prior consent of TPB SPAC. There will be no redemption rights with respect to the TPB SPAC Warrants. The Sponsor and the initial shareholders, the holders of our TPB SPAC Class B Ordinary Shares issued in a private placement prior to the IPO, have entered into the Amendment to the Sponsor Letter Agreement with us pursuant to which the Sponsor and the initial shareholders have agreed to waive, in partial consideration of receiving the Founder Shares and for our covenants and commitments therein, their redemption rights with respect to their Founder Shares and any public shares the Sponsor and the initial shareholders may have acquired as part of or after our IPO in connection with the completion of the Business Combination. Permitted transferees of our Sponsor will be subject to the same obligations.
Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of income taxes payable) in connection with the liquidation of the Trust Account or if we subsequently complete a different initial business combination on or prior to August 13, 2023, and such shares are tendered for redemption in connection with such different initial business combination.
TPB SPAC will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination.
Each redemption of public shares by TPB SPAC’s public shareholders will decrease the amount in our Trust Account, which held US$181,358,178 as of September 30, 2022. In no event will TPB SPAC redeem public shares in an amount that would cause its net tangible assets to be less than US$5,000,001. See the section entitled “The Extraordinary General Meeting of TPB SPAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Description of New Lavoro Share Capital (Page 332)
New Lavoro is an exempted company incorporated with limited liability in the Cayman Islands. Its affairs will be governed, following the Closing of the Business Combination, by the Proposed Governing Documents and the Companies Act.
Upon the Closing of the Business Combination, the authorized share capital of New Lavoro will be US$1,500,000 consisting of 1,400,000,000 New Lavoro Ordinary Shares and 100,000,000 New Lavoro Preferred Shares, par value US$0.001 each. As of the date of this proxy statement/prospectus, there was one New Lavoro Ordinary Share issued and outstanding. See “Description of New Lavoro Share Capital.”
New Lavoro Management Following the Business Combination (Page 323)
The Business Combination Agreement provides that, immediately following the Closing. New Lavoro’s board of directors will consist of seven directors. The initial composition of New Lavoro’s board of directors will be comprised of four individuals to be designated by certain Lavoro shareholders, and three individuals by the Sponsor. As a result, New Lavoro’s board of directors following the Closing is expected to be comprised of Ricardo Leonel Scavazza, Marcos de Mello Mattos Haaland, Daniel Fisberg, David Friedberg, Michael Stern, Lauren StClair and Eduardo Daher.
New Lavoro’s executive team following the Closing is expected to be comprised of Ruy Cunha (Chief Executive Officer), Laurence Beltrão Gomes (Chief Financial Officer), Marcelo Pessanha (Crop Care Chief Executive Officer), Gustavo Modenesi (Chief Strategy Officer), Karen Christiane Ramirez Chaves de Mello (Chief Human Resources Officer), Gustavo Ocampo Duran (Latin America General Manager), Marcos Strobel (Chief Digital Officer) and Rafael Ughini Villarroel (Business Unit Brazil President).
Accounting Treatment (Page 197)
Pursuant to the terms of the Business Combination Agreement, upon closing of the Business Combination, the shareholders of New Lavoro shall comprise the former shareholders of Lavoro Agro Limited and certain of the former shareholders of TPB SPAC (including the holders of the public shares of TPB SPAC which are currently publicly traded). Upon closing of the Business Combination, assuming that none of TPB SPAC’s existing public shareholders exercise their redemption rights and upon the other assumptions set forth elsewhere in this proxy statement/prospectus, TPB SPAC’s existing shareholders are expected to own approximately 14.4% of the outstanding share capital of New Lavoro, and the former shareholders of Lavoro Agro Limited are expected to own approximately 76.4% of the outstanding share capital of New Lavoro (assuming no redemptions, excluding the Vesting Founder Shares, and an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management) and control New Lavoro, as the ongoing operations of New Lavoro will be those of Lavoro, managed by Lavoro’s senior management.
TPB SPAC does not meet the definition of a “business” pursuant to IFRS 3 — Business Combinations (“IFRS 3”); accordingly, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments (“IFRS 2”). For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information.” Under this method of accounting, TPB SPAC would be expected to be treated as the “acquired” company for financial reporting purposes, and New Lavoro will be the accounting “acquirer.” The net assets of TPB SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of New Lavoro Ordinary Shares issued over the fair value of TPB SPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The unaudited pro forma condensed combined financial information assumes that TPB SPAC Warrants would be expected to be accounted for as liabilities in accordance with IAS 32 following the consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of profit or loss.
Appraisal or Dissenters’ Rights (Page 128)
No appraisal or dissenters’ rights are available to holders of TPB SPAC Class A Ordinary Shares or TPB SPAC Warrants in connection with the Business Combination. The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the TPB SPAC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:
•
238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

•
239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Status as Emerging Growth Company
TPB SPAC is, and Lavoro will be treated as, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, for certain purposes until the earlier of the completion of the Business Combination and June 30, 2023, and consequently, until such time, New Lavoro will be treated as an “emerging growth company.” As such, New Lavoro has elected to take advantage of certain exemptions that allow it to comply with reduced disclosure obligations in this proxy statement/prospectus that are applicable to other public companies that are not “emerging growth companies.” If some investors find New Lavoro’s securities less attractive as a result, there may be a less active trading market for New Lavoro’s securities and the prices of New Lavoro’s securities may be more volatile.
Foreign Private Issuer
As a “foreign private issuer,” New Lavoro will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that New Lavoro must disclose differ from those governing U.S. companies pursuant to the Exchange Act. New Lavoro will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange

Act. As a “foreign private issuer,” New Lavoro is permitted to follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with the Nasdaq Rule 5600 Series.
In addition, as a “foreign private issuer,” New Lavoro’s officers and directors and holders of more than 10% of the issued and outstanding New Lavoro Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability. See “Risk Factors — Risks Related to New Lavoro — As a foreign private issuer and a company treated as an emerging growth company for certain purposes, New Lavoro will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies,” “Risk Factors — Risks Related to New Lavoro — New Lavoro may lose its foreign private issuer status, which would then require New Lavoro to comply with the Exchange Act’s domestic reporting regime and cause New Lavoro to incur significant legal, accounting and other expenses” and “New Lavoro Management Following the Business Combination — Foreign Private Issuer Status.”
Controlled Company
Upon the consummation of the Business Combination, New Lavoro will be a “controlled company” within the meaning of the Nasdaq corporate governance rules because it is expected that the Investment Funds will beneficially own more than 50% of the total voting power of all issued and outstanding New Lavoro Ordinary Shares immediately following the consummation of the Business Combination. As a result, the Investment Funds will have the ability to exercise significant influence over the election of the directors of New Lavoro and the authorization of major corporate transactions.
Under the Nasdaq corporate governance rules, New Lavoro may elect not to comply with certain corporate governance rules, including the requirements (1) that a majority of New Lavoro’s board of directors must consist of independent directors, (2) New Lavoro’s director nominees must be selected or recommended to the board of directors solely by independent directors or by a nominations committee that is comprised entirely of independent directors and (3) that the New Lavoro Board must have a compensation committee that is comprised entirely of independent directors. New Lavoro intends to rely on all of the foregoing exemptions available to a “controlled company.” As a result, you will not have the same protection afforded to shareholders of companies that are subject to this corporate governance requirement.
Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination (Page 151)
When considering the recommendation of our board of directors that our shareholders vote in favor of the approval of the Business Combination, TPB SPAC’s shareholders should be aware that our Sponsor and certain of its directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. TPB SPAC’s shareholders should take these interests into account in deciding whether to approve the Business Combination. For a description of these interests, see “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Certain Other Interests in the Business Combination.”
The TPB SPAC Board’s Reasons for Approval of the Business Combination (Page 137)
In evaluating the Business Combination, the TPB SPAC Board reviewed the results of due diligence conducted by TPB SPAC’s management and its advisors. In particular, the TPB SPAC Board considered, among other things, the following positive factors, although not weighted and not presented in any order of significance:
•
Lavoro’s Large and Fast-Growing Addressable Market in Latin America.   As a region, Latin America is already the largest agriculture, or ag, export market in the world. Brazil, as a country, is second only to the United States and the Latin American agricultural export market is growing faster than any other region. The total addressable market for agricultural inputs in Brazil is estimated to be

US$38 billion and grew at a 16% compound annual growth rate, or “CAGR,” between 2017 and 2021. As a growing region, most of Latin America benefits from two, and in some cases, three crop harvests per year for certain crops, which gives the farmland immense potential for productivity per hectare as compared to the rest of the world. However, technology and services adoption in Brazil lags behind that of the US. For example, variable rate seeding tools, which allow farmers to vary and precisely control the type of seed and amount of fertilizer and pesticides used, have driven meaningful productivity and sustainability gains for U.S. farmers and are used by an estimated 70% of U.S. row crop farmers today, compared to just an estimated 9% of Brazilian farmers. New technologies, including services such as soil testing and tools like digital agronomy, which are nearly ubiquitous in the U.S. but just emerging in the Latin American agricultural markets, are expected to drive significant market expansion.
•
The Urgency of Technology Adoption to Reduce Global Famine and Environmental Footprint of Agriculture.   For over 30 years, humans have significantly reduced the rate of global famine. Unfortunately, we are now facing a dramatic escalation in the rate of undernourishment and a massive calorie gap to overcome to meet the needs of a growing global population. Climate change, pandemic, and global conflicts are creating volatility in agricultural inputs, commodities, and food availability prices, creating a long-term need for significantly higher baseline agricultural production. Historically, food production has climbed as we have expanded the total number of hectares farmed around the world. Today, however, we are effectively out of farmland. As such, technology adoption must accelerate to achieve increased overall production levels through higher productivity gains per hectare of land. And agriculture technology is not just about productivity, it’s also about sustainability. Generating more calories with less land, water, energy, and carbon can have a profound effect on the footprint of farming.

•
Lavoro’s Position as the Top Agricultural Inputs Retailer in Brazil.   We believe that as the largest agricultural retailer in Brazil, Lavoro is the key to allow farmers across Latin America to realize their true potential through technology adoption. As of June 30, 2022, Lavoro operated 193 retail stores across the Latin America region, servicing over 60,000 farmers with a network of 924 RTVs. Those RTVs meet with their farmer clients on a regular basis, helping them make decisions about what to do on their farm, what products to buy, and how to use them, and ultimately sell them the seed, fertilizer, crop protection and specialty products they need. Given its essential role as a trusted advisor to farmers, agricultural retail is the key element to driving the adoption of new technologies that enhance productivity and improve sustainability of farming.

•
Lavoro’s Demonstrated Execution Track Record.   In just five years since inception, Lavoro successfully acquired and integrated 24 businesses, and generated R$8.2 billion in pro forma revenue in the fiscal year ended June 30, 2022 alone and R$151.3 million in pro forma net income in the same period. Lavoro grew its revenue by a CAGR of 69% between fiscal year 2020 to fiscal year 2022, including a 23% and 14% year-over-year organic growth1 in fiscal year 2021 and fiscal year 2022, respectively. Through its scalable M&A playbook of operational improvements, Lavoro has demonstrated post-acquisition revenue synergies and has multiplied the pre-acquisition revenue growth of its newly acquired businesses by an average of over 2x from fiscal year 2018 to fiscal year 2021. It has done so by adding new stores to the acquired retail networks, creating new value through improving the product portfolio and cross-selling new products, and by delivering sales operations improvements via best practices and technology.

•
Lavoro’s Expansive Future Opportunities via M&A.   Despite being the largest agricultural retailer in Brazil, Lavoro only has approximately 10% of the market share2, when considering only the “independent” agricultural retailers. Brazil’s agricultural retail footprint is highly fragmented, with

1
We calculate organic growth based on the growth of the companies that we had already acquired as of the first day of the fiscal year.

2
Represents the share of sales in crop protection and seeds market. Excludes co-operatives and global suppliers that sell directly to large farmers.

the top 10 largest players controlling only 39% of the market3 as of June 30, 2021, comparatively to the U.S. where it is estimated that the top 6 players control 66% of the market share as of the same period. Through 24 successful acquisitions, Lavoro has built a core competency in sourcing, diligencing, negotiating, and integrating small- and medium-sized retailers, representing a meaningful competitive advantage in Latin America. We believe that secular factors will continue to drive the industry in Latin America to consolidate in years to come, and Lavoro is well positioned to be a beneficiary of this secular trend for years to come.
•
Lavoro’s Highly Synergistic, Vertically Integrated Crop Care Cluster.   An additional key competitive advantage for Lavoro relative to local players is its vertical integration via its Crop Care Cluster (“Crop Care”). Crop Care’s portfolio of private label products, including biologics and specialty fertilizers, is sold through Lavoro and other agricultural retail channels. The major bottleneck to growth for biologics and specialty fertilizer manufacturers is the sales channel, as selling these products is highly technical and requires the RTVs to be specifically trained in selling these specialty products. By having the manufacturing arm and sales channel under one roof, Lavoro removed that bottleneck through training and incentivizing its RTV sales force to sell these specialty products, which generates higher margins for the agricultural retailer. While Crop Care accounted for 14% of Lavoro’s gross profit as of fiscal year 2022 (up from 4% in fiscal year 2021), we anticipate that Crop Care’s growth will continue to outpace the Brazil Cluster and LATAM Cluster’s growth such that Crop Care is expected to contribute 17% of overall company gross profit of fiscal year end 2024. Additionally, we believe that the embedded synergies from vertical integration with Crop Care extends to M&A. As Lavoro continues to expand its agricultural retail footprint through organic growth and acquisitions of specialty fertilizer and biologics manufacturers, these newly acquired businesses can accelerate their sales by deploying newly acquired products into Lavoro’s extensive channels, while Lavoro can introduce its private label Crop Care products through these newly acquired companies.

•
Lavoro’s Multifaceted Growth Engine: Organic, M&A, and Services.   With just over a third of the total retail footprint in Brazil, Lavoro has a large opportunity ahead of itself to expand the total acreage covered and increase wallet share via its product portfolio expansion and new services revenue. Moreover, beyond its existing Brazil and Colombian presence, Lavoro expects to expand into the other countries in South and Central America, including Chile, Peru, and Paraguay by the end of fiscal year 2024. Finally, Lavoro’s continued investment in its digital applications and e-commerce solutions enables not only continuous improvements in the productivity of its RTVs, but also expansion of services, transforming Lavoro into the one-stop shop platform for agricultural inputs and digital services across a farmer’s journey. The TPB SPAC Board believes that the continuing momentum of agriculture technology and services adoption in the region is expected to contribute to accelerating Lavoro’s revenue growth with strong incremental Adjusted EBITDA margins in the near future. After the completion of the Business Combination, the majority of the net cash from TPB SPAC’s trust account is expected to be held on Lavoro’s balance sheet to fund M&A and support continued growth into new products and geographical markets. For additional information, see the section entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Certain Unaudited Projected Financial Information” in the accompanying proxy statement/prospectus.

•
Lavoro’s Experienced and Proven Management Team.   Lavoro’s management team combines expertise in technology and agricultural services. Lavoro’s management team is led by its Chief Executive Officer, Ruy Cunha, who was the former Head of Strategy, Chief Operating Officer, and President of Lavoro Brazil, and earlier an executive at AGCO, a leading global player in agriculture equipment and technology. Lavoro’s management team also includes former executives and managers at Syngenta, Monsanto, UPL, Grupo Gral, SLC Agrícola, General Electric, Boston Consulting Group, and Booz Allen. Under their leadership in the past six years since inception, Lavoro has transformed the agricultural retail landscape in the region, generating R$8.2 billion in pro forma revenue in the fiscal year ended June 30, 2022 and R$151.3 million in pro forma net income in the same period. The TPB SPAC Board expects Lavoro’s executives will continue with Lavoro following the Business Combination. For additional information regarding New Lavoro’s executive

3
Ibid.

officers, see the section entitled “New Lavoro Management Following the Business Combination — Executive Officers” in the accompanying proxy statement/prospectus.
•
Attractive Entry Valuation.   New Lavoro, after giving effect to the Business Combination, has an implied initial enterprise value of US$1.2 billion (including the proceeds from the Business Combination), implying a 7.1x multiple on its projected calendar year 2022 Pro Forma Adjusted EBITDA and 4.4x multiple on its projected calendar year 2023 Pro Forma Adjusted EBITDA. The agricultural retail business of Lavoro’s closest publicly-traded peer, Nutrien, is trading at an implied multiple4 of 8.7x this calendar year’s projected Adjusted EBITDA and 9.1x next calendar year’s projected Adjusted EBITDA. Lavoro’s projected Pro Forma Adjusted EBITDA and Nutrien’s projected Adjusted EBITDA are not directly comparable, primarily because Lavoro’s Pro Forma Adjusted EBITDA includes (i) full year financial contribution for companies acquired in a given year, rather than just the partial “stub period” contribution and (ii) future contributions from expected M&A for FY22E-FY24E with signed memorandums of understanding, which TPB SPAC believes, based on its diligence, have a high probability of closing and contributes to Lavoro’s operating performance. The TPB SPAC Board and management believe that including these contributions for the purposes of evaluating Lavoro’s implied multiples more accurately reflects the business and expected results of operations of Lavoro on a present and go-forward basis than a projected EBITDA measure that does not include such contributions. Nutrien, to our knowledge, does not have or expect contributions from recent or prospective acquisitions that would impact its projected EBITDA. As such, we believe that we are entering into this Business Combination at a favorable multiple. For additional information, see the section entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Certain Unaudited Projected Financial Information” in the accompanying proxy statement/prospectus.

The TPB SPAC Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination, including, among others, the following:
•
Potential Inability to Complete the Merger.   The TPB SPAC Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to TPB SPAC if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. The TPB SPAC Board considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval), which could result in TPB SPAC being unable to effect a business combination within the timeframe provided for under TPB SPAC’s Existing Governing Documents and forcing TPB SPAC to liquidate.

•
Exclusivity.   The TPB SPAC Board considered the fact that the Business Combination Agreement includes an exclusivity provision that prohibits TPB SPAC from soliciting or discussing other business combination proposals, and which restricts TPB SPAC’s ability to consider other potential business combinations for so long as the Business Combination Agreement remains in effect.

•
Redemption Risk.   The TPB SPAC Board considered the risk that the current public shareholders of TPB SPAC would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Lavoro Agro Limited following the consummation of the Business Combination and potentially requiring TPB SPAC to waive certain conditions under the Business Combination Agreement in order for the Business Combination to be consummated. The consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition. As of September 30, 2022, without giving effect to any future redemptions that may occur, the trust account had US$181,358,178 invested in the U.S. Treasury securities and money market funds that invest in U.S. government securities.

4
The implied multiple was calculated by excluding the implied enterprise value of Nutrien’s fertilizer business using the average fertilizer comparables group multiples and prevailing sell-side estimates. The calculations were made as of August 26, 2022. For more information about the definition of Pro Forma Adjusted EBITDA, please see the section entitled “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures.”

•
Lavoro’s Business Risks.   The TPB SPAC Board considered that TPB SPAC shareholders would be subject to the execution risks associated with Lavoro if they retained their public shares following the Closing, which were different from the risks related to holding public shares of TPB SPAC prior to the Closing. In this regard, the TPB SPAC Board considered, among other things, the following risks, although not weighted and not presented in any order of significance, associated with successful implementation of Lavoro’s long-term business plan and strategy and Lavoro realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including but not limited to (i) Lavoro’s ability to manage growth effectively, including its ability to recruit and train its sales and marketing, technology, and finance and administration teams and refine Lavoro’s operational, financial and risk management controls and reporting systems and procedures as they grow; (ii) Lavoro’s continued international expansion efforts; (iii) the development of Lavoro’s proprietary private label products and technology and services platform; (iv) Lavoro’s relationships with its agricultural inputs suppliers; (v) Lavoro’s strategic acquisition pipeline and post-merger integration plans; (vi) the availability of additional capital to fund Lavoro’s growth organically and through strategic acquisitions; (vii) the availability of fertilizers and other inputs as a result of the ongoing armed conflict between Russia and Ukraine; and (viii) factors outside of the parties’ control, such as climate risks, fluctuations in interest, inflation and exchange rates, and the potential negative impact of the COVID-19 pandemic. The TPB SPAC Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that TPB SPAC shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination.

•
Macroeconomic and Geopolitical Risks.   The TPB SPAC Board considered the general macroeconomic and geopolitical uncertainty and the effects it could have on the combined company’s revenues.

•
Post-Business Combination Corporate Governance.   The TPB SPAC Board considered the corporate governance provisions of the Business Combination Agreement and the Proposed Governing Documents and the effect of those provisions on the governance of Lavoro Agro Limited following the Closing. In particular, they considered that the parties have entered into an agreement in respect of the composition of the board of directors of Lavoro Agro Limited after the Closing, pursuant to the Business Combination Agreement. See “The Business Combination Agreement — Board of Directors” for additional information.

Given that the Investment Funds will collectively control shares representing a majority of Lavoro Agro Limited’s total outstanding shares of ordinary shares upon completion of the Business Combination, New Lavoro will be a “controlled company” within the meaning of the Nasdaq corporate governance rules and the Investment Funds may be able to elect future directors and make other decisions (including approving certain transactions involving New Lavoro and other corporate actions) without the consent or approval of any of TPB SPAC’s current shareholders, directors or management team. For additional information, see “Risk Factors — Risks Related to New Lavoro — We are a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.”
•
Limitations of Review.   TPB SPAC Board did not obtain an opinion from an independent investment banking firm or any other independent third party, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our shareholders from a financial point of view. In addition, TPB SPAC’s management and advisors reviewed only certain materials in connection with their due diligence review of Lavoro. Accordingly, the TPB SPAC Board considered that TPB SPAC may not have properly valued Lavoro.

•
No survival of remedies for breach of representations, warranties or covenants of Lavoro.   The Business Combination Agreement provides that TPB SPAC will not have any surviving remedies against Lavoro Agro Limited or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Lavoro set forth in the Business Combination Agreement. As a result, TPB SPAC shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Lavoro prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares of Lavoro Agro Limited to be issued in the Business Combination or recover for the amount of any damages. The TPB SPAC Board determined that this structure was appropriate and customary in light of the fact that it is consistent with market practice for similar transactions and Lavoro Agro Limited would not have proceeded with the Business Combination otherwise.
•
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could indefinitely delay or otherwise permanently prohibit consummation of the Business Combination.

•
Fees, Expenses and Diversion of Management.   The significant fees and expenses associated with completing the Business Combination and related transactions and the substantial time and effort of management required to complete the Business Combination and the potential negative effects on Lavoro’s business.

•
Waiver of Corporate Opportunity Doctrine.   TPB SPAC’s Existing Governing Documents contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that have been appropriate for a combination with TPB SPAC but were not offered due to a TPB SPAC director’s duties to another entity. TPB SPAC and its management are not aware of any such corporate opportunities not being offered to TPB SPAC and does not believe that the waiver of the corporate opportunity doctrine in its Existing Governing Documents interfered with its ability to identify an acquisition target, including the decision to pursue the business combination with Lavoro.

•
Other risks.   Various other risks associated with the Business Combination, the business of TPB SPAC, and the business of Lavoro described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the TPB SPAC Board also considered that certain officers and directors of TPB SPAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of TPB SPAC’s shareholders (see “— Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination”). However, the TPB SPAC Board concluded that the potentially disparate interests would be mitigated because, among other reasons, (i) certain of these interests were disclosed in the prospectus for TPB SPAC’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by TPB SPAC with any other target business or businesses and (iii) a significant portion of the consideration to TPB SPAC’s directors and executive officers was structured to be realized based on the future performance of New Lavoro’s ordinary shares.
For more information about the TPB SPAC Board’s decision-making process concerning the Business Combination, please see the section entitled “Proposals to be Considered by TPB SPAC’s Shareholders —  Business Combination Proposal — the TPB SPAC Board’s Reasons for Approval of the Business Combination.” in the accompanying proxy statement/prospectus.
Quorum and Vote Required for Shareholder Proposals (Page 125)
A quorum of TPB SPAC’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting of shareholders if a majority of the TPB SPAC Ordinary Shares outstanding and entitled to vote at the Extraordinary General Meeting of shareholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The approval of the Merger Approval and the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Recommendation of the TPB SPAC Board (Page 177)
The TPB SPAC Board believes that the Business Combination Proposal and the other proposals be presented at the Extraordinary General Meeting of shareholders are in the best interests of TPB SPAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Governing Documents Proposals and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.
The existence of financial and personal interests of one or more of TPB SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of TPB SPAC and TPB SPAC shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPB SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to TPB SPAC and the Business Combination — The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent TPB SPAC’s good faith estimate of such amounts.
As of June 30, 2022
(in US$ millions)
Sources(1)
Existing cash held in Trust Account(2)	$180.4
Sponsor PIPE Investment(3)	$100.0
Total Sources	$280.4
Uses
Cash to balance sheet	$226.1
Secondary proceeds to Investment Funds(4)	$30.4
Transaction expenses(5)	$23.9
Total Uses	$280.4

(1)
Totals might be affected by rounding.

(2)
Assuming that none of TPB SPAC’s outstanding public shares are redeemed in connection with the Business Combination.

(3)
TPB SPAC Class A Ordinary Shares issued to the Sponsor are at a deemed value of US$10.00 per share.

(4)
The Investment Funds’ share ownership reflects the Cash Consideration paid pursuant to the terms of the Business Combination Agreement in respect of the Cashout Shares, if any, and the cancellation of the corresponding Cashout Shares converted into the right to receive the Per Share Cash Consideration, which is an amount, as of immediately prior to the Third Effective Time, equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities. Patria may be deemed to beneficially own the Investment Funds. See “Security Ownership of Certain Beneficial Owners and Management.”

(5)
Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time. Inclusive of that certain unsecured promissory note issued by TPB SPAC (the

“2022 Note”) in the principal amount of up to US$3,000,000 to the Sponsor, of which US$1,000,000 was funded upon execution of the 2022 Note as of June 30, 2022.
Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions (Page 128)
	No Redemptions(1)		Maximum Redemptions(2)
IPO underwriting fees(3)	US$	9,919,964	US$	9,919,964
IPO proceeds net of redemptions(4)	US$	180,362,990	US$	103,836,119
Underwriting fees as a % of IPO proceeds net of redemptions		5.5%		9.6%

(1)
This scenario assumes that no TPB SPAC Class A Ordinary Shares are redeemed.

(2)
Assumes redemptions of 7,704,433 TPB SPAC Class A Ordinary Shares in connection with the Business Combination at approximately US$10.00 per share.

(3)
The initial public offering underwriting commissions include deferred underwriting fees of US$6,312,705 and the fees incurred at the time of the initial public offering.

(4)
Initial public offering proceeds are calculated on a gross basis and exclude any and all underwriting fees.

Risk Factors (Page 66)
Lavoro’s business and an investment in New Lavoro Ordinary Shares are subject to numerous risks and uncertainties. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the financial statements and annexes attached hereto, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of these risks include:
Risks Relating to Our Business and Industry
•
We may be adversely affected by global market and economic conditions.

•
Our operating results are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry in which we or our customers operate. These factors are outside of our control and may significantly affect our profitability.

•
Our business is highly seasonal and affected by adverse weather conditions and other factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

•
Climate change may have an adverse effect on agribusiness in Latin America and us.

•
We do not control the activities of our customers, and facts or circumstances that may occur as a result of their actions or omissions could harm our reputation and sales.

•
We operate in a competitive market. If we are unable to compete effectively, our financial results will suffer.

•
We may not be successful in selling or marketing the agricultural products that we offer in the markets in which we operate.

•
If we are unable to retain our existing customers or attract new customers, including through opening new stores and geographic expansion, our business, financial condition and results of operations will be adversely affected.

•
Our business depends on a well-regarded and widely known brand, and any failure to maintain, protect and enhance our brand would harm our business, financial condition and results of operations.

•
If we fail to manage our growth effectively, our business could be harmed.

•
Our continued international expansion efforts may not be successful, or may subject our business to increased risks.

•
Our results of operations and operating metrics may fluctuate and we may generate losses in the future, which may cause the market price of New Lavoro Ordinary Shares to decline.

•
Our results of operations may be adversely affected if our customers are unable to repay trade receivables from us.

Risks Relating to Acquisitions and Pro Forma Financial Information
•
Any acquisition, partnership or joint venture we make or enter into could disrupt our business and harm our financial condition.

•
Our recent acquisitions and the comparability of our results may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects.

•
The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and may not be indicative of our combined financial condition or results of operations after giving effect to our pro forma transactions.

Risks Relating to Regulatory Matters, Privacy, Litigation and Cybersecurity
•
Our business and the commercialization of our products are subject to various government regulations and agricultural, environmental, health and safety authorities and industry standards, and we or our collaborators may be unable to obtain, or may face delays in obtaining, necessary regulatory approvals.

•
Our operations are subject to various health and environmental risks associated with our production, handling, transportation, storage and commercialization.

•
Environmental, health and safety and food and agricultural input laws and regulations to which we are subject may become more stringent over time. This could increase the effects on us of these laws and regulations, and the increased effects could be materially adverse to our business, operations, liquidity and/or results of operations.

Risks Relating to Latin America
•
We are subject to risks relating to our significant presence in Latin American countries.

•
Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations.

•
The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of New Lavoro Ordinary Shares.

SELECTED COMBINED HISTORICAL FINANCIAL INFORMATION AND OTHER DATA OF LAVORO
The following tables set forth, for the periods and as of the dates indicated, Lavoro’s selected combined financial information and other data. Lavoro’s historical results are not necessarily indicative of the results that may be expected in the future. The financial information and other data contained in this section relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of New Lavoro going forward. This information should be read in conjunction with “Presentation of Financial and Other Information of Lavoro,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro,” “Business of Lavoro,” “Unaudited Pro Forma Condensed Combined Financial Information,” and Lavoro’s combined financial statements, including the notes thereto, included elsewhere in this proxy statement/prospectus.
The selected statement of financial position data as of June 30, 2022 and 2021 and the statements of profit or loss data for each of the three years in the period ended June 30, 2022 have been derived from Lavoro’s audited combined financial statements included elsewhere in this proxy statement/prospectus, prepared in accordance with the IFRS, as issued by the IASB. The selected statement of financial position data as of June 30, 2020, has been derived from Lavoro’s audited combined financial statements not included in this proxy statement/prospectus, prepared in accordance with the IFRS, as issued by the IASB.
Combined Statements of Profit or Loss Data
	For the Fiscal Year Ended June 30,
	2022	2022	2021	2020
	US$(1)	R$
	(in millions)
Revenue	1,478.9	7,746.5	5,098.5	2,706.3
Cost of goods sold	(1,225.8)	(6,421.0)	(4,362.7)	(2,384.1)
Gross profit	253.1	1,325.5	735.9	322.2
Operating expenses:
Sales, general and administrative expenses	(195.2)	(1,022.4)	(619.5)	(394.7)
Other operating income, net	10.8	56.8	15.6	10.8
Operating profit (loss)	68.7	359.9	132.0	(61.7)
Finance income	81.5	426.9	227.1	55.5
Finance costs	(123.4)	(646.4)	(312.9)	(168.7)
Profit (loss) before income taxes	26.8	140.4	46.2	(174.9)
Income taxes:
Current	(21.3)	(111.4)	(61.7)	(23.5)
Deferred	15.0	78.7	37.0	76.9
Profit (loss) for the year(2)	20.6	107.8	21.5	(121.5)
Attributable to:
Net investment of the Parent	14.9	78.2	38.4	(108.7)
Non-controlling interests	5.7	29.6	(16.9)	(12.8)

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

(2)
As Lavoro Group’s financial statements have been prepared on a combined basis, earnings per share is not a meaningful measure of financial performance for any of the periods presented. Therefore, Lavoro’s management has determined that presenting an earnings per share calculated based on the combined information would not accurately reflect Lavoro’s historical earnings per share. Accordingly, the requirement of IAS 33 — Earnings per share to disclose earnings per share is not applicable.

Combined Statements of Financial Position Data
	As of June 30,
	2022	2022	2021	2020
	US$(1)	R$
	(in millions)
Current assets:
Cash equivalents	48.6	254.4	459.5	158.5
Trade receivables	342.6	1,794.6	1,467.2	1,080.4
Inventories	333.9	1,749.0	849.1	431.5
Taxes recoverable	17.9	93.7	88.4	35.5
Derivative financial instruments	1.5	7.8	—	4.5
Commodity forward contracts	6.3	32.8	127.7	100.5
Advances to suppliers	73.2	383.3	442.4	252.5
Other assets	11.5	60.2	31.8	36.3
Total current assets	835.4	4,375.7	3,466.1	2,099.7
Non-current assets:
Financial investments	0.2	1.3	—	—
Trade receivables	7.6	39.8	—	5.1
Other assets	0.5	2.8	1.8	0.4
Right of use assets	26.8	140.2	64.3	34.7
Judicial deposits	0.7	3.9	4.6	3.5
Tax recoverable	9.7	50.9	—	—
Deferred tax assets	38.4	201.0	114.7	77.7
Property, plant and equipment	27.9	146.2	93.3	58.9
Intangible assets	138.3	724.3	656.8	382.5
Total non-current assets	250.1	1,310.1	935.5	562.8
Total assets	1,085.5	5,685.8	4,401.6	2,662.5
Current liabilities:
Trade payables	439.4	2,301.7	1,563.7	1,016.3
Leases liabilities	13.2	69.2	34.5	8.8
Borrowings	130.0	681.2	221.8	160.3
Payables for the acquisition of subsidiaries	21.3	111.7	215.2	126.8
Derivative financial instruments	1.4	7.1	5.1	14.8
Commodity forward contracts	5.2	27.0	128.2	107.4
Salaries and social charges	35.8	187.3	88.4	40.4
Taxes payable	6.5	34.2	32.8	26.3
Dividends payable	0.1	0.4	6.9	6.9
Advances from customers	61.2	320.6	509.4	218.7
Other liabilities	18.3	95.9	62.1	37.1
Total current liabilities	732.4	3,836.4	2,868.1	1,763.8

	As of June 30,
	2022	2022	2021	2020
	US$(1)	R$
	(in millions)
Non-current liabilities:
Leases liabilities	16.4	86.0	40.6	32.8
Borrowings	5.6	29.3	20.6	8.3
Payables for the acquisition of subsidiaries	10.1	52.7	—	—
Provision for contingencies	0.6	3.0	3.6	0.0
Other liabilities	0.2	1.1	0.5	1.0
Deferred tax liabilities	1.4	7.5	—	—
Total non-current liabilities	34.3	179.7	65.3	42.1
Net investment:
Net investment from the parent	277.1	1,451.6	1,345.1	787.7
Non-controlling interests	41.6	218.1	123.1	68.9
Total net investment	318.8	1,669.7	1,468.2	856.6
Total liabilities and net investment	1,085.5	5,685.8	4,401.6	2,662.5

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

Non-IFRS Financial Measures and Reconciliations
References in this subsection to “we,” “us” or “our” refer to the business of Lavoro and its subsidiaries prior to the consummation of the Business Combination. In addition, the financial information and other data contained in this subsection (including pro forma non-IFRS financial measures) relates to the Lavoro Group only, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
This proxy statement/prospectus presents our Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, and their reconciliations for the convenience of investors, which are non-IFRS financial measures. A non-IFRS financial measure is generally defined as a numerical measure of historical or future financial performance, financial position, or cash flow that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable IFRS measure. For further information on why our management chooses to use these non-IFRS financial measures, and on the limits of using these non-IFRS financial measures, please see “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures.”

Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
	For the Fiscal Year Ended June 30, 2022
		Pre-Acquisition Period(1)
	Lavoro Group Historical	Produttiva	Cenagro	Cenagral	Union Agro	AgroZap	Nova Geração	Pro Forma Adjustments(1)	Lavoro Group Pro Forma
	(in R$ millions, except as otherwise indicated)
Pro forma profit for the year	107.8	0.9	0.6	1.2	17.1	18.1	6.8	(1.2)	151.3
(+) Pro forma depreciation and amortization	118.5	—	0.3	0.1	0.4	0.4	0.3	1.7	121.7
(+) Fair value on inventories sold from acquired companies	27.0	—	—	—	—	—	—	—	27.0
(+) Pro forma income taxes current and deferred	32.7	—	0.3	0.3	2.7	—	—	(0.5)	35.3
(+) Pro forma finance income (costs), net	219.4	(0.1)	(0.1)	0.0	0.2	3.5	0.4	—	223.5
(+) M&A expenses(2)	15.8	—	—	—	—	—	—	—	15.8
(-) Gain on bargain purchases	(18.3)	—	—	—	—	—	—	—	(18.3)
Pro Forma Adjusted EBITDA	502.9	0.8	1.3	1.5	20.4	22.0	7.4	—	556.3
(/) Pro forma revenue	7,746.5	18.0	27.9	5.3	95.8	201.1	68.6	—	8,163.2
Pro Forma Adjusted EBITDA Margin	6.5%	4.3%	4.5%	28.6%	21.3%	10.9%	10.8%	N/A	6.8%

(1)
For an explanation of these pro forma adjustments, see the accompanying notes to our unaudited pro forma condensed combined financial information in “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
M&A expenses primarily include M&A team compensation expenses and accounting and tax due diligence expenses.

Historical Net Debt (Net Cash) and Historical Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
	As of and For the Fiscal Year Ended June 30, 2022
	(US$)(1)	(R$)
	(in millions, except as otherwise indicated)
Borrowings (current and non-current)	135.7	710.6
Leases liabilities (current and non-current)	29.6	155.3
Payables for the acquisition of subsidiaries (current and non-current)	31.4	164.4
(-) Cash equivalents	(48.6)	(254.4)
Net Debt	148.1	775.9
Pro Forma Adjusted EBITDA	106.2	556.3
Net Debt/Pro Forma Adjusted EBITDA Ratio	N/A	1.4x

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF TPB SPAC
The following table sets forth selected historical financial information derived from TPB SPAC’s (i) unaudited financial statements included elsewhere in this proxy statement/prospectus as of September 30, 2022 and for the nine month period then ended and (ii) audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2021 and for the period from February 8, 2021 (inception) through December 31, 2021. You should read the following summary financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TPB SPAC” and TPB SPAC’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus.
TPB SPAC has neither engaged in any business operations nor generated any revenue to date. TPB SPAC’s only activities from inception through the record date were organizational activities and those necessary to complete its initial public offering and identify a target company for a business combination. TPB SPAC does not expect to generate any operating revenue until after the completion of the Business Combination.
	For the Nine Months Ended September 30, 2022	For the period from February 8, 2021 (inception) through December 31, 2021
Statement of Operations Data
General and administrative expenses	4,412,425	552,124
General and administrative expenses – related party	90,000	46,774
Loss from operations	(4,502,425)	(598,898)
Other income (expense)
Change in fair value of derivative warrant liabilities	1,123,107	8,508,405
Income from investments in Trust Account	989,967	5,221
Loss upon issuance of private placement warrants	—	(653,860)
Offering costs associated with derivative warrant liabilities	—	(577,447)
Total other income, net	2,113,074	7,282,319
Net income (loss)	(2,389,351)	6,683,421
Weighted average number of shares outstanding of Class A ordinary shares, basic and diluted	18,036,299	7,770,560
Basic net income (loss) per share, Class A ordinary shares	(0.11)	0.55
Diluted net income (loss) per share, Class A ordinary shares	(0.11)	0.54
Weighted average number of shares outstanding of Class B ordinary shares, basic and diluted	4,509,074	4,431,172
Weighted average number of shares of Class B ordinary shares, diluted	4,509,074	4,509,074
Basic net income (loss) per share, Class B ordinary shares	(0.11)	0.55
Diluted net income (loss) per share, Class B ordinary shares	(0.11)	0.54
	September 30, 2022	December 31, 2021
Balance Sheet Data:
Total current assets	1,210,509	1,075,488
Total assets	182,568,687	181,443,699
Total current liabilities	4,761,627	124,181
Total liabilities	17,360,009	13,845,670
Class A ordinary shares subject to possible redemption	180,362,990	180,362,990
Total shareholders’ deficit	(16,049,500)	(12,764,961)

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements; Market and Other Industry Data” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods. You are encouraged to perform your own investigation with respect to our business, financial condition and prospects.
Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Lavoro and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Lavoro and its subsidiaries following the consummation of the Business Combination and, therefore, such references to “we,” “us” or “our” refer to the business of New Lavoro and its subsidiaries when describing events or circumstances that will or could occur following the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of New Lavoro, in which event the market price of New Lavoro Ordinary Shares could decline, and you could lose part or all of your investment.
Risks Related to Lavoro’s Business and Industry
We may be adversely affected by global market and economic conditions.
Our ability to continue to develop and grow our business, build proprietary distribution channels and generate revenues from product sales may be adversely affected by global economic conditions in the future, including instability in credit markets, declining consumer and business confidence, fluctuating commodity prices and interest rates, volatile exchange rates and other challenges that could affect the global economy such as the changing financial regulatory environment. For example, our customers may experience deterioration of their businesses, cash flow shortages or difficulties obtaining financing, which could adversely affect the demand for our agricultural products and services. Changes in the prices of certain commodity products could result in higher overall costs along the agricultural supply chain, which may negatively affect our ability to commercialize our products due to a reduction of demand by our clients. Additionally, negative fluctuations in commodity prices could have an impact on growers’ purchasing decisions and negatively affect their ability and decisions to purchase our agricultural input products and services. We cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business and may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate. Any downturn in the global market or general economic conditions could have a material adverse effect on our results of operations, financial condition and business.
Our operating results are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry in which we or our customers operate. These factors are outside of our control and may significantly affect our profitability.
Our operating results in particular, and agricultural production and trade flows more generally, are subject to factors outside our control that could adversely affect our operations and profitability. Therefore, the sale of our products may be adversely affected by circumstances beyond our control. The most important of these factors are:
•
weather, climatic variations and field conditions (particularly during periods of traditionally high agricultural and planting activity);

•
quantities of crop nutrients imported and exported;

•
cost increases by our suppliers and service providers for the agricultural inputs and services required in our activities, which may lead to decreased customer demand;

•
current and expected agricultural commodity inventories and prices (such as soybean and corn), which are heavily influenced by worldwide markets, with the United States, China, Brazil, Argentina and the European Union being the largest producers and consumers of these commodities; and

•
governmental policies and approvals of technologies affecting the agricultural industry, such as farm and biofuel policies, taxes, tariffs, duties, subsidies, incentives and import and export restrictions on agricultural commodities and commodity products, which may directly or indirectly influence the location or number of hectares planted, the level of inventories, the mix of crops planted or crop prices and the volume and types of imports and exports or otherwise negatively affect our operating results.

International market conditions, which are outside of our control, may significantly influence our operating results. The international market for agricultural inputs is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing agricultural inputs; foreign agricultural policies, including subsidy policies; the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets; changes in the hard currency demands of certain countries; and other regulatory policies of foreign governments; as well as the laws and policies affecting foreign trade and investment, including use of tariffs.
Moreover, our private label products use some basic raw materials, most of them mineral commodities, such as yellow phosphorus, acetic acid, CCMP (2-chloro-5-chloromethylpyridine), DMPAT (Dimethyl thiophosphoramidate), and manganese. These raw materials may suffer price increases in amounts higher than those expected by us, including changes to tax rates or the creation of new taxes, which can cause a decrease in the profitability of our products and, consequently, adversely affect our financial condition. Additionally, some of our raw materials are purchased in the foreign market and, therefore, their prices are linked to the variation of the dollar. If there is an increase in the price of the main raw materials that we or our suppliers use in the production process, our and/or their results of operations could be negatively impacted.
Our business is highly seasonal and affected by adverse weather conditions and other factors beyond our control, which may cause our sales and operating results to fluctuate significantly.
The sale of our products is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. Demand for our products is typically strongest between October and December, with a second period of strong demand between January and March. The seasonality of agricultural inputs demand results in our sales volumes and net sales typically being the highest during the South American spring season and our working capital requirements typically being the highest just after the end of the spring season.
Weather conditions and natural disasters, such as heavy rains, hail, floods, frost, windstorms, drought or fire, as well as other factors beyond our control, such as demand conditions, availability of supply, food safety concerns, product recalls and government regulations also affect decisions by our distributors, direct customers and end users about the types and amounts of products to use and the timing of harvesting and planting. Disruptions may lead to delays in harvesting or planting by growers which can result in pushing orders to a future quarter, which could negatively affect results for the quarter in question and cause fluctuations in our operating results.
Moreover, we are exposed to the risk and significant cost of maintaining inventory if, due to the aforementioned reasons, the activities of our customers decrease. We cannot assure you that we will be able to distribute sufficient products during the year to meet the demand of our customers in peak seasons, nor that our customers will rapidly react to unexpected climate changes, which may adversely affect the demand for our products. Climate changes directly affect the planting schedule and demand of our customers and their crop yield and, as a result, adversely affect their financial condition and their ability to meet their obligations with us.
The overall level of seasonality in our business is difficult to evaluate as a result of our expansion into new geographical territories, the introduction of new products and the timing of introductions of new products. It is possible that our business may be more seasonal or experience seasonality in different periods than anticipated. Other factors may also contribute to the unpredictability of our operating results, including the size and timing of significant transactions. For example, as mentioned above, our most profitable months tend to be October, November and December in a given calendar year. If we acquire a large target between January and June of a given year, we would be missing its best performing months, and, therefore, our annual accounting statements for the fiscal year ended June 30 would not fully reflect the positive impact of the acquisition. Additionally, the delay or deferral of use of our agricultural products and services and the fiscal or quarterly budget cycles of our direct customers and end users may also impact the seasonality of our results. Customers may purchase large quantities of our products in a particular quarter to store and use over long periods of time or time their purchases to manage their inventories, which may cause significant fluctuations in our operating results for a particular quarter or year.
If seasonal demand exceeds our expectations, we will not have enough product volumes and our customers may acquire products from our competitors, which would negatively impact our profitability. If seasonal demand is less than we expect, we will be left with excess inventory and higher working capital and liquidity requirements. The degree of the seasonality of our business can change significantly from year to year due to conditions in the agricultural industry and other factors.
Climate change may have an adverse effect on agribusiness in Latin America and us.
We are subject to risks related to climate change which are commonly grouped into physical risk and transition risk categories.
Physical risks include the impact that climate change could have on our operations, the operations of our customers, and our supply chain. The impact of climate change is uncertain and may be harmful due to changes in rainfall patterns and intensity, shortage of water, changes in sea levels, and changes in global temperature, among others. These physical impacts may vary depending on the location and intensity of climate events, comprising acute risks, including increased severity of extreme climate events, and chronic risks, deriving from long-term changes in climate patterns. These acute or recurrent physical impacts can cause significant losses to rural producers in Latin America. It can increase the non-payment risk by current and future customers. Similarly, they may limit geographic expansion strategies in certain regions, and consequently require significant changes in our business strategy. We cannot assure you that any losses caused by climate change effects on the crops of our customers will be recovered, even in following seasons, considering current productivity standards. As a result, we may be materially adversely affected and our financial results may significantly vary each year. Physical risks from climate change may also result in operational or supply chain delays, depending on the nature of the event. These events may impact the demand for our products, availability and/or cost of resource inputs, materials or insurance or increase the costs to our operations.
Transition risks relate to the risk inherent in changing strategies, policies or investments as society and industry work to reduce the reliance on carbon and impact on the climate, and depend on political, regulatory, legal, technological, and market responses. Impacts of transition risks include, among other things, policy constraints on carbon emissions, imposition of carbon pricing mechanisms and carbon taxes, enhanced reporting obligations, risks associated with investments in new technologies, costs to transition to lower emissions technologies, stranded assets, diminished access to capital and financing, water restrictions, land use restrictions or incentives, changing consumer behavior and preferences, and market demand and supply shifts. There are also reputational risks associated with climate change including our stakeholders’ perception of our role in the transition to a lower- carbon economy.
Climate change laws could also increase our costs and have an impact on our financial condition and the results of operations. The adoption of a national or international policy to limit greenhouse gas emissions for some industries may require significant investments for implementation. Several countries, including Brazil, may adopt a carbon pricing regime through a regulated market or by creating an emission tax, or by combining these two factors. This could result in a regulated carbon market, which may impose limits on greenhouse gas emissions for various industries and businesses, including their suppliers and customers (i.e., in line with an extended value chain concept).

There can be no assurance that our efforts to anticipate the costs associated with mitigating the physical risks of climate change and ability to work with governments and industry on potential regulatory requirements associated with climate change will be effective or that climate change or related governmental policy action in response to climate change will not have an adverse impact on our business and negatively impact our strategy, financial condition, results of operations, and/or cash flows, and our reputation and stakeholders’ support.
We do not control the activities of our customers, and facts or circumstances that may occur as a result of their actions or omissions could harm our reputation and sales.
Environmental concerns worldwide are continuing to rise. Tracts of land cleared for the harvesting of crops cause deforestation. To this effect, we do not control our customers or their environmental or other practices. A violation of environmental, health, agricultural or other laws by our customers or business partners, or an environmental or public health incident at customer locations, including acts of deforestation, or any failure of these third parties to follow generally accepted ethical business practices, could create negative publicity and harm our reputation. In addition, we may be required to seek alternative customers if these violations or failures were to occur. Although we conduct periodic due diligence of our customers’ compliance with environmental, health, agricultural laws or practices, we may be unable to detect related violations and our due diligence practices may not be sufficient to ensure our customers’ compliance with environmental laws or practices. Any conduct or actions that our customers could take could reduce demand for our products, harm our ability to meet demand or harm our reputation, brand image, business, financial condition or results of operations.
We operate in a competitive market. If we are unable to compete effectively, our financial results will suffer.
We currently face competition in the markets in which we operate. The market for agricultural inputs is competitive and evolving. The influence of the agricultural sector in Brazil and in other Latin American markets has been increasing, including in the Brazilian retail market of agricultural inputs, due to the creation of groups resulting from mergers and acquisitions, the entry of international players in Brazil and Latin America, and competition among farmer cooperatives. Additionally, agricultural inputs suppliers may intensify their strategy of making direct sales to rural producers or even decide to progress in the value chain, becoming retailers of agricultural inputs. If we are unable to adapt to changes in the competitive landscape in the markets in which we operate, or intend to operate in the future, and this leads to loss of markets and/or difficulties in the operation of our business, our results of operations and business may be adversely affected.
Moreover, the advancement and adoption of technology and digital innovations in agriculture and across the value chain have increased and are expected to further accelerate as grower demographics shift and pressures from consumer preferences, governments, and climate change initiatives evolve. Some emerging trends include the development of seeds that require less crop nutrients, development of full or partial substitutes for our products, or developments in the application of crop nutrients such as improved nutrient use or efficiency through use of precision agriculture. If we are unable to provide new products and services to satisfy emerging trends, it may adversely affect our financial condition, results of operations, and cash flows. Further, digital innovations and use of new technology in the agriculture market, among other things, by new or existing competitors could alter the competitive environment, resulting in existing business models being disrupted, which may adversely impact our operations and financial performance.
Our ability to compete effectively and to achieve commercial success depends, in part, on our ability to control inventory and other supply-related costs; marketing costs and go to market strategy through our distribution channels; effectively price and market our products; successfully develop an effective marketing program and an efficient supply chain; obtain and commercialize new products and maintain an attractive product portfolio; among other factors. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.
We may not be successful in selling or marketing the agricultural products that we offer in the markets in which we operate.
Our success depends on our ability to continue to identify, obtain and commercialize the agricultural products we offer in the markets in which we operate, including agricultural inputs with attractive and high-value characteristics and technologies. We commit substantial efforts and resources to locate and source products that we seek to bring to the markets in which we operate, and we may not be successful in obtaining or commercializing such products at the same pricing or market conditions. Also, if the agricultural products we sell are unsuccessful in achieving their desired effect or no longer perform according to our customers’ expectations, our customers’ demand for our products may be affected, which could materially and adversely affect our business, financial condition, results of operations and growth strategy.
Therefore, our success depends on our ability to (i) develop and distribute new products and technologies that are attractive to farmers, our final consumers, (ii) control expenses without affecting sales, (iii) predict and effectively respond to the products, prices and marketing sold by our competitors, (iv) develop marketing programs that meet the needs and desires of farmers and (v) maintain an efficient marketing and distribution system. There can be no assurances that our sales or marketing strategies will continue to be effective or that the amount we invest in RTV training and marketing activities will result in a corresponding increase in sales of our products. If our sales and marketing initiatives are not successful, including our ability to leverage new digital channels, we will have incurred significant expenses without the benefit of higher revenues.
If we are unable to retain our existing customers or attract new customers, including through opening new stores and geographic expansion, our business, financial condition and results of operations will be adversely affected.
The growth of our business depends on existing customers increasing their use of our agricultural products and services, attracting new customers, and our ability to continue expanding geographically and opening new stores. If we are unable to expand our sales footprint and encourage customers to increase their purchases of our products and use of our services, our growth may slow or stop, and our business may be materially and adversely affected. The growth of our business also depends on our ability to attract new customers and introduce new agricultural products and services. We have invested and will continue to invest in opening new stores and in improving our portfolio of products and services and our e-commerce digital platform in order to offer better or new features, products and services, but if those features, products and services fail to attract new customers or encourage existing customers to expand their use of our products and services, our growth may slow or decline.
Our customers have no obligation to continue to use our products and services, and we can make no assurances that our customers will continue to do so. We generally do not have long-term contracts with our customers. Our sales may decrease for a variety of reasons, including our customers’ level of satisfaction with our products and services, our pricing and the pricing and quality of competing products and services, the effects of global economic conditions or reductions in our customers’ spending levels.
Our business depends on a well-regarded and widely known brand, and any failure to maintain, protect and enhance our brand would harm our business, financial condition and results of operations.
Maintaining, protecting and enhancing our brand is critical to expanding our customer base. This will depend largely on our ability to remain — or, in markets into which we expand, become — widely known, gain and maintain our customers’ trust, be a technology leader and provide reliable, high-quality and secure products and services that continue to meet the needs of our customers at competitive prices, as well as the effectiveness of our marketing efforts and our ability to differentiate our services and platform capabilities from competitive products and services.
We believe that maintaining and promoting our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and services and expanding our customer base. Maintaining and promoting our brand will depend largely on our ability to continue to provide useful, reliable and innovative agricultural products and services, which we may not do successfully. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, we could lose significant market share and our business could be materially and adversely affected.
Even if we are able to promote our brand in a cost-effective manner, our reputation and, consequently, our brand may suffer as a result of internal and external factors, including any failure by us or our partners to satisfy expectations of service and quality, inadequate protection of personal and sensitive information, compliance failures and claims, unethical behavior or business practices, employee misconduct or misconduct by our associated partners, service providers or other counterparties, litigation and significant fluctuations in our share price, or rumors of any of the foregoing. Our reputation and brand may also be harmed by statements made by current or former employees, customers, vendors, competitors or other third parties, regardless of the veracity of such statements. Any negative publicity about any of the foregoing, or our industry, our company, customer experience, customer service, the quality and reliability of or changes to our agricultural products and services, our privacy and security practices or any regulatory activity, would amplify the harm to our reputation and brand, and could consequently adversely affect customers’ or potential customers’ confidence in and purchasing and use of our agricultural products and services. This, in turn, would adversely affect our business, financial condition and results of operations.
If we fail to manage our growth effectively, our business could be harmed.
We have experienced and expect in the near term to continue to experience rapid growth. Our revenue increased to R$7,746.5 million for the fiscal year ended June 30, 2022, from R$5,098.5 million for the fiscal year ended June 30, 2021. Our growth has placed and will continue to place significant demands on our administrative, operational and financial resources.
Our ability to effectively manage our growth will depend on a number of factors, including our ability to:
•
expand our sales and marketing, technology, finance and administration teams;

•
grow our facilities and infrastructure;

•
adapt and scale our information technology systems;

•
refine our operational, financial and risk management controls and reporting systems and procedures;

•
recruit, integrate, train and retain a growing employee base and maintain our corporate culture;

•
secure an adequate supply and quality of raw materials and agricultural input products sold, as well as available sources of financing to implement our growth strategy;

•
maintain and grow our customer base and provide quality customer service;

•
obtain and maintain our environmental and other governmental licenses; and

•
obtain, maintain, protect and develop our product portfolio, including our intellectual property and other proprietary rights.

Executing on these factors will require significant capital for working capital and investments and the allocation of valuable management and employee resources. We may be unable to effectively manage any future growth in an efficient, cost-effective or timely manner, or at all. Any failure to successfully implement accounting and other systems enhancements and improvements will likely negatively impact our ability to manage our expected growth, ensure uninterrupted operation of key business systems and comply with the rules and regulations that are applicable to public reporting companies. Moreover, if we do not effectively manage the growth of our business and operations, the quality of our agricultural inputs and services distribution platform could suffer, which could negatively affect our reputation, results of operations and overall business. Furthermore, as we grow, we may not be able to execute as quickly as smaller, more efficient organizations.
Our continued international expansion efforts may not be successful, or may subject our business to increased risks.
We currently have distribution operations in Brazil and Colombia, and have an emergent trading company in Uruguay. As part of our growth strategy, we intend to expand our operations by offering our services in additional international jurisdictions, including in Peru, Chile, Paraguay, Uruguay and other countries in South and Central America. We may not be successful in expanding our operations into these or other markets outside of Brazil, Colombia and Uruguay in a cost-effective or timely manner, if at all, and our products and services may not experience the same market adoption in such jurisdictions as we have enjoyed in the countries where we operate. In particular, the expansion of our business into new geographies may, depending on the local regulatory environment, require a commercial relationship with one or more local logistics providers or other intermediaries, which may prevent, delay or limit the introductions of our products and services in such countries.
Further, our international expansion efforts have and will continue to place a significant strain on our personnel (including management), technical, operational and financial resources, and our current resources may not be adequate to support our planned geographical expansion. Further, we may not be able to recoup our investments in new geographies in a timely manner, if at all. If our expansion efforts are unsuccessful, our ability to grow our business and revenue may be adversely affected.
Even if our international expansion efforts are successful, international operations will subject our business to increased risks, including:
•
increased licensing and regulatory requirements;

•
competition from service providers or other entrenched market participants that have greater experience in the local markets than we do;

•
a lack of acceptance of our agricultural products and services;

•
increased costs associated with and difficulty in obtaining, maintaining, processing, transmitting, storing, handling and protecting sensitive data and proprietary rights;

•
changes to the way we do business as compared with our current operations;

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the ability to find and use local third-party selling agents, intermediaries and other service providers;

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difficulties in staffing and managing foreign operations in an environment of diverse culture, language, laws and customs;

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difficulties in recruiting and retaining qualified employees and maintaining our company culture;

•
increased travel, infrastructure and legal and compliance costs;

•
compliance with complex and potentially conflicting and changing tax regimes;

•
potential tariffs, sanctions, fines or other trade restrictions;

•
exchange rate exposure;

•
increased exposure to public health issues such as the COVID-19 pandemic, and related industry and governmental actions to address these issues; and

•
regional economic and political instability.

As a result of these risks, our international expansion efforts may not be successful or may be hampered, which could limit our ability to grow our business.
Our results of operations and operating metrics may fluctuate and we may generate losses in the future, which may cause the market price of New Lavoro Ordinary Shares to decline.
While we generated revenue of R$7,746.5 million and R$5,098.5 million for the fiscal years ended June 30, 2022 and 2021, respectively, we generated profit of R$107.8 million and R$21.5 million for the fiscal years ended June 30, 2022 and 2021, respectively. We intend to continue investing in our business, including with respect to acquisitions, our employee base, expanding our network of stores, sales and marketing, and development of the Lavoro Connected Farm digital solution; and general administration, including legal, finance and other compliance expenses related to being a public company. If these costs materially rise in the future, our expenses may rise significantly. If we are unable to generate adequate revenue growth and manage our expenses, we may incur losses and may not maintain profitability.
In addition, we intend to expand our customer base, and continue to invest in developing products and services that we believe will be attractive to our customers and therefore improve our long-term results of operations. However, customer acquisition could cause us to incur losses in the short term because costs associated with acquiring new customers are generally incurred up front, while revenue is recognized thereafter as customers make payments and purchase our products and utilize our services. Both could cause our results of operations and operating metrics to fluctuate.
Further, from time to time, we have made and may make decisions that will have a negative effect on our short-term operating results if we believe those decisions will improve our operating results over the long term. These decisions may not produce the long-term benefits that we expect, or they may be inconsistent with the expectations of investors and research analysts, either of which could cause the price of New Lavoro Ordinary Shares to decline.
Our results of operations may be adversely affected if our customers are unable to repay trade receivables from us.
We extend commercial credit to our customers in Brazil and Colombia, in some cases for extended periods of time, by permitting customers to pay for agricultural inputs through installments or deferred payments. Although this receivable is typically guaranteed, as our exposure to longer trade credit extended to our customers increases, we are increasingly exposed to the risk that our guarantees may not suffice to cover the outstanding balance on these receivables should some of our customers fail to pay us. Additionally, we become increasingly exposed to risk due to weather and agricultural input conditions, fluctuations in agricultural input prices, commodity prices or foreign currencies, and other factors that influence the price, supply and demand for agricultural commodities, to the extent such factors affect the sufficiency of our guarantees to cover our loss if our customers fail to repay us.
We may incur significant losses if our customers do not meet their obligations under the barter transactions entered into with trading companies.
Under barter transactions, we carry out term sales of agricultural inputs (e.g., seeds, crop protection products, fertilizers, and specialty products) in exchange for the future delivery of commodities, primarily soybean and corn, at the time of their harvest. Most of these barter transactions involve contracts between three different parties: us, our clients and commodity trading companies. A first contract (grain purchase agreement) is entered into with our clients, pursuant to which we and our client agree on an exchange ratio between the price of inputs sold by us to our customer in reais and the corresponding value of the commodity on the date of execution of the grain. The clients’ main obligation under this contract is to deliver the agreed upon volume of commodities as payment at a future date. A second contract (grain sale agreement) is simultaneously entered into between us and a commodity trading company, pursuant to which we assume the obligation to deliver the commodities received as payment from our client to the trading company.
Although barter transactions operate as a hedge against commodity price depreciation, we might be subject to other materially adverse effects from commodity price volatility. The prices of inputs and, primarily, the prices of soybean and corn are also subject to the volatility resulting from weather conditions, crop yield, transportation costs, storage costs, the Brazilian government agricultural policy, exchange rates and the prices of these commodities in the international market, among other factors.
In the event of a significant appreciation of the price of the commodity provided for in the barter agreement, at the time of settlement of such agreement, producers may consider diverting their production to other trading companies or customers, hence failing to deliver grains to us. In this case, we are required to        purchase the commodity in the spot market and deliver it to the commodity trading company, or        pay compensation to the commodity trading company in an amount equal to the difference between the commodity price between the time of delivery and the time of closing of the agreement (the so-called “washout risk”). Our policy is to charge our customers for any losses we might incur in the case of such events.
Moreover, even though these agreements are settled physically (grains purchase and sale), we adopt IFRS 9 to designate, at initial recognition, such forward contracts as measured at fair value through profit and losses. The forward contracts fair values are estimated based on information available in the market and specific valuation methodologies, and discounted to present value, considering the contractual terms and the current market prices for such commodities.
For more information on the accounting policy underlying our barter transactions, see notes 8 and 11 to our audited combined financial statements included elsewhere in this proxy statement/prospectus. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro — Quantitative and Qualitative Disclosure about Market Risk — Commodity Price Risk in Barter Transactions.”
If we fail to identify, develop and maintain relationships with a sufficient number of qualified suppliers, our ability to timely and efficiently access products that meet our standards for quality could be adversely affected, or we may experience an increase in the costs of our products that could reduce our overall profitability.
We buy the majority of the products we commercialize. Our ability to continue to identify and develop relationships with qualified suppliers and enter into exclusive or restrictive distribution rights agreements with suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner may be a challenge in the future. In the fiscal years ended June 30, 2022 and 2021, 11.6% and 16.9% of our distribution sales derived from products purchased from our top supplier, respectively. Our top ten largest suppliers accounted for approximately 57% and 65% of our total purchases in the fiscal year ended June 30, 2022 and 2021, respectively.
Any failure to maintain our relationship with any of our top ten largest suppliers, or a failure to replace any such supplier that is lost, could have a material adverse effect on our business, financial position, results of operations and cash flows.
Shortfalls or disruptions in the supply of agricultural inputs by our current suppliers may adversely affect us until we are able to procure a replacement supplier for certain categories of the agricultural products we sell.
The crop protection (including crop protection solutions through chemistry, or ag-chemicals) and crop productivity market is a consolidated market. A relatively small number of large companies (the so-called “Big Four” companies: BASF, Bayer, Corteva and Syngenta) hold a significant stake of this market, while other smaller companies (the so-called “tier two and three” companies) hold a growing and majority, albeit fragmented, share of this market. Due to the small number of large players in our market, we have maintained relationships with and purchase certain categories of crop protection products from both larger and smaller suppliers. If we fail to develop or maintain our relationships with our current suppliers, that could impact our relationships with other suppliers or lead us to rely on other smaller suppliers that may not be able to provide products in the same standards or pricing conditions. The loss or disruption of our supply arrangements for any reason, including for issues such as COVID-19 or other health epidemics or pandemics, labor disputes, loss or impairment of key manufacturing sites, inability to procure sufficient raw materials, quality control issues, ethical sourcing issues, a supplier’s financial distress, natural disasters, looting, vandalism or acts of war or terrorism, trade sanctions or other external factors over which we have no control, could interrupt product supply and, if not effectively managed and remedied, have a material adverse impact on our business operations, financial condition and results of operations.
In addition, even though other product categories are more fragmented (such as specialty fertilizers, biological products, and seeds), smaller players may not be able to immediately meet our volume demands and this could harm our sales and the relationship with our customers until we are able to procure additional supply chains with other large and/or small companies. While we seek to expand our portfolio of products in the future and to commercialize new agricultural input product candidates, we may need to obtain new relationships with crop protection companies to purchase such products from them. If we are unable to maintain or obtain such relationships, we may face challenges in expanding our commercial products portfolio and distribution networks, or other adverse impacts, which could have a material adverse effect on our business prospects.
We may be adversely affected by the ongoing armed conflict between Russia and Ukraine.
As a result of the current geopolitical tensions and conflict between Russia and Ukraine, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk in the Donbas region of Ukraine, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia, Belarus and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions and export controls, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect, directly or indirectly, the global supply chain, with negative implications on the availability and prices of agricultural commodities and raw materials (including petrol, which would affect the price of agricultural inputs), energy prices, and our customers, as well as the global financial markets and financial services industry and the global supply chain in general, which has also been impacted by the ongoing COVID-19 pandemic.
As a result, in particular, the availability and pricing of fertilizers for the 2022/2023 soy harvest is subject to significant uncertainty in Brazil. From a supply point of view, Brazil is highly dependent on fertilizers imports, and Russia and Belarus hold a market share in Brazilian soil fertilizer imports of approximately 26% to 30%, respectively (a share which is higher for potash-based products). We currently buy all of our fertilizers from suppliers based in Brazil, but most of our fertilizer suppliers conduct or have conducted imports, to some degree, from sources in Russia and Belarus. Fertilizers represented approximately 20% of our net revenues in the fiscal year ended June 30, 2022, compared to 14% of our net revenues in the fiscal year ended June 30, 2021. In addition, fertilizer prices, which had already risen before the conflict, have continued to rise and have led producers to delay purchase negotiations. As a result of such supply risk and the slow pace of the market at present, we expect that there may be shortages of some types of fertilizers (mainly for potash-based products) as well as a reduction in the total volume of fertilizers used in Brazil is possible for the 2022/2023 harvest when compared to the 2021/2022 harvest. Furthermore, in connection with the Russian war against Ukraine, we have limited the acquisition of NPK of Russian origin to one-off purchases, a volume that represented between 15% and 20% of the total sold in the 2021/2022 harvest. NPK is an essential input for large-scale agriculture and we are focused on avoiding shortages as much as possible, seeking supply alternatives whenever necessary.
This did not have any material adverse effects on our business during the 2021/2022 harvest year, given that we had delivered substantially all soy and corn fertilizer for the harvest year. However, for the 2022/2023 harvest, given current market conditions, we expect the volume of fertilizers sold by us to be adversely affected, which may adversely affect our results of operations, in particular if we are unable to mitigate reduced fertilizer sales volumes through measures such as price increases of other products. We may also be unsuccessful in finding alternative direct imports from non-sanctioned regions or in increasing our prices to reflect increased supply costs in the future.
Disruptions of the supply or reliability of transportation services and/or changes in transportation service costs can affect our sales volumes and selling prices.
As of June 30, 2022, we transported 100% of our products to our customers via highways. Grains are also transported from our silos or from our clients’ sites to trading companies’ warehouses via highways. Considering the distance from the main agricultural regions in the locations where we operate, our operations primarily depend on the availability and reliability of logistics infrastructure in Latin America, especially truck transportation, to ensure that our agricultural inputs are delivered to our customers on time. Logistics bottlenecks as a result of poor highway conditions, which are aggravated during certain key planting periods, or resulting from adverse weather conditions or other causes, may delay or prevent the delivery of these products, adversely affecting the planting season of our customers and our relationship with them, which may adversely affect us.
Infrastructure deficiencies and the low development of transport services in the locations where we operate, increase the cost of the agricultural inputs we sell to our customers. The transportation of our products by trucks, for example, is significantly costlier than transportation by rail, which is not yet developed enough in the markets in which we operate to serve as a viable alternative, increasing the final cost of our products.
Therefore, our activities and those of our main service providers, including, but not limited to, resellers, suppliers and associated logistics, are subject to risks resulting from partial or total, as well as temporary or permanent transportation-related interruptions or stoppages. Disruption to the timely supply of these services or availability of associated infrastructure, or dramatic increases in the cost of these services for any reason including the availability of fuel for such services, labor disputes, governmental regulation, or governmental restrictions limiting specific forms of transportation could have an adverse effect on our ability to serve our customers and consumers and could have an adverse effect on our business and financial performance. Brazil and Colombia, for example, have faced significant social movements affecting their logistics infrastructure, such as the 2018 truck driver’s strike in Brazil or the political turmoil and protests in

Colombia in 2021, which have in the past and may in the future negatively disrupt our operating schedule and result in increased transportation costs.
The cost of delivery adds to the total agricultural input cost to customers and farmers. As a result, changes in transportation costs, or in customer expectations about them, can affect our sales volumes and prices. We cannot assure you that transportation of our products via highways will not be subject to blockades, invasions or occupations by social movements or other protestors, which may lead to increased transportation costs and adversely affect the delivery of products to our customers and our relationship with them. Additionally, we rely on third-party carriers for the transportation of our products. Such carriers may be less efficient and more costly and may delay deliveries, adversely affecting our image.
In addition, one of our storage and handling locations is located in an environmentally sensitive area and, should an accident or other problem occur in such location, such as toxic substance leaks, our operations may be adversely affected and may result in financial losses. These risks can also result in the loss of life, significant damage to our or third-party property, contamination and environmental damage, which may require us to interrupt our operations, which, in turn, may result in financial losses and significant reputational losses. The transportation and movement of waste, such as water and toxic substances, involve a variety of inherent hazards and operational risks, such as spills, accidents and natural disasters, which could cause significant financial losses for us. The proximity of storage sites to populated areas, including residential, commercial and industrial facilities, could increase the damage resulting from these hazards. Moreover, business with controlled chemical or flammable products can lead to fires and explosions or the intoxication of employees or third parties. Fatal work accidents will result in investigations as to compliance with applicable occupational health and safety rules and as to potential criminal liability.
Interruptions in the production or transportation of certain agricultural inputs we sell could adversely affect our operations and profitability.
We rely on agricultural inputs manufacturers to produce and supply agricultural inputs sold by us. Poor execution, failure to follow required agronomic practices, protocols or regulatory requirements, or mishandling of agricultural inputs by these producers could adversely affect our availability of products. Such delays could adversely affect our ability to deliver agricultural inputs to farmers to meet their planting window. In addition, our production and transportation may be adversely affected in the event of customs delays. Our dependency upon timely agricultural input deliveries means that interruptions or stoppages in such deliveries, or delays or limitations with respect to seed production, could adversely affect our operations until alternative arrangements could be made. Such a delay would adversely affect our reputation and revenues. If we were unable to obtain the necessary agricultural inputs for an extended period for any reason, our business, customer relations, and operating results could suffer.
We may not be able to enter into cost-effective agreements with suitable agricultural input producers on acceptable terms. If any agricultural inputs producers whom we engage fail to perform their obligations as expected or breach or terminate their agreements with us, or if we are unable to secure the services of such third parties when and as needed, it may adversely affect our business.
Our failure to accurately forecast and manage inventory could result in an unexpected shortfall or surplus of products which could harm our business.
We are required to maintain inventories of certain of our agricultural inputs products and we monitor our inventory levels based on our own projections of future demand. Because of the significant time it takes to acquire commercial quantities of agricultural inputs, purchasing decisions must be made well in advance of sales. An inaccurate forecast of demand can result in the unavailability of agricultural inputs in high demand. Such unavailability may depress sales volumes and adversely affect customer relationships. Conversely, an inaccurate forecast could also result in an over-supply of agricultural inputs which may increase costs, negatively impact cash flow, reduce the quality of inventory and ultimately create write-offs of inventory, which could have a material adverse effect on our business, results of operations and financial condition.

We cannot guarantee that our suppliers will not engage in improper practices, including inappropriate labor or manufacturing practices.
We cannot guarantee that our suppliers’ business operations comply with all applicable laws and regulations relating to working conditions, sustainability, production chain assurance and appropriate safety conditions, or that they will not carry out improper practices relating to such matters to reduce the cost of the products they sell to us. In the event that our suppliers engage in such improper business practices, our customers’ perception of our business may be adversely affected, which may adversely affect our business, results of operations and our reputation.
Moreover, considering Brazilian law and judicial precedent, we may be involved in litigation concerning our suppliers’ inappropriate labor practices, as labor authorities may argue that we failed to adequately supervise our supply chain. This risk is particularly relevant if these suppliers are involved in sensitive labor issues, such as child labor and direct or indirect use of forced labor or modern slavery. Any such litigation could impact our customers’ perception of our business, and adverse decisions may compel us to disburse material amounts in connection therewith, which may adversely affect our business, results of operations and our reputation.
If we are unable to effectively develop the Lavoro Connected Farm platform, our operating results may be affected.
We sell certain products and services over the Internet through the Lavoro Connected Farm platform and through our Super App, which represents a small but growing percentage of our overall net sales. The success of our Lavoro Connected Farm platform depends on our investment in this platform, consumer preferences and buying trends relating to e-commerce, and our ability to both maintain the continuous operation of our online store and our fulfillment operations and provide a shopping experience that will generate orders and return visits to our online store.
We are also vulnerable to certain additional risks and uncertainties associated with our e-commerce business, including: changes in required technology interfaces; website downtime; increased costs and technical issues; data and system security; and changes in and compliance with applicable federal and state regulations. Our failure to successfully respond to these risks and uncertainties may adversely affect the sales of our Lavoro Connected Farm platform.
Additionally, the success of our Lavoro Connected Farm platform and the satisfaction of our consumers depend on their timely receipt of our products and services. The efficient delivery of our products and services to our consumers requires that our distribution centers have adequate capacity to support the current level of e-commerce operations and any anticipated increased levels that may occur as a result of the growth of our e-commerce business. If we encounter difficulties with our distribution centers, we could face shortages of inventory, resulting in out-of-stock conditions in our online store, which could have a material adverse effect on our business.
We are dependent on third-party service providers in our Lavoro Connected Farm platform.
We utilize numerous third-party service providers in our Lavoro Connected Farm platform, including credit card transaction processing, back office and business process support, information technology production and support, internet connections, network access and cloud computing. A failure by a third-party service provider could expose us to an inability to provide contractual services to our customers in a timely manner. Additionally, if a third-party service provider is unable to provide services, we may incur significant costs to either internalize some of these services or find a suitable alternative. In some cases, certain third-party vendors may be the sole source or one of a limited number of sources of the services they provide for us. It would be difficult and disruptive for us to replace some of our third-party vendors in a timely manner if they were unwilling or unable to provide us with these services in the future (as a result of their financial or business conditions or otherwise), and our business and operations likely would be materially adversely affected. Further, any failure in the performance of our due diligence processes and controls related to the supervision and oversight of these third parties in detecting and addressing conflicts of interest, fraudulent activity, data breaches and cyber-attacks, non-compliance with relevant laws could cause us to suffer financial loss, regulatory sanctions or damage to our reputation.

In addition, we sell certain third-party products or services for commission on the Lavoro Connected Farm platform, such as insurance or credit services. Sellers are responsible for the conditions of sale and delivery of products or services to buyers according to their respective offers. However, if sellers do not comply with their obligations toward buyers, we may be held jointly and severally liable, which could compromise our service indicators, lead to sanctions from regulatory agencies, increase our exposure to litigation, and cause to us to bear certain costs of such products or services to buyers. These events may adversely affect our financial results and our image, as well as the trading price of New Lavoro Ordinary Shares or cause reputational damage if these events have public repercussion at any level.
We may require additional capital in the future, which may not be available on acceptable terms or at all.
In the future, we may need to raise additional capital to fund our expansion (organically or through strategic acquisitions), to obtain new licenses or develop new or enhanced products or services or to respond to competitive pressures. Such financing may not be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of acquisition opportunities, develop or enhance our portfolio of agricultural products and services or respond to competitive pressures, which could have a material adverse effect on our business, results of operations and financial condition. If we raise additional funds through the issuance of equity or convertible debt securities, our shareholders will experience dilution and the securities that we issue may have rights, preferences and privileges senior to those of our shares. Any additional funds raised through debt financing will likely require our compliance with restrictive covenants that impose operating and financial restrictions on us, including restrictions on our ability to incur additional indebtedness, create liens, make acquisitions, dispose of assets and make restricted payments, among others. In addition, such indebtedness may require us to maintain certain financial ratios. These restrictions may limit our ability to obtain future financings, to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. A breach of any such covenant would likely result in a default under the applicable agreement, which, if not waived, could result in acceleration of the indebtedness outstanding.
We may not be successful in developing biological agricultural products that we offer in the markets in which we operate.
The activities of Agrobiológica, which are part of Crop Care, depend on the research and development of advanced technologies to be used in our biological products. As part of our research and development process, we require a highly qualified and experienced team, laboratories equipped to support basic research tests and the development of efficient industrial processes, investments in partnerships with research and development institutions, third-party service providers to support our efficacy and toxicological tests, storage equipment for our microorganism bank, and support from our agronomic team to carry out field tests with producers. In addition, we must bear the costs of the regulatory process and launch and train our RTVs on the correct way to use our product.
The process of creating new products and technologies is time-consuming, and only a small percentage of our research projects reach the final sales stage. Additionally, launching new products and technologies in the market presents several marketing challenges, as well as risks associated with customer acceptance, since we analyze and make certain assumptions about a given product that may, throughout the development process, not come to fruition. As a consequence, selling new products and technology and implementing sales and distribution strategies may prove ineffective or inadequate. Furthermore, if our competitors are able to develop and execute marketing efforts that are more efficient than ours, our sales could be adversely affected.
The complexity of the approval processes for in the production of our private label products may negatively affect our business and results of operations.
The production process of our private label products must be extensively tested for safety, effectiveness and environmental impact before they can be registered for use or sale in a given market, in accordance with the processes provided for in the applicable regulation. The regulatory approval process is long and complex. Any negative or delayed approval processes for our industrial business could have an adverse effect on our business, financial condition and results of operations.

The COVID-19 pandemic could impact our business, key metrics and results of operations in volatile and unpredictable ways.
Occurrences of epidemics or pandemics, depending on their scale, may cause different degrees of disruption to the regional, state and local economies in which we offer our products and services. While the COVID-19 pandemic in Brazil, Colombia, Uruguay, and worldwide will likely continue to adversely impact national and global economies, the full extent of the impact of the pandemic on our business, key metrics and results of operations depends on future developments that are uncertain and unpredictable, including the duration, severity and spread of the pandemic, its impact on capital and financial markets and any new information that may emerge concerning the virus, vaccines or other efforts to control the virus.
In response to the COVID-19 pandemic, we have implemented additional measures intended to both protect the health and safety of our employees and maintain our ability to provide products to our customers, including (i) requiring a significant part of our workforce to work from home, (ii) monitoring our employees for COVID-19 symptoms, (iii) making additional personal protective equipment available to our operations team, (iv) modifying work methods and schedules of our office and field employees to create distance or add barriers between employees, consumers and others, (v) expanding cleaning efforts at our stores and operation centers, and (vi) modifying attendance policies so that employees may elect to stay home if they have symptoms. While we believe that these efforts should enable us to maintain our operations during the COVID-19 pandemic, we can provide no assurance that we will be able to do so as a result of the unpredictability of the ultimate impact of the COVID-19 pandemic, including the responses of local, state, federal and foreign governmental authorities to the pandemic.
As of the date of this proxy statement/prospectus, we believe we have implemented adequate operational measures in order to avoid relevant disruptions to our business. However, we cannot assure you if, and to what extent, our business, results of operations, financial condition and liquidity will be impacted by the COVID-19 pandemic in the future, including regional or global outbreaks, or by national or international aftershocks of the pandemic once controlled, including a recession, slowdown of the economy or increase in unemployment levels. Further, if the COVID-19 pandemic adversely affects our business, results of operations, financial condition and liquidity in the future, many of the other risks described in this “Risk Factors” section may be heightened.
Consumer and government resistance to genetically modified organisms may negatively affect our public image and reduce sales of the genetically modified seeds that we commercialize.
We are active in the commercialization of seeds, and a portion of our seeds product offering includes genetically modified seeds, or GM seeds. These GM seeds are used by farmers to produce GM grains that are generally sold for animal consumption. However, some of these GM grains may be diverted for human consumption. Foods made from such seeds are not accepted by many consumers and in certain countries production of certain GM crops is effectively prohibited for human consumption, including throughout the European Union, due to concerns over such products’ effects on food safety and the environment. The high public profile of biotechnology in food production and lack of consumer acceptance could negatively affect our results of operations.
The prohibition on the production of certain GM crops in select countries, and the current resistance from consumer groups, particularly in Europe, to GM crops, has the potential to spread to and influence the acceptance of products developed through biotechnology in other regions of the world. This may also influence regulators in other countries and lead them to limit or ban the production of GM crops, which could limit the commercial opportunities through biotechnology.
GM crops are grown principally in the United States, Brazil and Argentina where there are fewer restrictions on their production. If any of the countries in which we operate where GM crops are grown enact laws or regulations that ban the production of such crops or make regulations more stringent, we could have to abandon the commercialization of certain seeds or in certain geographies and focus solely on increasing our non-GM seed production, both of which would negatively affect our business and results of operations if we were unable to fully offset this loss with non-GM seed sales. Furthermore, any changes in such laws and regulations or end customers’ acceptance of GM crops could negatively impact farmers, who in turn might terminate or reduce their demand for products from us.

If our products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims; food safety and food-borne illness concerns could materially and adversely affect us.
We sell agricultural inputs, including seeds, fertilizers, and crop protection products, among others, for the agricultural industry. Selling products and additives that will be used in products sold for human and animal consumption involves inherent legal and other risks, including product contamination, spoilage, product tampering, allergens, or other adulteration. We could decide to, or be required to, recall the products we sell due to suspected or confirmed product contamination, adulteration, misbranding, mislabeling, tampering, or other deficiencies in our suppliers’ operations. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of a product for a period of time.
We may suffer losses if our products or operations are deemed to violate applicable laws or regulations, or if the products we sold caused injury, illness, or death. Depending on the issue at hand, we may be able to bring suit alleging damages or otherwise seek contribution from third-party product manufacturers, but it may take several years until we receive a definitive judgment on such third-party claim. The availability and price of insurance to cover claims for damages are subject to market forces that we do not control, and such insurance may not cover all the costs of such claims and would not cover damage to our reputation. Moreover, even if a product liability or fraud claim is unsuccessful, has no merit, or is not pursued, the negative publicity surrounding assertions against our products or processes could materially and adversely affect our business, financial condition and results of operations.
The incorrect or off-label use of our private label products may damage our reputation or negatively impact our results.
Our private label products (including liquid fertilizers, biological products and off-patent crop protection products) have been approved for use in agriculture in accordance with the instructions on their respective labels. If farmers, RTVs, other agronomists, or other individuals try to use our products incorrectly and/or as contraindicated, unwanted results and even harm related to the use of our products may arise, which may lead to possible claims against us and, consequently, adversely affect our reputation and results. In addition, the use of our products for indications other than those for which they have been approved could be harmful (including to the fauna, flora and to humans) or inefficient, which could negatively affect our reputation and increase the risk of litigation. Furthermore, the improper use of certain of our products may cause harmful effects to human beings and the environment, including health problems, diseases and contaminations.
If we are deemed to be involved, by any governmental, regulatory or judicial agency, in the promotion of any of our products for off-label uses, such agency may eventually require a change in our training procedures or promotional materials and practices, and we may further be subject to significant fines and penalties at the administrative and judicial level. The imposition of such sanctions could negatively affect our reputation and position in the market, and therefore, could adversely affect our results of operations and financial condition.
Our insurance policies may not be sufficient to cover all claims.
Our insurance policies may not cover all risks to which we are exposed. Courts have levied substantial damages in the United States and elsewhere against a number of companies in the agriculture industry in past years based upon claims for injuries allegedly caused by the use of their products. A significant claim may result in significant expenditures by us.
We depend on key management, as well as our experienced and capable employees, and any failure to attract, motivate and retain our employees could harm our ability to maintain and grow our business.
Our business functions at the intersection of rapidly changing technological, economic and regulatory developments that require a wide-ranging set of expertise and intellectual capital. Our future success is significantly dependent upon the continued service of our executives and other key employees, including our sellers. If we lose the services of any member of management or any key employee, we may not be able to locate a suitable or qualified replacement, and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.
To maintain and grow our business, we will need to identify, attract, hire, develop, motivate and retain highly skilled employees, which requires significant time, expense and effort. We may need to invest significant amounts of cash and equity to attract and retain new employees, and we may never realize returns on these investments. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. If our management team, including any new hires that we make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed.
Our ability to maintain a competitive position depends on the organizational culture spread by us and the ability to control and keep working with us a sufficient number of professionals who are aligned with our organizational culture and available to assist our clients through proximity and knowledge of the demand for each producer. In addition, our salespeople may take some of all of their respective customer portfolios with them if they leave us, which could harm our business.
Our holding company structure makes us dependent on the operations of our subsidiaries.
As a holding company, our corporate purpose is to invest, as a partner or shareholder, in other companies, consortia or joint ventures in Brazil, where most of our operations are located, and outside of Brazil. Accordingly, our material assets are our direct and indirect equity interests in our subsidiaries, and we are therefore dependent upon the results of operations of and, in turn, the payments, dividends and distributions from, our subsidiaries for funds to pay our operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our shares. In addition, the payments, dividends and distributions from our subsidiaries to us for funds to pay future cash dividends or distributions, if any, to holders of our shares could be restricted under financing arrangements that we or our subsidiaries may enter into in the future, and such subsidiaries may be required to obtain the approval of lenders to make such payments to us. Furthermore, we may be adversely affected if the Brazilian government imposes legal restrictions on dividend distributions by our Brazilian subsidiaries, and exchange rate fluctuations will affect the U.S. dollar value of any distributions our subsidiaries make with respect to our equity interests in those subsidiaries. For further information, see “— Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares,” and “— Risks Relating to Latin America — The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of New Lavoro Ordinary Shares.”
We have a limited operating history as a consolidated company with financial results that may not be indicative of future performance, and our revenue growth rate is likely to slow as our business matures.
Our operations began in 2017, when the Lavoro Group was created. As a result of our limited operating history as a single, consolidated company, which is comprised of a number of pre-existing businesses that were acquired in recent years, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties. Our historical revenue growth and other historical results should not be considered indicative of our future performance. In particular, over the long-term, we expect that our revenue growth will slow as our business matures. It is also possible that our revenue growth could decline for a number of reasons, including slowing demand for our products, increasing competition, changes in technology, a decrease in the growth of our overall market, increased regulation or our failure, for any reason, to take advantage of growth opportunities. If our assumptions regarding our future revenue growth and other operating and financial results are incorrect or change, our operating and financial results could differ materially from our expectations.
We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.
Prior to the Business Combination, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the audit of our combined financial statements for the fiscal years ended June 30, 2022 and 2021, we and our independent registered public accounting firm identified a number of material weaknesses in our internal controls over financial reporting as of June 30, 2022 and 2021. Specifically, (i) inadequate controls around the monthly closing process which resulted in the need to make adjustments to the financial statements; (ii) accounting procedures over revenue recognition, including cutoff procedures and revenue measurement at fair value; (iii) controls over the calculation of inventory impairment provisions and (iv) inadequate controls and knowledge in relation to the accounting and determination of the fair value of complex financial instruments. Moreover, our entity level controls are inadequate due to the lack of formalized procedures and controls in several processes, inadequate controls in the application of consistent accounting policies, lack of supervision and controls in the preparation of financial statements and the lack of an audit committee or equivalent. Consequently, our business is exposed to risk from potential non-compliance with policies, employee misconduct, negligence and fraud, which could result in regulatory sanctions, civil claims and serious reputational or financial harm. Accordingly, because of the inherent limitations in the control system, misstatements due to error or fraud may occur and not be detected.
We are working on a remediation plan with respect to the material weaknesses identified above adopting actions such as implementing a centralized ERP SAP S/4 Hana and SAP Business One with a two-year plan for a total rollout with all subsidiaries, the implementation of new processes and procedures, including additional levels of review to improve our internal controls procedures, additional training for our staff, changing our internal organizational structure, and enhancing our documentation. There can be no assurance that we will achieve that target or that our remediation efforts and actions we may take in the future will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. Any failure to maintain effective internal control over financial reporting could severely inhibit our ability to accurately report our consolidated financial condition or results of operations, which could cause investors to lose confidence in our financial statements, and the trading price of New Lavoro Ordinary Shares to decline. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro — Material Weakness in Internal Controls and Remediation.”
Under Section 404 of the Sarbanes-Oxley Act of 2002, our management is not required to assess or report on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F for the fiscal year ended June 30, 2023. We are only required to provide such a report for the fiscal year ended June 30, 2024. At that time, our management may conclude that our internal control over financial reporting is not effective. In addition, we expect our independent registered public accounting firm will be required to attest to and report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 20-F for the fiscal year ended June 30, 2024. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements, fail to meet our reporting obligations or fail to prevent fraud, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of New Lavoro Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions.
Disclosure controls and procedures over financial reporting may not prevent or detect all errors or acts of fraud.
Disclosure controls and procedures, including internal controls over financial reporting, are designed to provide reasonable assurance that information required to be disclosed by the company in reports filed or submitted under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.
These disclosure controls and procedures have inherent limitations, which include the possibility that judgments in decision-making can be faulty and result in errors or mistakes. Additionally, controls can be circumvented by any unauthorized override of the controls. Consequently, our business is exposed to risk from potential non-compliance with policies, employee misconduct, negligence and fraud, which could result in regulatory sanctions, civil claims and serious reputational or financial harm. In particular, is not always possible to deter employee misconduct, and any precautions we take to prevent and detect this activity may not always be effective. Accordingly, because of the inherent limitations in the control system, misstatements due to error or fraud may occur and not be detected. See “— We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”
We may also acquire businesses with unknown liabilities, contingent liabilities, internal control deficiencies or other risks. We have plans and procedures to review potential acquisition candidates for a variety of due diligence matters, including compliance with applicable regulations and laws prior to acquisition. Despite these efforts, realization of any of these liabilities or deficiencies may increase our expenses, adversely affect our financial position or cause us to fail to meet our public financial reporting obligations (including as a result of difficulties in integrating different internal control systems with our existing internal control systems). For more information, see “— Risks Relating to Acquisitions and Pro Forma Financial Information — Any acquisition, partnership or joint venture we make or enter into could disrupt our business and harm our financial condition.”
We may not be able to renew or maintain all our stores and facilities’ leases.
Substantially all of the properties where our stores and certain of our facilities are located are subject to lease agreements. Our lease agreements in Brazil are governed by Law No. 8,245/1991, which establishes that tenants have the right to compulsory renewal of the agreement provided that: (1) the agreement is in writing and has a fixed term; (2) the term of the agreement is no less than five uninterrupted years, including taking into consideration contractual amendments; (3) the lessee engages in activity in the same branch, for the minimum and uninterrupted term of three years; and (4) the lessee files a proceeding requesting renewal within the one year to six months prior to the maturity of the lease. We may be adversely affected if: (1) we are unable to successfully negotiate current or future leases on acceptable terms; (2) we are unable to file proceedings requesting renewals within the statutory period or if we fail to satisfy the conditions listed above; or (3) we are unable to renew leases for properties having material locations or we renewed our leases on less favorable terms than those currently in effect.
We may be forced to vacate the property, or properties, if we fail to reach an agreement on renewal, or if our lessor decides to sell the property and we cannot reach an agreement with the new owner, or if we are unable to negotiate lease agreements on favorable conditions. Even though we do not rely on strategic locations for the success of our operations, and there are alternative lease locations in the markets where we operate, the loss of any of our locations, including by our not renewing or maintaining the leases of our stores or certain of our facilities, may adversely affect our operations, financial results and may impact our activities.

Risks Relating to Acquisitions and Pro Forma Financial Information
Any acquisition, partnership or joint venture we make or enter into could disrupt our business and harm our financial condition.
As part of our growth strategy, we intend to continue to acquire, or form partnerships or joint ventures with, businesses, technologies, services and products as appropriate opportunities arise. Any such transactions involve risks and uncertainties. We must fit them into our long-term growth strategies to generate sufficient value to justify their cost. We may not, however, be able to identify appropriate acquisition, partnership or joint venture targets in the future, and our efforts to identify such targets may result in a loss of time and financial resources. In addition, we may not be able to successfully negotiate or finance such future acquisitions, partnerships or joint ventures successfully or on favorable terms, or to effectively integrate acquisitions into our current business, and we may lose clients or personnel as a result of any such strategic transaction (in particular the clients and personnel of an acquired business).
The process of integrating an acquired business, technology, service or product into our business may divert management’s attention from our core business, and may result in unforeseen operating difficulties and expenditures and generate unforeseen pressures and strains on our organizational culture. Therefore, we may face significant challenges in the process of integrating the operations of any acquired companies with our existing business, such as the inability to manage a greater number of geographically dispersed employees and create and implement efficient uniform controls, procedures and policies, in addition to the incurrence of high or unexpected integration costs. We may acquire companies at various levels of maturity and managed by different internal controls, which could expose us to significant integration risks and increased organizational complexity in order for us to maintain a uniform control environment, including more complex and costly accounting processes and internal controls. Moreover, we may be unable to realize the expected benefits, synergies or developments that we initially anticipate from such a strategic transaction.
Financing an acquisition or other strategic transaction could result in dilution to existing shareholders from issuing equity securities or a weaker balance sheet from using cash or incurring debt, and equity or debt financing may not be available to us on favorable terms, if at all. In addition, in connection with an acquisition, it is possible that the goodwill that has been attributed, or may be attributed, to the target may have to be written down if the valuation assumptions are required to be reassessed as a result of any deterioration in the underlying profitability, asset quality and other relevant matters. There can be no assurances that we will not have to write down the value attributed to goodwill in the future, which would adversely affect our results of operations and net assets.
In addition, we may face contingent liabilities in connection with our acquisitions and joint ventures, including, among others, (1) judicial or administrative proceeding or contingencies relating to the company, asset or business acquired, including civil, regulatory, tax, labor, social security, environmental and intellectual property proceedings or contingencies; and (2) financial, reputational and technical issues, including with respect to accounting practices, financial statement disclosures and internal controls, as well as other regulatory or compliance matters, all of which we may not have identified as part of our due diligence process and that may not be sufficiently indemnifiable under the relevant acquisition or joint venture agreement.
Furthermore, certain proposed acquisitions or other transactions may be subject to the approval of or requirements or conditions imposed by relevant antitrust authorities in the countries in which we currently operate or may operate in the future. For example, Brazilian legislation provides that acquisitions meeting certain requirements must be approved by Brazil’s Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica), or CADE, prior to the completion of the acquisition if one of the companies or group of companies involved has gross annual revenues in Brazil of at least R$750.0 million in the year immediately prior to the acquisition and any other party or group of companies involved has gross income of at least R$75.0 million in that same period. As part of this process, CADE must determine whether the specific transaction affects the competitiveness of the market in question or the consumers in such markets. CADE may not approve our future acquisitions or may condition approval of our acquisitions on our disposition of certain of the acquisition target’s operations, or impose restrictions on the operations and commercial activities of the target. In Colombia, the Superintendence of Industry and Commerce

(Superintendencia de Industria y Comercio) is responsible for approving economic mergers, acquisitions and integrations between and among enterprises and has the power to impose corresponding sanctions for antitrust violations. Similar entities, rules and sanctions may exist in other Latin American countries into which we plan on expanding. Failure to obtain any required approvals for future acquisitions or to satisfy any relevant conditions or requirements imposed by relevant authorities may result in unforeseen or additional costs and expenses, or may prevent us from consummating potential acquisitions and successfully executing our growth strategy, which could adversely affect our business, growth prospects, results of operations and financial condition.
Finally, the competition for acquisition targets may increase and the terms of the transactions with available targets could become less favorable to us. Our competitors may be willing to pay more than us for acquisitions or investments, which may cause us to lose certain opportunities that we would otherwise desire to complete. Attractive transactions could also become scarcer for other reasons, such as economic or industry sector downturns, geopolitical tensions, or increases in the cost of additional capital needed. This could increase the cost of, delay or otherwise complicate or frustrate our ability to find and consummate an acquisition, and may result in our inability to consummate an acquisition on terms favorable to us. We cannot assure you that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
Our recent acquisitions and the comparability of our results may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects.
Our recent acquisitions may make it difficult for you to evaluate our business, financial condition, results of operations and prospects. Because the historical and pro forma financial information included elsewhere in this proxy statement/prospectus may not be representative of our results as a consolidated company, investors may have limited financial information on which to evaluate us, their investment decision and our prior performance. Our results of operations for the fiscal year ended June 30, 2022 are not directly comparable to our results of operations for the fiscal year ended June 30, 2021 due to the effects of the pro forma transactions relating to our acquisitions (without giving pro forma effect to the impact of the Business Combination). See “Unaudited Pro Forma Condensed Combined Financial Information.”
Our ability to forecast our future operating results, including revenue, cash flows and profitability, as well as the operational inefficiencies that we may face as we continue to integrate the companies acquired pursuant to the pro forma transactions, is limited and subject to a number of uncertainties. Moreover, past performance is no assurance of future returns.
The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and may not be indicative of our combined financial condition or results of operations after giving effect to our pro forma transactions relating to our acquisitions.
The unaudited pro forma financial information contained in this proxy statement/prospectus is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates, and may not be indicative of our combined financial condition or results of operations after giving effect to the 2021 Acquisitions and the 2020 Acquisitions. See the accompanying notes to our unaudited pro forma condensed combined financial information and our unaudited supplemental pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.
Our actual financial condition and results of operations after giving effect to the pro forma transactions may not be consistent with, or evident from, our unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations after giving effect to the pro forma transactions.
Risks Relating to Regulatory Matters, Privacy, Litigation and Cybersecurity
Our business and the commercialization of our products are subject to various government regulations and agricultural, environmental, health and safety authorities and industry standards, and we or our collaborators may be unable to obtain, or may face delays in obtaining, necessary regulatory approvals.
We are subject to extensive federal, state and municipal laws, including agricultural, environmental, health and safety laws and regulations in Brazil and in other countries in which we operate. These laws and regulations govern a wide range of matters, including protection of human health, environmental and agricultural controls, land reclamation, the safety of our employees, discharges to air and water, and remediation of hazardous substance releases, among others. We are also required to obtain certain licenses, grants, registrations and authorizations issued by government authorities for certain aspects of our operations.
We are responsible for applying for and maintaining the regulatory approvals and registrations before agricultural and health agencies required for the commercialization of our agricultural products, in particular agrochemicals, fertilizers, and seeds. Additionally, we are responsible for hiring and maintaining responsible technicians in each of our facilities, who are responsible for the facility’s activities relating to agricultural products. We are also required to maintain annotations and certificates that prove the regularity of the responsible technician before the relevant work councils, and the legal relationship between the responsible technician and its respective facility. We may face difficulties in obtaining regulatory approvals in jurisdictions in which we have not previously operated or in which we have limited experience, or as a result of other specificities of the jurisdiction in which the approval is issued. In addition, for the granting and/or renewal of certain licenses, the competent authorities may determine that we make changes in our operations and facilities, causing us to incur additional costs. We may also struggle to hire and maintain responsible technicians for each of our facilities that handle agricultural products. Failure to comply with agricultural and health laws can lead to civil, criminal, and administrative liability, which may include penalties such as the apprehension or destruction of products, a ban on advertisement, the suspension or cancellation of licenses and authorizations, the temporary or definitive embargo of our facilities, and fines of up to R$3.0 million, which could adversely affect our operations.
Moreover, in some jurisdictions, environmental laws change frequently and it may be difficult for us to determine if we are in compliance with all material environmental laws at any given time. If we are not in compliance, we may be subject to enforcement or third-party claims, and may require new investment in our business. In those circumstances, our financial condition and results of operations may be materially adversely affected. Failure to comply with environmental laws can subject us to civil, criminal and administrative liability. Specifically, in the civil sphere, Brazilian environmental laws provides for strict and joint civil liability, which means that we can be held fully responsible for environmental damages that have been caused within our chain of activities, regardless of whether we acted with fault. Courts have concluded that statutes of limitation are not applicable in those instances. In the administrative sphere, environmental fines can reach up to R$50 million, and may be accompanied by other administrative sanctions such as a ban on distributing products, a suspension on product manufacturing and sale, a suspension of our activities, a suspension of tax benefits and the cancellation or interruption of governmental credit facilities. Moreover, we may be subject to criminal liability under the applicable environmental law for any criminal action or omission, which may lead to (i) the interruption of our activities in whole or in part, (ii) a temporary shutdown of our facilities, of construction work or of our activity, and (iii) a ban on contracting with governmental authorities and obtaining governmental subsides, incentives or donations. More serious cases can lead to the arrest of officers and managers, impacting both our management capacity and our image. In addition to the application of environmental laws in Brazil, we are subject to several obligations, such as obtaining and maintaining different types of licenses and authorizations issued by regulatory bodies, as well as observing various technical specifications regarding their products and services. Failure to comply with or comply with these laws, regulations, licenses or authorizations may result in penalties, for example, fines and an obligation to compensate for environmental damage or even suspend our activities, which could adversely affect our results of operations, and result in the cancellation of the environmental license.
With respect to human health and worker safety, new laws and regulations may increase expenses to comply with health and safety regulations resulting in additional costs, which may have an adverse effect on our operating and financial results. In addition, we depend on positive perceptions of the safety and quality of our products, in general, from our customers and final consumers, and the lack of such perceptions regarding the handling of our agricultural input products could harm the marketing of our products and our reputation. These issues and the losses related to them may adversely affect our results of operations and financial condition.

Our operations are subject to various health and environmental risks associated with our production, handling, transportation, storage and commercialization.
We are subject to restrict federal, state, municipal and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes, discharge of pollutants into the environment and human health and safety matters, mainly for our agrichemical portfolio. Considering that part of our portfolio involves chemical-related products, we are required to comply with regulations enacted by the Brazilian Institute of the Environment and Renewable Natural Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis), by state and local environmental agencies, by the Brazilian Health Surveillance Agency (Agência Nacional de Vigilância Sanitária), ANVISA, and by the Brazilian Ministry of Agriculture (Ministério da Agricultura, Pecuária e Abastecimento), MAPA, and with state and municipal regulations and authorities and official agencies, which are responsible for approving the products themselves, as well as the wording for warnings and procedure for use on ours labels and leaflet.
Furthermore, as chemical and flammable materials are used in our agricultural input products, we are subject to operational risks, including the risk of environmental contamination or even death and bodily harm to employees and service providers, which could result in administrative, civil and criminal liability for us, as well as criminal liability for our officers and employees.
Brazilian legislation is generally in accordance with internationally recognized agencies such as the European Food Safety Authority and the Food and Agriculture Organization, or the FAO. Our sales and use recommendation are restricted to those established on labels and leaflets approved by authorities. If we fail to comply with the approved labels and leaflets, we could incur substantial costs and liabilities, including civil or criminal fines and penalties.
Environmental, health and safety and food and agricultural input laws and regulations to which we are subject may become more stringent over time. This could increase the effects on us of these laws and regulations, and the increased effects could be materially adverse to our business, operations, liquidity and/or results of operations.
Heightened regulation on food and agricultural inputs and environmental, health and safety issues in Brazil, Colombia and other Latin American countries where we may operate can be expected to result in requirements that apply to us and our operations that may be more stringent than those described elsewhere in this proxy statement/prospectus. These requirements may include:
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increased levels of future investments and expenditures for environmental controls at ongoing operations, which will be charged against income from future operations;

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increased efforts or costs to obtain permits or denial of permits;

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new interpretations of existing statutes or regulations that impose new or more stringent standards; and

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other matters that could increase our expenses, capital requirements or liabilities, or adversely affect our business, liquidity or financial condition.

Trade agreements, foreign trade or environmental, health and safety, and food and agricultural inputs laws of countries importing Latin American agricultural production, especially Brazil, may, in the short and medium term, impose measures restricting access to such countries’ markets as a result of an actual or perceived non-conformity with matters relating to socio-environmental norms, rules or regulations, such as deforestation and increased greenhouse gas emissions associated with certain crops. The potential emergence of international barriers to Brazilian commodities exports because of an actual or perceived lack of deforestation control in Brazil may limit our ability to expand our business and our barter operations, e.g., in the event we are unable to adequately demonstrate traceability of grains (in particular soybeans and corn) and other products’ origination or their compliance with environmental requirements.
We may be liable for labor charges and disbursements if our sales representatives are considered to be our employees.
We and our subsidiaries, with the exception of Produtec Comércio e Representações S.A., Integra Soluções Agrícolas Ltda., and Qualiciclo Agrícola S.A., or Qualicitrus, engage all of our employees pursuant to employment relationships under Brazilian law. However, these three subsidiaries currently engage a minority of employees as third-party contractors or commercial representatives, particularly in the case of our RTVs. There is a risk, depending on how services are rendered in practice by each representative, that such RTVs or other governmental authorities could claim that an employment relationship between such subsidiaries and our RTVs exists, on a case-by-case basis, and thereby seek reclassification of such persons as employees — especially if they render services exclusively to us and under our exclusive control. Reclassification would mean that we would be liable for a series of labor charges and disbursements that we currently do not pay to our RTVs. Even if no such employment relationship is asserted, we may be deemed vicariously liable to pay the employees or agents of our RTVs if the latter become insolvent. In either event, any such disbursements may adversely affect our business, results of operations and our reputation.
Changes in tax laws, incentives, benefits and regulations may adversely affect us.
Changes in tax laws, regulations, related interpretations and tax accounting standards in Brazil, Colombia, the Cayman Islands or the United States may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. For example, in 2015 the Brazilian government increased the rate of the social integration program contribution (Programa Integração Social), or PIS, and the social security program contribution (Contribuição para o Financiamento da Seguridade Social), or COFINS (both social contributions on gross revenues) from 0% to approximately 4.65% on financial income realized by Brazilian companies that are taxed under the non-cumulative regime (which is the tax regime that applies to us). However, it is not possible to precisely predict if and how potential changes may affect our business, but one or more states, municipalities, the federal government or other countries may seek to challenge the taxation or procedures applied to our transactions, and could impose taxes or additional reporting, record-keeping or indirect tax collection obligations on our business. New taxes could also require us to incur substantial costs to collect and remit taxes. If such obligations were imposed, the additional costs associated with tax collection, remittance and audit requirements could have a material adverse effect on our business and financial results. In addition, our profits may decline if certain tax incentives are not retained or renewed.
Further, Brazilian government authorities at the federal, state and local levels may consider changes in tax laws to cover budgetary shortfalls resulting from the recent economic downturn in Brazil, including the impact of COVID-19. If enacted, such changes may harm our profitability by increasing our tax burden, increasing our tax compliance costs or otherwise affecting our financial condition, results of operations and cash flows. The Brazilian government regularly enacts reforms to the tax and other assessment regimes to which we and our customers are subject. Such reforms include changes in tax rates and, occasionally, enactment of temporary levies, the proceeds of which are earmarked for designated governmental purposes. The effects of these changes and any other changes that result from the enactment of additional tax reforms cannot be quantified and there can be no assurance that any such reforms would not have an adverse effect upon our business. Furthermore, such changes may produce uncertainty in the financial system, increasing the cost of borrowing and contributing to an increase in our non-performing credit portfolio.
Recently, Brazilian government initiatives have proposed changes to the Brazilian tax regime that, if enacted, could impact our business. Bill No. 3,887/2020 would replace the PIS/COFINS tax (a social contribution on gross revenues) with a new Contribution on Goods and Services (CBS), and Bill No. 2,337/2021 would comprehensively reform income taxation rules primarily by revoking the income tax exemption on the distribution of dividends by Brazilian companies while also introducing new anti-avoidance provisions for a broad variety of transactions among related parties, ending the deductibility of interest on equity expenses, extending the minimum term for the amortization of intangibles, and changing the income tax rules related to Brazilian investment funds, among other changes. More specifically, ending the deductibility of interest on equity would impact the net amount to be received by our shareholders in the form of dividends. Although these laws have not yet been enacted and it is not possible to determine at this time the exact changes that will eventually pass into law, any such changes could have adverse effects on our results and operations.
In addition, establishing a provision for income tax expense and filing returns requires us to make judgments and interpretations about the application of inherently complex tax laws, and in particular Brazilian income tax laws, which are subject to different interpretations by the taxpayer and relevant governmental taxing authorities. If the judgments, estimates and assumptions we use in preparing our tax returns are subsequently found to be incorrect, we could become involved in a dispute with the relevant authority, which in Brazil can involve prolonged evaluation periods and litigation before a final resolution is reached, and which introduces further uncertainty and risk with respect to our tax and related liabilities.
Finally, Colombian tax authorities have imposed additional taxes in a variety of areas, such as taxes on financial transactions, to fund Colombia’s war against terrorism and taxes created in order to fund post-conflict programs related to the peace negotiations with guerrilla forces. The Colombian government is also obliged by Law No. 1,473/2011, also known as the Law of Fiscal Rule, to significantly reduce its fiscal deficit over the following years. This, in addition to pressure from rating agencies, could lead to higher taxation rates on our business and that of our borrowers. Changes in tax-related laws and regulations, and interpretations thereof, can impact tax burdens by increasing tax rates and fees, creating new taxes, limiting tax deductions, and eliminating tax-based incentives and non-taxed income. In addition, tax authorities or courts may interpret tax regulations differently than we do, which could result in tax litigation and associated costs and penalties.
We are subject to anti-corruption, anti-bribery and anti-money laundering laws and regulations.
We operate in jurisdictions that have a high risk for corruption and we are subject to various anti-corruption, anti-bribery and anti-money laundering laws and regulations, including the Brazilian Federal Law No. 12,846/2013, also known as the Clean Company Act (and Decree No. 11,129/2022 that regulates the Clean Company Act), Brazilian Federal Law No. 9,613/1998, as amended by Brazilian Federal Law No. 12,683/2012, and Brazilian Federal Law No. 8,429/1992, as amended by Brazilian Federal Law No. 14,230/2022, in addition to the United States Foreign Corrupt Practices Act of 1977, as amended, or the FCPA. Both the Clean Company Act and the FCPA impose liability against companies who engage in bribery of government officials, either directly or through intermediaries.
Anti-corruption laws are interpreted broadly and prohibit us and our collaborators from authorizing, offering, or directly or indirectly providing improper payments or benefits to recipients in the public or private sector. We or our collaborators may have direct and indirect interactions with government agencies and state-affiliated entities and universities in the course of our business. We use third-party collaborators, and strategic partners, law firms, and other representatives for regulatory compliance, patent registration, deregulation advocacy, field testing, and other purposes in countries that are known to present a high corruption risk such as Brazil and Colombia. We can be held liable for the corrupt or other illegal activities of these third-party collaborators, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.
Anti-money laundering, anti-bribery, anti-corruption and sanctions laws and regulations to which we are subject require us, among other things, to conduct full customer due diligence (including sanctions and politically exposed person screening) and keep our customer, account and transaction information up to date. We have implemented and are in the process of reviewing our policies and procedures detailing what is required from those responsible, but all such policies may not be completed or may not be fully in effect as of the date of this proxy statement/prospectus (in particular, our policies relating to sanctions laws and regulations). In addition, we rely heavily on our employees to assist us by spotting such illegal and improper activities and reporting them, and our employees have varying degrees of experience in recognizing criminal tactics and understanding the level of sophistication of criminal organizations. In addition, we rely upon our relevant counterparties to a large degree to maintain and appropriately apply their own appropriate compliance measures, procedures and internal policies. Accordingly, there can be no assurance that all of our employees, representatives, contractors, partners, or agents will comply with these laws at all times. If we are unable to apply the necessary scrutiny and oversight of employees, third parties to whom we outsource certain tasks and processes or counterparties, we increase the risk of regulatory breach.
Violations of — or even accusations of or associations with violations of — anti-corruption, anti-bribery and anti-money laundering laws and regulations could result in criminal liability, administrative and civil lawsuits, significant fines and penalties (including being added to “black lists” that would prohibit certain parties from engaging in transactions with us), forfeiture of significant assets and reputational harm. Non-compliance with these laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, injunctions, suspension and debarment from contracting with certain governments or other persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our reputation, business, results of operations, and financial condition.
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated section, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, or the FRA, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure related to involvement with terrorism or terrorist financing and property. Such report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Adverse outcomes in legal proceedings could subject us to substantial damages and adversely affect our results of operations and profitability.
The agricultural inputs industry faces substantial regulatory risks and litigation. From time to time, we may be involved in major lawsuits concerning regulatory, intellectual property, biotechnology, torts, contracts, antitrust allegations, civil and tax claims and other matters, as well as governmental inquiries and investigations, including in connection with a criminal case involving our subsidiary Agrobiológica Soluções. See “Business of Lavoro — Legal Proceedings.” Pending and future lawsuits and governmental inquiries and investigations may have outcomes that may be significant to our results of operations in the period recognized or limit our ability to engage in our business activities. We have recorded reserves for potential liabilities where we believe the liability to be probable and reasonably estimable, in accordance with accounting requirements under IFRS. However, our actual costs may be materially different from this estimate. The degree to which we may ultimately be responsible for the particular matters reflected in the reserve is uncertain. We had provisions for civil, tax and labor contingencies amounting to R$3.0 million and R$3.6 million as of June 30, 2022 and 2021, respectively.
If our suppliers or outsourced service providers do not comply with their respective civil, administrative, labor and social security obligations, we may be jointly or severally liable for any non-compliance, resulting in fines, payment of these amounts and other sanctions, in accordance with labor and agricultural law. In addition, we may be liable for possible bodily injury and even the death of employees of our suppliers or outsourced service providers, in cases where such service providers do not observe or do not inspect the fulfillment of obligations related to the personal protection of their employees, which may adversely affect our results of operations and our reputation.
We are subject to costs and risks associated with increased or changing laws and regulations affecting our business, including those relating to data privacy, security and protection.
We operate in a complex regulatory and legal environment that exposes us to compliance and litigation risks that could materially affect our business, financial condition or results of operations. These laws may change, sometimes significantly, as a result of political, economic or social events. Responding to these changes and meeting existing and new requirements may be costly and burdensome. Changes in laws and regulations may occur that could:
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discourage us and other collaborators from offering, and end-markets from purchasing, our products;

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increase our export and import duties and costs or intensify controls and restrictions on our imports;

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restrict or increase the costs of making payments and distributions;

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render our technology less profitable or less attractive compared to that of competing products;

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require significant product redesign or redevelopment;

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increase our compliance and other costs of doing business through increases in the cost to protect our intellectual property, including know-how, trade secrets and regulatory data, or increases in the cost to obtain the necessary regulatory approvals to commercialize and market the products we develop directly or jointly; and

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impair or eliminate our ability to source technology and develop our products, including validating our products through field trials and passing biosafety evaluations.

Any of these events could have a material adverse effect on our business, results of operations and financial condition.
In addition to the laws and regulations governing our operations in the agricultural inputs industry, some of the federal, state or local laws and regulations that affect us include those relating to consumer products, product liability or consumer protection; those relating to the manner in which we advertise, market or sell products; labor and employment laws, including wage and hour laws; tax laws or interpretations thereof; data protection and privacy laws and regulations; and other health and safety laws and regulations. See “Lavoro Regulatory Overview” for more information. We face significant compliance costs and risk of non-compliance with respect to these existing laws and regulations, which costs and risks could be heightened by changes and developments with respect to such laws and regulations. There can be no guarantee that we will be able to adapt our business, or have sufficient financial resources, to comply with any new regulations, or that we will be able to successfully compete in the context of a shifting regulatory environment.
In particular, data protection and privacy laws are developing rapidly to take into account the changes in cultural and consumer attitudes towards the protection of personal data. In operating our e-commerce business and selling our products and solutions to customers, we collect, use, store, transmit and otherwise process employee and customer data, including sensitive personal data, in and across multiple jurisdictions. As a result, we are subject to a variety of laws and regulations in Brazil, Colombia and other applicable countries, as well as contractual obligations, regarding data privacy, security and protection. In many cases, these laws and regulations apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries and other parties with which we have commercial relationships.
Privacy, information security, and data protection are significant issues globally. The regulatory framework governing the collection, processing, storage, use and sharing of certain information, particularly financial and other personal data, is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. The occurrence of unanticipated events and the development of evolving technologies often rapidly drive the adoption of legislation or regulation affecting the use, collection or other processing of data and the manner in which we conduct our business. Any failure or perceived failure by us to comply with our privacy policies or any applicable privacy, security or data protection, information security or consumer-protection related laws, regulations, orders or industry standards in one or more jurisdictions could expose us to costly litigation, significant awards, fines or judgments, civil and criminal penalties or negative publicity, and could materially and adversely affect our business, financial condition and results of operations.
In particular, on August 14, 2018, the President of Brazil approved Law No. 13,709 the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados), or the LGPD, which came completely into force on August 1, 2021. The LGPD is a comprehensive data protection law establishing general principles and obligations that apply across multiple economic sectors and contractual relationships. The LGPD applies to individuals or legal entities, private or government entities, who process personal data in Brazil or collect personal data in Brazil or, further, when the processing activities have the purpose of offering or supplying goods or services to data subjects located in Brazil. The LGPD establishes detailed rules for the collection, use, processing, storage and any operation carried out with personal data (including personal data of clients, suppliers and employees), and affects all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is collected, whether in a digital or physical environment.

Specifically, the LGPD establishes, among other things, data subjects’ rights, the legal basis for personal data protection, requirements for obtaining consent from data owners, obligations and requirements related to security incidents, data leaks and international data transfers, as well as the creation of the National Data Protection Authority (Autoridade Nacional de Proteção de Dados, “ANPD”), for the purposes of monitoring, implementing and supervising compliance with the LGPD in Brazil. In the event of non-compliance with the LGPD, we may be subject to penalties, including (1) warnings, with the impositions of a deadline for the adoption of corrective measures; (2) a one-time fine of up to 2% (subject to an upper limit of R$50,000,000) of our revenue; (3) a daily fine (subject to an upper limit of R$50,000,000); (4) public disclosure of the violation; (5) the restriction of access to the personal data to which the violation relates, until corrective measures are implemented; (6) deletion of the personal data to which the violation relates; (7) partial suspension of the databases to which the violation relates for up to six months, which can be extended for an equal period until corrective measures are implemented; (8) suspension of the personal data processing activities to which the violation relates for up to 12 months; and (9) partial or full prohibition on personal data processing activities. In addition, the LGPD creates a private cause of action, which means we are subject to both class-based and individual claims for violations of the LGPD.
While we are in the process of putting in place systems and processes to comply with the LGPD, we cannot assure you that our LGPD compliance efforts will be deemed appropriate or sufficient by regulatory authorities, in particular ANPD or by courts, such as the Brazilian Public Prosecution Office (Ministério Público). Moreover, as the LGPD requires further regulation from the ANPD regarding several aspects of the law, which are yet unknown, and we may have difficulty adapting our systems and processes to the new legislation due to the legislation’s complexity. The changes have impacted, and could further adversely impact, our business by increasing our operational and compliance costs.
Any additional privacy laws, rules or regulations enacted or approved in Brazil or in other jurisdictions in which we operate could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits and administrative procedures, and result in the imposition of material penalties and fines under state and federal laws or regulations, which could seriously harm our business, financial condition or results of operations. Any failure, real or perceived, by us to comply with our privacy policies or with any regulatory requirements or orders or other local, state, federal or international privacy or consumer protection-related laws and regulations could cause customers to reduce their purchases of our agricultural products and services and could materially and adversely affect our business.
For more information, see “Lavoro Regulatory Overview — Brazil — Data Protection and Privacy.”
We may face restrictions and penalties under Brazilian and Colombian consumer protection laws.
Brazil has a series of strict consumer protection statutes, collectively known as the Consumer Protection Code (Código de Defesa do Consumidor) and Civil Code, that are intended to safeguard consumer interests and that apply to all companies in Brazil that supply products or services to Brazilian consumers. The Consumer Protection Code may apply to business customers if they are considered the “end user” of the products provided. Regardless, courts may understand that the rules of the Consumer Protection Code should exceptionally apply to instances where the company acquiring the products as input to its supply chain are considered to be technically, legally and/or financially vulnerable towards us. Similar protections exist in Colombia, where we are subject to laws that regulate competition and consumer protection, and which include the Consumer Protection Law (Ley de Protección al Consumidor), which is enforced by the Superintendence of Industry and Commerce (Superintendencia de Industria y Comercio). These consumer protection provisions include protection against misleading and deceptive advertising, protection against coercive or unfair business practices and protection in the formation and interpretation of contracts, usually in the form of civil liabilities and administrative penalties for violations. In addition, the Consumer Protection Code provides for a series of contractual clauses that are held null and void by operation of law, whenever they reduce or limit its liability towards consumers; entail a waiver or disposal of rights; transfer liability to third parties; establish obligations considered inequitable or abusive that place the consumer at an unreasonable disadvantage; or that are incompatible with good faith or equitable practices; among others.
In Brazil, penalties are often levied by the Brazilian Consumer Protection Agencies (Fundação de Proteção e Defesa do Consumidor, or PROCONs) and Public Prosecutors Office, which oversee consumer issues on a district-by-district basis. Companies that operate across Brazil may face penalties from multiple PROCONs, as well as the National Secretariat for Consumers (Secretaria Nacional do Consumidor, or SENACON). Companies may settle claims made by consumers via PROCONs and Judiciary by paying compensation for violations directly to consumers and through a mechanism that allows them to adjust their conduct, called a conduct adjustment agreement (Termo de Ajustamento de Conduta, or TAC). Brazilian Public Prosecutor Offices may also commence investigations related to consumer rights violations and this TAC mechanism is also available for them. Companies that violate TACs face potential automatic fines. Brazilian Public Prosecutor Offices may also file public civil actions against companies in violation of consumer rights, seeking strict observation to the consumer protection law provisions and compensation for the damages consumers may have suffered.
As of June 30, 2022, we had 10 active proceedings with ordinary civil courts in Brazil relating to consumer rights and clients’ rights. To the extent consumers in Brazil or Colombia file such claims against us in the future, we may face reduced revenue due to refunds and fines for non-compliance that could negatively impact our results of operations.
Unauthorized disclosure of sensitive or confidential customer information or our failure or the perception by our customers that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with our customers.
We collect, store, handle, transmit, use and otherwise process certain personal data and other user data in our business, especially as a result of our e-commerce digital distribution platform. A significant risk associated with our operations is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may harm our business and results of operations. We must ensure that all collection, use, storage, dissemination, transfer, disposal and any other processing activity involving personal data for which we are responsible comply with relevant data protection and privacy laws. The protection of our customer, employee and company data is critical to us. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential customer information, such as credit card and other personal data. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors or other similar events. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our vendors, could damage our reputation, expose us to administrative procedures and litigation risk and liability, subject us to negative publicity, disrupt our operations and harm our business. Our security measures may fail to prevent security breaches, which could harm our business, financial condition and results of operations.
Unauthorized disclosure of, improper access to, or destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, or disruptions to our systems or services could expose us to liability, protracted and costly litigation and damage our reputation.
Our Lavoro Connected Farm platform involves the collection, storage, transmission and other processing activities involving customers’ personal data, including names, addresses, identification numbers and bank account numbers. We also have arrangements in place with certain third-party service providers that require us to share certain consumer information. Our and such third parties’ ability to protect such personal data and consumer information is dependent on our ability to prevent cybersecurity breaches and unauthorized access and disclosure.
An increasing number of organizations, including large clients and businesses, large technology companies, financial institutions and government institutions have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on portions of their websites, networks or infrastructure, or those of third parties who provide services to them. Information security risks for companies with e-commerce operations such as ours in particular have significantly increased recently, in part because of new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct business transactions and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Because of our position in the payments value chain, we believe that we are likely to continue to be a target of such threats and attacks. In addition, due to the growing size and complexity of our digital platform and services, the amount of personal data and other data that we store and the number of customers, employees and third-party providers with access to personal data and other data, we are potentially vulnerable to a variety of intentional and inadvertent cybersecurity attacks and other security-related incidents and threats, which could result in a material adverse effect on our business, financial condition and results of operation.
The techniques used to obtain unauthorized, improper or illegal access to our systems, our data or our customers’ data, to disable or degrade service, or to sabotage systems are constantly evolving may be difficult to detect quickly and often are not recognized until launched against a target. Unauthorized parties may attempt to gain access to our systems or facilities through various means, including, among others, hacking into our systems or those of our customers, partners or vendors, attempting to fraudulently induce our employees, customers, partners, vendors or other users of our systems into disclosing user names, passwords, payment card information or other sensitive information, which may in turn be used to access our information technology systems, or installing malicious software. Certain efforts may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect.
Although we have developed systems and processes that are designed to protect our networks, applications, bank accounts and the confidentiality, integrity and availability of data and customer data and our information technology systems and to prevent data loss and other security breaches, and expect to continue to expend significant additional resources to bolster these protections, these security measures cannot provide absolute security and there can be no assurance that our safety and security measures (and those of our third-party providers) will prevent damage to, or interruption or breach of, our information systems and operations. Our information technology and infrastructure may be vulnerable to cyberattacks or security breaches, and third parties may be able to access our customers’ personal or proprietary information and card data that are stored on or accessible through those systems. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing, ransomware, social engineering attacks, unauthorized access or misuse and denial-of-service attacks, sophisticated criminal networks as well as nation-state and nation-state supported actors now engage in attacks, including advanced persistent threat intrusions. Our security measures may also be breached due to human error, malfeasance, fraud or malice on the part of employees, accidental technological failures, system errors or vulnerabilities, or other irregularities.
Any actual or perceived cybersecurity attacks, security breaches, phishing attacks, ransomware attacks, computer malware, computer viruses, computer hacking attacks, unauthorized access, coding or configuration errors or similar incidents experienced by us or our third-party service providers could interrupt our operations, result in our systems or services being unavailable, result in the loss, compromise corruption or improper disclosure of data or personal data, subject us to regulatory or administrative investigations and orders, litigation, disputes, sanctions, indemnity obligations, damages for contract breach or penalties for violation of applicable laws or regulations, impair our ability to provide our solutions and meet our customers’ requirements, materially harm our reputation and brand, result in significant legal and financial exposure (including customer claims), lead to loss of customer confidence in, or decreased use of, our products and services, and adversely affect our business, financial condition and results of operations. In addition, any breaches of network or data security at our customers, partners or third-party service provides (including data center and cloud computing providers) could have similar negative effects. We could be forced to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating and remediating any information security vulnerabilities and defending against and resolving legal and regulatory claims, all of which could divert resources and the attention of our management and key personnel and materially and adversely affect our business, financial condition and results of operations.
Specifically, because we leverage third-party providers, including cloud, software, data center and other critical technology vendors to deliver our solutions to our customers, we rely heavily on the data security technology practices and policies adopted by these third-party providers. Such third-party providers have access to personal data and other data about our customers and employees, and some of these providers in turn may subcontract with other third-party providers. Our ability to monitor our third-party providers’ data security is limited. A vulnerability in a third-party provider’s software or systems, a failure of our third-party providers’ safeguards, policies or procedures, or a breach of a third-party provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems or the data housed in our third-party solutions.
Many jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data or information technology systems. Security compromises experienced by others in our industry, our customers, our third-party service providers or us may lead to public disclosures and widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new customers, cause existing customers to elect not to renew or expand their use of our platform, services and products or subject us to third-party lawsuits, regulatory fines or other actions or liabilities, which could materially and adversely affect our business, financial condition and results of operations.
Additionally, while we maintain insurance policies, we do not maintain insurance policies specifically for cyber-attacks and our current insurance policies may not be adequate to reimburse us for losses caused by security breaches, and we may not be able to collect fully, if at all, under these insurance policies. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases in or the imposition of large deductible or co-insurance requirements, could adversely affect our business, financial condition and results of operations.
For information on the data protection and privacy laws and regulations to which we are subject and the risks associated therewith, see the section titled “— We are subject to costs and risks associated with increased or changing laws and regulations affecting our business, including those relating to data privacy, security and protection. ”
Interruption or failure of our infrastructure, information technology and communications systems could impair our operations, which could also damage our reputation and harm our results of operations.
Our operations are dependent on our ability to protect the continuity of our infrastructure against damage from catastrophe or natural disaster, breach of security, cyber-attack, loss of power, telecommunications failure or other natural or man-made events. A catastrophic event could have a direct negative impact on us by adversely affecting our customers, partners, third-party service providers, employees or facilities, or an indirect impact on us by adversely affecting the agricultural market, payment processing services or the overall economy. In the event of a catastrophe, we could experience a material adverse interruption of our operations.
We serve our customers using third-party data centers and cloud services. While we have electronic access to the infrastructure and components of our platform that are hosted by third parties, we do not control the operation of these facilities. Consequently, we may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of our direct control. These data centers and cloud services are vulnerable to damage or interruption from a variety of sources, including earthquakes, floods, fires, power loss, system failures, cyber-attacks, physical or electronic break-ins, human error or interference (including by employees, former employees or contractors), and other catastrophic events. Our data centers may also be subject to local administrative actions, changes to legal or permitting requirements and litigation to stop, limit or delay operations. Despite precautions taken at these facilities, such as disaster recovery and business continuity arrangements, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in interruptions or delays in our services, impede our ability to scale our operations or have other adverse impacts upon our business. See “— We depend on data centers operated by third parties and third-party Internet hosting providers, and any disruption in the operation of these facilities or access to the Internet could adversely affect our business.”

We depend on data centers operated by third parties and third-party Internet hosting providers, and any disruption in the operation of these facilities or access to the Internet could adversely affect our business.
Our business requires the ongoing availability and uninterrupted operation of internal and external transaction processing systems and services. While we maintain oversight of our third-party providers of transaction processing and IT-related functions, such third parties are ultimately responsible for maintaining their own network security, disaster recovery and system management procedures. We primarily serve our customers from third-party data center hosting facilities, and we rely on cloud infrastructure to operate certain aspects of our solutions. Any disruption of or interference with our use of our ERP and other core systems could impair our ability to deliver our solutions to our customers, resulting in customer dissatisfaction, damage to our reputation, loss of customers and harm to our business.
Moreover, we have architected our solutions and computer systems to use data processing, storage capabilities and other services provided by specific providers. Given this, we cannot easily switch our ERP and other core systems operations to another cloud provider, so any disruption of or interference with our use of cloud/hosting services could increase our operating costs and materially and adversely affect our business, financial condition and results of operations, and we might not be able to secure service from an alternative provider on similar terms or at all.
The owners and operators of our current hosting facilities have a contract guaranteeing 99% availability and qualified professionals to keep the systems operating. However, such third-party providers may experience website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. We do not control the operation of these data center facilities, and such facilities are vulnerable to damage or interruption from human error, intentional bad acts, power loss, hardware failures, telecommunications failures, improper operation, unauthorized entry, data loss, power loss, cyberattacks, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes, natural disasters or similar catastrophic events. They also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or terminate our hosting arrangement or other unanticipated problems could result in lengthy interruptions in the delivery of our solutions, cause system interruptions, prevent our customers from accessing their accounts online, reputational harm and loss of critical data, prevent us from supporting our solutions or cause us to incur additional expense in arranging for new facilities and support.
We also depend on third-party Internet-hosting providers and continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our Internet-hosting or bandwidth providers for any reason or if their services are disrupted, for example, due to viruses or denial of service or other attacks on their systems, or due to human error, intentional bad acts, power loss, hardware failures, telecommunications failures, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes or similar catastrophic events, we could experience disruption in our ability to offer our solutions and adverse perception of our solutions’ reliability, or we could be required to retain the services of replacement providers, which could increase our operating costs and materially and adversely affect our business, financial condition and results of operations.
Furthermore, prolonged interruption in the availability, or reduction in the speed or other functionality, of our products or services could materially harm our reputation and business. Frequent or persistent interruptions in our products and services could cause customers to believe that our products and services are unreliable, leading them to switch to our competitors or to avoid our products and services, and could permanently harm our reputation and business.
Risks Relating to Latin America
We are subject to risks relating to our significant presence in Latin American countries.
Our operations are based in Latin America. As of June 30, 2022 and 2021, 84.9% and 83.2% respectively of our combined revenues were attributable to our Brazilian operations. We expect to increase our sales in

Brazil and other countries in South and Central America. In particular, fluctuations in the economy of Brazil and actions adopted by the governments of Latin American countries have had and may continue to have a significant impact on our subsidiaries operating in those countries.
Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations.
Our business is dependent to a significant extent upon the economic conditions prevalent in Brazil, as well as the other Latin American countries in which we currently operate, including Colombia and Uruguay, and in which we may seek to expand operations in the future, such as Peru, Chile, Paraguay and other countries in South and Central America. Latin American countries have historically experienced uneven periods of economic growth, recessions, periods of high inflation and economic instability. Recently, the economic growth rates of the economies of many Latin American countries have slowed and some have entered mild recessions. Additionally, economic and political developments in Latin America, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, terrorism, civil strife, changes in laws and regulations, restrictions on the repatriation of dividends or profits, expropriation or nationalization of property, restrictions on currency convertibility, volatility of the foreign exchange market and exchange controls could impact our operations and/or the market value of New Lavoro Ordinary Shares and have a material adverse effect on our business, financial condition and results of operations.
The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of New Lavoro Ordinary Shares.
The Brazilian federal government frequently exercises significant influence over the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in fiscal policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import and export restrictions. We have no control over and cannot predict what measures or policies the Brazilian government may take in the future. Our business and the market price of New Lavoro Ordinary Shares may be harmed by changes in Brazilian government policies, as well as general economic factors, including, without limitation:
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growth or downturn of the Brazilian economy;

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interest rates and monetary policies;

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exchange rates and currency fluctuations;

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inflation;

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liquidity of the domestic capital and lending markets;

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import and export controls;

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exchange controls and restrictions on remittances abroad and payments of dividends;

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modifications to laws and regulations according to political, social and economic interests;

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fiscal policy, monetary policy and changes in tax laws;

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economic, political and social instability, including general strikes and mass demonstrations;

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labor and social security regulations;

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energy and water shortages and rationing;

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public health crises, such as the ongoing COVID-19 pandemic;

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commodity prices; and

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other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian federal government will implement reforms or changes in policy or regulation affecting these or other factors in the future may affect economic performance and contribute to economic uncertainty in Brazil, which may have an adverse effect on our activities and consequently our results of operations, and may also adversely affect the trading price of New Lavoro Ordinary Shares. This scenario is further aggravated when analyzed together with the impacts of the COVID-19 pandemic, which may adversely affect our business, operations, results and share price.
Further, Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. In addition, various investigations into allegations of money laundering and corruption being conducted by the Office of the Brazilian Federal Prosecutor, including the largest such investigation, known as “Operação Lava Jato,” have negatively impacted the Brazilian economy and political environment. The potential outcome of these investigations is uncertain, but they have already had an adverse impact on the image and reputation of the implicated companies, and on the general market perception of the Brazilian economy. In addition, the Brazilian Supreme Court is currently investigating Brazil’s current President in connection with allegations made by the former Minister of Justice. We cannot predict whether the ongoing investigations will result in further political and economic instability, or if new allegations against government officials or executives of private companies will arise in the future or will result in additional investigations.
Recently, new presidential elections were held in Brazil, with a first round on October 2, 2022. A second round between candidates was necessary as none of the candidates obtained more than 50% of the valid votes. The second round was held on October 30, 2022, and the new president was elected with 50.90% of the votes.
Since the results of the presidential election have been announced and as of the date of this proxy statement/prospectus, certain groups formed by extreme supporters of the defeated candidate have been organizing public demonstrations and protests against the electronic ballot boxes and the existence of an alleged conspiracy against their candidate. Any potential threat to the democratic system or the ballots counting before the new government takes office on the 1st day of January 2023 may result in deterioration of the political environment and, as a consequence, affect the confidence of investors and the general public.
As has been true in the past, the current political and economic environment in Brazil has and is continuing to affect the confidence of investors and the general public, which has historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil, which may adversely affect us and New Lavoro Ordinary Shares.
Any further downgrading of Brazil’s credit rating could reduce the trading price of New Lavoro Ordinary Shares.
We may be harmed by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign ratings, which evaluations consider a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the potential for changes in any of these factors. The rating agencies began to review Brazil’s sovereign credit rating in September 2015. Subsequently, the three major rating agencies downgraded Brazil’s investment-grade status:
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Standard & Poor’s initially downgraded Brazil’s credit rating from BBB-negative to BB-positive and subsequently downgraded it again from BB-positive to BB, maintaining its negative outlook, citing a worse credit situation since the first downgrade. On January 11, 2018, Standard & Poor’s further downgraded Brazil’s credit rating from BB to BB-stable, which was reaffirmed on November 30, 2021.

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In December 2015, Moody’s placed Brazil’s Baa3’s issue and bond ratings under review for downgrade and subsequently downgraded the issue and bond ratings to below investment grade, at Ba2 with a negative outlook, citing the prospect of a further deterioration in Brazil’s debt indicators, taking into account the low growth environment and the challenging political scenario. On May 25, 2021, Moody’s maintained Brazil’s credit rating at Ba2-stable.

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Fitch downgraded Brazil’s sovereign credit rating to BB-positive with a negative outlook, citing the rapid expansion of the country’s budget deficit and the worse-than-expected recession. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-negative, citing, among other factors, fiscal deficits, the increasing burden of public debt and an inability to implement reforms that would structurally improve Brazil’s public finances. On December 14, 2021, Fitch reaffirmed Brazil’s credit rating at BB-negative.

Brazil’s sovereign credit rating is still rated below investment grade by the three main credit rating agencies. Consequently, the prices of securities offered by companies with significant operations in Brazil have been negatively affected. A prolongation or worsening of the current Brazilian recession and continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, cause the trading price of New Lavoro Ordinary Shares to decline.
Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future could harm our business and the price of New Lavoro Ordinary Shares.
In the past, Brazil has experienced extremely high rates of inflation. Inflation and some of the measures taken by the Brazilian government in an attempt to curb inflation have had significant negative effects on the Brazilian economy generally. Inflation, policies adopted to curb inflationary pressures and uncertainties regarding possible future government intervention have contributed to economic uncertainty and heightened volatility in the Brazilian economy and capital markets.
According to the IPCA, Brazilian inflation rates were 4.5%, 4.3% and 3.7% as of December 31, 2020, 2019 and 2018, respectively. Brazil may continue to experience high levels of inflation in the future and inflationary pressures may continue to lead to the Brazilian government intervening in the economy and introducing policies that could harm our business and the trading price of New Lavoro Ordinary Shares. In the past, the Brazilian government’s interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. For example, the official interest rate in Brazil decreased from 14.25% as of December 31, 2015 to 4.50% as of December 31, 2018, as established by the COPOM. On February 7, 2018, the COPOM reduced the SELIC rate to 6.75% and further reduced the SELIC rate to 6.50% on March 21, 2018. The COPOM reconfirmed the SELIC rate of 6.50% on May 16, 2018 and subsequently on June 20, 2018. As of December 31, 2018, the SELIC rate was 6.50%. The COPOM reconfirmed the SELIC rate of 6.50% on February 6, 2019, but reduced the SELIC rate to 6.00% on August 1, 2019 and further reduced the rate to 4.50% on December 12, 2019. On February 5, 2020, the COPOM reduced the SELIC rate to 4.25% and further reduced the rate to 3.75% on March 18, 2020, to 3.00% on June 5, 2020, to 2.25% on June 17, 2020 and to 2.00% on August 5, 2020. On March 17, 2021, the COPOM raised the SELIC rate to 2.75% and further raised the SELIC rate to 3.50% on May 5, 2021, to 4.25% on June 16, 2021, to 5.25% on August 4, 2021, to 6.25% on September 22, 2021, to 7.75% on October 27, 2021, to 9.25% on December 8, 2021, to 10.75% on February 2, 2022, to 11.75% on March 16, 2022, to 12.75% on May 4, 2022, to 13.25% on June 15, 2022 and to 13.75% on August 3, 2022. As of the date of this proxy statement/prospectus, the SELIC rate was 13.75%. Conversely, more lenient government and Central Bank policies and interest rate decreases have triggered and may continue to trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect us, increase our indebtedness and, consequently, adversely affect the trading price of New Lavoro Ordinary Shares.
Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.
The Brazilian currency has experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. The Brazilian government has implemented various economic plans and used various exchange rate policies to stabilize the real, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system, which plans and policies have had varying degrees of success. Exchange rate volatility could make our foreign-currency-linked obligations, purchases and funding more expensive in the event of depreciation of the real and, resulting in exchange rate exposure that may lead to losses in the event we fail to adequately manage exchange rate risk.
Although long-term depreciation of the real is generally linked to the rate of inflation in Brazil, depreciation of the real occurring over shorter periods of time has resulted in significant variations in the exchange rate among the real, the U.S. dollar and other currencies. During 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real devalued at a much higher rate than in previous years. Overall, in 2015, the real depreciated 47.0%, reaching R$3.9048 per US$1.00 on December 31, 2015. In 2016, the real fluctuated significantly, appreciating 16.5% to R$3.2591 per US$1.00 on December 31, 2016. In 2017, the real depreciated 1.5% against the U.S. dollar, ending the year at an exchange rate of R$3.3080 per US$1.00. In 2018, the real depreciated 17.1% against the U.S. dollar, ending the year at an exchange rate of R$3.8742 per US$1.00 mainly due to lower interest rates in Brazil as well as uncertainty regarding the results of the Brazilian presidential elections, which were held in October 2018. In 2019, the real depreciated 4.0% against the U.S. dollar. The real/U.S. dollar exchange rate reported by the Central Bank of Brazil was R$5.1967 per US$1.00 on December 31, 2020, which reflected a 22.4% depreciation in the real against the U.S. dollar during 2020. The real/U.S. dollar exchange rate reported by the Central Bank of Brazil was R$5.5805 per US$1.00 on December 31, 2021, which reflected a 7.4% depreciation in the real against the U.S. dollar since December 31, 2020. The real/U.S. dollar exchange rate reported by the Central Bank of Brazil was R$5.2380 per US$1.00 on June 30, 2022, which reflected a 5.2% appreciation in the real against the U.S. dollar since December 31, 2021. There can be no assurance that the real will not depreciate or appreciate further against the U.S. dollar.
Depreciation of the real relative to the U.S. dollar has created additional inflationary pressures in Brazil, which has led to increases in interest rates, limited Brazilian companies’ access to financial markets and negatively affect the price of New Lavoro Ordinary Shares. Conversely, appreciation of the real relative to the U.S. dollar and other foreign currencies could lead to a deterioration of the Brazilian balance of payments, as well as dampen export-driven growth, and affect our farmer client economics. Depending on the circumstances, either depreciation or appreciation of the real could materially and adversely affect our business, financial condition and results of operations.
Disruption or volatility in global financial and credit markets could have a material adverse effect on us.
Volatility and uncertainty in global financial and credit markets have generally led to a decrease in liquidity and an increase in the cost of funding for Brazilian and international issuers and borrowers. Such conditions may adversely affect our ability to access capital and liquidity on financial terms acceptable, if at all. If we are unable to access capital and liquidity on financial terms acceptable to us or at all, our financial condition and results of operations may be adversely affected. In addition, the economic and market conditions of other countries, including the United States, countries in the European Union and emerging markets, may affect the volume of foreign investments in Brazil. If the level of foreign investment declines, our access to capital may likewise decline, which could negatively affect our business, ability to take advantage of strategic opportunities and, ultimately, the trading price of New Lavoro Ordinary Shares.
Further, the demand for agricultural products and services is directly impacted by macroeconomic variables, such as economic growth, income, unemployment rate, inflation and fluctuations in interest and foreign exchange rates. Disruptions and volatility in the global financial markets may have significant consequences in the countries in which we operate, such as volatility in the prices of securities, interest rates and foreign exchange rates. Higher uncertainty and volatility may result in a slowdown in the credit market and the economy, which, in turn, could lead to higher unemployment rates and a reduction in the purchasing power of consumers. In addition, such events may significantly impair our customers’ ability to perform their obligations and increase overdue accounts payable, resulting in an increase in the risk associated with our business.
Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.
Brazilian GDP growth has fluctuated over the past few years, with a contraction of 3.5% in 2015, a contraction of 3.3% in 2016, growth of 1.3% in 2017, growth of 1.8% in 2018, growth of 1.2% in 2019, a contraction of 3.3% in 2020 and growth of 5.0% in 2021. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, general strikes, the lack of a qualified labor force and the lack of private and public investments in these areas, which limit productivity and efficiency. Any of these factors could lead to labor market volatility, which could limit growth and ultimately have a material adverse effect on us.
Risks Related to New Lavoro
New Lavoro will incur increased costs as a result of operating as a public company.
Following the Business Combination, New Lavoro will become a public company and will incur significant legal, accounting and other expenses that Lavoro did not incur as a private company. As a public company, New Lavoro will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq. New Lavoro’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage the transition into a public company. Moreover, New Lavoro expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. For example, New Lavoro expects these rules and regulations to make it more difficult and more expensive for New Lavoro to obtain director and officer liability insurance and New Lavoro may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. New Lavoro cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for New Lavoro to attract and retain qualified persons to serve on New Lavoro’s board of directors, its board committees or as executive officers.
Most members of New Lavoro’s management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of New Lavoro’s business by diverting the attention of some of its senior management team away from revenue producing activities to management and administrative oversight, adversely affecting New Lavoro’s ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing its businesses. New Lavoro’s management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors.
In addition, the public reporting obligations associated with being a public company in the United States may subject New Lavoro to litigation as a result of increased scrutiny of its financial reporting. If New Lavoro is involved in litigation regarding its public reporting obligations, this could subject New Lavoro to substantial costs, divert resources and management attention from New Lavoro’s business and seriously undermine New Lavoro’s business.
Any of these effects could harm New Lavoro’s business, financial condition and results of operations.
The Investment Funds will beneficially own approximately 76.4% of the outstanding New Lavoro Ordinary Shares after the Business Combination, and will control certain matters requiring shareholder approval. This concentration of ownership and voting power will limit your ability to influence corporate matters.
Following the Business Combination, the Investment Funds will continue to control New Lavoro through their beneficial ownership of approximately 76.4% of outstanding New Lavoro Ordinary Shares (assuming an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management and no redemption of public shares). As a result, the Investment Funds will be able to effectively control our decisions and will be able to elect a majority of the members of our board of directors. The Investment Funds will also be able to direct our actions in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses, and may cause us to make acquisitions that increase the amount of our indebtedness or outstanding ordinary shares, sell revenue-generating assets or inhibit change of control transactions that may benefit other shareholders. The decisions of the Investment Funds on these matters may be contrary to your expectations or preferences, and they may take actions that could be contrary to your interests.
New Lavoro may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated.
Lavoro is not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, New Lavoro will be required to provide management’s attestation on internal controls in connection with New Lavoro’s second annual report on Form 20-F following consummation of the Business Combination. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Lavoro as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Lavoro is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of New Lavoro Ordinary Shares.
As a foreign private issuer and a company treated as an emerging growth company for certain purposes, New Lavoro will have different disclosure and other requirements than U.S. domestic registrants and non-emerging growth companies.
As a foreign private issuer and a company treated as an emerging growth company for certain purposes, New Lavoro will be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. For example, as a foreign private issuer, in the United States, New Lavoro is not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, New Lavoro intends to rely on exemptions from certain U.S. rules which will permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time.
Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although New Lavoro will be subject to Cayman Islands laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though New Lavoro is required to file reports on Form 6-K disclosing the limited information which New Lavoro has made or is required to make public pursuant to Cayman Islands law, or is required to distribute to shareholders generally, and that is material to New Lavoro, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies. We ceased to be an “emerging growth company,” as defined in the JOBS Act, on June 30, 2022 as our annual gross revenue exceeded the US$1.235 billion threshold for the fiscal year ended June 30, 2022. However, under SEC rules and regulations, we will continue to be treated as an emerging growth company for certain purposes until the earlier of the completion of the Business Combination and June 30, 2023. Under this act, as a company treated as an emerging growth company for certain purposes, New Lavoro will not be subject to the same disclosure and financial reporting requirements as non-emerging growth companies. For example New Lavoro is permitted to, and intends to take advantage of, certain exemptions that allow it to comply with reduced disclosure obligations in this proxy statement/prospectus that are applicable to other public companies that are not emerging growth companies. As a result, its shareholders may not have access to certain information that they deem important. Accordingly, the information about New Lavoro available to you will not be the same as, and may be more limited than, the information available to shareholders of a non-emerging growth company.
Moreover, New Lavoro is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. New Lavoro currently prepares its financial statements in accordance with IFRS. New Lavoro will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS, as issued by the IASB.
New Lavoro cannot predict if investors will find New Lavoro Ordinary Shares less attractive because New Lavoro will rely on these exemptions. If some investors find New Lavoro Ordinary Shares less attractive as a result, there may be a less active trading market for New Lavoro Ordinary Shares and New Lavoro’s share price may be more volatile.
New Lavoro may lose its foreign private issuer status, which would then require New Lavoro to comply with the Exchange Act’s domestic reporting regime and cause New Lavoro to incur significant legal, accounting and other expenses.
In order to maintain its current status as a foreign private issuer, either (a) more than 50% of New Lavoro’s ordinary shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(1) a majority of New Lavoro’s executive officers or directors must not be U.S. citizens or residents; (2) more than 50% of New Lavoro’ assets cannot be located in the United States; and (3) New Lavoro’s business must be administered principally outside the United States. If New Lavoro loses this status, New Lavoro would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. New Lavoro may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to New Lavoro under U.S. securities laws if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs New Lavoro will incur as a foreign private issuer.
As a foreign private issuer, New Lavoro relies on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of New Lavoro Ordinary Shares.
Section 5605 of the Nasdaq equity rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, New Lavoro is permitted to follow, and New Lavoro does follow, home country practice in lieu of the above requirements. See “New Lavoro Management Following the Business Combination — Foreign Private Issuer Status” and “New Lavoro Management Following the Business Combination — Significant Differences Between Our Current Governance Practices and the U.S. Corporate Governance Standards.”
There will be differences between your current rights as a holder of TPB SPAC Ordinary Shares and the rights you will have as a holder of New Lavoro Ordinary Shares, some of which may adversely affect you.
Upon completion of the Business Combination, TPB SPAC shareholders will no longer be shareholders of TPB SPAC, but will be shareholders of New Lavoro. There will be differences between the current rights of TPB SPAC shareholders and the rights you will have as a holder of the New Lavoro Ordinary Shares and New Lavoro Warrants, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of TPB SPAC shareholders and the New Lavoro shareholders, see the section entitled “Proposals to be Considered by TPB SPAC’s Shareholders — The Governing Documents Proposals.”
Upon completion of the Business Combination, TPB SPAC shareholders will become New Lavoro shareholders, TPB SPAC warrantholders will become holders of New Lavoro Warrants and the market price for the New Lavoro Ordinary Shares may be affected by factors different from those that historically have affected TPB SPAC.
Upon completion of the Business Combination, TPB SPAC shareholders will become New Lavoro shareholders and TPB SPAC’s warrantholders will become holders of New Lavoro Warrants, which may be exercised to acquire New Lavoro Ordinary Shares. New Lavoro’s business differs from that of TPB SPAC, and, accordingly, the results of operations of New Lavoro will be affected by some factors that are different from those currently affecting the results of operations of TPB SPAC. TPB SPAC is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. New Lavoro is a holding company incorporated in the Cayman Islands and, after the consummation of the Business Combination, its subsidiaries will be engaged in offering business in the agricultural inputs distribution industry. New Lavoro’s business and results of operations will be affected by operating, industry and regional risks to which TPB SPAC was not exposed. For a discussion of the future business of New Lavoro currently conducted and proposed to be conducted by Lavoro, see “Business of Lavoro.”
New Lavoro Warrants will become exercisable for New Lavoro Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.
New Lavoro Warrants to purchase New Lavoro Ordinary Shares will become exercisable in accordance with the terms of the agreement governing those securities. Assuming the Business Combination closes, New Lavoro Warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of New Lavoro Warrants will be US$11.50 per share. To the extent New Lavoro Warrants are exercised, additional New Lavoro Ordinary Shares will be issued, which will result in dilution to the holders of New Lavoro Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that New Lavoro Warrants may be exercised could adversely affect the market price of New Lavoro Ordinary Shares. However, there is no guarantee that the New Lavoro Warrants will ever be in the money prior to their expiration, and as such, New Lavoro Warrants may expire worthless.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of New Lavoro Ordinary Shares and our trading volume could decline.
The trading market for New Lavoro Ordinary Shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade New Lavoro Ordinary Shares or publish inaccurate or unfavorable research about our business, the price of New Lavoro Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for New Lavoro Ordinary Shares could decrease, which might cause the price of New Lavoro Ordinary Shares and trading volume to decline.
Future resales of a substantial number of New Lavoro Ordinary Shares in the public market following the Business Combination, or the perception that such sales could occur, could cause the price of New Lavoro Ordinary Shares to decline.
The market price of New Lavoro Ordinary Shares could decline as a result of substantial sales of New Lavoro Ordinary Shares, particularly sales by our directors, executive officers and significant shareholders, a large number of ordinary shares becoming available for sale or the perception in the market that such sales could occur. Upon the closing of the Business Combination, we expect to have approximately 125,114,450 ordinary shares outstanding (assuming no redemptions of public shares). Subject to the lock-up agreements described below, the ordinary shares sold in the Business Combination will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.
Our shareholders or entities controlled by them or their permitted transferees will, subject to the lock-up agreements described below, be able to sell their ordinary shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. If any of our shareholders, the affiliated entities controlled by them or their respective permitted transferees were to sell a large number of their ordinary shares, the market price of New Lavoro Ordinary Shares may decline significantly. In addition, the perception in the public markets that sales by them might occur may also cause the trading price of New Lavoro Ordinary Shares to decline.

We, TPB SPAC and the Lavoro Agro Limited shareholders have entered into lock-up agreements concurrently with the execution and delivery of the Business Combination Agreement that restrict our and our shareholders’ ability to transfer our securities, subject to certain exceptions, for a period of two years following the Closing Date. In addition, these lock-up agreements are subject to the exceptions described in the section titled “Certain Agreements Related to the Business Combination — Lock-up Agreement.”
Sales of a substantial number of New Lavoro Ordinary Shares, including upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these lock-up periods, could cause the trading price of New Lavoro Ordinary Shares to fall or make it more difficult for you to sell your New Lavoro Ordinary Shares at a time and price that you deem appropriate.
Future issuances of any equity securities may dilute the interests of TPB SPAC shareholders and decrease the trading price of New Lavoro Ordinary Shares.
Any future issuance of equity securities could dilute the interests of TPB SPAC shareholders and could substantially decrease the trading price of New Lavoro Ordinary Shares. New Lavoro may issue equity or equity-linked securities in connection with the Business Combination or in the future, including pursuant to the PIPE Investment, or other offering of equity securities, for a number of reasons, including to finance New Lavoro’s operations and business strategy (including in connection with acquisitions and other transactions), to adjust New Lavoro’s ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding awards or other equity-linked securities, if any, or for other reasons.
TPB SPAC shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.
After the completion of the Business Combination, TPB SPAC shareholders will own a smaller percentage of New Lavoro than they currently own of TPB SPAC. Upon completion of the Business Combination, it is anticipated that TPB SPAC shareholders will own approximately 14.4% of the New Lavoro Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, assuming no redemption of the TPB SPAC Shares and assuming an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management. Consequently, TPB SPAC shareholders, as a group, will have reduced ownership and voting power in New Lavoro compared to their ownership and voting power in TPB SPAC. For additional information on dilution scenarios, see “Summary of the Proxy Statement/Prospectus — Ownership of New Lavoro Upon Completion of the Business Combination.”
A market for New Lavoro Ordinary Shares may not develop, which would adversely affect the liquidity and price of New Lavoro Ordinary Shares.
An active trading market for New Lavoro Ordinary Shares may never develop or, if developed, it may not be sustained. You may be unable to sell your New Lavoro Ordinary Shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of TPB SPAC public shares in connection with the Closing of the Business Combination.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because New Lavoro is incorporated under the laws of the Cayman Islands, New Lavoro conducts substantially all of its operations, and a majority of its directors and executive officers reside, outside of the United States.
New Lavoro is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, will conduct a majority of its operations through its subsidiaries outside the United States. Substantially all of New Lavoro’s assets are located outside the United States, primarily in Brazil. A majority of New Lavoro’s officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against New Lavoro or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Latin American region could render you unable to enforce a judgment against New Lavoro’s assets or the assets of New Lavoro’s directors and officers.
New Lavoro’s corporate affairs will be governed, following the Business Combination, by the Proposed Governing Documents, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against New Lavoro’s directors, actions by minority shareholders and the fiduciary responsibilities of New Lavoro’s directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of New Lavoro’s shareholders and the fiduciary responsibilities of New Lavoro’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.
As a result of all of the above, shareholders of New Lavoro may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States.
While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a court sanctioned reorganization (by way of a scheme of arrangement). This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.
Shareholders of Cayman Islands exempted companies (such as New Lavoro) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. New Lavoro’s directors will have discretion under the Proposed Governing Documents to determine whether or not, and under what conditions, New Lavoro’s corporate records may be inspected by New Lavoro’s shareholders, but are not obliged to make them available to New Lavoro’s shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.
It is not expected that New Lavoro will pay dividends in the foreseeable future after the Business Combination.
It is expected that New Lavoro will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that New Lavoro will pay any cash dividends in the foreseeable future.
Following completion of the Business Combination, New Lavoro’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by New Lavoro from subsidiaries, New Lavoro’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the New Lavoro Ordinary Shares will appreciate in value after the Business Combination or that the trading price of the New Lavoro Ordinary Shares will not decline.
The Proposed Governing Documents contain anti-takeover provisions that may discourage a third party from acquiring us and adversely affect the rights of holders of New Lavoro Ordinary Shares.
The Proposed Governing Documents contain certain provisions that could limit the ability of others to acquire control of our company, including provisions that:
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authorize New Lavoro’s board of directors to issue, without further action by its shareholders, undesignated preferred shares with terms, rights and preferences determined by its board of directors that may be senior to New Lavoro Ordinary Shares;

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impose advance notice requirements for shareholder proposals;

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limit its shareholders’ ability to call special meetings; and

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require approval from the holders of at least two-thirds in voting power of all outstanding shares who attend and voted at a general meeting of New Lavoro to amend a provision of the Proposed Governing Documents.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of New Lavoro. These provisions could also make it more difficult for you and other shareholders of New Lavoro to elect directors of your choosing and cause us to take other corporate actions than you desire.
Lavoro has granted in the past, and New Lavoro intends to grant in the future, share incentives, which may result in increased share-based compensation expenses.
In connection with the consummation of the Business Combination, the board of directors of New Lavoro intends to adopt the New Lavoro Equity Plan. Initially, the maximum number of ordinary shares of New Lavoro that may be issued under the New Lavoro Equity Plan after it becomes effective will have an initial share reserve of up to five percent (5%) of the total number of New Lavoro Ordinary Shares that are outstanding (on a fully diluted basis), as of prior to the Closing. New Lavoro believes the granting of share-based compensation is of significant importance to its ability to attract and retain key personnel and employees, and as such, after the consummation of the Business Combination, New Lavoro will also grant share-based compensation and incur share-based compensation expenses. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on Lavoro and New Lavoro’s business and results of operations. See “Executive Compensation of Lavoro — Lavoro Share Plans.”
New Lavoro is a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.
Upon the completion of the Business Combination, the Investment Funds will continue to control a majority of the voting power of New Lavoro Ordinary Shares. As a result, New Lavoro will be a “controlled company” within the meaning of the Nasdaq listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of the Nasdaq, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following the Business Combination, New Lavoro intends to rely on some or all of these exemptions. As a result, New Lavoro will not have a majority of independent directors and it will not have a compensation and nominating or a corporate governance committee. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq.

New Lavoro is a Cayman Islands exempted company with limited liability. The rights of its shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.
New Lavoro is a Cayman Islands exempted company with limited liability. Its corporate affairs are governed, by the Proposed Governing Documents and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of New Lavoro’s board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not properly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. The Proposed Governing Documents have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its shareholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.
United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States, and a substantial portion of the assets of these persons is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.
Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands and Brazil. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.
Judgments of Brazilian courts to enforce our obligations with respect to New Lavoro Ordinary Shares will be payable only in reais.
Following the Business Combination, most of New Lavoro’s assets will be located in Brazil. If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of New Lavoro Ordinary Shares, we will not be required to discharge our obligations in a currency other than the real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the real will only be satisfied in Brazilian currency at the exchange rate, typically as determined by the Central Bank, in effect on the date (i) of actual payment, (ii) on which such judgment is rendered, or (iii) on which collection or enforcement proceedings are started against us, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then-prevailing exchange rate may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the New Lavoro Ordinary Shares.
If the New Lavoro Ordinary Shares or the New Lavoro Warrants are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the New Lavoro Ordinary Shares or the New Lavoro Warrants may be disrupted.
The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. New Lavoro expects that New Lavoro Ordinary Shares or the New Lavoro Warrants will be eligible for deposit and clearing within the DTC system. New Lavoro expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the New Lavoro Ordinary Shares or the New Lavoro Warrants. New Lavoro expects these actions, among others, will result in DTC agreeing to accept the New Lavoro Ordinary Shares or the New Lavoro Warrants for deposit and clearing within its facilities.
DTC is not obligated to accept New Lavoro Ordinary Shares or the New Lavoro Warrants for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept New Lavoro Ordinary Shares or the New Lavoro Warrants, it will generally have discretion to cease to act as a depository and clearing agency for New Lavoro Ordinary Shares or the New Lavoro Warrants.
If DTC determines at any time after the completion of the transactions and the listing that the New Lavoro Ordinary Shares or the New Lavoro Warrants were not eligible for continued deposit and clearance within its facilities, then New Lavoro believes the New Lavoro Ordinary Shares or the New Lavoro Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While New Lavoro would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of the New Lavoro Ordinary Shares or the New Lavoro Warrants.
The listing of New Lavoro securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering.
Upon the Closing, we intend to apply to continue the listing of the New Lavoro Ordinary Shares and New Lavoro Warrants on the Nasdaq under the symbols “LVRO” and “LVROW,” respectively. Unlike an underwritten initial public offering of the TPB SPAC securities, the initial listing of New Lavoro’s securities as a result of the Business Combination will not benefit from the following:
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the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

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underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; or

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underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel (consistent with applicable SEC rules and regulations currently in effect on the date hereof).

The lack of such a process in connection with the listing of TPB SPAC’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for New Lavoro’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

Risks Related to TPB SPAC and the Business Combination
For purposes of this subsection only, “we,” “us” or “our” refer to TPB SPAC, unless the context otherwise requires.
Our Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.
Unlike other blank check companies in which the Sponsor and initial shareholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of the Amendment to the Sponsor Letter Agreement, to vote any Founder Shares, placement shares or public shares held by them, in favor of the Business Combination. As of the date of the accompanying proxy statement/prospectus, our Sponsor owns approximately 20% of the issued and outstanding TPB SPAC Ordinary Shares. Moreover, in addition to our initial shareholders’ ordinary shares, we would need only 6,763,613, or 38%, of the 18,036,299 public shares outstanding as of the record date to be voted in favor of the Business Combination Proposal (assuming all outstanding shares are voted) in order to have the Business Combination approved. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their ordinary shares in accordance with the majority of the votes cast by TPB SPAC’s public shareholders.
Subsequent to the completion of the Business Combination, New Lavoro may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Lavoro’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Even if we conduct extensive due diligence on Lavoro, we cannot assure you that this due diligence process will allow us to identify all material issues that may be present inside Lavoro. Further, we cannot assure you that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Lavoro’s business and outside of our control will not later arise. As a result of these factors, New Lavoro may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New Lavoro reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Lavoro’s liquidity, the fact that charges of this nature are reported, could contribute to negative market perceptions about New Lavoro or New Lavoro’s securities. In addition, charges of this nature may cause New Lavoro to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by Lavoro or by virtue of post-combination debt financing. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.
Our ability to consummate the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) outbreak and the status of debt and equity markets.
In late 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID‑19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic.” The COVID-19 outbreak has resulted and a significant outbreak of other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and our ability to consummate the Business Combination could be materially and adversely affected. Furthermore, we may be unable to complete the Business Combination if continued concerns relating to COVID-19 continue to restrict travel, limit the ability to have meetings with potential investors, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts TPB SPAC’s ability to consummate the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning new strains of COVID-19 and the severity of the actions to contain COVID-19 or treat its impact, particularly the effectiveness and distribution of one or more vaccines, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, TPB SPAC’s ability to consummate the Business Combination, or the operations of the Lavoro business with which we ultimately consummate the Business Combination, may be materially adversely affected.
We have not obtained an opinion from an independent investment banking firm or any other independent third party, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our shareholders from a financial point of view.
Since the Business Combination is not with an affiliated entity, we are not required to obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or from any other independent third party that the price we are paying for a target is fair to our shareholders from a financial point of view, unless the TPB SPAC Board cannot independently determine the fair market value of the target business or businesses. Since no opinion has been obtained, our shareholders are relying on the judgment of the TPB SPAC Board, who determined fair market value based on standards generally accepted by the financial community.
In evaluating the target business for our Business Combination, our management has relied on the availability of all of the funds from the sale of TPB SPAC Class A Ordinary Shares to PIPE Investors in connection with the Business Combination. If the sale of some or all of the shares to PIPE Investors fails to close, we may lack sufficient funds to consummate the Business Combination.
In connection with the entry into the Business Combination, we entered into a Subscription Agreement pursuant to which the Sponsor agreed to purchase an aggregate of 10,000,000 TPB SPAC Class A Ordinary Shares (which such shares will convert to New Lavoro Ordinary Shares in connection with the Business Combination) for a purchase price of US$10.00 per share, or US$100,000,000 in the aggregate, in a private placement to close immediately prior to our Business Combination. The funds from the Sponsor PIPE Investment, and from any Other PIPE Investment, may be used as part of the expenses in connection with the Business Combination or for working capital in New Lavoro post-closing. The obligations under any Subscription Agreement do not depend on whether any public shareholders elect to redeem their shares and provide us with a minimum funding level for the Business Combination. However, if the sales of the TPB SPAC Class A Ordinary Shares to the Sponsor do not close for any reason, including by reason of the failure by some or all of the Sponsor, as applicable, to fund the purchase price for their respective TPB SPAC Class A Ordinary Shares, for example, we may lack sufficient funds to consummate the Business Combination. The Sponsor’s obligations to purchase the TPB SPAC Class A Ordinary Shares are subject to fulfillment of customary closing conditions. The Sponsor’s obligations to purchase TPB SPAC Class A Ordinary Shares pursuant to the Subscription Agreement will be automatically terminated upon termination of the Business Combination Agreement. In the event of any such failure to fund by the Sponsor, any obligation is so terminated or any such condition is not satisfied and not waived by the Sponsor, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall may also reduce the amount of funds that we have available for working capital of New Lavoro post-Business Combination.
Our shareholders will experience immediate dilution due to the issuance of ordinary shares to the Lavoro Agro Limited shareholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that our current shareholders have on the management of New Lavoro.
Based on Lavoro Agro Limited’s current capitalization, we anticipate New Lavoro issuing (or reserving for issuance) an aggregate of ordinary shares, subject to adjustment, to the Lavoro Agro Limited shareholders as consideration in the Business Combination. It is anticipated that, upon completion of the Business Combination, assuming no redemptions and excluding the Vesting Founder Shares: (1) TPB SPAC’s public shareholders will own approximately 14.4% of New Lavoro’s outstanding ordinary shares; (2) the Sponsor will own approximately 9.1% of New Lavoro’s outstanding ordinary shares (inclusive of the Sponsor PIPE Investment); and (3) the current shareholders of Lavoro Agro Limited will own approximately 76.4% of New Lavoro’s outstanding ordinary shares (assuming an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management). In addition, the ownership percentage with respect to the post-Business Combination company does not take into account:
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warrants to purchase ordinary shares that will remain outstanding immediately following the Business Combination; or

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the issuance of any shares upon completion of the Business Combination under the New Lavoro Equity Plan (see “Executive Compensation of Lavoro — Lavoro Share Plans” for more information).

If any of the TPB SPAC Ordinary Shares are redeemed in connection with the Business Combination, the percentage of our outstanding ordinary shares held by our public shareholders will decrease and the percentages of our outstanding ordinary shares held immediately following the Closing of the Business Combination by the Sponsor and each of our initial shareholders and the Lavoro Agro Limited shareholders will increase. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for New Lavoro Ordinary Shares, or awards are issued under the New Lavoro Equity Plan, our existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current shareholders to influence the management of New Lavoro through the election of directors following the Business Combination.
The SPAC Mergers may be a taxable event for U.S. Holders of TPB SPAC Class A Ordinary Shares or TPB SPAC Warrants.
Subject to the assumptions, limitations, and qualifications described in “Material U.S. Federal Income Tax Considerations,” the SPAC Mergers will qualify as an F Reorganization. If this treatment applies, a U.S. Holder generally will not recognize gain or loss on the exchange of TPB SPAC Securities for New Lavoro Securities pursuant to the SPAC Mergers. However, neither TPB SPAC nor Lavoro has requested, and neither intends to request, a ruling from the IRS and there can be no assurance that the IRS will not assert that the SPAC Mergers (or either of the First Merger or the Second Merger) do not qualify as a reorganization within the meaning of Section 368 of the Code, or otherwise as a tax-free transaction.
If the SPAC Mergers do not qualify as a tax-free transaction, then a U.S. Holder that exchanges its TPB SPAC Securities for New Lavoro Securities pursuant to the SPAC Mergers will be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the New Lavoro Securities received and (ii) the U.S. Holder’s adjusted tax basis in the TPB SPAC Securities exchanged. In addition, unless the SPAC Mergers qualify as an F Reorganization, it is possible that the PFIC rules, further described below, could apply to the transfer of the TPB SPAC Securities pursuant to the SPAC Mergers, depending on TPB SPAC and New Lavoro’s PFIC status.
U.S. Holders of TPB SPAC Securities should consult their tax advisers regarding the U.S. federal income tax consequences of the SPAC Mergers, including in the event that the SPAC Mergers do not qualify for tax-free treatment.
The Transactions may be reviewed by the Committee on Foreign Investment in the United States (CFIUS) and other regulatory authorities that have authority to recommend the transaction be enjoined, suspended or prohibited, which may require TPB SPAC to liquidate.
The Business Combination and related Transactions may be reviewed by the Committee on Foreign Investment in the United States (CFIUS) or the government of other countries. CFIUS is a committee comprised of multiple U.S. government agencies authorized to review and investigate certain investments in U.S. businesses by foreign persons for their risk to U.S. national security. Without predicting whether the Business Combination will be reviewed by CFIUS, the timeline for CFIUS review would be determined under Section 721 of the Defense Production Act of 1950, as amended (the “DPA”), and regulations implementing the DPA promulgated by CFIUS. Depending on the type of filing, CFIUS reviews and investigations can take between 30 to 90 days from the acceptance of a submission, or even longer in some cases, including if

CFIUS were to refer the matter to the President of the United States. CFIUS has authority to require mitigation measures as a condition of clearance of a transaction. CFIUS may also recommend that the President suspend or prohibit a transaction under the authority provided by the DPA, including ordering a full or partial divestiture if the parties have already completed their investment. CFIUS may also order a suspension of a transaction to prevent parties from closing until CFIUS has completed its review.
A long delay pending review/investigation, a suspension or an outright prohibition could affect our ability to close the Business Combination and because TPB SPAC has only a limited time to complete its initial business combination, its failure to obtain any required approvals within the requisite time period may require TPB SPAC to liquidate. If TPB SPAC is unable to consummate its initial business combination by August 13, 2023, including as a result of extended regulatory review of a potential initial business combination, TPB SPAC will, as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to TPB SPAC to pay its franchise and income taxes (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law. In such event, TPB SPAC’s shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment. Additionally, the warrants will be worthless.
New Lavoro may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of TPB SPAC Class A Ordinary Shares or TPB SPAC Warrants.
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, certain royalties and rents, and gains from the disposition of passive assets. Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.
Based on the expected composition of New Lavoro’s income and assets and the estimated value of New Lavoro’s assets, New Lavoro currently does not expect to be a PFIC for its taxable year ending December 31, 2022, or for the foreseeable future. However, because New Lavoro’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of New Lavoro’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the New Lavoro Ordinary Shares from time to time, which could be volatile), there can be no assurances New Lavoro will not be a PFIC for its taxable year ending December 31, 2022, or any future taxable year.
Because TPB SPAC is a blank-check company with no current active business, based upon the composition of TPB SPAC’s income and assets, unless TPB SPAC qualifies for the start-up exception (as further discussed under “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules”), TPB SPAC believes it would qualify as a PFIC for its taxable year ending December 31, 2021, and, if the Business Combination is not completed in 2022, would likely qualify as a PFIC for its taxable year ending December 31, 2022. Assuming the SPAC Mergers qualify as an F Reorganization, New Lavoro should be treated as the same corporation as TPB SPAC for purposes of the PFIC rules, including the start-up exception. However, TPB SPAC should not be treated as a PFIC for its taxable year ending December 31, 2021, if it qualifies for the start-up exception for its taxable year ending December 31, 2021, which requires that New Lavoro will not be a PFIC for its taxable years ending December 31, 2022, and December 31, 2023 (assuming the Business Combination is completed in 2022). There can be no assurance with respect to New Lavoro’s PFIC status or TPB SPAC’s PFIC status for any taxable year. Because PFIC status for any taxable year will not be determinable until after the end of such year, there can be no assurance with respect to TPB SPAC’s status as a PFIC for its taxable year ending December 31, 2021, or any subsequent year, or that the start-up exception will apply. If the Business Combination does not occur in 2022, or if the SPAC Mergers do not qualify as an F Reorganization, it is likely that the start-up exception will not be available for TPB SPAC.
Assuming the SPAC Mergers qualify as an F Reorganization, if TPB SPAC is determined to be a PFIC with respect to a U.S. Holder who exchanges TPB SPAC Class A Ordinary Shares for New Lavoro Ordinary Shares in connection with the SPAC Mergers and such U.S. Holder did not make any of the PFIC Elections (defined under “Material Taxation Considerations — Material U.S. Federal Income Tax Considerations —  Passive Foreign Investment Company Rules”) with respect to the TPB SPAC Class A Ordinary Shares, then, although not free from doubt, New Lavoro would also be treated as a PFIC as to such U.S. Holder with respect to such New Lavoro Ordinary Shares, even if New Lavoro is not a PFIC, unless such U.S. Holder makes a purging election with respect to its shares. If New Lavoro is a PFIC for any taxable year during which a U.S. Holder owns New Lavoro Ordinary Shares, the U.S. Holder generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. Prospective holders of New Lavoro Securities should consult their tax advisers regarding the application of the PFIC rules to New Lavoro and the risks of owning equity securities in a company that may be a PFIC. See “Material Taxation Considerations —  Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.” Since holders of our Founder Shares and placement units will lose their entire investment in us if our initial business combination is not completed, a conflict of interest may arise in determining whether Lavoro is an appropriate target for the Business Combination.
Our Sponsor and initial shareholders own 4,509,074 Founder Shares (before giving effect to the Business Combination). The Founder Shares will be worthless if we do not consummate our initial business combination. Our Sponsor has also purchased 4,071,507 private placement warrants for an aggregate purchase price of US$6,107,260. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private placement warrants, which will expire worthless if we do not consummate a business combination by August 13, 2023. In addition, the Sponsor and the initial shareholders have agreed, pursuant to the Amendment to the Sponsor Letter Agreement, in partial consideration of receiving the Founder Shares issued to the Sponsor and the initial shareholders and for our covenants and commitments therein, to waive their redemption rights with respect to their Founder Shares and any public shares the Sponsor or the initial shareholders may have acquired as part of or after our initial public offering in connection with the completion of the Business Combination.
If we do not consummate the Business Combination or another initial business combination, Sponsor will realize a loss on the private placement warrants it purchased. As a result, the personal and financial interests of certain of our officers and directors, directly or as members of Sponsor, in consummating the Business Combination or another initial business combination, may have influenced their motivation in identifying and selecting Lavoro as the target for the Business Combination and, if the Business Combination is not consummated, may in the future influence their motivation in identifying and selecting a target business for an alternative initial business combination and completing an initial business combination that is not in the best interests of our shareholders. Consequently, the discretion of our officers and directors, in identifying and selecting Lavoro or another suitable target business combination may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination or another initial business combination are appropriate and in the best interest of our public shareholders.
The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus.
When considering our board of directors’ recommendation that our shareholders vote in favor of the approval of the Business Combination, our shareholders should be aware that our Sponsor and certain of our directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. Accordingly, our Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case our Sponsor would lose its entire investment. As a result, our Sponsor may have a conflict of interest in determining whether Lavoro is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. TPB SPAC’s shareholders should take these interests into account in deciding whether to approve the Business Combination. For a description of these interests, see “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Certain Other Interests in the Business Combination.”
Since our Sponsor and our officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if our initial business combination is not completed, a conflict of interest may arise in determining whether the Business Combination or an alternative initial business combination target is appropriate for our initial business combination.
At the Closing of the Business Combination or, if the Business Combination is not consummated, at the closing of an alternative initial business combination, our Sponsor and our officers and directors, or any entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying Lavoro or any alternative target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. These financial interests of our Sponsor and our officers and directors may influence their motivation in identifying and selecting Lavoro or an alternative target business combination and completing the Business Combination or an alternative initial business combination.
We are attempting to complete the Business Combination with a private company about which little information is available, which may result in a business combination that is not as profitable as we suspected, if at all.
We are seeking to effectuate the Business Combination with a privately held company. Very little public information generally exists about private companies, including Lavoro. The TPB SPAC Board was required, and our shareholders will be required to evaluate the Business Combination on the basis of limited information and certain information relating to projections and forecasts, which are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them, which may result in the Business Combination being less profitable than we suspected, if at all.
We have a minimum cash condition, which may make it more difficult for us to complete the Business Combination as currently contemplated.
The Business Combination Agreement provides that TPB SPAC’s and Lavoro Agro Limited’s respective obligations to consummate the Business Combination is conditioned on, among other things, that as of the First Effective Time, the SPAC Cash equal to at least US$180,000,000. If such condition is neither met nor waived pursuant to the terms of the Business Combination Agreement, then the proposed Business Combination Agreement would not be consummated.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if it develops, it may not be sustained.
The Nasdaq may not list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.
As a result of the Business Combination, Nasdaq rules require that we apply for the listing of New Lavoro’s ordinary shares and warrants. While we will apply to have New Lavoro’s ordinary shares and warrants listed on the Nasdaq upon consummation of the Business Combination, we will be required to meet Nasdaq’s initial listing requirements. We may be unable to meet those requirements. Even if New Lavoro’s securities are listed on the Nasdaq immediately following the Business Combination, we may be unable to maintain the listing of our securities in the future.
If we fail to meet the initial listing requirements and the Nasdaq does not list New Lavoro’s securities on its exchange, or if we are delisted, there could be significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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a limited amount of news and analyst coverage for New Lavoro; and

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a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

If New Lavoro’s performance following the Business Combination does not meet market expectations, the price of our securities may decline.
If New Lavoro’s performance following the Business Combination does not meet market expectations, the price of New Lavoro’s ordinary shares may decline from the price of our ordinary shares prior to the Closing of the Business Combination. The market value of the TPB SPAC Ordinary Shares at the time of the Business Combination may vary significantly from the price on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination. Because the number of ordinary shares of New Lavoro issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of the TPB SPAC Ordinary Shares, the value of New Lavoro’s ordinary shares issued in the Business Combination may be higher or lower than the value of the same number of shares of the TPB SPAC Ordinary Shares on earlier dates.
In addition, following the Business Combination, fluctuations in the price of New Lavoro’s ordinary shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for New Lavoro’s ordinary shares, and trading in our ordinary shares has not been active. Accordingly, the valuation ascribed to New Lavoro and our ordinary shares in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. Factors affecting the trading price of New Lavoro’s ordinary shares following the Business Combination may include:
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actual or anticipated fluctuations in New Lavoro’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in the market’s expectations about operating results;

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New Lavoro’s operating results failing to meet market expectations in a particular period;

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operating and stock price performance of other companies that investors deem comparable to New Lavoro;

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changes in laws and regulations affecting New Lavoro’s business;

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commencement of, or involvement in, litigation involving us or New Lavoro;

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changes in New Lavoro’s capital structure, such as future issuances of securities or the incurrence of debt;

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the volume of shares of New Lavoro’s ordinary shares available for public sale;

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any significant change in the board or management;

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sales of substantial amounts of ordinary shares by New Lavoro’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of New Lavoro’s ordinary shares irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Lavoro’s securities, may not be predictable. A loss of investor confidence in the market for companies engaging in digital payments or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our ordinary shares also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact our business, operating results and financial condition.
We may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect our ability to complete the proposed Business Combination. We could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to our directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting our ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected time frame or at all.
During the pendency of the Business Combination, we will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries relating to or the making, submission or announcement of, or enter into, a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
During the pendency of the Business Combination, we will not be able to enter into a business combination with another party because of restrictions in the Business Combination. Furthermore, certain provisions of the Business Combination will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement, in part because of the inability of our board of directors to change its recommendation in connection with the Business Combination other than in the circumstances described in the Business Combination Agreement. The Business Combination Agreement does not permit our board of directors to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Transaction Proposals, unless our board of directors determines in good faith, and after consultation with its outside counsel, that the failure to make such a change in recommendation would breach its fiduciary duties under applicable law. In the event that our board changes its recommendation, we will continue to submit the Business Combination Agreement to our shareholders for approval and thus our board would not be allowed to terminate the Business Combination Agreement.
Certain covenants in the Business Combination Agreement impede our ability to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, we may be at a disadvantage to our competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by our shareholders is not obtained or that there are not sufficient funds in the Trust

Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Complete the Business Combination”), or that other Closing conditions are not satisfied. If we do not complete the Business Combination, we could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

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negative reactions from the financial markets, including declines in the price of our Class A ordinary shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;

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efforts will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

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we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.
We have incurred and expect that we will incur significant, non-recurring costs in connection with consummating the Business Combination. We will also incur significant legal, financial advisor, accounting, banking and consulting fees, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. We estimate that we will incur approximately US$21.5 million in aggregate transaction costs, inclusive of US$6,312,705 in deferred underwriting fees from our IPO. Some of these costs are payable regardless of whether the Business Combination is completed.
New Lavoro may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Following the Business Combination, New Lavoro will have the ability to redeem outstanding New Lavoro public warrants, as they will be subject to the same terms and conditions as the current TPB SPAC public warrants (subject to adjustment as set forth in the Business Combination Agreement), which currently provide for redemptions at any time after they become exercisable and prior to their expiration, at a price of US$0.01 per warrant, provided that the last reported sales price of New Lavoro’s ordinary shares is equal to or exceed US$18.00 per share (as adjusted for share sub divisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date they send the notice of redemption to the warrantholders (the price for such period, the “Reference Value”). If and when the warrants become redeemable by New Lavoro, they may not exercise their redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or New Lavoro is unable to effect such registration or qualification. New Lavoro will use its best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the Business Combination. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
In addition, following the Business Combination, New Lavoro may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of US$0.10 per warrant if, among other things, the Reference Value equals or exceeds US$10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 of our Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Following the Business Combination, New Lavoro’s management will have the ability to require holders of New Lavoro Warrants to exercise such warrants on a cashless basis will cause holders to receive fewer ordinary shares upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.
If New Lavoro calls the New Lavoro Warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, New Lavoro’s management will have the option to require any holder that wishes to exercise their warrant (including any warrants held by our Sponsor, our former officers or directors or their permitted transferees) to do so on a “cashless basis.” If New Lavoro’s management chooses to require holders to exercise their warrants on a cashless basis, the number of ordinary shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in New Lavoro’s company.
The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares may not allow us to optimize our capital structure.
We have entered into the Business Combination Agreement and do not know how many shareholders may exercise their redemption rights, and therefore has structured the transaction based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement requires us to have a minimum amount of cash at the First Effective Time and we may need to reserve a portion of the cash in the Trust Account to meet such requirements. In addition, if a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account.
The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability that Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.
The Business Combination Agreement requires us to have a minimum amount of cash at Closing. As a result, the probability that the Business Combination would be unsuccessful is increased by the ability of the public shareholders to exercise redemption rights. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time our shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your shares in the open market.
If you or a “group” of shareholders are deemed to hold in excess of 15% of TPB SPAC Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of TPB SPAC Class A ordinary shares.
TPB SPAC’s Existing Governing Documents provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of our public shares outstanding, which we refer to as the “Excess Shares.” However, we are not restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination, Nevertheless, your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination, and as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of US$18,292.68 and to imprisonment for five years in the Cayman Islands.
If a shareholder fails to receive notice of our offer to redeem our public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
We will comply with the proxy rules, when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a shareholder fails to receive our proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.
We may not be able to complete our initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem TPB SPAC’s public shares and liquidate, in which case TPB SPAC’s public shareholders may only receive US$10.00 per share, or less than such amount in certain circumstances, and TPB SPAC Warrants will expire worthless.
Our Sponsor, officers and directors have agreed that we must complete our initial business combination by August 13, 2023. If the Business Combination does not occur, we may not be able to find a suitable target business and complete our initial business combination within such time period. If we have not completed its initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to US$100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the TPB SPAC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive US$10.01 per share, and our warrants will expire worthless. In certain circumstances, our public shareholders may receive less than US$10.01 per share on the redemption of their shares. See “— TPB SPAC’s directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders” and other risk factors herein.
The exercise price for the public warrants is higher than in many similar blank check companies in the past, and, accordingly, the warrants are more likely to expire worthless.
The exercise price of the public warrants is higher than is typical in many similar blank check companies in the past. Historically, the exercise price of a warrant was generally a fraction of the purchase price of the units in the IPO. The exercise price for our public warrants is US$11.50 per share, subject to adjustment as provided herein. As a result, the warrants are less likely to ever be in the money and more likely to expire worthless.

TPB SPAC’s directors may decide not to enforce the indemnification obligations of our Sponsor resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) US$10.00 per public share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below US$10.00 per share.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the TPB SPAC Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the TPB SPAC Board and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by our shareholders. In addition, the TPB SPAC Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by TPB SPAC’s shareholders in connection with TPB SPAC’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If we are unable to consummate our initial business combination prior to August 13, 2023, our public shareholders may be forced to wait beyond such date before redemption from our Trust Account.
If we are unable to consummate the Business Combination or another initial business combination prior to August 13, 2023, we will distribute the aggregate amount then on deposit in the Trust Account (less up to US$100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described herein. Any redemption of public shareholders from the Trust Account shall be effected automatically by function of TPB SPAC’s Existing Governing Documents prior to any voluntary winding up. If we are required to windup, liquidate the Trust Account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond August 13, 2023 before the redemption proceeds of our Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from our Trust

Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their ordinary shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination.
We identified a material weakness in our internal control over financial reporting relating to our complex financial instruments. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management also evaluates the effectiveness of our internal controls and we will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
As of September 30, 2022, management identified errors made in our historical financial statements where we improperly classified a portion of our public shares as permanent equity to maintain shareholders’ equity greater than US$5,000,000 on the basis that we will consummate our initial business combination only if we have net tangible assets of at least US$5,000,001. As part of such process, management determined that the public shares include certain provisions that require classification of the public shares as temporary equity regardless of the minimum net tangible assets required by us to complete our initial business combination. Therefore, management concluded that our previously issued financial statements impacted should be restated to report all public shares as temporary equity. Management concluded that the foregoing constituted a material weakness as of September 30, 2022.
As a result, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this proxy statement/prospectus present fairly in all material respects our financial position, results of operations and cash flows for the period presented. However, we cannot assure you that the foregoing will not result in any future material weaknesses or deficiencies in internal control over financial reporting. Even though we have strengthened our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
There is substantial doubt about our ability to continue as a “going concern.”
In connection with our assessment of going concern considerations under applicable accounting standards, management has determined that we do not have sufficient liquidity to meet our anticipated obligations for at least twelve months after the financial statements included elsewhere in this proxy statement/prospectus were issued, as such, the events and circumstances raise substantial doubt about our ability to continue as a going concern. The accompanying unaudited condensed financial statements included elsewhere in this proxy statement/prospectus have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about our ability to continue as a going concern.
Past performance by our management team and their affiliates may not be indicative of future performance of an investment in us.
Information regarding performance by, or businesses associated with, our management team and their affiliates is presented for informational purposes only. Past performance by our management, including their affiliates’ past performance, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of our management team or their affiliates as indicative of our future performance. Additionally, in the course of their respective careers, members of our management team have been involved in businesses and deals that were unsuccessful.

We are dependent upon our officers and directors and their departure could adversely affect our ability to operate.
Our operations are dependent upon a relatively small group of individuals. We believe that our success depends on the continued service of our officers and directors, at least until we have completed the Business Combination or another initial business combination. In addition, our officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including completion of the Business Combination or identifying an alternative business combination and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or officers. The unexpected loss of the services of one or more of our directors or officers could have a detrimental effect on us.

THE EXTRAORDINARY GENERAL MEETING OF TPB SPAC SHAREHOLDERS
For purposes of this section, “we,” “us” or “our” refer to TPB SPAC, unless the context otherwise requires.
The TPB SPAC Extraordinary General Meeting
We are furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by the TPB SPAC Board for use at the Extraordinary General Meeting of shareholders to be held on February 22, 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about February 3, 2023. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meeting of shareholders.
Date, Time and Place of Extraordinary General Meeting
The Extraordinary General Meeting will be held at 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111, and you will be able to participate online via live webcast, at 10:00 a.m., Eastern Time, on February 22, 2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned. The TPB SPAC Extraordinary General Meeting can be accessed virtually by visiting our meeting website (https://www.cstproxy.com/tpbac/2023), where our shareholders will be able to listen to the meeting, submit questions and vote online.
Purpose of the Extraordinary General Meeting
At the Extraordinary General Meeting, we will ask our shareholders to vote in favor of the following proposals:
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The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination;

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The Merger Proposal — a proposal by special resolution to approve the Plan of Merger;

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The Governing Documents Proposals — three separate proposals by special resolution to approve, material differences between the Proposed Governing Documents and TPB SPAC’s Existing Governing Documents; and

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The Adjournment Proposal — a proposal to approve by ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting or if our shareholders have elected to redeem an amount of public shares such that the Minimum SPAC Cash Condition would not be satisfied.

Recommendation of the TPB SPAC Board
The TPB SPAC Board believes that the Business Combination Proposal and the other proposals be presented at the Extraordinary General Meeting of shareholders are in the best interests of TPB SPAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Governing Documents Proposals and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting.
The existence of financial and personal interests of one or more of TPB SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of TPB SPAC and our shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. When you consider the recommendation of the TPB SPAC Board in favor of the Business Combination Proposal, you should keep in mind that certain of our directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. For a description of these interests, see “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s

Directors and Executive Officers in the Business Combination” and “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Certain Other Interests in the Business Combination.”
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned shares of TPB SPAC Ordinary Shares at the close of business on January 17, 2023, which is the record date for the Extraordinary General Meeting of shareholders. You are entitled to one vote for each share of TPB SPAC Ordinary Shares that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 22,545,373 shares of TPB SPAC Ordinary Shares outstanding, of which 18,036,299 are TPB SPAC Class A Ordinary Shares and 4,509,074 are TPB SPAC Class B Ordinary Shares held by the Sponsor and initial shareholders.
Our Sponsor has agreed to vote all of their Founder Shares and any public shares acquired by them in favor of the Business Combination Proposal. Our issued and outstanding warrants do not have voting rights at the Extraordinary General Meeting of shareholders.
Voting Your Shares
Each TPB SPAC Ordinary Share that you own in your name entitles you to one vote on each of the proposals for the Extraordinary General Meeting of shareholders. Your one or more proxy cards show the number of shares of TPB SPAC Ordinary Shares that you own.
If you are a holder of record, there are two ways to vote your shares of TPB SPAC Ordinary Shares at the Extraordinary General Meeting of shareholders:
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You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable extraordinary general meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of TPB SPAC Ordinary Shares will be voted, as recommended by the TPB SPAC Board. With respect to each proposal for the Extraordinary General Meeting of shareholders, that means voting “FOR” for each.

•
You can attend the Extraordinary General Meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of TPB SPAC Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of TPB SPAC Ordinary Shares.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your TPB SPAC Ordinary Shares, you may contact our proxy solicitor:
Morrow Sodali LLC
Tel: (800) 662-5200
Email: TPBA.info@investor.morrowsodali.com
Quorum and Vote Required for Shareholder Proposals
A quorum of TPB SPAC’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting of shareholders if a majority of the TPB SPAC Ordinary Shares outstanding and entitled to vote at the Extraordinary General Meeting of shareholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The approval of the Merger Approval and the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds (2/3) of the issued ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
Abstentions and Broker Non-Votes
Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Extraordinary General Meeting are “non-routine” matters.
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal.
Revocability of Proxies
If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali, our proxy solicitor, prior to the date of the Extraordinary General Meeting or by voting in person at the Extraordinary General Meeting. Attendance at the Extraordinary General Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Morrow Sodali.
Redemption Rights
Pursuant to TPB SPAC’s Existing Governing Documents, TPB SPAC is providing the TPB SPAC shareholders with the opportunity to have their public shares redeemed at the Closing of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding TPB SPAC Class A Ordinary Shares included as part of the units sold in the IPO, subject to the limitations described in this proxy statement/prospectus. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our IPO. For illustrative purposes, based on funds in the Trust Account of US$181,358,017 on September 30, 2022, the estimated per share redemption price would have been approximately US$10.055. TPB SPAC shareholders may elect to redeem their public shares even if they vote for the Business Combination Proposal and the other proposals. TPB SPAC’s Existing Governing Documents provide that a public shareholder, acting together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for purposes of acquiring, holding, or disposing of any shares of TPB SPAC, will be restricted from exercising this redemption right in an amount of shares exceeding 15% of the public shares in the aggregate without the prior consent of TPB SPAC. There will be no redemption rights with respect to the TPB SPAC Warrants.
The Sponsor and initial shareholders, the holders of our TPB SPAC Class B Ordinary Shares issued in a private placement prior to the IPO, have entered into the Amendment to the Sponsor Letter Agreement with us pursuant to which the Sponsor and the initial shareholders have agreed to waive, in partial consideration of receiving the Founder Shares and for our covenants and commitments therein, their redemption rights with respect to their Founder Shares and any public shares the Sponsor or the initial shareholders may have acquired as part of or after our IPO in connection with the completion of the Business Combination. Permitted transferees of our Sponsor will be subject to the same obligations.

In order to exercise your redemption rights, you must:
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if you hold your public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

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prior to 5:00 p.m., Eastern time, on February 17, 2023 (two (2) business days before the Extraordinary General Meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind or by email at mzimkind@continentalstock.com; and

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deliver your public shares electronically through DTC to the transfer agent at least two (2) business days before the general meeting. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

TPB SPAC will pay the redemption price to any public shareholders who properly exercise their redemption rights promptly following the Closing. The Closing is subject to the satisfaction of a number of conditions. As a result, there may be a significant delay between the deadline for exercising redemption requests prior to the general meeting and payment of the redemption price. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares. You may make such request by contacting the transfer agent at the email or address listed above.
Holders of our outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.
If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Prior to exercising redemption rights, shareholders should review the market price of our TPB SPAC Class A Ordinary Shares as they may receive higher proceeds from the sale of their TPB SPAC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your TPB SPAC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the TPB SPAC Class A Ordinary Shares when you wish to sell your shares.
If you exercise your redemption rights, your public shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of TPB SPAC or Lavoro following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and we do not consummate an initial business combination by August 13, 2023, we will be required to liquidate and dissolve our Trust Account by returning the then-remaining funds in such account to the public shareholders and our warrants will expire worthless.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions
	No Redemptions(1)		Maximum Redemptions(2)
IPO underwriting fees(3)	US$	9,919,964	US$	9,919,964
IPO proceeds net of redemptions(4)	US$	180,362,990	US$	103,836,119
Underwriting fees as a % of IPO proceeds net of redemptions		5.5%		9.6%

(1)
This scenario assumes that no public shares are redeemed.

(2)
Assumes redemptions of 7,704,433 TPB SPAC Class A Ordinary Shares in connection with the Business Combination at approximately US$10.00 per share.

(3)
The initial public offering underwriting commissions include deferred underwriting fees of US$6,312,705, and the fees incurred at the time of the initial public offering.

(4)
Initial public offering proceeds are calculated on a gross basis and exclude any and all underwriting fees.

Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of TPB SPAC Class A Ordinary Shares or TPB SPAC Warrants in connection with the Business Combination.
The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the TPB SPAC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:
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238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

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239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Solicitation of Proxies
We will pay the cost of soliciting proxies for the Extraordinary General Meeting. We have engaged Morrow Sodali to assist in the solicitation of proxies for the Extraordinary General Meeting. We have agreed to pay Morrow Sodali a fee of US$30,000. We will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. We also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of TPB SPAC Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of TPB SPAC Class A Ordinary Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Share Ownership
As of the record date, our Sponsor beneficially owns an aggregate of 20% of the issued and outstanding shares of TPB SPAC Ordinary Shares. Our Sponsor has agreed to vote all of their Founder Shares and any TPB SPAC Class A Ordinary Shares acquired by them in favor of the Business Combination Proposal. Our Sponsor and initial shareholders subject to the voting obligations under the Amendment to the Sponsor Letter Agreement, collectively own approximately 20% of the issued and outstanding TPB SPAC Ordinary Shares.

PROPOSALS TO BE CONSIDERED BY TPB SPAC’S SHAREHOLDERS
Business Combination Proposal
Background of the Business Combination
We are a blank check company, incorporated on February 8, 2021, as a Cayman Islands exempted company, and formed for the purpose of effecting a business combination, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The entry into the Business Combination Agreement and proposed Business Combination was the result of an extensive search for a potential transaction utilizing the investing and operating experience of our management team, Sponsor and TPB SPAC Board. The terms of the Business Combination were the result of extensive negotiations between us, our Sponsor and Lavoro Agro Limited. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.
On August 13, 2021, we consummated our initial public offering of 17,500,000 units at US$10.00 per unit, generating gross proceeds of US$175.0 million. On August 17, 2021, we consummated a partial exercise by the underwriters of their over-allotment option for 536,299 additional units, generating gross proceeds of approximately US$5.4 million. Each TPB SPAC unit consisted of one TPB SPAC Class A Ordinary Share and one-third of one public warrant. Each public warrant entitles the holder thereof to purchase one TPB SPAC Class A Ordinary Share at a price of US$11.50 per share, subject to certain adjustments. Simultaneously with the closing of our IPO, we consummated the private placement of 4,000,000 warrants at a price of US$1.50 per Private Placement Warrant to the Sponsor, generating proceeds of US$6.0 million. Concurrent with the consummation of the Over-Allotment on August 17, 2021, the Sponsor purchased 71,507 additional Private Placement Warrants, generating proceeds of US$107,260. Following the closing of our IPO, approximately US$180.4 million of the net proceeds were deposited into in a trust account for the benefit of TPB SPAC’s public shareholders.
Prior to the consummation of our initial public offering, neither TPB SPAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with TPB SPAC. After our initial public offering, TPB SPAC considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of TPB SPAC contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies across the food, agriculture, biomanufacturing, and life sciences sectors. TPB SPAC’s management team compiled a list of high priority potential targets and updated and supplemented such list from time to time. TPB SPAC’s board and management have extensive experience in the technology, food, and agriculture sectors, as well as with operational management, and investment and financial analysis. As such, the TPB SPAC Board and members of our management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. See the section entitled “Business of TPB SPAC — Directors and Executive Officers” for additional information regarding the experience of the TPB SPAC Board and our management team. During the process described in this “Background of the Business Combination,” the TPB SPAC Board was updated at various points regarding the process and provided direction to TPB SPAC management.
In the process that led to identifying Lavoro as an attractive investment opportunity, TPB SPAC evaluated more than 120 potential business combination targets, made contact with representatives of 20 such potential combination targets to discuss the potential for a business combination transaction, and entered into non-disclosure agreements with seven such potential business combination targets. Following this initial due diligence, TPB SPAC performed financial and industry due diligence and held meetings with the management teams of six of the potential targets, including Lavoro Agro Limited.
TPB SPAC did not pursue further a potential transaction with the other potential business combination targets with which it engaged in discussions for a variety of factors, including insufficient track record to validate projected financial performance, TPB SPAC’s assessment of the target company’s public market readiness or its ability to execute its business plan, scale its business, achieve its targeted financial projections or monetize its business model, the long-term viability of the target business or its industry, an inability to reach an agreement on valuation, management and/or shareholder unwillingness to engage in conversations around a potential business combination at that time and TPB SPAC’s assessment of limited Wall Street interest in the target business or industry. Additionally, TPB SPAC management and the TPB SPAC Board determined that Lavoro met its search criteria.
TPB SPAC initially became aware of Lavoro when Mr. Friedberg was introduced to Patria and Lavoro by a principal at Valor Capital Group (“Valor”), a cross-border venture capital firm with over a decade of investment experience in Brazil. Valor has a long-standing relationship with Patria, is an investor in one of TPB’s portfolio companies, and recognized the potential fit between Lavoro and TPB SPAC and offered to facilitate an introduction. Valor will not be paid a fee as a result of the Business Combination.
On September 21, 2021, TPB SPAC initiated contact with Patria, in its capacity as General Partner of the Investment Funds, to discuss the potential mutual benefits of pursuing a business combination with Lavoro. On October 14, 2021, Messrs. Friedberg and Vasan and representatives of TPB SPAC and Patria held an introductory meeting via teleconference. On October 15, 2021, representatives of Patria introduced Messrs. Cunha and Modenesi from Lavoro to Messrs. Friedberg and Vasan and representatives of TPB SPAC via an introductory meeting via teleconference.
On November 7, 2021, TPB SPAC signed an NDA with Lavoro Agro Limited.
On November 12, 2021, Messrs. Friedberg, Vasan, Abud, along with other representatives of TPB SPAC, Lavoro Agro Limited, and Patria, held a kick-off meeting via teleconference, during which members of Lavoro Agro Limited’s management team presented a high-level overview presentation regarding Lavoro Agro Limited’s business, its views on competitive positioning and market opportunity, and background on Lavoro Agro Limited’s management team.
On November 19, 2021, representatives of TPB SPAC, Lavoro Agro Limited, and Patria held a series of meetings via teleconference, during which members of Lavoro Agro Limited’s management team across various business areas presented a detailed presentation regarding Lavoro and its business operations, including financial information, historic and projected revenues and profits, digital agriculture and ancillary services strategy, and M&A strategy. In addition to the aforementioned meetings, between November 12, 2021 and December 23, 2021, representatives of TPB SPAC, Lavoro Agro Limited, and Patria held a series of calls and exchanged emails to conduct additional business and financial due diligence, including several diligence meetings focused on Lavoro Group’s financial plan, and Lavoro Agro Limited and Patria continued to provide information to TPB SPAC regarding Lavoro and its business operations.
On December 2, 2021, Mr. Friedberg and a representative of Patria held a meeting via teleconference to discuss the proposed terms of the transaction.
On December 9, 2021, after consulting with its advisors, TPB SPAC submitted an initial draft non-binding letter of intent (“Initial LOI”) to representatives of Patria, which, subject to further diligence, provided for, among other things, that the total consideration payable to Lavoro Agro Limited’s shareholders would be 72 million shares at US$10.00 per share, plus an additional 16.8 million shares that would vest in equal installments if the share price of New Lavoro’s ordinary shares is greater than or equal to US$10.00, US$12.50, or US$15.00 for any 20 trading days within any 30 day trading period, and a PIPE investment closing condition of at least US$130.0 million by third parties. The valuation was based on TPB SPAC management’s analysis of certain preliminary due diligence, TPB SPAC management’s further analysis of Lavoro’s business model and growth potential, the valuation information provided by Lavoro, other materials provided by Lavoro Agro Limited’s management and an analysis of comparable companies in certain industries, including other agricultural retail companies. For further information on the material analysis that led to the calculation of the total consideration, see “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Summary of TPB SPAC’s Financial Analysis.”
On December 10, 2021, Mr. Friedberg and representatives of TPB SPAC, Lavoro Agro Limited, and Patria held a meeting via teleconference to discuss the proposed terms of the Initial LOI.
Following the submission of the Initial LOI, numerous meetings via teleconference were held and emails were exchanged among representatives of TPB SPAC, Lavoro Agro Limited, and Patria, to discuss, among other things, feedback from Lavoro Agro Limited and Patria on the Initial LOI and TPB’s initial findings on operational and financial diligence matters.

On December 23, 2021, Mr. Friedberg and representatives of TPB and Patria held a meeting via teleconference, pursuant to which the parties mutually agreed to pause conversations around the transaction due to an inability to reach an agreement on the total shares to be issued to Lavoro Agro Limited’s shareholders and share price earn out component of the Initial LOI terms, while agreeing to continue conversations and diligence.
From December 23, 2021 through mid-March 2022, TPB SPAC’s management continued its evaluation, analysis, and due diligence review of other potential combination targets, but did not further pursue those targets after further diligence.
On February 3, 2022, TPB SPAC management and TPB SPAC Board held a meeting in person to discuss the status of TPB SPAC management’s search for a business combination target.
On February 24, 2022, a representative of TPB SPAC and Patria held a meeting via teleconference to review the calendar year 2021 business performance of Lavoro. Following the meeting and after further internal deliberations, TPB SPAC management determined that it was in the best interests of its shareholders restart negotiations with Lavoro Agro Limited and Patria on a potential business combination, taking into consideration, among other things, Lavoro’s performance on its operating and financial plan and favorable macroeconomic conditions.
Between February 24, 2022, and March 9, 2022, representatives of TPB SPAC, Lavoro Agro Limited, and Patria held a series of calls and exchanged emails to conduct additional business and financial due diligence, and Lavoro Agro Limited and Patria continued to provide information to TPB SPAC regarding Lavoro and its business operations.
On March 9, 2022, Mr. Friedberg and representatives of TPB and Patria held a meeting via teleconference, pursuant to which the parties mutually agreed to restart conversations around the transaction. On March 10, 2022, Mr. Friedberg sent proposed revisions to the Initial LOI to a representative of Patria, which, subject to further diligence, provided for, among other things, that the total consideration to Lavoro Agro Limited’s shareholders shall equal US$1.125 billion, subject to adjustments provided therein, a PIPE investment closing condition of at least US$130.0 million by third parties and that the shareholders of Lavoro Agro Limited would be subjected to a lockup schedule.
Between March 10, 2022, and March 18, 2022, representatives of TPB SPAC, Lavoro Agro Limited, and Patria held a series of meetings via teleconference and calls and exchanged emails to continue to discuss the terms of the revised non-binding letter of intent and multiple drafts were exchanged. The parties held extensive negotiations around minority interest adjustments and the lockup and price-based vesting schedule on shares held by existing shareholders of Lavoro Agro Limited. On March 16, 2022, Mr. Vasan provided the TPB SPAC Board with a status update via email, including the latest draft of the term sheet, overview of the business, and the TPB SPAC management’s rationale for restarting conversations around the transaction. Members of the TPB SPAC Board asked questions and received responses from members of TPB SPAC management via email.
On March 16, 2022, representatives of Patria sent the latest draft registration statement on Form F-1 via email to representatives of TPB SPAC. Lavoro Agro Limited confidentially submitted the draft registration statement with the SEC on March 21, 2022.
On March 18, 2022, following additional discussion among the parties of the terms of a potential business combination transaction involving TPB SPAC and Lavoro Agro Limited and after reviewing and discussing the proposal with its advisors, Mr. Friedberg, on behalf of TPB SPAC, and Mr. Abud, on behalf of Lavoro Agro Limited, executed the agreed final version of the non-binding letter of intent (the “Final LOI”) regarding a potential business combination transaction involving TPB SPAC and Lavoro Agro Limited. The Final LOI reflected the revised letter of intent as modified by negotiations between both parties and, subject to due diligence and negotiation of definitive agreements, provided for, among other things, that the total consideration to Lavoro Agro Limited’s shareholders shall be equal to US$1.125 billion, subject to adjustments provided therein, a PIPE investment of US$130 million, a minimum cash closing condition of at least US$200.0 million and that TPB SPAC and existing shareholders of Lavoro Agro Limited shall be subject to a lockup and, in the case of the Sponsor, a price-based vesting schedule. Messrs. Friedberg, Vasan, and representatives of TPB and Patria then held a meeting on the same day via teleconference to discuss matters related to the parties’ proposed transaction timeline and next steps. For further information on the material analysis that led to the calculation of the total consideration, see “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Summary of TPB SPAC’s Financial Analysis.”
On March 18, 2022, Mr. Vasan provided the TPB SPAC Board with a status update via email, which included a copy of the executed term sheet, equity research reports on the agricultural retail industry, a copy of Lavoro Agro Limited’s draft registration statement on Form F-1 as confidentially submitted, and a copy of Lavoro Agro Limited’s latest management presentation. Between March 18, 2022, and March 31, 2022 members of the TPB SPAC Board asked questions and received responses from members of TPB SPAC management via email.
Following the execution of the Final LOI, TPB SPAC engaged multiple law firms, in addition to Cooley LLP (“Cooley”), to conduct legal due diligence review on Lavoro Agro Limited, including Tozzini, Freire, Teixeira E Silva Advogados (“Tozzini”) to advise on Brazilian law related matters, Posse Herrera Ruiz (“Posse”) to advise on Colombian law related matters, Guyer & Regules (“Guyer”) to advise on Uruguayan law related matters and Campbells LLP to advise on Cayman law related matters. TPB SPAC also engaged multiple consultants to conduct financial and operational due diligence, including KPMG LLP (“KPMG”) to conduct financial due diligence on Lavoro’s business activities and related financial data, FTI Consulting, Inc. (“FTI”) to conduct operational due diligence on Lavoro’s competitive landscape, supply chain, merger and integration, service offering, market/corporate reputation, retail store/facility performance, and quality of commercial team, and MultCom Serviços de Consultoria LTDA (“MultCom”) to conduct operational due diligence on Lavoro’s operations in the regions in which it operates.
Following the execution of the Final LOI, representatives of TPB also introduced multiple businesses in its portfolio to Lavoro to discuss opportunities for commercial partnerships.
Between mid-March 2022 and mid-May 2022, TPB SPAC, Patria, Lavoro Agro Limited, Barclays Capital Inc. (“Barclays”), as capital markets advisor to TPB SPAC, and CODE Advisors, as financial advisor to TPB SPAC, held a series of meetings via teleconference and exchanged emails to prepare a presentation for potential PIPE investors and align on the target investor list, timeline, and outreach process for potential PIPE Investors. Beginning on March 24, 2022, representatives of TPB SPAC and Barclays, at the request of TPB SPAC, began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements, to discuss Lavoro Agro Limited, the proposed Business Combination and a PIPE investment and to determine such investors’ potential interest in participating in a PIPE investment. From March 25, 2022, through June 2, 2022, representatives of TPB SPAC, Lavoro Agro Limited and Barclays (in their capacity as TPB SPAC’s placement agent) participated in various virtual meetings with prospective participants in a PIPE investment, including existing parties to those certain Forward Purchase Agreements. All such parties to those certain Forward Purchase Agreements received timely notification of the transaction pursuant to the terms of those certain Forward Purchase Agreements and waived their election to purchase Forward Purchase Shares pursuant to terms of those certain Forward Purchase Agreements.
On March 22, 2022, Messrs. Friedberg, Vasan, Abud, Cunha, Modenesi, and representatives of TPB, Lavoro Agro Limited, and Patria held a kick-off call to discuss the proposed business combination contemplated by the terms of the Final LOI, including the preparation of definitive transaction documents, prospective legal due diligence, prospective business due diligence, the PIPE Investment and related work streams, the preparation of the Form F-4 and related workstreams, including the anticipated timeline discussed by the parties in connection with the execution of the Final LOI.
Between March 29, 2022 and September 14, 2022, Messrs. Friedberg, Vasan, Hauser, Cunha, Modenesi and representatives of TPB, Lavoro, and Patria held weekly meetings via teleconference to discuss the status of operating, financial, and legal due diligence, signing and announcement logistics and related workstreams.
Between March 21, 2022 and September 14, 2022, Tozzini conducted legal due diligence based on the documents and information made available by Lavoro Agro Limited and its advisors in its virtual data room, numerous telephonic meetings and emails with Lavoro Agro Limited’s representatives, and videoconference calls with members of Lavoro Agro Limited’s legal department. The scope of due diligence for Tozzini included, with respect to Brazil, review and analysis of Lavoro Agro Limited’s corporate documents, relevant contracts, relevant civil, tax and labor litigation, environmental, regulatory, real estate, intellectual property, consumer and data protection, compliance, anti-corruption, and insurance as well as the applicable laws. Tozzini produced multiple legal due diligence reports with its key findings, which TPB SPAC reviewed and discussed extensively.
Between March 30, 2022 and September 14, 2022, Guyer conducted legal due diligence based on the documents and information made available by Lavoro Agro Limited and its advisors in its virtual data room and emails with Lavoro Agro Limited’s representatives. The scope of due diligence for Guyer included, with respect to Uruguay, review and analysis of Lavoro Agro Limited’s corporate documents and share ownership. Guyer delivered multiple due diligence reports with its key findings, which TPB SPAC reviewed and discussed extensively.
Between March 30, 2022 and September 14, 2022, Posse conducted legal due diligence based on the documents and information made available by Lavoro Agro Limited and its advisors in its virtual data room, emails, and videoconference calls with Lavoro Agro Limited’s representatives. The scope of due diligence for Posse included, with respect to Colombia, review and analysis of Lavoro Agro Limited’s corporate documents, relevant contracts, relevant civil, tax and labor litigation, environmental, regulatory, real estate, intellectual property, consumer and data protection, compliance, anti-corruption, and insurance as well as the applicable laws. Posse delivered multiple due diligence reports with its key findings, which TPB SPAC reviewed and discussed extensively.
Between April 2022 and August 2022, KPMG conducted financial due diligence based on documents and information made available by Lavoro Agro Limited and its advisors in its virtual data room, numerous telephonic meetings, emails and videoconference calls with members of Patria’s team and Lavoro Agro Limited’s finance department, and responses to KPMG’s financials diligence questionnaires. KPMG produced multiple financial diligence reports with its key findings and reviewed and discussed such reports extensively via multiple meetings via teleconference with representatives of the TPB SPAC team, including Messrs. Friedberg, Vasan and Hauser.
Between April 2022 and September 2022, FTI and MultCom conducted due diligence based on the documents and information made available by Lavoro Agro Limited and its advisors in its virtual data room, numerous videoconference calls and emails exchanged with Lavoro Agro Limited’s representatives, interviews with former and current Lavoro Agro Limited personnel, interviews with end customers and suppliers, and visits to stores in different locations. FTI and MultCom produced interim and final diligence reports with its key findings, which TPB SPAC reviewed and discussed internally.
On April 11, 2022, representatives of Cooley emailed to representatives of Davis Polk & Wardwell LLP (“Davis Polk”) a preliminary initial draft of the Business Combination Agreement, based on the terms of the Final LOI, as updated by subsequent discussions and diligence. On April 14, 2022, representatives of Cooley emailed representatives of Davis Polk a further revised initial draft of the Business Combination Agreement with input from Cooley’s tax team and from Tozzini. The terms of the Business Combination Agreement, including with respect to transaction structure, mechanics relating to the treatment in the Mergers of certain of TPB SPAC’s and Lavoro Agro Limited’s outstanding securities (such as shares and warrants) restrictions on the conduct of Lavoro Agro Limited’s business between signing and closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties, and certain other terms and conditions, the details of which were not fully addressed in the Final LOI, were the subject of additional extensive negotiation by the parties over the course of the next several months and reflected in revised drafts of the Business Combination Agreement exchanged during that period between Cooley and Davis Polk on behalf of their respective clients.
On April 29, 2022, Mr. Friedberg, on behalf of TPB SPAC, and Messrs. Abud and Cunha, on behalf of Lavoro Agro Limited, executed an Amendment to the Final LOI to extend the exclusivity period to May 31, 2022.
On May 18, and 19, 2022, Messrs. Friedberg, Abud, Modenesi, Fisberg, Scavazza, Estermann and other representatives of TPB SPAC and Patria held in-person discussions in New York to discuss and review the status of the negotiations of the Business Combination Agreement and the transactions related thereto, the status of the preparation of the financial statements and the audit and various other matters.
On June 2, 2022, Messrs. Friedberg and Abud, along with representatives of TPB and Patria, held a meeting via teleconference to discuss feedback from investor meetings and general capital market conditions. The parties mutually agreed to (i) replace the PIPE investment closing condition of at least US$130.0 million by third parties with a commitment by TPB SPAC to participate in the transaction with a US$100.0 million PIPE investment at closing subject to closing conditions (the “PIPE Investment”) and (ii) reduce the minimum cash condition to US$150.0 million.
On June 6, 2022, representatives of Davis Polk emailed to representatives of Cooley a revised version of the Business Combination Agreement which, among other things, included certain changes with respect to the representations and warranties of Lavoro Agro Limited, interim operating covenants related to employment and employee benefit and taxes, proposed restructuring of Lavoro Agro Limited’s subsidiaries and proposed outside date.
Between June 6, 2022 and June 8, 2022, Mr. Modenesi and representatives of TPB held in-person discussions in the San Francisco Bay Area to discuss and review the status of the ongoing diligence related to the Business Combination.
On June 14, 2022, representatives of Cooley emailed to representatives of Davis Polk a revised version of the Business Combination Agreement.
On June 15, 2022, Messrs. Friedberg, Scavazza, Vasan and other representatives of TPB SPAC and Patria held a meeting via teleconference to discuss matters related to post-closing board structure and composition.
On June 16, 2022, Mr. Scavazza informed Mr. Friedberg via a call that (i) Mr. Abud has taken a leave of absence as the CEO of Lavoro Agro Limited for personal reasons, (ii) Lavoro Agro Limited had received interest from strategic investors and (iii) Lavoro Agro Limited would like to postpone the signing and announcement timing of the proposed Business Combination by a few weeks to complete internal audit processes as part of its ordinary course of business and gather additional information to address KPMG’s financial diligence as part of TPB’s financial diligence process. From mid-June 2022 to mid-July 2022, KPMG, in its capacity as TPB’s financial diligence consultant, reviewed and discussed its findings and recommendations extensively via multiple meetings via teleconference with representatives of TPB SPAC, Patria, and Lavoro Agro Limited, including Messrs. Friedberg, Vasan, Hauser, and Scavazza, and in separate meetings with representatives of TPB SPAC, including Messrs. Friedberg, Vasan, and Hauser.
On June 22, 2022, Mr. Scavazza informed Mr. Friedberg via a call that Lavoro Agro Limited has announced that Mr. Cunha, who was serving as President of Lavoro Brazil, shall be serving as the CEO of Lavoro Agro Limited, and reaffirmed Patria’s and Lavoro Agro Limited’s interest in entering into a transaction with TPB SPAC. The parties also discussed the status of the ongoing financial diligence.
On July 13, 2022, Messrs. Friedberg, Mr. Scavazza, and other representatives of TPB SPAC and Patria held a meeting via teleconference to discuss Lavoro Agro Limited’s CEO plans and the status of the ongoing financial diligence.
On July 15, 2022, representatives of Cooley emailed representatives of Davis Polk a revised version of the Business Combination Agreement. On July 22, 2022, representatives of Davis Polk emailed to representatives of Cooley a revised version of the Business Combination Agreement, which, among other things, included certain changes with respect to the representations and warranties of Lavoro Agro Limited, interim operating covenants, and certain tax-related matters, including the mechanics for the conversion of the TPB SPAC Class B ordinary shares and potential PFIC status of TPB SPAC. On August 1, 2022, Cooley and Davis Polk held a meeting via teleconference to discuss outstanding matters related to the Business Combination Agreement, pursuant to which Davis Polk indicated to Cooley, which conveyed to representatives of TPB SPAC on the following day, that Patria and Lavoro Agro Limited would like to reduce the minimum cash condition to US$120.0 million.
Between August 4, 2022 and August 12, 2022, Messrs. Friedberg, Mr. Scavazza, and other representatives of TPB SPAC and Patria held multiple meetings via teleconference and exchanged emails to discuss revising the terms of the proposed Business Combination in light of changes since the execution of the Final LOI, including changes in geopolitical and macroeconomic conditions affecting agricultural inputs market and currency rates.
On August 18, 2022, Messrs. Friedberg and Scavazza held an in-person lunch meeting at TPB SPAC’s offices to discuss Mr. Friedberg’s proposal. Mr. Friedberg, on behalf of TPB SPAC, and Mr. Scavazza, on behalf of Patria and Lavoro Agro Limited, then mutually agreed (i) to increase the minimum cash condition to US$180.0 million, after taking into account shareholder redemptions, the PIPE Investment and transaction expenses, (ii) that the PIPE Investment will be funded upon closing and (iii) to include a US$3.5 million expense reimbursement upon termination of the Business Combination Agreement prior to closing.
On August 18, 2022, Mr. Vasan provided the TPB SPAC Board with a status update via email on the transaction and signing timeline.
Between August 19, 2022 and September 14, 2022, representatives of TPB SPAC, Patria, and Lavoro Agro Limited held multiple meetings via teleconference per week, in addition to the regularly scheduled weekly meetings, to discuss outstanding business issues related to the transaction, including calculations of minority interest adjustment to merger consideration, updates to the investor presentation and various other matters related to the transaction.
Between August 23, 2022 and September 14, 2022, representatives of TPB SPAC, Cooley, Tozzini, Patria, and Davis Polk also held multiple meetings via teleconference per week to discuss and review the status of the negotiations of the Business Combination Agreement and the ancillary agreements related thereto and various other matters related to signing the transaction.
On August 29, 2022, TPB SPAC held a meeting of the TPB SPAC Board via video teleconference. Representatives from Cooley were also in attendance. During the meeting, Mr. Friedberg updated the TPB SPAC Board regarding the status of the proposed transaction with Lavoro Agro Limited, including the PIPE Investment, and discussed key considerations related to the proposed transaction (including the rationale for the combined business). Representatives of Cooley provided an overview of Tozzini’s legal due diligence findings. Representatives of Cooley then gave a presentation to the TPB SPAC Board on the directors’ fiduciary duties under Delaware law and summarized the key terms of the Business Combination Agreement and ancillary transaction documents (copies of all of which were provided to all of the members of the TPB SPAC Board in advance of the meeting). During the presentation, the TPB SPAC Board asked, and the advisors answered, questions about the matters presented. The TPB SPAC Board, with the assistance of Cooley, reviewed and discussed the proposed Business Combination, including Lavoro Agro Limited as the proposed business combination target, the total merger consideration based on the equity valuation of US$1.125 billion (subject to certain adjustments), the terms and conditions of the Business Combination Agreement and the key ancillary agreements, the potential benefits of, and risks relating to, the proposed Business Combination, and the reasons for entering into the Business Combination Agreement. See the section entitled “— The TPB SPAC Board’s Reasons for Approval of the Business Combination” for additional information related to the factors considered by the TPB SPAC Board in approving the Business Combination. Questions were asked and a detailed discussion ensued.
On August 30, 2022, the TPB SPAC Board unanimously approved the Merger and the other transactions contemplated by the Business Combination Agreement and the entry into the Business Combination Agreement and the documents contemplated thereby and unanimously recommended that the shareholders of TPB SPAC approve the Business Combination.
On September 1, 2022, Messrs. Friedberg, Scavazza and other representatives of Patria held a meeting via teleconference to discuss the proposed lockup structure on the New Lavoro Ordinary Shares held by the Sponsor. Following the discussion, the parties agreed that all of the New Lavoro Ordinary Shares held by the Sponsor would be bound by transfer restrictions for two years after the Closing Date (“Sponsor Lock-Up”), provided, however, that (i) 50% of the New Lavoro Ordinary Shares held by the Sponsor shall be released from the Sponsor Lock-Up one year following the Closing Date, (ii) an additional 25% of the New Lavoro Ordinary Shares held by the Sponsor (i.e., totaling an aggregate of 75% of the Founder Shares) shall be released from the Sponsor Lock-Up eighteen (18) months following the Closing Date, and (iii) an additional 25% of the New Lavoro Ordinary Shares held by the Sponsor (i.e., totaling an aggregate of 100% of the Founder Shares) shall be released from the Sponsor Lock-Up the date that is two years following the Closing Date. Furthermore, the parties also agreed that (i) approximately 1.5 million New Lavoro Ordinary Shares held by the Sponsor would be fully vested upon the Closing Date and (ii) with respect to the remaining New Lavoro Ordinary Shares held by the Sponsor which shall be subject to vesting (the “Vesting Founder Shares”), (x) 50% of the Vesting Founder Shares will vest if at any time during the 3-year period following the Closing Date the closing share price of the New Lavoro Ordinary Shares is greater than or equal to US$12.50 over any 20 trading days within any consecutive 30 trading day period and (y) the remaining 50% of the Vesting Founder Shares will vest if at any time during the 3 year period following the Closing Date the closing share price of the New Lavoro Ordinary Shares is greater than or equal to US$15.00 over any 20 trading days within any consecutive 30 trading day period, subject to the terms of the Amendment to the Sponsor Letter Agreement.
On September 12, 2022, representatives of Patria held a meeting of Patria’s investment committee to discuss and approve the transaction with TPB SPAC. Representatives of Patria and Lavoro provided an overview of the key terms of the Business Combination Agreement and ancillary transaction documents and the investment committee provided feedback on the terms of the transaction. Subject to certain feedback provided by the investment committee, the investment committee approved the transactions contemplated by the Business Combination Agreement and the entry into the Business Combination Agreement and the documents contemplated thereby.
On September 13, 2022, Mr. Friedberg and other representatives of TPB SPAC and Patria held a meeting via teleconference to discuss feedback from Patria’s investment committee regarding the transaction. Specifically, in light of the ongoing strategic interest in Lavoro Agro Limited from third parties, Patria proposed, and TPB SPAC accepted, (i) a carveout from the non-solicitation such that Lavoro Agro Limited be permitted to continue discussions and provide information to third parties who have shown strategic interest in the business, so long that Lavoro Agro Limited is not permitted to enter into any agreement that may lead to a separate business combination prior to Closing, and (ii) a carveout from the Investment Funds’ lockup after Closing, such that the Investment Funds are permitted to transfer their Lavoro Shares to any third party so long as such third party agrees to be bound by the same lockup period set forth in the Lock-up Agreement.
On September 14, 2022, the board of directors of Lavoro, by unanimous written resolution, approved the Third Merger and the other transactions contemplated by the Business Combination Agreement and the entry into the Business Combination Agreement and the documents contemplated thereby.
On September 14, 2022, TPB SPAC, Lavoro Agro Limited, and Merger Sub executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, TPB SPAC also entered into the Voting and Support Agreement, PIPE Subscription Agreement, and Amendment to the Sponsor Letter Agreement, in each case, with the applicable other parties thereto. See the section entitled “Certain Agreements Related to the Business Combination” for additional information.
On September 15, 2022, prior to the opening of the U.S. stock markets, TPB SPAC and Lavoro Agro Limited issued a joint press release announcing the execution of the Business Combination Agreement. The joint press release was filed as an exhibit to a Current Report on Form 8-K, which was filed with the SEC on September 15, 2022, along with an investor presentation and transcript of the accompanying audio presentation prepared by members of TPB SPAC’s and Lavoro Agro Limited’s management teams regarding Lavoro Agro Limited and the Business Combination, the executed Business Combination Agreement, Voting and Support Agreement, Lock-up Agreement, PIPE Subscription Agreement, Amendment to the Sponsor Letter Agreement, and the form of A&R Registration Rights Agreement.
Since September 15, 2022, TPB SPAC, Lavoro and Patria, along with their respective legal advisors, have worked jointly on the preparation of this proxy statement/prospectus.
The TPB SPAC Board’s Reasons for Approval of the Business Combination
The TPB SPAC Board, in evaluating the Business Combination, consulted with TPB SPAC’s management and its advisors. In reaching its conclusion (i) that the terms and conditions of the Business

Combination Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of TPB SPAC and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination, the TPB SPAC Board considered and evaluated a number of factors.
In evaluating the Business Combination, the TPB SPAC Board and management considered (i) the general criteria and guidelines that TPB SPAC believed would be important in evaluating prospective target businesses as described in the prospectus for TPB SPAC’s initial public offering and (ii) that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, TPB SPAC stated that it intended to focus primarily on acquiring one or more businesses with the following core criteria and guidelines, which are not weighted or listed in any order of significance, among others:
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are sustainability-focused across sectors including food and agriculture, aiming to transform our systems of production uses chemical, biological, biochemical, hardware, and software-based tools to enable significant improvements in the efficiency, cost, and environmental footprint of human consumption;

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are radically transformative within their industry and offer compelling value to customers and shareholders;

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have a defensible position within a target market because of its differentiated technology, economies of scale, brand strength, distribution capabilities, vertical integration or other competitive advantages;

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have attractive product margins and a strong cash flow profile;

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have opportunities to grow through the application of technology or scaling-up, with limited market risk;

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have the potential to grow organically or through add-on acquisitions; and

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would benefit from better access to capital, an expansion of its investor base, or other benefits of becoming a public company.

The TPB SPAC Board determined that the Business Combination with Lavoro Agro Limited was an attractive business opportunity that met the vast majority of these criteria and guidelines.
In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the TPB SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The TPB SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of TPB SPAC’s reasons for the Business Combination are forward-looking in nature and the information presented in this section includes forward-looking information and, therefore, this section should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market and Other Industry Data.” The following discussion of the information and factors considered by the TPB SPAC Board is not intended to be exhaustive but includes the material factors considered by the TPB SPAC Board. The TPB SPAC Board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
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Commercial Rationale:   The TPB SPAC Board noted that Lavoro possesses several compelling qualities that it believes enable multiple avenues for value creation:

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Lavoro’s Large and Fast-Growing Addressable Market in Latin America.   As a region, Latin America is already the largest agriculture, or ag, export market in the world. Brazil, as a country, is second only to the United States and the Latin American agricultural export market is growing faster than any other region. The total addressable market for agricultural inputs in Brazil is estimated to be US$38 billion and grew at a 16% compound annual growth rate, or CAGR, between 2017 and 2021. As a growing region, most of Latin America benefits from two, and in some cases, three crop harvests per year for certain crops, which gives the farmland immense potential for productivity per hectare as compared to the rest of the world. However, technology and services adoption in Brazil lags behind that of the US. For example, variable rate seeding tools, which allow farmers to vary and precisely control the type of seed and amount of fertilizer and pesticides used, have driven meaningful productivity and sustainability gains for U.S. farmers and are used by an estimated 70% of U.S. row crop farmers today, compared to just an estimated 9% of Brazilian farmers. New technologies, including services such as soil testing and tools like digital agronomy, which are nearly ubiquitous in the U.S. but just emerging in the Latin American agricultural markets, are expected to drive significant market expansion.
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The Urgency of Technology Adoption to Reduce Global Famine and Environmental Footprint of Agriculture.   For over 30 years, humans have significantly reduced the rate of global famine. Unfortunately, we are now facing a dramatic escalation in the rate of undernourishment and a massive calorie gap to overcome to meet the needs of a growing global population. Climate change, pandemic, and global conflicts are creating volatility in agricultural inputs, commodities, and food availability prices, creating a long-term need for significantly higher baseline agricultural production. Historically, food production has climbed as we have expanded the total number of hectares farmed around the world. Today, however, we are effectively out of farmland. As such, technology adoption must accelerate to achieve increased overall production levels through higher productivity gains per hectare of land. And agriculture technology is not just about productivity, it’s also about sustainability. Generating more calories with less land, water, energy, and carbon can have a profound effect on the footprint of farming.

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Lavoro’s Position as the Top Agricultural Inputs Retailer in Brazil.   We believe that as the largest agricultural retailer in Brazil, Lavoro is the key to allow farmers across Latin America to realize their true potential through technology adoption. As of June 30, 2022, Lavoro operated 193 retail stores across the Latin America region, servicing over 60,000 farmers with a network of 924 RTVs. Those RTVs meet with their farmer clients on a regular basis, helping them make decisions about what to do on their farm, what products to buy, and how to use them, and ultimately sell them the seed, fertilizer, crop protection and specialty products they need. Given its essential role as a trusted advisor to farmers, agricultural retail is the key element to driving the adoption of new technologies that enhance productivity and improve sustainability of farming.

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Lavoro’s Demonstrated Execution Track Record.   In just five years since inception, Lavoro successfully acquired and integrated 24 businesses, and generated R$8.2 billion in pro forma revenue in the fiscal year ended June 30, 2022 alone and R$151.3 million in pro forma net income in the same period. Lavoro grew its revenue by a CAGR of 69% between fiscal year 2020 to fiscal year 2022, including a 23% and 14% year-over-year organic growth5 in fiscal year 2021 and fiscal year 2022, respectively. Through its scalable M&A playbook of operational improvements, Lavoro has demonstrated post-acquisition revenue synergies and has multiplied the pre-acquisition revenue growth of its newly acquired businesses by an average of over 2x from fiscal year 2018 to fiscal year 2021. It has done so by adding new stores to the acquired retail networks, creating new value through improving the product portfolio and cross-selling new products, and by delivering sales operations improvements via best practices and technology.

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Lavoro’s Expansive Future Opportunities via M&A.   Despite being the largest agricultural retailer in Brazil, Lavoro only has approximately 10% of the market share6, when considering only the “independent” agricultural retailers. Brazil’s agricultural retail footprint is highly fragmented, with the top 10 largest players controlling only 39% of the market7 as of June 30, 2021, comparatively to the U.S. where it is estimated that the top 6 players control 66% of the market share as of the same period. Through 24 successful acquisitions, Lavoro has built a core

5
We calculate organic growth based on the growth of the companies that we had already acquired as of the first day of the fiscal year.

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Represents the share of sales in crop protection and seeds market. Excludes co-operatives and global suppliers that sell directly to large farmers.

7
Ibid.

competency in sourcing, diligencing, negotiating, and integrating small- and medium-sized retailers, representing a meaningful competitive advantage in Latin America. We believe that secular factors will continue to drive the industry in Latin America to consolidate in years to come, and Lavoro is well positioned to be a beneficiary of this secular trend for years to come.
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Lavoro’s Highly Synergistic, Vertically Integrated Crop Care Cluster.   An additional key competitive advantage for Lavoro relative to local players is its vertical integration via its Crop Care Cluster (“Crop Care”). Crop Care’s portfolio of private label products, including biologics and specialty fertilizers, is sold through Lavoro and other agricultural retail channels. The major bottleneck to growth for biologics and specialty fertilizer manufacturers is the sales channel, as selling these products is highly technical and requires the RTVs to be specifically trained in selling these specialty products. By having the manufacturing arm and sales channel under one roof, Lavoro removed that bottleneck through training and incentivizing its RTV sales force to sell these specialty products, which generates higher margins for the agricultural retailer. While Crop Care accounted for 14% of Lavoro’s gross profit as of fiscal year 2022 (up from 4% in fiscal year 2021), we anticipate that Crop Care’s growth will continue to outpace the Brazil Cluster and LATAM Cluster’s growth such that Crop Care is expected to contribute 17% of overall company gross profit of fiscal year end 2024. Additionally, we believe that the embedded synergies from vertical integration with Crop Care extends to M&A. As Lavoro continues to expand its agricultural retail footprint through organic growth and acquisitions of specialty fertilizer and biologics manufacturers, these newly acquired businesses can accelerate their sales by deploying newly acquired products into Lavoro’s extensive channels, while Lavoro can introduce its private label Crop Care products through these newly acquired companies.

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Lavoro’s Multifaceted Growth Engine: Organic, M&A, and Services.   With just over a third of the total retail footprint in Brazil, Lavoro has a large opportunity ahead of itself to expand the total acreage covered and increase wallet share via its product portfolio expansion and new services revenue. Moreover, beyond its existing Brazil and Colombian presence, Lavoro expects to expand into the other countries in South and Central America, including Chile, Peru, and Paraguay by the end of fiscal year 2024. Finally, Lavoro’s continued investment in its digital applications and e-commerce solutions enables not only continuous improvements in the productivity of its RTVs, but also expansion of services, transforming Lavoro into the one-stop shop platform for agricultural inputs and digital services across a farmer’s journey. The TPB SPAC Board believes that the continuing momentum of agriculture technology and services adoption in the region is expected to contribute to accelerating Lavoro’s revenue growth with strong incremental Adjusted EBITDA margins in the near future. After the completion of the Business Combination, the majority of the net cash from TPB SPAC’s trust account is expected to be held on Lavoro’s balance sheet to fund M&A and support continued growth into new products and geographical markets. For additional information, see the section entitled “— Certain Unaudited Projected Financial Information” in the accompanying proxy statement/prospectus.

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Lavoro’s Experienced and Proven Management Team.   Lavoro’s management team combines expertise in technology and agricultural services. Lavoro’s management team is led by its Chief Executive Officer, Ruy Cunha, who was the former Head of Strategy, Chief Operating Officer, and President of Lavoro Brazil, and earlier an executive at AGCO, a leading global player in agriculture equipment and technology. Lavoro’s management team also includes former executives and managers at Syngenta, Monsanto, UPL, Grupo Gral, SLC Agrícola, General Electric, Boston Consulting Group, and Booz Allen. Under their leadership in the past six years since inception, Lavoro has transformed the agricultural retail landscape in the region, generating R$8.2 billion in pro forma revenue in the fiscal year ended June 30, 2022 and R$151.3 million in pro forma net income in the same period. The TPB SPAC Board expects Lavoro’s executives will continue with Lavoro following the Business Combination. For additional information regarding New Lavoro’s executive officers, see the section entitled “New Lavoro Management Following the Business Combination — Executive Officers” in the accompanying proxy statement/prospectus.

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Attractive Entry Valuation.   New Lavoro, after giving effect to the Business Combination, has an implied initial enterprise value of US$1.2 billion (including the proceeds from the Business Combination), implying a 7.1x multiple on its projected calendar year 2022 Pro Forma Adjusted EBITDA and 4.4x multiple on its projected calendar year 2023 Pro Forma Adjusted EBITDA. The agricultural retail business of Lavoro’s closest publicly-traded peer, Nutrien, is trading at an implied multiple8 of 8.7x this calendar year’s projected Adjusted EBITDA and 9.1x next calendar year’s projected Adjusted EBITDA. Lavoro’s projected Pro Forma Adjusted EBITDA and Nutrien’s projected Adjusted EBITDA are not directly comparable, primarily because Lavoro’s Pro Forma Adjusted EBITDA includes (i) full year financial contribution for companies acquired in a given year, rather than just the partial “stub period” contribution and (ii) future contributions from expected M&A for FY22E – FY24E with signed memorandums of understanding, which TPB SPAC believes, based on its diligence, have a high probability of closing and contributes to Lavoro’s operating performance. The TPB SPAC Board and management believe that including these contributions for the purposes of evaluating Lavoro’s implied multiples more accurately reflects the business and expected results of operations of Lavoro on a present and go-forward basis than a projected EBITDA measure that does not include such contributions. Nutrien, to our knowledge, does not have or expect contributions from recent or prospective acquisitions that would impact its projected EBITDA. As such, we believe that we are entering into this Business Combination at a favorable multiple. For additional information, see the section entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Certain Unaudited Projected Financial Information” in the accompanying proxy statement/prospectus.

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Financial Condition.   The TPB SPAC Board also considered factors such as Lavoro’s historical financial results, outlook, and financial plan, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors, as described further below.

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Continued Ownership by Lavoro Agro Limited Shareholders.   The TPB SPAC Board considered that the Investment Funds, the existing majority shareholders of Lavoro Agro Limited, are “rolling over” their existing equity interests into equity interests in New Lavoro which would represent approximately 76.4% of the ownership of the combined company after Closing, assuming an Adjustment Factor of 0.8922, excluding the Vesting Founder Shares, and that that no public shareholders exercise their redemption rights in connection with the Business Combination and excluding the impact of 10.1 million public and private placement warrants struck at US$11.50, and excluding equity awards to be issued under the New Lavoro Equity Plan. The Investment Funds’ share ownership may be reduced in the event that the Investment Funds are owed any Cash Consideration under the Business Combination Agreement in respect of the Cashout Shares, if any, which Cash Consideration, if any, would be paid by SPAC at or prior to the Third Effective Time in immediately available funds. Should any such Cash Consideration be due, any Cashout Shares owned by the Investment Funds would be canceled and converted into the right to receive the Per Share Cash Consideration, which is an amount, as of immediately prior to the Third Effective Time, equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities.

•
Lock-ups and Vesting Terms.   The TPB SPAC Board considered the fact that both the outstanding shares held by existing shareholders of Lavoro Agro Limited and the New Lavoro Ordinary Shares held by the Sponsor will be subject to lock up restrictions after Closing, and solely with respect to the New Lavoro Ordinary Shares held by the Sponsor, subjected to a price-based vesting schedule after Closing, which we believe provides strong incentive alignment between the Investment Funds and TPB SPAC. The TPB SPAC Board notes that the Investment Funds’ Lock-up Agreement is subject to a carve-out whereby such Investment Funds are permitted to transfer their Lavoro Shares to any third party so long as such third party agrees to be bound by the same lockup period set forth in

8
The implied multiple was calculated by excluding the implied enterprise value of Nutrien’s fertilizer business using the average fertilizer comparables group multiples and prevailing sell-side estimates. The calculations were made as of August 26, 2022.

the Lock-up Agreement. See the sections entitled “Certain Arrangements Related to the Business Combination — Lock-up Agreement” and “Certain Arrangements Related to the Business Combination — Amendment to the Sponsor Letter Agreement” for detailed discussions of the terms and conditions of the various lock-up provisions.
•
Results of Due Diligence.   The TPB SPAC Board considered the scope of the due diligence investigation conducted by TPB SPAC’s senior management and outside advisors and evaluated the results thereof and information available to it related to Lavoro Agro Limited, including:

•
extensive virtual meetings and calls with Lavoro Agro Limited’s management team regarding its operations and projections and the proposed transaction;

•
review of various industry and financial data, including Lavoro’s existing business model and historical and projected financial information of Lavoro described herein;

•
research on the agricultural retail industry, including historical growth trends and market share information;

•
as well as end-market size and growth projections;

•
review of Lavoro Agro Limited’s commercial strategy;

•
analysis of Lavoro Agro Limited’s historical and projected financial information to understand and validate the key assumptions underpinning the financial projections prepared by Lavoro Agro Limited’s management;

•
review of Lavoro Agro Limited’s material contracts regarding financials, tax, legal, accounting, information technology, insurance, employment and intellectual property;

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financial and valuation analysis of Lavoro Agro Limited and the Business Combination;

•
tax, legal, operational, business and other diligence findings of external advisors; and

•
assessment of Lavoro Agro Limited’s public company readiness.

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Terms of the Business Combination Agreement.   The TPB SPAC Board reviewed and considered the terms of the Business Combination Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the sections entitled “The Business Combination Agreement” and “Certain Agreements Related to the Business Combination” for detailed discussions of the terms and conditions of these agreements.

•
Best Available Opportunity.   The TPB SPAC Board determined, after a thorough review of other business combination opportunities reasonably available to TPB SPAC, that the Business Combination represents the best potential business combination for TPB SPAC based upon the process utilized to evaluate and assess other potential acquisition targets, and the TPB SPAC Board’s belief that such processes had not presented a better alternative.

The TPB SPAC Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination, including, among others, the following:
•
Potential Inability to Complete the Merger.   The TPB SPAC Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to TPB SPAC if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval), which could result in TPB SPAC being unable to effect a business combination within the timeframe provided for under TPB SPAC’s Existing Governing Documents and forcing TPB SPAC to liquidate.

•
Exclusivity.   The TPB SPAC Board considered the fact that the Business Combination Agreement includes an exclusivity provision that prohibits TPB SPAC from soliciting or discussing other business combination proposals, and which restricts TPB SPAC’s ability to consider other potential business combinations for so long as the Business Combination Agreement remains in effect.
•
Redemption Risk.   The TPB SPAC Board considered the risk that the current public shareholders of TPB SPAC would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Lavoro Agro Limited following the consummation of the Business Combination and potentially requiring TPB SPAC to waive certain conditions under the Business Combination Agreement in order for the Business Combination to be consummated. The consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition. As of September 30, 2022, without giving effect to any future redemptions that may occur, the trust account had approximately US$181.3 million invested in the U.S. Treasury securities and money market funds that invest in U.S. government securities.

•
Lavoro’s Business Risks.   The TPB SPAC Board considered that TPB SPAC shareholders would be subject to the execution risks associated with Lavoro if they retained their public shares following the Closing, which were different from the risks related to holding public shares of TPB SPAC prior to the Closing. In this regard, the TPB SPAC Board considered, among other things, the following risks, although not weighted and not presented in any order of significance, associated with successful implementation of Lavoro’s long-term business plan and strategy and Lavoro realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including but not limited to (i) Lavoro’s ability to manage growth effectively, including its ability to recruit and train its sales and marketing, technology, and finance and administration teams and refine Lavoro’s operational, financial and risk management controls and reporting systems and procedures as they grow; (ii) Lavoro’s continued international expansion efforts; (iii) the development of Lavoro’s proprietary private label products and technology and services platform; (iv) Lavoro’s relationships with its agricultural inputs suppliers; (v) Lavoro’s strategic acquisition pipeline and post-merger integration plans; (vi) the availability of additional capital to fund Lavoro’s growth organically and through strategic acquisitions; (vii) the availability of fertilizers and other inputs as a result of the ongoing armed conflict between Russia and Ukraine; and (viii) factors outside of the parties’ control, such as climate risks, fluctuations in interest, inflation and exchange rates, and the potential negative impact of the COVID-19 pandemic. The TPB SPAC Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that TPB SPAC shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination.

•
Macroeconomic and Geopolitical Risks.   The TPB SPAC Board considered the general macroeconomic and geopolitical uncertainty and the effects it could have on the combined company’s revenues.

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Post-Business Combination Corporate Governance.   The TPB SPAC Board considered the corporate governance provisions of the Business Combination Agreement and the Proposed Governing Documents and the effect of those provisions on the governance of Lavoro Agro Limited following the Closing. In particular, they considered that the parties have entered into an agreement in respect of the composition of the board of directors of Lavoro Agro Limited after the Closing, pursuant to the Business Combination Agreement. See “The Business Combination Agreement — Board of Directors” for additional information.

Given that the Investment Funds will collectively control shares representing a majority of Lavoro Agro Limited’s total outstanding shares of ordinary shares upon completion of the Business Combination, New Lavoro will be a “controlled company” within the meaning of the Nasdaq corporate governance rules and the Investment Funds may be able to elect future directors and make other decisions (including approving certain transactions involving New Lavoro and other corporate actions) without the consent or approval of any of TPB SPAC’s current shareholders, directors or management team. See “Risk Factors — Risks Related to New Lavoro — We are a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements” for additional information.

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Limitations of Review.   TPB SPAC Board did not obtain an opinion from an independent investment banking firm or any other independent third party, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our shareholders from a financial point of view. In addition, TPB SPAC’s management and advisors reviewed only certain materials in connection with their due diligence review of Lavoro. Accordingly, the TPB SPAC Board considered that TPB SPAC may not have properly valued Lavoro.

•
No survival of remedies for breach of representations, warranties or covenants of Lavoro.   The Business Combination Agreement provides that TPB SPAC will not have any surviving remedies against Lavoro Agro Limited or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Lavoro set forth in the Business Combination Agreement. As a result, TPB SPAC shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Lavoro prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares of Lavoro Agro Limited to be issued in the Business Combination or recover for the amount of any damages. The TPB SPAC Board determined that this structure was appropriate and customary in light of the fact that it is consistent with market practice for similar transactions and Lavoro Agro Limited would not have proceeded with the Business Combination otherwise.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could indefinitely delay or otherwise permanently prohibit consummation of the Business Combination.

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Fees, Expenses and Diversion of Management.   The significant fees and expenses associated with completing the Business Combination and related transactions and the substantial time and effort of management required to complete the Business Combination and the potential negative effects on Lavoro’s business.

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Waiver of Corporate Opportunity Doctrine.   TPB SPAC’s Existing Governing Documents contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that have been appropriate for a combination with TPB SPAC but were not offered due to a TPB SPAC director’s duties to another entity. TPB SPAC and its management are not aware of any such corporate opportunities not being offered to TPB SPAC and does not believe that the waiver of the corporate opportunity doctrine in its Existing Governing Documents interfered with its ability to identify an acquisition target, including the decision to pursue the business combination with Lavoro.

•
Other risks.   Various other risks associated with the Business Combination, the business of TPB SPAC, and the business of Lavoro described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the TPB SPAC Board also considered that certain officers and directors of TPB SPAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of TPB SPAC’s shareholders (see “— Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination”). However, the TPB SPAC Board concluded that the potentially disparate interests would be mitigated because, among other reasons, (i) certain of these interests were disclosed in the prospectus for TPB SPAC’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by TPB SPAC with any other target business or businesses and (iii) a significant portion of the consideration to TPB SPAC’s directors and executive officers was structured to be realized based on the future performance of New Lavoro’s ordinary shares.
The TPB SPAC Board concluded that the potential benefits that it expected TPB SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the TPB SPAC Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, TPB SPAC and its shareholders. The TPB SPAC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

Certain Unaudited Projected Financial Information
In connection with its consideration of the potential business combination, the TPB SPAC Board was provided with unaudited projected financial information internally prepared by management of Lavoro in February and March 2022 (the “Projections”) to present key elements to the forecasts provided to TPB SPAC. The TPB SPAC Board has reviewed and discussed the Projections. Lavoro does not, and New Lavoro will not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. The Projections are included in this proxy statement/prospectus solely to provide TPB SPAC’s shareholders access to information made available in connection with TPB SPAC Board’s consideration of the proposed business combination. The Projections should not be viewed as public guidance. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the International Financial Reporting Standards (IFRS) guidelines established by the IFRS Foundation and International Accounting Standards Board (IASB) with respect to prospective financial information, but, in the view of Lavoro’s management, was prepared on a reasonable basis, and except as discussed below, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Lavoro based on available information and Lavoro’s growth strategy at the time the Projections were prepared and speak only as of that time.
The inclusion of Projections in this proxy statement/prospectus should not be regarded as an indication that Lavoro, New Lavoro, TPB SPAC, their board of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such Projections necessarily to be predictive of actual future results. The Projections are not included in this proxy statement/prospectus in order to induce any TPB SPAC shareholders to vote in favor of or against the Business Combination. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The Projections reflect numerous estimates and assumptions, as detailed below, with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Lavoro’s business, all of which are difficult to predict and many of which are beyond Lavoro’s and TPB SPAC’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Lavoro’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro” and “Cautionary Statement Regarding Forward-Looking Statements; Market and Other Industry Data” sections of this proxy statement/prospectus. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared, except as discussed below.
The projected financial information included in this document was prepared by, and is the responsibility of, Lavoro’s management. Neither Lavoro’s independent registered public accounting firm, Ernst & Young Auditores Independentes S/S Ltda., nor any other independent accountants, have compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the Projections included in this proxy statement/prospectus. The report of Ernst & Young Auditores

Independentes S/S Ltda., included in this proxy statement/prospectus relates to the Lavoro Group’s historical combined audited financial statements and does not extend to the unaudited Projections and should not be read to do so.
Nonetheless, a summary of the Projections is provided in this proxy statement/prospectus because they were made available to TPB SPAC and the TPB SPAC Board in connection with their review of the proposed business combination.
The Projections were initially prepared in February and March 2022 and Lavoro’s management team based the Projections on a variety of material assumptions and beliefs that are estimates based on, among other things, Lavoro’s historical financial and operational performance, business plans, industry and market data and competitive analyses that Lavoro believed were accurate as of the time the Projections were made. Certain material assumptions for the Projections prepared by Lavoro’s management team include those described below:
Projected Pro Forma Revenue for Lavoro is based on assumptions related to (i) internal estimates of the agricultural input market growth, which include both price and volume growth, (ii) organic expansion of the retail network through the hiring of new RTVs and opening of new stores, (iii) improved performance of recently hired RTVs and recently opened stores, (iv) inorganic expansion through the acquisition of companies in Brazil and other Latin American countries, both in our agricultural input distribution and private label business (including assumptions based on ongoing preliminary discussions with potential acquisition targets as well as assumptions regarding the expected closing date for acquisitions that had been signed but had not yet closed at the time the Projections were initially prepared) and (v) leveraging Lavoro’s retail network to cross-sell Crop Care products. Lavoro’s projections of Pro Forma Revenue are expected to result in an annual projected revenue growth of 41.4%, 67.5% and 29.2% in FY2022E, FY2023E and FY2024E respectively.
Projected Pro Forma Adjusted EBITDA is based on assumptions related to the cost of goods sold and sales, general and administrative expenses, including assumptions related to (i) gradual growth in our Crop Care Cluster as a percent of total revenues, which has higher margins than our agricultural input distribution operations, (ii) product mix improvement of our agricultural input distribution operations as we shift towards higher margin products including specialties and seeds, (iii) gradual procurement gains, as a result of the larger scale of our operations, (iv) increase in RTVs and store productivity as these become more mature, and (v) leverage of fixed costs and benefit of economies of scale as our operations increase, as well as assumptions related to inorganic expansion through the acquisition of companies in Brazil and other Latin American countries, including regarding the expected closing date for acquisitions that had been signed but had not yet closed at the time the Projections were initially prepared. Lavoro’s projections of Pro Forma Adjusted EBITDA margin is expected to increase by 2.6 percentage points between FY2022E and FY2024E.
In particular, Lavoro management’s estimates of Projected Pro Forma Revenue and Projected Pro Forma Adjusted EBITDA were based on certain assumptions relating both to the performance of Lavoro as well as that of certain acquisitions that were in process but had not yet closed at the time the Projections were initially prepared. Lavoro as a company, and in particular its Crop Care Cluster, has been performing above Lavoro management’s Pro Forma Adjusted EBITDA expectations as compared to when the Projections were initially prepared, in particular as Agrobiologica’s products are experiencing higher market demand than anticipated. On the acquisition front, it was management’s assumption that its agreement to acquire a controlling stake in NS Agro S.A., or “NS Agro,” which was under negotiation at the time the Projections were prepared, would close in the fourth quarter of 2022. However, based on the latest information available to Lavoro management as of the date of this proxy statement/prospectus, Lavoro currently expects the NS Agro acquisition to close in the first half of 2023, and as such Lavoro’s projections for the calendar year ended December 31, 2022 do not reflect the impact of these changes. Considering the information above, the Projections still reflect the views of Lavoro’s management on future performance.
Lavoro believes the assumptions described above built into the Projections were reasonable at the time the Projections were prepared, given the information Lavoro had at that time and its business strategy at such time. However, there are important factors that may affect actual results and cause the results reflected in the Projections not to be achieved include, among other things, risks and uncertainties relating to

Lavoro’s business, industry performance, and general business and economic conditions, including the ongoing impacts of the COVID-19 pandemic and political and macroeconomic factors, especially considering the consequences of the 2022 presidential elections in Brazil. The Projections also reflect assumptions as to certain business decisions and strategy that are subject to change.
In addition, the below Projections were prepared and provided prior to the announcement of the Business Combination, treating Lavoro on a standalone basis, without giving effect to, and as if Lavoro never contemplated, the Business Combination, including the impact of negotiating or executing the transactions, the expenses that may be incurred in connection with consummating the transactions, the effect of any business or strategic decision or action that has been or will be taken as a result of the Business Combination Agreement being executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Business Combination Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transactions.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR LAVORO, NEITHER NEW LAVORO NOR TPB SPAC UNDERTAKES ANY OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
THE PROJECTIONS DO NOT NECESSARILY REPRESENT THE CURRENT VIEW OF THE BUSINESS BY LAVORO’S MANAGEMENT AND SHOULD NOT BE VIEWED AS AN INDICATOR OF NEW LAVORO’S FUTURE PERFORMANCE. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS SET FORTH BELOW. NONE OF LAVORO, NEW LAVORO, TPB SPAC, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY LAVORO SHAREHOLDER, TPB SPAC SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
The key elements of the Projections provided by the management of Lavoro to TPB SPAC are summarized in the table below. The TPB SPAC Board also considered the Projections as translated to U.S. dollars, applying actual exchange rates up to August 26, 2022, and spot rate of 5.11 as of August 26, 2022 thereafter (FY22E 5.24, FY23E 5.13, and FY24E 5.11):
	For the Fiscal Year Ended June 30,			For the Calendar Year Ended December 31,
Projections	2022E	2023E	2024E	2022E	2023E
	(in US$ millions, except for percentages)
Pro Forma Revenue(1)	$1,636	$2,740	$3,540	$2,271	$3,190
y/y %	41%	68%	29%	63%	40%
Pro Forma Adjusted EBITDA(1)(2)	$108	$210	$324	$172	$279
Pro Forma Adjusted EBITDA margin %(1)(2)	6.6%	7.7%	9.2%	7.6%	8.8%
y/y %	60%	94%	54%	86%	62%

(1)
Projected pro forma financial information included in the table above (including Pro Forma Revenue, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin) is calculated assuming full year financial contribution for companies acquired in a given year (rather than just the partial “stub period” contribution), and include future expected M&A for FY22E-FY24E for fiscal year numbers and CY22E-CY23E for calendar year numbers.
(2)
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin are non-IFRS metrics. Adjusted EBITDA is defined as EBITDA, adjusted for M&A related expenses, which primarily include M&A team compensation expenses and accounting and tax due diligence expenses, plus (minus) any other expenses (income) that Lavoro’s management considers as non-recurring and/or non-cash. Pro Forma Adjusted EBITDA represents fully consolidated EBITDA, which includes EBITDA from non-controlling minority shareholders (estimated at ~13% of total projected Pro Forma Adjusted EBITDA for FY22E). Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and the non-IFRS financial measures as used in the above may not be comparable to similarly titled amounts used by other companies or persons, because they may not calculate these non-IFRS measures in the same manner.

While presented in this proxy statement/prospectus with numeric specificity, the Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies and numerous variables, many of which are beyond Lavoro’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors” in this proxy statement/ prospectus and “Cautionary Statement Regarding Forward-Looking Statements; Market and other Industry Data” in this proxy statement/prospectus. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
We encourage you to review the financial statements of Lavoro included elsewhere in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Summary of TPB SPAC’s Financial Analysis
The following is a summary of the material financial analyses prepared for and reviewed by the TPB SPAC Board in connection with the valuation of Lavoro Agro Limited. TPB SPAC used the following financial analyses for the purposes of calculating the total consideration payable to Lavoro Agro Limited’s shareholders proposed in the Initial LOI and in the Final LOI. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by TPB SPAC nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the TPB SPAC Board.
Initial Valuation
The valuation proposed in the Initial LOI was based on TPB SPAC management’s analysis of certain preliminary due diligence, TPB SPAC management’s further analysis of Lavoro Agro Limited’s business model and growth potential, the financial projections information provided by Lavoro Agro Limited and other materials provided by Lavoro Agro Limited’s management. Additionally, management reviewed certain financial information of identified publicly traded companies in certain industries that the TPB SPAC management deemed to be comparable to Lavoro Agro Limited to assess the value that the public markets would likely ascribe to New Lavoro following a business combination with TPB SPAC.
The relative valuation analysis was based on selected publicly traded companies in each of the following sectors: (i) agricultural retailers, (ii) Brazilian agriculture businesses, (iii) agricultural processors, (iv) fertilizer companies, and (v) agricultural inputs suppliers. These companies were selected by TPB SPAC’s management as publicly traded companies that may share certain characteristics with Lavoro Agro Limited; however, the TPB SPAC Board recognized that no company was identical in nature to Lavoro Agro Limited. In addition, TPB SPAC’s management does not have access to non-public information of any of the companies used for comparative purposes.

An analysis of selected publicly traded companies is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the values of the companies reviewed. TPB SPAC management and the TPB SPAC Board believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, TPB SPAC also made qualitative judgments, based on the experience and professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of Lavoro Agro Limited and the selected companies to provide a context in which to consider the results of the quantitative analysis.
In performing its analysis, TPB SPAC’s management team made assumptions with respect to, among other things, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of TPB SPAC, Lavoro Agro Limited, New Lavoro or any other parties to the Business Combination. None of Lavoro Agro Limited, TPB SPAC, New Lavoro, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analysis relating to the value of Lavoro Agro Limited do not purport to be appraisals or reflect the prices at which New Lavoro’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.
Using publicly available information, TPB SPAC’s management reviewed, among other things, the following with respect to the next two calendar years as summarized below:
•
the Enterprise Value divided by projected EBITDA, with respect to Lavoro Agro Limited and each comparable company in each of the identified sectors; and

•
the sector average of the Enterprise Value divided by projected EBITDA of the selected comparable companies in each of the identified sectors.

Revised Valuation
While TPB SPAC’s management continued to use same methodologies as described above, it increased the total consideration proposed in the Initial LOI to $1.125 billion on March 10, 2022 for the following reasons: (i) Lavoro Agro Limited’s functional currency, the Brazilian real, increased in value relative to the U.S. dollar by approximately 10% during that period, from an exchange rate of R$5.53 to US$1.00 on December 9, 2021 to R$5.01 to US$1.00 on March 10, 2022; (ii) the key comparables considered for Lavoro at that time, Nutrien, Tres Tentos, and AgroGalaxy, increased in share prices by 47%, 24% and 10% respectively during that time frame (measured in the Brazilian reais for Tres Tentos and AgroGalaxy, and in U.S. dollars for Nutrien); (iii) Lavoro Agro Limited’s unaudited Q4 2021 results were above expectations, consequently, Lavoro Agro Limited increased their forecasted FY 2022E Pro Forma Adj. EBITDA by 13% measured local currency by March 2022 compared to the corresponding forecast in December.
The TPB SPAC Board used the following supplemental financial information, which was current as of August 26, 2022, for purposes of confirming the US$1.125 billion total consideration to Lavoro Agro Limited’s shareholders that was agreed on March 9, 2022. The TPB SPAC Board concluded that the metrics below supported their conclusion that the consideration payable in the transaction represented an attractive entry valuation relative to the comparable metrics for the selected comparable companies. The results of the below analysis further supported the TPB SPAC Board’s determination, based on a number of factors, that it was fair to and in the best interests of TPB SPAC and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and to consummate the Business Combination.

Company	Market Cap	Enterprise Value	Enterprise Value / 2022E EBITDA	Enterprise Value / 2023E EBITDA
Lavoro Agro Limited(1)	$1,244	$1,220	7.1x	4.4x
Nutrien	$55,674	$66,625	5.4x	7.4x
Nutrien agricultural retail (implied)(2)			8.7x	9.1x
Três Tentos Agroindustrial S.A.	$1,064	$1,163	7.7x	6.5x
Vittia Fertilizantes e Biológicos S.A.	$296	$338	7.3x	5.2x
AgroGalaxy Participações S.A.	$255	$543	3.9x	4.3x
Brazilian Agriculture Peer Average			6.3x	5.3x
Bunge	$5,542	$22,860	7.5x	7.7x
Archer-Daniels-Midland	$50,204	$62,035	10.0x	11.5x
Agricultural Processor Average			8.7x	9.6x
Yara International ASA	$10,907	$14,432	3.2x	4.1x
CF Industries	$23,583	$27,336	4.5x	6.0x
The Mosaic Company	$21,327	$24,780	3.5x	4.3x
Fertilizer Average			3.7x	4.8x
FMC Corporation	$14,349	$17,801	12.7x	11.6x
Bayer	$52,730	$89,337	6.8x	6.7x
Corteva	$44,783	$44,363	14.6x	13.1x
Agricultural Inputs Supplier Average			11.3x	10.4x

Note:
As of August 26, 2022. For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.11 to US$1.00, the commercial selling rate for U.S. dollars as of August 26, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate.

Source:
Factset, Capital IQ.

(1)
Lavoro Agro Limited’s EV/EBITDA multiple is calculated on Pro Forma Adjusted EBITDA, which assumes full year financial contribution for companies acquired in a given year and includes future expected M&A for CY22E-CY23E. Pro Forma Adjusted EBITDA represents fully consolidated EBITDA, which includes EBITDA from non-controlling minority shareholders. Lavoro Agro Limited’s Enterprise Value is the sum of Lavoro Agro Limited’s total debt (a non-IFRS measure; calculated using current and noncurrent borrowings), plus lease liabilities (current and noncurrent), plus non-controlling interest, less pro forma cash and cash equivalents. We encourage you to review the financial statements of Lavoro included elsewhere in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

(2)
Nutrien’s agricultural retail segment EBITDA is sourced from sell-side average estimates per Factset as of August 26, 2022. The implied multiple was calculated by excluding the implied enterprise value of Nutrien’s fertilizer business using the average fertilizer comparables group multiples and prevailing sell-side estimates. For more information about the definition of Pro Forma Adjusted EBITDA, please see the section entitled “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures.”

Satisfaction of 80% Test
It is a requirement under TPB SPAC’s Existing Governing Documents and Nasdaq listing requirements that the Business Combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our execution of a definitive agreement for our initial business combination in connection with our initial business combination.
As of the date of the execution of the Business Combination, the balance of the funds in the Trust Account was approximately US$180 million (excluding the deferred underwriting amount) and 80% thereof represents approximately US$144 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the board of directors looked at the pre-money enterprise value of Lavoro of approximately US$1.1 billion (calculated on a cash free basis). In determining whether the enterprise value described above represents the fair market value of Lavoro, our board of directors considered all of the factors described above in this section and the fact that the purchase price for Lavoro was the result of an arm’s-length negotiation. As a result, our board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the business combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside financial advisor as to whether the 80% asset test has been met.
Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination
When considering the recommendation of our board of directors that our shareholders vote in favor of the approval of the Business Combination, TPB SPAC’s shareholders should be aware that our Sponsor and certain of its directors and officers have interests in the Business Combination that may conflict with the interests of other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. TPB SPAC’s shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•
the fact that certain of our directors and officers are principals of our Sponsor;

•
the fact that 4,509,074 Founder Shares for which the Sponsor paid US$25,000, will convert on a one-for-one basis, into 4,509,074 shares of New Lavoro Ordinary Shares upon the Closing (subject to certain vesting conditions pursuant to the terms of the Amendment to the Sponsor Letter Agreement and before giving effect to the Business Combination), and such shares will have a significantly higher value at the time of the Business Combination when such shares convert into shares in New Lavoro, as described further below, and will be worthless if an initial business combination is not consummated:

	TPB SPAC Class B Ordinary Shares(1)	Value of TPB SPAC Class B Ordinary Shares implied by Business Combination(2)	Value of TPB SPAC Class B Ordinary Shares based on recent trading price(3)
Sponsor(4)	4,404,074	$44,040,740	$44,481,147
Kerry Cooper	35,000	$350,000	$353,500
Neil Renninger	35,000	$350,000	$353,500
April Underwood	35,000	$350,000	$353,500
David Friedberg	—	—	—
Bharat Vasan	—	—	—
William Hauser	—	—	—

(1)
Interests shown consist solely of Founder Shares. Such shares will automatically convert into New Lavoro Ordinary Shares upon the Closing of the Business Combination on a one-for-one basis.

(2)
Assumes a value of US$10.00 per share, the deemed value of the New Lavoro Ordinary Shares in the Business Combination. Also assumes the completion of the Business Combination and that the New Lavoro Ordinary Shares are unrestricted and freely tradable.

(3)
Assumes a value of US$10.10 per share, which was the closing price of the TPB SPAC Class A Ordinary Shares on the Nasdaq on January 27, 2023. Also assumes the completion of the Business Combination and that the New Lavoro Ordinary Shares are unrestricted and freely tradable.

(4)
Includes all TPB SPAC Class B Ordinary Shares held by the Sponsor. Upon Closing of the Business Combination, such shares will automatically convert into New Lavoro Ordinary Shares on a one-for-one basis, and 3,006,050 of the New Lavoro Ordinary Shares held by the Sponsor that shall be subject to vesting conditions (“Vesting Founder Shares”).

•
the fact that if an initial business combination is not consummated by August 13, 2023, our Sponsor, officers, directors and their respective affiliates will lose their entire investment in us of US$53,223,000, which investment included $45,090,740 in value of TPB SPAC Class B Ordinary Shares, valued at an assumed price of US$10.00 per share, the value implied by the Business Combination, a capital contribution of US$25,000, the acquisition of 4,071,507 private placement warrants for a purchase price of US$6,107,260 in the aggregate, and US$2,000,000 currently outstanding under an unsecured promissory note issued in the amount of up to US$3,000,000;

•
the fact that given the differential in the purchase price that our Sponsor paid for the TPB SPAC Class B Ordinary Shares as compared to the price of the public shares sold in the initial public offering and the 4,509,074 New Lavoro Ordinary Shares that the Sponsor and initial shareholders will receive upon conversion of the TPB SPAC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and all initial shareholders may earn a positive rate of return on their investment even if the New Lavoro Ordinary Shares trades below the price initially paid for the public shares in the initial public offering and the public shareholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares held by them if TPB SPAC fails to complete an initial business combination and accordingly, our Sponsor, officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that in connection with the Business Combination, we entered into the Subscription Agreement with the Sponsor, which provides for the purchase by the Sponsor of an aggregate of 10,000,000 TPB SPAC Class A Ordinary Shares, for a purchase price of US$10.00 per ordinary share, in a private placement, the closing of which will occur immediately prior to the Closing;

•
the fact that if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination by August 13, 2023, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amounts in the Trust Account to below (i) US$10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, net of the amount of taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act;

•
the fact that, unless a business combination is completed, our directors are only entitled to reimbursement for any out-of-pocket expenses incurred by them on our behalf incident to identifying, investigating and consummating a business combination from funds outside of the Trust Account, which funds are limited (as of the date of this proxy statement/prospectus, none of our officers and directors have incurred any out-of-pocket expenses);

•
the fact that, upon completion of the Business Combination, Barclays Capital Inc. (“Barclays”) and Code Advisors, who acted as joint bookrunners and representatives of the underwriters of the initial public offering, will be entitled to an aggregate deferred underwriting commission of US$6,312,705. The underwriters of the initial public offering have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event TPB SPAC does not complete an initial business combination by August 13, 2023. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by August 13, 2023, and TPB SPAC is therefore required to be liquidated, the underwriters of the initial public offering will not receive any of the deferred underwriting commission and such funds will be returned to TPB SPAC’s public shareholders upon its liquidation;
•
the fact that each of Canaccord Genuity LLC and Stifel, Nicolaus & Company, Incorporated will receive fees in connection with certain capital markets and financial advisory services provided to TPB SPAC, upon the closing of the Business Combination;

•
the fact that pursuant to the A&R Registration Rights Agreement (as defined below), the Sponsor can demand registration of its registrable securities and it will also have “piggy-back” registration rights to include their securities in other registration statements filed by New Lavoro subsequent to the Closing, whereas it does not have such rights today;

•
the fact that on April 28, 2022, TPB SPAC issued an unsecured promissory note (the “2022 Note”) in the principal amount of up to US$3,000,000 to our Sponsor, of which US$1,000,000 was funded upon execution of the 2022 Note, and as of September 30, 2022, there was US$2,000,000 outstanding under the 2022 Note;

•
the fact that, if the Business Combination or another initial business combination is not consummated, the 2022 Note may not be repaid to TPB SPAC, in whole or in part, and persons or entities that provided the funds made available to our Sponsor for working capital purposes in connection with the 2022 Note will not be repaid the amounts that they contributed for this purpose;

•
the anticipated continuation of one of our directors as a director at New Lavoro; and

•
the continued indemnification of current directors and officers of TPB SPAC and the continuation of directors’ and officers’ liability insurance for a period of six years after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should take these interests into account in deciding whether to approve the Business Combination. You should also read the section below entitled “— Certain Other Interests in the Business Combination.”
Certain Other Interests in the Business Combination
In addition to the interests of TPB SPAC’s directors and officers in the Business Combination, you should be aware that each of Barclays Capital Inc. (“Barclays”) and Code Advisors LLC (“Code Advisors”) has financial interests that may conflict with the interests of TPB SPAC shareholders and TPB SPAC warrantholders generally.
TPB SPAC consummated its initial public offering on August 13, 2021. Barclays and Code Advisors acted as joint bookrunners and representatives of the underwriters of the initial public offering and TPB SPAC paid to Barclays and Code Advisors underwriting discounts and commissions equal to approximately US$4,508,455 upon consummation of the offering. Upon consummation of the Business Combination, Barclays and Code Advisors are entitled to US$6,312,705 of deferred underwriting commission. The underwriters of the initial public offering have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event TPB SPAC does not complete an initial business combination by August 13, 2023. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by August 13, 2023, and TPB SPAC is therefore required to be liquidated, the underwriters of the initial public offering will not receive any of the deferred underwriting commission and such funds will be returned to TPB SPAC’s public shareholders upon its liquidation. In addition to payment of the deferred underwriting commission to Barclays and Code Advisors, under the terms of Barclays’s and Code Advisors’ engagement, TPB SPAC agreed to indemnify Barclays and Code Advisors and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.
Barclays and Code Advisors therefore have a financial interest in TPB SPAC completing a business combination that will result in the payment of the deferred underwriting commission. In considering approval of the Business Combination, the shareholders of TPB SPAC should consider the respective roles of Barclays and Code Advisors in light of their financial interest in the Business Combination being consummated.
Barclays has also been engaged by TPB SPAC as a capital markets advisor to assist with the Business Combination. TPB SPAC decided to retain Barclays as TPB SPAC’s capital markets advisor based primarily on (i) Barclays’s extensive knowledge, strong market position and positive reputation in equity capital markets (and particularly with respect to special purpose acquisition company vehicles) and (ii) Barclays’s long-standing relationship with TPB SPAC, including Barclays’s previous role acting as a joint bookrunner and representative of the underwriters of the IPO. Barclays is not entitled to receive any additional fees for serving as TPB SPAC’s capital markets advisor to assist with the Business Combination.
Moreover, each of Canaccord Genuity LLC and Stifel, Nicolaus & Company, Incorporated has been engaged by TPB SPAC to serve as financial and capital markets advisor in connection with the Business Combination.
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of TPB SPAC Class A Ordinary Shares or TPB SPAC Warrants in connection with the Business Combination.
The Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the TPB SPAC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:
•
238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

•
239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

Regulatory Approvals Required for the Business Combination
TPB SPAC and Lavoro are not aware of any regulatory approvals in either the United States or Brazil required for the consummation of the Business Combination.
Listing of New Lavoro’s Ordinary Shares
Approval of the listing on Nasdaq of New Lavoro’s Ordinary Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.
Required Vote
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, that the transactions contemplated by the Business Combination Agreement, dated as of September 14, 2022 (as may be amended, supplemented, or otherwise modified from time to time), by and among TPB Acquisition Corporation I, Lavoro Limited, Lavoro Merger Sub I Limited, Lavoro Merger Sub II Limited, Lavoro Merger Sub III Limited, and Lavoro Agro Limited, pursuant to which, among other things, TPB Acquisition Corporation I, and Lavoro Agro Limited will become wholly owned subsidiaries of Lavoro Limited, on the terms and conditions set forth therein, be authorised, approved and confirmed in all respects.”
Recommendation with Respect to the Business Combination
The TPB SPAC Board has determined that the Business Combination Agreement is advisable, fair to and in the best interests of TPB SPAC and its shareholders and recommends that the shareholders vote or instruct that their vote be cast “FOR” the approval of the Business Combination Proposal.
THE TPB SPAC BOARD RECOMMENDS THAT TPB SPAC’S SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF THE TPB SPAC BOARD, YOU SHOULD KEEP IN MIND THAT TPB SPAC’S DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE TRANSACTION THAT MAY CONFLICT WITH YOUR INTERESTS AS A SHAREHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

THE BUSINESS COMBINATION AGREEMENT
The following summary describes certain material provisions of the Business Combination Agreement. This summary is qualified in its entirety by reference to the full text of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A. You are encouraged to carefully read the Business Combination Agreement in its entirety for a more complete understanding of the Business Combination. The Business Combination Agreement is included to provide investors and security holders with information regarding the terms of the Business Combination Agreement. In particular, the assertions embodied in representations and warranties by the parties contained in the Business Combination Agreement are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also qualified, modified in important part by the underlying disclosure schedules, including both Lavoro’s disclosure letter (the “Company Disclosure Letter”) and TPB SPAC’s disclosure letter (the “SPAC Disclosure Letter” and together the “Disclosure Letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The Disclosure Letters contain information that modify, qualify and create exceptions to the representations and warranties set forth in the Business Combination Agreement. TPB SPAC and New Lavoro do not believe that the Disclosure Letters contain information that is material to an investment decision.
The Mergers
In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties have agreed that, on the terms and subject to the conditions set forth therein, (i) on the day prior to the Closing Date, at the First Effective Time, First Merger Sub will merge with and into TPB SPAC, with TPB SPAC surviving as a direct wholly owned subsidiary of New Lavoro, (ii) immediately thereafter and on the day prior to the Closing Date, at the Second Effective Time, TPB SPAC will merge with and into Second Merger Sub with Second Merger Sub surviving as a direct wholly owned subsidiary of New Lavoro and (iii) as promptly as practicable thereafter, on the Closing Date, at the Third Effective Time, Third Merger Sub will merge with and into Lavoro Agro Limited with Lavoro Agro Limited surviving as a direct wholly owned subsidiary of New Lavoro.
Structure
The following diagram depicts the simplified organizational structure of TPB SPAC, New Lavoro and Lavoro Agro Limited immediately before the Business Combination.
Pre-Business Combination Structure — TPB SPAC

Pre-Business Combination Structure — New Lavoro
Pre-Business Combination Structure — Lavoro Agro Limited
The following diagram depicts the simplified organizational structure of New Lavoro and its subsidiaries immediately after the consummation of the Business Combination.
Post-Business Combination Structure

Effective Times of the Mergers and Closing of the Business Combination
The First Merger will become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as First Merger Sub and TPB SPAC may agree and specify pursuant to the Companies Act.
The Second Merger will become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as TPB SPAC and Second Merger Sub may agree and specify pursuant to the Companies Act.
The Third Merger will become effective at the time when the Third Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Third Merger Sub and Lavoro Agro Limited may agree and specify pursuant to the Companies Act.
Subject to the terms and conditions of the Business Combination Agreement, the Closing will take place by electronic exchange of documents at a time and date to be specified in writing by New Lavoro, First Merger Sub, Second Merger Sub, Third Merger Sub, Lavoro Agro Limited and TPB SPAC, on the date which is no later than five (5) business days after the date on which all of the conditions described below under the subsection entitled “The Business Combination Agreement — Conditions to Complete the Business Combination,” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as TPB SPAC and Lavoro Agro Limited may mutually and reasonably agree.
TPB SPAC, Lavoro Agro Limited and New Lavoro currently expect to complete the Business Combination in the second half of 2022. However, any delay in satisfying any conditions to the Business Combination could delay completion of the Business Combination. If the Closing has not occurred by March 31, 2023, subject to certain conditions, either TPB SPAC or Lavoro Agro Limited may terminate the Business Combination Agreement.
Consideration to be Received in the Business Combination
TPB SPAC Shareholders Merger Consideration
Pursuant to the First Merger, each share of TPB SPAC Class A Ordinary Shares and TPB SPAC Class B Ordinary Share issued and outstanding immediately prior to the First Effective Time (other than shares owned by TPB SPAC, First Merger Sub or any wholly owned subsidiary of TPB SPAC immediately prior to the First Effective Time), will be canceled and automatically converted into the right to receive one New Lavoro Class A Ordinary Share and one New Lavoro Class B Ordinary Share, respectively.
At the First Effective Time, each of TPB SPAC’s outstanding and unexercised warrants immediately prior to the First Effective Time will cease to represent a right to acquire TPB SPAC Class A Ordinary Shares and will instead represent the right to acquire the same number of New Lavoro Class A Ordinary Shares. The number of shares of New Lavoro Class A Ordinary Shares subject to each TPB SPAC Warrant assumed by New Lavoro shall be determined by multiplying (A) the number of TPB SPAC Shares that were subject to such TPB SPAC Warrant, as in effect immediately prior to the First Effective Time by (B) the SPAC Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New Lavoro Class A Ordinary Shares. The per share exercise price for the New Lavoro Class A Ordinary Shares issuable upon exercise of each TPB SPAC Warrant assumed by New Lavoro shall be determined by dividing (A) the per share exercise price of TPB SPAC Shares subject to such TPB SPAC Warrant, as in effect immediately prior to the First Effective Time, by (B) the SPAC Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any TPB SPAC Warrant assumed by New Lavoro shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such TPB SPAC Warrant shall otherwise remain unchanged, except to the extent provided under the terms of a TPB SPAC Warrant for certain further adjustments, such warrants as of the Closing of the Business Combination, being referred to herein as New Lavoro Warrants.
New Lavoro Recapitalization
On the Closing Date and prior to the Third Merger, upon the effectiveness of the New Lavoro Second A&R Charter pursuant to the Business Combination Agreement, each New Lavoro Class B Ordinary Share shall be converted into one New Lavoro Class A Ordinary Share on a one-to-one basis for no additional consideration (the “Recapitalization”).
Lavoro Agro Limited Shareholders Merger Consideration
At the Third Effective Time, each Lavoro Share that is not a Cashout Share issued and outstanding immediately prior to the Third Effective Time (other than shares owned by the Company, Third Merger Sub or any wholly owned subsidiary of the Company) shall be canceled and converted into the right to receive a number of validly issued, fully paid and nonassessable New Lavoro Class A Ordinary Shares equal to the Per Share Stock Consideration. The Per Share Stock Consideration and the Per Share Cash Consideration are calculated based on an equity valuation equal to $1,125,000,000, as adjusted by the Adjustment Factor (which may be less than one and result in a reduced equity valuation), divided by the number of Outstanding Company Equity Securities (as defined in the Business Combination Agreement and determined immediately prior to the Third Effective Time).
In addition, at or prior to the Third Effective Time, SPAC will pay to the Investment Funds in respect of the Cashout Shares, if any, in immediately available funds, an amount equal to, in the aggregate, the Cash Consideration, if any, which is defined as (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, (b) less the Aggregate SPAC Shareholder Redemption Payments Amount, plus (c) the net amount of proceeds actually paid to SPAC upon consummation of the PIPE Investment, less (d) US$250,000,000. If any Cash Consideration is due, each Cashout Share owned by the Investment Funds shall be canceled and converted into the right to receive the Per Share Cash Consideration, which is an amount, as of immediately prior to the Third Effective Time, equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities. The Investment Funds’ share ownership may be reduced in the event that the Investment Funds are owed any Cash Consideration under the Business Combination Agreement in respect of the Cashout Shares, if any. Patria may be deemed to beneficially own the Investment Funds. See “Security Ownership of Certain Beneficial Owners and Management.”
Treatment of Lavoro Share Plan
At the Third Effective Time, New Lavoro will assume the Lavoro Share Plan, and all references to “Company” in the Lavoro Share Plan and the documents governing the Lavoro Share Plan after the Effective Times (including the Third Effective Time) will be deemed references to New Lavoro and (i) the number of New Lavoro Ordinary Shares available for awards under the Lavoro Share Plan (“Lavoro Share Plan Awards”) will be determined by adjusting the number of Lavoro Shares available pursuant to the Lavoro Share Plan Awards as of immediately before the Third Effective Time in accordance with the Exchange Ratio (as adjusted, the “Lavoro Share Plan Shares”) and (ii) the per share exercise price for a New Lavoro Ordinary Share issuable upon exercise of the Lavoro Share Plan Awards shall be determined by dividing (A) the exercise price per Lavoro Share set forth in the Lavoro Share Plan immediately before the Third Effective Time by (B) the Exchange Ratio. New Lavoro will (i) reserve for issuance the number of New Lavoro Ordinary Shares equal to the number of Lavoro Share Plan Shares and (ii) issue or cause to be issued the appropriate number of New Lavoro Ordinary Shares, in accordance with the terms of the Lavoro Share Plan Awards. As soon as practicable following the Closing, New Lavoro will file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of New Lavoro Ordinary Shares necessary to fulfill New TPB SPAC’s and Lavoro Agro Limited’s respective obligations. For more information on the Lavoro Share Plan, see “Executive Compensation of Lavoro — Lavoro Share Plans — Lavoro Share Plan.”

Ownership of New Lavoro Following the Business Combination
The following table illustrates varying estimated ownership levels in New Lavoro immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:
	Share Ownership in New Lavoro(1)(9)
	No Redemptions(2)	Interim Redemptions(3)	Maximum Redemptions(4)
	(Percentage of Outstanding Shares)
TPB SPAC Shareholders (other than the Sponsor and TPB SPAC Directors)(5)(6)	14.4%	11.4%	8.6%
Sponsor (including PIPE Investment)(5)(6)(7)	9.1%	9.2%	9.5%
TPB SPAC Directors(5)(6)	*	*	*
Investment Funds(5)(6)(8)	76.4%	79.4%	81.9%
Other Lavoro Shareholders(5)(6)	—	—	—

*
Less than one percent.

(1)
As of immediately following the consummation of the Business Combination and in each case, in consideration of the Sponsor that is also an existing shareholder of TPB SPAC. In addition, the above excludes all TPB SPAC Warrants that may be exercised for New Lavoro Ordinary shares. Percentages may not add to 100% due to rounding.

(2)
Assumes that no public shares are redeemed.

(3)
Assumes that 3,852,217 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of US$10.00 per share.

(4)
Assumes that 7,704,433 outstanding public shares are redeemed in connection with the Business Combination on a per share redemption price of US$10.00 per share.

(5)
Excludes (i) the New Lavoro Warrants, (ii) equity awards to be issued under the New Lavoro Equity Plan, and (iii) an aggregate of up to 1,663,405 New Lavoro Class A ordinary shares reserved for issuance under the Lavoro Share Plan. To the extent equity awards are issued after Closing under the New Lavoro Equity Plan, shareholders will experience dilution.

(6)
Assuming an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management.

(7)
Excludes the Vesting Founder Shares.

(8)
The Investment Funds’ share ownership reflects the Cash Consideration paid pursuant to the terms of the Business Combination Agreement in respect of the Cashout Shares, if any, and the cancellation of the corresponding Cashout Shares converted into the right to receive the Per Share Cash Consideration, which is an amount, as of immediately prior to the Third Effective Time, equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Lavoro Equity Securities. Patria may be deemed to beneficially own the Investment Funds. See “Security Ownership of Certain Beneficial Owners and Management.”

(9)
Shareholders will experience additional dilution to the extent New Lavoro issues additional shares after the Closing. The table above excludes: (a) 10,083,606 shares of New Lavoro Class A Ordinary Shares that will be issuable upon the exercise of 4,071,507 private placement warrants and 6,012,099 public warrants; and (b) equity awards to be issued under the New Lavoro Equity Plan and an aggregate of up to 1,663,405 New Lavoro Class A ordinary shares reserved for issuance under the Lavoro Share Plan. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares:
	Assuming No Redemptions of Public Shares		Assuming Interim Redemptions of Public Shares		Assuming Maximum Redemptions of Public Shares
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Total Ordinary Shares outstanding at Closing(a)	125,114,450	91.4%	124,398,051	91.4%	120,545,835	91.1%
Ordinary Shares underlying public warrants	6,012,099	4.4%	6,012,099	4.4%	6,012,099	4.5%
Ordinary Shares underlying the private placement warrants	4,071,507	3.0%	4,071,507	3.0%	4,071,507	3.1%
Ordinary Shares initially reserved for issuance under the Lavoro Share Plan	1,663,405	1.2%	1,663,405	1.2%	1,663,405	1.3%

(a)
Subject to the assumptions described in footnotes (1) through (8) of the table above.

If the actual facts are different than these assumptions, the percentage ownership retained by TPB SPAC public shareholders following the business combination will be different. The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. Founder shares will be converted into shares of New Lavoro Class A ordinary shares at the Closing on a one-for-one basis.
The actual results will likely be within the parameters described by the three redemption scenarios; however, there can be no assurance regarding which scenario will be closest to the actual results. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Representations and Warranties
In the Business Combination Agreement, TPB SPAC made certain customary representations and warranties to Lavoro Agro Limited, including, among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; capitalization; subsidiaries; authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary agreements; no conflict; governmental approvals; SEC filings and financial statements; absence of certain changes; litigation and proceedings; certain business activities; material contracts; Nasdaq stock market quotation; PIPE Investment; financial ability and Trust Account; taxes; information supplied; employees and employee benefit plans; board approval and required shareholder vote; affiliate transactions; brokers’ and similar fees; not being required to register as an “investment company” under (and within the meaning of) the Investment Company Act; status as an “emerging growth company” under applicable securities laws; and disclaimer of other warranties.
In the Business Combination Agreement, each of New Lavoro, First Merger Sub, Second Merger Sub and Third Merger Sub, made certain customary representations and warranties to TPB SPAC, severally but not jointly, including, among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; capitalization; authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary agreements; no conflict; governmental approvals; compliance with laws; information supplied; brokers’ and similar fees; and disclaimer of other warranties.
In the Business Combination Agreement, Lavoro Agro Limited made certain customary representations and warranties to TPB SPAC, New Lavoro, First Merger Sub, Second Merger Sub and Third Merger Sub, including among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; capitalization; subsidiaries; authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary agreements; no conflict; governmental approvals; compliance with laws; financial statements; no undisclosed liabilities; absence of certain changes; litigation and proceedings; employee benefit plans; employees and labor; real and tangible property; taxes; environmental matters; brokers’ and similar fees; intellectual property; privacy; material contracts; insurance; affiliate agreements; information supplied; anti-bribery and anti-corruption; international trade and sanctions; customers and suppliers; board approval and required shareholder vote; books and records; and disclaimer of other warranties.
TPB SPAC, Lavoro Agro Limited, New Lavoro and the Merger Subs have qualified certain of the representations and warranties by a materiality or a material adverse effect standard. The Business Combination Agreement defines “material adverse effect” as:
•
With respect to TPB SPAC, any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of TPB SPAC, taken as a whole; or (b) the ability of TPB SPAC to consummate the Business Combination by the Outside Date (as defined below); provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures (each as defined in the Business Combination Agreement)) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Business Combination (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) will not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Business Combination; (iv) changes or proposed changes in applicable legal requirement or enforcement or interpretations thereof or decisions by courts or any governmental entity after the date of this Agreement; (v) changes in U.S. GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which TPB SPAC operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that clause (viii) will not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement or (B) taken with the prior written consent of or at the prior written request of Lavoro Agro Limited; (x) any change, event, effect or occurrence to the extent relating to any of the Group Companies or the Lavoro Agro Limited shareholders; (xi) any SPAC Shareholder Redemption, in and of itself; or (xii) any breach of any covenants, agreements or obligations of the Sponsor under a Subscription Agreement (including any breach of the Sponsor’s obligations to fund its commitment thereunder when required); provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of TPB SPAC, taken as a whole, relative to similarly situated companies in the industries in which TPB SPAC conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate effect.

•
With respect to Lavoro Agro Limited and all of its direct and indirect subsidiaries (collectively, the “Group Companies”), any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of Lavoro Agro Limited to consummate the Business Combination by the Outside Date (as defined below); provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures (each as defined in the Business Combination Agreement)) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Business Combination (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) will not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Business Combination; (iv) changes or proposed changes in applicable legal requirement or enforcement or interpretations thereof or decisions by courts or any governmental entity after the date of this Agreement; (v) changes in U.S. GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which any Group Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that clause (viii) will not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement or (B) taken with the prior written consent of or at the prior written request of TPB SPAC; (x) matters set forth on Schedule 1.1(a) of the Company Disclosure Letter; or (xi) any change, event, effect or occurrence to the extent relating to a TPB SPAC Party or a holder of TPB SPAC shares; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate effect.
In addition, the representations and warranties made by TPB SPAC, Lavoro Agro Limited, New Lavoro and Merger Subs:
•
have been qualified by information that TPB SPAC and Lavoro Agro Limited each set forth in disclosure schedules that the parties exchanged in connection with signing the Business Combination Agreement; the information contained in such disclosure schedules modifies, qualifies and creates exceptions to the representations and warranties in the Business Combination Agreement;

•
in the case of TPB SPAC, have been qualified by information that TPB SPAC set forth in the reports that it has filed or furnished with the SEC since the date of the Business Combination Agreement (subject to certain exceptions); and

•
are subject to the materiality and material adverse effect standards described in the Business Combination Agreement, which may differ from what may be viewed as material by you.

The accuracy of each party’s representations and warranties, subject in each appropriate case to a materiality or a material adverse effect standard, is a condition to completing the Business Combination. See “— Conditions to Complete the Business Combination.”

Conduct of Business Pending Consummation of the Business Combination and Covenants
Covenants of Lavoro Agro Limited
Lavoro Agro Limited made certain covenants under the Business Combination Agreement, including, among others, the following:
•
From the date of the Business Combination Agreement until the earlier of the Third Effective Time or the termination of the Business Combination Agreement (the “Interim Period”), Lavoro Agro Limited will, and will cause its subsidiaries to:

•
except as consented to by TPB SPAC in advance and in writing, as expressly contemplated by the Business Combination Agreement, the Pre-Closing Restructuring and the other ancillary documents, as required by applicable legal requirements, as set forth in the disclosure schedules, or as a result of or in connection with COVID-19, use its commercially reasonable efforts to carry on its business in the ordinary course of business (including using commercially reasonable efforts to preserve intact Lavoro Agro Limited’s present business organization, retain Lavoro Agro Limited’s current officers and preserve Lavoro Agro Limited’s relationships with material customers and material suppliers).

•
except as consented to by TPB SPAC in advance and in writing, as expressly contemplated by the Business Combination Agreement, the Pre-Closing Restructuring and the other ancillary documents, as required by applicable legal requirements, as set forth in the disclosure schedules, to the extent any of the following (in a transaction or related series of transactions) involves a dollar amount or gives rise to any liability or obligation of Lavoro Agro Limited in any case that is less than US$200,000 and is not otherwise reasonably expected to materially delay or adversely impact the ability of Lavoro to consummate the Business Combination by the Outside Date or as a result of or in connection with COVID-19, during the Interim Period, Lavoro Agro Limited will, and will cause each of its subsidiaries not to:

•
other than in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan (as defined in the Business Combination Agreement) by law or collective bargaining agreement (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former director, employee or independent contractor, other than (A) in the ordinary course of business, individual increases of not more than 25% in the base salary or wage rate of any current employee who has annual base compensation of less than US$120,000 and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative), (ii) grant or pay any severance, retention, transaction or change in control pay or benefits to, or otherwise increase the severance, retention, transaction or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business in exchange for a release of claims; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of the Business Combination Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business (including grants made to new hires); or (vi) hire or terminate any employee whose annual base compensation is US$120,000 or more, other than terminations for cause;

•
other than the granting of non-exclusive licenses in the ordinary course of business or expirations of intellectual property in accordance with the applicable statutory term (if such term is non-renewable), (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any owned intellectual property or licensed intellectual property, in each case, that is material to any of the Group

Companies (or any of their respective businesses); or (ii) voluntarily extend, amend, waive, cancel or modify any rights in or to any owned intellectual property or licensed intellectual property, in each case, that is material to any of the Group Companies (or any of their respective businesses);
•
other than in the ordinary course of business, or for transactions solely among the Group Companies, or any dividends or distributions that have been approved by the Lavoro Shareholders prior to the date of the Business Combination Agreement or as required by a legal requirement, (i) make, declare, set aside or pay any dividends or other distributions payable in cash, stock, equity securities or property with respect to any share capital or otherwise or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital; (ii) other than as disclosed in of the Company Disclosure Letter or in connection with the Pre-Closing Restructuring, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, shares, capital stock or any other equity interests, as applicable, in any Group Company (other than repurchases, redemptions or other acquisitions of equity interests from directors, officers or employees in accordance with the terms of any equity incentive plan or such person’s employment, grant or subscription agreement, in each case, in accordance with Lavoro Agro Limited’s governing documents and such plan or agreement, as in effect as of the date of this Business Combination Agreement or modified after the date of the Business Combination Agreement in accordance with the Business Combination Agreement); or (iii) other than in connection with or for the purpose of serving as consideration in any transaction permitted under Section 7.1(e) of the Business Combination Agreement or any loan advance or capital contribution to, or investment in, any person other than any of the Group Companies that is permitted under Section 7.1(h) of the Business Combination Agreement, grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, shares, capital stock or any other equity interests (such as share or stock options, share or stock units, restricted shares or stock or other contracts for the purchase or acquisition of such shares or capital stock), as applicable, in any Group Company (other than any grants, issuances or sales made to directors, officers or employees in accordance with the terms of any equity incentive plan or such person’s employment, grant or subscription agreement, in each case, in accordance with Lavoro Agro Limited’s governing documents and such plan or agreement, as in effect as of the date of this Business Combination Agreement or modified after the date of the Business Combination Agreement in accordance with the Business Combination Agreement, including grants made pursuant to an equity incentive plan in the ordinary course of business (including grants made to new hires));

•
amend the certificate of organization or bylaws (or other comparable governing documents) of any Group Company member other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business;

•
except in the ordinary course of business, as part of the Pre-Closing Restructuring or to the extent that any of the following would not require financial statements of the acquired business or person to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act and such acquired business or person is listed in the Company Disclosure Letter, (i) merge, consolidate or combine itself with a third party, or (ii) acquire or agree to acquire (whether by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner), any third-party business or corporation, partnership, association or other business organization or division thereof;

•
voluntarily dispose of or amend any real property lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, considered as a whole;

•
other than with respect to its real property leases and intellectual property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than in the ordinary course of business or pursuant to existing contracts;
•
other than as required as part of the Pre-Closing Restructuring or approved by the Lavoro Board prior to the date of the Business Combination Agreement (provided such approval has been made available to TPB SPAC prior the date of the Business Combination Agreement), (i) make, create any loans, advances or capital contributions to, or investments in, any person other than any of the Group Companies and other than (w) in connection with any transaction permitted under Section 7.1(e) of the Business Combination Agreement (x) with respect to persons listed in the Company Disclosure Letter, (y) any loans, advances, capital contributions, or investments that are no greater than US$5,000,000, or (z) advances for business expenses to employees and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any indebtedness incurred after the date of the Business Combination Agreement in excess of US$20,000,000 other than (w) in connection with any transaction permitted under Section 7.1(e) of the Business Combination Agreement, (x) guarantees of any indebtedness of any Lavoro Agro Limited subsidiaries, (y) guarantees by Lavoro Agro Limited subsidiaries of the indebtedness of Lavoro Agro Limited or (z) indebtedness incurred under existing credit facilities; (iii) except in the ordinary course of business, create any liens on any material property or material assets of any of the Group Companies in connection with any indebtedness thereof (other than permitted liens); or (iv) cancel or forgive any indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers or in connection with any transaction permitted under Section 7.1(e) of the Business Combination Agreement;

•
compromise, settle or agree to settle any legal proceeding (i) involving payments by any Group Company of US$200,000 or more, or (ii) that imposes any non-monetary obligations on a Group Company (excluding confidentiality, non-disparagement or other similar obligations), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•
except in the ordinary course of business, as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate, or as would not generate an expense to Lavoro Agro Limited or its subsidiaries greater than US$250,000: (i) modify or amend, in a manner that is adverse to the applicable Group Company, or terminate any material contract (other than the repayment of existing indebtedness); (ii) enter into any contract that would have been a material contract, had it been entered into prior to the date of the Business Combination Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any material contract (other than assignments by the applicable Group Company to any other Group Company);

•
except as required by IFRS (or any interpretation thereof) or applicable legal requirement (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

•
(i) make, change or revoke any tax election, (ii) change (or request to change) any material method of accounting for tax purposes, (iii) settle or compromise any material tax liability, (iv) file any amended income or other material tax return, or (v) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes (other than any valid extension of time to file a tax return obtained in the ordinary course of business);

•
authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up of Lavoro Agro Limited;

•
enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders, stockholders or other affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (iii) employee benefit plans, (iv) employment arrangements entered into in the ordinary course or (v) to the extent permitted under Section 7.1(a) of the Business Combination Agreement; or
•
agree in writing or otherwise agree or commit to take any of the foregoing actions.

•
to deliver to TPB SPAC for inclusion in this Registration Statement and proxy statement, (i) audited consolidated balance sheets of Lavoro as of June 30, 2021 and 2020, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of Lavoro for the fiscal years then ended, audited in accordance with applicable PCAOB auditing standards, together with their respective auditor’s reports thereon and consent to use such financial statements and reports, and (ii) the unaudited consolidated balance sheets of Lavoro as of March 31, 2022, and statements of income (loss), changes in shareholders’ equity and cash flows of Lavoro for the nine-month period then ended, reviewed in accordance with PCAOB Accounting Standard 4105, together with the auditor’s limited review report thereon and consent to use such financial statements and report.

•
to deliver to TPB SPAC unaudited financial statements for each quarterly period after the date of the Business Combination Agreement until the definitive version of this proxy statement is filed with the SEC and delivered to TPB SPAC shareholders of record.

Covenants of TPB SPAC
TPB SPAC made certain covenants under the Business Combination Agreement, including, among others, the following:
•
During the Interim Period, TPB SPAC will, and TPB SPAC will cause each of its subsidiaries to:

•
except as consented to by Lavoro Agro Limited in advance and in writing (not to be unreasonably conditioned, withheld or delayed), as expressly contemplated by the Business Combination Agreement (including as contemplated by the PIPE Investment), as required by applicable legal requirements, or as set forth in the disclosure schedules, use its commercially reasonable efforts to carry on its business in the ordinary course;

•
except as consented to by Lavoro Agro Limited in advance and in writing (not to be unreasonably conditioned, withheld or delayed), as expressly contemplated by the Business Combination Agreement and the other ancillary documents, as required by applicable legal requirements, or as set forth in the disclosure schedules, during the Interim Period, TPB SPAC will not, and TPB SPAC will cause each of its subsidiaries not to:

•
declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital or capital stock (or warrant) or split, combine or reclassify any share capital or capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or capital stock or warrant, or effect any like change in capitalization;

•
purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of TPB SPAC or any of its subsidiaries;

•
except as expressly required by the Subscription Agreement, grant, issue, deliver, sell, authorize, pledge, mortgage, charge, assign by way of security or otherwise encumber, or agree to any of the foregoing with respect to, any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or shares of capital stock or equity securities or convertible or exchangeable securities;

•
amend the certificate of organization or bylaws (or other comparable governing documents) of TPB SPAC;

•
(i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

•
(i) incur any indebtedness or guarantee any indebtedness of another person or persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, (a) in excess of US$2,000,000 in the aggregate or (b) except in the ordinary course of business; provided, however, that TPB SPAC will be permitted to incur indebtedness in an aggregate amount not to exceed US$2,000,000 from its affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of TPB SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at the Closing;

•
except as required by IFRS or applicable legal requirements, make any change in accounting methods, principles or practices;

•
(i) make, change or revoke any tax election, (ii) change (or request to change) any material method of accounting for tax purposes, (iii) settle or compromise any material tax liability, (iv) file any amended income or other material tax return, or (v) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes (other than any valid extension of time to file a tax return obtained in the ordinary course of business);

•
create any liens on any material property or material assets of TPB SPAC or any of its subsidiaries;

•
liquidate, dissolve, reorganize or otherwise wind up the business or operations of TPB SPAC or any of its subsidiaries;

•
except for Transaction Litigation (as defined in the Business Combination Agreement) as permitted by Section 8.24 of the Business Combination Agreement, commence, settle or compromise any legal proceeding material to TPB SPAC or any of its subsidiaries or their respective properties or assets;

•
engage in any material new line of business;

•
modify or amend the Trust Agreement (as defined in the Business Combination Agreement) or Subscription Agreement or other agreement related to the Trust Account or the PIPE Investment; or

•
agree in writing or otherwise agree or commit to take any of the foregoing actions.

•
to make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement at the Closing.

•
to take all actions necessary to ensure that TPB SPAC continues to qualify as an “emerging growth company” under applicable securities laws from the date of the Business Combination Agreement through the Closing,

Covenants of New Lavoro, First Merger Sub, Second Merger Sub and Third Merger Sub
New Lavoro made certain covenants under the Business Combination Agreement, including, among others, the following:
•
During the Interim Period, New Lavoro will, and Lavoro Agro Limited and New Lavoro will cause each of its subsidiaries to:

•
except as consented to by TPB SPAC in advance and in writing (not to be unreasonably conditioned, withheld or delayed), as expressly contemplated by the Business Combination Agreement (including as contemplated by the PIPE Investment), as required by applicable legal requirements, or as set forth in the disclosure schedules, use its commercially reasonable efforts to carry on its business in the ordinary course.

•
except as consented to by TPB SPAC in advance and in writing (not to be unreasonably conditioned, withheld or delayed), as expressly contemplated by the Business Combination Agreement and the other ancillary documents, as required by applicable legal requirements, or as set forth in the disclosure schedules, during the Interim Period, New Lavoro will not, and Lavoro Agro Limited and New Lavoro will cause each of its subsidiaries not to:

•
declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital or capital stock (or warrant) or split, combine or reclassify any share capital or capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or capital stock or warrant, or effect any like change in capitalization;

•
purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of New Lavoro or any of New Lavoro’s subsidiaries;

•
except as expressly required by the Subscription Agreement, grant, issue, deliver, sell, authorize, pledge, mortgage, charge, assign by way of security or otherwise encumber, or agree to any of the foregoing with respect to, any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or shares of capital stock or equity securities or convertible or exchangeable securities;

•
amend the certificate of organization or bylaws (or other comparable governing documents) of New Lavoro or the Merger Subs;

•
(i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

•
(i) incur any indebtedness or guarantee any such indebtedness of another person; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing;

•
except as required by IFRS (or any interpretation thereof) or applicable legal requirements (including to obtain compliance with PCAOB auditing standards), make any change in accounting methods, principles or practices;

•
(i) make, change or revoke any tax election, (ii) change (or request to change) any material method of accounting for tax purposes, (iii) settle or compromise any material tax liability, (iv) file any amended income or other material tax return, or (v) consent to any extension or waiver of the statute of limitations regarding any material amount of taxes (other than any valid extension of time to file a tax return obtained in the ordinary course of business);

•
create any liens on any material property or material assets of New Lavoro, First Merger Sub, Second Merger Sub or Third Merger Sub;

•
liquidate, dissolve, reorganize or otherwise wind up the business or operations of New Lavoro, First Merger Sub, Second Merger Sub or Third Merger Sub;

•
commence, settle or compromise any legal proceeding material to New Lavoro, First Merger Sub, Second Merger Sub or Third Merger Sub or their respective properties or assets;

•
engage in any material new line of business;

•
modify or amend the Subscription Agreement or other agreement related to the PIPE Investment; or

•
agree in writing or otherwise agree or commit to take any of the foregoing actions.

Joint and Other Covenants
The Business Combination Agreement also contains additional covenants and agreements among the various parties pertaining to, among other matters:
•
each of TPB SPAC and Lavoro Agro Limited has agreed not to solicit, initiate, encourage, facilitate or permit the making, submission or announcement of any proposal for a competing transaction;

•
Lavoro Agro Limited has agreed to cause New Lavoro to prepare, file or confidentially submit and distribute this Form F-4 and the proxy statement/ prospectus included herein (and any amendments and supplements);

•
New Lavoro must use its commercially reasonable best efforts to have the Registration Statement of which this proxy statement/prospectus is a part declared effective under the Securities Act.

•
TPB SPAC will duly convene a meeting of TPB SPAC shareholders and to solicit proxies from its shareholders in favor of the approval of the Business Combination Agreement and other related shareholder proposals;

•
Lavoro Agro Limited will duly convene an extraordinary general meeting of the Lavoro Agro Limited shareholders, not more than ten (10) Business Days after the Proxy Clearance Date, to obtain the approval of, among other things, the Business Combination Agreement and the transactions contemplated thereby;

•
TPB SPAC, Lavoro Agro Limited and New Lavoro must use commercially reasonable best efforts to cause New Lavoro Ordinary Shares to be approved for listing on the Nasdaq (or other public stock exchange market in the United States as agreed by the parties) at the Closing;

•
each party will make any required filings or required notifications pursuant to any applicable antitrust laws or other applicable legal requirements;

•
each party agrees to confidentiality measures and each party will cooperate to make public announcements and other communications regarding the Business Combination Agreement and the transactions;

•
Lavoro Agro Limited and its subsidiaries will not engage in any transactions involving the securities of TPB SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of Lavoro Agro Limited and the Business Combination and Lavoro Agro Limited will direct each of its officers and directors to comply with the foregoing requirement;

•
TPB SPAC must make appropriate arrangements to have the Transfer Agent distribute the proceeds of the Trust Account at the closing of the Business Combination to TPB SPAC so that such funds are available to TPB SPAC and to be used in accordance with the Business Combination Agreement;

•
For a period of six years from the Closing Date, New Lavoro shall cause TPB SPAC to maintain in effect the exculpation, indemnification and advancement of expenses provisions of TPB SPAC’s Existing Governing Documents as in effect immediately prior to the Closing Date, and New Lavoro shall, and shall cause TPB SPAC to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any current or former directors or officers, as the case may be, of TPB SPAC (and such person’s heirs, executors or administrators);
•
Prior to the Closing, each of Lavoro Agro Limited and TPB SPAC agrees to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy for a period of six years covering the actions or omissions of its respective directors and officers occurring prior to the Closing; provided that New Lavoro and TPB SPAC shall not be required to pay a premium for such “tail” policy or policies in excess of three hundred percent (300%) of the most recent premium paid by Lavoro Agro Limited or TPB SPAC prior to the date of the Business Combination Agreement and, if the requisite coverage set forth herein is not available for such a premium, Lavoro Agro Limited or TPB SPAC shall purchase the maximum coverage available for three hundred percent (300%) of the most recent premium paid by Lavoro Agro Limited or TPB SPAC prior to the date of the Business Combination Agreement; each party agrees to reasonably cooperate and take certain actions to have the Business Combination qualify for the tax treatment intended by the parties as provided for in the Business Combination Agreement;

•
TPB SPAC Parties agree to not amend, modify or waive the terms of the Subscription Agreement and to use its commercially reasonable efforts to consummate the transactions contemplated therein;

•
Prior to the Effective Times, TPB SPAC will take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the TPB SPAC Class A Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Business Combination by each director and officer of TPB SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TPB SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters;

•
the parties agree to take all actions necessary for New Lavoro to qualify as a “foreign private issuer” under applicable securities laws;

•
TPB SPAC Parties agree to take all actions necessary to continue to qualify as an “emerging growth company” under applicable securities laws;

•
the parties agree to take all necessary actions to cause the post-Closing New Lavoro board to be composed as provided in Schedule B of the Business Combination Agreement; and

•
the parties agree to cooperate to establish an employee incentive plan for New Lavoro. See “Executive Compensation of Lavoro — Lavoro Share Plans — New Lavoro Equity Plan.”

Board of Directors
The Business Combination Agreement provides that, immediately following the Closing. New Lavoro’s board of directors will consist of seven directors. The initial composition of New Lavoro’s board of directors will be comprised of (i) four individuals to be designated by the Lavoro Agro Limited shareholders as specified in Schedule B to the Business Combination Agreement and (ii) three individuals by the Sponsor, in each case, in accordance with, and subject to, the terms and conditions of the New Lavoro Second A&R Charter and Schedule B of the Business Combination Agreement. As a result, New Lavoro’s board of directors following the Closing is expected to be comprised of Ricardo Leonel Scavazza, Marcos de Mello Mattos Haaland, Daniel Fisberg, David Friedberg, Michael Stern, Lauren StClair and Eduardo Daher. See “New Lavoro Management Following the Business Combination — Executive Officers and Directors.”
Conditions to Complete the Business Combination
The obligations of the parties to consummate the Business Combination are subject to the satisfaction of the following conditions at or prior to the First Effective Time:
•
at the Extraordinary General Meeting (including any adjournments thereof), the approval of the Business Combination Proposal, the Merger Proposal, the Governing Documents Proposals and the Adjournment Proposal by TPB SPAC shareholders;

•
the approval by the Lavoro Agro Limited shareholders of the Third Merger and such other actions contemplated by the Business Combination Agreement and evidence of such approval;

•
receipt of all necessary pre-Closing governmental authorizations as contemplated by the Business Combination Agreement;

•
TPB SPAC having at least US$5,000,001 of net tangible assets remaining after accounting for the TPB SPAC shareholder redemptions;

•
the absence of any law or order enjoining or prohibiting the consummation of the Business Combination and other related transactions;

•
the receipt of approval for the New Lavoro Ordinary Shares to be listed on the Nasdaq (or another public stock market or exchange in the United States as may be mutually agreed upon by TPB SPAC and Lavoro Agro Limited);

•
the effectiveness of the Form F-4 and the absence of any issued or pending stop order by the SEC; and

•
TPB SPAC having at least US$180,000,000 in SPAC Cash upon the consummation of the Business Combination immediately before the Closing.

Unless waived by Lavoro Agro Limited in writing, the obligations of Lavoro Agro Limited to consummate, or cause to be consummated, the Business Combination are also subject to the satisfaction of each of the following conditions:
•
the representations and warranties of TPB SPAC pertaining to corporate organization, due authorization, no conflicts governmental filings, business activities, TPB SPAC board approval and recommendation, and brokers’ and similar fees being true and correct in all respects and the representations and warranties of TPB SPAC pertaining to capitalization and the absence of certain changes or events being true and correct in all but de minimis respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•
all other representations and warranties of TPB SPAC being true and correct as of the Closing or, if they expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect in relation to TPB SPAC;

•
each of the covenants of TPB SPAC to be performed or complied with as of or prior to the First Effective Time pursuant to the Business Combination Agreement having been performed or complied with in all material respects;

•
subsequent to the execution of the Business Combination Agreement and prior to the Closing, no material adverse effect in relation to TPB SPAC will have occurred that exists as of the Closing;

•
delivery by TPB SPAC to Lavoro Agro Limited of a certificate signed by an authorized representative of TPB SPAC, dated as of the First Effective Time, certifying that certain conditions have been fulfilled; and

•
making of appropriate arrangements by TPB SPAC to have the Trust Account (less certain amounts paid and to be paid pursuant to the Business Combination Agreement) available to TPB SPAC for payments to be made under the Business Combination Agreement at Closing.

Unless waived by TPB SPAC in writing, the obligations of TPB SPAC Parties to consummate, or cause to be consummated, the Business Combination are also subject to the satisfaction of each of the following conditions:
•
the representations and warranties of Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub and Third Merger Sub pertaining to corporate organization, subsidiaries, due authorization, no conflicts with such party’s governing documents and brokers’ and similar fees being true and correct in all respects and the representations and warranties of Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub and Third Merger Sub pertaining to capitalization being true and correct in all but de minimis respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•
the representations and warranties of Lavoro Agro Limited pertaining to the absence of certain changes or events being true and correct in all material respects as of the Closing or, if they expressly relate to an earlier date, as of such earlier date;

•
all other representations and warranties of Lavoro Agro Limited being true and correct as the Closing or, if they expressly relate to an earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect in relation to Lavoro Agro Limited;

•
each of the covenants of Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub and Third Merger Sub to be performed or complied with as of or prior to the First Effective Time pursuant to the Business Combination Agreement having been performed or complied with in all material respects;

•
subsequent to the execution of the Business Combination Agreement and prior to the Closing, no material adverse effect in relation to Lavoro Agro Limited will have occurred that exists as of the Closing;

•
delivery by Lavoro Agro Limited to TPB SPAC of a certificate signed by an authorized representative of Lavoro Agro Limited, dated as of the First Effective Time, certifying that certain conditions have been fulfilled; and

•
delivery by Lavoro Agro Limited of the A&R Registration Rights Agreement, executed by New Lavoro.

Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated and the Business Combination contemplated thereby abandoned under certain customary and limited circumstances:
•
by mutual written consent of TPB SPAC and Lavoro Agro Limited;

•
by written notice by either TPB SPAC or Lavoro Agro Limited if the Closing has not occurred on or prior to March 31, 2023 (the “Outside Date”); provided that such party shall not be entitled to terminate if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure constitutes a breach of the Business Combination Agreement;

•
by written notice from either TPB SPAC or Lavoro Agro Limited to the other if a governmental entity shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable;

•
prior to the Closing, by written notice to TPB SPAC from Lavoro Agro Limited if there is any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of TPB SPAC or if any representation or warranty of TPB SPAC shall have become untrue, in either case, such that the conditions to TPB SPAC’s and Lavoro Agro Limited’s respective obligations to consummate the Business Combination would not be satisfied at the Closing and such breach cannot be or has not been cured within 30 days following delivery by Lavoro Agro Limited of written notice to TPB SPAC of such breach (or such shorter period of time that remains between the date that Lavoro Agro Limited provides such notice and the Outside Date) and, if TPB SPAC continues to exercise commercially reasonably efforts to cure such breach, Lavoro Agro Limited cannot terminate if it has materially breached the Business Combination Agreement and has not cured such breach or such breach by TPB SPAC is cured during such 30-day period;

•
prior to the Closing, by written notice to Lavoro Agro Limited from TPB SPAC if there is any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub or Third Merger Sub, or if any representation or warranty of Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub or Third Merger Sub shall have become untrue, in either case, such that the conditions to TPB SPAC’s obligations to consummate the Business Combination would not be satisfied at the Closing and such breach cannot be or has not been cured within 30 days following delivery by TPB SPAC of written notice to Lavoro Agro Limited of such breach (or such shorter period of time that remains between the date that TPB SPAC provides such notice and the Outside Date) and, if Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub or Third Merger Sub, as applicable, continues to exercise commercially reasonably efforts to cure such breach, TPB SPAC cannot terminate if it has materially breached the Business Combination Agreement and has not cured such breach or such breach by Lavoro Agro Limited, New Lavoro, First Merger Sub, Second Merger Sub or Third Merger Sub, as applicable, is cured during such 30-day period; and
•
by written notice from either TPB SPAC or Lavoro Agro Limited to the other if, at the extraordinary general meeting (including any adjournments thereof), the TPB SPAC Shareholder Approval is not obtained.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or shareholders, other than liability of any party thereto for any intentional breach of the Business Combination Agreement by such party prior to such termination or intentional fraud; provided, that obligations under the Confidentiality Agreement (as defined in the Business Combination Agreement) and certain obligations related to the Trust Account and certain other provisions required under the Business Combination Agreement shall, in each case, survive any termination of the Business Combination Agreement.
If the Business Combination Agreement is terminated other than in connection with a breach by TPB SPAC, Lavoro Agro Limited will pay to TPB SPAC, within two business days after the effectiveness of such termination, an amount equal to US$3,500,000 (the “Expense Reimbursement”). If the Business Combination Agreement is terminated in circumstances in which the Expense Reimbursement is payable in accordance with Section 10.3 of the Business Combination Agreement, and Lavoro Agro Limited pays the Expense Reimbursement to TPB SPAC in accordance therewith, the Expense Reimbursement will be the sole and exclusive remedy of the SPAC Related Parties against any of the Lavoro Related Parties, and the SPAC Related Parties will be deemed to have waived all other remedies in connection with the Business Combination Agreement, the Transaction Agreements or any of the Transactions (including equitable remedies) with respect to any and all losses, liabilities, damages or expenses suffered or incurred by any of the SPAC Related Parties in connection with the Business Combination Agreement, the Transaction Agreements or the Transactions, including as a result of any failure of the Closing to be consummated, and any breach by Lavoro Agro Limited of its obligation to consummate the Transactions or any other covenant, obligation, representation or other provision set forth in the Business Combination Agreement.
Nonsurvival of Representations, Warranties and Covenants
None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any related document or instrument delivered pursuant to the Business Combination Agreement, will survive the Closing except for (i) any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing, or (ii) any party’s liability for such party’s intentional fraud.
Governing Law
The Business Combination Agreement is governed and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable conflicts of law thereof. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Business Combination Agreement or the transactions contemplated thereby.
Expenses
In general, all costs and expenses incurred in the negotiation and execution of the Business Combination Agreement will be paid by the party incurring such expenses. If the Business Combination is consummated, New Lavoro will be responsible for the transaction costs of TPB SPAC.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the related agreements themselves, and you are urged to read such related agreements in their entirety. The Voting and Support Agreement, the Lock-up Agreement, the form of Subscription Agreement, the Amendment to Sponsor Letter Agreement, and the form of Amended and Restated Registration Rights Agreement are attached hereto as Annex D, Annex E, Annex F, Annex G, and Annex H, respectively.
Voting and Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, New Lavoro, TPB SPAC and the Lavoro Agro Limited shareholders have entered into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which, prior to the First Effective Time (and conditioned upon the occurrence of the First Effective Time), such Lavoro Agro Limited shareholders will, among other things, vote to approve the Third Merger and such other actions as contemplated in the Business Combination Agreement for which the approval of the Lavoro Agro Limited shareholders is required.
Lock-up Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, New Lavoro, TPB SPAC and the Lavoro Agro Limited shareholders have entered into the Lock-up Agreement, pursuant to which, the Lavoro Agro Limited shareholders agreed, among other things, to certain transfer restrictions on the New Lavoro Class A Ordinary Shares, held by such Lavoro Agro Limited shareholder, as of the closing date immediately following the Mergers (the “Lock-up Shares”) for a period (i) for 25% of the Lock-Up Shares held by the Lavoro Agro Limited shareholders (and their respective permitted transferees), the date that is 180 days following the closing date, (ii) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 50% of the Lock-Up Shares) held by the Lavoro Agro Limited shareholders (and their respective permitted transferees), the date that is one year following the closing date, (iii) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 75% of the Lock-Up Shares) held by the Lavoro Agro Limited shareholders (and their respective permitted transferees), the date that is eighteen (18) months following the closing date, and (iv) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 100% of the Lock-Up Shares) held by the Lavoro Agro Limited shareholders (and their respective permitted transferees), the date that is two years following the closing date, subject to certain exceptions. The Lock-up Agreement also provides for a carveout from the Investment Funds’ lockup after Closing, such that the Investment Funds are permitted to transfer their Lavoro Shares to any third party so long as such third party agrees to be bound by the same lockup period set forth in the Lock-up Agreement.
Subscription Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into a Subscription Agreement, pursuant to which the Sponsor has committed to subscribe for and purchase for an aggregate purchase price of US$100,000,000, 10,000,000 TPB SPAC Class A Ordinary Shares (at US$10.00 per share), which includes subscriptions by the Sponsor that has agreed to subscribe for 10,000,000 TPB SPAC Class A Ordinary Shares. Such subscribed shares will convert to New Lavoro Ordinary Shares in connection with the Business Combination. New Lavoro has also agreed to grant certain customary registration rights to the Sponsor in connection with the Sponsor PIPE Investment.
Amendment to the Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor amended its existing letter agreement, dated August 13, 2021, as amended on September 14, 2022 (the “Amendment to the Sponsor Letter Agreement”) with TPB SPAC pursuant to which the Sponsor agreed to, among other things, (i) vote all of their respective TPB SPAC Class B Ordinary Shares, par value US$0.0001 per share (the “Founder Shares”) in favor of the Business Combination and related transactions, (ii) to take certain other actions in support of the Business Combination Agreement and related transactions, and (iii) waive certain anti-dilution protections to which it would otherwise be entitled to in connection with the Business

Combination, in each case, on the terms and subject to the conditions set forth in the Amendment to the Sponsor Letter Agreement, and (iv) to be bound by transfer restrictions for two years after the Closing Date (“Sponsor Lock-Up”), provided however (x) 50% of the Founder Shares shall be released from the Sponsor Lock-Up one year following the Closing Date, (y) an additional 25% of the Founder Shares (i.e., totaling an aggregate of 75% of the Founder Shares) shall be released from the Sponsor Lock-Up eighteen (18) months following the Closing Date, and (z) an additional 25% of the Founder Shares (i.e., totaling an aggregate of 100% of the Founder Shares) shall be released from the Sponsor Lock-Up the date that is two years following the Closing Date.
The Sponsor also agreed that 3,006,050 of the Founder Shares held by the Sponsor shall be Vesting Founder Shares subject to vesting and that (i) 50% of the Vesting Founder Shares will vest if at any time during the 3-year period following the Closing Date the closing share price of the New Lavoro Ordinary Shares is greater than or equal to US$12.50 over any 20 trading days within any consecutive 30 trading day period and (ii) the remaining 50% of the Vesting Founder Shares will vest if at any time during the 3 year period following the Closing Date the closing share price of the New Lavoro Ordinary Shares is greater than or equal to US$15.00 over any 20 trading days within any consecutive 30 trading day period, subject to the terms of the Amendment to the Sponsor Letter Agreement (the end of such period, the “Vesting Release Date”). For clarity, the Sponsor cannot transfer any Vesting Founder Shares until such shares vest, even subsequent to the expiration of the Sponsor Lock-Up. Any Vesting Founder Shares that have not vested in accordance with the Amendment to the Sponsor Letter Agreement on or before the Vesting Release Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Vesting Release Date. The Sponsor waived any right to, vote (whether at any meeting of the holders of New Lavoro Ordinary Shares, by written resolution or otherwise) the Vesting Founder Shares owned by it during any period of time that such Vesting Founder Shares are subject to vesting.
Any dividends or other distributions paid with respect to the Vesting Founder Shares during any period of time that such Vesting Founding Shares are subject to vesting shall be deposited by New Lavoro for the benefit of the Sponsor in a separate account held and maintained solely for the benefit of Sponsor, subject to the terms and conditions of that certain escrow agreement to be entered into by and between the parties (the “Escrow Agreement”). The parties agree that for U.S. federal, state and local tax purposes, Sponsor is the owner of the Vesting Founder Shares and the Escrow Account, and in furtherance of the foregoing, Sponsor will be treated as the recipient of (A) any dividends or other distributions paid with respect to the Vesting Founder Shares (“Dividends”) and (B) any interest or other income or gains earned with respect to amounts held in the Escrow Account (“Escrow Income”), whether or not ultimately distributed from the Escrow Account to Sponsor. Upon the vesting of any Vesting Founder Shares, New Lavoro shall instruct the escrow agent to release any amounts held in the escrow account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares to Sponsor. In the event that any Vesting Founder Shares are forfeited, then any amounts held in the escrow account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares forfeited to Lavoro Agro Limited. For the avoidance of doubt, no tax reporting shall be required in respect of the release of all or a portion of any amounts from the escrow account to Sponsor, and Sponsor shall be responsible for paying taxes (including any penalties and interest thereon) on all taxable Dividends and any Escrow Income, and for filing all necessary tax returns with respect to such income.
A&R Registration Rights Agreement
At the consummation of the Business Combination, New Lavoro, the Sponsor and certain persons named therein will enter into an amended and restated registration rights agreement, pursuant to which that certain Registration Rights Agreement will be amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of US$30.0 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Lavoro shall not be required to conduct more than two underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Lavoro subsequent to the Closing. New Lavoro has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

MERGER PROPOSAL
Overview
The Merger Proposal, if approved, will authorize the Plan of Merger.
A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.
Reasons for the Merger Proposal
The Companies Act required that the entry in the Plan of Merger be authorized by special resolution of the members of TPB SPAC.
Vote Required for Approval
The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and other will have no effect on a particular proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the Plan of Merger be authorised, approved and confirmed in all respects, that TPB Acquisition Corporation I be and is hereby authorised to enter into the Plan of Merger, and that the merger of Lavoro Merger Sub I Limited with and into TPB Acquisition Corporation I, with TPB Acquisition Corporation I, surviving the merger as a wholly owned subsidiary of Lavoro Limited, be authorised, approved and confirmed in all respects.”
Recommendation of the TPB SPAC Board
THE TPB SPAC BOARD UNANIMOUSLY RECOMMENDS THAT TPB SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.
The existence of financial and personal interests of one or more of TPB SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of TPB SPAC and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPB SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to TPB SPAC and the Business Combination — The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS
Overview
If the Business Combination is consummated, TPB SPAC shareholders will, effective as of the consummation of the Business Combination (and assuming such shareholders do not redeem their TPB SPAC Class A Ordinary Shares) hold New Lavoro Ordinary Shares subject to the Proposed Governing Documents. TPB SPAC’s shareholders are asked to consider and vote upon and to approve by special resolution three separate proposals in connection with the differences of TPB SPAC’s Existing Governing Documents with the Proposed Governing Documents.
The Proposed Governing Documents differ materially from TPB SPAC’s Existing Governing Documents. The below table sets forth a summary of the principal changes proposed between TPB SPAC’s Existing Governing Documents and the Proposed Governing Documents. This summary is qualified by reference to the complete text of TPB SPAC’s Existing Governing Documents and the complete text of the Proposed Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex B. TPB SPAC shareholders are urged to carefully read the relevant provisions of the Proposed Governing Documents that will be in effect as of consummation of the Business Combination.
TPB SPAC’s Existing Governing Documents	Proposed Governing Documents of New Lavoro
Authorized Share Capital (Governing Documents Proposal 3A)
TPB SPAC authorized share capital is US$55,500 divided into (i) 500,000,000 TPB SPAC Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 50,000,000 TPB SPAC Class B Ordinary Shares of a par value of US$0.0001 and (iii) 5,000,000 preference shares of a par value of US$0.0001 each.	New Lavoro will be authorized to issue New Lavoro Ordinary Shares, par value US$0.001 per New Lavoro Ordinary Share. Every holder of New Lavoro Ordinary Shares, present in person or by proxy and entitled to vote thereon, shall be entitled to one vote in respect of each Ordinary Share held by them.
Method to Appoint and Elect Directors (Governing Documents Proposal 3B)
Prior to the closing of an initial business combination, TPB SPAC may appoint or remove any director by ordinary resolution of the holders of Class B Ordinary Shares. Prior to the closing of an initial business Combination, holders of the TPB SPAC Class A Ordinary Shares have no right to vote on the appointment or removal of any director.	Per the Proposed Governing Documents, immediately following the Closing of the Business Combination, New Lavoro’s board of directors will consist of seven directors, of which (i) four directors will be designated by certain Lavoro shareholders (one of which will be independent pursuant to listing standards of the Nasdaq Stock Exchange and Rule 10A-3 of the Exchange Act (an “Independent Director”)) and (ii) three directors will be designated by the Sponsor (two of which will be Independent Directors). Sponsor has no further designation rights following the initial board composition. The directors will be divided into three staggered classes designated as Class 1, Class 2 and Class 3. Director nominees must be elected by an ordinary resolution of the holders of New Lavoro Ordinary Shares in accordance with the Proposed Governing Documents at each annual general meeting of New Lavoro to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of New Lavoro shall be nominated by the directors. At the 2023 annual general meeting, the term of office of the Class 1

TPB SPAC’s Existing Governing Documents	Proposed Governing Documents of New Lavoro

directors shall expire and Class 1 directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class 2 directors shall expire and Class 2 directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class 3 directors shall expire and Class 3 directors shall be elected for a full term of three (3) years. Subject to the Proposed Governing Documents, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.
Without prejudice to the power of New Lavoro to appoint a person to be a director by ordinary resolution and subject to the Proposed Governing Documents, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.

Other Changes in Connection with Adoption of the Proposed Governing Documents (Governing Documents Proposal 3C)
TPB SPAC’s Existing Governing Documents include provisions related to TPB SPAC’s status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to TPB SPAC’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as TPB SPAC will cease to be a blank check company at such time.

GOVERNING DOCUMENTS PROPOSAL 3A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED GOVERNING DOCUMENTS
Overview
TPB SPAC’s shareholders are being asked to approve the change in the authorized share capital of TPB SPAC from (i) US$55,500 divided into (a) 500,000,000 TPB SPAC Class A Ordinary Shares of a par value of US$0.0001 each, (b) 50,000,000 TPB SPAC Class B Ordinary Shares of a par value of US$0.0001 each and (c) 5,000,000 preference shares of a par value of US$0.0001 each, to (ii) US$1,500,000 consisting of 1,400,000,000 New Lavoro Ordinary Shares and 100,000,000 New Lavoro Preferred Shares, par value US$0.001 each.
As of the date of this proxy statement/prospectus, there are (i) 18,036,299 TPB SPAC Class A Ordinary Shares issued and outstanding, (ii) 4,509,074 TPB SPAC Class B Ordinary Shares issued and outstanding and (iii) no TPB SPAC preference shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of 6,012,099 public warrants and 4,071,507 private placement warrants of TPB SPAC, in each case, issued and outstanding.
Pursuant to the Business Combination, at the First Effective Time, (i) each issued and outstanding TPB SPAC Class A Ordinary Share and TPB SPAC Class B Ordinary Share will be canceled and converted into the right to receive one New Lavoro Ordinary Share and (ii) each issued and outstanding whole warrant to purchase TPB SPAC Class A Ordinary Shares will be converted into the right to purchase one share of New Lavoro Ordinary Share at an exercise price of US$11.50 per share, subject to the same terms and conditions existing prior to such conversion. See the section titled “Business Combination Agreement Proposal” for a further discussion of these considerations.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for Governing Documents Proposal 3A
The approval of the authorized share capital of New Lavoro is necessary for New Lavoro to issue the New Lavoro Ordinary Shares in connection with the consummation of the Business Combination. Further, our board of directors believes that it is important for New Lavoro to have available for issuance a number of authorized shares in the share capital sufficient to support the growth and to provide flexibility for future corporate needs of New Lavoro.
Vote Required for Approval
The approval of Governing Documents Proposal 3A requires an ordinary resolution, being the affirmative vote of holders of at least a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the principal differences between the existing amended and restated memorandum and articles of association of TPB Acquisition Corporation I and the amended and restated memorandum and articles of association of Lavoro Limited as attached to the accompanying proxy statement/prospectus as Annex C and as described in the Governing Documents Proposal 3A be approved.”

Recommendation of the TPB SPAC Board
THE TPB SPAC BOARD UNANIMOUSLY RECOMMENDS THAT TPB SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3A.
The existence of financial and personal interests of one or more of TPB SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of TPB SPAC and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPB SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to TPB SPAC and the Business Combination — The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL 3B — APPROVAL OF METHOD TO APPOINT AND ELECT DIRECTORS
Overview
TPB SPAC’s shareholders are being asked to approve Governing Documents Proposal 3B, pursuant to which, upon the Closing of the Business Combination, our director nominees are to be elected by an ordinary resolution of the holders of New Lavoro Ordinary Shares in accordance with the Proposed Governing Documents at each annual general meeting of New Lavoro to fill the seats of those directors whose terms expire at such annual general meeting. TPB SPAC’s Existing Governing Documents provide that prior to closing of an initial business combination, the Sponsor may appoint or remove any director by ordinary resolutions of the holders of TPB SPAC Class B Ordinary Shares. Prior to the closing of an initial business combination, holders of TPB SPAC Class A Ordinary Shares have no right to vote on the appointment or removal of any director.
The Proposed Governing Documents provide that director nominees must be elected by an ordinary resolution of the holders of New Lavoro Ordinary Shares in accordance with the Proposed Governing Documents at each annual general meeting of New Lavoro to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of New Lavoro shall be nominated by the directors. At the 2023 annual general meeting, the term of office of the Class 1 directors shall expire and Class 1 directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class 2 directors shall expire and Class 2 directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class 3 directors shall expire and Class 3 directors shall be elected for a full term of three (3) years. Subject to the Proposed Governing Documents, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Without prejudice to the power of New Lavoro to appoint a person to be a director by ordinary resolution and subject to the Proposed Governing Documents, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise. See the section entitled “New Lavoro Management Following the Business Combination — Board of Directors” for further discussion of these considerations.
This summary is qualified by reference to the complete text of the Proposed Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.
Reasons for Governing Documents Proposal 3B
The purpose of this proposal is to effect the method of appointment and election of directors to the New Lavoro Board as negotiated between the parties in connection with the Business Combination Agreement.
Vote Required for Approval
The approval of Governing Documents Proposal 3B requires an ordinary resolution, being the affirmative vote of holders of at least a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
RESOLVED, as a special resolution, that the principal differences between the existing amended and restated memorandum and articles of association of TPB Acquisition Corporation I and the amended and restated memorandum and articles of association of Lavoro Limited as attached to the accompanying proxy statement/prospectus as Annex C and as described in the Governing Documents Proposal 3B be approved.
Recommendation of the TPB SPAC Board
THE TPB SPAC BOARD UNANIMOUSLY RECOMMENDS THAT TPB SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3B.
The existence of financial and personal interests of one or more of TPB SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of TPB SPAC and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPB SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to TPB SPAC and the Business Combination — The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSAL 3C — APPROVAL OF OTHER CHANGES IN CONNECTION WITH THE ADOPTION OF THE PROPOSED GOVERNING DOCUMENTS
Overview
TPB SPAC’s shareholders are being asked to approve Governing Documents Proposal 3C, pursuant to which the Proposed Governing Documents of New Lavoro will not include the various provisions of TPB SPAC’s Existing Governing Documents that are applicable only to blank check companies, which will no longer be applicable to us upon the consummation of the Business Combination.
The Proposed Governing Documents do not include provisions related to a blank check company (including those related to operation of the Trust Account, winding up our operations should we not complete an initial business combination by a specified date, and other such blank check-specific provisions as are present in TPB SPAC’s Existing Governing Documents) because following the consummation of the Business Combination, New Lavoro will not be a blank check company. The Proposed Governing Documents do not contain the requirement to dissolve New Lavoro allowing it to continue as a corporate entity with perpetual existence following the Business Combination. Perpetual existence is the usual period of existence for corporations, and our board of directors believes it is the most appropriate period for New Lavoro following the Business Combination.
Reasons for Governing Documents Proposal 3C
Our board of directors believes that the provisions that relate to the operation of TPB SPAC as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).
Vote Required for Approval
The approval of Governing Documents Proposal 3C requires an ordinary resolution, being the affirmative vote of holders of at least a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
RESOLVED, as an ordinary resolution, that the principal differences between the existing amended and restated memorandum and articles of association of TPB Acquisition Corporation I and the amended and restated memorandum and articles of association of Lavoro Limited as attached to the accompanying proxy statement/prospectus as Annex B and as described in the Governing Documents Proposal 3C be approved.
Recommendation of the TPB SPAC Board
THE TPB SPAC BOARD UNANIMOUSLY RECOMMENDS THAT TPB SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL 3C.
The existence of financial and personal interests of one or more of TPB SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of TPB SPAC and its shareholders and what he, she, or they may believe is best for himself, himself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPB SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to TPB SPAC and the Business Combination — The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the TPB SPAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to TPB SPAC shareholders, (ii) in order to solicit additional proxies from TPB SPAC shareholders in favor of one or more of the proposals at the Extraordinary General Meeting, or (iii) if TPB SPAC shareholders redeem an amount of public shares such that the Minimum SPAC Cash Condition would not be satisfied.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by TPB SPAC’s shareholders, the TPB SPAC Board may not be able to adjourn the Extraordinary General Meeting of shareholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting of shareholders to approve the Transaction Proposals or TPB SPAC shareholders have elected to redeem an amount of public shares such that the Minimum SPAC Cash Condition would not be satisfied.
Vote Required For Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on the proposal.
Resolution to be Voted Upon
RESOLVED, as an ordinary resolution to adjourn the Extraordinary General Meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders of TPB Acquisition Corporation I (ii) in order to solicit additional proxies from shareholders of TPB Acquisition Corporation I in favor of one or more of the proposals at the Extraordinary General Meeting, or (iii) if shareholders of TPB Acquisition Corporation I redeem an amount of the public shares such that the condition to consummation of the proposed business combination with Lavoro Agro Limited that the aggregate cash in the trust account, together with the net amount of proceeds actually paid to TPB Acquisition Corporation I from the issuance and sale of an aggregate of 10,000,000 Class A ordinary shares of TPB Acquisition Corporation I at a price of $10.00 per share pursuant to the subscription agreement with certain investors, equal no less than $180,000,000 after deducting transaction costs and any amounts to be paid to shareholders of TPB Acquisition Corporation I that exercise their redemption rights in connection with the Business Combination would not be satisfied.
Recommendation of the TPB SPAC Board
THE TPB SPAC BOARD UNANIMOUSLY RECOMMENDS THAT TPB SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of TPB SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of TPB SPAC and TPB SPAC shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, TPB SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposals to be Considered by TPB SPAC’s Shareholders — Business Combination Proposal — Interests of TPB SPAC’s Directors and Executive Officers in the Business Combination” and “Risk Factors — Risks Related to TPB SPAC and the Business Combination — The Sponsor, certain members of our board of directors and our officers have interests in the Business Combination that may conflict with those of other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and the other proposals described in this proxy statement/prospectus” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined statement of financial position as of June 30, 2022, combines the historical balance sheet of TPB SPAC as of June 30, 2022, with the historical combined statement of financial position of the Lavoro Group as of June 30, 2022, giving pro forma effect to the Business Combination, as if it had occurred on June 30, 2022.
The following unaudited pro forma condensed combined statement of profit or loss for the year ended June 30, 2022 combines the historical statement of operations data of TPB SPAC for the year ended June 30, 2022 and the historical combined statement of profit or loss of the Lavoro Group for the year ended June 30, 2022, giving pro forma effect to the Business Combination and the acquisitions completed by the Lavoro Group of Cenagro, Cenagral, Produttiva, Union Agro, AgroZap and Nova Geração (collectively referred to as the “Lavoro Acquisitions”), as discussed further in Note 20 to the combined financial statements as of and for the year ended June 30, 2022, which are below the threshold of significant acquisitions on an individual and aggregated basis, as if they had occurred on July 1, 2021.
The unaudited pro forma condensed combined statement of financial position as of June 30, 2022, has been derived from:
•
the historical unaudited financial statements of TPB SPAC as of and for the six months ended June 30, 2022, and the related notes thereto included in the Form 10-Q previously filed by TPB SPAC with the SEC; and

•
the historical audited combined financial statements of the Lavoro Group as of and for the year ended June 30, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended June 30, 2022 has been derived from:
•
the historical audited financial statements of TPB SPAC as of and for the period from February 8, 2021 (inception) to December 31, 2021 and the related notes thereto, included in the Form 10-K previously filed by TPB SPAC with the SEC, and the historical unaudited financial statements of TPB SPAC as of and for the six months ended June 30, 2022 and for the period from February 8, 2021 (inception) to June 30, 2021 and the related notes thereto, included in the Form 10-Qs previously filed by TPB SPAC with the SEC. Refer to 3. Basis of Presentation for more detail;

•
the historical audited combined financial statements of the Lavoro Group as of and for the year ended June 30, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•
the unaudited financial data of the Lavoro Acquisitions.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”). The Lavoro Group has elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what the actual consolidated results of operations of the Lavoro Group would have been if the Business Combination and the Lavoro Acquisitions had occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations. The unaudited pro forma condensed combined financial information does not purport to represent what the actual consolidated financial position of the Lavoro Group would have been if the Business Combination had occurred on the date assumed.

This information should be read together with the combined financial statements of the Lavoro Group and its related notes, TPB SPAC’s financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TPB SPAC” and other financial information included elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2022
(In thousands of Brazilian Reais)
	Lavoro Group Historical	TPB SPAC (Historical) (After IFRS conversion)(1)	Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming maximum redemptions
			Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
ASSETS
Cash equivalents	254,413	5,890	1,304,262	B	1,452,151	1,062,731	B	1,210,620
			(112,414)	D		(112,414)	D
Trade receivables	1,794,602	—	—		1,794,602	—		1,794,602
Inventories	1,749,041	—	—		1,749,041	—		1,749,041
Taxes recoverable	93,725	—	—		93,725	—		93,725
Derivative financial instruments	7,677	—	—		7,677	—		7,677
Commodity forward contracts	32,800	—	—		32,800	—		32,800
Advances to suppliers	383,257	—	—		383,257	—		383,257
Prepaid expenses	—	2,269	(2,108)	D	161	(2,108)	D	161
Other assets	60,165	—	(7,477)	D	52,688	(7,477)	D	52,688
Total current assets	4,375,680	8,159	1,182,263		5,566,102	940,732		5,324,571
Financial investments	1,344	—	—		1,344	—		1,344
Trade receivables	39,751	—	—		39,751	—		39,751
Other assets	2,473	—	—		2,473	—		2,473
Right of use assets	140,179	—	—		140,179	—		140,179
Judicial deposits	3,887	—	—		3,887	—		3,887
Tax recoverable	50,937	—	—		50,937	—		50,937
Deferred tax assets	200,986	—	—		200,986	—		200,986
Property, plant and equipment	146,205	—	—		146,205	—		146,205
Intangible assets	724,321	—	—		724,321	—		724,321
Investments held in Trust Account	—	945,220	523,800	A	—	523,800	A	—
			(1,469,020)	B		(1,469,020)	B
Total non-current assets	1,310,083	945,220	(945,220)		1,310,083	(945,220)		1,310,083
Total assets	5,685,763	953,379	237,043		6,876,185	(4,488)		6,634,654
LIABILITIES
Trade payables	2,301,700	5,318	(5,318)	D	2,301,700	(5,318)	D	2,301,700
Lease liabilities	69,226	—	—		69,226	—		69,226
Borrowings	681,217	—	—		681,217	—		681,217
Payables for the acquisition of subsidiaries	111,684	—	—		111,684	—		111,684
Derivative financial instruments	7,121	—	—		7,121	—		7,121
Commodity forward contracts	27,038	—	—		27,038	—		27,038
Salaries and social charges	187,285	—	—		187,285	—		187,285
Taxes payable	34,216	—	—		34,216	—		34,216
Dividends payable	411	—	—		411	—		411
Advances from customers	320,560	—	—		320,560	—		320,560
Accrued expenses	—	4,911	(4,911)	D	—	(4,911)	D	—
Note Payable – Related Party	—	5,238	(5,238)	B	—	(5,238)	B	—
Other liabilities	95,893	—	—		95,893	—		95,893
Total current liabilities	3,836,351	15,467	(15,467)		3,836,351	(15,467)		3,836,351
Leases liabilities	86,027	—	—		86,027	—		86,027

	Lavoro Group Historical	TPB SPAC (Historical) (After IFRS conversion)(1)	Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming maximum redemptions
			Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Borrowings	29,335	—	—		29,335	—		29,335
Payables for the acquisition of subsidiaries	52,747	—	—		52,747	—		52,747
Provision for contingencies	2,966	—	—		2,966	—		2,966
Deferred underwriting commissions in connection with the Initial Public Offering	—	33,066	(33,066)	D	—	(33,066)	D	—
Derivative warrant liabilities	—	10,588	—		10,588	—		10,588
Other liabilities	1,119	—	—		1,119	—		1,119
Deferred tax liabilities	7,491	—	—		7,491	—		7,491
Class A ordinary shares $10.00 per share redemption value	—	944,741	523,800	A	—	523,800	A	—
			(1,468,541)	C		(401,051)	B
			—			(1,067,490)	C
Total non-current liabilities	179,685	988,395	(977,807)		190,273	(977,807)		190,273
Total liabilities	4,016,036	1,003,862	(993,274)		4,026,624	(993,274)		4,026,624
Commitments and Contingencies
Net investment from the Parent	1,451,647	—	(485)	E (ii)	—	(501)	E (ii)	—
			(1,451,162)	E (ii)		(1,451,146)	E (ii)
Class B ordinary shares	—	2	15	C	—	11	C	—
			(17)	E (i)		(13)	E (i)
Share capital (Lavoro Limited)	—	—	155	E (i)	640	131	E (i)	632
			485	E (ii)		501	E(ii)
Additional paid-in capital (“APIC”)	—	—	(159,520)	B	2,924,952	1,067,958	C	2,683,632
			1,469,005	C		(78,704)	D
			(78,704)	D		(50,964)	E (i)
			(50,964)	E (i)		(118)	E (i)
			(138)	E (i)		1,474,258	E (ii)
			1,474,274	E (ii)		271,202	E (iii)
			270,999	E (iii)
Retained earnings (deficit)	—	(50,485)	(479)	C	(270,999)	(479)	C	(271,202)
			50,964	E (i)		50,964	E (i)
			(270,999)	E (iii)		(271,202)	E (iii)
Accumulated other comprehensive loss	—	—	(23,112)	E (ii)	(23,112)	(23,112)	E (ii)	(23,112)
Equity attributable to owners of the company	1,451,647	(50,483)	1,230,317		2,631,481	988,786		2,389,950
Non-controlling interest	218,080	—	—		218,080	—		218,080
Total net investment	1,669,727	(50,483)	1,230,317		2,849,561	988,786		2,608,030
Total Liabilities and Shareholders’ Deficit	5,685,763	953,379	237,043		6,876,185	(4,488)		6,634,654

(1)
Refer to 4. TPB SPAC IFRS Conversion and Presentation Adjustments where the TPB SPAC historical unaudited financial statements as of June 30, 2022 , are adjusted to give effect to conversion from US GAAP to IFRS.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED JUNE 30, 2022
(in thousands of Brazilian Reais, except share and per share amounts)
	Pro forma Lavoro Group(1)	TPB SPAC Historical(2)	Scenario 1 — Assuming no redemptions			Scenario 2 — Assuming maximum redemptions
			Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Revenue	8,163,196	—	—		8,163,196	—		8,163,196
Cost of goods sold	(6,745,048)	—	—		(6,745,048)	—		(6,745,048)
Gross profit	1,418,148	—	—		1,418,148	—		1,418,148
Sales, general and administrative expenses	(1,069,207)	(15,107)	12,965	DD	(1,071,349)	12,965	DD	(1,071,349)
Other operating income (loss), net	61,092	—	(270,999)	CC	(209,907)	(271,202)	CC	(210,110)
Operating profit (loss)	410,033	(15,107)	(258,034)		136,892	(258,237)		136,689
Finance income	427,492	—	—		427,492	—		427,492
Finance costs	(650,985)	—	—		(650,985)	—		(650,985)
Change in fair value of derivative warrant liabilities	—	72,869	—		72,869	—		72,869
Income from investments in Trust Account	—	479	(479)	AA	—	(479)	AA	—
Loss upon issuance of private placement warrants	—	(3,429)	—		(3,429)	—		(3,429)
Offering costs associated with derivative warrant liabilities	—	(3,028)	—		(3,028)	—		(3,028)
Profit (loss) before income taxes	186,540	51,784	(258,513)		(20,189)	(258,716)		(20,392)
Income taxes
Current	(114,646)	—	—		(114,646)	—		(114,646)
Deferred	79,341	—	—		79,341	—		79,341
Profit (loss) for the period	151,235	51,784	(258,513)		(55,494)	(258,716)		(55,697)
Attributable to:
Net investment of the parent/controlling interest	112,274	51,784	(258,513)		(94,455)	(258,716)		(94,658)
Non-controlling interests	38,961	—	—		38,961	—		38,961
Total comprehensive income (loss) for the period	151,235	51,784	(258,513)		(55,494)	(258,716)		(55,697)
Total comprehensive loss for the year attributable to:
Net investment of the parent/controlling interest	112,274	51,784	(258,513)		(94,455)	(258,716)		(94,658)
Non-controlling interests	38,961	—	—		38,961	—		38,961
Weighted average Class A common shares outstanding – basic and diluted(3)		18,036,299	104,115,502	BB	122,151,801	99,508,253	BB	117,544,552
Basic and diluted EPS per Class A common stock		2.29			(0.77)			(0.80)
Weighted average Class B common shares outstanding – basic and diluted		4,549,939	(4,549,939)	BB	—	(4,549,939)	BB	—
Basic and diluted EPS per Class B common stock		2.29			N/A			N/A

(1)
Refer to The Lavoro Acquisitions for the year ended June 30, 2022, adjusted to give effect to the Lavoro Acquisitions. See Note 2 below.

(2)
Refer to 3. Basis of Presentation where the TPB SPAC historical operating results adjustments are described in order to align with Lavoro’s period ended.

(3)
Refer to 5. Transaction accounting adjustments of the Business Combination between the TPB SPAC and Lavoro for more details on the Company’s determination of basic and diluted EPS.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Description of the Business Combination
On September 14, 2022, the Lavoro Group and TPB SPAC entered into the Business Combination Agreement. As a result of the transactions contemplated by the Business Combination Agreement, TPB SPAC and the Lavoro Group will become direct wholly owned subsidiaries of New Lavoro and each of the shareholders of the Lavoro Group and the shareholders of TPB SPAC will own all the issued and outstanding shares of New Lavoro. Upon the closing of the Business Combination, New Lavoro’s shares and warrants are expected to trade on the NASDAQ under the ticker symbol LVRO and LVROW, respectively, and New Lavoro will become a publicly listed entity. The Business Combination is expected to close in the first quarter of 2023, following the receipt of the required approval by TPB SPAC’s shareholders and the fulfillment of other customary closing conditions. The unaudited pro forma condensed combined financial information contained herein assume, among other things, that TPB SPAC’s shareholders approve the proposed Business Combination.
The TPB SPAC also entered into separate Subscription Agreements, each dated September 14, 2022, with the PIPE Investors, pursuant to which, and subject to the terms and conditions thereto, the PIPE Investors have collectively subscribed for an aggregate of 10 million TPB SPAC Class A Ordinary Shares for an aggregate purchase price of US$100 million. The PIPE Investment will be consummated, and each TPB SPAC Class A Ordinary Share subscribed for by the PIPE Investors will be exchanged for one New Lavoro Class A Ordinary Share, substantially concurrently with the closing of the Business Combination.
Pursuant to the Business Combination Agreement, each of the following transactions occurred, or will occur, in the following order. In anticipation of the Business Combination, the Lavoro Group has formed New Lavoro, an exempted company incorporated with limited liability in the Cayman Islands, to facilitate the merger of TPB SPAC and the Lavoro Group. The PIPE Investment will then be consummated and thereafter TPB SPAC and the Lavoro Group will become direct wholly owned subsidiaries of New Lavoro and each of the shareholders of the Lavoro Group and the shareholders of TPB SPAC will own all the issued and outstanding shares of New Lavoro.
Ultimately, (i) all TPB SPAC Class A Ordinary Shares, with a par value of US$0.0001, outstanding will be exchanged with New Lavoro for the right to receive New Lavoro Class A Ordinary Shares, with a par value of US$0.001, in an exchange ratio of 1.00, (ii) each TPB SPAC Warrant will become a warrant exercisable for New Lavoro Class A Ordinary Shares on an exchange ratio of 1.00 and with the same terms, (iii) and each Company Share that is not a ‘Cashout’ share outstanding will be exchanged with New Lavoro for the right to receive New Lavoro Class A Ordinary Shares in accordance with the Exchange Ratio, as agreed upon by the parties, and (iv) each Company Share that is a ‘Cashout’ share, if any, shall be converted into and shall for all purposes represent only the right to receive the Per Share Cash Consideration.
Note that the right to purchase Forward Purchase Units in connection with the Business Combination has been waived by the Sponsor and the Sponsor Forward Purchase Agreement shall be terminated upon the consummation of the Business Combination. The right to purchase Forward Purchase Shares in connection with the Business Combination has been waived by each entity party to the Third Party Forward Purchase Agreements.
Last, the pre-existing employee benefit plan will be assumed by New Lavoro at the close of the Business Combination. New Lavoro will reserve for issuance the number of New Lavoro ordinary shares necessary to rollover the existing company compensation plan.
Vesting Founder Shares
The Sponsor will be issued a certain number of New Lavoro Class A Ordinary Shares to replace the TPB SPAC Class B Ordinary Shares (i.e., Founder Shares) that they hold. Two-thirds (3,006,050) of such New Lavoro Class A Ordinary Shares shall be deemed to be Vesting Founder Shares.
Vesting Founder Shares will be subject to certain vesting conditions. If at any time during the 3-year period following the close of the Business Combination, for over any 20 trading days within any consecutive 30 trading day period, the closing share price of New Lavoro Class A Ordinary Shares is greater than or equal to:

1.
$12.50, one-half of the Vesting Founder shares shall vest; and

2.
$15.00, additional one-half of the Vesting Founder shares shall vest.

New Lavoro Class A Ordinary Share price targets shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting New Lavoro Class A Ordinary Shares. Any Vesting Founder Shares that have not vested during the 3-year period following the closing of the Business Combination will be forfeited.
Lock-Up Period Restriction
New Lavoro, Lavoro, the TPB SPAC, and each of the parties listed as Equity Holders1 have entered into a Lock-Up Agreement (the “Lock-Up Agreement”) which subjects certain New Lavoro Class A Ordinary Shares to certain transfer restrictions, including lock-up restrictions. Accordingly, except with the prior written consent of the TPB SPAC, during the Lock-up Period2 , each Equity Holder agrees not to take any actions in furtherance of any of the matters described in below clauses.
(i)
Transfer any of its Lock-up Shares3,

(ii)
enter into any option, warrant, purchase right or other contract that could require the Equity Holder to transfer any of its Lock-up Shares, or

The Sponsor agreed that they shall not transfer:
(i)
Founder Shares until 24 months after the completion of the Business Combination; and

(ii
any private placement warrants (or any New Lavoro ordinary shares underlying the warrants) until 30 days after the completion of the Business Combination.

TPB SPAC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, rather the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2.
For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”
2.   Lavoro’s acquisitions
From the period July 1, 2021, through June 30, 2022, Lavoro acquired multiple businesses throughout Latin America, collectively referred to as the Lavoro Acquisitions. See Note 20 to the combined financial statements as of and for the year ended June 30, 2022 included elsewhere in this proxy statement/prospectus.
Set forth below are the pro forma effects of the Lavoro Acquisitions on the unaudited pro forma condensed combined statement of profit or loss for the fiscal year ended June 30, 2022, as follows:

1
Equity Holders include Private Equity Investments V, L.P., Brazilian Private Equity Opportunities V, L.P., PE Fund V, L.P. and PBPE Fund V (Cayman 2), L.P.

2
Lock-Up Period means the period beginning on the closing date and ending on

•
for 25% of the Lock-Up Shares, the date that is 180 days following the closing date,

•
for an additional 25% of the Lock-Up Shares, the date that is 1 year following the Closing Date,

•
for an additional 25% of the Lock-Up Shares, the date that is 18 months following the Closing Date, and

•
for an additional 25% of the Lock-Up Shares, the date that is 2 years following the Closing Date.

3
Lock-Up Shares means New Lavoro ordinary shares (except any PIPE Shares) held by the Equity Holders in the aggregate on the Closing Date immediately following the consummation of the Mergers.

•
increase in amortization expense on the fair value of intangibles assets recognized (customer relationship, purchase contract and brands);

•
increase in depreciation expense on the fair value adjustment of property, plant and equipment;

•
tax effect on pro forma adjustments; and

•
non-controlling interests.

The Lavoro Acquisitions are accounted for using the acquisition method of accounting under IFRS 3. The pro forma effects of the Lavoro Acquisitions, including the amortization of the fair value of intangible assets and property, plant and equipment and the allocation of the consideration transferred, are based on our estimates of the fair value of the assets acquired and liabilities assumed. The effects of cost savings and operating synergies or revenue enhancements that we may achieve as a result of the acquisitions or the costs to integrate them to our operations or the costs necessary to achieve these cost savings and operating synergies, such as procurement, distribution and administrative structure efficiencies and revenue enhancements, have not been reflected in the unaudited pro forma condensed combined statement of profit or loss.
For further details on the allocation of the consideration transferred for the acquisitions listed above, see Note 20 to our audited combined financial statements as of and for the year ended June 30, 2022 included elsewhere in this proxy statement/prospectus.
Pro forma adjustments to Lavoro’s unaudited interim statements of operation for the year ended June 30, 2022
	Lavaro (Historical)	Produttiva Historical(i)	Cenagro Historical(ii)	Cenagral Historical(iii)	Union Agro Historical(iv)	AgroZap Historical(v)	Nova Geração(vi)	Pro forma adjustments	Note	Pro forma Lavoro Group
Revenue	7,746,534	17,967	27,874	5,286	95,846	201,103	68,586	—		8,163,196
Cost of goods sold	(6,421,037)	(15,306)	(23,705)	(3,211)	(61,899)	(167,853)	(52,037)	—		(6,745,048)
Gross profit	1,325,497	2,661	4,169	2,075	33,947	33,250	16,549	—		1,418,148
Operating expenses
Sales, general and administrative expenses	(1,022,388)	(2,160)	(3,103)	(616)	(14,006)	(15,477)	(9,708)	(1,314)	b(i)	(1,069,207)
								(435)	b(ii)
Other operating income (expenses), net	56,759	232	(84)	(13)	34	3,873	291			61,092
Operating profit (loss)	359,868	733	982	1,446	19,975	21,646	7,132	(1,749)		410,033
Finance Income (Costs)
Finance income	426,933	197	7	—	149	137	69			427,492
Finance costs	(646,377)	(53)	(97)	(12)	(362)	(3,641)	(443)			(650,985)
Loss before income tax and social contribution	140,424	877	892	1,434	19,762	18,142	6,758	(1,749)		186,540
Income tax and social contribution
Current	(111,409)	—	(265)	(283)	(2,689)	—	—			(114,646)
Deferred	78,747	—	—	—	—	—	—	594	b(iii)	79,341
Profit (loss) for the period	107,762	877	627	1,151	17,073	18,142	6,758	(1,155)		151,235
Attributable to:
Net investment of the parent	78,170	877	502	921	12,412	13,606	6,758	(972)	b(iv)	112,274
Non-controlling interest	29,592	—	125	230	4,661	4,536	—	(183)	b(iv)	38,961
Total comprehensive income (loss) for the year	107,762	877	627	1,151	17,073	18,142	6,758	(1,155)		151,235

(i)
Historical unaudited profit or loss data of Produttiva for the pre-acquisition period for the period from July 1, 2021 to September 2, 2021.

(ii)
Historical unaudited profit or loss data of Cenagro for the pre-acquisition period from July 1, 2021 to August, 31, 2021.

(iii)
Historical unaudited profit or loss data of Cenagral for the pre-acquisition period from July 1, 2021 to August, 31, 2021.

(iv)
Historical unaudited profit or loss data of Union Agro for the pre-acquisition period from July 1, 2021 to October, 28, 2021.

(v)
Historical unaudited profit or loss data of AgroZap for the pre-acquisition period from July 1, 2021 to January 7, 2022.

(vi)
Historical unaudited profit or loss data of Nova Geração for the pre-acquisition period from July 1, 2021 to April 7, 2022.

The adjustments with respect to the Lavoro Acquisitions are as follows:
(a)   Below is a summary of the fair value adjustments recorded on each acquisition date (except for inventories which is described in Note 3), see Note 20 to our audited combined financial statements included elsewhere in this proxy statement/prospectus:
	Produttiva	Cenagro	Cenagral(*)	Union Agro	Agrozap	Nova Geração	Note
Customer relationship	26,070	2,609	—	6,970	6,015	4,258	(a)
Brand	4	—	7,437	1,323	—	—	(b)

(*)
Intangible asset with an indefinite useful life due to the continued use of the brand.

(b)   Transaction accounting adjustments
(i)
Pro forma amortization adjustment on the fair value of customer relationship

Below is the calculation of the pro forma amortization adjustment on the fair value of customer relationship for each acquisition. The amortization is calculated using the straight-line method.
	For the year ended June 30, 2022
	Produttiva	Cenagro	Union Agro	AgroZap	Nova Geração	Total adjustments
Estimated useful life (years)	9.2	11.0	7.2	11.0	13.0	—
Pre-acquisition period (years)	0.162	0.177	0.329	0.466	0.737	—
Pro forma adjustments	458	42	318	255	241	1,314

(ii)
Pro forma amortization adjustment on the fair value of brand

Below is the calculation of the pro forma amortization adjustment on the fair value adjustment. The amortization is calculated using the straight-line method.
For the year ended June 30, 2022
Union Agro
Estimated useful life (years)	1.0
Pre-acquisition period (years)	0.329
Pro forma adjustments	435

(iii)
Tax Effect on pro forma adjustments

Represents the tax impact on the pro forma adjustments, using a statutory income tax rate of 34% applicable to all acquisitions located in Brazil.
(iv)
Effect of pro forma adjustments on profit for the year attributable to the net investment of the parent and non-controlling interests

Below is the effect of the pro form adjustments on profit for the year attributable to the net investment from the parent and non-controlling interests.
	For the year ended June 30, 2022
	Cenagro	Union Agro	AgroZap	Total adjustments
Pro forma adjustments
Depreciation and amortization	(42)	(753)	(255)	—
Income taxes effect (34% Brazil and 32% Colombia)	14	256	87	—
Non-controlling interest (%)	20%	27%	25%	—
Pro forma adjustments	(6)	(136)	(42)	(183)
(c)   Fair value adjustment on inventory
The estimated fair value adjustment on inventory amounted to R$0.6 million for the year ended June 30, 2022, which has not been reflected in the pro forma statement of income as it is not expected to have a continuing impact.
3.   Basis of Presentation
The included unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”) the Lavoro Group has elected not to present Management’s Adjustments and will only be presenting adjustments as follows:
(i)
Transaction Accounting Adjustments that have been identified and adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination (refer to 5. Transaction accounting adjustments of the Business Combination between the TPB SPAC and Lavoro for more detail); and

(ii)
The pro forma adjustments to reflect the effect of the Lavoro Group Acquisitions on the condensed combined statement of profit or loss had they been completed as of July 1, 2021 includes the increase in amortization expense on fair value of intangibles assets recognized (customer relationship and brand), the tax effect on pro forma adjustments, and the allocation of adjustments to non-controlling interest (See Note 2 above, The Lavoro Acquisitions, for more detail).

The pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors.” The Lavoro Group, TPB SPAC, and the Lavoro Group Acquisitions have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial statements of the Lavoro Group have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the Brazilian Real (“BRL”). The historical financial statements of TPB SPAC have been prepared in accordance with US GAAP in its presentation currency of the U.S. dollar. The condensed combined pro forma financial information reflects IFRS, the basis of accounting used by the registrant, New Lavoro. TPB SPAC’s historical financial statements have been converted from US GAAP to IFRS to align with the basis of accounting used by New Lavoro. For more information on the US GAAP to IFRS conversion of TPB SPAC’s balance sheet, please see 4. TPB SPAC IFRS Conversion and Presentation Adjustments.
The historical financial statements of TPB SPAC have been translated into and are presented in Brazilian Reais for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:
•
at the period end exchange rate as of June 30, 2022, of US$1.00 to R$5.2380 for the balance sheet;

•
the average exchange rate for the period from July 1, 2021, through June 30, 2022, of US$1.00 to R$5.2440 for the statement of operations for the period ending on that date.

As the Lavoro Group and TPB SPAC have different fiscal year ends, in order to meet the SEC’s pro forma requirements of combining operating results for an annual period that ends within 93 days of the end of the Lavoro Group’s latest annual fiscal year ended June 30, 2022, the TPB SPAC’s financial results for the year ended June 30, 2022, have been calculated by taking (i) TPB SPAC’s results for the year ended December 31, 2021, minus the TPB SPAC’s results for the period from February 8, 2021 (inception) to June 30, 2021, plus (ii) the TPB SPAC’s results for the six months ended June 30, 2022.
The pro forma condensed combined financial information has been prepared assuming two alternative scenarios regarding redemption of the TPB SPAC shares into cash:
•
Scenario 1 — Assuming no redemptions for cash:   This presentation assumes that no TPB SPAC shareholders exercise redemption rights with respect to their TPB SPAC Ordinary Shares upon consummation of the Business Combination. This scenario considers a maximum cash threshold of US$250 million. If cash proceeds, including the PIPE Investment, exceed US$250 million then the Lavoro Group Ordinary Shares shall be considered ‘Cashout’ shares redeemed for cash consideration. Lavoro shareholders rollover equity shall be correspondingly reduced; and;

•
Scenario 2 — Assuming redemptions of 7.7 million TPB SPAC Ordinary Shares for cash:   This presentation assumes that TPB SPAC shareholders exercise their redemption rights with respect to a maximum of 7.7 million TPB SPAC Ordinary Shares upon consummation of the Business Combination at a redemption price of approximately US$10.01 per share. The maximum redemption amount is derived so that there is a minimum of US$180.0 million of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from the PIPE, after giving effect to the payments to redeeming shareholders of TPB SPAC. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions. However, under Scenario 2, the maximum cash threshold will not be met nor exceeded. Therefore, no Lavoro Ordinary Shares shall be considered ‘Cashout’ shares and subsequently redeemed for cash consideration.

Included in the shares outstanding and weighted average shares outstanding as presented in the unaudited pro forma condensed combined financial statements are an aggregate of 18.0 million New Lavoro Class A Ordinary Shares to be issued to the TPB SPAC public shareholders, 10.0 million New Lavoro Class A Ordinary Shares to be issued to the PIPE Investors, 1.5 million New Lavoro Class A Ordinary Shares to be issued to the Sponsors and 92.6 million New Lavoro Class A Ordinary Shares to be issued to the Lavoro Group shareholders under Scenario 1. Scenario 2 provides for 10.4 million New Lavoro Class A Ordinary Shares to be issued to the TPB SPAC public shareholders, 10.0 million New Lavoro Class A Ordinary Shares to be issued to the PIPE Investors, 1.5 million New Lavoro Class A Ordinary Shares to be issued to the Sponsors and 95.7 million New Lavoro Class A Ordinary Shares to be issued to the Lavoro Group shareholders.
The following summarizes the pro forma shares of New Lavoro Class A Common Stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above.

Further, we anticipate that, upon completion of the Business Combination, the approximate ownership interests of New Lavoro, exclusive of the exercise of any new warrants that will become exercisable at Closing will be as set forth in the table below:
	Scenario 1: Assuming No redemptions		Scenario 2: Assuming Maximum redemptions
	Shares (in millions)%		Shares (in millions)%
Lavoro shareholders(1)(2)	92.6	75.82%	95.7	81.38%
TPB SPAC public shareholders(3)	18.0	14.77%	10.4	8.83%
PIPE Investors	10.0	8.19%	10.0	8.51%
Sponsors(4)	1.5	1.23%	1.5	1.28%
Total shares(5)	122.1	100.00%	117.6	100.00%

(1)
If net cash proceeds after redemptions and PIPE Investment is greater than $250 million, certain Ordinary shares of the Lavoro Group shall be considered ‘Cashout’ shares that shall be converted into and shall for all purposes represent only the right to receive the Per Share Cash Consideration. Lavoro shareholders rollover equity shall be correspondingly reduced.

(2)
Excludes equity awards to be issued under the New Lavoro Equity Plan and an aggregate of up to approximately 2 million Class A Ordinary Shares reserved for issuance under the Lavoro Share Plan. To the extent equity awards are issued after Closing under the New Lavoro Equity Plan, shareholders will experience dilution resulting from the impact of new equity to be reserved pursuant to the rollover of the existing company compensation plan, which is expected to total approximately 2 million shares.

(3)
As noted above, 7.7 million public shares of TPB SPAC Class A common stock are subject to possible redemption by the TPB SPAC’s public stockholders under a maximum redemption scenario. For every 100,000 shares redeemed, pro forma cash of the combined entity would reduce by R$5.24 million with a negligible impact on basic and diluted loss per share.

(4)
Excludes 3,006,050 Founder Shares subject to vesting pursuant to the terms of the Amendment to the Sponsor Letter Agreement following the consummation of the Business Combination (Vesting Founder Shares). Refer to Note 1 Vesting Founder Shares for discussion of the vesting conditions.

(5)
As noted in Note 5 adjustment BB the Private Placement Warrants, Public Warrants, and Vesting Founder Shares of New Lavoro are out of the money and therefore, not included based on an assumed share price of $10 of New Lavoro for the purposes of this pro forma financial information.

The pro forma adjustments related to the Business Combination and the PIPE Investment do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently nondeductible or nontaxable based on the laws of the relevant jurisdiction.
Accounting for the Business Combination
The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, TPB SPAC will be treated as the “acquired” company for financial reporting purposes, and the Lavoro Group will be the accounting “acquirer.” This determination was primarily based on the assumption that:
•
Lavoro’s current shareholders will hold a majority of the voting power of New Lavoro post Business combination;

•
Lavoro’s operations will substantially comprise the ongoing operations of New Lavoro;

•
Pursuant to the Business Combination Agreement, Lavoro’s current shareholders will have the ability to nominate the majority of the members of the governing body of New Lavoro; and

•
Lavoro’s senior management will comprise the senior management of the New Lavoro, including the CEO and CFO.

Another determining factor was that TPB SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of TPB SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of the deemed equity interest issued by the Lavoro Group over the fair value of TPB SPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The unaudited pro forma condensed combined financial information assumes that TPB SPAC Warrants would be expected to be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of profit or loss.
In connection to the Business Combination, the Sponsor will be issued a certain number of Vesting Founder Shares which are entitled to receive a certain number of New Lavoro Class A Ordinary Shares if certain conditions are met (See 1 note above). Such shares are deemed to have been issued in exchange for listing services provided by the Sponsor (i.e., facilitating the Company being listed on the NASDAQ) and are therefore equity-classified as per IFRS 2 Share-based payment.
4.   TPB SPAC IFRS Conversion and Presentation Adjustments
The historical financial information of TPB SPAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert TPB SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify TPB SPAC’s Ordinary Shares subject to redemption from temporary equity under US GAAP to non-current financial liabilities under IFRS.
Further, as part of the preparation of the unaudited pro forma condensed combined financial information, TPB SPAC’s historical financial information was converted from U.S. dollars to Brazilian Reais in accordance with the presentation of the Lavoro Group’s historical financial information, as discussed in “3. Basis of Presentation.”
US GAAP to IFRS conversion of TPB SPAC’s Balance Sheets as of June 30, 2022
TPB SPAC’s financial statements have been prepared in accordance with US GAAP and are converted to IFRS as follows:
	As of June 30, 2022
	Historical US GAAP	IFRS Policy and Presentation Alignment	Footnote reference	Historical IFRS
	(in Brazilian Reais)
ASSETS
Current assets:
Cash	5,890	—		5,890
Prepaid expenses	2,269	—		2,269
Total current assets	8,159	—		8,159
Investments held in Trust Account	945,220	—		945,220
Total assets	953,379	—		953,379
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	5,318	—		5,318
Accrued expenses	4,911	—		4,911
Note Payable – Related Party	5,238	—		5,238
Total current liabilities	15,467	—		15,467

	As of June 30, 2022
	Historical US GAAP	IFRS Policy and Presentation Alignment	Footnote reference	Historical IFRS
	(in Brazilian Reais)
Deferred underwriting commissions in connection with the Initial Public Offering	33,066	—		33,066
Derivative warrant liabilities	10,588	—		10,588
Class A ordinary shares, $0.0001 par value; 18,036,299 shares subject to possible redemption at $10.00 per share redemption value	—	944,741	(a)	944,741
Total Liabilities	59,121	944,741		1,003,862
Commitments and contingencies
Class A ordinary shares, $0.0001 par value; 18,036,299 shares subject to possible redemption at $10.00 per share redemption value	944,741	(944,741)	(a)	—
Shareholders’ Equity				—
Preference shares	—	—		—
Class A ordinary shares	—	—		—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,509,074 shares issued and outstanding	2	—		2
Additional paid-in capital	—	—		—
Accumulated deficit	(50,485)	—		(50,485)
Total Shareholders’ Equity	(50,483)	—		(50,483)
Total liabilities and stockholders’ equity	953,379	—		953,379

(a)
To reclassify and present redeemable ordinary shares of TPB SPAC as other liabilities under IFRS, as shareholders have the right to require TPB SPAC to redeem the ordinary shares and TPB SPAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

5.   Transaction accounting adjustments of the Business Combination between the TPB SPAC and Lavoro
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of June 30, 2022
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
A.
To reflect the proceeds received from the PIPE Investment with the corresponding issuance of 10 million TPB SPAC Ordinary Shares, with a nominal value of US$0.0001, at approximately US$10 per share, or US$100 million (R$523.8 million).

B.
To reflect the release of cash and investments held in the trust account in conjunction with the redemption of TPB SPAC Ordinary Shares which has been reflected as a reduction of other liabilities, as well as settlement of certain liabilities which existing at the SPAC as of closing, including a Working Capital Loan totaling R$5.2 million.

C.
To reclassify other liabilities related to TPB SPAC Ordinary Shares subject to redemption to permanent equity at the closing of the Business Combination. For Scenario 2, which assumes the maximum number of TPB SPAC Ordinary Shares are redeemed for cash by the TPB SPAC shareholders, US$76.6 million (R$401.1 million) would be paid out in cash. The US$76.6 million, or 7.7 million TPB SPAC Ordinary Shares, represents the maximum redemption amount providing for a minimum of US$180 million of cash, including the aggregate amount of any proceeds from the PIPE, after giving effect to payments to redeeming stockholders.
D.
To reflect the estimated payment in aggregate that consists of (i) TPB SPAC’s deferred underwriting fees of R$33.1 million; (ii) transaction costs expected to be settled at the Close of the Business Combination. Expenses incurred by the TPB SPAC are reflected as an adjustment to APIC as the Business Combination is accounted for as a capital reorganization. Therefore, both the Retained Earnings (Deficits) and APIC of the TPB SPAC will be accounted for as the APIC of Lavoro Limited. Expenses incurred are considered direct and incremental costs related to the Business Combination. Such costs are capitalizable and are recorded to APIC.

E.
To reflect the capital reorganization of Lavoro Limited, as per the Business Combination Agreement, consisting of (i) the elimination of the retained deficit of the TPB SPAC of R$51 million and to reflect the one for one exchange of TPB SPAC Ordinary Shares for Lavoro Limited Ordinary Shares, including TPB SPAC Ordinary Shares issued in the PIPE Investment, at the closing of the Business Combination; (ii) to remove the Net investment from the Parent of Lavoro reclassifying Lavoro Limited Ordinary Shares issued to share capital and the remaining to APIC. Additionally, (iii) in accordance with IFRS 2, the deemed costs of the shares issued by Lavoro in excess of the net assets of the TPB SPAC, which primarily consists of cash and marketable securities held in the trust account and certain public and private warrants liabilities, is accounted for as stock-based compensation and reflected as an adjustment to APIC. The stock-based compensation is calculated as follows:

	Scenario 1: Assuming no redemptions	Scenario 2: Assuming maximum redemptions
	(in thousands of Reais)
Estimated deemed cost of shares issued to the TPB SPAC(1)	1,654,254	1,253,406
Net assets of the TPB SPAC as of June 30, 2022(2)	1,464,322	1,464,322
Effect redemption of TPB SPAC ordinary shares	—	(401,051)
Less: TPB SPAC transaction costs	(81,067)	(81,067)
Adjusted net assets of the TPB SPAC as of June 30, 2022	1,383,255	982,204
IFRS 2 charge for listing services	270,999	271,202

(1)
The estimated deemed cost of shares is comprised of (i) 122,151,801 Lavoro Limited Class A Ordinary Shares (117,544,552 under Scenario 2), including 1,503,024 Retained Founder Shares, at a quoted market price of US$10/share as of June 30, 2022 and foreign exchange rate of US$1.00 to R$5.238, and (ii) estimated fair value of 3,006,050 Vesting Founder Shares of R$106,984 thousands.

(2)
This balance includes the PIPE Investment and is calculated based on exchange rate as of June 30, 2022 of $1.00 to R$5.238 (see Note 3).

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss for the year ended June 30, 2022
The pro forma notes and adjustments with respect to the Business Combination, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
AA.
To reflect the elimination of interest income on Investments Held in Trust Account.

BB.
New Lavoro calculates the pro forma earnings (loss) per share in accordance with IAS 33, Earnings Per Share, which requires a dual presentation of basic and diluted earnings (loss) per share. Pro forma basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the reporting period. Pro forma diluted earnings (loss) per share represents the pro forma basic earnings (loss) per share adjusted to include the potentially dilutive effect of the outstanding warrants assumed by New Lavoro (using the treasury stock method). The average market price of TPB SPAC common stock is assumed to be US$10 for the purposes of this Article 11 Pro Forma and all public and private warrants are out of the money; therefore, the approximately 6,012,099 and 4,071,507 public and private warrants, respectively, are excluded from both the calculation of the pro forma basic and diluted earnings (loss) per share. Similarly, the Vesting Founder Shares are not considered vested for both the basic and diluted earnings (loss) per share due to the assumed TPB SPAC’s share price of US$10.00.
CC.
To reflect the IFRS 2 stock-based compensation expenses for the deemed listing services received by the Lavoro Group and New Lavoro from TPB SPAC, which is the difference between the costs of the shares issued by the Lavoro Group in excess of the net assets of TPB SPAC.

DD.
To reflect the elimination of transaction costs incurred by TPB SPAC which qualify for capitalization as of the closing date of the Business Combination, and therefore would not be reported in the post-Business Combination statement of profit or loss of New Lavoro.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain material U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of (i) the SPAC Mergers, (ii) the ownership and disposition of New Lavoro Securities received by U.S. Holders of TPB SPAC Securities in the SPAC Mergers, and (iii) the exercise of redemption rights by U.S. Holders of TPB SPAC Class A Ordinary Shares.
This summary is limited to certain U.S. federal income tax considerations generally relevant to U.S. Holders that hold TPB SPAC Securities and, after the completion of the Business Combination, will hold New Lavoro Securities, as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their individual circumstances or status, including but not limited to:
•
our Sponsor or any member, founder, director, or officer, thereof;

•
banks, financial institutions or financial services entities;

•
broker-dealers or traders in securities or currencies;

•
taxpayers that are subject to the mark-to-market tax accounting rules;

•
tax-exempt entities including private foundations;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
pension plans;

•
cooperatives;

•
partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities or arrangements (or investors therein);

•
regulated investment companies;

•
real estate investment trusts;

•
persons liable for alternative minimum tax;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own 5% or more of the shares of TPB SPAC, by vote or value, or will own (actually or constructively) 5% or more of the shares of New Lavoro, by vote or value;

•
persons that acquired TPB SPAC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that own TPB SPAC Securities, or will own New Lavoro Securities, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
persons that own TPB SPAC Securities, or will own New Lavoro Securities, in connection with a trade or business, permanent establishment, or fixed place of business outside the United States, or

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) owns TPB SPAC Securities or New Lavoro Securities, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding any TPB SPAC Securities, or New Lavoro Securities and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of the Business Combination, ownership and disposition of New Lavoro Securities, or the exercise of redemption rights with respect to the TPB SPAC Class A Ordinary Shares.
This summary is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing are subject to differing interpretation and subject to change, which differing interpretation or change could apply retroactively and could affect the tax considerations described herein. This summary does not address any estate or gift tax considerations, any alternative minimum considerations, Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code or U.S. federal taxes other than those pertaining to U.S. federal income taxation, nor does it address any aspects of U.S. state, local or non-U.S. taxation.
Neither TPB SPAC nor Lavoro Agro Limited has requested or will request any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any aspect of the Business Combination or the exercise of redemption rights. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions would not be sustained by a court.
As used herein, the term “U.S. Holder” means a beneficial owner of TPB SPAC Securities or New Lavoro Securities, as the case may be, who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election to be treated as a United States person.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS REGARDING THEIR PARTICULAR TAX CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.
Consequences of the Business Combination to U.S. Holders of TPB SPAC Securities
As used in this section entitled “— Consequences of the Business Combination to U.S. Holders of TPB SPAC Securities,” the term “U.S. Holder” means a U.S. Holder of TPB SPAC Securities.
Separation of the Units
The separation of one TPB SPAC Class A Ordinary Share and one-third of one TPB SPAC Warrant comprising a unit should not be taxable. However, the tax treatment of instruments like units is not clear. As such, there can be no assurance that the IRS or any court will agree that such separation should not be taxable. U.S. Holders should consult their tax advisors regarding the tax consequences in their particular circumstances.
Qualification of the SPAC Mergers as a Reorganization
Subject to the assumptions, limitations, and qualifications described herein and in the opinion filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, in the opinion of Cooley LLP, the SPAC Mergers will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) (an “F Reorganization”). If any of the assumptions, representations, warranties, or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate, or is otherwise violated, or if there is a change in U.S. federal income tax law after the date hereof, the validity of the opinion may be adversely affected and the tax consequences of the SPAC Mergers could differ from those described herein. U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the SPAC Mergers (or any other aspect of the Business Combination) qualify as tax-free transactions, and an opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court. Neither TPB SPAC nor Lavoro Agro Limited has requested or will request a ruling from the IRS with respect to any aspect of the U.S. federal income tax treatment of the Business Combination. As such, there can be no assurance that the IRS or any court will agree with this position.

If the SPAC Mergers qualify as an F Reorganization:
•
a U.S. Holder that exchanges its TPB SPAC Securities pursuant to the SPAC Mergers generally will not recognize gain or loss on the exchange of such TPB SPAC Securities for New Lavoro Securities,

•
the adjusted tax basis of a U.S. Holder in the New Lavoro Ordinary Shares received as a result of the SPAC Mergers will equal the adjusted tax basis of the TPB SPAC Class A Ordinary Shares surrendered in exchange therefor,

•
the adjusted tax basis of a U.S. Holder in the New Lavoro Warrants received as a result of the SPAC Mergers will equal the adjusted tax basis of the TPB SPAC Warrants surrendered in exchange therefor, and

•
a U.S. Holder’s holding period in the New Lavoro Securities received in the exchange will include the holding period in the TPB SPAC Securities surrendered in exchange therefor. However, it is unclear whether the redemption rights with respect to the TPB SPAC Class A Ordinary Shares may prevent the holding period of the New Lavoro Ordinary Shares from commencing prior to the termination of such rights.

If TPB SPAC is treated as a PFIC (as described below), the tax consequences of the SPAC Mergers generally should be similar to those described above. Under proposed Treasury Regulations, if the SPAC Mergers otherwise qualify as an F Reorganization, the treatment of TPB SPAC as a PFIC should not adversely impact the tax consequences of the SPAC Mergers for U.S. Holders. The proposed Treasury Regulations, if finalized in their current form, would be effective as of April 1, 1992. Thus, tax consequences similar to those described above should apply if TPB SPAC is a PFIC, in the absence of any final Treasury Regulations to the contrary. It is difficult to predict, however, if the proposed Treasury Regulations will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether such proposed Treasury Regulations, as finally adopted, would be effective retroactive to the effective date of the SPAC Mergers.
If the SPAC Mergers do not qualify as an F Reorganization, the tax consequences of the SPAC Mergers will depend on whether the SPAC Mergers or any component thereof would qualify for tax-free treatment under other provisions of the Code, and whether TPB SPAC and/or New Lavoro are PFICs (as defined below). U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of the SPAC Mergers if they do not qualify as an F Reorganization or otherwise as a tax-free transaction (including the requirement to recognize gain or loss in that event). In addition, U.S. Holders should consult their tax advisers regarding whether the PFIC rules could apply to the transfer of their TPB SPAC Securities pursuant to the SPAC Mergers if they do not qualify as an F Reorganization (regardless of whether the SPAC Mergers otherwise qualify for tax-free treatment).
Because the SPAC Mergers will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the SPAC Mergers. All U.S. Holders considering exercising redemption rights are urged to consult their tax advisors with respect to the potential tax consequences to them of the SPAC Mergers and an exercise of redemption rights.
Ownership and Disposition of New Lavoro Securities
Distributions on New Lavoro Ordinary Shares
Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on New Lavoro Ordinary Shares at the time actually or constructively received to the extent the distribution is paid out of New Lavoro’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its New Lavoro Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New Lavoro Ordinary Shares. Because New Lavoro may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by New Lavoro will be reported as dividends for U.S. federal income tax purposes.
With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “— Gain or Loss on Sale, or Other Taxable Disposition of New Lavoro Ordinary Shares and New Lavoro Warrants”) only if the New Lavoro Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the New Lavoro Ordinary Shares.
Gain or Loss on Sale or Other Taxable Disposition of New Lavoro Ordinary Shares and New Lavoro Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the New Lavoro Ordinary Shares or New Lavoro Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such New Lavoro Ordinary Shares or New Lavoro Warrants exceeds one year at the time of such disposition. It is unclear, however, whether the redemption rights with respect to the TPB SPAC Class A Ordinary Shares may have suspended the running of the applicable holding period for this purpose.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New Lavoro Ordinary Shares or New Lavoro Warrants so disposed of. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “— Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s basis in a New Lavoro Ordinary Share acquired pursuant to the exercise of a New Lavoro Warrant. The deductibility of capital losses is subject to certain limitations.
Exercise, Lapse or Redemption of New Lavoro Warrants
Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a New Lavoro Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a New Lavoro Ordinary Share upon the exercise of a New Lavoro Warrant for cash. A U.S. Holder’s tax basis in a New Lavoro Ordinary Share received upon exercise of the New Lavoro Warrant generally will equal the sum of the U.S. Holder’s tax basis in the New Lavoro Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the New Lavoro Ordinary Share will commence on the date of exercise of the New Lavoro Warrant or the day following the date of exercise of the New Lavoro Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Lavoro Warrant. If a New Lavoro Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the New Lavoro Warrant. Such capital loss will be long-term capital loss if the U.S. Holder held the New Lavoro Warrant for more than one year at the time of such lapse.
The tax consequences of a cashless exercise of a New Lavoro Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the New Lavoro Ordinary Share received generally would equal the U.S. Holder’s tax basis in the New Lavoro Warrants. If the cashless exercise was not treated as a recapitalization (but not a realization event), it is unclear whether a U.S. Holder’s holding period for the New Lavoro Ordinary Share will commence on the date of exercise of the New Lavoro Warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the New Lavoro Ordinary Share would include the holding period of the New Lavoro Warrant.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the New Lavoro Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining New Lavoro Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered New Lavoro Warrants with an aggregate value equal to the exercise price for the total number of New Lavoro Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Lavoro Warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the New Lavoro Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the New Lavoro Warrants deemed exercised and the exercise price of such New Lavoro Warrants. It is unclear whether a U.S. Holder’s holding period for the New Lavoro Ordinary Shares would commence on the date of exercise of the New Lavoro Warrant or the day following the date of exercise of the New Lavoro Warrant.
Due to the absence of authority on the United States federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions
The terms of the New Lavoro Warrants provide for an adjustment to the number of New Lavoro Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of New Lavoro Warrants would, however, be treated as receiving a constructive distribution from New Lavoro if, for example, the adjustment increases the warrantholders’ proportionate interest in New Lavoro’s assets or earnings and profits (e.g., through an increase in the number of New Lavoro Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of New Lavoro Ordinary Shares which is taxable to the U.S. Holders of such New Lavoro Ordinary Shares as described under “—  Distributions on New Lavoro Ordinary Shares.” Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the New Lavoro Warrants received a cash distribution from New Lavoro equal to the fair market value of the increase in the interest. U.S. Holders should consult their tax advisors regarding the tax consequences in their particular circumstances, including the possibility of any constructive distributions.
Redemption of New Lavoro Ordinary Shares
Subject to the PFIC rules discussed below if a U.S. Holder’s New Lavoro Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “The Extraordinary General Meeting of TPB SPAC Shareholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the New Lavoro Ordinary Shares under Section 302 of the Code (in which case such redemption would be treated as described under the heading “— Gain or Loss on Sale or Other Taxable Disposition of New Lavoro Ordinary Shares and New Lavoro Warrants”) or as a distribution, in which case such redemption would be treated as described in “— Distributions on New Lavoro Ordinary Shares.”
Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of New Lavoro Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning New Lavoro Warrants) relative to all New Lavoro Ordinary Shares outstanding both before and after such redemption. The redemption of New Lavoro Ordinary Shares generally will be treated as a sale of the New Lavoro Ordinary Shares (rather than a distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only New Lavoro Ordinary Shares actually owned by the U.S. Holder, but also any New Lavoro Ordinary Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include New Lavoro Ordinary Shares which could be acquired pursuant to the exercise of New Lavoro Warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of New Lavoro Ordinary Shares must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Business Combination, the TPB SPAC Class A Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all New Lavoro Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all New Lavoro Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the New Lavoro Ordinary Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Lavoro. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption will be treated as a distribution and taxed in the manner described above under “— Distributions on New Lavoro Ordinary Shares.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Lavoro Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other New Lavoro Ordinary Shares constructively owned by such U.S. Holder.
U.S. HOLDERS CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of TPB SPAC Securities and New Lavoro Securities could be materially different from that described above if TPB SPAC or New Lavoro is or was treated as a PFIC for U.S. federal income tax purposes.
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, certain royalties and rents, and gains from the disposition of passive assets.
Based on the expected composition of New Lavoro’s income and assets and the estimated value of New Lavoro’s assets, New Lavoro currently does not expect to be a PFIC for its taxable year ending December 31, 2022, or for the foreseeable future. However, because New Lavoro’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of New Lavoro’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the New Lavoro Ordinary Shares from time to time, which could be volatile), there can be no assurances New Lavoro will not be a PFIC for its taxable year ending December 31, 2022, or any future taxable year.
Because TPB SPAC is a blank-check company with no current active business, based upon the composition of TPB SPAC’s income and assets, unless TPB SPAC qualifies for the start-up exception (as defined below), TPB SPAC believes it would qualify as a PFIC for its taxable year ending December 31, 2021, and, if the Business Combination is not completed in 2022, would likely qualify as a PFIC for its taxable year ending December 31, 2022. Pursuant to the start-up exception, however, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC, (2) it is established to the satisfaction of the IRS that the corporation will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those years (the “start-up exception”).
Assuming the SPAC Mergers qualify as an F Reorganization, New Lavoro should be treated as the same corporation as TPB SPAC for purposes of the PFIC rules, including the start-up exception. In that case, TPB SPAC should not be treated as a PFIC for its taxable year ending December 31, 2021, if it qualifies for the start-up exception for its taxable year ending December 31, 2021, which requires that New Lavoro will not be a PFIC for its taxable years ending December 31, 2022, and December 31, 2023 (assuming the Business Combination is completed in 2022). As discussed above, there can be no assurance with respect to New Lavoro’s PFIC status or TPB SPAC’s PFIC status for any taxable year. Because PFIC status for any taxable year will not be determinable until after the end of such year, there can be no assurance with respect to TPB SPAC’s status as a PFIC for its taxable year ending December 31, 2021, or any subsequent year, or that the start-up exception will apply. If the Business Combination does not occur in 2022, or if the SPAC Mergers do not qualify as an F Reorganization, it is likely that the start-up exception will not be available for TPB SPAC.
Assuming the SPAC Mergers qualify as an F Reorganization, if TPB SPAC is a PFIC and a U.S. Holder did not make any of the PFIC Elections (as defined below) with respect to the TPB SPAC Class A Ordinary Shares, then, although not free from doubt, New Lavoro would also be treated as a PFIC as to such U.S. Holder with respect to such New Lavoro Ordinary Shares, even if New Lavoro is not a PFIC, unless such U.S. Holder makes a purging election with respect to its shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an “excess distribution,” as described below. As a result of this purging election, the U.S. Holder will have additional tax basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s New Lavoro Ordinary Shares. In the absence of a purging election, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such New Lavoro Ordinary Shares for a period that includes its holding period for the TPB SPAC Class A Ordinary Shares exchanged therefor. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.
If TPB SPAC is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its shares redeemed, as described above under the heading “— Redemption of New Lavoro Ordinary Shares,” would generally be subject to tax under the PFIC Default Regime as described below if such U.S. Holder did not make a qualified electing fund (“QEF”) election for TPB SPAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, a QEF election along with an applicable purging election, or a mark-to-market election (collectively, the “PFIC Elections”).
If TPB SPAC or New Lavoro is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of New Lavoro Ordinary Shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its New Lavoro Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such New Lavoro Ordinary Shares. The amounts allocated to the taxable year of the sale or disposition and to any year before New Lavoro became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its New Lavoro Ordinary Shares exceed 125% of the average of the annual distributions on the New Lavoro Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. The foregoing PFIC tax consequences are referred to as the “PFIC Default Regime.”
If New Lavoro is a PFIC for any taxable year during which a U.S. person owns New Lavoro Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

In general, a U.S. Holder may avoid the PFIC Default Regime in respect of the New Lavoro Ordinary Shares by making and maintaining a timely and valid QEF election to include in income its pro rata share of New Lavoro’s net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which New Lavoro’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can only be revoked with the IRS’s consent. A retroactive QEF election generally may be made only by filing a protective statement with a timely filed U.S. federal income tax return for the taxable year to which such election relates and if certain other conditions are met or with the IRS’s consent. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from TPB SPAC or New Lavoro, as the case may be. New Lavoro intends to provide the information necessary for a U.S. Holder to make and maintain a QEF election with respect to New Lavoro Ordinary Shares for the year of the Business Combination and the following taxable year if New Lavoro determines that it is a PFIC for such year, but may not make such information available for any subsequent taxable years.
A U.S. Holder may not make a QEF election with respect to its New Lavoro Warrants to acquire New Lavoro Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such New Lavoro Warrants (other than upon exercise of such New Lavoro Warrants) and TPB SPAC or New Lavoro was a PFIC at any time during the U.S. Holder’s holding period of such New Lavoro Warrants, proposed Treasury Regulations would provide that any gain generally will be treated as an excess distribution, taxed in accordance with the PFIC Default Regime described above. If a U.S. Holder that exercises such New Lavoro Warrants properly makes a QEF election with respect to the newly acquired New Lavoro Ordinary Shares (or has a properly maintained QEF election in effect with respect to New Lavoro Ordinary Shares), the QEF election will apply to the newly acquired New Lavoro Ordinary Shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares under the PFIC Default Regime, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired New Lavoro Ordinary Shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the New Lavoro Warrants), unless the U.S. Holder makes a purging election (discussed above). As a result of a purging election, the U.S. Holder will have a new tax basis and holding period in the New Lavoro Ordinary Shares acquired upon the exercise of the New Lavoro Warrants for purposes of the PFIC rules.
Alternatively, if New Lavoro is a PFIC and if the New Lavoro Ordinary Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The New Lavoro Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the New Lavoro Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the New Lavoro Ordinary Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of New Lavoro Ordinary Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the New Lavoro Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the New Lavoro Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the New Lavoro Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of New Lavoro Ordinary Shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on New Lavoro Ordinary Shares will be treated as discussed under “— Distributions on New Lavoro Ordinary Shares” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of New Lavoro, even if the U.S. Holder made a mark-to-market election with respect to the New Lavoro Ordinary Shares. A mark-to-market election may not be made with respect to the New Lavoro Warrants.
If New Lavoro is a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any New Lavoro Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury regulations, the U.S. Holder will be required to file annual reports with the IRS with respect to New Lavoro and any Lower-tier PFIC. U.S. Holders should consult their tax advisers regarding the determination of whether TPB SPAC or New Lavoro is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of New Lavoro Ordinary Shares.
Information Reporting and Backup Withholding
Dividend payments with respect to New Lavoro Ordinary Shares and proceeds from the sale, exchange or redemption of New Lavoro Ordinary Shares or New Lavoro Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. U.S. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the SPAC Mergers, ownership and disposition of New Lavoro Ordinary Shares and New Lavoro Warrants and the exercise of their redemption rights, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

CAYMAN ISLANDS TAX CONSIDERATIONS
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of New Lavoro. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of New Lavoro’s securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.
No stamp duty is payable in respect of the issue of New Lavoro’s Ordinary Shares or on an instrument of transfer in respect of such shares.
New Lavoro has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain after the effectiveness of the registration statement of which this proxy statement/prospectus forms a part an undertaking from the Financial Secretary of the Cayman Islands substantially in the following form:
The Tax Concessions Act (as revised) Undertaking as to Tax Concessions
In accordance with the Tax Concessions Act (as revised), the following undertaking is hereby given to New Lavoro:
1.
That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to New Lavoro or its operations; and

2.
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1
on or in respect of the shares, debentures or other obligations of New Lavoro; or

2.2
by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (as revised).

BUSINESS OF TPB SPAC
Unless the context otherwise requires, all references in this subsection to “the Company,” “TPB SPAC,” “we,” “us” or “our” refer to the business of TPB Acquisition Corporation I prior to the consummation of the Business Combination.
Overview
TPB SPAC is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout as a target business. Our sponsor is a wholly-owned subsidiary of The Production Board, LLC (“TPB”), a holding company of businesses established to solve fundamental problems that affect our planet, by reimagining systems of production in agriculture, food, biomanufacturing, human health and life sciences. Through our sponsor, TPB provides us with unique expertise in identifying high-potential businesses, attracting key talent, and differentiated access to a deep network of investors and entrepreneurs worldwide.
Our Sponsor
Our sponsor is a wholly-owned subsidiary of TPB and benefits from the operational expertise of TPB. Founded by David Friedberg, TPB is a holding company of businesses established to solve the most fundamental problems that affect our planet, by reimagining systems of production in agriculture, food, biomanufacturing, human health and life sciences. TPB operates as a permanent capital holding company, which affords it the flexibility to deploy capital in science-led businesses that TPB believes can have outsized returns with a long time horizon.
TPB takes a system-level, science-led approach to solving fundamental problems that affect the planet and its inhabitants. TPB does this by building disruptive and innovative businesses from the ground up, starting with significant research into breakthrough science and engineering. By combining these technical insights with an understanding of the global market dynamics surrounding food, agriculture, biomanufacturing and life sciences, TPB is able to define business theses that strive to deliver customers more for less, reduce the environmental footprint of the production systems utilized, and create significant value for shareholders. TPB also actively invests in existing businesses that map to these defined theses.
The Production Board’s Capabilities
Our sponsor is wholly-owned and operated by TPB. In addition, several members of our management and our sponsor’s management, including David Friedberg (our Chief Executive Officer and Executive Chairman, and Chief Executive Officer of our sponsor), are on the management team of The Production Board, such that we expect to benefit from the proven track-record of business creation and unique capabilities of TPB. While TPB is not obligated to provide us any services or support with respect to sourcing, evaluating and consummating an initial business combination with potential targets, it has financial incentives to do so as the beneficial owner of our founder shares. We expect that we will benefit from the following capabilities of TPB:
1.
Sourcing and Scientific Collaboration:   TPB conducts deep scientific and technical research with scientists, academics and engineers, working across physics, biology, biochemistry, genomics, medicine, hardware and software engineering, with a goal of identifying emerging discoveries relevant to the markets we operate in, including food, agriculture, biomanufacturing, and life sciences.

2.
Unique Theses:   TPB aims to define problem-solution theses that it believes could positively impact these markets and enable substantial business value creation. TPB has significant experience developing and testing product and technology prototypes, defining feasibility metrics, timelines, and financial models, and conducting deep market mapping of existing businesses that might map to its theses.

3.
Markets and Networks:   TPB develops and maintains deep relationships with companies, executives, analysts, and investors across the markets it operates in. These relationships help our sponsor identify technical, economic, and marketplace transitions that create opportunities for systemic evolution. These relationships also help our sponsor identify specific businesses that fit an existing thesis and may provide direct access to the management teams and Boards of those businesses.

4.
Executive Leadership and Teambuilding:   TPB organizes multi-disciplinary mission-aligned leadership teams to build new businesses and provides active leadership team recruiting and development for existing businesses. TPB has developed a network of experienced executives that may enhance leadership teams and offers in-house executive recruiting and leadership development to its companies.

5.
Growth and Commercial Support:   TPB is an active strategic partner to the businesses it invests in, providing strategic guidance, commercial partnership development, recruiting, and operating support. TPB’s network of business and financial relationships enhance commercial access, accelerate growth, and support scale.

While we expect to benefit from TPB’s capabilities, none of TPB’s businesses will directly be a source of returns for our shareholders. TPB is not obligated to provide us any services or support with respect to sourcing, evaluating and consummating an initial business combination with potential targets. TPB will not receive any compensation or economic benefit from contributing its capabilities to us except the extent (1) we consummate our initial business combination with an independent company and TPB or one or more existing portfolio companies of TPB and TPB benefits from such business combination and (2) TPB benefits from its indirect beneficial ownership of our founder shares, which is derived from its ownership and control of our sponsor.
Initial Business Combination
Nasdaq listing rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the assets held in the trust account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. We refer to this as the 80% of net assets test. Our board of directors will make the determination as to the fair market value of our initial business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Even though our board of directors will rely on generally accepted standards, our board of directors will have discretion to select the standards employed. In addition, the application of the standards generally involves a substantial degree of judgment. Accordingly, investors will be relying on the business judgment of the board of directors in evaluating the fair market value of the target or targets.
Corporate Information
We are a blank check company incorporated as a Cayman Islands corporation on February 8, 2021. Our executive offices are located at 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129 and our telephone number is (415) 854-7074. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Form F-4. You should not rely on any such information in making your decision whether to invest in our securities.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds US$700 million as of the end of that fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than US$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds US$250 million as of the end of that fiscal year’s second fiscal quarter, and (2) our annual revenues exceeded US$100,000,000 during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds US$700 million as of the end of that fiscal year’s second fiscal quarter.
Directors and Executive Officers
Our directors and executive officers are as follows:
Name	Age	Position
David Friedberg	42	Chief Executive Officer, Director, Founder and Chairman of the Board
William Hauser	37	Chief Financial Officer
Bharat Vasan	46	Director
Kerry Whorton Cooper	50	Director
Neil Renninger	48	Director
April Underwood	42	Director
David Friedberg, Chief Executive Officer and Chairman of the Board
David Friedberg has served as the Chief Executive Officer of The Production Board since 2015. In his role at The Production Board, Mr. Friedberg is also the founder and sits on the boards of several private companies. From September 2006 to October 2013, Mr. Friedberg founded and was the Chief Executive

Officer of The Climate Corporation, an agriculture-focused weather insurance and software company acquired by The Monsanto Company in 2013. Mr. Friedberg was also the founder of Metromile, a pay-per-mile car insurance company (“Metromile”), and served as the Chairman of Metromile’s Board of Directors from January 2011 to December 2021. Previously, Mr. Friedberg worked in Corporate Development and Product Management at Google. Mr. Friedberg holds a Bachelor of Arts in Astrophysics from the University of California, Berkeley.
William Hauser, Chief Financial Officer
William Hauser has served as the VP of Finance at The Production Board since 2019. In addition, he currently serves as a member of the Board of Directors of Tillable. Prior to joining The Production Board, Mr. Hauser co-founded and was Chief Financial Officer of Darwin Homes, a property management company, from 2018 to 2019, and previously served as Chief Financial Officer of Northern Quinoa Production Company, from February 2017 to October 2018, and Director of Finance and Analytics at DoorDash, a food delivery platform, from June 2014 to February 2017. Mr. Hauser co-founded and was President of Two Degrees, a one-for-one food company, from 2009 to 2013, and was an Analyst at Goldman Sachs from 2008 to 2009. He holds a bachelor’s degree in Economics from Harvard University.
Bharat Vasan, Director
Bharat Vasan has served as The Production Board’s President and Chief Operating Officer since 2020. In addition, Mr. Vasan currently serves as a member of the Board of Directors of Uplifting Results Labs and Cana Technology. Prior to joining The Production Board, Mr. Vasan was the Chief Executive Officer of PAX Labs, an electronic vaporizer company, from February 2018 to September 2019. Prior to that, Mr. Vasan led multiple businesses to their exits, including as President and Chief Operating Officer of August Home, a home automation company, from September 2014 to December 2017 (acquired by Assa Abloy), and as the co-founder and Chief Operating Officer of BASIS Science, a fitness and health tracking company, from March 2010 to August 2014 (acquired by Intel). Mr. Vasan also played various roles in corporate development and executive leadership at Electronic Arts, a video game company, from August 2002 to January 2010. He holds a bachelor’s degree from Middlebury College and a master’s degree from Columbia University.
Kerry Whorton Cooper, Director
Kerry Whorton Cooper currently serves as a member of the board of directors of Pacific Gas and Electric Company, Upstart, Fernish and Gradient (formerly known as Treau), and is an Entrepreneur-in-Residence at Harvard Business School. Previously, Ms. Whorton Cooper was President and Chief Operating Officer of Rothy’s, a shoe company, from February 2018 to January 2020, and served on the boards of directors of BevMo from 2017 to 2020, Weddington Way from 2015 to 2017 and Choose Energy, a retail energy marketplace, from 2013 to 2016. Prior to Rothy’s, she served as Chief Executive Officer of Choose Energy from September 2013 to November 2016, Chief Operating Officer and Chief Marketing Officer of ModCloth, a women’s clothing company, from November 2010 to June 2013, VP Global eCommerce, Chief Marketing Officer and VP of Strategy and Business Development at Walmart.com, a retail company, from 2008 to December 2010, and SVP of Demand Planning and Retail, Dockers at Levi Strauss, a clothing company, from August 2002 to May 2008. Ms. Whorton Cooper holds a bachelor’s degree in Mechanical Engineering from The University of Texas at Austin, and an MBA from Harvard Business School.
Neil Renninger, Director
Dr. Neil Renninger served as the co-founder and co-Chief Executive Officer of Ripple Foods, a pea-protein company, from November 2014 to March 2019, and currently continues to serve as a member of its board of directors. He served as a member of the board of directors of GreenLight Biosciences from 2013 to 2020. He currently serves on the board of CarbonBuilt, Inc. Prior to Ripple Foods, Dr. Renninger was an Entrepreneur-in-Residence at Khosla Ventures, a venture capital firm, from September 2013 to November 2014, and was co-founder, Chief Technology officer, and a member of the board of directors of Amyris, a synthetic biology company, from August 2004 to May 2012. Dr. Renninger holds a bachelor’s degree in Chemical Engineering, a master’s degree in Civil and Environmental Engineering from Massachusetts Institute of Technology, and a PhD in Chemical Engineering from the University of California, Berkeley.
April Underwood, Director
April Underwood co-founded the #ANGELS angel investing collective in March 2015. In addition, she was founder and Chief Executive Officer of Nearby HQ, a hyper-local marketplace, from 2020-2022. She currently serves on the board of Zillow Group and Eventbrite. Prior to founding Nearby HQ, Ms. Underwood was Chief Product Officer and VP of Product at Slack Technologies, a communications platform, from June 2015 to February 2019. From April 2010 to February 2015, she was Director of Product at Twitter, a communications company, and previously served as Product Manager, Travel at The Climate Corporation, an agriculture-focused weather insurance and software company, from October 2009 to April 2010, Senior Partner Technology Manager at Google, a search engine and online advertising company, from July 2007 to October 2009, and held roles in product management and engineering at Travelocity, an online travel agency, from October 2002 to August 2005. Ms. Underwood holds a bachelor’s degree in Management Information Systems and Business Honors from The University of Texas at Austin, and an MBA from the University of California, Berkeley (Haas).
Number and Terms of Office of Officers and Directors
Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of April Underwood and Kerry Whorton Cooper will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Bharat Vasan and Neil Renninger, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of David Friedberg, will expire at our third annual general meeting.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.
Our sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the sponsor holds any securities covered by the registration and shareholder rights agreement.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Kerry Whorton Cooper, Neil Renninger and April Underwood are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and

Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.
Audit Committee
Kerry Whorton Cooper, Neil Renninger and April Underwood serve as members of our audit committee. Our board of directors has determined that each are independent under Nasdaq listing standards and applicable SEC rules. Kerry Whorton Cooper is the Chairwoman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that Kerry Whorton Cooper qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
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meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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monitoring the independence of the independent registered public accounting firm;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of our initial offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial offering; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee
The members of our nominating committee are Kerry Whorton Cooper, Neil Renninger and April Underwood, and Neil Renninger serves as chairman of the nominating committee. Under Nasdaq listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Kerry Whorton Cooper, Neil Renninger and April Underwood are independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which is specified in our charter, generally will provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
The members of our compensation committee are Kerry Whorton Cooper, Neil Renninger and April Underwood and April Underwood serves as chairwoman of the compensation committee.
Under Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Kerry Whorton Cooper, Neil Renninger and April Underwood are independent. We will adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Co-Chief Executive Officer and our Co-Chief Executive Officer and Chief Financial Officer, evaluating our Co-Chief Executive Officer and our Co-Chief Executive Officer and Chief Financial Officer performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Co-Chief Executive Officer and our Co-Chief Executive Officer and Chief Financial Officer based on such evaluation;

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reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.
Certain of our Founders, officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of our Founders, officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.

Potential investors should also be aware of the following other potential conflicts of interest:
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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

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Our sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, our sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete our initial business combination within the prescribed time frame. However, our sponsor and members of management are not required to waive their redemption rights (except for redemption rights in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association as set forth in clause (ii) above) or rights to liquidating distributions with respect to any public shares they may own. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, our sponsor has agreed not to transfer, assign or sell any of the Sponsor’s New Lavoro Ordinary Shares (“founder shares”) until two years after the Closing (“Sponsor Lock-Up”), provided however (x) 50% of the founder shares shall be released from the Sponsor Lock-Up one year following the Closing, (y) an additional 25% of the founder shares (i.e., totaling an aggregate of 75% of the founder shares) shall be released from the Sponsor Lock-Up eighteen (18) months following the Closing, and (z) an additional 25% of the founder shares (i.e., totaling an aggregate of 100% of the Founder Shares) shall be released from the Sponsor Lock-Up the date that is two years following the Closing. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our Founders, sponsor, officers and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, founders, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our sponsor or any of our founders, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or from an independent accounting firm that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.
Furthermore, in no event will our sponsor or any of our existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on Nasdaq, we will also reimburse an affiliate of our sponsor for office space, secretarial and administrative services provided to us in the amount of US$10,000 per month.
We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.
We will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company. In such case, our sponsor and each member of our management team have agreed to vote their founder shares and public shares in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TPB SPAC
The following discussion and analysis should be read in conjunction with the financial statements and related notes of TPB SPAC (as restated), included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements; Market and Other Industry Data.”
Unless the context otherwise requires, all references in this subsection to “the Company,” “TPB SPAC,” “we,” “us” or “our” refer to the business of TPB Acquisition Corporation I prior to the consummation of the Business Combination.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on February 8, 2021. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
We are not limited to a particular industry or geographic region for purposes of consummating a Business Combination. We are in an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.
All activity through September 30, 2022, relates to our formation and the initial public offering (the “Initial Public Offering”), which is described below and, subsequent to the Initial Public Offering, identifying a prospective target and pursuing an initial Business Combination. We will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering held in trust.
Our sponsor is TPB Acquisition Sponsor I, LLC (the “Sponsor”). The registration statement for our Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, we consummated our Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at US$10.00 per Unit, generating gross proceeds of US$175.0 million, and incurring offering costs of approximately US$10.5 million, of which approximately US$6.1 million and approximately US$489,000 was for deferred underwriting commissions (see Note 6 to our financial statements) and offering costs allocated to derivate warrant liabilities, respectively. On August 17, 2021, we consummated a partial exercise by the underwriters of their over-allotment option for 536,299 additional Units, generating gross proceeds of approximately US$5.4 million (the “Over-Allotment”), and incurring offering costs of US$295,000, of which US$188,000 was for deferred underwriting commissions.
Simultaneously with the closing of our Initial Public Offering, we consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of US$1.50 per Private Placement Warrant to the Sponsor, generating proceeds of US$6.0 million (see Note 4 to our financial statements). Concurrent with the consummation of the Over-Allotment on August 17, 2021, the Sponsor purchased 71,507 additional Private Placement Warrants, generating proceeds of US$107,260 (the “Second Private Placement”).
Upon the closing of our Initial Public Offering, Over-Allotment, Private Placement and the Second Private Placement, US$180.4 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located in the United States, and only invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Liquidity and Going Concern
As of September 30, 2022, we had approximately US$875,000 in our operating bank account and working capital deficit of approximately US$3.5 million.
Our liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash contribution of US$25,000 from the Sponsor to purchase 7,187,500 Class B ordinary shares (the “Founder Shares”), and the loan from the Sponsor of approximately US$300,000 under the Note. We repaid the Note in full on August 16, 2021. Subsequent to the consummation of the Initial Public Offering, our liquidity has been satisfied through the net proceeds from Private Placement held outside of the Trust Account and loans from our Sponsor. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us with working capital loans.
On April 28, 2022, we issued an unsecured promissory note (the “2022 Note”) in the principal amount of up to US$3,000,000 to our Sponsor, of which US$1,000,000 was funded upon execution of the 2022 Note. As of September 30, 2022, there was US$2,000,000 outstanding under the working capital loan.
Based on the foregoing, management has determined that we do not have sufficient liquidity to meet our anticipated obligations for at least twelve months after the financial statements are available to be issued, as such, the events and circumstances raise substantial doubt about our ability to continue as a going concern. The accompanying unaudited interim condensed financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about our ability to continue as a going concern.
Results of Operations
Our entire activity since inception up to September 30, 2022 related to our formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective target and the pursuit of an initial Business Combination. We will not be generating any operating revenues until the closing and completion of our initial Business Combination, at the earliest.
For the three months ended September 30, 2022, we had net loss of approximately US$5.5 million, which consisted of non-cash charge of approximately US$4.3 million resulting from changes in fair value of derivative warrant liabilities, approximately US$2.1 million in general and administrative expenses, and approximately U$30,000 in general and administrative expenses — related party, partially offset by approximately US$904,000 in income from investments held in the trust account.
For the three months ended September 30, 2021, we had a net loss of approximately US$1.1 million, which consisted of approximately US$367,000 of general and administrative expenses, approximately US$17,000 of general and administrative expenses related party, approximately US$654,000 loss upon issuance of private placement warrants, approximately US$577,000 of offering costs associated with derivative warrant liabilities, partially offset by approximately US$700 income from investments held in the Trust Account, and approximately US$496,000 from the change in fair value of derivative warrant liabilities.
For the nine months ended September 30, 2022, we had net loss of approximately US$2.3 million, which consisted of approximately US$4.4 million in general and administrative expenses and US$90,000 in general and administrative expenses – related party, partially offset by approximately US$1.1 million resulting from changes in fair value of derivative warrant liabilities and approximately US$990,000 in income from investments held in the trust account.
For the period from February 8, 2021 (inception) through September 30, 2021, we had a net loss of approximately US$1.2 million, which consisted of approximately US$432,000 of general and administrative expenses., approximately US$17,000 of general and administrative expenses related party, approximately US$654,000 of loss upon issuance of private placement warrants, approximately US$577,000 of offering costs associated with derivative warrant liabilities, partially offset by approximately US$700 of income from investments held in the Trust Account, and approximately US$496,000 from the change in fair value of derivative warrant liabilities.

Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of US$10,000 for general and administrative services, including office space, utilities and administrative support. We began incurring these fees on August 10, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation. For the three months ended September 30, 2022, and 2021, we incurred US$30,000 and approximately US$17,000 of such fees, respectively, which are presented as general and administrative fees — related party in the accompanying condensed statements of operations. For the nine months ended September 30, 2022 and for the period from February 8, 2021 (inception) through September 30, 2021, we incurred US$90,000 and approximately US$17,000 of such fees, respectively, which are presented as general and administrative fees — related party in the accompanying condensed statements of operations. As of September 30, 2022 and December 31, 2021, approximately US$137,000 and US$47,000, respectively, is accrued related to these services and presented in accrued expenses on the accompanying condensed balance sheets.
The underwriters are entitled to a deferred fee of US$0.35 per unit issued in the Initial Public Offering, or approximately US$6.3 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreements
On August 10, 2021, we entered into a forward purchase agreement with the Sponsor, pursuant to which the Sponsor agreed to purchase up to an aggregate of 2,500,000 Units (the “Forward Purchase Units”), at a price of US$10.00 per Unit, for an aggregate purchase price of up to US$25,000,000 (the “Sponsor Forward Purchase Agreement”). The purchase of the Forward Purchase Units is expected to take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the Business Combination. The forward purchase warrants included in the Forward Purchase Units will be exercised on the same terms as the Public Warrants.
The Sponsor waived all rights under the Sponsor Forward Purchase Agreement and the Sponsor Forward Purchase Agreement will be terminated upon the consummation of the Business Combination.
We also entered into additional forward purchase agreements on August 10, 2021 (the “Third Party Forward Purchase Agreements”), whereby additional forward purchasers agreed to purchase approximately 8,750,000 Class A ordinary shares (the “Forward Purchase Shares”), at a price of US$10.00 per share, for an aggregate purchase price of approximately US$87,500,000 in connection with the closing of the initial Business Combination. The additional forward purchasers may satisfy their funding commitments with respect to a number of additional Forward Purchase Shares by (i) committing to purchase some or all of the additional Forward Purchase Shares allocated to such additional forward purchaser, (ii) executing a non-redemption agreement with respect to an equal number of Public Shares held by it (on a share-for-share basis such that the agreement not to redeem one Public Shares shall be deemed to satisfy a commitment to purchase one additional Forward Purchase Share), or (iii) a combination of the foregoing. Any purchases of the additional Forward Purchase Shares are expected to take place in one or more private placements, but no later than simultaneously with the closing of the Business Combination. Pursuant to the Third Party Forward Purchase Agreements, the Sponsor agreed to transfer up to 50% (not to exceed 2,187,500 Founder Shares), but not less than 10% (not to exceed 437,500 Founder Shares), of the Founder Shares outstanding as of the closing of the Initial Public Offering to fully subscribing additional forward purchasers. In addition, the Sponsor agreed that the remaining Founder Shares held by it will be subject to price-based vesting conditions. Such shares will vest in three equal installments when the price of the Class A ordinary shares on Nasdaq equals or exceeds US$10.00, US$12.50 and US$15.00 for any 20 trading days within any 30 trading-day period, commencing on the date of the closing of the initial Business Combination and ending on the third anniversary thereof. The Sponsor will forfeit any remaining Founder Shares for no consideration to the extent the trading price thresholds described above are not met during the specified period.
The right to purchase Forward Purchase Shares in connection with the proposed Business Combination has been waived by each entity party to the Third Party Forward Purchase Agreements.

Subscription Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, our Sponsor entered that certain Subscription Agreement pursuant to which our Sponsor has committed to subscribe for and purchase 10,000,000 New Lavoro Class A ordinary shares at US$10.00 per share, for an aggregate purchase price of $100,000,000.
Related Party Loan
On April 28, 2022, we issued an unsecured promissory note (the “2022 Note”) in the principal amount of up to US$3,000,000 to our Sponsor, of which US$1,000,000 was funded upon execution of the 2022 Note. The 2022 Note does not bear interest, is not convertible, and may be further drawn down from time to time prior to the maturity date upon request by the Company, subject to our Sponsor’s approval. The principal balance of the 2022 Note will be payable on the earliest to occur of (i) the date on which we consummate an initial Business Combination or (ii) the date that the winding up of the Company is effective. The 2022 Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the 2022 Note and all other sums payable with regard to the 2022 Note becoming immediately due and payable. As of September 30, 2022, US$2,000,000 was outstanding under the note.
Critical Accounting Policies
The preparation of condensed interim financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. A summary of our significant accounting policies is included in Note 2 to our condensed financial statements in Part I, Item 1 of this Quarterly Report. Certain of our accounting policies are considered critical, as these policies are the most important to the depiction of our condensed financial statements and require significant, difficult or complex judgments, often employing the use of estimates about the effects of matters that are inherently uncertain. Such policies are summarized in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our 2021 Annual Report on Form 10-K filed with the SEC on March 30, 2022. There have been no significant changes in the application of our critical accounting policies during the nine months ended September 30, 2022.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the condensed interim financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the

CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.
Evaluation of Disclosure Controls and Procedures
As of September 30, 2022, as required by Rules 13a-15 and 15d-15 under the Exchange Act, our principal executive officer and principal financial officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon their evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective as of September 30, 2022 because of a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, the Company’s management has concluded that our control around the interpretation and accounting for certain complex financial instruments issued by us was not effectively designed or maintained. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our condensed interim financial statements were prepared in accordance with GAAP.
Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure.
We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting except for the below.
As previously disclosed and as discussed above, we identified a material weakness in our internal control over financial reporting related to our interpretation and accounting for certain complex features of the Class A ordinary shares issued by the Company not being effectively designed or maintained resulting in the misclassification of Class A ordinary shares as permanent equity instead of temporary equity.

BUSINESS OF LAVORO
This section sets forth certain information on Lavoro’s business and certain of Lavoro Group’s financial and operating information appearing elsewhere in this proxy statement/prospectus. It may not contain all the information about Lavoro that may be important to you, and we urge you to read the entire proxy statement/prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro,” and Lavoro Group’s financial statements included elsewhere in this proxy statement/prospectus. Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Lavoro and its subsidiaries prior to the consummation of the Business Combination. In addition, the financial information and other data contained in this subsection relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
Overview
We are a leading player in the Latin America agricultural inputs retail market, with operations spread across Brazil and Colombia, and an emergent agricultural input trading company in Uruguay.
We have three reportable segments: (1) the Brazil Cluster, which comprises companies dedicated to the distribution of agricultural inputs such as crop protection, seeds, fertilizers and specialty products, in Brazil; (2) the LATAM Cluster, which includes companies dedicated to the distribution of agricultural inputs outside Brazil (primarily in Colombia); and (3) the Crop Care Cluster, which includes companies that produce and import our own portfolio of private label products including off-patent crop protection and specialty products (e.g., biologicals and specialty fertilizers).
As a result of our scale, differentiated business model, private label specialty products and digital strategy, we offer farmers a comprehensive portfolio of products and services. Our goal is to help our farmer clients succeed by providing omnichannel support throughout the crop cycle via our RTVs (Representante Técnico de Vendas), which are our technical sales representatives, our e-commerce platform and our digital application called Super App. We have a highly skilled and technical salesforce that provides high quality agronomic advisory services, generating value for farmers and, in turn, gaining their trust. With our proprietary database analysis, which is internally known as the Control Tower, we seek to acquire an intimate understanding of our farmer clients and to offer products and services tailored to their specific needs. We have also recently signed a mutli-year agreement with Pattern Ag, Inc., or “Pattern Ag,” to deliver new services to farmers that use DNA sequencing and software-based tools to help improve farm productivity, aiming to increase crop yields and reduce farmers’ costs, land and water usage, and carbon footprint. Pattern Ag was founded with an initial investment from an affiliate of the Sponsor and is one of The Production Board’s portfolio companies.
We occupy a central role in the agribusiness chain: providing small and medium-sized farmers the most suitable agricultural inputs and services to grow their crops at higher yields, which in turn improves their profitability. These small and medium-sized farmers ranging between 100 and 10,000 hectares in planted acreage are typically not serviced directly by agricultural input producers. In Brazil, this segment of the market represents 65% of the cultivated land, whereas large farmers (owning more than 10,000 hectares) and micro farmers (owning less than 100 hectares) represent 15% and 20% respectively, according to a 2017 census by IBGE. We do not focus on large farmers, who given their sizeable purchase volumes are typically directly serviced by agricultural inputs suppliers.
We have a broad geographical footprint in the countries where we operate. In Brazil, we are present in several states, with meaningful positions in the States of Mato Grosso, Paraná, Minas Gerais, Mato Grosso do Sul, Rio Grande do Sul, and São Paulo, key agriculture centers in the country. In Colombia, we are present in 30 states and are an important agricultural input distributor as well. Our future growth plans include entry into Chile, Peru and Paraguay, where we are currently holding conversations with potential targets, as well as other countries in South and Central America. Our geographic diversification across the continent provides us with an important risk mitigant to our operations, in particular with respect to potential adverse weather events and the seasonality of specific crop types.

Colombia
Brazil
Peru
Paraguay
Chile
Uruguay
Presence in Brazilian states
Other countries with footprint
Near-term entry

Source: Company.
As of June 30, 2022, we have 193 physical stores, of which 156 are in Brazil and 37 are in Colombia. On average, it generally costs us approximately US$100,000 to open a new store, and our CAPEX-to-sales ratio has averaged under approximately 1% of sales. Our retail stores represent a footprint covering approximately 120,000,000 acres in Latin America. Our 924 RTVs monitor the day-to-day needs of farmers and the evolution of each crop through regular visits. Our technical visits provide a wide range of advisory assistance, including crop-planning, planting and harvest advice, agricultural input selection advice, product application recommendations, among others, which Lavoro believes are important for sales conversion and client loyalty.
Understanding our customer needs and providing first rate agronomic and other services is a critical element to our strategy. Building loyalty and trust with small and medium-size farmers is what we believe enables us to gain market share over time. As such, we regularly monitor our performance by conducting an annual survey with our customers to evaluate our Net Promoter Score (NPS). For our latest survey in June 2022, we contacted 12,000 customers across 122 stores and 18 subsidiaries. This survey showed an overall NPS of 67 out of 100 for 2021. Our overall NPS improved by +7 points relative to 2020. In the same survey, on a scale from 1 to 10 (10 being the highest), 74% of our clients responded with a 9 or 10 as their likelihood of recommending us to a friend or colleague. These results suggest strong and improving satisfaction and brand awareness among our customer base, and is testament to our relentless efforts in optimizing our commercial organization. Our goal is to reach and/or consistently remain a leader in client satisfaction and market share in the regions that we operate. To achieve this will require us to (1) continue to recruit and retain high performing RTVs, and continuously train them to operate at the highest level in terms of their technical and agronomic knowledge, (2) provide our RTVs with the requisite Customer Relationship Management (CRM) and business intelligence tools to improve their productivity and effectiveness of their client interactions, (3) retain our reputation as a reliable distributor of the most in-demand agricultural inputs at competitive prices, even in times of short supply (as was the case in FY22). In addition, our plans of adding new differentiated services and distributing value-add agricultural technology to small and medium-sized farmers, which are particularly underserved at present, will further bolster our reputation as a “one-stop-shop” go-to retailer and improve our wallet share over time.
Maintaining a strong relationship with input suppliers is critical to the success of any agricultural inputs retailers in Latin America. In that respect, we have developed long-lasting relationships with the major agricultural inputs suppliers in the region. Our present scale and high growth relative to the rest of the agricultural retail landscape makes us a vital partner to our suppliers. In addition to distributing third-party products, we also offer our portfolio of private label specialty products and private label products under our Crop Care Cluster. Our Crop Care product portfolio is complementary to the third-party branded products from key suppliers that we also distribute, as we are mindful to not compete and disrupt our close relationships with them. Overall, as a result of our comprehensive portfolio of products, we can offer a customized approach to our farmer clients, and better meet their needs regardless of size, crop type or climate characteristics.

Source: Company analysis for FY22.
(1)
Other revenues represent the remaining 3% of revenues.

In addition to the personalized agronomic advisory assistance and agricultural inputs we provide to our clients, we also offer them different methods of payment for our products. For certain contracts with customers, we sell agricultural inputs at term (e.g., seeds, crop protection products, fertilizers, and specialty products) in exchange for the future delivery of grains and oilseeds, mainly soybeans and corn, at the time of their harvest. We call these contracts barter transactions. Barter transactions are important to our clients as a form of supplier financing, as it allows them to use their future production output as currency to purchase agricultural inputs at planting. This barter contract method of financing is a particular feature of the Latin American agricultural industry, especially in row crop farming, and has been common in the region in the past two decades.
The mechanics for these barter transactions are as follows. A contract (grain/oilseed forward purchase agreement) is signed prior to the start of the crop planting season between us and our client. The contract stipulates the volume of the commodity to be delivered at harvest in exchange for Lavoro delivery of our input products during the planting period (the credit term is typically 7-9 months). The volume in this contract is determined such as to be equivalent to the negotiated value of the input products to be delivered by Lavoro, and is calculated based on the prevailing future price of that commodity on the signing date of that contract. The client’s main obligation is to deliver the agreed upon volume of commodities as a payment at a future date, and this obligation becomes our collateral in this transaction. To hedge our commodity price, we simultaneously enter into a future commodity sale agreement with a grain/oilseed trading company, pursuant to which we agree to deliver the commodity to be received from our farmer client under the inputs sale transaction. This agreement is entered into for the same quantity and under the same terms as the contract between us and our client. Since we swap out the liability in-kind with trading houses, our exposure to commodity prices is limited. We also simultaneously fully hedge our foreign exchange exposure via futures and other derivative positions.
Barter transactions reduce the risk of customer default by guaranteeing our direct access to the farmer client’s harvest. Barter transactions are also an important commercial tool for us; they have the potential to increase client loyalty and allow us to sell farmers a wider and higher-quality range of products. In the fiscal year ended June 30, 2022, 14.0% of our revenue was derived from barter transactions (16.7% in the fiscal year ended June 30, 2021).
We may incur losses if our farmer clients do not meet their obligations under the barter transactions entered into with trading companies, in which case we would need to purchase certain grains in the open market at our expense to close outstanding obligations with trading companies. Moreover, we may incur losses if our farmer clients default on their obligations. In addition to the future grain/oilseed harvest serving as a collateral in these barter contracts, we have an internal credit team leveraging our proprietary credit scoring systems to help us manage and mitigate our credit risk.
The prices of agricultural inputs and crop prices (such as soybean and corn) are subject to volatility resulting from weather conditions, crop yield, transportation costs, storage costs, the Brazilian government agricultural policy, exchange rates and demand for these commodities in the international market, among other factors. If we are unable to pass rising costs onto our farmer clients, or the farmer barter exchange ratios for our clients worsen over time, the demand for our products and our margins may be affected, and we may face significant losses in our operations. See “Risk Factors — Risks Related to Lavoro’s Business and Industry — Our operating results are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry in which we or our customers operate. These factors are outside of our control and may significantly affect our profitability” and “Risk Factors — Risks Related to Lavoro’s Business and Industry — We may be adversely affected by the ongoing armed conflict between Russia and Ukraine.”
Our History
We first began operations in August 2017 with the acquisition of the Gral Group based in Colombia, which positioned us as a leading retailer of agricultural inputs in the country. In December of the same year, we entered the market in Brazil, with the acquisition of Lavoro Agrocomercial, a prominent player in the agricultural inputs sales industry located in Mato Grosso. Since then, as of the date of this proxy statement/prospectus, we have completed a total of 24 M&A transactions in the agricultural inputs market in Colombia and Brazil. The market continues to be fragmented, with several opportunities already mapped by our internal and experienced M&A team. Additionally, since 2019, we began our verticalization strategy of developing and purchasing input suppliers that sell both to Lavoro’s agricultural retail channel, as well as to third-party agricultural retailers. Collectively, this business is called Crop Care Cluster. It began in 2019 when we internally developed Perterra, our own line of off-patent crop protection products. We further strengthened our vertical integration strategy by acquiring Agrobiológica Soluções Naturais Ltda., or Agrobiológica, an agricultural biological player, in 2020. Finally, we acquired Union Agro, a special fertilizer manufacturer and supplier in 2021. As a result of these acquisitions, we have become one of the leading agricultural inputs players in Brazil in a short period of time, and we continue to consolidate this position by developing our own line of products. The Crop Care Cluster currently operates only in Brazil, with plans to expand to the rest of our footprint.

Source: Company analysis.

Note: Number of product registrations data as of August 26, 2022; Agrobiológica gross margins data for FY22E.
Our M&A Strategy
Despite our limited operating history as a consolidated company, we have a proven track record of successfully acquiring and integrating companies. Our expertise allows us to integrate targets within our platform in less than 12 months. Our centralized management model enables us to extract synergies from every transaction, including economies of scale in procurement of agricultural input products, inventory management, logistics and other general and administrative operations. Lavoro also leverages its proprietary credit scoring system to mitigate financial risk for revenue booked via short-term credit to its clients. In addition, with our central structure, we are able to provide centralized services, such as legal, accounting, information technology and human resources, to better integrate each company and bring efficiencies and improve our standard of service.
Moreover, we have successfully executed our synergy plan for the companies we have acquired and accelerated their organic growth. The market in which we operate is still very fragmented and we believe we are one of the best positioned players to lead the consolidation. We have already completed 24 acquisitions since the start of our operations in 2017 and we have a fully dedicated M&A team with 15 professionals with deep expertise in private equity and agribusiness. The revenue of these companies grew considerably in the years following the closing of their acquisitions and at a faster pace compared to their growth before they were acquired. As an example, for the nine companies acquired in the fiscal years ended June 30, 2018, 2019 and 2020 grouped into cohorts by acquisition year, pro forma revenue CAGR for these companies accelerated by over 2x in the years following their acquisitions (through FY21) relative to the growth rate preceding the acquisition by Lavoro.

Cohort average CAGR: before and after acquisitions[1,2]

FY2018 Cohort
3.3x acceleration
7.5
25.2
CAGR FY16-FY17
CAGR FY17-FY22
FY2019 Cohort
2.4x acceleration
9.1
21.4
CAGR FY16-FY18
CAGR FY18-FY22
FY2020 Cohort
2.3x acceleration
11.7
27.6
CAGR FY16-FY19
CAGR FY19-FY22
Pre-acquisition
Post-acquisition

Source: Company analysis.
(1)
Considers revenue in local currency terms for Brazilian and Colombian companies. Figure for each cohort calculated using a simple average of companies CAGR.

(2)
FY2018 Cohort: Grupo Gral and Lavoro; FY2019 Cohort: Pitangueiras and Impacto; FY2020 Cohort: AgSe, Agrovale, Agrovenci, Central Agrícola and Produtec.

The post-acquisition period for the companies acquired after June 2020 is limited, and our analysis of the performance of such companies is still ongoing. Our leadership and track record uniquely position us to continue consolidating the market and creating value from each acquisition, for our farmer clients, and for our shareholders.

Lavoro’s Management Model

Source: Company.
ESG Agenda: Execution Highlights
Our sustainability policy sets out the responsibilities and commitments shared by our senior leadership, employees, customers, investors, partners, suppliers, and other interested parties. This document guides the management of risks and opportunities based on the social, environmental and governance responsibility inherent to our corporate, economic, operational, and marketing activities. Our key priorities include food security, climate change, promoting sustainable agriculture, controlling deforestation, and looking at working conditions in the value chain. This commitment is reflected in the offering of innovation in biological solutions, low carbon inputs and specialty fertilizers, such as foliar products and organominerals, and in the engagement of teams and customers in a culture fostering maximum safety in the handling and use of chemical pesticides. We also conduct strict social and environmental due diligence of our clients and potential M&A targets.
To that end, in April 2021, we joined the United Nations Global Compact (the “UNGC”), which helps us commit to, measure and communicate our sustainability strategy. The UNGC is an arrangement by which companies voluntarily and publicly commit to a set of principles drawn from key UN conventions and declarations. The principles of the UNGC represent a set of values that the UN believes responsible businesses should incorporate into their operations in order to meet fundamental responsibilities in the areas of human rights, labor, the environment, and anti-corruption. These goals will focus on sustainable agriculture, deforestation prevention, portfolio, health and safety, development of human capital and equity, and recognition for good socio-environmental practices, and we expect to achieve these goals by 2025 and track our progress through key performance indicators that will be regularly reported to our board by our management. We believe that our sustainability programs will primarily contribute to goals 2 (zero hunger), 8 (decent work and economic worth), 12 (responsible consumption and production) and 15 (life on land) of the United Nations Sustainable Development Goals.
Main Operating and Financial Information
We have delivered rapid growth and profitability. Between July 1, 2020 and June 30, 2022, our number of stores grew at a compound annual growth rate, or CAGR, of 23.8% while our historical net revenue grew at a CAGR of 69% during the same period.

Historical Combined Financial Data
The tables below show our main financial indicators for the periods indicated:
	For the Fiscal Year Ended June 30,
	2022	2022	2021	2020
	(in millions, except as otherwise indicated)
	(US$)(1)	(R$)
Revenue	1,478.9	7,746.5	5,098.5	2,706.3
Revenue growth(2)	N/A	51.9%	88.4%	N/A
Gross margin(3)	N/A	17.1%	14.4%	11.9%
Profit (loss) for the period/year	20.6	107.8	21.5	(121.5)

N/A = Not Applicable.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

(2)
Revenue growth is calculated as the variation of revenue for a fiscal year compared to the prior fiscal year.

(3)
Gross margin is calculated as gross profit as a percentage of revenue for the period.

As of June 30, 2022, we had R$710.6 million in outstanding borrowings (current and non-current) (R$242.4 million and R$168.6 million as of June 30, 2021 and 2020, respectively). Our interest paid on borrowings amounted to R$7.4 million in the fiscal year ended June 30, 2022 (R$30.4 million and R$23.0 million in the fiscal years ended June 30, 2021 and 2020, respectively). For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro — Liquidity and Capital Resources — Indebtedness.”
Pro Forma Financial Data — Lavoro Acquisitions
The pro forma financial data presented in the table below relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination. Our unaudited pro forma financial data is presented to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions and to improve the comparability of our financial information across multiple periods.
The table below shows certain unaudited pro forma financial data derived from our unaudited pro forma condensed combined statement of profit or loss for the fiscal year ended June 30, 2022. Our unaudited pro forma condensed combined statement of profit or loss for the fiscal year ended June 30, 2022 is based on our historical audited combined financial statements, and the unaudited financial data of Integra, Qualicitrus, América, Desempar, Cultivar, Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap and Nova Geração, and gives effect to the acquisition of Integra, Qualicitrus, América, Desempar, Cultivar, Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap and Nova Geração as if they were completed on July 1, 2020. See note 20 to our audited combined financial statements and “Unaudited Pro Forma Condensed Combined Financial Information.”

	As of and For the Fiscal Year Ended June 30,
	2022	2022
	(in US$ millions)(1)	(in millions, except as otherwise indicated)
		(in R$ millions)
Pro forma revenue	1,558.5	8,163.2
Pro forma gross margin(2)	N/A	17.4%
Pro forma profit for the period/year	28.9	151.3
Pro Forma Adjusted EBITDA(3)	106.2	556.3
Pro Forma Adjusted EBITDA Margin(3)	N/A	6.8%
Borrowings (current and non-current)	135.7	710.6
Net Debt(4)	148.1	775.9
Net Debt/Pro Forma Adjusted EBITDA Ratio(4)	N/A	1.4x
Working capital/pro forma revenue(5)	N/A	15.1%

N/A = Not Applicable.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

(2)
Pro forma gross margin is calculated as pro forma gross profit as a percentage of pro forma revenue for the period.

(3)
Pro Forma Adjusted EBITDA is defined as pro forma profit (loss) for the year, adjusted for pro forma finance income (costs), net, pro forma income taxes, pro forma depreciation and amortization, fair value on inventories sold from acquired companies, and pro forma M&A adjustments that in management’s judgment do not necessarily occur on a regular basis, minus gains on bargain purchases, in each case, without giving pro forma effect to the impact of the Business Combination. Pro Forma Adjusted EBITDA Margin is calculated as Pro Forma Adjusted EBITDA as a percentage of pro forma revenue for the period. For further information on Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, see “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures — Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin.” In addition, see “Selected Combined Historical Financial Information and Other Data of Lavoro — Non-IFRS Financial Measures and Reconciliations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro — Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro — Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin to our pro forma profit (loss) for the year for the period.

(4)
Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is calculated as Net Debt (Net Cash) divided by Pro Forma Adjusted EBITDA Ratio. Net Debt (Net Cash) is calculated as borrowings (current and non-current) plus leases liabilities (current and non-current) plus payables for the acquisition of subsidiaries (current and non-current) less cash equivalents. For further information on Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, see “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures — Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio.” In addition, see “Selected Combined Historical Financial Information and Other Data of Lavoro — Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our borrowings.

(5)
Working capital/pro forma revenue is calculated as working capital as a percentage of pro forma revenue for the period. Working capital is calculated as the sum of the balance (current and non-current) of trade receivables, inventories, advances to suppliers, taxes recoverable, and other assets less the sum of the balance (current and non-current) of trade payables, advances from customers, salaries and social charges, taxes payable and other liabilities.

Operational Data
The tables below show our main operating indicators for the periods indicated:
	As of June 30,
	2022	2021	2020	2022 – 2021 Variation (%)	2021 – 2020 Variation (%)
Number of stores	193	152	126	27.0%	20.6%
Number of RTVs(1)	924	744	460	24.2%	61.7%
Number of employees(2)	3,379	2,375	1,435	42.3%	65.5%
Number of clients(3)	60,839	47,567	21,237	27.9%	124.0%

(1)
RTVs (Representante Técnico de Vendas) refer to our technical sales representatives for each of our retail stores, and who develop commercial relationships with farmers.

(2)
Includes number of RTVs.

(3)
Number of clients refers to the total number of small and medium-sized farmers that purchased products from us in the preceding 12 months.

Our Strategy
Execute our strong M&A pipeline to boost growth
Despite recent M&A activity in the agricultural input market, especially in Brazil, the market remains very fragmented. In Brazil, 89% of independent agricultural input distributors are controlled by their founders, and approximately three-quarters of such distributors mentioned they would be open to M&A discussions according to a 2019 survey by ANDAV. Our dedicated and specialized M&A team constantly monitors our industry, analyzing strategic opportunities to acquire businesses that complement ours and generate shareholder value. We pursue acquisitions of businesses with potential for growth and synergy, as well as businesses that enable our digital transformation. However, we may not be able to identify appropriate acquisition, partnership or joint venture targets in the future, and our efforts to identify such targets may result in a loss of time and financial resources. In addition, we may not be able to successfully negotiate or finance such future acquisitions, partnerships or joint ventures successfully or on favorable terms, or to effectively integrate acquisitions into our current business, and we may lose clients or personnel as a result of any such strategic transaction.
We are increasingly seeking to consolidate our leadership position in the agricultural inputs sales sector in Latin America. Currently, we have mapped over 200 companies in our planned acquisition pipeline. These potential new acquisitions are located largely in the Brazilian states of Minas Gerais, Goiás, Santa Catarina, and Rio Grande do Sul, as well as in Colombia, Chile, Peru, Paraguay, Uruguay and other countries in South and Central America. We also have a number of non-disclosure agreements signed and plan to expand our business into new markets such as in Paraguay as well as in Uruguay, where we currently have an emergent company. The following graphic reflects our acquisition pipeline characteristics:

Source: Company (as of November 10, 2022).
Our inorganic growth strategy, however, may require us to raise additional capital in the future, which may not be available on acceptable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of acquisition opportunities, develop or enhance our portfolio of agricultural products and services or respond to competitive pressures, which could have a material adverse effect on our business, results of operations and financial condition.
As of June 30, 2022, the aggregate amount of payables for the acquisition of subsidiaries consideration payments we are currently required to make within the next six fiscal years pursuant to our existing acquisitions amounts to R$111.7 million, all of which is required to be paid within the next 12 months.
Continue our organic growth strategy
We intend to continue expanding our network of stores to increase our physical presence in the regions where we operate. To open a new store, we study the regional agricultural production potential, our current store reach, the competitive dynamics in each region, and where we can add value. We expect to continue opening new physical stores in the coming years, in addition to adding new stores from potential M&A targets.
Our broad network of highly trained RTVs is an important strategic asset for us to expand our reach and connect small to medium-sized farmers with the products and services they need. We hire and train as new RTVs both recent graduates from universities and experienced professionals from the industry. This provides us with the right mix of experience and innovative thinking. We have an in-house training program to further develop our RTVs’ technical knowledge and sales management capabilities, at all levels of experience. In general, new hires take two to three years to develop and attain the same level of sales productivity as mature RTV. Thus, we also expect organic growth and margin improvement from recently hired RTVs gaining experience and traction with clients.
Our well-trained RTVs strive to educate our clients on the benefits advanced crop protection, seeds, fertilizers and specialty products have on their crop yields and financial results. Through our incentive compensation structure, we ensure that our RTVs’ interests and those of our farmer clients are well aligned, and that the high-end products that they recommend generate good outcomes for our farmer clients, improve loyalty, and improve our gross margins as well.
Vertically integrate via private label to further expand margins
Our Crop Care Cluster was created in 2019 and is quickly ramping up, with significant revenue growth between 2020 and 2022 (from R$43.0 million in the fiscal year ended June 30, 2020 to R$438.6 million in the fiscal year ended June 30, 2022). While Crop Care currently represents a small percentage of our business, we expect the business to grow significantly as a percentage of Lavoro’s revenue going forward.
Our Crop Care Cluster is comprised of three subdivisions: (1) the import and production of selected off-patent crop protection products via Perterra; (2) the production of biological products via Agrobiológica; and (3) the production of specialty fertilizers via Union Agro.
We see great potential in our Crop Care Cluster, and especially in our biological products, as Brazil’s tropical weather and particular soil characteristics subject farmers to a high proliferation of pests that need to be controlled. Additionally, Brazil and various other regions of Latin America have two to three crop cycles per year, a low crop rotation, and the repetitive use of the same crop protection products, such that pests there are becoming more resistant to traditional agrochemical products. This situation is unique to Brazil and various other regions of Latin America. It’s worth noting that these dynamics are different than those in the Northern Hemisphere where the winter snow tends to sterilize the soil, fewer crops are grown in a year, and there is greater prevalence of crop rotation. As such, there is a particular need in the Latin American market, especially in Brazil, for new and more effective crop protection products. In that regard, a key benefit of biological products is that they do not have the same loss in efficacy in eliminating pests as is the case with traditional agrochemical crop protection products.
An additional key benefit and driver of biological products demand is the reduction in environmental toxicity and chemical waste, as compared to traditional agrochemicals. Biological products are more ESG-friendly and provide a “win-win-win” solution, as they are more effective for farmers, better at protecting the environment, and generate better margins for Lavoro. With Crop Care, we are at the forefront of product innovation in the industry, and due to the growing adoption of biological products in the countries in which we operate, we expect demand for these products to increase with a resulting positive effect on our consolidated margins as a result of higher margins than our other product categories.
Our Crop Care Cluster products have a higher margin than our traditional agricultural inputs products for two reasons. First, biological products and specialty fertilizers are differentiated products (“specialty products”), and command a higher average price due to their improved results for farmers. Second, given our vertical integration in the specialty products market (where we produce these products in our owned manufacturing sites), we believe we are able to capture the manufacturer margin in addition to the distribution margin, which are additive for us.
We intend to further expand our Crop Care Cluster product portfolio by developing new biological products through R&D, continuing to apply and obtain new product registrations with Brazilian regulators which allows us to import additional off-patent crop protection products, and acquiring other specialty fertilizer and biological companies.

Crop Care Cluster products are sold both to our owned agricultural inputs retail distribution channel, as well as to third-party agricultural retail distributors.

Decription	Main Brands
AGRO BIOLÓGICA • Biological products • Differentiated products • ESG appealing	Skupa-Mite, Dobbel, Tríppeľ, Nemakill, Aptur-PF, Torpeno
UnionAgro • Specialty fertilizers products • Cost-effective products (quality vs. price) • Regional and fragmented players	NutryGran 90 LC, Essenziale, Nutry, NitroMax II, AGRIS
Perterra • Off-patent crop protection products • Highly competitive market	Clorotalonil R 720 SC Perterra, Sulfur 800 WG Perterra, Domani, Attuare, Davero, Potere, Totagile, Saggace, Ultimare, Allenza, Eredità, Hàvallo

Source: Company.
However, we may not be successful in developing new biological products, producing additional off-patent crop protection products or acquiring other special fertilizer and biological companies. The process of creating and producing new products, including the complexity of the approval processes for the production of our private label products, is time-consuming, and only a small percentage of such products may reach the final sales stage. Moreover, selling new products and technology and the sales and distribution strategies we implement may prove ineffective or inadequate. Finally, the incorrect or off-label use of our private label products may damage our reputation or negatively impact our results, and if our products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims. Accordingly, such factors may negatively affect our business and results of operations.
Further develop planning operations, operational efficiency, and effective distribution
Our focus is on constantly improving our operations, pursuing greater efficiency, and providing better services to our clients. Over the last four years, we have invested in processes, systems and in our team to enable us to manage a sizeable operation while capturing the benefits of scale.
When it comes to processes and structure, our strategy is to centralize and consolidate activities at the corporate level that are fundamental to capturing synergies (e.g., supply and operations planning and purchasing) and retain operational activities that require greater agility and response time (e.g., logistics) decentralized at the regional level. For example, our operations planning team is responsible for ensuring the efficiency of our supply chain. We have a demand planning tool called Plannera that enables collaborative planning between our sales, marketing and operational teams.
Since 2020, we have centralized our negotiations in a professional purchasing structure. This structure is staffed by department managers with deep industry expertise in our main agricultural input product categories. Our department managers use a concerted and systematic approach to consolidate our purchasing needs, and plan for the right moment to place purchasing orders. Our growing scale and centralized purchasing process enables us to capture economies of scale, particularly in commoditized and off-patent products, and to establish strategies to optimize our results in patented, branded and higher end products.
To improve our commercial sales operations and supply chain management, we have implemented Salesforce’s Customer Relationship Management (CRM) tools. We expect the CRM tools to contribute to greater RTV productivity by improving the effectiveness of their client interactions, and by capturing and leveraging data on past RTV-client interactions to help optimize various parts of their sales processes.
We are also striving to attract, train and retain the best RTVs in the regions that we operate. We structure career management plans to ensure RTVs’ success and long-term alignment with Lavoro. We have also created our own proprietary recruitment channel via a trainee program which takes fresh graduates from college agronomy programs and trains them to become successful RTVs. Moreover, in October 2020, we launched Lavoro University, an online platform, to empower our staff with the tools they need to succeed, provide excellent service to our clients, and strive for continuous improvement. Courses at Lavoro University are available to all employees, and are free of charge.
We expect that all of the strategies mentioned will help us improve our operational leverage and margins going forward while making us more effective at serving our farmer clients.
Lead the digital transformation in the Latin American agricultural inputs market
Lavoro Connected Farm is our hub of products and services that digitally integrates our farmer with clients with us and our partners.

Source: Company.
The Lavoro Connected Farm has four pillars, which we describe below:
(1)
E-Commerce:   Our e-commerce platform, launched in May 2020, leverages our retail network in Brazil for inventory warehousing and last-mile logistics. It enables farmers to purchase their crop input products online and has seen significant traction to-date, and aims to provide our farmer clients with more flexibility and convenience in how they browse our inventory and place orders. Our e-commerce sales amounted to R$425.3 million in the fiscal year ended June 30, 2022, representing 5.5% of our total net revenues in the period. As of the date of this filing, our farmer clients have access to more than 6,700 SKUs representing all of our primary product categories.

(2)
Super App:   Our Super App smartphone application was developed to create a user-friendly digital interface for our farmer clients to communicate with our RTVs, ask technical questions, place and monitor their purchase orders and delivery schedules, and review our extensive list of products and services. Additionally, Super App provides farmers with useful information such as local weather forecasts, commodity prices, and product information, among other topics of interest. It also enables them to manage their accounts with Lavoro online, such as their credit usage, purchasing history, status of pending orders, and expected delivery dates. Our application is available in the Apple App Store and in Google Play for users located in Brazil, and we plan to expand services to Colombia in the not too distant future.

"Minha Lavoro" App
Pre-pricing Of Products
Weather Forecast 15 days (rains)
Loyalty
Delivery Request (Scheduling or Emergency)
Agro News
Consumption and Order History
View Credit Status and Limit
Debt Renegotiation Request
Technical Information
Sales
Planning
Request of Advanced payments
Field Monitoring Report
Purchases
Pricing of Dollar and Grains
Crop
Chatbot with Artificial Intelligence
App
APPs Connection Field Management

(3)
Control Tower:   We have an extensive internal database, internally known as the Control Tower, which covers a customer’s entire planting and harvest cycle and consolidates data that was previously only available across different systems. We expect that data analysis on this database will bring us closer to our farmer clients enable us to offer the right services at the right time. The Control Tower was developed in December 2021.

Source: Company.

(4)
Digital services:   Going forward, we intend to become the leading digital advisor to our farmer clients. We are actively seeking partnerships with technology solutions that we believe will increase our clients’ productivity, add significant value to their operations, and generate meaningful high-margin service revenue, or market share growth, for Lavoro. These opportunities might include digital agronomy tools, financial services, soil testing services, among others. We are early in this development process and have already started several early-stage experiments with vendors.

On October 21, 2022, Lavoro announced a multi-year partnership with soil metagenomics and digital agronomy leader Pattern Ag to offer farmers in Brazil a service that will help them assess crop risks and nutrient deficiencies and offer specific product recommendations through personalized software experience. Pattern Ag was founded with an initial investment from an affiliate of the Sponsor and is one of The Production Board’s portfolio companies. Given Lavoro’s scale and store footprint, we believe Lavoro is positioned to help bring this advantaged technology service offering to farmers across the country. This strategic partnership expands Lavoro’s portfolio of digital tools and services available to Brazilian farmers. With Pattern Ag, Lavoro plans to offer clients a digital agronomy platform that will help them map their fields, analyze their agronomy data, leverage applied metagenomics sequencing and soil chemistry analysis, and provide specific production application recommendations to clients, helping farmers improve productivity and aiming to increase crop yields and reduce farmers’ costs, land and water usage, and carbon footprint.
With the Lavoro Connected Farm, we seek to transform the way we interact with clients by offering all of the products and services they need in a more convenient and efficient manner. Such integration will mean our farmer clients will no longer have to coordinate with multiple vendors, increasing their productivity and enabling us to increase our wallet share. We expect our model will set us apart from our competitors and make us the “one-stop-shop” retailer for all of farmers’ needs. We utilize numerous third-party service providers in our Lavoro Connected Farm platform, including back office and business process support, information technology production and support, network access and cloud computing, among others. A failure by a third-party service provider could expose us to the risk of being unable to offer Lavoro Connected Farm services to our customers, compromise the quality of our services, and consequently, deteriorate our relationship and reputation with our clients. If we are unable to effectively develop the Lavoro Connected Farm platform, our business and operating results may be adversely affected. See “Risk Factors — Risks Related to Lavoro’s Business and Industry.”
Our Competitive Advantages
Our goal is to transform the Latin American agricultural inputs market with our scale, unique business model and execution of our digital strategy. We believe that the following competitive advantages set us apart from our competitors, contributing to our success.
We expect to be able to continue delivering strong growth, driven by a proven M&A integration strategy and organic expansion capabilities.
We have a clear track record of acquiring quality assets at an attractive valuation. Since the beginning of our operations in 2017, we have completed 24 acquisitions, as shown in the following figure.

Source: Company. For a description of our acquisitions, see “Presentation of Financial and Other Information of Lavoro — Financial Statements — Acquisitions.”
(*)
As of the date of this proxy statement/prospectus.

Besides purchasing other companies, we also have the unique ability to significantly accelerate our newly acquired assets’ growth post-acquisition. Between fiscal year 2018 and fiscal year 2021, the revenue CAGR of our acquired companies was on average over two times greater than their respective revenue CAGR for years preceding the transaction’s closing.
Our M&A team is made up of 15 qualified and experienced professionals who are well versed in the intricacies of the agribusiness industry. This allows us to have our own proprietary “deal flow,” avoid competitive bidding processes, and negotiate acquisitions at attractive valuation multiples. Given our experience integrating over 20 acquisitions since 2017, we have developed and continue to create value creation levers and internal management improvements, to generate further operational efficiencies and organic expansion.
We have a prominent leadership position in the Latin American agricultural input retail market.
We are the largest agricultural inputs retailer in Brazil as of the end of the crop year 2022 ending in June according to our internal analysis based on third-party research, and excluding fertilizers as an input (for which third-party data was not available). We are also the top customer of four of the five largest crop protection and seeds suppliers in Brazil. Our scale brings with it competitive advantages that are especially relevant in a market characterized by high fragmentation and a large prevalence of small local resellers. Our back-office operations are located in Curitiba, Brazil, where we consolidate integrated planning, logistics and storage services activities for our entire regional network of stores are consolidated.
Brazil Market Size and Lavoro Ranking by State
(in R$ millions)

Lavoro's ranking by state
#1
#2
#1
#5
#2
#7
2,998
1,157
913
749
590
558
492
651
572
MT
RS
PR
MG
GO/DF
MS
SP
MATOPIBA
Others

Source: Company analysis. Chart includes only Brazilian states, considers the crop protection and seeds market in Brazil in 2020 and the breakdown of 2020 distribution revenue across Brazilian states and excludes private label revenues. MATOPIBA refers to the joint region of the states of Maranhão, Tocantins, Piauí and Bahia.

However, we are subject to risks relating to our significant presence in Latin American countries. Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations (in particular due to governmental intervention, inflation, exchange rate instability, and disruption or volatility in global financial and credit markets). In addition, as part of our growth strategy, we intend to expand our operations by offering our services in additional international jurisdictions, including in Peru, Chile, Paraguay, Uruguay and other countries in South and Central America. We may not be successful in expanding our operations into these or other markets outside of Brazil, Colombia and Uruguay in a cost-effective or timely manner, if at all, and our products and services may not experience the same market adoption in such jurisdictions as we have enjoyed in the countries where we operate. See “Risk Factors — Risks Related to Lavoro’s Business and Industry.”
We are highly diversified across geographies, clients, suppliers and crops.
Our stores and RTVs are located across Brazil and Colombia and we intend to expand our stores and RTVs to cover most of Latin America. We have a multi-product and multi-brand approach, which enables us to cater to numerous small and medium-sized farmers across many regions and have exposure to a wide variety of crops, including soybean, corn, potato, and rice. This wide-ranging sales network is reflected in our customer segmentation: our top 100 clients represented only 16% of our fiscal year 2022 sales.

Source: Company.
Note: Charts consider the breakdown of fiscal year 2022 agricultural input revenue, but excludes private label revenues.
Nevertheless, our business is subject to significant risks on the supply side. We cannot guarantee that our suppliers will not engage in improper practices, including inappropriate labor or manufacturing practices, and in the event that our suppliers engage in such improper business practices, our customers’ perception of our business may be adversely affected, which may adversely affect our business, results of operations and our reputation. Moreover, disruptions of the supply or reliability of transportation services and/or changes in transportation service costs, including as a result of infrastructure deficiencies, can affect our sales volumes and selling prices, and interruptions in the production or transportation of certain agricultural inputs we sell could adversely affect our operations and profitability. See “Risk Factors — Risks Related to Lavoro’s Business and Industry.”
We are the partner of choice of our farmer clients through our highly trained and engaged sales team.
Our highly skilled RTVs play an important role in developing and building close and long-lasting relationships with our farmer clients. Our RTVs are responsible for providing tailored agronomic recommendations to our clients, helping them select the right products given their specific needs throughout the planting and harvest process.
Our RTVs undergo thorough sales training which covers all aspects of the sales process, and are taught by specialists in sales management. Mandatory training also includes modules on credit policies, integrity, compliance, and data protection. Additionally, training can be complemented through our Lavoro University platform, on which our RTVs and employees can complete elective courses on topics such as leadership, innovation, and time management, among others. Moreover, RTVs occasionally receive training from suppliers covering specific product characteristics or product application techniques.
Our training aims to develop the best RTVs in the market, which translates into satisfied and repeat customers. These long-term relationships are fully reflected in our NPS score. In June 2022, we conducted an NPS survey where we contacted 12,000 customers across 122 stores and 18 subsidiaries. Our overall NPS score was 67 out of 100 for 2021, and on a scale from 1 to 10 (10 being the highest), 74% of our clients responded with a 9 or 10 as their likelihood of recommending us to a friend or colleague. These results are a testament to our client satisfaction and strong brand.
We would not have received such results without our dedicated and engaged team of employees. In our latest employee survey, with approximately 1,500 respondents, 91% mentioned they were proud to say they worked at Lavoro. We were honored to receive the Great Place to Work® (GPTW) certification in 2021 (valid through May 14, 2022).
We are a protagonist in the digital transformation of agriculture.
We believe we are in a unique position to lead digital advances in the agricultural sector. Our digital strategy was launched over two years ago with the ambition of connecting farmers to an extensive list of products and services. Our digital and marketing teams extensively studied the primary needs and pain points of farmers along their entire trajectory to create the best solutions for each step of the way through a combination of digital and physical services. The result is an omnichannel experience that offers the convenience and effectiveness of digital tools with the physical support from our team and store network when our farmer clients need it most.
We launched our online platform in May 2020, which consists of a digital marketplace that provides farmers with an online range of products suitable for their needs. In November 2021, we launched an updated version of our e-commerce platform as well as our new Super App, recognizing that farmers need a convenient way to interact with us at any time. Our digital retail platform features more than 6,700 SKUs and approximately 180 distribution points throughout our regional footprint in Brazil.
We believe that digital agronomy enables the capture and analysis of valuable actionable data which can be leveraged to drive the next step change in agricultural productivity gains. Farmers in Latin America are at the earliest stages of incorporating and utilizing digital tools to track, analyze, and manage their operations. We intend to bring our clients emerging digital services through an integrated offering, in partnership with select third-parties.
We believe that our digital strategy differentiates us from our competitors and allows us to better connect with our farmer clients. We offer them the products and services they need in one place, right when they need them, avoiding the need to coordinate with multiple vendors. By facilitating their production planning and execution we aim to improve client loyalty.
Our digital transformation will put us at an increased risk, however, that interruption or failure of our infrastructure, information technology and communications systems could impair our operations, which could also damage our reputation and harm our results of operations. For instance, we depend on data centers operated by third parties and third-party Internet hosting providers, and any disruption in the operation of these facilities or access to the Internet, including as a result of cyberattacks, could adversely affect our business. See “Risk Factors — Risks Related to Lavoro’s Business and Industry.”
Legal Proceedings
From time to time, we are involved in disputes that arise in the ordinary course of our business. Any claims against us, whether meritorious or not, can be time-consuming, result in costly litigation, require significant management time, and result in the diversion of significant operational resources.
We are subject to a number of judicial and administrative proceedings, including civil, labor, criminal, tax, regulatory, and social security claims and other proceedings, which we believe are common and incidental to business operations in general. We recognize provisions for legal proceedings in our financial statements, in accordance with accounting rules, when we are advised by independent outside counsel that (1) it is probable that an outflow of resources will be required to settle the obligation; and (2) a reliable estimate can be made of the amount of the obligation. The assessment of the likelihood of loss includes analysis by outside counsel of available evidence, the hierarchy of laws, available case law, recent court rulings and their relevance in the legal system. Our provisions for probable losses arising from these matters are estimated and periodically adjusted by management. In making these adjustments our management relies on the opinions of our external legal advisors.
As of June 30, 2022, we had R$3.0 million in provisions for contingencies recorded in our audited combined financial statements (R$3.6 million as of June 30, 2021) in connection with legal proceedings for which we believe a loss is probable in accordance with applicable accounting rules and have no judicial deposits in connection with outstanding proceedings. However, legal proceedings are inherently unpredictable and subject to significant uncertainties. If one or more cases were to result in a judgment against us in any reporting period for amounts that exceeded our management’s expectations, the impact on our results of operations or financial condition for that reporting period could be material. See “Risk Factors — Risks Relating to Lavoro’s Business and Industry — Adverse outcomes in legal proceedings could subject us to substantial damages and adversely affect our results of operations and profitability.”
For further information, see note 22 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
Agrobiológica Investigation
Our subsidiary Agrobiológica Soluções is currently subject to a police investigation in the municipality of Leme, State of São Paulo, which investigation is based on allegations made by CropLife Brasil (a Brazilian association of agricultural pesticide companies). Agrobiológica Soluções is alleged to have illegally promoted the so-called “on-farm” multiplication of bacteria for agricultural use because it sells products that allow farmers to carry out the “on-farm” multiplication of pesticides, an activity that, according to CropLife Brasil, would be illegal. However, Agrobiológica Soluções understands that no law in Brazil prohibits the “on-farm” multiplication of pesticides by farmers in their own establishments and used in their own agricultural production. The activities carried out by Agrobiológica Soluções concerning the “on-farm” multiplication of pesticides by the producers have not been questioned by any Brazilian regulatory or law enforcement agencies as of the date of this proxy statement/prospectus. The police investigation is a preliminary fact-finding inquiry, and it does not imply a financial contingency or penalty at this stage.
Intellectual Property
We rely on a combination of trademark, domain names and trade secret laws, as well as employee and third-party non-disclosure, confidentiality and other types of contractual arrangements to establish, maintain and enforce our intellectual property rights, including with respect to our proprietary rights related to our products and services. In addition, we license technology from third parties.
As of June 30, 2022, we owned one Brazil-issued patent related to bacterial growth medium. We own a number of trademarks including “Lavoro,” “Integra,” “Qualicitrus,” “América,” “Agrovenci,” and other valuable trademarks and designs covering various brands, products and services, including “Perterra.” We also own a number of domain names registered in Brazil, including lavoroagro.com, grupopitangueiras.com.br, impactoinsumos.com.br, and agrobiologica.com.br and abroad such as grupogral.co.
As of the date of this proxy statement/prospectus, our application to register the trademark “Lavoro” in the United States is pending approval by the relevant authority.
Properties
Our corporate headquarters are located in São Paulo, São Paulo State, and our executive offices, which include the majority of our product development, sales, marketing, and business operations, are located in the Brazilian states of São Paulo, Mato Grosso, Goiás, and Paraná, and in Colombia. We rely on lease agreements for all our properties. The lease for our corporate headquarters and principal executive office in São Paulo has been renewed for an indefinite term, and can be terminated upon 30 days’ notice. We also have offices in several other locations, including offshore in the Cayman Islands and in Uruguay, and believe our facilities are sufficient for our current needs.
The table below lists the types and number of properties we lease or own as of June 30, 2022:
Type of Property	Number	% of Total
Administrative Offices	13	6.2%
Silos	3	1.4%
Stores	193	92.3%
Total	209	100.0%
We believe that our facilities are suitable and adequate for our business as presently conducted, however, we periodically review our facility requirements and may acquire new space to meet the needs of our business or consolidate and dispose of facilities that are no longer required.
Employees
As of June 30, 2022, 2021 and 2020, we had 3,379, 2,375 and 1,435 employees, respectively. As of June 30, 2022, all our employees were based in our offices in Curitiba, State of Paraná and São Paulo, State of São Paulo, and our facilities in the Brazilian states of Mato Grosso, Mato Grosso do Sul, Paraná, Goiás, Tocantins, Rondônia and Minas Gerais, as well as in Colombia, where we have business operations through the entities in our LATAM Cluster.
The table below breaks down our full-time personnel by function as of June 30, 2022:
Function	Number of Employees	% of Total
Management	322	9.5%
Technology	25	0.7%
Sales and Marketing	1,038	30.7%
Customer Support	13	0.4%
General and Administrative	1,981	53.6%
Total	3,379	100%
Our employees in Brazil are affiliated with the unions of independent sales agents and of consulting, information, research and accounting firms for the geographic area in which they render services. We believe we have a constructive relationship with these unions, as we have never experienced strikes, work stoppages or disputes leading to any form of downtime.
Additional Information
Lavoro Agro Limited is a Cayman Islands exempted company incorporated with limited liability. We were incorporated as Lavoro Agro Limited on November 21, 2021. Lavoro’s principal executive offices are located at Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo, SP, 04548-005, Brazil. Lavoro’s telephone number at our principal executive offices is +55 (11) 4280-0709. Lavoro’s principal website is www.lavoroagro.com/en/. The information that appears on Lavoro’s website is not part of, and is not incorporated into, this proxy statement/prospectus.

LAVORO REGULATORY OVERVIEW
Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Lavoro and its subsidiaries prior to the consummation of the Business Combination.
Brazil
Data Protection and Privacy
On August 1, 2021, Brazilian Federal Law No. 13,709/2018, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), or LGPD, came completely into effect to regulate the processing of personal data in Brazil. The LGPD establishes general principles, obligations and detailed rules to be observed by individuals or public or private companies in operations involving the processing of personal data in Brazil, including the collection, use, processing, storage and any operation carried out with personal data, which affects all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is processed, whether in a digital or physical environment. The LGPD provides for, among others, the rights of data subjects, the legal bases applicable to the processing of personal data, the requisites to obtain consent, the obligations and requisites related to security incidents and leakages and transfers of data, either Brazilian or international, as well as the creation of the National Authority for Data Protection (Autoridade Nacional de Proteção de Dados), or ANPD, responsible for the inspection, promotion, disclosure, regulation, the establishment of guidelines and application of the LGPD.
In case of non-compliance with the LGPD, we can be subject to administrative sanctions applicable by the ANPD on an isolated or cumulative basis, that can range from a warning, obligation to disclose incidents, temporary blocking and/or elimination of personal data related to the infraction, a simple fine of up to 2.0% of our revenue, or revenue of the company or group of companies in Brazil for the last fiscal year, excluding taxes, up to the global amount of R$50,000 thousand per violation, a daily fine, up to the aforesaid global limit, suspension of the operation of the database related to the infraction for a maximum period of six months, which can be extended for an equal period, up to the regularization of the processing by the controlling shareholder, suspension of activities related to processing of personal data related to the infraction for a period of six months, which can be extended for an equal period, and partial or total prohibition to exercise activities related to data processing.
The administrative sanctions that are set forth in the LGPD do not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as the Brazilian Code of Consumer Defense and the Brazilian Civil Rights Framework for the Internet. We can also be subject to civil liabilities for violation of these laws.
In addition to the administrative sanctions due to the non-compliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and non-material damages caused to data subjects, including when caused by service providers, including SaaS partners, that serve as processors of personal data on our behalf.
Although we do not believe that compliance with these laws and regulations will have a material adverse effect on our business, financial condition or results of operations, the enactment of new data protection and privacy laws and regulations may increasingly affect the operation of our business, directly and indirectly, which could result in substantial regulatory compliance costs, litigation expense, adverse publicity, the loss of revenue and decreased profitability. To this end, we took key steps towards compliance with the LGPD through the calendar year ended December 31, 2021, such as approving information security, privacy and cybersecurity policies, creating an online channel for communications with personal data subjects, and training certain of our personnel on the requirements of the LGPD. We have been taking complimentary actions toward fully complying with the LGPD, which we expect to achieve by March 2023. Our LGPD adequacy action plan is based on six pillars: governance, data compliance, risk analysis and management, culture and communication, privacy by design and cybersecurity. Our governance, data compliance and culture and communication action plans have already been implemented, while our risk analysis and management, privacy by design and cybersecurity action plans are still in the process of being completed. In particular, in order to be fully compliant with the LGPD, we are required to implement the following steps, which are contemplated by our action plan: (1) issuance of personal data protection impact report (RIPA/DPIA) by each department; (2) completion of the labeling of the data by department, according to the information classification policy; (3) completion of BYOD (“bring your own device”) practices for mobile devices; and (4) testing and evidencing the effectiveness of our backup and data recovery plan. As a result, we will only be fully compliant with the LGPD once these action plans have been completed.
For more information, see “Risk Factors — Risks Relating to Our Business and Industry — We are subject to costs and risks associated with increased or changing laws and regulations affecting our business, including those relating to data privacy, security and protection.”
Anti-Corruption and Sanctions
We are subject to anti-corruption, anti-bribery, anti-money laundering and sanction laws and regulations, including the Brazilian Federal Law No. 12,846/2013, also known as the Clean Company Act. The Clean Company Act prohibits entities from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. Also prohibits, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political influence to improperly influence such a person.
Fertilizers, Agrochemical and Seeds Regulations
Our activities are subject to specific legislation and regulation issued primarily by the Brazilian government, at the federal and local levels, as well as by MAPA, in relation to fertilizers and seeds, and by ANVISA. MAPA and IBAMA for agrochemicals.
Fertilizers, Inoculants, Correctives and Biofertilizers
Companies that perform activities with fertilizers are subject to the requirements provided in Law No. 6,894/1980, Decree No. 4,954/2004 and Normative Instruction No. 53/2013. Establishments that produce, sell, export and/or import fertilizer, inoculant, corrective and biofertilizer products must be registered with MAPA (or its local secretariats) and have a technician duly enrolled with the relevant professional council in charge of its activities. In addition, fertilizers, inoculants, correctives and biofertilizers can only be produced, bought or sold in Brazil upon prior registration with MAPA.
Agrochemicals and Pesticides
Companies that perform activities with agrochemicals are subject to the requirements provided in Law No. 7,802/1989 and Decree No. 4,074/2002. Establishments that produce, formulate, manipulate, export, import, sell, or provide services in connection with the application of agrochemicals and pesticides must register with the relevant local (state or municipal) agricultural office and must have a technician duly enrolled with the relevant professional council in charge of its activities. In addition, agrochemicals and pesticides can only be produced, manipulated, imported, exported, bought or sold in Brazil upon prior registration with MAPA.
Seeds and Plant Varieties
Companies that perform activities with seeds are subject to Law No. 10,711/2013 and Decree No. 10,586/2020. Establishments that pack, process, store, transport, or sell seeds must register with MAPA and the National Registry of Seeds and Seedlings (Registro Nacional de Sementes e Mudas), or RENASEM, and must have a technician duly enrolled with the relevant professional council in charge of its activities. In addition, any such seeds must be certified by RENASEM. Plant varieties can be protected as intellectual property rights under Law No. 9,456/1997, regulated by Decree No. 2,366/1997. To be eligible for protection, plant varieties must comply with certain specific requirements, which include novelty, distinctiveness, homogeneity, stability and denomination.
Under sanitary rules, some states and municipalities require establishments to be licensed with local health sanitary authorities to perform activities involving the aforementioned products. In addition, companies operating in these fields are required to have a responsible technician in charge of their activities and to comply with technical and operational requirements aimed at the protection of agriculture, human health and the environment.
Environmental Regulation
The Brazilian Federal Constitution grants each of the Brazilian federal government, state governments and municipalities the power to enact environmental protection laws, issue regulations under such laws and inspect those pollutant activities that are not fulfilling with such regulations. Since 2011, Federal Supplementary Law No. 140 defines the competent authority for granting the environmental licenses. Prior to this law, such matters were regulated by Resolution No. 237/1997, issued by the National Environmental Council (Conselho Nacional do Meio Ambiente, “CONAMA”). While the Brazilian federal government has the power to establish environmental regulations setting forth general standards of environmental protection and broad public environmental policies, state governments have the power to enact more stringent environmental regulations empowered within its own territory. Municipalities may only issue regulations with respect to matters of local interest or that cause local impact.
Each activity undertaken in Brazil considered as potentially polluting must be subject to the environmental licensing. Those activities with a more significant impact must be submitted to a three-phase environmental licensing process:
•
Preliminary License (Licença Prévia or “LP”) — issued during the preliminary phase of the project or the activity, approving its location and design, certifying the environmental feasibility and establishing the basic requirements and conditions to be met during the subsequent stages of implementation;

•
Installation License (Licença de Instalação or “LI”) — authorizes the construction of the project or activity in accordance with the specifications set forth in the plans, programs and projects approved by the relevant authority, including environmental control measures and other conditions; and

•
Operation License (Licença de Operação or “LO”) — authorizes the operation of the activity or project upon verification of compliance with the previous licenses, with environmental control measures and conditions specified for the operation.

The renewal of environmental licenses must generally be requested within 120 days prior to their respective expiration dates. If the renewal of a license is timely requested, its effectiveness is automatically extended until the issuance of a final opinion of the environmental agency on that request. Conversely, if the request is untimely, the license will be deemed to have expired. Moreover, the effectiveness of licenses depends on compliance with the technical conditions established by the competent environmental agency, which are included in the relevant licenses.
In addition, Law No. 9,985/2000 regulates the National System of Conservation Units (Sistema Nacional de Unidades de Conservação, “SNUC”). According to such law and Federal Decrees No. 4,340/2002 and No. 6,848/2009, certain activities deemed to cause an actual or potential significant environmental impact must pay compensation for damages by paying a certain amount to maintain conservation units that is proportionate to the impact caused by such activity, based on information provided in the Impact Environmental Assessment and the respective Impact Environmental Report (Estudo de Impacto Ambiental e respectivo Relatório de Impacto Ambiental, or EIA/RIMA), which is a complex technical study that is the basis for a request for an LP for such activities. The licensing environmental agency will calculate the compensation and its amount will vary, from 0% to 0.5% of the total cost of the investment made for the installation of the project, not including the amount related to the implementation and adoption of environmental programs and plans necessary to mitigate environmental damage.
The lack of environmental licenses to construct, implement, operate, expand or enlarge an enterprise or activity that causes significant environmental impact subjects the wrongdoers to criminal and administrative sanctions, despite the legal obligation to remedy the eventual damages caused. In the administrative sphere, the legislation in force authorizes the imposition of fines ranging from R$500.00 to R$10 million, among other penalties such as warning, embargo, full or partial suspension of the activities and demolition.

Please notice that these sanctions are also applicable in case the entrepreneur fails to comply with the technical conditions established in the related environmental license.
Finally, the activities performed in Brazil are also subject to other several environmental legislations in force regarding the natural resources impact, such as specially protected areas, use of water resources, contamination, regular vegetation removals, biodiversity, solid waste management (including generation, storage, handling, use, transportation and discharge of hazardous materials into the ground, air and water), among others.
Colombia
In Colombia, our activities are subject to laws issued by the Colombian government; to regulations enacted by the Ministry of Agriculture and Rural Development (Ministerio de Agricultura y Desarrollo Rural), or the MADR, through the Colombian Agricultural Institute (Instituto Colombiano Agropecuario), or the ICA, and by the Ministry of Environment and Sustainable Development (Ministerio de Ambiente y Desarrollo Sostenible), or the MADS, among other relevant governmental authorities; and to Andean Community regulations (Communidad Andina), or the CAN.
For purposes of article 4 of CAN Decision No. 804/2015, the MADR, through the ICA, is the Colombian authority responsible for keeping a record of and controlling the use chemical pesticides for agricultural use. Likewise, it is the ICA’s responsibility to grant registration for the sale, and exercise legal and technical control, of fertilizers and soil conditioners, genetic material, and seeds in Colombia. In turn, the Colombian Environmental Licensing Authority (Autoridad Nacional de Licencias Ambientales), or ANLA, is the entity that controls and monitors technical environmental reports (such as licenses or technical environmental opinion) relating to the import or marketing of products. In addition, the Colombia Institute of Health (Instituto Nacional de Salud), or the INS, is the entity that issues the opinion and toxicological technical report for pesticides according to the toxicity of the product.
Regulation of Chemical Pesticides
The following are among the resolutions that govern chemical pesticides for agricultural use in Colombia:
•
ICA Resolution No. 3,759/2003:   sets forth procedures and requirements for the registration and control of chemical pesticides for agricultural use, and provides that manufacturers, producers, importers, exporters, packers and distributors of chemical pesticides for agricultural use must be registered with the ICA;

•
MADS Resolution No. 1,675/2013:   lists the requirements for management plans for the return of post-consumer pesticide products;

•
CAN Decision No. 804/2015:   the Andean Community standard for the registration and control of chemical pesticides for agricultural use;

•
MADR Decree No. 1,071/2015:   a regulatory decree that governs the Colombian administrative, agricultural and rural development sector;

•
ICA Resolution No. 2,075/2019:   enacts an Andean Community technical manual for the registration and control of chemical pesticides for agricultural use;

•
ICA Resolution No. 75,487/2020:   governs the gradual implementation of the United Nations Globally Harmonized System of Classification and Labelling of Chemicals; and

•
ICA-ANLA-INS Joint External Circular No. 2/2020:   joint guidelines for modification of registrations of chemical pesticides for agricultural use.

Regulation of Fertilizers
The following are among the resolutions that govern fertilizers for agricultural use in Colombia:
•
ICA Resolution No. 150/2003:   enacts technical regulations for fertilizers and soil conditioners;

•
ICA Resolution No. 68,370/2020:   sets forth the requirements for the registration of producers, packers, importers and technical departments of biological agricultural input agronomic efficacy tests for agricultural use, as well as the requirements for the registration of biological agricultural inputs for agricultural use; and

•
ICA External Circular No. 4/2020:   sets forth procedures to update company and product registration for all holders of current registrations of biological agricultural inputs for agricultural use.

Regulation of Seeds
The following are among the resolutions that govern seeds for agricultural use in Colombia:
•
ICA Resolution No. 3,168/2015:   regulates the production, import, sale and export of genetically modified seeds in Colombia, and the registration of agronomic evaluation and research units relating to plant breeding; and

•
ICA Resolution No. 3,888/2015:   amends the foregoing resolution.

Supplementary Standards
The following are among the resolutions that govern chemical pesticides for agricultural use in Colombia:
•
INS Resolution No. 10,834/1992:   broadens the categories and criteria for the toxicological classification of pesticides;

•
Law No. 253/1996 and Law No. 1,623/2012:   enacts and modifies, respectively, the Basel Convention on the control of transboundary movements of hazardous waste and its disposal, which includes ordinary waste resulting from the production and use of biocides and phytopharmaceutical products;

•
Presidential Decree No. 1,609/2002:   establishes technical and safety requirements for the handling and motorway transportation of dangerous products in Colombia;

•
Law No. 822/2003:   establishes the requirements and procedures for the registration, control and sale of generic agrochemicals in Colombia, including their technical grade active ingredients and their formulations, to minimize the risks of contamination, to human health and to the environment;

•
MADR Decree No. 1,071/2015:   a regulatory decree that governs the Colombian administrative, agricultural and rural development sector;

•
ICA External Circular No. 1/2019:   sets forth measures for the import of raw materials and finished products;

•
ICA Resolution No. 11,768/2019:   governs the reentry period following the application of chemical pesticides for agricultural use in Colombia; and

•
ICA Resolution No. 2,039/2020:   sets forth the rates and formulas for the calculation of environmental management evaluation and monitoring services, and details the ANLA’s purview and monitoring instruments.

LAVORO INDUSTRY OVERVIEW
Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Lavoro and its subsidiaries prior to the consummation of the Business Combination.
We currently have distribution operations in Brazil and Colombia, and have an emergent agricultural input trading company in Uruguay. Brazil is a world powerhouse in agriculture that produced 262 million tonnes of grains in the 2020/21 harvest, while Colombia has a relevant local market and is a world leader in flower and coffee production. The combined planted area in these amounts to 88.8 million hectares, a number which has consistently grown in the past.
We seek further growth opportunities in other countries in South and Central America, such as Chile, Peru, and Paraguay, as well as Uruguay, where we currently have an emergent company. These countries, which together account for 11.4 million hectares of arable land according to the World Bank, have important local agricultural markets.
Brazil’s Agricultural Sector in a Global and Local Context
Overview
The Brazilian agricultural sector has experienced significant growth in the past decade, with the total planted area growing by 2% per year during the 2010-2021 period, reaching 83.1 million hectares in 2021, according to IBGE. This total planted area is approximately 62% of that of the United States, with 133 million hectares in 2020 according to the USDA, and similar to that in Russia, which had 80.0 million hectares of planted area in 2020 according to Statista. This places Brazil among the top nations globally in terms of harvested area.
Harvested Area by Country (Top Countries), Millions of Hectares

Source: FAO (2020).
In terms of exports of row crops (i.e., corn, soybean, wheat, rice and other grains, and oilseeds), Brazil has been the fastest growing exporter of the major global exporters between 1995 and 2021, with a CAGR of 12.9% over that period. Brazil was the second largest exporter in terms of total row crop exports in 2021, behind only the United States.

Source: OECD-FAO Agricultural Outlook 2022-2031 report FAO (2022).
(1)
Agricultural commodities included in the calculation: corn, soybeans, rice, wheat, and other grains and oilseeds;

(2)
2021 data.

According to the Brazilian Agricultural Research Corporation (Empresa Brasileira de Pesquisa Agropecuária), a Brazilian state-run agricultural research agency, Brazil accounted for 8% of global grain production in 2020, while the country’s exports of grains and oilseeds fed approximately 9% of the world’s population in 2020.
Despite a large amount of area already under cultivation, Brazil has plenty of additional room to increase farm production. According to MAPA, there are an additional 47.3 million hectares of natural pasture land which could be converted to planted area, mostly from cattle-breeding areas, representing an additional 56.4% in further potential for agricultural activity.
According to the FAO, Brazil holds the largest available freshwater reserve at 8,233 km3 per year in the world, almost the amount twice that of the second largest, Russia. Additionally, Brazil’s favorable climatic conditions, which includes a relatively stable temperature and the availability of rainfall throughout the year, together with a relatively flat topography, give it an important competitive advantage for agricultural production.
Water Resources by Country (Top Countries), Km3 per Year

Source: FAO.
Geographically, the main areas of agricultural activity in Brazil are located in the states of Mato Grosso, Paraná, Rio Grande do Sul, São Paulo, and Goiás. Together, these five states comprise approximately two-thirds of Brazil’s planted area. Together with planted areas located in six additional states, these areas comprise an aggregate of 90% of agricultural activity in the country.
Total Planted Area for All Brazilian Agricultural Production, Millions of Hectares by State, 2021
State	Planted Area (in millions of hectares)	Share of Country-wide Planted Area (%)
Mato Grosso (MT)	18.01	22%
Paraná (PR)	11.21	13%
Rio Grande do Sul (RS)	9.85	12%
São Paulo (SP)	7.56	9%
Goiás (GO)	7.07	9%
Mato Grosso do Sul (MS)	6.37	8%
Minas Gerais (MG)	5.92	7%
Bahia (BA)	4.13	5%
Maranhão (MA)	1.77	2%
Piauí (PI)	1.76	2%
Pará (PA)	1.71	2%
All other states	7.74	9%
Total	83.86	100%

Source: IBGE (2021).
Corn and soybean are the country’s two principal crops, and accounted for 58.3 million hectares, or 69.5%, of planted area in Brazil during the 2020/2021 harvest, according to MAPA. The planted area devoted to these two crops has grown at a rate of 3.9% and 4.6% per year, respectively, between 2010 and 2021, according to MAPA, faster than the pace of broader agricultural expansion in Brazil. The 2020/21 Brazilian grain harvest reflected a total volume of 262 million tonnes, with a total agricultural gross value of R$768 billion, setting a record for the biggest crop Brazil has ever had, according to MAPA and CONAB. This reflects positively on the economics of farmers, which supports the growth in demand for agricultural inputs.
In the 2020/21 harvest, 38.5 million hectares of soybeans were planted, generating a record 135 million tonnes of soybean grain, according to MAPA. States with the largest soy output consist of Mato Grosso (26.5%); Rio Grande do Sul (14.9%); Paraná (14.7%); Goiás (10.1%); and Mato Grosso do Sul (8.4%), according to MAPA. In the same year, 19.8 million hectares of corn were planted in Brazil, with production amounting to 96.4 million tonnes, while an additional 70.0 million tonnes were produced in the second harvest (safrinha). Five Brazilian states contributed approximately three-quarters of the 96.4 million tonnes volume: Mato Grosso (35.4%); Paraná (15.0%); Goiás (9.3%); Mato Grosso do Sul (8.5%) and Minas Gerais (8.0%), according to MAPA.
Farmers’ Economics and Profitability
Farmers’ profitability is a critical determinant of demand for our products and services, and therefore a metric that we track closely. The financial condition of farmers impacts the production decisions they make, which, in turn, influences the quantity and quality of agricultural inputs they purchase. There are two elements to this position: the health of the farmers’ balance sheets (driven by profits and losses accumulated from past years) and future profitability expectations.
Farmers’ perceptions of agricultural commodity price trends, production costs, credit availability, and level of competition with other major global row crop exporters all factor into the perceived profitability of planting a given crop. All else equal, at the start of a crop cycle, if our farmer clients are more optimistic of their profitability for the upcoming season, based on the relative spread of prevailing crop future prices and their projected inputs spend and operating expenses, they will purchase higher volumes of inputs with a higher mix towards premium products (i.e., higher average selling price) as they aim to maximize their crop yields. Examples of this may include purchasing high performance seeds, selecting biologicals, specialty fertilizers and premium forms of crop protection chemicals, or more intensive application of fertilizers to their land. Conversely, a less favorable financial standing or projected profitability may lead farmers to lower their spend on inputs, both in terms of volume and average mix of premium products. These purchasing decisions, in turn, impact the financial performance of agricultural input retailers. This is primarily expressed in terms of total revenues and gross profit collected over a given season, while product mix also has a significant impact on gross margin generated.

Farmer profitability in key Lavoro states in Brazil[1, 2]

R$ per acre
R$ 2,500
R$ 2,000
R$ 1,500
R$ 1,000
R$ 500
R$ 0
R$ 420
R$ 671
R$ 630
R$ 515
R$ 730
R$ 672
R$ 1,694
R$ 2,274
R$ 2,085
2014
2015
2016
2017
2018
2019
2020
2021
2022
Corn
Soybean

Source: Company analysis based on data from Agroconsult.
(1)
Average of Mato Grosso and Paraná; data sourced from Agroconsult.

(2)
Years on x-axis reflect Brazil harvest years (ending in June).

Brazilian farmer economics in Mato Gross and Paraná, two key states for Lavoro in Brazil, have improved significantly over the past few years. The estimated profits per hectare in these regions have more than tripled in the last two harvest years, 2020/21 and 2021/22, relative to the 2018/19 harvest year. This means that Brazilian farmers are generating more profit from the land they utilize and are able to afford more and higher quality inputs for future harvests.
Barter Transactions
Barter is a common form of short-term operational financing for Brazilian farmers, especially in circumstances where financial credit is limited or unavailable. Farmers pledge a portion of their future crop as payment to input suppliers, who in turn provide the seeds, crop protection, fertilizers and specialty products needed at the start of the planting season. Suppliers can choose to take actual delivery of the agricultural products at the end of the season and resell or process them further down the value chain, or to immediately swap the liability with a grain trader and eliminate exposure to commodity prices at harvest time. Barter most commonly occurs with soybeans and corn. The easier it is for farmers to engage in low-risk bartering as a way to finance the current year’s production, the more likely it is that farmers will choose to buy more and better quality of products.
The barter exchange rate (relações de troca) measures how much crop needs to be pledged for a given set of agricultural inputs. For example, the data provided below shows the number of bags of soybeans needed to receive a fixed package of agricultural inputs in return. The barter rate is calculated by dividing input prices by crop prices. Greater volatility in the barter exchange rate of agricultural inputs is caused by larger fluctuations in its global prices. In the 2019/20 harvest, for example, the barter rate for crop protection and fertilizers spiked due to a combination of falling crop prices and the high cost of inputs, though it has since reverted to its historical average value of approximately five bags.

Source: Cogo Inteligência em Agronegócio. Refers to the number of bags of soybeans bartered for a set package of crop protection products, consistent over time.

Source: Cogo Inteligência em Agronegócio. Refers to the number of 60-kg bags of soybeans bartered for fertilizer used in covering one hectare of farmland, consistent over time.

Despite these variations, the barter exchange rate has remained comparatively stable when contrasted with the accumulated inflation and steadily depreciating exchange rate that Brazilian farmers have had to face during the past decade. With this reliable medium of exchange, farmers are more easily able to maintain stable patterns of agricultural input purchases. Furthermore, current high crop prices are likely to strengthen the barter rate in favor of farmers, which supports beneficial near-term demand for agricultural inputs in Brazil. For more information on the accounting policy underlying our barter transactions, see note 11 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
Growth in Agricultural Production
The table below shows the projected growth of the planted area and production volume of all grains in Brazil, according to a 2020 study by MAPA. As we mainly serve grain farmers, the outlook provides an important indication of the trends in our addressable market. The projections for the 2030/2031 harvest are for a grain harvest of 333.1 million tonnes, an increase of 22.7% (from 271.4 million tonnes in 2021 over the 2021/22 harvest), and implying an annual growth rate of 2.4%. The projected improvement of production yields can be supported by the use of better quality seeds, crop protection products, and specialty products, which are more valuable and generate higher margins for agricultural input retailers.
Evolution of Grains Planted Area in Brazil
	Harvest Year											CAGR ‘20/’21 – ’30/’31
	2020 / 2021	2021 / 2022	2022 / 2023	2023 / 2024	2024 / 2025	2025 / 2026	2026 / 2027	2027 / 2028	2028 / 2029	2029 / 2030	2030 / 2031
Planted Area (millions of hectares)	68.7	70.5	71.8	73.0	74.2	75.3	76.4	77.5	78.6	79.7	80.8	1.6%
Total Production (millions of tonnes)	262.1	271.4	277.4	285.0	291.6	298.7	305.5	312.5	319.3	326.2	333.1	2.4%
Production Yield (tonnes per hectare)	3.8	3.9	3.9	3.9	3.9	4.0	4.0	4.0	4.1	4.1	4.1	0.8%

Source: MAPA (Agribusiness Projections — Brazil 2020/2021 to 2030/2031).
According to this MAPA study, soybean production is expected to grow at an average annual rate of 2.6% between the 2020/2021 and the 2030/2031 harvests, with production expected to reach 175.4 million tonnes by the latter. This growth is supported by the increased use of soybeans as an ingredient in domestic animal feed, higher overall crop yields, and greater production of biodiesel. In addition, MAPA anticipates that states in the northern region of Brazil, such as Rondônia, Pará and Tocantins, will be the region in which a significant part of the projected production growth will occur. However, planted area will grow at a slower annual rate of 2.4% during this period.
The MAPA study also forecasts corn production in Brazil is projected to grow at an average annual rate of 2.6% until the 2030/31 harvest, with production reaching 124.1 million tonnes. The growing corn exports, the emerging use of corn as an ethanol feedstock, and a major increase in second corn crop planting are expected to drive this increase, according to the study. The growth of the planted area for corn is expected to grow at a compound annual growth rate of 1.0% during this period.
Corn and soybean production grows at a faster pace than that of its planted area, which could result in better technologies being used in the crop. In fact, according to McKinsey, over 30% of farmers consider input quality the second major attribute after price, 36% of farmers buy equipment/machinery based on performance (compared to 24% based on price), and 47% of farmers use at least one precision agriculture technology. This behavior is also reflected in the better use of products, such as fertilizer use, as shown in the table above.
Farm Size
We focus on serving small and medium-sized farmers in Brazil and Colombia. According to Brazil’s National Farm Census of 2017 conducted by IBGE, the small and medium-sized segment (i.e., farms size between 100 and 10,000 hectares) represent approximately 65% of all agricultural land in the country, providing a large addressable market for us to serve, whereas large farmers (owning more than 10,000 hectares) and micro farmers (owning less than 100 hectares) represent 15% and 20% respectively. Usually, these small and medium-sized farmers do not have the scale to buy directly from agricultural input producers and need additional technical, logistics, and financial support to have a successful crop and harvest.

Source: IBGE.
Agricultural Input Retail Channels
Several different retail channels are available to provide farmers with the necessary products to plant and grow their crops and to improve their efficiency and production yields. These products include seeds, fertilizers, crop protection, and specialty products such as biologicals and specialty fertilizers. In Brazil, sales of these products have been growing at 16% per year on average during the 2017-2021 period, and reaching an estimated R$206.8 billion in 2021, according to our analysis of third-party data. This represents significant growth compared to other markets, such as the United States, which has decreased at a 3% rate in the same period.
Farmers can access agricultural inputs from three different channels. They can buy directly from agricultural input manufacturers, though this is usually reserved for large farmers (10,000 hectares or more). They can also buy products via a cooperative, provided that they are a member of such cooperative, or they can buy from independent retailers.
Brazilian Agricultural Input Market Size by Retail Channel Sales
(in R$ billions)
	2017A	2018A	2019A	2020A	2021E	CAGR 2017 – 2021
Independent Retailers (small and large)	44.5	46.8	56.9	74.0	84.8	17%
Cooperatives	31.2	33.1	42.5	50.7	53.8	15%
Direct Sales	38.2	41.0	52.7	50.5	68.2	16%
Total	113.9	120.9	152.1	168.2	206.8	16%

Source: Company.
Independent Retailers
Since 2017, independent retailers have been gaining market share from cooperatives, reaching approximately 41% of the total market in 2021, while the direct sales share has remained stable over time at approximately 33% of the total market in 2021. The independent retailer channel grew at an average of 17% per year between 2017 and 2021, outpacing market growth and reaching R$84.8 billion in 2021.
There are two segments among independent retailers: large, organized retailers, and small to medium-sized independent retailers, as described below:
•
Small Independent Retailers.   Small independent retailers are dominated by thousands of small, family-owned retailers. This is illustrated by a 2019 survey conducted by ANDAV, which found that 89% of retailers participating in the survey were owned by their founders, and that in 77% of cases, these founders were responsible for the day-to-day management of the business. Many founders have expressed an interest in receiving M&A offers. Small-scale independent operations generally have a very limited geographic sales range, work with only a few suppliers, and had approximately 55-65% market share, in the harvest year ended June 30, 2022, according to our internal analysis of third party sources; and

•
Large Independent Retailers.   Some large independent retailers are focused only on a particular region, while others have a broader geographical footprint. They generally carry a full product range of seeds, fertilizers, crop protection, and specialty products, and offer products from a wide variety of manufacturers. In addition, some large agricultural input retail chains offer ancillary services, including technical assistance, logistic solutions, precision agronomy, grain trading, seed production, and downstream processing, among others. Within this segment, retail arms of agricultural inputs suppliers and scaled fully-independent agricultural input retailers had 10-15% and 25-30% market share respectively, in the harvest year ended June 30, 2022, according to our internal analysis or third‑party research.

Cooperatives
Individual cooperatives are usually focused on serving local clients. For large cooperatives, their product offering can be wide and include a full range of inputs as well as barter services and grain origination. Cooperatives are especially prevalent in the south of Brazil due to historical immigration in this region. Revenues in this retail channel grew at an average of 15% per year between 2017 and 2021 (a growth of 6.1% for 2017/18, 28.4% for 2018/19, 2.8% for 2019/20 and 23.1% for 2020/21), and were expected to reach R$53.8 billion in 2021, according to our internal analysis of market data. Cooperatives are forecasted to have a 26% share of the Brazilian input retail market in 2021 according to our internal analysis.
Direct Sales
Through the direct sales channel, producers and importers of agricultural inputs sell directly to the consumer, bypassing an intermediary supply chain. Usually, only larger farmers can access agricultural inputs directly from agricultural input producers. The major disadvantage to farmers of direct sales is the lack of brand variety offered by an individual seller and more limited logistics and delivery services. As opposed to stores or cooperatives, which stock a variety of goods from different manufacturers, the direct sales option generally offers only a limited range of products that are made or imported by a specific company. Revenues in this retail channel grew at an average of 16% per year between 2017 and 2021 and are expected to reach R$68.2 billion in 2021, or 33% share in 2021, according to our internal analysis.
Major Agricultural Input Retail Lines in Brazil
The following table sets forth actual and estimated information regarding the major agricultural input retail lines in terms of sales as of the dates presented:

Brazilian Major Agricultural Input Retail Lines Market Size by Sales
(in R$ billions)
	2017A	2018A	2019A	2020A	2021E	CAGR 2017 – 2020
Fertilizers	47.5	52.9	72.8	78.3	97.9	18%
Crop Protection	38.3	39.7	46.5	52.6	60.5	11%
Seeds	18.8	17.8	20.8	22.3	31.4	6%
Specialty Products	9.3	10.6	12.1	15.0	17.0	17%
Total	113.8	120.9	152.1	168.2	206.8	14%

Source: Company.
Fertilizers
Nutrients are added to the soil to boost the growth and yield of crops. There are three major forms of fertilizer: nitrogen (applied to the soil as urea); phosphate (applied to the soil as MAP); and potassium (applied to the soil as potash and referred to as “K”). Collectively, these are also known by the acronym NPK. These products can each be applied individually, or as a compound blend of the three nutrients, in varying concentrations. The application of such products is linked to specific crops, each of which has its specific fertilizer requirements. Maintaining good soil nutrient levels over time is required to maintain high output yields.
The three largest fertilizer companies in Brazil in terms of volumes are Yara, Mosaic, and Fertipar, according to a 2020 analysis by CADE. Revenues of the NPK market have grown at an average of 18% a year during 2017 – 2020, and are expected to reach R$97.9 billion in 2021, according to our internal analysis of market data.
Crop Protection
Crop protection chemicals are applied to both crops and the nearby soil to prevent damage to crops while they are growing. There are three major forms of crop protection chemicals: insecticides, which reduce threats from insects and pests, fungicides, which protect against mold and fungi, and herbicides, which eliminate weeds that compete for space and soil nutrients with the planted crops.
The application of crop protection chemicals varies from year to year, depending on the type of crop planted, and ambient soil and weather conditions.
In addition to function, crop protection products can be separated between patented and generic forms of products. Global companies such as Bayer, BASF, Syngenta, and Corteva invest significant resources in research and development to create new substances that combat plant diseases and threats. This results in the generation of new branded products that are protected by patents for a given period of time. After the patents expire, these chemicals are sold in the generic form of the compound at a discount to the branded price. In addition, some generics-producing companies seek to mix different types of chemicals together, creating unique formulations and functions based on off-patent products.
The crop protection market revenues have grown at an average of 11% a year during 2017 – 2020 and are forecasted to reach R$60.5 billion in 2021, according to our internal analysis of market data. Generics products represented 73% of the value of the total crop protection chemicals sold in Brazil in 2019 according to AMIS Crop Protection.
Seeds
Soybean and corn comprise a large portion of the planted area in Brazil, and are the most important varieties of seeds sold in the Brazilian market. There are two principal factors impacting seed demand: planted area and technological advancement. As the planted area for these two crops is forecasted to grow at a relatively low rate of 1.0% and 2.4% per year between the 2020/21 and the 2030/31 harvests, according to a 2021 study by MAPA, the advances in seed technology will drive the increase in overall market size.
For soybean, yield is the main criterion for a farmer’s seed purchase, followed by the choice of the desired plant traits and ascertaining the adaptability of the crop to the farmer’s land, according to our internal analysis. Therefore, a close relationship with farmers and strong branding is key to educating and informing them about the particular characteristics of seeds being offered for sale. In the Cerrado region of Brazil, approximately half of soy seed volumes are sold directly by producers, and the other half is marketed via retailers and cooperatives. In the south of Brazil, sales are mainly conducted through cooperatives and retailers, according to our internal analysis.
Brazilian soybean seeds are almost entirely based on genetically modified organisms, or GMOs, with non-modified products having less than 3% of the market share in 2017, as compared to 12% in 2012, according to our internal analysis. Monsanto had been the dominant supplier in the past. However, due to the expiration of its patents and resistance to glyphosate (RoundUp), other foreign producers such as Corteva, Syngenta and BASF have been introducing GMO seeds with different traits and characteristics. Local independent producers such as Don Mario and TMG also participate in this market. As soybeans can propagate further generations of crops from the same base seed, soybean harvests are genetically tested and cross-checked with the farmer’s identity to ensure that the required royalty has been paid for use of GMOs in the current season.
Corn, in turn, is sowed twice a year in Brazil, in both the summer and winter. During most of the last decade, the demand growth for winter corn seeds has been approximately double the demand for summer corn seeds, according to our internal analysis. The price of corn seeds is correlated with the real/U.S. dollar exchange rate.
The dynamics of the supply of corn seed differ from that of soybeans. Unlike soy, corn seed manufacturing is concentrated in the hands of select companies such as Corteva, Monsanto Bayer, and Syngenta. GMOs are slightly less used, with non-modified seeds comprising 8% of the market in 2017, according to our internal analysis. The corn plant does not re-propagate, so no genetic monitoring is required to ensure royalties are paid. Finally, the GMO product itself has already fragmented into several different traits, providing a much broader selection of characteristics to farmers, according to our internal analysis. This implies that future growth could be slower compared to the soybean seed, as there are fewer new technological factors to drive the expansion of market value.
The total Brazilian seed market has been growing at an average of 13.7% per year between 2017 and 2021, and according to our analysis of market data, should reach a value of R$31.4 billion in 2021.
Specialty Products
The specialty products market contains a diverse group of smaller products that enhance and augment the crop-growing process. These include foliar fertilizer, which are nutrients applied to and absorbed by plant leaves (as opposed to standard fertilizer application on the ground); adjuvants, which improve the effectiveness of crop protection chemicals in penetrating their target; and organominerals and soil correctives, in which trace amounts of certain minerals such as sulphur, magnesium, or boron are applied to improve the chemical balance and fertility of the soil.
The size of the specialty products market has grown at an average of 16.3% a year during 2017 – 2021, for a total increase of 83% during this period. One of the main drivers of growth is the new adoption of these niche products by farmers. It is forecasted to reach R$17.0 billion in 2021, according to our internal market analysis.
Colombia’s Agricultural Sector
Overview
Colombia’s agricultural sector is smaller and more diverse than that of Brazil. The focus is on more intensive production of various cash crops, as opposed to the expansive planting of grains as is common in Brazil. Colombia had 4.994 million hectares of planted area in 2021, an increase of 6.8% from planted area in 2018, according to our internal analysis. Moreover, agricultural activity in Colombia is expanding, but at a relatively slow pace. Farmed area is forecasted to increase by 3.6% between 2021 and 2025, representing an annual average growth of 0.9%, according to our internal analysis.
Evolution of Planted Area in Colombia
	2018	2019	2020	2021E	2022E	2023E	2024E	2025E
Planted Area in Colombia (thousands of hectares)	4,676	4,633	4,879	4,994	5,068	5,103	5,139	5,175

Source: Company; Federación Nacional de Cafeteros; Federación Nacional de Arroceros; Departamento Administrativo Nacional de Estadística; Agronet (Ministerio de Agricultura).
Geographically, the main areas of agricultural activity are spread relatively evenly around Colombia, with the top five producing states of Meta, Antioquia, Valle del Cauca, Tolima, and Santander representing approximately 40% of Colombia’s farming activity in 2021, as shown in the table and illustration below:
Planted Area by Colombian State
State	Planted Area (in thousands of hectares)	Proportion of National Planted Area (%)
Meta	530.6	11%
Antioquia	393.3	8%
Valle del Cauca	353.7	7%
Tolima	338.5	7%
Santander	335.2	7%
Huila	262.5	5%
Casanare	262.0	5%
Bolivar	239.9	5%
Nariño	236.3	5%
Cauca	231.9	5%
Cundina Marca	207.3	4%
Sesar	189.2	4%
Cordoba	187.5	4%
Magdalena	161.8	3%
Norte de Santander	149.7	3%
Caldas	132.4	3%
Boyaca	112.3	2%
Choco	100.0	2%
All others	567.8	11%
Total	4,991.9	100%

Source: Company; Federación Nacional de Cafeteros; Federación Nacional de Arroceros; Departamento Administrativo Nacional de Estadística; Agronet (Ministerio de Agricultura).

The table below shows the breakdown of major agricultural crops grown in Colombia’s planted areas:
Planted Area by Major Agricultural Crops in Colombia
Crop	Planted Area (in thousands of hectares)	Proportion of National Planted Area (%)
Coffee	845.9	17%
Plantain	661.4	12%
Oil Palm	598.1	13%
Rice	565.1	11%
Corn	512.0	10%
All others	1,809.2	36%
Total	4,991.7	100%

Source: Company; Federación Nacional de Cafeteros; Federación Nacional de Arroceros; Departamento Administrativo Nacional de Estadística; Agronet (Ministerio de Agricultura).
Coffee, oil palm, rice, plantain, and corn are Colombia’s principal crops, representing 3.182 million hectares (64%) of the country’s planted area in 2021. The area devoted to these crops grew 4.3% between

2018 and 2021, a rate lower than the general growth trend in farmed land, which points to the continued diversification of Colombia’s crop profile. Nonetheless, these crops are forecasted to maintain their top-five ranking through 2025 according to our internal analysis of data from Federación Nacional de Cafeteros, Federación Nacional de Arroceros; Departamento Administrativo Nacional de Estadística, and Agronet (Ministerio de Agricultura).
Colombian Agricultural Input Market
Total sales for the Colombian agricultural input market reached R$9,843 million in 2021, excluding specialty products. This included R$6,486 million in fertilizer sales, R$2,636 million in the sale of crop protection products, and R$722 million in seed sales. The most important purchasing geographies were the states of Meta, Antioquia, and Cundinamarca, which accounted for one-third of all sales during the year. From an individual crop point of view, inputs for coffee, rice and potatoes represented almost half of the agricultural input spending in Colombia in 2021.
Looking forward through 2025, the market is expected to grow at an average annual rate of 2.7%, according to our internal analysis. This growth will be driven by an increase in fertilizer, crop protection and seeds spending, and coffee, rice, and potatoes are expected to maintain their status as the main areas of input spending.
Market Size for Major Agricultural Input Retail Lines
	2021E	2025E	CAGR 2021 – 2025
	(in billions of R$)
Fertilizers	6,486	7,229	2.7%
Crop Protection	2,636	2,934	2.7%
Seeds	722	808	2.9%
Total	9,843	10,970	2.7%

Source: Company.
Agricultural Sector in Other Latin American Countries
We believe Chile, Peru, Uruguay and Paraguay are important avenues for diversification and growth given their combined size and the synergies that they have with our current operations in Brazil and Colombia.
Chile is among the top 10 agricultural exporters in the world. Its main exports include wine, fresh fruit, dairy, meat, and fishery products, according to the International Trade Administration, or the ITA. The agriculture industry, including agricultural-related products, is responsible for 28% of Chile’s overall trade, 11% of its total gross domestic product, and around 10% of the country’s national workforce, as reported by the ITA. According to our internal analysis, planted area in Chile has been declining over the past few years, shrinking by 0.7% per year between 2016 and 2020 to 1.23 million hectares. Despite this overall decline, the orchard fruit and nut market is still showing growth, with its planted area expanding by 2.8% per year during the same period and reaching 362,000 hectares in 2020. This category includes products such as apples, cherries, avocados, and walnuts, which are grown mainly for export. Chile’s agricultural input market grew at an average of 2.1% per year between 2016 and 2020.
Peruvian agriculture represented 6.8% of its gross domestic product in 2020, according to EMIS. That year, Peru’s agricultural exports reached US$7.8 billion, according to the American International Trade Administration. Peru’s harvested area totals 3.4 million hectares, and in 2020, cereal production totaled 5.3 million tonnes according to the FAO. According to our internal analysis, planted area has increased slightly over the past few years, growing by 0.8% per year between 2016 and 2020 to 3.33 million hectares. The fruit market is showing better growth, with its planted area expanding by 2.2% per year during the same period and reaching 440,000 hectares in 2020. This category includes products such as blueberries, avocados, and bananas. The increase in fruit planting has been driven by the completion of irrigation projects and a governmental focus on the conversion of land use for agricultural export products. Peru’s agricultural input market grew at an average of 7.2% per year between 2016 and 2020.
Uruguay’s agriculture accounts for approximately 12% of the country’s gross domestic product and 70% of its total exports, according to the ITA. Its main crops are soybean, rice, wheat and grapes. Uruguay’s harvested area amounts to 1.8 million hectares, as reported by the FAO, and in 2020, cereal production totaled 3.9 million tonnes according to the FAO.
Paraguayan agriculture, together with the forestry and fishing sectors, accounted for approximately 11.0% of the country’s gross domestic product in 2020, according to the World Bank. Harvested area in Paraguay amounts to 6.1 million hectares, according to the most recent FAO data. Further, Paraguay produced 3.8 million tonnes of corn and cereal production in the 2019-20 harvest, according to the International Grains Council.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF LAVORO
The following discussion of our financial condition and results of operations should be read in conjunction with our audited combined financial statements as of and for the fiscal years ended June 30, 2022, 2021 and 2020 and the notes thereto, included elsewhere in this proxy statement/prospectus, as well as the information presented under “Presentation of Financial and Other Information of Lavoro,” “Selected Combined Historical Financial Information and Other Data of Lavoro” and “Unaudited Pro Forma Condensed Combined Financial Information.” Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Lavoro and its subsidiaries prior to the consummation of the Business Combination. In addition, the financial information and other data contained in this subsection relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those expressed or implied in such forward-looking statements as a result of various factors, including those set forth in “Cautionary Statement Regarding Forward-Looking Statements; Market and Other Industry Data” and “Risk Factors.”
Overview
Lavoro is a leading player in the Latin America agricultural inputs retail market, with operations spread across Brazil and Colombia, and an emergent agricultural input trading company in Uruguay. We play a key role in the agriculture value chain, providing farmers with a comprehensive portfolio of services and products through an omnichannel platform designed for farmers’ needs.
We focus on serving small and medium-sized farmers (owning between 100 and 10,000 hectares), which represent 65% of the total cultivated land in Brazil, whereas large farmers (owning more than 10,000 hectares) and micro farmers (owning less than 100 hectares) represent 15% and 20% respectively, according to a 2017 census by the IBGE. We have a broad geographical footprint, covering the most important agricultural states in Brazil and Colombia, supported by 193 physical stores and 924 RTVs, as of June 30, 2022, as well as our own digital channel.
We have long-lasting relationships with several of the industry’s key suppliers, and as a result, we are able to deliver a comprehensive portfolio of crop protection, fertilizers, seeds and specialty products. We are also investing in the creation of a portfolio of private label products through our Crop Care Cluster. In order to provide a full one-stop-shop experience to our farmer clients, we also offer a full package of services, such as technical assistance, logistics solutions, barter offering, seed quality assistance, and precision agronomy.
Lavoro’s digital channel consists of an e-commerce platform that enables farmers to place their agricultural inputs orders online both through an e-commerce site and via its proprietary mobile application for its clients called Super App. Lavoro’s Super App is a hub of products and services to digitally integrate farmers with it and its partners. The application provides multiple solutions to Lavoro’s farmer clients, such as technical information, field monitoring, debt renegotiation, pre-pricing, weather forecasting, credit status verification, and other management and financial products.
Lavoro differentiates itself from competitors with a strong mergers and acquisitions, or M&A, execution track record and pipeline, a prominent leadership position in the agricultural inputs retail market in Latin America, a highly diversified operation across geographies, clients, suppliers and crops, highly trained and engaged RTVs to deliver the best service to its clients, and a strong position in the digital transformation of agriculture in the region.
Our financial condition and results of operations have been, or are expected to be, impacted by several significant trends, uncertainties and certain other factors, which primarily include:

•
Farmers’ financial condition, including their ability to purchase our goods and services and our use of barter transactions with farmers as a way of providing them with credit, which we believe is a fundamental aspect of our operational strategy as it helps us manage and mitigate risks relating to farmers’ financial condition.

•
Climatic conditions, as changes in temperature can directly impact crop yields and therefore farmers’ financial condition, which may lead them to reconsider their procurement strategy, including the terms and conditions of their arrangements with us, or change their product purchase mix. We believe that the effects of climatic conditions on our results can be partially mitigated given our broad geographical exposure and continental footprint, in addition to our expertise with different types of crops.

•
Seasonality, as the sale of our products is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. The seasonality of agricultural inputs demand results in our sales volumes and net sales typically being the highest during the South American spring season and our working capital requirements typically being the highest just after the end of the spring season.

•
Macroeconomic and geopolitical environment, as supply and demand dynamics globally can affect our results. The level of demand for our products, exchange rate fluctuations, inflation, interest rates and the occurrence of significant geopolitical events, can all impact both our costs and our revenues. Demand for our products can benefit or be negatively impacted by the global performance of soft commodities (in our case, especially corn and soy), which is one of the most important drivers for the financial condition of farmers in the countries in which we operate. Moreover, changes in the prices of certain commodity products could result in higher overall costs along the agricultural supply chain, which may negatively affect our ability to commercialize our products due to a reduction of demand by our clients. In addition, the occurrence of significant geopolitical developments, such as the ongoing armed conflict between Russia and Ukraine, can adversely affect the global supply chain, with negative implications on the availability and prices of agricultural commodities and raw materials (including petrol, which would affect the price of agricultural inputs), energy prices, and our customers, as well as the global financial markets and financial services industry and the global supply chain in general. In particular, as a result of the ongoing Russia-Ukraine conflict, the availability and pricing of fertilizers for the 2022/2023 soy harvest is subject to significant uncertainty in Brazil and we expect the volume of fertilizers sold by us to be adversely affected, which may adversely affect our results of operations, in particular if we are unable to mitigate reduced fertilizer sales volumes through measures such as price increases of other products.

•
Acquisitions, which are a key business strategy to expand our business into new markets or territories, add additional facilities, bolster our competitive edge or acquire and access new technologies and skillsets. We seek targets with suitable qualifications, relationships with key clients, and operations in areas we are already present or toward which we are looking to expand. We seek to capture synergies when integrating our targets within our platform and expect our targets to generate cost synergies through increased bargaining power with suppliers or other cost-cutting measures that take advantage of overlapping resources. We can take advantage of revenue synergies and generate more revenue in many ways, including by reducing competitive pressures, branching out into new geographic regions, expanding our customer base, and increasing cross-selling opportunities, especially with our private label products (i.e., Crop Care). However, we may face challenges in finding suitable acquisition targets, integrating the operations of our acquired companies, and the size and timing of significant transactions may also increase the unpredictability of our operating results.

These factors are discussed in greater detail below under “— Significant Factors Affecting Our Results of Operations.” We expect that these factors will continue to impact our results of operations, cash flows, and financial position.
Our Corporate Structure
The Lavoro Group is owned by the Investment Funds. The Lavoro Group is comprised of the following entities: (i) Lavoro Brazil, which was incorporated in 2017 and is located in São Paulo, Brazil, and its subsidiaries; (ii) Crop Care, which was incorporated in 2018 and is located in São Paulo, Brazil, and its subsidiaries; and (iii) Lavoro Colombia, which was incorporated in 2021 and is located in Bogotá, Colombia, and its subsidiaries.
The Lavoro Group is currently undergoing a corporate reorganization to implement certain changes to its organizational structure whereby, among other changes, Lavoro Brazil, Crop Care and Lavoro Colombia were contributed to, and became indirect subsidiaries of, Lavoro Agro Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act, which was incorporated on November 21, 2021 to become the holding entity for the Lavoro Group. The remaining changes to be implemented under our corporate reorganization, which we expect to complete by the end of 2022, are not expected to affect us on a consolidated basis. As a result of the corporate reorganization, Lavoro Agro Limited, together with its consolidated direct and indirect subsidiaries, among other entities, will form a single, consolidated group with unified operations. Prior to the completion of our corporate reorganization, Lavoro Agro Limited had limited or no assets, liabilities, operations or activities and no material contingent liabilities or commitments. As from the completion of the corporate reorganization, the historical operations of the Lavoro Group will be deemed to be those of Lavoro Agro Limited. See “Presentation of Financial and Other Information of Lavoro — Financial Statements — Our Corporate Reorganization” for additional information.
Key Financial and Operating Metrics
We review a number of key financial and operating performance metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. These supplemental business metrics are presented to assist investors to better understand our business and how it operates.
Key Financial Metrics
This proxy statement/prospectus uses the terms gross margin, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash), Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, and working capital/pro forma revenue, for which definitions are presented below. We strongly advise that these measures may differ from the calculations of other companies, and as a result, may not be comparable. In addition, all such measures (including pro forma non-IFRS financial measures) relate to the Lavoro Group only, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
The following table presents certain key financial performance metrics as of the dates and for the periods indicated:
	As of and For the Fiscal Year Ended June 30,
	2022	2022	2021	2020
	(in US$)(1)	(in R$)
	(in millions, except as otherwise indicated)
Pro forma revenue	1,558.5	8,163.2	6,987.3	5,729.4
Pro forma gross margin(2)	N/A	17.4%	15.0%	14.0%
Pro forma profit (loss) for the year	28.9	151.3	108.9	(1.0)
Pro Forma Adjusted EBITDA(3)	106.2	556.3	415.1	276.2
Pro Forma Adjusted EBITDA Margin(3)	N/A	6.8%	5.94%	4.8%
Net Debt(4)	148.1	775.9	73.2	178.5
Net Debt/Pro Forma Adjusted EBITDA Ratio(4)	N/A	1.4x	0.2x	0.7x
Working capital/pro forma revenue(5)	N/A	15.1%	9.0%	8.8%

N/A = Not Applicable.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

(2)
Pro forma gross margin is calculated as pro forma gross profit as a percentage of pro forma revenue for the period.

(3)
Pro Forma Adjusted EBITDA is defined as pro forma profit (loss) for the year, adjusted for pro forma finance income (costs), net, pro forma income taxes, pro forma depreciation and amortization, fair value on inventories sold from acquired companies, and pro forma M&A adjustments that in management’s judgment do not necessarily occur on a regular basis, minus gains on bargain purchases, in each case, without giving pro forma effect to the impact of the Business Combination. Pro Forma Adjusted EBITDA Margin is calculated as Pro Forma Adjusted EBITDA as a percentage of pro forma revenue for the period. For further information on Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, see “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures — Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin.” In addition, see “Selected Combined Historical Financial Information and Other Data of Lavoro — Non-IFRS Financial Measures and Reconciliations”, “— Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “— Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin to our pro forma profit (loss) for the year for the period.

(4)
Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is calculated as Net Debt (Net Cash) divided by Pro Forma Adjusted EBITDA Ratio. Net Debt (Net Cash) is calculated as borrowings (current and non-current) plus leases liabilities (current and non-current) plus payables for the acquisition of subsidiaries (current and non-current) less cash equivalents. For further information on Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, see “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures — Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio.” In addition, see “Selected Combined Historical Financial Information and Other Data of Lavoro — Non-IFRS Financial Measures and Reconciliations”, “— Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “— Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our borrowings.

(5)
Working capital/pro forma revenue is calculated as working capital as a percentage of pro forma revenue for the period/year. Working capital is calculated as the sum of the balance (current and non-current) of trade receivables, inventories, advances to suppliers, taxes recoverable, and other assets less the sum of the balance (current and non-current) of trade payables, advances from customers, salaries and social charges, taxes payable and other liabilities.

Pro Forma Gross Margin
Pro forma gross margin is calculated as pro forma gross profit as a percentage of revenue for the period/year. This financial ratio evaluates our ability to sell inputs above our purchasing cost. Gross margins are affected by our ability to use our scale to negotiate better terms with our suppliers, close strategic alliances to obtain better rates long-term, purchase products upfront (see also “— Working capital as a percentage of revenue”) and negotiate better prices for our products with our customers.
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, which are non-IFRS measures, are among the measures used by our management team to evaluate our financial and operating performance and make day-to-day financial and operating decisions and are presented in this proxy statement/

prospectus to provide investors with additional information regarding our financial results. We also believe that Pro Forma Adjusted EBITDA is helpful to investors because it provides additional information about trends in our operating performance prior to considering the impact of capital structure, depreciation, amortization and taxation on our results, as well as the effects of certain items or events that vary widely among similar companies, and therefore may hamper comparability across periods.
Pro Forma Adjusted EBITDA is defined as pro forma profit (loss) for the year, adjusted for pro forma finance income (costs), net, pro forma income taxes, pro forma depreciation and amortization, fair value on inventories sold from acquired companies, and pro forma M&A adjustments that in management’s judgment do not necessarily occur on a regular basis, minus gains on bargain purchases, in each case, without giving pro forma effect to the impact of the Business Combination. Pro Forma Adjusted EBITDA Margin is calculated as Pro Forma Adjusted EBITDA as a percentage of pro forma revenue for the period/year.
By monitoring and controlling our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, we can gauge the overall profitability of our Company. Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin are not measurements of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to pro forma profit (loss) for the period as indicators of operating performance or any other measures of performance derived in accordance with IFRS. For further information on Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, see “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures — Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin.” See “Selected Combined Historical Financial Information and Other Data of Lavoro — Non-IFRS Financial Measures and Reconciliations”, “— Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “— Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin to our pro forma profit (loss) for the year for the period.
Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is calculated as Net Debt (Net Cash) divided by Pro Forma Adjusted EBITDA Ratio. Net Debt (Net Cash), also a non-IFRS financial measure, is calculated as borrowings (current and non-current) plus leases liabilities (current and non-current) plus payables for the acquisition of subsidiaries (current and non-current) less cash equivalents. We believe that Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is an important measure to monitor leverage and evaluate our financial position. With respect to Net Debt (Net Cash), cash and equivalents are subtracted from the IFRS measure of borrowings because they could be used to reduce our borrowings. A limitation associated with using Net Debt (Net Cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the comparable IFRS measures indicate. We believe that investors may find it useful to monitor leverage and evaluate our financial position using Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, although these measures are not explicitly defined under IFRS.
Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio are not measurements of indebtedness under IFRS and should not be considered an alternative to borrowings or cash equivalents as indicators of our financial condition or any other measures of performance derived in accordance with IFRS. For further information on Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, see “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures — Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio.” See “Selected Combined Historical Financial Information and Other Data of Lavoro — Non-IFRS Financial Measures and Reconciliations”, “— Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “— Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our borrowings.
Working Capital as a Percentage of Pro Forma Revenue
Evaluating working capital as a percentage of pro forma revenue enables a status check of several aspects of our retail operations, offering important insights into our financing, profitability, pace of sales and receivables health. In general, as this percentage increases, it indicates that a larger proportion of sales must go toward meeting short-term operational expenses or liabilities. However, importantly, working capital is also closely linked to the prices we pay for inputs and, therefore, our input margins. To the extent we purchase inputs paying up-front with cash on hand, rather than relying on credit, we generally can obtain better prices, lowering our costs and improving our gross margins. However, this approach increases our working capital requirements. Similarly, selling to our clients in harvest terms (i.e., by granting credit to our clients until they collect their harvest) enables us to finance our clients, sell at better prices and improve our margins, at the cost of increased working capital needs. Accordingly, an increase in working capital as a percentage of revenues does not necessarily imply a deterioration in operations; this metric must be evaluated in conjunction with gross margin evolution rather than viewed in isolation.
Key Operating Metrics
The following table presents certain key operating performance metrics as of the dates indicated:
	As of June 30,			2022 – 2021 Variation (%)	2021 – 2020 Variation (%)
	2022	2021	2020
Number of stores	193	152	126	27.0%	20.6%
Number of RTVs(1)	924	744	460	24.2%	61.7%
Number of employees(2)	3,379	2,375	1,435	42.3%	65.5%
Number of clients(3)	60,839	47,567	21,237	27.9%	124.0%

(1)
RTVs (Representante Técnico de Vendas) refer to our technical sales representatives for each of our retail stores, and who develop commercial relationships with farmers.

(2)
Includes number of RTVs.

(3)
Number of clients refers to the total number of small and medium-sized farmers that purchased products from us in the preceding 12 months.

Total Number of RTVs
RTV is our designation for our technical sales representatives, which are supported by a particular retail store and the principal point of contact with customers in the field. They are responsible for developing commercial relationships with farmers, within their designated regions, and serving our clients on site or at our stores. Each RTV works in association with a given store to generate revenues and expand our retail presence in a particular region. Thus, the number of RTVs represents a measure of our sales operation footprint and sales potential. With more RTVs, we are able to cover more planted area and clients, and generate additional revenue. However, the average number of hectares covered by each RTV varies depending on their region of operation and average farm size; the northern area of Brazil, for example, has a greater average farm size relative to the southern region of Brazil.
Total Number of Stores
Our stores provide a location for the storage and distribution of products and offer administrative support to our RTVs. While most of our actual sales transactions occur in person on a client’s farm through our RTVs, our stores function as the regional base for customer outreach, and help build our brand awareness in a specific region. In addition, as we continue to consolidate the agricultural input sector in Latin America, our number of stores provides an indication of both the activity levels of our retail business, as well as our progress towards implementing our consolidation strategy.
Total Number of Employees
Total number of employees reflects our total administrative and operational headcount and includes RTVs. We grow our total number of employees as needed in order to accommodate the administrative and operational requirements associated with our growth and consolidation strategy in Latin America. The total number of employees therefore is helpful to understand our efficiency in scaling up our operations.

Total Number of Clients
Small and medium-sized farmers represent our key target market and main source of revenue. We grow our client base through organic and inorganic measures. The number of clients therefore reflects the success in the implementation of our overall growth strategy, and is a proxy for our ability to decrease client concentration and de-risk our operations. Total number of clients includes clients that purchased products from us in the preceding 12 months.
Significant Factors Affecting Our Results of Operations
Farmers’ Financial Condition
Farmers’ financial condition measures the capacity of our farmer clients to purchase our goods and services and pay for them accordingly. From a farmer clients’ perspective, these relate to decisions of when, what, how much, and where to buy a product. Ultimately, for the farmers, these decisions are with their balance sheet strength, the future price of the commodities they will sell at harvest and the price of the inputs they will acquire for their crops.
The financial position or availability of credit to farmers affects their total purchasing power and willingness to invest in their coming harvest. With more money at their disposal (either in the form of cash or commercial credit), farmers can spend more, boosting purchasing power and increasing our addressable market. Expected soft commodity prices play an important role in the planning decisions of farmers, including planted/harvested acreage of crops and willingness to invest in better agricultural inputs to obtain higher yield production. Sustained periods of low soft commodity prices increase food security for consumers but also reduce farm revenue. This causes farmers to increasingly rely on credit, making them vulnerable to changing economic conditions, such as interest rate increases. Periods of sustained high soft commodity prices, on the other hand, contribute to increases in farm revenues and farmer resilience to changes in economic conditions.
Agricultural input prices represent the main variable in a farmer’s cost base. Lower agricultural input costs increase farmers’ propensity to increase usage in volume terms, or to trade-up for a more sophisticated and high-end agricultural input product. However, agricultural input costs can be impacted by global commodity prices. Therefore, a key metric tracked by farmers, especially by soybean and corn producers, is the barter exchange rate for the agricultural input products they purchase. In a barter transaction, farmers pledge a portion of their future crop production as payment to input suppliers or input distributors, which, in turn, provide the seeds, crop protection, and fertilizers needed at the start of the harvest season. Suppliers or agricultural input distributors can take physical delivery of the crops at the end of the harvest season, with the corresponding commodity risk, or immediately swap the future receivable with a grain trader. In the latter case, the receivables in the form of “bags of grain” are exchanged with a pre-determined cash payment. We generally take the latter course of action and avoid incurring exposure to commodity trading risk. We also guarantee purchases from farmers and act as an intermediary between agricultural input producers and trading companies.
In the event of a significant appreciation of the price of the commodity provided for in the barter agreement, at the time of settlement of such agreement, producers may consider diverting their production to other trading companies or customers, hence failing to deliver grains to us. In this case, we are required to purchase the commodity in the spot market and deliver it to the commodity trading company, or pay compensation to the commodity trading company in an amount equal to the difference between the commodity price between the time of delivery and the time of closing of the agreement (the so-called “washout risk”). Our policy is to charge our customers for any losses we might incur in the case of such events. For more information, see “Risk Factors — Risks Related to Lavoro’s Business and Industry — We may incur significant losses if our customers do not meet their obligations under the barter transactions entered into with trading companies.”
Barter transactions are common in soy and corn due to the availability of future prices, enabling farmers to close future purchase contracts. Farmers use this information to evaluate the “barter exchange rate” (relação de troca), i.e., the number of bags of grain it would take to purchase agricultural inputs such as crop protection products and fertilizers. This ratio has been relatively stable over time, but a decrease in the barter rate would mean that inputs are relatively less expensive to purchase.
Bartering is an important tool for producers and distributors to manage risk, and, with the restricted availability of credit in Brazil, we believe it is a fundamental aspect of our operational strategy. Bartering enables producers to reduce their reliance on bank loans to finance the crop as well as to hedge part of their commodity exposure. At the same time, bartering is a currency that farmers can use to purchase agricultural inputs from us. For distributors, it is a way to provide credit using a farmer’s most liquid asset as collateral: their future production. Whereas credit lines for Brazilian farmers have historically been scarce, we use barter transactions to increase agrochemical sales. In the fiscal year ended June 30, 2022, we bartered over 473,952 tonnes of soybean and 313,125 tonnes of corn, which represented 13.9% of our total sales in the same period (660,247 tonnes of soybean and 382,373 tonnes of corn in the fiscal year ended June 30, 2021, which represented 16.7% of our total sales in the period). For more information on the accounting policy underlying our barter transactions, see notes 8 and 11 to our audited combined financial statements included elsewhere in this proxy statement/prospectus. See also ‘‘— Quantitative and Qualitative Disclosure about Market Risk — Commodity Price Risk in Barter Transactions.’’
Climatic Conditions
Agriculture is highly dependent on the climate, as changes in temperature can increase or decrease crop yields. Positive or negative impacts on agricultural productivity resulting from climate change may directly affect our results of operations by impacting the financial condition of farmers, which, as our customers, may lead them to reconsider their procurement strategy, including the terms and conditions of their arrangements with us, or change their product purchase mix. For more information, see “Risk Factors — Risks Related to Lavoro’s Business and Industry — Our business is highly seasonal and affected by adverse weather conditions and other factors beyond our control, which may cause our sales and operating results to fluctuate significantly” and “Risk Factors — Risks Related to Lavoro’s Business and Industry — Climate change may have an adverse effect on agribusiness in Latin America and us.”
However, we believe that the effects of climatic conditions on our results can be partially mitigated given our broad geographical exposure and continental footprint, in addition to our expertise with different types of crops. To realize potential benefits or minimize losses arising from climatic conditions, farmers can use different types of nutrients and products that we offer. Our RTVs are trained to understand the new conditions that farmers will have to face as a result of climatic changes, and assist farmers by offering the products most suited to them considering historical climatic conditions and any available weather forecasts in each of the regions in which we currently operate.
Seasonality
Seasonality is an important factor for companies that commercialize agricultural products, such as Lavoro. Seasonal supply and demand levels in agricultural product markets are important considerations in making negotiation decisions. Standardized trading months for corn, soybean and wheat futures reflect the seasonal patterns in the sowing, harvesting and marketing of each respective crop. During the sowing months (spring for corn and soybean and fall for wheat in the southern hemisphere), grains from the previous year’s harvest are available for sale to or for purchase by customers. On the other hand, during the harvest months, the recent harvest reaches the market and supply is increased.
Brazil has unique climatic and geographic conditions compared to most other countries producing agricultural commodities. These conditions enable farmers to plant two crops per year in a given area. The second crop is usually planted after a first, early soybean harvest, a practice that is most common in the South-Central region of Brazil given its more favorable climate. It is common to intercrop soybean and corn plantations, resulting in what is known as safrinha corn. Below is a simplified chart of changes in product offering mix for different crop periods throughout the year:

Source: Company.
Accordingly, the sale of our products is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. Our sales typically track the seasonality of agricultural planting, with stronger sales of agricultural inputs in the months preceding the sowing of a certain crop. In particular, demand for our products is typically strongest between October and December, with a second period of strong demand between January and March. The seasonality of agricultural inputs demand results in our sales volumes and net sales typically being the highest during the South American spring season and our working capital requirements typically being the highest just after the end of the spring season. Additionally, the delay or deferral of use of our agricultural products and services and the fiscal or quarterly budget cycles of our direct customers and end users may also impact the seasonality of our results. Customers may purchase large quantities of our products in a particular quarter to store and use over long periods of time or time their purchases to manage their inventories, which may cause significant fluctuations in our operating results for a particular quarter or year.
The overall level of seasonality in our business is difficult to evaluate as a result of our expansion into new geographical territories, the introduction of new products and the timing of introductions of new products. It is possible that our business may be more seasonal or experience seasonality in different periods than anticipated. For more information, see “Risk Factors — Risks Related to Lavoro’s Business and Industry — Our business is highly seasonal and affected by adverse weather conditions and other factors beyond our control, which may cause our sales and operating results to fluctuate significantly.”
Macroeconomic and Geopolitical Environment
Our results of operations are impacted, to a large extent, by the macroeconomic and geopolitical environment. Supply and demand dynamics globally, as well as the occurrence of geopolitical events affecting global supply and demand dynamics, as in any other business, can affect our results. The level of demand for our products, exchange rate fluctuations, inflation, interest rates and the occurrence of significant geopolitical events, can all impact both our costs and our revenues. Demand for our products can benefit or be negatively impacted by the global performance of soft commodities (in our case, especially corn and soy), which is one of the most important drivers for the financial condition of farmers in the countries in which we operate. Changes in the prices of certain commodity products could result in higher overall costs along the agricultural supply chain, which may negatively affect our ability to commercialize our products due to a reduction of demand by our clients. Additionally, negative fluctuations in commodity prices could have an impact on growers’ purchasing decisions and negatively affect their ability and decisions to purchase our agricultural input products and services. For more information, see “Risk Factors — Risks Related to Lavoro’s Business and Industry — We may be adversely affected by global market and economic conditions” and “Risk Factors — Risks Related to Lavoro’s Business and Industry — Our operating results are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry in which we or our customers operate. These factors are outside of our control and may significantly affect our profitability.”
In addition, we monitor and believe that the growth of the agriculture sector is a key macroeconomic variable, which can be estimated by population or GDP growth ratios. Currently, we face a positive outlook for food demand, which is expected to rise by 1.3% per year between 2021 and 2030, according to a 2021 OECD/FAO report, which growth is expected to come largely from the developing economies of China, India, other Asian countries, and the continent of Africa. An increasing population and GDP for these economies should have a positive impact on global demand for grains and, consequently, lead to higher prices. Given that Brazil is a primary exporting hub, grain prices in Brazil (in particular soy and corn prices) are directly influenced by these positive global trends.
Moreover, given that agricultural products in Latin America are mostly exported, their prices are denominated in U.S. dollars. Therefore, with the depreciation of the local currency in Latin American countries, the volume of grain sales tends to increase, as Latin American producers become more competitive in comparison to other markets (they incur at least a portion of their costs in local currency while receiving almost the entirety of their revenues in U.S. dollars). To this extent, a depreciated exchange rate favors exports from these countries and may have a positive impact on our sales.
Given our strong footprint in Brazil and Colombia, our results are largely affected by the financial conditions of Brazilian and Colombian farmers, which, in turn, are also exposed to these countries internal economic variables. For example, our customers may experience deterioration of their businesses, cash flow shortages or difficulties obtaining financing, which could adversely affect the demand for our agricultural products and services. As a result, our revenues and profitability are, to some extent, subject to political and economic developments in Brazil and Colombia and the effect that these factors have on the availability of credit and interest rates in both countries. Our operations, and the industry in general, may be affected by changes in economic conditions. For more information, see “Risk Factors — Risks Relating to Latin America — Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations.”
The following table shows data for local inflation (which affects our costs, in particular, the cost of labor), interest rates in Brazil and in Colombia, and the respective U.S. dollar exchange rates at the dates and for the periods indicated:
	Fiscal Year Ended June 30,
	2022	2021	2020
	(in percentages, except as otherwise indicated)
Brazil
Inflation (IGP-M)	10.7	35.8	7.3
Inflation (IPCA)	11.9	8.3	2.1
CDI Rate (average)(1)	8.7	2.3	4.6
Period-end exchange rate – R$ per US$1.00	5.2380	5.0022	5.4760
Average exchange rate – R$ per US$1.00(2)	5.2440	5.3854	4.4692
Appreciation (depreciation) of the real vs. US$ in the period(3)	(4.7)	8.7	(42.9)
Colombia
Inflation (CPI)	9.7	3.6	2.2
TIB Rate (average)	3.4	1.8	4.0
Period-end exchange rate – COP$ per US$1.00	4,127	3,757	3,759
Average exchange rate – COP$ per US$1.00(1)	3,888	3,659	3,530
Appreciation (depreciation) of the COP$ vs. US$ in the period(4)	(9.9)	0.1	(17.3)

Sources: FGV, IBGE, Central Bank, Bloomberg and Banco de la República.
(1)
Average of annualized daily rates during the period indicated.

(2)
Average of the exchange rate on each business day of the period.

(3)
Comparing the US$ closing selling exchange rate as reported by the Central Bank at the end of the period’s last day with the day immediately prior to the first day of the period discussed.

(4)
Comparing the Representative Market Rate (Tasa Representativa del Mercado), or TRM, exchange rate as reported by the Banco de la República at the end of the period’s last day with the day immediately prior to the first day of the period discussed.
Interest Rates
Our financial performance can also be influenced by fluctuations in interest rates, such as the CDI Rate. Such fluctuations affect our finance income from our cash equivalents, which generally bear interest based on the CDI Rate, as well as our finance costs, as our loans and borrowings generally bear interest based on the CDI Rate. However, an increase in interest rates is expected to have an immaterial direct impact on our financial results given that we operate at a low leverage, which can be measured by our Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio of 1.4x as of June 30, 2022 (0.2x as of June 30, 2021). Even though we have historically made a series of acquisitions and will continue with our M&A strategy, our acquisitions are primarily self-funded with cash generated by our operations and opportunistic acquisition finance to acquire our targets, which typically represents a small portion of our source of funds.
The indirect impact of interest rates fluctuations can have a material impact on us as a result of our customers and suppliers’ decisions. As in most sectors, when interest rates rise, borrowers are less likely to borrow money from lenders, postponing or decreasing the purchase of goods. On the other hand, when interest rates go down, customers tend to anticipate their consumption decision. The agricultural input value chain indebtedness is heavily based on supply finance provided by the large input producers throughout the chain and is an important source of working capital for farmers and distributors. Even though typical macroeconomic dynamics for interest rates hold true in our sector, it has been operating over the past five to 10 years with constant or almost fixed interest rates on supply finance instruments, which has favored farmers’ finance planning and the sector’s stability.
Exchange Rates
Foreign exchange variations impact our financial performance primarily due to the impact on the prices of agricultural commodities, which are generally indexed to the U.S. dollar and affect the final price of our products.
Given that we also operate with foreign exchange-indexed trade receivables and payables (originated from our barter operations) and given that these could be affected by fair value differences in derivative financial instruments and result in potential foreign exchange differences and impacts on our results, we have a strict hedging policy in place. Whenever we make a transaction in a currency other than Brazilian reais or Colombian pesos, we seek to hedge our position to zero net our foreign exchange exposure. This hedging strategy allows us to stabilize our operational margins and mitigate our exposure to exchange rate fluctuations, which is key for our business given that our core activity is the resale and distribution of inputs.
In 2021 and 2020, the Brazilian real faced a strong devaluation in relation to the U.S. dollar, which caused an increase in the cost of fertilizers, chemicals and seeds. Such impacts are typical and easily reflected in market prices, and we believe we have a strong pass-through ability in terms of foreign exchange changes given that our customers have their revenue linked to the U.S. dollar. A devaluation of the Brazilian real is beneficial to our grain-exporting customers due to other factors, such as labor costs, denominated in local currency. Therefore, with lower local costs and higher export revenues, farmers’ margins generally expand when local currencies depreciate relative to the U.S. dollar. We do not expect exchange rate variation to significantly impact our cash flow and cash position, as our outstanding foreign currency indebtedness is not material. As a result, we understand that exchange rates did not have a material impact on our financial condition for the fiscal years ended June 30, 2022 and 2021.
Inflation
Global inflation tends to affect the prices of the goods we sell given that variables such as global energy prices, oil prices, salaries, and supply imbalances are directly linked with the production of agricultural inputs. On the other hand, our customers’ revenues are benefitted by a natural hedge against global inflation, given that soft commodities (in our case, mainly soybean and corn) follow international prices and are highly correlated with global inflation indexes, which enables us to more easily pass cost increases in our products arising from inflation onto our customers.
Local inflation also has an impact on our operations. Inflation can impact our sales, general and administrative expenses and our cost of goods sold primarily through logistics costs and wages, rents, and marketing expenses. As opposed to global inflation, local inflation is not necessarily linked to commodity prices, but we have been able to counterbalance the potential negative effects from a rise in local inflation by either improving our efficiency or adjusting prices without compromising our volume of goods sold and maintaining stable margins.
Geopolitical Developments — Impact of the Ongoing Armed Conflict between Russia and Ukraine
As a result of the current geopolitical tensions and conflict between Russia and Ukraine, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk in the Donbas region of Ukraine, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia, Belarus and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions and export controls, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect, directly or indirectly, the global supply chain, with negative implications on the availability and prices of agricultural commodities and raw materials (including petrol, which would affect the price of agricultural inputs), energy prices, and our customers, as well as the global financial markets and financial services industry and the global supply chain in general, which has also been impacted by the ongoing COVID-19 pandemic.
As a result, in particular, the availability and pricing of fertilizers for the 2022/2023 soy harvest is subject to significant uncertainty in Brazil. From a supply point of view, Brazil is highly dependent on fertilizers imports, and Russia and Belarus hold a market share in Brazilian soil fertilizer imports of approximately 26% to 30%, respectively (a share which is higher for potash-based products). We currently buy all of our fertilizers from suppliers based in Brazil, but most of our fertilizer suppliers conduct or have conducted imports, to some degree, from sources in Russia and Belarus. Fertilizers represented approximately 20% of our net revenues in the fiscal year ended June 30, 2022, compared to 14% of our net revenues in the fiscal year ended June 30, 2021. In addition, fertilizer prices, which had already risen before the conflict, have continued to rise and have led producers to delay purchase negotiations. As a result of such supply risk and the slow pace of the market at present, we expect that there may be shortages of some types of fertilizers (mainly for potash-based products) as well as a reduction in the total volume of fertilizers used in Brazil is possible for the 2022/2023 harvest when compared to the 2021/2022 harvest. Furthermore, in connection with the Russian war against Ukraine, we have limited the acquisition of NPK of Russian origin to one-off purchases, a volume that represented between 15% and 20% of the total sold in the 2021/2022 harvest. NPK is an essential input for large-scale agriculture and we are focused on avoiding shortages as much as possible, seeking supply alternatives whenever necessary.
This did not have any material adverse effects on our business during the 2021/2022 harvest year, given that we had delivered substantially all soy and corn fertilizer for the harvest year. However, for the 2022/2023 harvest, given current market conditions, we expect the volume of fertilizers sold by us to be adversely affected, which may adversely affect our results of operations, in particular if we are unable to mitigate reduced fertilizer sales volumes through measures such as price increases of other products. We may also be unsuccessful in finding alternative direct imports from non-sanctioned regions or in increasing our prices to reflect increased supply costs in the future.
Acquisitions
Acquisitions are a key business strategy to expand our business into new markets or territories, add additional facilities, bolster our competitive edge or acquire and access new technologies and skillsets. We seek targets with suitable qualifications, relationships with key clients, and operations in areas we are already present or toward which we are looking to expand (including the Latin American markets toward which we seek to expand). We believe the long-term value of acquired companies should be greater than the purchase price. We seek to capture synergies when integrating our targets within our platform and expect our targets to generate cost synergies through increased bargaining power with suppliers or other cost-cutting measures that take advantage of overlapping resources.
We also expect to generate revenue synergies that alter the competitive balance of power and create opportunities to change market dynamics, sell more products, and/or raise our prices. We can take advantage of revenue synergies and generate more revenue in many ways, including by reducing competitive pressures, branching out into new geographic regions, expanding our customer base, and increasing cross-selling opportunities, especially with our private label products (i.e., Crop Care). For more information, see “Presentation of Financial and Other Information of Lavoro — Financial Statements — Acquisitions.”
We may face challenges in integrating the operations of our acquired companies. If we are not able to manage these integrations effectively, our results of operations may be affected. See “Risk Factors — Risks Relating to Acquisitions and Pro Forma Financial Information — Any acquisition, partnership or joint venture we make or enter into could disrupt our business and harm our financial condition.” In addition, the size and timing of significant transactions may also increase the unpredictability of our operating results. For example, as mentioned above, our most profitable months tend to be October, November and December in a given calendar year. If we acquire a large target between January and June of a given year, we would be missing its best performing months, and, therefore, our annual accounting statements for the fiscal year ended June 30 would not fully reflect the positive impact of the acquisition. Moreover, we may not be able to successfully expand our international operations through acquisitions in a cost-effective or timely manner, if at all, as a result of a number of risks and uncertainties; see “Risk Factors — Risks Related to Lavoro’s Business and Industry — Our continued international expansion efforts may not be successful, or may subject our business to increased risks.”
Expansion of E-Commerce Operations and Adoption of Digital Channels by Farmers
The e-commerce market and digital channel adoption by farmers have experienced rapid growth over the past several years. Widespread access to the internet, the introduction of digital payment methods, and the increased use of smartphones have made online shopping more convenient worldwide, catalyzing the growth of the global e-commerce market. According to a 2021 study by Orion Market Reports, global e-commerce sales of agricultural products are estimated to grow at an annual average rate of 5.0% during the 2021-2027 period. A representative portion of our customers already prefers digital channels in acquiring agricultural inputs, according to a 2021 study by McKinsey, which found that approximately 46% of Brazilian farmers prefer online channels. A survey conducted by McKinsey in 2020 showed that approximately 44% of Brazilian farmers use digital channels to evaluate their input suppliers, and approximately 45% use digital channels to buy agricultural inputs. As more farmers choose to use online channels to acquire agricultural inputs, we expect to attract more customers to our omnichannel platform. Additionally, we have experienced a nine-fold increase in our average sales ticket since the launch of our online platform in May 2020.
Our digital transformation agenda, which includes our online sales platform, weather information system, online chatbot and our Super App, is an important step to integrate all of our digital channels. With this initiative, we not only expect to provide additional convenience to our customers, but also capture operational synergies between physical and digital sales channels. This ongoing initiative has the potential to be an important lever of profitability in our business.
Material Weakness in Internal Controls and Remediation
As mentioned elsewhere in this proxy statement/prospectus, prior to the Business Combination, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the audit of our combined financial statements for the fiscal years ended June 30, 2022 and 2021, we and our independent registered public accounting firm identified a number of material weaknesses in our internal controls over financial reporting as of June 30, 2022 and 2021. Specifically, (i) inadequate controls around the monthly closing process which resulted in the need to make adjustments to the financial statements; (ii) accounting procedures over revenue recognition, including cutoff procedures and revenue measurement at fair value; (iii) controls over the calculation of inventory impairment provisions and (iv) inadequate controls and knowledge in relation to the accounting and determination of the fair value of complex financial instruments. Moreover, our entity level controls are inadequate due to the lack of formalized procedures and controls in several processes, inadequate controls in the application of consistent accounting policies, lack of supervision and controls in the preparation of financial statements and the lack of an audit committee or equivalent.
As of the date of this proxy statement/prospectus, we are working on a remediation plan with respect to the material weaknesses identified above adopting actions such as implementing a centralized ERP SAP S/4 Hana and SAP Business One with a two-year plan for a total rollout for all subsidiaries, the implementation of new processes and procedures, including additional levels of review to improve our internal controls procedures, additional training for our staff, changing our internal organizational structure, and enhancing our documentation. We cannot guarantee that the measures we have taken to date and actions we may take in the future will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. For additional information, see “Risk Factors — Risks Relating to Our Business and Industry — We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”
Description of Principal Line Items
Revenue
Revenue from contracts with customers is recognized when control of the goods or services is transferred to the customer at an amount that reflects the consideration which we expect to be entitled to receive in exchange for those goods or services. Revenue from the sale of agricultural inputs is recognized at the point in time when control of the product is transferred to the customer, as follows:
•
retail sales:   sale of products in retail locations or delivered to customers, including crop protection products, fertilizers, seeds, specialty inputs and grains as a result of barter transactions; and

•
private label products:   products delivered to the client, such as biological, specialty fertilizers and off-patent products.

When products are delivered to our customers, revenue is recognized when our customer receives the product at the specified location. We engage third parties to provide freight services. In addition, we provide pulverization services and recognize revenues from these services when the customer receives and consumes the benefits provided to them, at the time the pulverization services take place. The vast majority of our revenue is derived from the sale of agricultural inputs, and the cost of substantially all of the services we render (with the exception of certain services in Colombia) are embedded in the price of agricultural inputs sold.
In the year ended June 30, 2022, only 1.0% of our revenues were derived from the provision of services rendered by Lavoro, as reported in note 26 to our audited combined financial statements (R$78.1 million out of a total of R$7,746.5 million) (1.4% in the fiscal year ended June 30, 2021 (R$70.2 million out of a total of R$5,098.5 million)).
We generally act as a principal as we have primary responsibility for delivering the contracted goods, bear the inventory risk, and have discretion to establish the price. Revenue from contracts with customers is recognized at an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Sales prices are substantially based on international benchmark market prices, which are variable and subject to global supply and demand, and other market factors. There are no general warranties to customers. Returns and incentives are estimated based on historical and forecasted data, contractual terms, and current conditions. Transportation costs are generally recovered from the customer through sales pricing and are included in the cost of goods sold.

Trade receivables usually include a significant financing component. As such, the transaction price is discounted using the implicit interest rate in the contract (i.e., the interest rate that discounts the trade receivable amount to the cash selling price), and revenue is recognized for such amount. The significant financing component is recognized as financial income under the amortized cost method. The average monthly interest rate applied was 1% for the fiscal years ended June 30, 2022 and 2021.
Moreover, we receive grains from certain customers in exchange to the product sold. The fair value of such non-cash consideration received from the customer is included in the transaction price and measured when we obtain control of the grains. We estimate the fair value of the non-cash consideration by reference to its market price. For more information, see note 11 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
Cost of Goods Sold
Our cost of goods sold consists of the cost of purchases of goods for resale, net of rebates, discounts and commercial agreements received from suppliers, variations in inventories and logistics costs (inbound and outbound). The cost of goods sold includes the cost of the logistics operations managed or outsourced by us, including storage, handling and freight costs incurred until the goods are ready to be sold.
Trade payables include a significant financing component. As such, trade payables are discounted using the interest rate implicit in the contract (i.e., the interest rate that discounts the trade payable amount to the purchase paid in cash), and inventory is recorded at such amount. The significant financing component is recognized as a financial expense under the amortized cost method. The average monthly interest rate applied was 1% for the fiscal years ended June 30, 2022 and 2021.
Gross Profit
Our gross profit consists of our revenue minus our cost of goods sold.
Operating Expenses
Our operating expenses consist of our sales, general and administrative expenses and other operating income (expenses), net, as described below.
Sales, General and Administrative Expenses
Sales, general and administrative expenses refer to indirect expenses and the cost of the corporate departments, information technology, treasury, salesforce personnel and marketing and advertising expenses.
Other Operating Income, Net
Our other operating income, net consists of recovery of expenses, awards and incentives, insurance indemnities, income from the sale of fixed assets (e.g., vehicles), bonuses, donations, and other items.
Operating Profit (Loss)
Our operating profit (loss) consists of our gross profit minus our operating expenses.
Finance Income
Our finance income consists of income generated by cash equivalents and judicial deposits, gains from foreign exchange differences, gains related to the measurement of derivatives at fair value, and gains from fair value of forward contracts, among others. Interest income is recorded for all financial assets measured at amortized cost, using the effective interest rate, which corresponds to the discount rate for future payments or cash receipts over the expected useful life of the financial instrument — or a shorter period, as appropriate — at the net carrying amount of the financial asset. Cash equivalents include cash, banks, and highly liquid floating rate securities, which have maturities of less than 90 days.

Finance Costs
Our finance costs include substantially all expenses generated by net borrowings and by the cost of selling receivables during the year, losses related to the measurement of derivatives at fair value, losses on disposals of financial assets, financial charges on lawsuits and taxes and interest expenses on finance leases, as well as adjustments related to discounts.
Profit (Loss) Before Income Taxes
Our profit (loss) before income taxes consists of our operating income minus our finance income (costs), net.
Income Taxes
Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where we operate and generate taxable income. Current income tax relating to items recognized directly in equity is recognized in equity and not in the statement of profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions, where appropriate. Income taxes in Brazil and Colombia are paid by each legal entity on a standalone basis.
Deferred taxes are calculated using the liability method on temporary differences between the carrying amount of assets and liabilities and their tax basis. Deferred tax liabilities are recognized for all taxable temporary differences, except:
•
when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or

•
in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:
•
when the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or

•
in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered. In assessing the recoverability of deferred tax assets, we rely on the same forecast assumptions used elsewhere in the financial statements and in other management reports. The benefits of uncertain tax positions are recorded only after determining, based on the position of its internal and external legal advisors, a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities.

Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority.
Profit (Loss) for the Year
Our profit (loss) for the year consists of our profit (loss) before income taxes minus our income tax obligations.
Historical Combined Statements of Profit or Loss
Fiscal Year Ended June 30, 2022 Compared to Fiscal Year Ended June 30, 2021
The following table sets forth our combined statements of profit or loss data for the period indicated.
	For the Fiscal Year Ended June 30,
	2022	2022	2021	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Revenue	1,478.9	7,746.5	5,098.5	51.9%
Cost of goods sold	(1,225.8)	(6,421.0)	(4,362.7)	47.2%
Gross profit	253.1	1,325.5	735.9	80.1%
Operating expenses:
Sales, general and administrative expenses	(195.2)	(1,022.4)	(619.5)	65.0%
Other operating income, net	10.8	56.8	15.6	264.1%
Operating profit	68.7	359.9	132.0	172.7%
Finance income (costs):
Finance income	81.5	426.9	227.1	88.0%
Finance costs	(123.4)	(646.4)	(312.9)	106.6%
Profit before income taxes	26.8	140.4	46.2	203.9%
Current income taxes	(21.3)	(111.4)	(61.7)	80.6%
Deferred income taxes	15.0	78.7	37.0	112.7%
Profit for the year	20.6	107.8	21.5	401.4%

n.m. = not meaningful.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

Revenue
Revenue for the fiscal year ended June 30, 2022 was R$7,746.5 million, an increase of R$2,648.0 million, or 51.9%, from R$5,098.5 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$2,349.7 million in revenue from agricultural retail sales, primarily as a result of an increase in our market share in our Brazil Cluster, as a result of acquisitions in the period; and (ii) an increase of R$290.4 million in revenue from private label products, as a result of an increase in sales in our Crop Care Cluster.
Cost of Goods Sold
Cost of goods sold for the fiscal year ended June 30, 2022 was R$6,421.0 million, an increase of R$2,058.3 million, or 47.2%, from R$4,362.7 million for the fiscal year ended June 30, 2021, which was primarily attributable to (i) an increase of R$2,011.4 million in the cost of inventory as a result of acquisitions in the period and (ii) an increase of R$16.1 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster, also as a result of acquisitions in the period.
Gross Profit
As a result of the foregoing, gross profit for the fiscal year ended June 30, 2022 was R$1,325.5 million, an increase of R$589.6 million, or 80.1%, from R$735.9 million for the fiscal year ended June 30, 2021. This represents a gross margin of 17.1% for the fiscal year ended June 30, 2022, compared to 14.4% for the fiscal year ended June 30, 2021. This margin growth was primarily attributable to an improvement in procurement and better product mix, which resulted in the sale of higher-margin products and synergies due to the acquisitions in the period.
Sales, General and Administrative Expenses
Sales, general and administrative expenses for the fiscal year ended June 30, 2022 was R$1,022.4 million, an increase of R$402.9 million, or 65.0%, from R$619.5 million for the fiscal year ended June 30, 2021, which was primarily attributable to an increase of (i) R$199.6 million in personnel expenses following the hiring of 180 RTVs, (ii) R$50.2 million in consulting, legal and other professional services as a result of increased M&A efforts, (iii) R$33.2 million in amortization of rights of use assets as a result of the addition of 38 new stores to Lavoro’s retail network, and (iv) R$27.9 million in amortization of intangibles as a result of a larger asset base in comparison to the fiscal year ended June 30, 2021, as a result of acquisitions. Sales, general and administrative expenses were primarily driven by the Brazil Cluster, followed by the LATAM Cluster, as a result of acquisitions in the period.
Other Operating Income, Net
Other operating income, net for the fiscal year ended June 30, 2022 was R$56.8 million, an increase of R$41.2 million, or 264.1%, from R$15.6 million for the fiscal year ended June 30, 2021, which was primarily attributable to an increase of R$18.3 million in gain on bargain purchases arising from the acquisition of Union Agro.
Operating Profit
For the reasons described above, operating profit for the fiscal year ended June 30, 2022 was R$359.9 million, an increase of R$227.9 million from operating profit of R$132.0 million for the fiscal year ended June 30, 2021.
Finance Income
Finance income for the fiscal year ended June 30, 2022 was R$426.9 million, an increase of R$199.8 million, or 88.0%, from R$227.1 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$202.7 million in interest arising from revenue contracts as a result of a larger volume of our operations, as a result of acquisitions in the period; and (ii) an increase of R$6.2 million in interest from cash equivalents, which comprise of short-term highly liquid investments with a maturity of three months or less. This was partially offset by a R$12.8 million decrease in gains from foreign exchange differences related to the U.S. dollar for the fiscal year ended June 30, 2022 compared the same period in 2021.
Finance Costs
Finance costs for the fiscal year ended June 30, 2022 were R$646.4 million, an increase of R$333.5 million, or 106.6%, from R$312.9 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$250.7 million in interest on trade payables charged by our suppliers as a result of a larger volume of our operations, as a result of acquisitions in the period; and (ii) an increase of R$40.1 million in interest on borrowings, mainly due to increase in borrowing levels.

Current Income Taxes
Current income taxes for the fiscal year ended June 30, 2022 was an expense of R$111.4 million, an increase of R$49.7 million, or 80.6%, from an expense of R$61.7 million for the fiscal year ended June 30, 2021, which was primarily attributable to an increase of total income taxes as a result of the increase in profit before income taxes. As total income taxes increased so did the corresponding current income taxes.
Deferred Income Taxes
Deferred income tax and social contribution for the fiscal year ended June 30, 2022 was a gain of R$78.7 million, an increase of R$41.7 million, or 112.7%, from a gain of R$37.0 million for the fiscal year ended June 30, 2021, which was primarily attributable to an increase in the recognition of deferred tax assets in relation to: (i) the adjustment to present value, which increased by R$21.9 million and (ii) the allowance for expected credit losses, which increased by R$20.7 million.
Profit for the year
Due to the foregoing, our profit for the fiscal year ended June 30, 2022 was R$107.8 million, an increase of R$86.3 million, or 401.4% compared to a profit of R$21.5 million for the fiscal year ended June 30, 2021.
Fiscal Year Ended June 30, 2021 Compared to Fiscal Year Ended June 30, 2020
The following table sets forth our combined statements of profit or loss data for the period indicated.
	For the Fiscal Year Ended June 30,
	2021	2021	2020	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Revenue	973.4	5,098.5	2,706.3	88.4%
Cost of goods sold	(832.9)	(4,362.7)	(2,384.1)	83.0%
Gross profit	140.5	735.9	322.2	128.4%
Operating expenses:
Sales, general and administrative expenses	(118.3)	(619.5)	(394.7)	57.0%
Other operating income, net	3.0	15.6	10.8	44.4%
Operating profit (loss)	25.2	132.0	(61.7)	n.m.
Finance income (costs):
Finance income	43.4	227.1	55.5	309.2%
Finance costs	(59.7)	(312.9)	(168.7)	85.5%
Profit (loss) before income taxes	8.8	46.2	(174.9)	n.m.
Current income taxes	(11.8)	(61.7)	(23.5)	162.6%
Deferred income taxes	7.1	37.0	76.9	(51.9)%
Profit (loss) for the year	4.1	21.5	(121.5)	n.m.

n.m. = not meaningful.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

Revenue
Revenue for the fiscal year ended June 30, 2021 was R$5,098.5 million, an increase of R$2,392.2 million, or 88.4%, from R$2,706.3 million for the fiscal year ended June 30, 2020, which was primarily attributable to: (i) an increase of R$2,311.5 million in revenue from agricultural retail sales, primarily as a result of an increase in our market share in our Brazil Cluster, as a result of acquisitions in the period; and (ii) an increase of R$41.0 million in revenue from private label products, as a result of an increase in sales in our Crop Care Cluster.
Cost of Goods Sold
Cost of goods sold for the fiscal year ended June 30, 2021 was R$4,362.7 million, an increase of R$1,978.6 million, or 83.0%, from R$2,384.1 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of R$2,002.8 million in the cost of inventory and an increase of R$14.7 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster.
Gross Profit
As a result of the foregoing, gross profit for the fiscal year ended June 30, 2021 was R$735.9 million, an increase of R$413.7 million, or 128.4%, from R$322.2 million for the fiscal year ended June 30, 2020. This represents a gross margin of 14.4% for the fiscal year ended June 30, 2021, compared to 11.9% for the fiscal year ended June 30, 2020. This margin growth was primarily attributable to an improvement in procurement and better product mix, which resulted in the sale of higher-margin products.
Sales, General and Administrative Expenses
Sales, general and administrative expenses for the fiscal year ended June 30, 2021 was R$619.5 million, an increase of R$224.8 million, or 57.0%, from R$394.7 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of R$134.9 million and R$35.7 million in personnel expenses and sales commissions, respectively, following the hiring of 284 RTVs, of which 81 were hired as part of organic growth in existing operations, and 203 were taken on following our acquisition of their former employers through inorganic growth. This was partially offset by an R$75.8 million decrease in allowances for expected credit losses due to higher amount of collateral related to overdue amounts. Sales, general and administrative expenses were primarily driven by the Brazil Cluster, followed by the Crop Care Cluster.
Other Operating Income, Net
Other operating income, net for the fiscal year ended June 30, 2021 was R$15.6 million, an increase of R$4.8 million, or 44.4%, from R$10.8 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of R$3.4 million in income from disposal of fixed assets in the Brazil Cluster.
Operating Profit (Loss)
For the reasons described above, operating profit for the fiscal year ended June 30, 2021 was R$132.0 million, an increase of R$193.7 million from an operating loss of R$61.7 million for the fiscal year ended June 30, 2020.
Finance Income
Finance income for the fiscal year ended June 30, 2021 was R$227.1 million, an increase of R$171.6 million, or 309.2%, from R$55.5 million for the fiscal year ended June 30, 2020, which was primarily attributable to: (i) an increase of R$155.7 million in interest arising from revenue contracts a result of a larger volume of our operations; and (ii) an increase of R$12.8 million in foreign exchange differences. This was partially offset by a R$4.3 million decrease in gain on changes in the fair value of derivative instruments.
Finance Costs
Finance costs for the fiscal year ended June 30, 2021 were R$312.9 million, an increase of R$144.2 million, or 85.5%, from R$168.7 million for the fiscal year ended June 30, 2020, which was primarily attributable to:

(i) an increase of R$211.1 million in interest on trade payables charged by our suppliers as a result of a larger volume of our operations; and (ii) an increase of R$11.0 million in interest on borrowings. This was partially offset by a R$78.7 million decrease in foreign exchange differences as a result of a more stable currency with fewer fluctuations over the accounting period, resulting in fewer foreign exchange accounting adjustments for the fiscal year ended June 30, 2021.
Current Income Taxes
Current income taxes for the fiscal year ended June 30, 2021 was an expense of R$61.7 million, an increase of R$38.1 million, or 162.6%, from an expense of R$23.5 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of total income taxes as a result of the increase in profit (loss) before income taxes, and the corresponding increase in current taxes.
Deferred Income Taxes
Deferred income tax and social contribution for the fiscal year ended June 30, 2021 was a gain of R$37.0 million, a decrease of R$39.9 million, or 51.9%, from a gain of R$76.9 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase in the recognition of deferred tax assets in relation to: (i) the amortization of fair value adjustment; and (ii) the adjustment to present value of trade receivables and trade payables.
Profit (loss) for the year
Due to the foregoing, our profit for the fiscal year ended June 30, 2021 was R$21.5 million, a variation of R$143.0 million compared to a loss of R$121.5 million for the fiscal year ended June 30, 2020.
Supplemental Information — Unaudited Pro Forma Condensed Combined Statement of Profit or Loss
The following discussion is based on our pro forma condensed combined statements of profit or loss for the years ended June 30, 2022, 2021 and 2020, which is presented as supplemental information only for comparability purposes. In addition, the pro forma financial data presented in the discussion below relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods. See “Unaudited Pro Forma Condensed Combined Financial Information,” “— Unaudited Supplemental Combined Pro Forma Information for the Year Ended June 30, 2021” and “— Unaudited Supplemental Combined Pro Forma Information for the Year Ended June 30, 2020.”
Pro Forma Fiscal Year Ended June 30, 2022 Compared to Pro Forma Fiscal Year Ended June 30, 2021
The following table sets forth our unaudited condensed combined pro forma statements of profit or loss for the periods indicated.

	Pro forma
	Fiscal Year Ended June 30,
	2022	2022	2021	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Pro forma revenue	1,558.5	8,163.2	6,987.3	16.8%
Pro forma cost of goods sold	(1,287.7)	(6,745.0)	(5,935.9)	13.6%
Pro forma gross profit	270.8	1,418.2	1,051.6	34.9%
Pro forma operating expenses
Pro forma sales, general and administrative expenses	(204.1)	(1,069.2)	(819.9)	30.4%
Pro forma other operating income, net	11.7	61.1	27.0	126.6%
Pro forma operating profit	78.3	410.1	258.7	58.5%
Pro forma finance income (costs):
Pro forma finance income	81.6	427.5	271.6	57.4%
Pro forma finance costs	(124.3)	(651.0)	(370.2)	75.8%
Pro forma profit before income taxes	35.6	186.6	160.1	16.5%
Pro forma income taxes	(6.7)	(35.3)	(51.2)	(31.1)%
Pro forma profit for the period	28.9	151.3	108.9	38.9%

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

Pro Forma Revenue
Pro forma revenue for the fiscal year ended June 30, 2022 was R$8,163.2 million, an increase of R$1,175.9 million, or 16.8%, from R$6,987.3 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) the organic expansion of our agricultural retail sales network in the period, as we added 127 new RTVs (from 797 as of June 30, 2021, to 924 as of June 30, 2022, a 15.9% increase in the period); (ii) an increase in the period of R$860.1 million in revenue from companies that we had already acquired as of June 30, 2021; and (iii) an increase of R$315.6 million in revenue from companies acquired in the fiscal year ended June 30, 2022, with AgroZap (part of the Brazil Cluster) and Union Agro (part of the Crop Care Cluster) being the most relevant contributors to net revenue growth within this group.
Pro Forma Cost of Goods Sold
Pro forma cost of goods sold for the fiscal year ended June 30, 2022 was R$6,745.0 million, an increase of R$809.2 million, or 13.6%, from R$5,935.9 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$771.1 million in the cost of inventory and an increase of R$9.5 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster; (ii) an increase in the period of R$593.0 million in cost of goods sold from companies that we had already acquired as of June 30, 2021; and (iii) an increase of R$216.1 million in cost of goods sold from companies acquired in the fiscal year ended June 30, 2022.
Pro Forma Gross Profit
As a result of the foregoing, pro forma gross profit for the fiscal year ended June 30, 2022 was R$1,418.2 million, an increase of R$366.6 million, or 34.9%, from R$1,051.6 million for the fiscal year ended June 30. This represents a pro forma gross margin of 17.4% for the fiscal year ended June 30, 2022, compared to 15.0% for the fiscal year ended June 30, 2021. This margin growth was mainly driven by: (i) an increase in the period in the gross margin of companies that we had already acquired as of June 30, 2021, which rose from 14.9% in 2021 to 16.8% in 2022, as a result of an improvement in procurement and better product mix, which resulted in the sale of higher-margin products; and (ii) an increase in the period in the gross margin of companies acquired in the fiscal year ended June 30, 2022, which rose from 16.6% in 2021 to 21.0% in 2022 with AgroZap and Produttiva (both part of the Brazil Cluster) and Union Agro (part of the Crop Care Cluster) being the most relevant contributors to gross profit increase within this group.
Pro Forma Sales, General and Administrative Expenses
Pro forma sales, general and administrative expenses for the fiscal year ended June 30, 2022 was R$1,069.2 million, an increase of R$249.3 million, or 30.4%, from R$819.9 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$145.8 million and R$37.0 million in personnel expenses and consulting, legal and other professional services, respectively, following the addition of 127 RTVs; (ii) an increase in the period of R$220.2 million in expenses from companies that we had already acquired as of June 30, 2021; and (iii) an increase of R$29.0 million in expenses from companies acquired in the fiscal year ended June 30, 2022, with Union Agro, Produttiva and Nova Geração being the most relevant contributors to the increase in sales, general and administrative expenses within this group.
Pro Forma Other Operating Income, Net
Pro forma other operating income, net for the fiscal year ended June 30, 2022 was R$61.1 million, an increase of R$34.1 million, or 126.7%, from R$27.0 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$18.3 million in gains on bargain purchases arising from the acquisition of Union Agro; and (ii) an increase in the period of R$48.0 million in other operating income from companies that we had already acquired as of June 30, 2021. This was partially offset by a decrease in the period of R$13.9 million in other operating income from companies acquired in the fiscal year ended June 30, 2022.
Pro Forma Operating Profit
For the reasons described above, pro forma operating profit for the fiscal year ended June 30, 2022 was R$410.1 million, an increase of R$151.3 million, or 58.5%, from R$258.7 million for the fiscal year ended June 30, 2021.
Pro Forma Finance Income
Pro forma finance income for the fiscal year ended June 30, 2022 was R$427.5 million, an increase of R$155.9 million, or 57.4%, from R$271.6 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$161.7 million in interest arising from revenue contracts as a result of a larger volume of our operations; (ii) an increase in the period of R$116.6 million in expenses from companies that we had already acquired as of June 30, 2021; (iii) an increase of R$39.2 million in expenses from companies acquired in the fiscal year ended June 30, 2022, with Union Agro, Produttiva and Agrozap being the most relevant contributors to the increase in sales, general and administrative expenses within this group; and (iv) an increase of R$2.9 million in gain on change in fair value of commodity forward contracts. This was partially offset by a R$10.9 million decrease in foreign exchange differences.
Pro Forma Finance Costs
Pro forma finance costs for the fiscal year ended June 30, 2022 were R$651.0 million, an increase of R$280.8 million, or 75.8%, from R$370.2 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$507.4.4 million in interest on trade payables charged by our suppliers as a result of a larger volume of our operations, which was partially offset by a decrease of R$288.2 million in interest on borrowings; (ii) an increase in the period of R$243.3 million in expenses from companies that we had already acquired as of June 30, 2021; and (iii) an increase of R$37.5 million in expenses from companies acquired in the fiscal year ended June 30, 2022, with Union Agro, Produttiva and Agrozap being the most relevant contributors to the increase in sales, general and administrative expenses within this group.

Pro Forma Income Taxes
Pro forma income taxes for the fiscal year ended June 30, 2022 was an expense of R$35.3 million, a decrease of R$15.9 million, or (31.1)%, from an expense of R$51.2 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) a gain in deferred income taxes; and (ii) a decrease of R$47.0 million in income taxes from companies that we had already acquired as of June 30, 2021, which was partially offset by an increase of R$31.1 million in income taxes from companies acquired in the fiscal year ended June 30, 2022.
Pro Forma Profit for the Period
Due to the foregoing, our pro forma profit for the fiscal year ended June 30, 2022 was R$151.3 million, an increase of R$42.4 million, or 38.9%, compared to R$108.9 million for the fiscal year ended June 30, 2021.
Fiscal Year Ended June 30, 2021 Compared to Fiscal Year Ended June 30, 2020
The following table sets forth our unaudited condensed combined pro forma statements of profit or loss for the periods indicated.
	Pro forma
	For the Fiscal Year Ended June 30,
	2021	2021	2020	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Pro forma revenue	1,334.0	6,987.3	5,729.4	22.0%
Pro forma cost of goods sold	(1,133.2)	(5,935.9)	(4,925.7)	20.5%
Pro forma gross profit	200.8	1,051.6	803.5	30.9%
Pro forma operating expenses
Pro forma sales, general and administrative expenses	(156.5)	(819.9)	(673.9)	21.7%
Pro forma other operating income, net	5.1	27.0	17.2	57.0%
Pro forma operating profit	49.4	258.7	146.8	76.2%
Pro forma finance income (costs)
Pro forma finance income	51.9	271.6	135.3	100.7%
Pro forma finance costs	(70.7)	(370.2)	(299.6)	23.6%
Pro forma profit (loss) before income taxes	30.6	160.1	(17.5)	n.m.
Pro forma income taxes	(9.8)	(51.2)	16.5	n.m.
Pro forma profit (loss) for the year	20.8	108.9	(1.0)	n.m.

n.m. = not meaningful.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

Pro Forma Revenue
Pro forma revenue for the fiscal year ended June 30, 2021 was R$6,987.3 million, an increase of R$1,257.9 million, or 22.0%, from R$5,729.4 million for the fiscal year ended June 30, 2020, which was primarily attributable to the organic expansion of our agricultural retail sales network in the period, as we added 284 new RTVs. This growth can be further attributed to an increase of R$827.2 million in revenue from companies that we had already acquired as of June 30, 2020 and an increase of R$431.1 million in revenue from companies acquired after the fiscal year ended June 30, 2020, with Produttiva, Desempar, Cultivar and AgroZap being the most relevant contributors to net revenue growth within this group, all of which are part of the Brazil Cluster.
Pro Forma Cost of Goods Sold
Pro forma cost of goods sold for the fiscal year ended June 30, 2021 was R$5,935.9 million, an increase of R$1,010.2 million, or 20.5%, from R$4,925.7 million for the fiscal year ended June 30, 2020, which was primarily attributable to: (i) an increase of R$1,032.3 million in the cost of inventory; (ii) an increase of R$646.0 million in the cost of goods sold from companies that we had already acquired as of June 30, 2020; (iii) an increase of R$364.2 million in cost of goods sold from companies acquired after the fiscal year ended June 30, 2020; and (iv) an increase of R$6.7 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster.
Pro Forma Gross Profit
As a result of the foregoing, pro forma gross profit for the fiscal year ended June 30, 2021 was R$1,051.6 million, an increase of R$248.2 million, or 30.9%, from R$803.5 million for the fiscal year ended June 30, 2020. This represents a pro forma gross margin of 15.0% for the fiscal year ended June 30, 2021, compared to 14.0% for the fiscal year ended June 30, 2020. This increase was mainly driven by an increase in the gross margin of companies that we had already acquired as of June 30, 2020, which rose from 12.1% in 2020 to 13.9% in 2021 as a result of an improvement in procurement and better product mix, which resulted in the sale of higher margin products. This increase was partially offset by a decrease in the gross margin of companies acquired after the fiscal year ended June 30, 2020, which declined from 17.4% in 2020 to 17.1% in 2021, with Cultivar, Desempar (both part of the Brazil Cluster) and Union Agro (part of the Crop Care cluster) being the most relevant contributors to gross profit increase within this group.
Pro Forma Sales, General and Administrative Expenses
Pro forma sales, general and administrative expenses for the fiscal year ended June 30, 2021 were R$819.9 million, an increase of R$146.0 million, or 21.7%, from R$673.9 million for the fiscal year ended June 30, 2020, which was primarily attributable to: (i) an increase of R$127.2 million and R$28.2 million in personnel expenses and sales commissions, respectively, as a result of the hiring of 284 new RTVs on a pro forma basis (without giving pro format effect to the impact of the Business Combination) in the period; (ii) an increase in the period of R$89.7 million in expenses from companies that we had already acquired as of June 30, 2020; and (iii) an increase of R$56.3 million in expenses from companies acquired after the fiscal year ended June 30, 2020, with AgroZap, Desempar, Cultivar and Agrobiológica being the most relevant contributors to the increase in sales, general and administrative expenses within this group.
Pro Forma Other Operating Income, Net
Pro forma other operating income for the fiscal year ended June 30, 2021 was R$27.0 million, an increase of R$9.8 million, or 57.0%, from other operating income of R$17.2 million for the fiscal year ended June 30, 2020. This increase was primarily attributable to an increase of R$13.3 million in other operating income from companies acquired after the fiscal year ended June 30, 2020, with Agrobiológica, Produttiva and AgroZap being the most relevant contributors to other operating income increase within this group of companies. This increase was partially offset by a decrease of R$3.5 million in other operating income from companies that we had already acquired as of June 30, 2020.
Pro Forma Operating Profit
For the reasons described above, our pro forma operating profit for the fiscal year ended June 30, 2021 was R$258.7 million, an increase of R$111.9 million, or 76.2%, from R$146.8 million for the fiscal year ended June 30, 2020.

Pro Forma Finance Income
Pro forma finance income for the fiscal year ended June 30, 2021 was R$271.6 million, an increase of R$136.3 million, or 100.7%, from R$135.3 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of R$174.4 million in interest arising from revenue contracts as a result of a larger volume of our operations which was partially offset by a decrease in foreign exchange differences of R$33.7 million. This increase can be further attributed to: (i) an increase of R$32.9 million in income from companies acquired after the fiscal year ended June 30, 2020 with Desempar, Cultivar and Integra being the most relevant contributors to finance income increase within this group (all part of the Brazil Cluster); and (ii) an increase of R$103.4 million in income from companies that we had already acquired as of June 30, 2020.
Pro Forma Finance Costs
Pro forma finance costs for the fiscal year ended June 30, 2021 were R$370.2 million, an increase of R$70.6 million, or 23.6%, from R$299.6 million for the fiscal year ended June 30, 2020. This increase was primarily attributable to: (i) an increase of R$239.4 million in interest on trade payables charged by our suppliers as a result of a larger volume of our operations; (ii) an increase of R$41.8 million in costs from companies acquired after the fiscal year ended June 30, 2020, with Desempar, Qualicitrus and Cultivar being the most relevant contributors to finance costs increase within this group (part of the Brazil Cluster); and (iii) an increase of R$28.8 million in costs from companies that we had already acquired as of June 30, 2020. This increase was partially offset by a R$150.2 million decrease in foreign exchange variations as a result of a more stable currency with fewer fluctuations in the period, resulting in fewer foreign exchange accounting adjustments.
Pro Forma Income Taxes
Pro forma income taxes for the fiscal year ended June 30, 2021 was an expense of R$51.2 million, an increase of R$67.7 million from an income of R$16.5 million for the fiscal year ended June 30, 2020. This increase was primarily attributable to: (i) an increase in profit (loss) before taxes, and the corresponding increase in current taxes; (ii) an increase of R$50.3 million in taxes and contributions from companies that we had already acquired as of June 30, 2020; and (iii) an increase of R$17.4 million in taxes and contributions from companies acquired after the fiscal year ended June 30, 2020.
Pro Forma Profit (Loss) for the Year
Due to the foregoing, our pro forma profit for the fiscal year ended June 30, 2021 was R$108.9 million, an increase of R$109.9 million from a loss of R$1.0 million for the fiscal year ended June 30, 2020.
Unaudited Supplemental Combined Pro Forma Information for the Year Ended June 30, 2021
The comparability of our results of operations is affected for the periods presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro” by the 2022 Acquisitions, the 2021 Acquisitions and the 2020 Acquisitions. To supplement the discussion of our historical results of operations for the fiscal years ended June 30, 2022 and 2021, we have included unaudited supplemental pro forma combined statement of income information for the fiscal year ended June 30, 2021. The unaudited supplemental pro forma information for the fiscal year ended June 30, 2021 was prepared in a manner comparable to the requirements of Article 11 of Regulation S-X, but does not comply with Article 11 in that Rule 11-02(c) of Article 11 does not allow for the presentation of pro forma combined statement of income prior to the most recent year.
Our unaudited supplemental pro forma condensed combined statement of profit or loss for the year ended June 30, 2021 is based on our historical audited combined financial statements, appearing elsewhere in this proxy statement/prospectus, and the unaudited financial data of business combinations completed during the period from July 1, 2019 through June 30, 2022, and gives effect to the acquisition of the AGP Group, Produtec, Central Agrícola, Fertilyser, AgSe, Integra, Qualicitrus, América, Desempar, Cultivar, Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap and Nova Geração as if they were completed on July 1, 2019. See note 20 to our audited combined financial statements. In addition, the unaudited supplemental pro forma information for the fiscal year ended June 30, 2021 included in this subsection relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited supplemental pro forma condensed combined statement of profit or loss for the fiscal year ended June 30, 2020.
Pro forma adjustments, as applicable, reflect the effect of the acquisitions mentioned above on the combined statement of profit or loss had they been completed on July 1, 2019, as follows:
•
increase in amortization expense on fair value of intangibles assets recognized (customer relationship, purchase contract and brands);

•
increase in depreciation expense on fair value adjustment of property, plant and equipment; and

•
tax effect on pro forma adjustments; and

•
non-controlling interests.

The unaudited supplemental pro forma adjustments are based on available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. We have only included material adjustments that are directly attributable to the acquisitions, factually supportable and, expected to have a continuing impact on the combined profit or loss. The unaudited supplemental pro forma condensed combined statement of profit or loss is presented for informational purposes only. The unaudited pro forma condensed combined statement of profit or loss does not purport to represent what our actual combined results of operations would have been had the acquisitions occurred on the date indicated, nor it is indicative of future combined results of operations.
The unaudited supplemental pro forma condensed combined statement of profit or loss should be read in conjunction with the following:
•
the accompanying notes to the unaudited supplemental pro forma condensed combined statement of profit or loss; and

•
our historical audited combined financial statements for the fiscal year ended June 30, 2020, included elsewhere in this proxy statement/prospectus.

The unaudited supplemental pro forma condensed statement of profit or loss has been prepared using the acquisition method of accounting under IFRS 3. The unaudited pro forma condensed statement of profit or loss including the allocation of the consideration transferred, is based on our estimates of the fair value of the assets acquired and liabilities assumed, using available information. The unaudited pro forma condensed statement of profit or loss does not reflect any cost savings and operating synergies or revenue enhancements that we may achieve as a result of the acquisitions or the costs to integrate them into our operations or the costs necessary to achieve these cost savings and operating synergies, such as procurement, distribution and administrative structure efficiencies and revenue enhancements.
For further details on the allocation of the consideration transferred for the acquisitions listed above, see note 20 to our audited combined financial statements as of and for the year ended June 30, 2022 included elsewhere in this proxy statement/prospectus.

Unaudited Supplemental Pro Forma Condensed Combined Statement of Profit or Loss
For the Year Ended June 30, 2021
(amounts in millions of reais)
	Lavoro Group Historical	Integra Historical (i)	Qualicitrus Historical (ii)	América Historical (iii)	Desempar Historical (iv)	Cultivar Historical (v)	Agrobiológica Historical (vi)	Produttiva Historical (vii)	Cenagro Historical (viii)	Cenagral Historical (ix)	Union Agro Historical (x)	AgroZap Historical (xi)	Nova Geração Historical (xii)	Pro forma adjust- ments	Note	Lavoro Group Pro Forma
Revenue	5,098.5	11.5	119.7	145.4	557.9	294.2	4.6	175.2	163.9	16.3	153.0	230.1	17.0	—		6,987.3
Cost of goods sold	(4,362.7)	(9.5)	(110.0)	(128.7)	(469.3)	(224.8)	(1.0)	(153.7)	(140.7)	(9.1)	(104.3)	(209.2)	(13.1)	—		(5,935.9)
Gross profit	735.9	2.0	9.8	16.7	88.7	69.5	3.6	21.5	23.2	7.1	48.7	21.0	3.9	—		1,051.6
Operating expenses:
Sales, general and administrative expenses	(619.5)	(2.5)	(3.2)	(4.6)	(44.9)	(36.6)	(0.5)	(9.4)	(18.7)	(1.5)	(19.0)	(38.9)	(3.5)	(17.2)	2(a) 2(b) 2(c) 2(d)	(819.9)
Other operating income (expenses), net	15.6	—	0.6	(4.9)	2.1	2.7	(0.4)	7.3	(0.7)	0.0	(0.3)	4.7	0.2	—		27.0
Operating profit (loss)	132.0	(0.5)	7.3	7.1	45.9	35.6	2.7	19.4	3.9	5.7	29.4	(13.3)	0.6	(17.2)		258.7
Finance income (costs):
Finance income	227.1	0.0	0.1	—	35.4	4.6	0.0	0.1	3.2	—	0.2	0.8	0.1	—		271.6
Finance costs	(312.9)	(0.0)	(0.0)	(0.4)	(38.5)	(10.2)	(0.2)	(0.5)	(1.7)	(0.0)	(1.4)	(4.5)	(0.0)	—		(370.2)
Profit (loss) before income taxes	46.2	(0.5)	7.4	6.8	42.9	30.0	2.6	19.0	5.4	5.7	28.2	(17.0)	0.7	(17.2)		160.1
Income taxes	(24.7)	(0.1)	(0.0)	(4.1)	(13.8)	(3.7)	—	—	(2.9)	(2.1)	(5.6)	—	—	5.8	2(e)	(51.2)
Net income (loss)	21.5	(0.6)	7.4	2.7	29.1	26.3	2.6	19.0	2.5	3.6	22.6	(17.0)	0.7	(11.3)		108.9
Attributable to:
Equity holders of the parent	38.4	(0.6)	5.2	2.7	29.1	19.4	2.6	19.0	2.0	2.8	16.4	(12.8)	0.7	(10.6)		114.2
Non-controlling interest	(16.9)	—	2.2	—	—	7.0	—	—	0.5	0.7	6.2	(4.3)	—	(0.7)	2(f)	(5.4)

(i)
Historical unaudited profit or loss data of Integra for the pre-acquisition period for the period from July 1, 2020 to September 1, 2020.

(ii)
Historical unaudited profit or loss data of Qualicitrus for the pre-acquisition period from July 1, 2020 to November 17, 2020.

(iii)
Historical unaudited profit or loss data of América for the pre-acquisition period from July 1, 2020 to December 30, 2020.

(iv)
Historical unaudited profit or loss data of Desempar for the pre-acquisition period from July 1, 2020 to March, 31, 2021.

(v)
Historical unaudited profit or loss data of Cultivar for the pre-acquisition period from July 1, 2020 to April 1, 2021.

(vi)
Historical unaudited profit or loss data Agrobiológica for the pre-acquisition period from July 1, 2020 to August, 28, 2020.

(vii)
Historical unaudited profit or loss data Produttiva for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(viii)
Historical unaudited profit or loss data Cenagro for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(ix)
Historical unaudited profit or loss data Cenagral for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(x)
Historical unaudited profit or loss data Union Agro for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xi)
Historical unaudited profit or loss data AgroZap for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xii)
Historical unaudited profit or loss data Nova Geração for the pre-acquisition period from July 1, 2020 to June 30, 2021.

Notes to Unaudited Supplemental Pro Forma Condensed Combined Statement of Profit or Loss
For the Year Ended June 30, 2021
(amounts in millions of reais, except percentages)
1. Summary of fair value adjustments
Below is a summary of the fair value adjustments recorded on each acquisition date (except for inventories which described in note 3):
	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Cenagral(*)	Union Agro	AgroZap	Nova Geração	Note
Customer relationship	8.4	11.8	32.2	55.4	6.2	5.5	26.1	2.6	—	7.0	6.0	4.3	2(a)
Purchase contracts	—	—	8.6	—	—	0.0	—	—	—	—	—	—	2(b)
Property, plant and equipment	—	0.3	—	2.4	2.0	—	—	—	—	—	—	—	2(c)
Brands	—	—	—	—	—	5.9	0.0	—	7.4	1.3	—	—	2(d)

(*)
Intangible asset with an indefinite useful life due to the continued use of the brand.

2.
Pro forma adjustments

(a)
Pro forma amortization adjustment on the fair value of customer relationship

Below is the calculation of the pro forma amortization adjustment on the fair value of customer relationship for each acquisition. The amortization is calculated using the straight-line method.
	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Union Agro	AgroZap	Nova Geração	Total pro forma adjustment
Estimated useful life (years)	7.6	8.0	5.3	8.3	16.5	3.0	9.2	11.0	7.2	11.0	13.0	—
Pre-acquisition period (years)	0.173	0.384	0.501	0.754	0.754	0.170	0.995	1.096	1.000	0.970	0.984	—
Pro forma adjustments	0.2	0.6	3.0	5.0	0.3	0.3	2.8	0.3	1.0	0.5	0.3	14.3
(b)
Pro forma amortization adjustment on the fair value of purchase contracts

The fair value adjustment corresponds to certain long term supply bargain purchase contracts acquired. Below is the calculation of the pro forma amortization adjustment on the fair value of purchase contracts. The amortization is calculated using the straight-line method.
	América	Agrobiológica	Total pro forma adjustment
Estimated useful life (years)	4.0	3.0	—
Pre-acquisition period (years)	0.501	0.170	—
Pro forma adjustments	1.0	0.0	1.0

(c)
Pro forma amortization adjustment on the fair value of property, plant and equipment

Below is the calculation of the pro forma amortization adjustment on the fair value adjustment on property, plant and equipment. The depreciation is calculated using the straight-line method.

	Qualicitrus	Desempar	Cultivar	Total pro forma adjustment
Estimated useful life (years)	8.9	8.9	8.9	—
Pre-acquisition period (years)	0.384	0.754	0.754	—
Pro forma adjustments	0.0	0.2	0.2	0.4

(d)
Pro forma amortization adjustment on the fair value of brands

Below is the calculation of the pro forma amortization adjustment on the fair value adjustment of the Agrobiologica brand. The amortization is calculated using the straight-line method.
	Agrobiológica	Union Agro	Total adjustment
Estimated useful life (years)	20.0	1.0	—
Pre-acquisition period (years)	0.170	1.000	—
Pro forma adjustments	0.0	1.3	1.3

(e)
Tax Effect on pro forma adjustments

Represents the tax impact on the pro forma adjustments, using a statutory income tax rate of 34% applicable to all acquisitions located in Brazil.
(f)
Effect of pro forma adjustments on profit for the year attributable to the net investment of the parent and non-controlling interests

Below is the effect of the pro form adjustments on profit for the year attributable to the net investment from the parent and non-controlling interests. The pro forma adjustment relate to non-controlling interests in Qualiciclo and Cultivar acquisitions, as described below:
	Qualicitrus	Cultivar	Cenagro	Union Agro	AgroZap	Total Pro forma adjustment
Pro forma adjustments:
Depreciation and amortization	(0.6)	(0.5)	(0.2)	(2.3)	(0.5)	—
Income taxes effect (34%)	0.2	0.2	0.1	0.8	0.2	—
Non-controlling interest (%)	29%	26%	20%	27%	25%	—
Pro forma adjustments	(0.1)	(0.1)	(0.0)	(0.4)	(0.1)	(0.7)

3.
Fair value adjustment on inventory

The estimated fair value adjustment on inventory amounted to R$27.8 million, which has not been reflected in the pro forma statement of income as it is not expected to have a continuing impact.
Unaudited Supplemental Combined Pro Forma Information for the Year Ended June 30, 2020
The comparability of our results of operations is affected for the periods presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro” by the 2022 Acquisitions, the 2021 Acquisitions and the 2020 Acquisitions. To supplement the discussion of our historical results of operations for the fiscal years ended June 30, 2021 and 2020, we have included unaudited supplemental pro forma combined statement of income information for the fiscal year ended June 30, 2020. The unaudited supplemental pro forma information for the fiscal year ended June 30, 2020 was prepared in a manner comparable to the requirements of Article 11 of Regulation S-X, but does not comply with Article 11 in that Rule 11-02(c) of Article 11 does not allow for the presentation of pro forma combined statement of income prior to the most recent year.
Our unaudited supplemental pro forma condensed combined statement of profit or loss for the year ended June 30, 2020 is based on our historical audited combined financial statements, appearing elsewhere in this proxy statement/prospectus, and the unaudited financial data of business combinations completed during the period from July 1, 2019 through June 30, 2022, and gives effect to the acquisition of the AGP Group, Produtec, Central Agrícola, Fertilyser, AgSe, Integra, Qualicitrus, América, Desempar, Cultivar, Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap and Nova Geração as if they were completed on July 1, 2019. See note 20 to our audited combined financial statements. In addition, the unaudited supplemental pro forma information for the fiscal year ended June 30, 2020 included in this subsection relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited supplemental pro forma condensed combined statement of profit or loss for the fiscal year ended June 30, 2020.
Pro forma adjustments, as applicable, reflect the effect of the acquisitions mentioned above on the combined statement of profit or loss had they been completed on July 1, 2019, as follows:
•
increase in amortization expense on fair value of intangibles assets recognized (customer relationship, purchase contract and brands);

•
increase in depreciation expense on fair value adjustment of property, plant and equipment; and

•
tax effect on pro forma adjustments; and

•
non-controlling interests.

The unaudited supplemental pro forma adjustments are based on available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. We have only included material adjustments that are directly attributable to the acquisitions, factually supportable and, expected to have a continuing impact on the combined profit or loss. The unaudited supplemental pro forma condensed combined statement of profit or loss is presented for informational purposes only. The unaudited pro forma condensed combined statement of profit or loss does not purport to represent what our actual combined results of operations would have been had the acquisitions occurred on the date indicated, nor it is indicative of future combined results of operations.
The unaudited supplemental pro forma condensed combined statement of profit or loss should be read in conjunction with the following:
•
the accompanying notes to the unaudited supplemental pro forma condensed combined statement of profit or loss; and

•
our historical audited combined financial statements for the fiscal year ended June 30, 2020, included elsewhere in this proxy statement/prospectus.

The unaudited supplemental pro forma condensed statement of profit or loss has been prepared using the acquisition method of accounting under IFRS 3. The unaudited pro forma condensed statement of profit or loss including the allocation of the consideration transferred, is based on our estimates of the fair value of the assets acquired and liabilities assumed, using available information. The unaudited pro forma condensed statement of profit or loss does not reflect any cost savings and operating synergies or revenue enhancements that we may achieve as a result of the acquisitions or the costs to integrate them to our operations or the costs necessary to achieve these cost savings and operating synergies, such as procurement, distribution and administrative structure efficiencies and revenue enhancements.
For further details on the allocation of the consideration transferred for the acquisitions listed above, see note 20 to our audited combined financial statements as of and for the year ended June 30, 2021 included elsewhere in this proxy statement/prospectus.

Unaudited Supplemental Pro Forma Condensed Combined Statement of Profit or Loss
For the Year Ended June 30, 2020
(amounts in millions of reais)
	Lavoro Group Historical	AGP Group Historical (i)	Produtec Historical (ii)	Central Agrícola Historical (iii)	Fertilyser Historical (iv)	AgSe Historical (v)	Integra Historical (vi)	Qualicitrus Historical (vii)	América Historical (viii)	Desempar Historical (ix)	Cultivar Historical (x)	Agrobiológica Historical (xi)	Produttiva Historical (xii)	Cenagro Historical (xiii)	Cenagral Historical (xiv)	Union Agro Historical (xv)	AgroZap Historical (xvi)	Nova Geração Historical (xvii)	Pro forma adjustments	Note	Lavoro Group Pro Forma
Revenue	2,706.3	416.2	114.7	355.1	4.0	60.1	126.0	296.2	173.0	629.5	252.4	42.8	113.9	124.7	2.2	105.3	185.1	21.9	—		5,729.4
Cost of goods sold	(2,384.1)	(375.9)	(87.5)	(311.2)	(2.9)	(51.7)	(97.3)	(266.2)	(144.8)	(540.8)	(203.3)	(6.0)	(100.1)	(107.3)	(1.9)	(62.5)	(165.6)	(16.6)	—		(4,925.7)
Gross profit	322.2	40.3	27.2	43.8	1.1	8.4	28.7	30.0	28.2	88.7	49.1	36.8	13.8	17.4	0.3	42.7	19.5	5.3	—		803.5
Operating expenses:

																				2(a)
																				2(c)
																				2(d)
Sales, general and administrative expenses	(394.7)	(16.4)	(10.9)	(7.3)	(0.9)	(9.6)	(8.4)	(33.3)	(5.9)	(58.2)	(36.9)	(4.0)	(5.6)	(14.1)	(0.2)	(17.8)	(14.5)	(2.1)	(33.2)	2(b)	(673.9)
Other operating income (expenses), net	10.8	(0.0)	3.3	0.9	0.0	0.0	0.0	0.9	(0.4)	2.3	2.6	(8.9)	3.6	0.0	0.0	(0.2)	2.2	0.1	—		17.2
Operating profit (loss)	(61.7)	23.8	19.6	37.5	0.2	(1.1)	20.4	(2.5)	21.9	32.8	14.8	23.9	11.8	3.4	0.1	24.7	7.2	3.2	(33.2)		146.8
Finance income (costs):
Finance income	55.5	4.2	1.3	38.7	—	0.1	0.2	3.6	2.7	24.4	0.3	0.1	0.1	2.3	—	0.1	1.7	0.0	—		135.3
Finance costs	(168.7)	(8.9)	(0.8)	(59.5)	—	—	(15.8)	(0.7)	(6.6)	(17.6)	(12.1)	(0.1)	(0.3)	(1.2)	—	(0.6)	(6.5)	0.0	—		(299.6)
Profit (loss) before income taxes	(174.9)	19.1	20.1	16.6	0.2	(1.0)	4.8	0.4	17.9	(39.6)	3.1	23.9	11.5	4.5	0.1	24.2	2.4	3.3	(33.2)		(17.5)
Income taxes	53.4	(8.0)	(3.6)	(8.8)	(0.4)	(1.5)	(2.3)	(0.1)	(5.0)	(11.9)	(1.4)	—	—	(0.3)	0.0	(3.9)	—	(0.9)	11.3	2(e)	16.5
Net income (loss)	(121.5)	11.1	16.5	7.8	(0.2)	(2.4)	2.4	0.3	12.9	27.7	1.6	23.9	11.5	4.1	0.1	20.3	2.4	2.4	(21.9)		(1.0)
Attributable to:
Equity holders of the parent	(108.7)	11.1	10.7	7.8	(0.2)	(2.3)	2.4	0.2	12.9	27.7	1.2	23.9	11.5	3.3	0.1	14.7	1.8	2.4	(20.9)		(0.4)
Non-controlling interest	(12.8)	—	5.8	—	(0.0)	(0.1)	—	0.1	—	—	0.4	—	—	0.9	0.0	5.6	0.6	—	(1.0)	2(f)	(0.6)

(i)
Historical unaudited profit or loss data of the AGP Group for the pre-acquisition period from July 1, 2019 to January 21, 2020.

(ii)
Historical unaudited profit or loss data of Produtec for the pre-acquisition period from July 1, 2019 to April 1, 2020.

(iii)
Historical unaudited profit or loss data of Central Agrícola for the pre-acquisition period from July 1, 2019 to May 20, 2020.

(iv)
Historical unaudited profit or loss data of Fertilyser for the pre-acquisition period from July 1, 2019 to February 28, 2020.

(v)
Historical unaudited profit or loss data of AgSe for the pre-acquisition period from July 1, 2019 to February 28, 2020.

(vi)
Historical unaudited profit or loss data of Integra for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(vii)
Historical unaudited profit or loss data of Qualicitrus for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(viii)
Historical unaudited profit or loss data of América for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(ix)
Historical unaudited profit or loss data of Desempar for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(x)
Historical unaudited profit or loss data of Cultivar for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xi)
Historical unaudited profit or loss data of Agrobiológica Soluções for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xii)
Historical unaudited profit or loss data of Produttiva for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xiii)
Historical unaudited profit or loss data of Cenagro for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xiv)
Historical unaudited profit or loss data of Cenagral for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xv)
Historical unaudited profit or loss data of Union Agro for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xvi)
Historical unaudited profit or loss data of AgroZap for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xvii)
Historical unaudited profit or loss data of Nova Geração for the pre-acquisition period from July 1, 2019 to June 30, 2020.

Notes to Unaudited Supplemental Pro Forma Condensed Combined Statement of Profit or Loss
For the Year Ended June 30, 2020
(amounts in millions of reais, except percentages)
1. Summary of fair value adjustments
Below is a summary of the fair value adjustments recorded on each acquisition date (except for inventories which is described in note 3). See note 20 to our audited combined financial statements:
	AGP Group	Produtec	Central Agrícola	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Cenagral(*)	Union Agro	AgroZap	Nova Geração
Customer relationship(2(a))	65.6	2.8	2.5	8.4	11.8	32.2	55.4	6.2	5.5	26.1	2.6	—	7.0	6.0	4.3
Purchase contracts(2(b))	—	—	0.2	—	—	8.6	—	—	0.0	0.0	—	—	—	—	—
Property, plant and equipment(2(c))	—	—	—	—	0.3	—	2.4	2.0	—	—	—	—	—	—	—
Brands(2(d))	—	—	—	—	—	—	—	—	5.9	—	—	7.4	1.3	—	—

(*)
Intangible asset with an indefinite useful life due to the continued use of the brand.

2.   Pro forma adjustments
(a)   Pro forma amortization adjustment on the fair value of customer relationship
Below is the calculation of the pro forma amortization adjustment on the fair value of customer relationship for each acquisition. Amortization is calculated using the straight-line method.
	AGP Group	Produtec	Central Agrícola	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Union Agro	AgroZap	Nova Geração	Total pro forma adjustments
Estimated useful life (years)	6.0	4.0	13.5	7.6	8.0	5.3	8.3	16.5	3.0	9.2	11.0	7.2	11.0	13.0	—
Pre-acquisition period (years)	0.526	0.753	0.887	1.000	1.000	1.000	1.003	1.000	1.001	0.995	0.941	1.000	0.970	0.980	—
Pro forma adjustments	5.8	0.5	0.2	1.1	1.5	6.1	6.7	0.4	1.8	2.8	0.2	0.9	0.5	0.3	28.9
(d)   Pro forma amortization adjustment on the fair value of brands
Below is the calculation of the pro forma amortization adjustment on the fair value adjustment of the Agrobiológica and Union Agro brands. Amortization is calculated using the straight-line method.
	Agrobiológica	Union Agro	Total pro forma adjustments
Estimated useful life (years)	20.0	1.0	—
Pre-acquisition period (years)	1.000	1.000	—
Pro forma adjustments	0.3	1.3	1.6

(b)   Pro forma amortization adjustment on the fair value of purchase contracts
Below is the calculation of the pro forma amortization adjustment on the fair value adjustment on purchase contracts acquired. Amortization is calculated using the straight-line method.
	Central Agrícola	América	Agrobiológica	Total pro forma adjustments
Estimated useful life (years)	5.0	4.0	3.0	—
Pre-acquisition period (years)	0.882	1.000	1.001	—
Pro forma adjustments	0.0	2.1	0.0	2.2
(c)   Pro forma amortization adjustment on the fair value of property, plant and equipment
Below is the calculation of the pro forma amortization adjustment on the fair value adjustment on property, plant and equipment. Depreciation is calculated using the straight-line method.
	Qualicitrus	Desempar	Cultivar	Total pro forma adjustments
Estimated useful life (years)	8.9	8.9	8.9	—
Pre-acquisition period (years)	1.000	1.000	1.000	—
Pro forma adjustments	0.0	0.3	0.2	0.5
(e)   Tax effects on pro forma adjustments.
Represents the tax impact on the pro forma adjustments, using a statutory income tax rate of 34% for acquisitions located in Brazil and 32% for acquisition located in Colombia.
(f)   Effect of pro forma adjustments on profit for the year attributable to the net investment of the parent and non-controlling interests
	Produtec	Qualicitrus	Cultivar	Cenagro	Union Agro	AgroZap	Total pro forma adjustments
Pro forma adjustments:
Depreciation and amortization	(0.5)	(1.5)	(0.6)	(0.2)	(2.3)	(0.5)	—
Income taxes effect (34% Brazil and 32% Colombia)	0.2	0.5	0.2	0.0	0.6	0.1	—
Non-controlling interests (%)	35%	29%	26%	20%	27%	25%	—
Pro forma adjustments	(0.1)	(0.3)	(0.1)	(0.0)	(0.4)	(0.1)	(1.0)
3.   Fair value adjustment on inventory
The estimated fair value adjustment on inventory amounted to R$67.3 million, which has not been reflected in the pro forma statement of income as it is not expected to have a continuing impact.

Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
The following table sets forth our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin information and reconciliations to our profit (loss) for the fiscal year ended June 30, 2021:
	For the Fiscal Year Ended June 30, 2021
	Pre-Acquisition Period(1)
	Lavoro Group Historical	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Cenagral	Union Agro	Agro Zap	Nova Geração	Pro Forma Adjustments(1)	Lavoro Group Pro Forma
	(in R$ millions, except as otherwise indicated)
Pro forma profit (loss) for the year	21.5	(0.6)	7.3	2.7	29.1	26.3	2.6	19.0	2.5	3.6	22.6	(17.0)	0.7	(11.3)	108.9
(+) Pro forma depreciation and amortization	53.4	0.0	0.2	0.1	1.0	0.4	0.0	0.2	1.7	0.2	1.3	0.8	0.1	17.2	76.5
(+) Fair value on inventories sold from acquired companies	39.5	—	—	—	—	—	—	—	—	—	—	—	—	—	39.5
(+) Pro forma income taxes current and deferred	24.7	0.1	—	4.1	13.8	3.7	—	—	2.9	2.1	5.6	—	—	(5.8)	51.2
(+) Pro forma finance income (costs), net	85.8	—	(0.1)	0.4	3.0	5.6	0.1	0.4	(1.5)	0.0	1.2	3.8	(0.1)	0.0	98.6
(+) M&A expenses(2)	40.2	—	—	—	—	—	—	—	—	—	—	—	—	—	40.2
Pro Forma Adjusted EBITDA	265.1	(0.5)	7.4	7.3	46.9	36.0	2.7	19.6	5.6	5.9	30.7	(12.4)	0.7	—	415.1
(/) Pro forma revenue	5,098.5	11.5	119.7	145.4	557.9	294.2	4.6	175.2	163.9	16.3	153.0	230.1	17.0	—	6,987.3
Pro Forma Adjusted EBITDA Margin	5.2%	(4.3)%	6.3%	5.0%	8.4%	12.2%	60.9%	11.2%	3.4%	36.2%	20.0%	(5.4)%	4.0%	N/A	5.9%

(1)
For an explanation of these pro forma adjustments, see the accompanying notes to our unaudited pro forma condensed combined financial information.

(2)
M&A expenses primarily include M&A team compensation expenses and accounting and tax due diligence expenses.

Historical Net Debt (Net Cash) and Historical Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
The following table sets forth our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio information and reconciliations to our borrowings for the fiscal year ended June 30, 2021:
As of and For the Fiscal Year Ended June 30, 2021
(in R$ millions, except as otherwise indicated)
Borrowings (current and non-current)	242.4
Leases liabilities (current and non-current)	75.1
Payables for the acquisition of subsidiaries (current and non-current)	215.2
(-) Cash equivalents	(459.5)
Net Debt	73.2
Pro Forma Adjusted EBITDA	415.1
Net Debt/Pro Forma Adjusted EBITDA Ratio	0.2x
For further information on why our management chooses to use these non-IFRS financial measures, and on the limits of using these non-IFRS measures, please see “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures.”

Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
The following table sets forth our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin information and reconciliations to our profit (loss) for the fiscal year ended June 30, 2020:
	For the Fiscal Year Ended June 30, 2020
	Pre-Acquisition period(1)
	Lavoro Group Historical	AGP Group	Produtec	Central Agrícola	Fertilyser	AgSe	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Cenagral	Union Agro	AgroZap	Nova Geração	Pro Forma Adjustments(1)	Lavoro Group Pro Forma
	(in R$ millions, except as otherwise indicated)
Pro forma profit (loss) for the year	(121.5)	11.1	16.5	7.8	(0.2)	(2.4)	2.4	0.3	12.9	27.7	1.6	23.9	11.5	4.1	0.1	20.3	2.4	2.4	(21.9)	(1.0)
(+) Pro forma depreciation and amortization	36.7	0.4	0.0	0.6	—	—	0.1	0.6	0.5	2.4	0.5	—	0.2	1.4	0.1	1.2	0.9	0.1	33.2	79.0
(+) Fair value on inventories sold from acquired companies	13.8	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	13.8
(+) Pro forma income taxes current and deferred	(53.4)	8.0	3.6	8.8	0.4	1.5	2.3	0.1	5.0	11.9	1.4	—	—	0.3	(0.0)	3.9	—	0.9	(11.3)	(16.5)
(+) Pro forma finance income (costs), net	113.2	4.7	(0.5)	20.8	—	(0.1)	15.6	(2.9)	3.9	(6.8)	11.7	0.0	0.3	(1.1)	(0.0)	0.5	4.8	(0.0)	—	164.1
(+) M&A expenses(2)	36.9	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	36.9
Pro Forma Adjusted EBITDA	25.7	24.2	19.6	38.0	0.2	(1.0)	20.4	(1.9)	22.3	35.2	15.2	23.9	12.0	4.7	0.2	25.9	8.1	3.4	(0.0)	276.2
(/) Pro forma revenue	2.706.3	416.2	114.7	355.1	4.0	60.1	126.0	296.2	173.0	629.5	252.4	42.8	113.9	124.7	2.2	105.3	185.1	21.9	—	5,729.4
Pro Forma Adjusted EBITDA Margin	0.9%	5.8%	17.1%	10.7%	5.0%	(1.7)%	16.2%	(0.6)%	12.9%	5.6%	6.0%	55.8%	10.5%	3.8%	11.3%	24.6%	4.4%	15.5%	N/A	4.8%

(1)
For an explanation of these pro forma adjustments, see the accompanying notes to our unaudited supplemental pro forma condensed combined financial information above.

(2)
M&A expenses primarily include M&A team compensation expenses and accounting and tax due diligence expenses.

Historical Net Debt (Net Cash) and Historical Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
The following table sets forth our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio information and reconciliations to our borrowings for the fiscal year ended June 30, 2020:
As of and For the Fiscal Year Ended June 30, 2020
(in R$ millions, except as otherwise indicated)
Borrowings (current and non-current)	168.6
Leases liabilities (current and non-current)	41.6
Payables for the acquisition of subsidiaries (current and non-current)	126.8
(-) Cash equivalents	(158.5)
Net Debt	178.5
Pro Forma Adjusted EBITDA	276.2
Net Debt/Pro Forma Adjusted EBITDA Ratio	0.7x
For further information on why our management chooses to use these non-IFRS financial measures, and on the limits of using these non-IFRS measures, please see “Presentation of Financial and Other Information of Lavoro — Special Note Regarding Non-IFRS Financial Measures.”
Liquidity and Capital Resources
As of June 30, 2022, we had R$254.4 million in cash equivalents. As of June 30, 2021 and 2020, we had R$459.5 million and R$158.5 million in cash equivalents, respectively. We believe that our current available cash equivalents and the cash flows from our operating activities will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months.
The following table shows the generation and use of cash for the periods indicated:
	For the Fiscal Year Ended June 30,
	2022	2022	2021	2020
	(US$ millions(1))	(R$ millions)
Cash Flow Data
Net cash flows (used in) from operating activities	(46.7)	(244.6)	53.8	(11.4)
Net cash flows used in investing activities	(56.1)	(294.0)	(393.4)	(280.4)
Net cash flows provided by financing activities	63.7	333.5	640.5	381.0

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

Cash equivalents are comprised of short-term highly liquid investments with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value. For more information, see note 5 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
Operating Activities
In the fiscal year ended June 30, 2022, our net cash used in operating activities increased by R$298.4 million, from net cash flows generated from operating activities of R$53.8 million in the fiscal year ended June 30, 2021 to net cash used in operating activities of R$244.6 million in the fiscal year ended June 30, 2022, mainly due to: (i) a decrease of R$593.3 million in our cash use for operating assets and liabilities, the variations of inventories, trade receivables and advances from customers being the largest contributors to this decrease, and (ii) an increase of R$151.7 million in interest paid on trade payables and leases liabilities as a result of a larger volume of our operations. This was partially offset by: (i) an increase of R$202.7 million in interest received from revenue contracts as a result of a larger volume of our operations, and (ii) an increase of R$86.2 million in our profit for the period and the adjustments to reconcile profit for the year to net cash flows, as a result of the larger volume of our operations and an increase in our operating margins in the period.
In the fiscal year ended June 30, 2021, our net cash generated from operating activities increased by R$65.3 million, from net cash flows used in operating activities of R$11.4 million in the fiscal year ended June 30, 2020 to net cash flows from operating activities of R$53.8 million in the fiscal year ended June 30, 2021, mainly due to: (i) an increase of R$124.0 million in our cash operating results as a result of the larger volume of our operations and an increase in our operating margins in the period; and (ii) an increase of R$24.4 million in our cash use for operating assets and liabilities as a result of a decrease in our cash conversion cycle; this was partially offset by an increase in interest paid on trade payables and leases liabilities of R$181.1 million as a result of a larger volume of our operations.
Investing Activities
In the fiscal year ended June 30, 2022, our net cash flows used in investing activities decreased by R$99.4 million, or 25.3%, from R$393.4 million in the fiscal year ended June 30, 2021 to R$294.0 million in the fiscal year ended June 30, 2022, mainly due to: (i) a decrease of R$70.0 million in acquisition of subsidiaries, net of cash acquired in 2022 compared to 2021; and (ii) and decrease in acquisition of non-controlling interests of R$45.1 million. This was partially offset by a R$12.8 million increase in additions to property, plant and equipment and intangible assets.
In the fiscal year ended June 30, 2021, our net cash flows used in investing activities increased by R$112.9 million, or 40.3%, from R$280.4 million in the fiscal year ended June 30, 2020 to R$393.4 million in the fiscal year ended June 30, 2021, mainly due to an increase in acquisitions of non-controlling interests in Lavoro Agrocomercial of R$79.5 million and an increase of R$36.0 million related to acquisition of subsidiaries in 2021 compared to 2020 (see note 20 to our audited combined financial statements). This was partially offset by a R$3.7 million increase in proceeds from the sale of property, plant and equipment.
Financing Activities
In the fiscal year ended June 30, 2022, our net cash flows provided by financing activities decreased by R$307.0 million, or 47.9%, from R$640.5 million in the fiscal year ended June 30, 2021 to R$333.5 million in the fiscal year ended June 30, 2022, mainly due to a R$592.2 million decrease in proceeds from capital contributions and dividends paid, which was partially offset by a R$323.0 million decrease in the repayment of borrowings and proceeds from borrowings.
In the fiscal year ended June 30, 2021, our net cash flows provided by financing activities increased by R$259.5 million, or 68.1%, from R$381.0 million in the fiscal year ended June 30, 2020 to R$640.5 million in the fiscal year ended June 30, 2021, mainly due to: (i) a R$404.2 million increase in proceeds from borrowings, which were used mostly for working capital needs; and (ii) a R$163.1 million increase in capital contributions. This was partially offset by a R$301.5 million increase in the repayment of borrowings.
Indebtedness
As of June 30, 2022, we had R$710.6 million in outstanding borrowings (current and non-current) (compared to R$242.4 million and R$168.6 million as of June 30, 2021 and 2020, respectively). The following is a description of our material indebtedness as of June 30, 2022:
On July 4, 2012 (as amended on July 27, 2017), our subsidiary Agrointegral Andina S.A.S. entered into an agreement with Leasing Bancolombia S.A. for a term loan in the principal amount of COP$1,176.7 million, with interest accruing at a rate per annum equal to the DTF Rate plus 4.38% and maturing on July 24, 2022. As of June 30, 2022, COP$171.6 million was outstanding under this credit facility.
On September 15, 2014, our subsidiary Union Agro issued an Credito Fixo to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$1.4 million, with interest accruing at a rate per annum equal to the 4.50% and maturing on October 15, 2024. As of June 30, 2022, R$0.4 million was outstanding under this credit facility.
On December 22, 2014, our subsidiary Union Agro issued an Credito Fixo to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$0.1 million, with interest accruing at a rate per annum equal to the 4.5% and maturing on January 15, 2025. As of June 30, 2022. R$16,184 was outstanding under this credit facility.
On December 7, 2015, our subsidiary Union Agro issued an Credito Fixo to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$0.4 million, with interest accruing at a rate per annum equal to the 7.00% and maturing on December 15, 2023. As of June 30, 2022, R$0.1 million was outstanding under this credit facility.
On December 4, 2015, our subsidiary UnionAgro issued an Credito Fixo to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$0.1 million, with interest accruing at a rate per annum equal to the 7.00% and maturing on December 15, 2023. As of June 30, 2022, R$32,411 was outstanding under this credit facility.
On June 1, 2020, our subsidiary Distribuidora Pitangueiras de Produtos Agropecuários S.A., or Pitangueiras, issued an Export Credit Notes (Nota de Crédito à Exportação), or NCE, to Banco ABC Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.40% and maturing on June 1, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$20.2 million was outstanding under this credit facility.
On July 7, 2020 (as amended on June 22, 2021 and as further amended on June 22, 2022), our subsidiary Lavoro Agrocomercial issued an Export Credit Notes (Nota de Crédito à Exportação), or NCE, to Banco ABC Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$11.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.60% and maturing on June 22, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$11.0 million was outstanding under this credit facility.
On July 24, 2020 (as amended on April 20, 2021, October 14, 2021 and April 18, 2022), our subsidiary Pitangueiras issued a Bank Credit Note (Cédula de Crédito Bancário, or “CCB”), to Banco Itaú Unibanco S.A. in consideration of a term loan credit facility in the principal amount of R$26.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.60%, through October 18, 2021, and to the CDI Rate plus 3.30%, as of October 19, 2021 and to the CDI Rate plus 2.70%, as of April 13, 2022. This loan matures on April 13, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$26.7 million was outstanding under this credit facility.
On July 28, 2020, our subsidiary Cultivar entered into a BNDES FGI term loan facility with Banco Safra S.A., in the principal amount of R$5.2 million, with interest accruing at a rate of 8.9905% per annum and maturing on July 28, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$2.4 million was outstanding under this credit facility.
On August 22, 2020, our subsidiary Cultivar entered into a BNDES FGI term loan facility with Banco Santander (Brasil) S.A., in the principal amount of R$5.0 million, with interest accruing at a rate of 9.3807% per annum and maturing on August 21, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$2.8 million was outstanding under this credit facility.
On August 24, 2020, our subsidiary Cultivar entered into a BNDES FGI term loan facility with Banco Bradesco S.A., in the principal amount of R$5.0 million, with interest accruing at a rate of 6.2946% per annum and maturing on August 24, 2022. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$0.9 million was outstanding under this credit facility.

On August 20, 2020, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$1.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on August 19, 2023. As of June 30, 2022, R$0.6 million was outstanding under this credit facility.
On August 27, 2020, our subsidiary Cultivar entered into a BNDES FGI term loan facility with Banco Itaú Unibanco S.A. in the principal amount of R$10.0 million, with interest accruing at a rate of 9.3807% per annum and maturing on September 28, 2024. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$6.2 million was outstanding under this credit facility.
On September 8, 2020, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$4.5 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on September 15, 2023. As of June 30, 2022, R$2.8 million was outstanding under this credit facility.
On October 27, 2020, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$1.7 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on October 21, 2023. As of June 30, 2022, R$1.1 million was outstanding under this credit facility.
On November 9, 2020, our subsidiary Facirolli Comércio e Representação S/A. issued a CCB to Banco Bradesco S.A. in consideration of a term loan credit facility in the principal amount of R$4.8 million, with interest accruing at a rate per annum equal to 10.25% and maturing on November 10, 2025. As of June 30, 2022, R$5.5 million was outstanding under this credit facility.
On November 16, 2020, our subsidiary Facirolli Comércio e Representação S/A. issued a CCB to Banco Daycoval S.A. in consideration of a term loan credit facility in the principal amount of R$4.0 million, with interest accruing at a rate per annum equal to 10.03% and maturing on September 16, 2024. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$2.8 million was outstanding under this credit facility.
On January 22, 2021, our subsidiary UnionAgro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$2.5 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on August 10, 2023. As of June 30, 2022, R$1.4 million was outstanding under this credit facility.
On May 20, 2022, our subsidiary Pitangueiras issued a CCB to Banco Santander (Brasil) S.A. in consideration of a term loan credit facility in the principal amount of R$18.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.33% and maturing on May 22, 2023. This term loan credit facility is guaranteed by our subsidiaries Lavoro Agro Holding S.A. and Lavoro Agrocomercial. As of June 30, 2022, R$18.3 million was outstanding under this credit facility.
On August 18, 2021, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$3.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.10% and maturing on February 25, 2023. As of June 30, 2022, R$2.0 million was outstanding under this credit facility.
On August 27, 2021, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Itaú Corpbanca Colombia S.A. for a term loan in the principal amount of COP$13,500.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 0.62% and maturing on August 27, 2022. As of June 30, 2022, COP$2,250.0 million was outstanding under this credit facility.
On September 28, 2021, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Banco de Bogotá S.A. for a term loan in the principal amount of COP$5,000.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 0.6% and maturing on September 28, 2022. As of June 30, 2022, COP$1,250.0 million was outstanding under this credit facility.
On September 29, 2021, our subsidiary Lavoro Agrocomercial S.A. issued a CCB to Banco C6 S.A. in consideration of a term loan credit facility in the principal amount of R$12.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.91% and maturing on September 29, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$7.5 million was outstanding under this credit facility.
On October 11, 2021, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$6.5 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.9% and maturing on October 11, 2023. As of June 30, 2022, R$6.5 million was outstanding under this credit facility.
On October 13, 2021, our subsidiary Pitangueiras issued an NCE to Banco Itaú Unibanco S.A. in consideration of a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.40% and maturing on October 18, 2022. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$21.9 million was outstanding under this credit facility.
On October 13, 2021, our subsidiary Lavoro Agrocomercial issued an NCE to Banco Itaú Unibanco S.A. in consideration of a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.40% and maturing on October 18, 2022. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$21.9 million was outstanding under this credit facility.
On October 28, 2021, our subsidiary Facirolli Comércio e Representações S/A. issued a 4131 Swapada to BANCO ABC S.A. in consideration of a term loan credit facility in the principal amount of R$7.0 million, with interest accruing at a rate per annum equal to 3.91% and maturing on May 22, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$5.2 million was outstanding under this credit facility.
On November 22, 2021, (as amended on May 23, 2022) our subsidiary Produtec entered into a Law No. 4,131/1962 term loan credit facility, or a 4,131 facility, with Banco Itaú Unibanco S.A., in the principal amount of R$25.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.75% and maturing on November 21, 2022. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$25.4 million was outstanding under this credit facility.
On November 25, 2021, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$7,000.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 0.65% and maturing on November 25, 2022. As of June 30, 2022, COP$2,916.7 million was outstanding under this credit facility.
On December 2, 2021, (as amended on June 1, 2022) our subsidiary Produtec issued an NCE to Banco Alfa S.A. in consideration for a term loan credit facility in the principal amount of R$6.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.40% and amortizing monthly during the life of the contract until maturity on June 1, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$6.1 million was outstanding under this credit facility.
On December 2, 2021 (as amended on June 1, 2022) our subsidiary Produtec issued a CCB to Banco Alfa S.A. in consideration for a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.40% and amortizing monthly during the life of the contract until maturity on June 1, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$20.2 million was outstanding under this credit facility.
On December 10, 2021, (as amended on August 5, 2022) our subsidiary Lavoro Agrocomercial issued an NCE to Banco BTG Pactual S.A. in consideration for a term loan credit facility in the principal amount of R$46.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.65% and maturing on April 10, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$49.7 million was outstanding under this credit facility.
On December 21, 2021, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Banco de Bogotá S.A. for a term loan in the principal amount of COP$3,800.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 0.65% and maturing on December 21, 2022. As of June 30, 2022, COP$1,900.0 million was outstanding under this credit facility.

On February 21, 2022, our subsidiary Pitangueiras issued an NCE to Banco do Brasil S.A. in consideration for a term loan credit facility in the principal amount of R$16.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.34% and maturing on February 24, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$16.8 million was outstanding under this credit facility.
On March 11, 2022, our subsidiary Agrobiológica issued a CCB to SICOOB S.A. in consideration of a term loan credit facility in the principal amount of R$19.3 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.35% and maturing on March 15, 2027. As of June 30, 2022, R$18.5 million was outstanding under this credit facility.
On March 29, 2022, our subsidiary Pitangueiras entered into a 4,131 facility with Banco Itaú S.A. in the principal amount of R$28.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.46% and maturing on March 24, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$29.0 million was outstanding under this credit facility.
On May 10, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$11,700.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.40% and maturing on May 10, 2023. As of June 30, 2022, COP$11,700.0 million was outstanding under this credit facility.
On May 13, 2022, our subsidiary Lavoro Holding entered into a 4,131 facility with Banco Itaú BBA S.A. in the principal amount of R$62.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.55% and maturing on May 11, 2023. This term loan credit facility is guaranteed by our subsidiaries Lavoro Agrocomercial S.A and Distribuidora Pitangueiras. As of June 30, 2022, R$63.2 million was outstanding under this credit facility.
On May 16, 2022, our subsidiary Lavoro Holding S.A. entered into a 4,131 facility with Banco Santander S.A. in consideration of a term loan credit facility in the principal amount of R$26.1 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.35% p.a. and maturing on May 11, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$26.6 million was outstanding under this credit facility.
On May 16, 2022, our subsidiary Crop Care issued a 4131 to Banco Santander S.A. in consideration of a term loan credit facility in the principal amount of R$23.9 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.35% and maturing on May 11, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$24.3 million was outstanding under this credit facility.
On May 24, 2022, our subsidiary Lavoro Agrocomercial S.A. issued a CCB to Banco Santander S.A. in consideration of a term loan credit facility in the principal amount of R$80 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.04% p.a. and maturing on August 23, 2022. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$81.2 million was outstanding under this credit facility.
On May 26, 2022, (as amended on June 8, 2022) our subsidiary Integra entered into a 4,131 facility with Banco Bocom BBM S.A., in the principal updated amount of R$17 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on December 8, 2022. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$21.3 million was outstanding under this credit facility.
On May 26, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$5,500.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.40% and maturing on May 26, 2023. As of June 30, 2022, COP$5,041.7 million was outstanding under this credit facility.
On June 14, 2022, our subsidiary Lavoro Holding S.A. issued a CCB to Banco BTG S.A. in consideration of a term loan credit facility in the principal amount of R$17 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.4% p.a. and maturing on June 14, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$17.1 million was outstanding under this credit facility.
On June 20, 2022, our subsidiary Lavoro Holding S.A. issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$17 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.79% p.a. and maturing on June 20, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022 R$17.1 million was outstanding under this credit facility.
On June 24, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$3,195.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.70% and maturing on June 24, 2023. As of June 30, 2022, COP$3,195.0 million was outstanding under this credit facility.
On June 24, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$1,805.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.70% and maturing on June 24, 2023. As of June 30, 2022, COP$1,805.0 million was outstanding under this credit facility.
On June 29, 2022, our subsidiary Agroquimicos para la Agricultura Colombiana S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$1,200.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.70% and maturing on June 29, 2023. As of June 30, 2022, COP$1,200.0 million was outstanding under this credit facility.
On June 27, 2022, our subsidiary Lavoro Holding S.A. issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$32.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.79% p.a. and maturing on June 25, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of June 30, 2022, R$32.1 million was outstanding under this credit facility.
As of June 30, 2022, we are in compliance with the covenants in our borrowing agreements, which do not financial covenants. For further information on our indebtedness, see note 18 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
Capital Expenditures
In the fiscal years ended June 30, 2022 and 2021, our principal capital expenditures consisted of additions to property, plant and equipment and intangible assets, which amounted to R$47.7 million and R$34.9 million in such fiscal years, respectively. In these fiscal years, our capital expenditures were primarily used to acquire vehicles, machines and equipment, to improve facilities to support the growth of our operations and to improve efficiency and quality, including a R$100 million investment (between 2022 and 2025) in Agrobiológica to develop its research and development and production site in Itapolis, state of São Paulo. Such capital expenditures are financed through cash generated from our operations or, in the case of the Agrobiológica expenditure, through long-term indebtedness. To the extent the proceeds of the Business Combination and cash from our business activities are insufficient to fund future capital requirements, including potential future acquisitions, we may need to seek equity or debt financing in the future. We will continue to make capital expenditures to support the expected growth of our business.
Tabular Disclosure of Contractual Obligations
The following is a summary of our contractual obligations as of June 30, 2022:
	Payments Due By Period as of June 30, 2022
	Total	Up to 1 year	1-3 years
	(in R$ millions)
Leases liabilities	165.7	72.2	93.5
Borrowings	741.0	709.3	31.8
Payables for the acquisition of subsidiaries	170.0	114.5	55.4
Total	1,076.7	896.0	180.7

Off-Balance Sheet Arrangements
We provide guarantees to our input suppliers in consideration for installment purchases of agricultural inputs. These guarantees are represented by short-term bank guarantees and the endorsement of rural producer notes (cédula do produtor rural), or CPRs, obtained from customers in the sales process. The amount of these guarantees was R$506.8 million and R$146.7 million as of June 30, 2022 and 2021), respectively.
Other than as set forth above, we did not have any off-balance sheet arrangements as of June 30, 2022.
Critical Accounting Estimates and Judgments
Our combined financial statements are prepared in conformity with IFRS. In preparing our combined financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our combined financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates. Our significant accounting policies are described in notes 2(b), 7, 11, 16, 20, and 21 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
Recent Accounting Pronouncements
For information about recent accounting pronouncements that will apply to us in the near future, see note 3 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
JOBS Act
We ceased to be an “emerging growth company,” as defined in the JOBS Act, on June 30, 2022 as our annual gross revenue exceeded the US$1.235 billion threshold for the fiscal year ended June 30, 2022. However, under SEC rules and regulations, we will continue to be treated as an emerging growth company for certain purposes until the earlier of the completion of the Business Combination and June 30, 2023. As such, we have continued to take advantage of certain exemptions that allow us to comply with reduced disclosure obligations in this proxy statement/prospectus that are not available to non-emerging growth companies. The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Quantitative and Qualitative Disclosure about Market Risk
We are exposed to market risks in the ordinary course of our business, including the effects of credit, interest rate, capital and liquidity risks. Information relating to quantitative and qualitative disclosures about these market risks is described below and in note 8 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
Credit Risk
Credit risk is the risk of financial losses if our customers or a counterparty to a financial instrument fails to fulfill its contractual obligations, which arise mainly from our receivables. We maintain short-term investments with financial institutions approved by our management according to objective criteria for diversification of risks.
We seek to mitigate our credit risk related to trade receivables by setting forth credit limits for each counterparty based on the analysis of our credit management area. Such credit exposure determination is performed considering the qualitative and quantitative information of each counterparty. We also focus on the diversification of our portfolio and monitor different solvency and liquidity indicators of the counterparties that were previously approved. In addition, primarily for receivables in installments, we monitor the risk by granting credit and by constantly analyzing the balances of allowances for expected credit losses (see notes 6 and 8 to our audited combined financial statements).

Our primary strategies to mitigate credit risk include:
•
creating credit approval policies and procedures for new and existing customers;

•
extending credit to qualified customers:

•
through a review of credit agency reports, financial statements and/or credit references, when available;

•
through a review of existing customer accounts every 12 months based on individual credit limits;

•
by evaluating customer and regional risks;

•
by obtaining guarantees through the endorsement of CPRs, which give physical ownership of the relevant agricultural goods in the event of the customer’s default;

•
setting up provisions using the lifetime expected credit loss method considering all possible default events over the expected life of a financial instrument. Receivables are categorized based on the number of overdue days and/or a customer’s credit risk profile. Estimated losses on receivables are based on known troubled accounts and historical losses. Receivables are considered to be in default and are written off against the allowance for credit losses when it is probable that all remaining contractual payments due will not be collected in accordance with the terms of the respective contractual agreement;

•
requiring minimum acceptable counterparty credit ratings from financial counterparties;

•
setting limits for counterparties or credit exposure; and

•
developing relationships with investment-grade counterparties.

The table below presents our maximum exposure to credit risk as of the dates presented:
	As of June 30,
	2022	2022	2021	2020
	(US$ millions(1))	(R$ millions)
Trade receivables (current and non-current)	350.2	1,834.4	1,467.2	1,085.5
Advances to suppliers	73.2	383.3	442.4	252.5
Total	423.4	2,217.6	1,909.6	1,338.0

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2380 to US$1.00, the commercial selling rate for U.S. dollars as of June 30, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of New Lavoro Ordinary Shares.”

Liquidity Risk
We define liquidity risk as the risk that we may have difficulty in complying with our obligations associated with financial liabilities that are settled in cash or other financial assets. Our approach to managing this risk is to ensure that we have sufficient liquidity to settle our obligations without incurring losses or affecting our operations. Our management is ultimately responsible for managing our liquidity risk, which relies on a liquidity risk management model to manage funding requirements and liquidity in the short, medium and long terms.
Our cash position is monitored by our senior management through management reports and periodic performance meetings. We also manage our liquidity risk by maintaining reserves, bank credit facilities and other borrowing facilities deemed appropriate, through ongoing monitoring of forecast and actual cash flows, as well as through the combination of maturity profiles of financial assets and liabilities. For additional information on the outstanding contractual maturities of our non-derivative financial liabilities and contractual repayment terms, see notes 7 and 8 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.
For more information on liquidity, see “— Tabular Disclosure of Contractual Obligations.”
Capital Risk
We manage our capital to ensure our ability to continue as a going concern and at the same time maximize the return of stakeholders by optimizing the balances of debt and equity. We further monitor our significant capital risk indicators, such as our Net Debt (Net Cash) and our Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio. For further information on Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, see “Presentation of Financial and Other Information of Lavoro —  Special Note Regarding Non-IFRS Financial Measures — Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio.” In addition, see “Selected Combined Historical Financial Information and Other Data of Lavoro — Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our borrowings.
Interest Rate Risk
Our interest rates on financial investments are primarily linked to the CDI Rate and the DTF Rate, with conditions, rates and terms compatible with those of similar transactions carried out in the market. Fluctuations in interest rates, such as the CDI Rate and the DTF Rate, may have an effect on the cost of our borrowings and new borrowings. We periodically monitor the effects of market changes in interest rates on our financial instruments portfolio. Funds raised by us are used to finance working capital for each crop season and are substantially raised at short-term conditions.
As of June 30, 2022 and 2021, we had no derivative financial instruments used to mitigate interest rate risk.
To mitigate our exposure to interest rate risk, we use different scenarios to evaluate the sensitivity of variations in transactions impacted by the CDI Rate and the DTF Rate. The “probable” scenario below represents the impact on booked amounts considering the most current CDI Rate and DTF Rate (as of July 2022, for figures as of June 30, 2022 and as of January 2022, for figured as of June 30, 2021, respectively) and reflects management’s best estimates. The other scenarios consider an appreciation of 25% and 50% in such market interest rates before taxes, which represents a significant change in the probable scenario for sensitivity purposes:
		As of June 30, 2022
	Current Index	Probable	Possible(1)	Remote(2)
		(in R$ millions)
Floating rate borrowings in Brazil	CDI Rate (13.15%)	114.1	22.7	45.4
Floating rate borrowings in Colombia	DTF Rate (7.72%)	3.9	1.4	2.2
Total		118.0	24.1	47.6

(1)
Considers a 25% appreciation in the CDI Rate and the DTF Rate.

(2)
Considers a 50% appreciation in the CDI Rate and the DTF Rate.

		As of June 30, 2021
	Current Index	Probable	Possible(1)	Remote(2)
		(in R$ millions)
Floating rate borrowings in Brazil	CDI Rate (9.15%)	21.2	25.0	28.9
Floating rate borrowings in Colombia	DTF Rate (5.47%)	1.4	1.7	2.1
Total		22.5	26.8	31.0

(1)
Considers a 25% appreciation in the CDI Rate and the DTF Rate.

(2)
Considers a 50% appreciation in the CDI Rate and the DTF Rate.

Exchange Rate Risk
We are exposed to foreign exchange risk arising from our operations and to exposure to the U.S. dollar, which significantly impacts global prices of agricultural inputs in general. Although all purchases and sales of agricultural inputs are conducted locally, certain purchase and sale contracts are indexed to the U.S. dollar.
Our current commercial policy seeks to reduce this exposure. Our marketing department is responsible for managing pricing tables and commercial strategies to seek a natural hedge between purchases and sales and to match currency and terms to the greatest extent possible. Our corporate treasury department is responsible for monitoring the forecasted cash flow exposure to the U.S. dollar, and whenever any mismatches as to terms and currencies are identified, non-deliverable forward derivative financial instruments are purchased to offset these exposures, and fulfill internal policy requirements. Management is made by macro hedging through the analysis of the forecasted cash flow for the next two harvests.
To mitigate our exposure to exchange rate risk, we use different scenarios to evaluate our asset and liability positions in foreign currency and their potential effects on our results. The “probable” scenario below represents the impact on carrying amounts of the most current market rates for the U.S. dollar (R$5.238 to US$1.00, for figures as of June 30, 2022, and R$5.50 to US$1.00, for figures as of June 30, 2021). This analysis assumes that all other variables, particularly interest rates, remain constant. The other scenarios consider the appreciation of the Brazilian real against the U.S. dollar at the rates of 25% and 50% before taxes, which represents a significant change in the probable scenario for sensitivity purposes:
			As of June 30, 2022
			Effect of Profit or Loss and Net Investments
	Current Index		Probable	Possible(1)	Remote(2)
			(in R$ millions)
Trade receivables in U.S. dollars	R$	5.2570	5.1	71.9	138.7
Trade payables in U.S. dollars	R$	5.2570	(4.9)	(69.6)	(134.2)
Borrowings in U.S. Dollars	R$	5.2570	(2.8)	(40.0)	(77.1)
Net impacts on commercial operations			(2.7)	(37.6)	(72.6)
Derivative financial instruments	R$	5.2570	0.0	0.1	0.3
Total impact, net of derivatives			(2.7)	(37.5)	(72.3)

(1)
Considers a 25% appreciation in the CDI Rate and the DTF Rate.

(2)
Considers a 50% appreciation in the CDI Rate and the DTF Rate.

			As of June 30, 2021
			Effect of Profit or Loss and Net Investments
	Current Index		Probable	Possible(1)	Remote(2)
			(in R$ millions)
Trade receivables in U.S. dollars	R$	5.50	12.4	46.6	80.7
Trade payables in U.S. dollars	R$	5.50	(15.7)	(59.2)	(102.6)
Net impacts on commercial operations			(3.4)	(12.6)	(21.9)
Derivative financial instruments	R$	5.50	2.0	7.6	13.2
Total impact, net of derivatives			(1.3)	(5.0)	(8.7)

(1)
Considers a 25% appreciation in the CDI Rate and the DTF Rate.

(2)
Considers a 50% appreciation in the CDI Rate and the DTF Rate.

Commodity Price Risk in Barter Transactions
In all of our barter transactions, we use future commodity market prices as the reference to value the quantities of commodities included in the forward contracts to be delivered by the customers as payment for our products. We use prices quoted by commodity trading companies to value the grain purchase contracts from farmers. Immediately thereafter, we enter into grain sale contracts to sell those same grains to trading companies, at the same price of the purchase contracts we enter into with farmers. As such, we manage our exposure to those commodity prices by entering into the purchase and sale contracts at similar conditions. These transactions are conducted by a corporate department which manages and controls such contracts as well as our compliance with our policies.
To mitigate our exposure to commodity price risk, we use different scenarios to evaluate our asset and liability positions on forward contracts in soybean and corn and their potential effects on our results. The “probable” scenario below represents the impact on carrying amounts as of June 30, 2022 and 2021, with assumptions described in note 11 to our audited combined financial statements. The other scenarios consider the appreciation of our main assumptions at the rates of 25% and 50% before taxes, which represents a significant change in the probable scenario for sensitivity purposes:
	As of June 30, 2022
					Possible(1)		Remote(2)
	Tons	Position	Current Risk	Current Market (R$)	Market (R$)	Impact	Market (R$)	Impact
	(in R$ thousands, except as otherwise indicated)
Position
Soybean 2022	104	Purchased	23	16.75	20.94	6	25.13	12
Soybean 2022	804	Sold	(61)	16.75	20.94	(15)	25.13	(31)
Corn 2022	66,038	Purchased	(1,562)	87.29	109.11	(391)	130.94	(781)
Corn 2022	65,438	Sold	3,447	87.29	109.11	862	130.94	1723
Soybean 2023	80,465	Purchased	10,461	14.53	18.17	2,615	21.80	5,230
Soybean 2023	69,387	Sold	(9,480)	14.53	18.17	(2,370)	21.80	(4,740)
Corn 2023	115,438	Purchased	(8,672)	86.75	108.44	(2,168)	130.13	(4,336)
Corn 2023	48,626	Sold	10,797	86.75	108.44	2699	130.13	5,398
Soybean 2024	450	Purchased	234	13.28	16.60	58	19.92	117
Soybean 2025	180	Purchased	260	13.28	16.60	65	19.92	130
Soybean 2026	180	Purchased	314	13.28	16.60	79	19.92	157
Net exposure			5,761			1,440		2,879

(1)
Considers a 25% appreciation in carrying amounts.

(2)
Considers a 50% appreciation in carrying amounts.

	As of June 30, 2021
					Possible(1)		Remote(2)
	Tons	Position	Current Risk	Current Market (R$)	Market (R$)	Impact	Market (R$)	Impact
	(in R$ thousands, except as otherwise indicated)
Position
Corn 2021	3,008	Purchased	79,382	60.06	75.08	19,846	90.09	39,691
Corn 2020	2,928	Sold	(81,003)	60.06	75.08	(20,251)	90.09	(40,503)
Soybean 2022	2,144	Purchased	44,637	138.34	172.93	11,159	207.51	22,318

	As of June 30, 2021
					Possible(1)		Remote(2)
	Tons	Position	Current Risk	Current Market (R$)	Market (R$)	Impact	Market (R$)	Impact
	(in R$ thousands, except as otherwise indicated)
Soybean 2022	2,134	Sold	(43,588)	138.34	172.93	(10,897)	207.51	(21,794)
Corn 2022	238	Purchased	652	54.72	68.40	163	82.08	326
Corn 2022	238	Sold	(652)	54.72	68.40	(163)	82.08	(326)
Net exposure			(572)			(143)		(288)

(1)
Considers a 25% appreciation in carrying amounts.

(2)
Considers a 50% appreciation in carrying amounts.

CERTAIN TPB SPAC RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
On February 8, 2021, our sponsor paid US$25,000, or approximately US$0.003 per share, to cover certain expenses on our behalf in consideration of 7,187,500 Class B ordinary shares, par value US$0.0001, of which 2,678,426 Class B ordinary shares have subsequently been forfeited. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the issued and outstanding shares upon completion of the IPO. The founder shares (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
Our sponsor’s interest in this transaction is valued at US$6,107,260 after purchasing an aggregate of 4,071,507 private placement warrants at a purchase price of US$1.50 after our initial offering. Each private placement warrant entitles the holder to purchase one Class A ordinary share at US$11.50 per share, subject to adjustment. The private placement warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination. If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.
We currently maintain our executive offices at 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129. The cost for our use of this space is included in the US$10,000 per month fee we pay to an affiliate of our sponsor for office space, administrative and support services. Upon completion of this business combination, we will cease paying these monthly fees.
No compensation of any kind, including finder’s and consulting fees, will be paid to our sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Prior to the initial public offering, our Sponsor loaned TPB SPAC US$300,000 to be used for a portion of the expenses of the initial public offering. These loans are non-interest bearing, unsecured and are due at the earlier of August 31, 2021 or the closing of the Business Combination. The loan was repaid upon the closing of the initial public offering out of the offering proceeds not held in the trust account.
On April 28, 2022, we issued an unsecured promissory note (the “2022 Note”) in the principal amount of up to US$3,000,000 to our Sponsor, of which US$1,000,000 was funded upon execution of the 2022 Note. As of September 30, 2022, there was US$2,000,000 outstanding under the 2022 Note. The 2022 Note does not bear interest, is not convertible, and may be further drawn down from time to time prior to the maturity date upon request by the Company, subject to our Sponsor’s approval. The principal balance of the 2022 Note will be payable on the earliest to occur of (i) the date on which we consummate an initial Business Combination or (ii) the date that the winding up of the Company is effective. The 2022 Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the 2022 Note and all other sums payable with regard to the 2022 Note becoming immediately due and payable.
Concurrently with the execution of the Business Combination Agreement, TPB SPAC entered into the Subscription Agreement with our Sponsor, pursuant to which the Sponsor agreed to subscribe for and purchase, and TPB SPAC agreed to issue an aggregate of 10,000,000 TPB SPAC Class A Ordinary Shares at a price of US$10.00 per share, for aggregate gross proceeds of US$100,000,000 (the “Sponsor PIPE Investment”). The TPB SPAC Class A Ordinary Shares to be issued pursuant to the Subscription Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. New Lavoro has also agreed to grant to the Sponsor certain customary registration rights in connection with the Sponsor PIPE Investment. The Sponsor PIPE Investment is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to US$1,500,000 of such loans may be convertible into warrants at a price of US$1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. The repayment of such loans could reduce the value of the post-business combination entity to our shareholders and other investors in the post-business combination company. In addition, to the extent we issue warrants to repay such loans, it could have the impact of diluting our shareholders and other investors in the post-business combination company. We do not expect to seek loans from parties other than our sponsor, its affiliates or our management team as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
We entered into the sponsor forward purchase agreement, pursuant to which our sponsor agreed to purchase up to an aggregate of 2,500,000 forward purchase units (not to exceed 2,187,500 Class B ordinary shares), at a price of US$10.00 per unit, for an aggregate purchase price of up to US$25,000,000. The purchase of the forward purchase units is expected to take place concurrently with the closing of our initial business combination. Our sponsor’s obligation to purchase the forward purchase shares may be transferred, in whole or in part, to the forward transferees who are investors in, or affiliates of, our sponsor, provided that upon such transfer the forward transferees assume the rights and obligations of our sponsor.
The Sponsor Forward Purchase Agreement shall be terminated upon the consummation of the Business Combination.
We also entered into additional forward purchase agreements whereby the additional forward purchasers have agreed to purchase approximately 8,750,000 Class A ordinary shares, at a price of US$10.00 per share, for an aggregate purchase price of approximately US$87,500,000 in connection with the closing of an initial business combination (“Third Party Forward Purchase Agreements”). Forward purchase shares will be allocated among the additional forward purchasers pro rata based on such investors’ participation in our initial offering relative to all of the anchor investors. For example, if an anchor investor purchased 10% of the aggregate number of Class A ordinary shares purchased by all anchor investors in our IPO, such investor would be entitled to purchase up to 875,000 forward purchase shares, which represents 10% of the total number of forward purchase shares available for purchase. Pursuant to the terms of the additional forward purchase agreements, we will provide to the additional forward purchasers notice of our intent to enter into a definitive agreement with respect to an initial business combination (however, such additional forward purchasers will not be entitled to partake in negotiations with any prospective target), and thereafter the additional forward purchasers will have 10 business days to provide their respective funding commitments, including the ability to oversubscribe for any unallocated additional forward purchase shares. The additional forward purchasers may satisfy their funding commitments with respect to a number of additional forward purchase shares by (i) committing to purchase some or all of the additional forward purchase shares allocated to such additional forward purchaser, (ii) executing a non-redemption agreement with respect to an equal number public shares held by it (on a share-for-share basis such that the agreement not to redeem one Class A ordinary share shall be deemed to satisfy a commitment to purchase one additional forward purchase share), or (iii) a combination of the foregoing. The additional forward purchasers’ obligation to purchase the additional forward purchase shares may be transferred, in whole or in part, to forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the additional forward purchaser. Any purchases of the additional forward purchase shares are expected to take place concurrently with the closing of our initial business combination.

The right to purchase Forward Purchase Shares in connection with the Business Combination has been waived by each entity party to the Third Party Forward Purchase Agreements.
Policy for Approval of Related Party Transactions
The audit committee of our board of directors adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

CERTAIN LAVORO RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The agreements described in this section, or forms of such agreements as they will be in effect at the time of the Business Combination, are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified by reference thereto. See also note 24 to Lavoro’s audited combined financial statements included elsewhere in this proxy statement/prospectus. Unless otherwise noted, all references in this subsection to “the Company,” “we,” “us” or “our” refer to the business of Lavoro and its subsidiaries prior to the consummation of the Business Combination.
As a Cayman Islands exempted company with limited liability that has the majority of its operations in Brazil, Lavoro Agro Limited adopted corporate governance policies and practices required by applicable legislation to govern transactions with related parties, including those requirements of Brazilian Corporate Law. Brazilian Corporate Law prohibits a company’s management from, among other matters (i) performing any action that may result in a personal advantage at the Company’s expense, (ii) receiving any personal advantage from third parties arising, directly or indirectly, as a result of the exercise of that person’s responsibilities with the Company and (iii) participating in any transaction, or resolution with respect thereto taken by management, in which they have a conflict of interest.
Limitation of Liability and Indemnification of Officers and Directors
The Proposed Governing Documents, which will become effective immediately prior to the completion of the Business Combination, contains provisions that limit the liability of our directors, agents and officers for monetary damages for any liability incurred by them as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur (i) arising from their own actual fraud, willful default or willful neglect, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such person derived any improper benefit.
Any repeal or modification of the foregoing provisions of the Proposed Governing Documents by the Members of the Company shall not adversely affect any right or protection of a Director, agent or officer of the Company existing at the time of, or increase the liability of any Director, agent or officer of the Company with respect to any acts or omissions of such Director, agent or officer occurring prior to, such repeal or modification.
In addition, the Proposed Governing Documents, which will become effective immediately prior to the completion of the Business Combination, contains provisions that indemnify every director, agent or officer of the Company out of the assets of the Company against any liability incurred by them as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur (i) arising from their own actual fraud, willful default or willful neglect, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such person derived any improper benefit.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are expected to be included in the Proposed Governing Documents and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Prior to the consummation of the Business Combination, we intend to obtain insurance policies under which, subject to the limitations of the policies, coverage will be provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Following the completion of the Business Combination, our audit committee will have the primary responsibility for reviewing and approving or disapproving transactions with related parties. Our related party transaction policy states that any related party transaction must be approved or ratified by our audit committee, board of directors or a designated committee thereof. In determining whether to approve or ratify a transaction with a related person, our audit committee, board of directors or the designated committee will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. Our audit committee, board of directors or the designated committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.
Certain Related Party Transactions
In the ordinary course of our business, we sell products to the non-controlling shareholders of some of the companies that we have acquired. We received revenue from sales of products in the amount of R$13.0 million and R$5.6 million from these services in the fiscal years ended June 30, 2022 and 2021, respectively.
We have incurred certain expenses payable to Patria and its affiliates for management support services rendered in connection with our acquisitions.
On January 3, 2022, Crop Care Holding S.A. entered into a consultancy services agreement with Gestão e Transformação Consultoria S.A., an affiliate of Patria, which is entitled to annual compensation of R$106,000. The agreement expires on December 31, 2022. We expect this agreement to be renewed in early 2023. On July 1, 2021, Crop Care Holding S.A. entered into a consultancy services agreement with Gestão e Transformação Consultoria S.A., an affiliate of Patria, which is entitled to a monthly compensation of R$397,000. The agreement expired on December 31, 2021.
On January 3, 2022, Lavoro Agro Holding S.A. entered into a consultancy services agreement with Gestão e Transformação Consultoria S.A., an affiliate of Patria, which is entitled to annual compensation of R$3,423,000. The agreement expires on December 31, 2022. We expect this agreement to be renewed in early 2023. On July 1, 2021, Lavoro Agro Holding S.A. entered into a consultancy services agreement with Gestão e Transformação Consultoria S.A., an affiliate of Patria, which is entitled to a monthly compensation of R$132,000. The agreement expired on December 31, 2021. We recorded M&A and monitoring expenses in the amount of R$2.5 million and nil in the fiscal years ended June 30, 2022 and 2021, respectively).

NEW LAVORO MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
Executive Officers and Directors
New Lavoro is managed by its board of directors and by its senior management, pursuant to the Proposed Governing Documents and the Cayman Islands Companies Act.
Board of Directors
Immediately following the closing of the Business Combination, New Lavoro’s board of directors will be comprised of seven members. Each director holds office for the term, if any, fixed by the shareholder resolution that appointed him, or, if no term is fixed on the appointment of the director, until the earlier of his or her removal from or vacating office as a director in accordance with the Proposed Governing Documents. New Lavoro’s board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to its first annual general meeting) serving a three-year term. New Lavoro’s directors do not have a retirement age requirement under our the Proposed Governing Documents.
The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as New Lavoro’s directors following the closing of the Business Combination. Unless otherwise indicated, the business address for New Lavoro’s directors is Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo, SP, 04548-005.
Name	Age	Position(s)
Marcos de Mello Mattos Haaland	57	Chairman
Ricardo Leonel Scavazza	43	Director
Daniel Fisberg	38	Director
David Friedberg	42	Director
Michael Stern	61	Independent Director(1)
Lauren StClair	42	Independent Director(1)
Eduardo Daher	73	Independent Director(1)

(1)
Member of the Audit Committee.

Marcos de Mello Mattos Haaland will serve as the chairman of New Lavoro’s board of directors upon the Closing of the Business Combination. Mr. Haaland is expected to be appointed as the Operating Partner at Patria starting February 2023. Prior to that, Mr. Haaland was a Managing Director for Alvarez & Marsal Brasil Participações Ltda for over 10 years from May 2012 to January 2023, most recently leading the Agribusiness business unit. He was also a board member and chairman at certain periods at Affinity Petcare, trademark of Mogiana Alimentos S.A. from July 2013 to August 2021 and board member and chairman at certain periods for Guabi Nutrição e Saude Animal S.A. from May 2010 to December 2019. From April 2006 to July 2011, Mr. Haaland was General Manager at Nutriplant Industria e Comercio S.A., a specialty fertilizer company, leading its IPO in 2008. He was also General Manager at Mogiana Alimentos S.A., a feed and pet food company, from February 1995 to April 2003. He was also a consultant with Booz, Allen & Hamilton from March 1990 to February 1995. Mr. Haaland holds a bachelors’ degree in mechanical engineering from Universidade Estadual de Campinas, Brazil, a MSc from University of Illinois, USA and a MBA from INSEAD, France. He is a certified board member from the Brazilian Institute of Corporate Governance. We believe Mr. Haaland is well qualified to serve as director due to his extensive business management experience.
Ricardo Leonel Scavazza will serve as a member of New Lavoro’s board of directors upon the Closing of the Business Combination. Mr. Scavazza is a Managing Partner of Patria and is the Chief Executive Officer and Chief Investments Officer of Latin American Private Equity since December 2020. Mr. Scavazza is responsible for all Latin America Private Equity strategy at Patria. Before taking over as CEO and CIO for Private Equity Latin America, Mr. Scavazza served as the Head of Private Equity Strategy in Brazil. Mr. Scavazza joined Patrimônio in 1999, became a Partner in 2005, and has worked on several new investments and acquisitions for the portfolio companies of Private Equity Funds I, II, III, IV and V. Mr. Scavazza held operating roles in several investments, including a tenure as Chief Executive Officer at Anhanguera between 2009 and 2013. He was Chief Financial Officer at DASA in 2001 and at Anhanguera Educacional from 2003 to 2006. Mr. Scavazza holds a bachelor’s degree in Business Administration and Management from Fundação Getulio Vargas (FGV) and the University of Texas at Austin. Mr. Scavazza also holds a Master’s in Business Administration and Management from the Kellogg School of Management at Northwestern University. We believe Mr. Scavazza is well qualified to serve as director due to his extensive private equity and investment experience.
Daniel Fisberg will serve as a member of New Lavoro’s board of directors upon the Closing of the Business Combination. Mr. Fisberg is a Private Equity director and primarily responsible for M&A projects for Lavoro. Prior to that, Mr. Fisberg was Lavoro’s Chief Investment Officer, a position he held from October 2019 to January 2022. Prior to joining us, Mr. Fisberg was the head of M&A and corporate development for South America at the Archer-Daniels-Midland Company, a Fortune 50 agribusiness powerhouse. From 2012 to 2014, Mr. Fisberg served as head of M&A for Cielo S.A., a leading financial services company in Brazil. Mr. Fisberg also acted as a management consultant for over five years for Roland Berger, a strategy-consulting firm, with projects in Europe and in South America. Mr. Fisberg holds a bachelor’s degree in business from Universidade de São Paulo and an MBA from London Business School. Mr. Fisberg also spent a semester at the Massachusetts Institute of Technology, focusing on venture capital and private equity investments. We believe Mr. Fisberg is well qualified to serve as director due to his extensive agribusiness and investment experience.
David Friedberg will serve as a member of New Lavoro’s board of directors upon the Closing of the Business Combination. Mr. Friedberg has served as the Chief Executive Officer of The Production Board since 2015. In his role at The Production Board, Mr. Friedberg is also the founder and sits on the boards of several private companies. From September 2006 to October 2013, Mr. Friedberg founded and was the Chief Executive Officer of The Climate Corporation, an agriculture-focused weather insurance and software company acquired by The Monsanto Company in 2013. Mr. Friedberg was also the founder of Metromile, a pay-per-mile car insurance company (“Metromile”), and served as the Chairman of Metromile’s Board of Directors from January 2011 to December 2021. Previously, Mr. Friedberg worked in Corporate Development and Product Management at Google. Mr. Friedberg holds a Bachelor of Arts in Astrophysics from the University of California, Berkeley. We believe Mr. Friedberg is well qualified to serve as director due to his role as the founder of TPB, his executive leadership experience, and his service as a director at numerous companies.
Michael Stern will serve as a member of New Lavoro’s board of directors upon the Closing of the Business Combination. Dr. Stern Head of Digital Farming for Bayer Crop Sciences (Bayer) from August 2018 to April 2021 and a member of the Crop Sciences Executive Team from August 2018 to March 2021. Before joining Bayer, Dr. Stern had a 30-year career at Monsanto Company from December 1988 to June 2018, where he was the CEO of the Climate Corporation, a member of Monsanto’s executive team. In addition, Dr. Stern served in a variety of leadership roles at Monsanto, including leading their Row Crop Business across the Americas, Vice President of U.S. Seeds and Traits, President of American Seeds, CEO of Renessen LLC, a biotechnology joint venture with Cargill, and Director of Technology for Agricultural Productivity. Dr. Stern also serves on the board of directors of Aquabounty Technologies Inc (AQB). Dr. Stern received a Ph.D. in Chemistry from Princeton University, a Masters in Chemistry from the University of Michigan and a Bachelor of Science degree in Chemistry from Denison University. We believe Dr. Stern is well qualified to serve as director due to his extensive agribusiness and investment experience.
Lauren StClair will serve as a member of New Lavoro’s board of directors upon the Closing of the Business Combination. Ms. StClair has served as NerdWallet’s Chief Financial Officer since December 2020. Prior to joining NerdWallet, Ms. StClair served as Chief Financial Officer, North America at eBay Inc., a position she held since June 2019. Prior to June 2019, Ms.StClair served as Chief Financial Officer, International at StubHub, a position she held since February 2017. Prior to February 2017, Ms. StClair served as Director, Investor Relations at eBay Inc. Ms. StClair holds a Bachelor of Science from Stanford University and Masters of Business Administration from Duke University. We believe Ms. StClair is well qualified to serve as director due to her extensive business experience.

Eduardo Daher will serve as a member of New Lavoro’s board of directors upon the Closing of the Business Combination. Mr. Daher has been an Executive Director at Associacao Brasileira do Agronegocio (ABAG) since February 2020. From April 2010 to April 2016, Mr. Daher took over as Executive Director of the Brazilian Crop Protection National Association (Andef). Mr. Daher was a founding member of the Brazilian Association of Rural Marketing and Agribusiness. Mr Daher also held a seat on the Superior Council for Agribusiness (Cosag) of the Federation of Industries of the State of São Paulo (Fiesp) and advisor to Fiesp at the Foundation for the Development of Agribusiness Research (Fundepag). From October 2003 to April 2010, Mr. Daher was an Executive Officer of the Brazilian National Fertilizer Association (ANDA). Mr. Daher holds a bachelors’ degree in economics and business administration and management from Universidade de São Paulo and Fundação Getulio Vargas (FGV) respectively and a master’s degree in marketing from Fundação Getulio Vargas (FGV). We believe Mr. Daher is well qualified to serve as director due to his extensive agribusiness experience.
Executive Officers
Our executive officers are responsible for the management and representation of our company.
The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as New Lavoro’s executive officers following the closing of the Business Combination. Unless otherwise indicated, the business address for New Lavoro’s executive officers is Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo, SP, 04548-005.
Name	Age	Position
Ruy Cunha	49	Chief Executive Officer
Laurence Beltrão Gomes	52	Chief Financial Officer
Marcelo Pessanha	38	Crop Care Chief Executive Officer
Gustavo Modenesi	38	Chief Strategy Officer
Karen Christiane Ramirez Chaves de Mello	46	Chief Human Resources Officer
Gustavo Ocampo Duran	62	Latin America General Manager
Marcos Strobel	52	Chief Digital Officer
Rafael Ughini Villarroel	49	Business Unit Brazil President
Ruy Cunha has served as Lavoro’s Chief Executive Officer, a position he has held since February 2022. Mr. Cunha joined Lavoro in January 2018, having served as Chief Transformation Officer of Lavoro Group until December 2019 and Chief Operating Officer until January 2021. Prior to joining us, from January 2013 to December 2017, Mr. Cunha was president of Santal Equipamentos S.A., and managing director for sugar cane equipment at AGCO Corp., a leading global manufacturer of agriculture equipment. From August 2010 to December 2012, Mr. Cunha served as director of strategy and integration for AGCO in South America. Prior to joining AGCO, Mr. Cunha was a management consultant at Booz & Company, an international consulting firm, and led the process engineering teams at General Motors of Brasil from 1997 to 2004. Mr. Cunha has a bachelor’s engineering degree from Instituto Mauá de Tecnologia, a specialist degree in business from Fundação Getulio Vargas and an MBA from the Kellogg School of Management at Northwestern University.
Laurence Beltrão Gomes has served as Lavoro’s Chief Financial Officer, a position he has held since April 2021. Prior to joining us, from 2013 to 2020, Mr. Gomes was chief financial and investor relations officer of Lojas Renner S.A., one of the largest Brazilian department store clothing companies. From 2010 to 2013, Mr. Gomes served as chief financial and investor relations officer of WEG S.A., an electrical engineering company. Prior to joining WEG, Mr. Gomes was chief financial and investor relations officer of SLC Agricola S.A., an agricultural producer company. Mr. Gomes holds an economics degree and a master’s degree in management from Universidade Federal do Rio Grande do Sul.
Marcelo Pessanha has served as Lavoro’s Crop Care Chief Executive Officer, a position he has held since April 2022. Mr. Pessanha joined Lavoro in November 2019, having served as Crop Care’s business officer from November 2019 to April 2022. Prior to joining us, from June 2010 to November 2019, Mr. Pessanha served in various capacities at UPL Brasil, an agricultural solutions and agriculture technology company, including serving as Head of Business Unit F&V, Citrus and Coffee from April 2019 to November 2019 and Head of Business Unit Centro from April 2018 to November 2019, among other positions held at the company. Mr. Pessanha holds a degree in agronomy engineering and agriculture from Faculdade Dr. Francisco Maeda — FAFRAM (2007), an MBA from Fundação Dom Cabral (2017) and an MBA in marketing from Fundação Getulio Vargas (2012).
Gustavo Modenesi has served as Lavoro’s Chief Strategy Officer, a position he has held since February 2022. Mr. Modenesi has been working in Lavoro since its inception, having served as Chief Transformation Officer of Lavoro from June 2019 to January 2022. Prior to joining us, from 2015 to 2017, Mr. Modenesi worked at Patria, one of the leading firms in alternative asset management in Latin America, leading the transformation programs at Patria’s portfolio companies, as well as developing a new investment thesis for the agricultural sector. From 2007 to 2015, Mr. Modenesi worked at The Boston Consulting Group Company, a leading management consulting firm, with his latest role being the project manager. Mr. Modenesi holds an industrial engineering degree from Universidade de São Paulo and an MBA with distinctions from the Ross School of Business at the University of Michigan.
Karen Christiane Ramirez Chaves de Mello has served as Lavoro’s Chief Human Resources Officer, a position she has held since February 2022. Prior to joining us, from 2020 to 2021, Ms. Mello was business strategy, people and culture director at Hospital Sírio Libanês, a healthcare company. From 2016 to 2020, Ms. Mello served as HR Director of Philip Morris International (PMI), a consumer goods/tobacco company. Prior to joining PMI, Ms. Mello was organizational and development head at Pepsico do Brasil Ltda., a consumer goods/foods company. Ms. Mello has a business administration degree from Pontifícia Universidade Católica de Minas Gerais MG and a master of arts from London Metropolitan University.
Gustavo Ocampo Duran has served as Lavoro’s Latin America General Manager, a position he has held since August 2017. Prior to joining us, from 2005 to 2017, Mr. Ocampo was chief executive officer of Agrointegral Andina S.A.S., an agricultural input retailing company, which belonged to Grupo Gral (acquired by Lavoro in 2017). From 2000 to 2005, Mr. Ocampo served as marketing manager of Syngenta, an agricultural science and technology company. Previously, from 1983 to 1990, Mr. Ocampo was the commercial manager of Procampo S.A., an agribusiness company. Mr. Ocampo holds an agricultural engineering degree from Universidad de Caldas and a business management postgraduate degree from Universidad de Los Andes.
Marcos Strobel has served as Lavoro’s Chief Digital Officer, a position he has held since December 2021. Prior to joining us, from September 2020 to December 2021, Mr. Strobel was Chief Information Officer of DIA Brasil Ltda, a multinational supermarket chain company. From February 2019 to September 2019, Mr. Strobel served as Chief Information Officer of VIA S.A., a Brazilian retail company. Previously, from March 2015 to February 2019, Mr. Strobel was the Chief Information Officer of CIA Brasileira de Distribuição, a food retailer company. From August 2013 to February 2015, Mr. Strobel served as Information Technology Officer of SARAIVA Livreiros S.A, a Brazilian bookstore company. Previously, from December 1999 to August 2013, he served as Information Technology Manager of TAM Linhas Aéreas S.A., a Brazilian airlines company and from January 1998 to December 1999 as Technology Consultant at Andersen Consulting. Mr. Strobel holds a Bachelor of Technology degree from UNESP-Universidade Estadual Paulista Julio de Mesquita Filho/FATEC SP, a Project Management postgraduate degree from Fundação Carlos Alberto Vanzolini and a Certificate in Business Administration from Insper-Ibmec School.
Rafael Ughini Villarroel has served as Lavoro’s Business Unit Brazil President, a position he has held since November 2022. Mr. Villarroel joined Lavoro in April 2021, as Head of Business Unit East in Brazil. Prior to joining Lavoro, he was CEO of Oceana Minerais Marinhos Ltda., from July 2019 to February 2021, a key player in the seaweed business for plant and animal nutrition. From June 2017 to March 2019, Mr. Villarroel acted as CEO of Rural Brasil Ltda., a leading regional distribution player in the Cerrados area. From January 1996 to March 2017, he held several leading positions as Supply Chain Director, Strategy VP, COO, and CEO within Bayer S.A., located in Brazil, Germany and Central America. Mr. Villarroel has a bachelor’s engineering degree from Universidade Federal do Rio Grande do Sul and MBA degrees in Finance & Administration from Fundação Getulio Vargas and in Strategy & Marketing in Fundação Dom Cabral / Kellogg School of Management at Northwestern University.

Family Relationships
There are no family relationships among any of New Lavoro’s executive officers or directors.
Foreign Private Issuer Status
Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:
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the majority independent director requirement under Section 5605(b)(1) of Nasdaq listing rules;

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the requirement under Section 5605(d) of Nasdaq listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

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the requirement under Section 5605(e) of Nasdaq listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

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the requirement under Section 5635(d) of Nasdaq listing rules that a listed issuer obtain shareholder approval prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) transactions other than public offerings. Pursuant to the laws of the Cayman Islands and the Proposed Governing Documents, we are not required to obtain any such approval; and

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the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent directors have regularly scheduled meetings with only the independent directors present.

Cayman Islands law does not impose a requirement that the board consist of a majority of independent directors or that such independent directors meet regularly without other members present. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process.
Significant Differences Between Our Current Governance Practices and the U.S. Corporate Governance Standards
We are subject to the Nasdaq corporate governance listing standards. As a foreign private issuer, however, the standards applicable to us are considerably different from the standards that apply to U.S. listed companies. Under the Nasdaq rules, as a foreign private issuer, we may follow the “home country” practice of the Cayman Islands, except that we are required (a) to have an audit committee or audit board that meets certain requirements, pursuant to an exemption available to foreign private issuers (subject to the phase-in rules described under “— Audit Committee”); (b) to provide prompt certification by our chief executive officer of any material non-compliance with any corporate governance rules; and (c) to provide a brief description of the significant differences between our corporate governance practices and the Nasdaq corporate governance practice required to be followed by U.S. listed companies.
Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:
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the majority independent director requirement under Section 5605(b)(1) of Nasdaq listing rules;

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the requirement under Section 5605(d) of Nasdaq listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

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the requirement under Section 5605(e) of Nasdaq listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

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the requirement under Section 5635(d) of Nasdaq listing rules that a listed issuer obtain shareholder approval prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) transactions other than public offerings. Pursuant to the laws of the Cayman Islands and the Proposed Governing Documents, we are not required to obtain any such approval; and

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the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent directors have regularly scheduled meetings with only the independent directors present.

Cayman Islands law does not impose a requirement that the board consist of a majority of independent directors or that such independent directors meet regularly without other members present. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process.
Committees of the Board of Directors
Upon the Closing of the Business Combination, New Lavoro will have an audit committee. The composition and responsibilities of New Lavoro’s audit committee are described below. Members will serve on this committee until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Upon the Closing of the Business Combination, New Lavoro’s board of directors will have established an audit committee consisting of Michael Stern, Lauren StClair and Eduardo Daher, with Lauren StClair serving as Chairperson. Our board of directors has determined that each of Michael Stern, Lauren StClair and Eduardo Daher meet the requirements for independence under the listing standards of the Nasdaq and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the Nasdaq. In addition, New Lavoro’s board of directors has determined that Lauren StClair is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following the Closing of the Business Combination, our audit committee will, among other things:
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select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

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help to ensure the independence and performance of the independent registered public accounting firm;

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discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operation;

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develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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review our policies on risk assessment and risk management;

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review related party transactions; and

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approve or, as required, pre-approve, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of the Business Combination, that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq.
Controlled Company Exception
Immediately after the completion of this Business Combination, the Investment Funds will beneficially own approximately 76.4% of New Lavoro Ordinary Shares, assuming no redemptions and assuming an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management. As a result, New Lavoro will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq corporate governance rules. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements.
As a “controlled company,” New Lavoro may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors; (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For so long as New Lavoro qualifies as a controlled company, New Lavoro may take advantage of these exemptions. Accordingly, New Lavoro’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that New Lavoro ceases to be a “controlled company” and New Lavoro Ordinary Shares continue to be listed on the Nasdaq, New Lavoro will be required to comply with the corporate governance standards within the applicable transition periods.
Code of Business Conduct and Ethics
New Lavoro’s board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in public filings. The information on our website is not incorporated by reference into this proxy statement/prospectus, and you should not consider the information contained on our website to be a part of this proxy statement/prospectus.
Indemnity of Directors and Officers
In accordance with the Proposed Governing Documents, every director and officer of New Lavoro must be indemnified out of the assets of New Lavoro against any liability incurred by that director or officer as a result of any act or failure to act in carrying out their functions, except for any such liability that the director or officer may incur by their own actual fraud or willful default.
In accordance with the Proposed Governing Documents, New Lavoro shall purchase directors’ and officers’ liability insurance from time to time in an amount determined by the board of directors to be reasonable and customary and must maintain such coverage for so long as each director nominated pursuant to the Proposed Governing Documents serves as a director of New Lavoro. New Lavoro shall use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such director, in respect of any act or omission occurring at or prior to such event.
Share Ownership
The shares and any outstanding beneficially owned by our directors and officers and/or entities affiliated with these individuals are disclosed in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

EXECUTIVE COMPENSATION OF LAVORO
Unless otherwise noted, all references in this subsection to “we,” “us” or “our” refer to the business of Lavoro and its subsidiaries prior to the consummation of the Business Combination.
Compensation of Directors and Officers
Under Cayman Islands law, we are not required to disclose compensation paid to our senior management on an individual basis and we have not otherwise publicly disclosed this information elsewhere. Our executive officers, directors and management receive fixed and variable compensation. They also receive benefits in line with market practice in Brazil. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses. Cash bonuses are paid to executive officers and members of our management based on previously agreed targets for the business.
For the fiscal years ended June 30, 2022 and 2021, the aggregate compensation expense for our executive officers and the executive officers of our subsidiaries for services in all capacities was R$11.7 million and R$13.2 million, respectively, which includes both benefits paid in kind and compensation. See note 24(c) to our audited combined financial statements included elsewhere in this proxy statement/prospectus. For the fiscal years ended June 30, 2022 and 2021, we did not pay any compensation to the members of the board of directors of the issuer.
Employment Agreements
We have entered into employment agreements with our executive officers. The employment agreements provide for the compensation that our executive officers are entitled to receive, including certain equity grants, and contain termination notice periods of 36 months. We will have title to the intellectual property rights developed in connection with the executive officer’s employment, if any. There is a standard 12-24 month non-compete period following the end of employment in our agreement for all executive officers.
Lavoro Share Plans
Lavoro Share Plan
On August 17, 2022, Lavoro approved the Lavoro Agro Holding S.A. Long-Term Incentive Policy (Política de Incentivo de Longo Prazo da Lavoro Agro Holding S.A.) (the “Lavoro Share Plan”). Under the Lavoro Share Plan, individuals selected by the Lavoro board of directors (“Selected Employees”) are eligible to receive incentive compensation consisting of cash, assets or share options issued by Lavoro Agro Limited, in an amount linked to the appreciation in the company share price at the time of the liquidity event, upon the satisfaction of certain conditions (as described below). At the Company’s sole discretion, and subject to obtaining any required corporate approvals, the Company may also make payments of incentive compensation under the Lavoro Share Plan in Lavoro Agro Limited’s shares. As of the date of this proxy statement/prospectus, Lavoro has granted 46,800,000 share options as incentive compensation to Selected Employees. Share options granted under the Lavoro Share Plan will vest in the event the following market conditions are met (the “Market Conditions”): (i) the occurrence of a liquidity event satisfying a minimum internal rate of return specified in the Lavoro Share Plan; and (ii) the price per share obtained under such liquidity event must be greater than or equal to one of the following amounts: (a) a pre-established reference price multiplied by three; or (b) an amount calculated in accordance with a pre-established formula, in each case specified under the Lavoro Share Plan. Moreover, upon the satisfaction of the Market Conditions, such share options will vest according to the following schedule (the “Service Conditions”): (i) one-third of the options vest on the third anniversary of the grant date; (ii) one-third of the options vest on the fourth anniversary of the grant date; and (iii) one-third of the options vest on the fifth anniversary of the grant date. The Lavoro Share Plan has a term of five years; if the Market Conditions have not been satisfied within this period, all options granted under the Lavoro Share Plan will be extinguished, with no further payment or incentive obligation remaining due by Lavoro. As of the date of this proxy statement/prospectus, no share options granted as incentive compensation have vested and no other incentive compensation payments have been made, in each case under the Lavoro Share Plan, as the Market Conditions for vesting have not been satisfied. See note 30 to our audited combined financial statements included elsewhere in this proxy statement/prospectus. In addition, as of the date of this proxy statement/prospectus, the consummation of the

Business Combination will not satisfy the Market Conditions, and as such, no share options granted as incentive compensation under the Lavoro Share Plan will vest as a result of the consummation of the Business Combination.
Prior to the consummation of the Business Combination, it is anticipated that the board of directors of New Lavoro will adopt, and the New Lavoro shareholders will approve the assumption of the Lavoro Share Plan, with effectiveness contingent on the consummation of the Business Combination. In connection with the Business Combination, New Lavoro will reserve for issuance the number of New Lavoro Class A Ordinary Shares equal to the number of Lavoro Share Plan Shares under the Lavoro Share Plan, as may be adjusted in order to reflect the terms of the Business Combination.
New Lavoro Equity Plan
In connection with the consummation of Business Combination, we intend to implement a long-term incentive plan (the “New Lavoro Equity Plan”) in which eligible participants may include members of our management, our employees and our directors. Beneficiaries under the New Lavoro Equity Plan will be granted equity awards pursuant to the terms and conditions of the New Lavoro Equity Plan and any applicable award agreement. The final eligibility of any beneficiary to participate in and the terms and conditions of the applicable equity awards will be determined by our board of directors. Pursuant to the Business Combination Agreement, the New Lavoro Equity Plan shall initially reserve a number of New Lavoro Class A Ordinary Shares not exceeding five percent (5%) of the total number of New Lavoro Ordinary Shares that are outstanding (on a fully diluted basis), as of prior to the Closing.

DESCRIPTION OF NEW LAVORO SHARE CAPITAL
The following description of the material terms of the share capital of New Lavoro following the Business Combination includes a summary of specified provisions of the Proposed Governing Documents that will be in effect upon the Closing of the Business Combination. This description is qualified by reference to the Proposed Governing Documents as will be in effect upon the Closing of the Business Combination, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.
General
New Lavoro is an exempted company incorporated with limited liability in the Cayman Islands. Its affairs will be governed, following the Closing of the Business Combination, by the Proposed Governing Documents and the Companies Act.
Upon the Closing of the Business Combination, the authorized share capital of New Lavoro will be US$1,500,000 consisting of 1,400,000,000 New Lavoro Ordinary Shares and 100,000,000 New Lavoro Preferred Shares. As of the date of this proxy statement/prospectus, there was one New Lavoro Ordinary Share issued and outstanding.
Shares
General
All of the issued and outstanding New Lavoro Ordinary Shares are fully paid and non-assessable. Certificates (to the extent any are issued) representing the issued and outstanding New Lavoro Ordinary Shares are generally not issued and legal title to the issued shares is recorded in fully registered, book-entry form in the register of members. Holders of New Lavoro Ordinary Shares have no pre-emptive, subscription, redemption or conversion rights.
Register of Members
New Lavoro must keep a register of members in accordance with the Companies Act, and there shall be entered therein:
•
the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•
the date on which the name of any person was entered on the register as a member; and

•
the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the Closing of this Business Combination, the register of members will be immediately updated to record and give effect to the issue of shares by New Lavoro. Once the register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Issue of Shares
Subject to the Proposed Governing Documents and the rules of Nasdaq, the board of directors of New Lavoro may issue, allot and dispose of or grant options over all shares and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to dividend, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. Subject to the description in “— Variation of Rights of Shares” below, the issuance of any such shares is subject to and cannot adversely affect the rights of the holders of any existing shares of New Lavoro.
Dividends
Subject to the Companies Act and the special rights attaching to shares of any class, the New Lavoro directors may, in their absolute discretion, declare dividends on shares in issue and authorize payment of the dividends out of the funds of New Lavoro lawfully available for those purposes. Dividends must be paid out of the realized or unrealized profits of New Lavoro, out of New Lavoro’s share premium account, or as otherwise permitted by the Companies Act. A dividend may not be paid if this would result in New Lavoro being unable to pay its debts as they fall due in the ordinary course of business.
Except as otherwise provided by the rights attached to shares, or as otherwise determined by the directors, all dividends in respect of shares must be declared and paid according to the par value of the shares that a shareholder holds. If any share is issued on terms providing that it shall rank for dividend as from a particular date, then that share will rank for dividend accordingly.
For the purpose of determining the shareholders entitled to receive payment of any dividend the New Lavoro, directors may either before or on the date of declaration of such dividend fix a date as the record date for such determination. If no record date is fixed for the determination of shareholders entitled to receive payment of a dividend, the date on which the resolution of the directors declaring such dividend is adopted will be the record date.
Voting Rights
Each New Lavoro Ordinary Share entitles the holder to one vote on all matters upon which the holders are entitled to vote. Voting at any general meeting is by show of hands, unless voting by way of poll is demanded by the chairman of the board of directors or any shareholder present in person or by proxy.
General meetings require a quorum to be present. Quorum is met by the presence, in person or by proxy, of one or more persons holding at least twenty per cent in par value of the issued New Lavoro Ordinary Shares that confer the right to attend and vote at that meeting.
A special resolution will be required for important matters such as a reduction of New Lavoro’s share capital, registration by way of continuation, approval of a plan of merger or consolidation, making changes to the Proposed Governing Documents, or the voluntary winding up of New Lavoro.
An ordinary resolution of the shareholders of New Lavoro requires the affirmative vote of at least a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting. Any action required or permitted to be taken at a general meeting of New Lavoro may be taken by resolution in writing of all the shareholders.
Variation of Rights of Shares
All or any of the rights attached to any class of shares of New Lavoro (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not New Lavoro is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by New Lavoro’s board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.
Transfer of Ordinary Shares
Any shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form prescribed by the Nasdaq or as otherwise approved by the board of directors. The transferor shall be deemed to remain the holder of such shares until the name of the transferee is entered in the register of members.
Redemption of Ordinary Shares
New Lavoro may issue shares on terms that such shares are subject to redemption, at the option of New Lavoro or at the option of the shareholder, on such terms and in such manner as may be determined by the board of directors of New Lavoro before the issue of such shares. New Lavoro may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its board of directors and agreed with the shareholder or are otherwise authorized by the Proposed Governing Documents. Subject to the Companies Act, the redemption or repurchase of any share may be paid out of a company’s profits, its capital, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares in issue, or (iii) if the company has commenced liquidation. In addition, New Lavoro may accept the surrender of any fully paid share for no consideration.
Changes in Capital
New Lavoro may from time to time by ordinary resolution:
•
increase the share capital by such sum as the resolution prescribes;

•
consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•
convert all or any of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•
sub-divide its existing shares into shares of a smaller amount than that fixed by the Proposed Governing Documents or into shares without par value; and

•
cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

Subject to the Companies Act and the Proposed Governing Documents, New Lavoro’s shareholders may by special resolution reduce its share capital.
Liquidation
On a winding up of New Lavoro, if the assets available for distribution among its shareholders shall be insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by its shareholders in proportion to the par value of the shares held by them. If the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to New Lavoro for unpaid calls or otherwise.
Directors
Appointment and Removal
The management of New Lavoro is vested in a board of directors. the Proposed Governing Documents provide that there shall be a board of directors consisting of no less than one (1) director, provided that the directors may increase or decrease the limits on the number of directors. We expect that upon the Closing of the Business Combination, the board of directors will consist of seven directors and will have no vacancy.
The Proposed Governing Documents provide that the directors shall be divided into three (3) classes designated as Class 1, Class 2 and Class 3, with as nearly equal a number of directors in each group as possible. Subject to the Proposed Governing Documents, directors must be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors.
Director nominees must be elected by an ordinary resolution in accordance with the Proposed Governing Documents at each annual general meeting of New Lavoro to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of New Lavoro shall be nominated by the directors. For illustrative purposes, at the 2023 annual general meeting, the term of office of the Class 1 directors shall expire and Class 1 directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class 2 directors shall expire and Class 2 directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class 3 directors shall expire and Class 3 directors shall be elected for a full term of three (3) years. Subject to the Proposed Governing Documents, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.
Without prejudice to the power of New Lavoro to appoint a person to be a director by ordinary resolution and subject to the Proposed Governing Documents, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.
Indemnity of Directors and Officers
In accordance with the Proposed Governing Documents, every director and officer of New Lavoro must be indemnified out of the assets of New Lavoro against any liability incurred by that director or officer as a result of any act or failure to act in carrying out their functions, except for any such liability that the director or officer may incur by their own actual fraud or willful default.
In accordance with the Proposed Governing Documents, New Lavoro must purchase directors’ and officers’ liability insurance from time to time in an amount determined by the board of directors to be reasonable and customary and must maintain such coverage for so long as each director nominated pursuant to the Proposed Governing Documents serves as a director of New Lavoro. New Lavoro must use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such director, in respect of any act or omission occurring at or prior to such event.
Certain Anti-Takeover Provisions in the Proposed Governing Documents
As described in “— Directors” above, the Proposed Governing Documents provide that New Lavoro’s board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of New Lavoro’s board only by successfully engaging in a proxy contest at two or more annual general meetings.
New Lavoro’s authorized but unissued New Lavoro Ordinary Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Lavoro Ordinary Shares could render more difficult or discourage an attempt to obtain control of New Lavoro by means of a proxy contest, tender offer, merger or otherwise.
Enforcement of Civil Liabilities — Cayman Islands
The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.
New Lavoro’s Cayman Islands legal counsel have advised that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against the company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the company predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Anti-Money Laundering — Cayman Islands
If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Data Protection Law — Cayman Islands
New Lavoro has certain duties under the Data Protection Act (as revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts New Lavoro’s shareholders on notice that through investment in the company the shareholder will provide the company with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).
In the following discussion, references to “the company” refers to New Lavoro and its affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Whom this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How the Company May Use a Shareholder’s Personal Data
The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
(i)
where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)
where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

PRICE RANGE OF SECURITIES AND DIVIDENDS
TPB SPAC
Price Range of TPB SPAC Securities
TPB SPAC’s units, TPB SPAC Class A Ordinary Shares and public warrants are currently listed on the Nasdaq under the symbols “TPBAU,” “TPBA,” and “TPBAW,” respectively. Holders of the TPB SPAC units, TPB SPAC Class A Ordinary Shares and public warrants should obtain current market quotations for their securities. The market price of TPB SPAC’s securities could vary at any time before the Business Combination.
Holders
As of January 27, 2023, there was one holder of record of our units, one holder of record of our TPB SPAC Class A Ordinary Shares, four holders of record of our TPB SPAC Class B Ordinary Shares and two holders of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A ordinary shares and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
TPB SPAC has not paid any cash dividends on its TPB SPAC Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Lavoro revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Lavoro’s Board of Directors at such time.
Lavoro
Historical market price information for Lavoro Agro Limited’s share capital is not provided because there is no public market for Lavoro Agro Limited’s share capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lavoro.”

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of the Business Combination, New Lavoro will have New Lavoro Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to New Lavoro Ordinary Shares issued and outstanding, assuming no public shares are redeemed in connection with the Business Combination. All of the New Lavoro Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by New Lavoro’s “affiliates” or TPB SPAC’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the New Lavoro Ordinary Shares in the public market could adversely affect prevailing market prices of the New Lavoro Ordinary Shares. Prior to the Business Combination, there has been no public market for New Lavoro Ordinary Shares. New Lavoro has applied for listing of the New Lavoro Ordinary Shares on the Nasdaq, but New Lavoro cannot assure you that a regular trading market will develop in the New Lavoro Ordinary Shares.
Lock-up Agreements
Concurrently with the execution and delivery of the Business Combination Agreement, New Lavoro, TPB SPAC and the Lavoro Agro Limited shareholders have entered into the Lock-up Agreement, pursuant to which, the Lavoro Agro Limited shareholders agreed, among other things, to certain transfer restrictions on the New Lavoro Ordinary Shares to be issued to such Lavoro Agro Limited shareholders for a period of three years following the Closing Date, subject to certain limited exceptions.
Regulation S
Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.
New Lavoro is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that New Lavoro sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by New Lavoro’s affiliates. Generally, subject to certain limitations, holders of New Lavoro’s restricted shares who are not affiliates of New Lavoro or who are affiliates of New Lavoro by virtue of their status as an officer or director of New Lavoro may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of New Lavoro restricted shares by an officer or director who is an affiliate of New Lavoro solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of New Lavoro restricted shares who will be an affiliate of New Lavoro other than by virtue of his or her status as an officer or director of New Lavoro.
New Lavoro is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144
All of New Lavoro’s equity shares that will be outstanding upon the completion of the Business Combination, other than those equity shares sold in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of New Lavoro and has beneficially owned New Lavoro’s restricted securities for at least three years will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about New Lavoro.
Persons who are affiliates of New Lavoro and have beneficially owned New Lavoro’s restricted securities for at least six months would be subject to additional restrictions, by which such person may sell only a number of restricted securities within any three-month period that does not exceed the greater of the following:
•
1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal New Lavoro Ordinary Shares; or

•
the average weekly trading volume of New Lavoro’s Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of New Lavoro under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Lavoro.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•
at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company.

Rule 701
In general, under Rule 701 of the Securities Act, each of Lavoro’s employees, consultants or advisors who purchases equity shares from New Lavoro in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights
At the consummation of the Business Combination, New Lavoro, the Sponsor and certain persons named therein will enter into an amended and restated registration rights agreement, pursuant to which that certain Registration Rights Agreement will be amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of US$30.0 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Lavoro shall not be required to conduct more than an aggregate total of six underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Lavoro subsequent to the Closing. New Lavoro has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information known to us regarding (i) the actual beneficial ownership of TPB SPAC Ordinary Shares as of January 27, 2023 prior to the consummation of the Business Combination and (ii) the expected beneficial ownership of New Lavoro Ordinary Shares immediately following consummation of the Business Combination by:
•
each person known by TPB SPAC to beneficially own more than 5% of the outstanding shares of TPB SPAC Ordinary Shares immediately prior to the consummation of the Business Combination and each person expected to beneficially own more than 5% of the New Lavoro Ordinary Shares immediately after the consummation of the Business Combination;

•
each of TPB SPAC’s current executive officers and directors; and

•
all executive officers and directors of TPB SPAC as a group pre-Business Combination and all expected directors and officers of New Lavoro as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Pursuant to TPB SPAC’s Existing Governing Documents, each TPB SPAC Ordinary Share entitles the holder to one vote per share. Pursuant to the Proposed Governing Documents, each New Lavoro Ordinary Share will entitle the holder to one vote on all matters upon which the holders are entitled to vote. Unless otherwise indicated, TPB SPAC believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.
The calculation of the pre-Business Combination percentage of beneficial ownership is based on 22,545,373 TPB SPAC Ordinary Shares outstanding on January 27, 2023, of which 18,036,299 are TPB SPAC Class A Ordinary Shares and 4,509,074 are TPB SPAC Class B Ordinary Shares held by TPB SPAC’s Sponsor and initial shareholders.
The expected beneficial ownership of New Lavoro Ordinary Shares immediately following the consummation of the Business Combination assumes consummation of the PIPE Investment and also assumes two alternative scenarios:
•
a “no redemption” scenario where no TPB SPAC shareholders exercise redemption rights with respect to their public shares; and

•
a “maximum redemption” scenario where 7,704,433 outstanding TPB SPAC Class A Shares are redeemed in connection with the Business Combination on a per share redemption price of US$10.00 per share. Also assumes that, after giving effect to the payments to the redeeming TPB SPAC public shareholders and transaction expenses associated with the Business Combination (assumed by management of New Lavoro to be approximately $21,500,000).

The expected beneficial ownership of New Lavoro Ordinary Shares Post-Business Combination is based on (i) 125,114,450 New Lavoro Ordinary Shares issued and outstanding, assuming no redemption of public shares and excluding the Vesting Founder Shares and (ii) 120,545,835 New Lavoro Ordinary Shares issued and outstanding, assuming maximum redemption (in each case, assuming an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management and excluding the Vesting Founder Shares).
The expected beneficial ownership percentages set forth below do not take into account (i) equity awards issued at Closing upon rollover of the unvested options under the Lavoro Share Plan, which are not expected to become exercisable within 60 days as of January 27, 2023, (ii) New Lavoro Warrants, which will become exercisable within 30 days after the Closing, or (iii) an aggregate of up to 1,663,405 New Lavoro Ordinary Shares reserved for issuance under the Lavoro Share Plan, but take into account (A) vested options under the Lavoro Share Plan, and (B) equity awards issued at Closing upon rollover of the unvested options under the Lavoro Share Plan, which are expected to become exercisable within 60 days of January 27, 2023.

	Pre-Business Combination		Post-Business Combination Assuming No Redemption(7)		Post-Business Combination Assuming Maximum Redemption(6)(7)
	Number	Percentage	Number	Percentage	Number	Percentage
Name and Address of Beneficial Owner
TPB SPAC’s Officers, Directors and 5% or More Holders Pre-Business Combination:(1)
David Friedberg(2)	4,404,074	19.5%	11,398,024	9.1%	11,398,024	9.5%
William Hauser	—	—	—	—	—	—
Bharat Vasan	—	—	—	—	—	—
Kerry Whorton Cooper	35,000	*	35,000	*	35,000	*
Neil Renninger	35,000	*	35,000	*	35,000	*
April Underwood	35,000	*	35,000	*	35,000	*
TPB Acquisition Sponsor I, LLC(2)(6)	4,404,074	19.5%	11,398,024	9.1%	11,398,024	9.5%
All directors and executive officers as a group (6 individuals)	4,509,074	20.0%	11,503,024	9.2%	11,503,024	9.5%
Directors and Executive Officers of New Lavoro After Consummation of the Business Combination:(3)
Ruy Cunha	—	—	—	—	—	—
Laurence Beltrão Gomes	—	—	—	—	—	—
Marcelo Pessanha	—	—	—	—	—	—
Gustavo Modenesi	—	—	—	—	—	—
Karen Christiane Ramirez Chaves de Mello	—	—	—	—	—	—
Gustavo Ocampo Duran	—	—	—	—	—	—
Marcos Strobel	—	—	—	—	—	—
Rafael Ughini Villarroel	—	—	—	—	—	—
Ricardo Leonel Scavazza	—	—	—	—	—	—
Marcos de Mello Mattos Haaland	—	—	—	—	—	—
Daniel Fisberg	—	—	—	—	—	—
David Friedberg(2)	4,404,074	19.5%	11,398,024	9.1%	11,398,024	9.5%
Michael Stern	—	—	—	—	—	—
Lauren StClair	—	—	—	—	—	—
Eduardo Daher	—	—	—	—	—	—
All directors and executive officers as a group (15 individuals)	—	—	—	—	—	—
5% or More Holders:
Investment Funds(4)	—	—	95,575,127	76.4%	98,710,945	81.9%
Patria Investments Limited(5)	—	—	95,575,127	76.4%	98,710,945	81.9%
TPB Acquisition Sponsor I, LLC(6)	4,404,074	19.5%	11,398,024	9.1%	11,398,024	9.5%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of the persons and entities listed above is 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129.

(2)
Mr. Friedberg is the sole manager of the Sponsor and has voting and investment discretion with respect to the ordinary shares held by the Sponsor. For the post-Business Combination holdings, Vesting Founder Shares are excluded.

(3)
Unless otherwise noted, the business address of the directors and executive officers of New Lavoro is Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo — SP, 04548-005, Brazil.

(4)
The Investment Funds, a group of Cayman Islands, Delaware and Ontario entities, are the record holders of such shares, and PBPE General Partner V, Ltd., is the general partner of the Investment Funds; Patria Finance Limited is the sole shareholder of PBPE General Partner V, Ltd.; Patria Finance Limited is wholly owned by Patria Investments Cayman Limited; Patria Investments Cayman Limited is wholly owned by Patria Investments Latam S.A.; Patria Investments Latam S.A. is wholly owned by Patria Investments Limited; Patria Investments Limited is controlled by Patria Holdings Limited. Each of the entities described in this footnote (other than to the extent it directly holds securities as described herein) may be deemed to beneficially own the shares directly or indirectly controlled by such entities, but each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of the Cayman, Delaware and Ontario Investment Funds is c/o Maples Corporate Services, PO Box 309, Ugland House, South Church Street, KY1-1104, George Town, Grand Cayman, Cayman Islands, c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennet Pike, Suite 302, Wilmington, DE 19807, United States, 199 Bay St, Commerce Court West, Suite 5300 (c/o 152928 Canada Inc.), Toronto, ON M5L 189, Canada; respectively. The business address of PBPE General Partner V, Ltd. is c/o Maples Corporate Services, PO Box 309, Ugland House, South Church Street, KY1-1104, George Town, Grand Cayman, Cayman Islands. The business address of each of the other entities described in this footnote is c/o Patria Investments Limited, at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006, Grand Cayman, Cayman Islands.

(5)
While Patria Investments Limited does not own such shares directly, as described in the foregoing footnote, Patria Investments Limited may be deemed to beneficially own the shares directly or indirectly held by the entities controlled (directly or indirectly) by it, whenever those entities are acting in the capacity of general partner and to the extent and subject to the limitations set forth in the limited partnership agreements of the Investment Funds. Patria Investments Limited disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest it may have therein, directly or indirectly. The business address of Patria Investments Limited is c/o Patria Investments Limited, at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006, Grand Cayman, Cayman Islands.

(6)
For the post-Business Combination holdings, Vesting Founder Shares are excluded.

(7)
Assuming an Adjustment Factor of 0.8922 based on the current estimation of New Lavoro’s management.

A&R Registration Rights Agreement
At the consummation of the Business Combination, New Lavoro, the Sponsor and certain persons named therein will enter into the A&R Registration Rights Agreement, pursuant to which that certain Registration Rights Agreement will be amended and restated in its entirety, as of the Closing. As a result, the holders of registrable securities will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of US$30.0 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, New Lavoro shall not be required to conduct more than two underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by New Lavoro subsequent to the Closing. New Lavoro has also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the Closing, to be declared effective within 90 days of the Closing.

ADDITIONAL INFORMATION
Submission of Future Shareholder Proposals
The TPB SPAC Board is aware of no other matter that may be brought before the Extraordinary General Meeting. TPB SPAC does not expect to hold a 2023 annual meeting of shareholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if TPB SPAC does not consummate a business combination by August 13, 2023, TPB SPAC is required to begin the dissolution process provided for in its amended and restated certificate of incorporation, as amended. TPB SPAC will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.
Shareholder Communications
Shareholders and interested parties may communicate with the TPB SPAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of TPB Acquisition Corporation I, 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
Delivery of Documents to Shareholders
Pursuant to the rules of the SEC, TPB SPAC and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement. Upon written or oral request, TPB SPAC will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Shareholders may notify TPB SPAC of their requests by emailing spac@tpb.co or writing TPB SPAC at its principal executive offices at 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129.
Enforceability of Civil Liabilities Under U.S. Securities Laws
New Lavoro is an exempted company incorporated under the laws of the Cayman Islands with limited liability. A majority of the directors and executive officers of New Lavoro, and certain of the experts named in this proxy statement/prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.
New Lavoro has been advised by its Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against New Lavoro judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against New Lavoro predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is Privy Council authority (the decisions of which Court are binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be capable of being enforced without applying the principles outlined above, subject to the limitations of the domestic Court’s insolvency regime. However, subsequent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should, in appropriate circumstances, be enforced by applying the principles set out above, and not for instance by the simple exercise of the Courts’ discretion. Those cases have been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a foreign bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for the provision of active assistance of overseas bankruptcy proceedings. New Lavoro understands that the Cayman Islands Court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.
Legal Matters
The validity of the New Lavoro Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Maples and Calder (Cayman) LLP, Cayman Islands counsel to New Lavoro.
Other Matters
As of the date of this proxy statement/prospectus, the TPB SPAC Board does not know of any matters that will be presented for consideration at the Extraordinary General Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Extraordinary General Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
Experts
The financial statements of TPB Acquisition Corporation I as of December 31, 2021, for the period from February 8, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus have been audited by Frank, Rimerman + Co. LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.
The combined financial statements of the Lavoro Group at June 30, 2022, 2021 and 2020 and for the years then ended appearing in this proxy statement/prospectus have been audited by Ernst & Young Auditores Independentes S/S Ltda., an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
From June to November 2020, a member firm of Ernst & Young Global Limited (“EYG”) in Colombia (“EY Colombia”) provided legal advisory services to a consolidated subsidiary of Lavoro Agro Limited related to an intercompany merger transaction. This service was not prohibited under the International Ethics Standards Board for Accountants Code of Ethics or applicable home country independence rules; however, it is inconsistent with the U.S. Securities and Exchange Commission (“SEC”) and Public Company Accounting Oversight Board (United States) (“PCAOB”) independence rules. The service did not involve advocacy or EY Colombia making management decisions on behalf of Lavoro Agro Limited or its subsidiary. The service had no impact on the combined financial statements of Lavoro Agro Limited or the related audit procedures or judgments of Ernst & Young Auditores Independentes S/S Ltda. (“EY Brazil”). The related fees are not material to the respective parties.

During certain periods from July 2021 to September 2022, two staff-level employees of EY Brazil were covered persons on the audit engagement team for the Lavoro Agro Limited while holding immaterial financial interests in a sister affiliate under common control with Lavoro Agro Limited. Such financial relationships are inconsistent with the SEC and PCAOB independence rules. Neither of the financial relationships related to investments in the Lavoro Agro Limited, and neither of these matters had an impact on the Lavoro Agro Limited’s operations or combined financial statements. Upon identification of the covered person financial relationship matters, the investments were promptly disposed. We have not identified any new inconsistencies with the applicable independence rules.
After careful consideration of the facts and circumstances and the applicable independence rules, EY Brazil has concluded that (i) the aforementioned matters do not impair EY Brazil’s ability to exercise objective and impartial judgment in connection with its audits of Lavoro Agro Limited combined financial statements, and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. After considering these matters, management and those charged with governance of Lavoro Agro Limited concurred with EY Brazil’s conclusions.

WHERE YOU CAN FIND MORE INFORMATION
TPB SPAC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read TPB SPAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document TPB SPAC files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Extraordinary General Meeting, you should contact us by telephone or in writing:
TPB Acquisition Corporation I
1 Letterman Drive, Suite A3-1
San Francisco, CA 94129
Tel: +1 415-854-7074
Email: spac@theproductionboard.com
You may also obtain these documents by requesting them in writing or by telephone from TPB SPAC’s proxy solicitation agent at the following address and telephone number:
Toll free: (800) 662-5200
Email: TPBA.info@investor.morrowsodali.com
If you are a TPB SPAC shareholder and would like to request documents, please timely do so to receive them before the Extraordinary General Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained or incorporated by reference in this proxy statement/prospectus relating to TPB SPAC has been supplied by TPB SPAC, and all such information relating to Lavoro Agro Limited has been supplied by Lavoro Agro Limited. Information provided by either TPB SPAC or Lavoro Agro Limited does not constitute any representation, estimate or projection of any other party.
None of TPB SPAC, New Lavoro or Lavoro Agro Limited has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
TPB ACQUISITION CORPORATION I
Page No.
Audited Financial Statements of TPB Acquisition Corporation I
Report of Independent Registered Public Accounting Firm (PCAOB ID: 1596)	F-2
Balance Sheet as of December 31, 2021	F-3
Statement of Operations for the period from February 8, 2021 (inception) through December 31, 2021	F-4
Statement of Changes in Shareholders’ Deficit for the period from February 8, 2021 (inception) through December 31, 2021	F-5
Statement of Cash Flows for the period from February 8, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7
Unaudited Condensed Interim Financial Statements of TPB Acquisition Corporation I
Condensed Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	F-22
Unaudited Condensed Statements of Operations for the Three and Nine Months Ended September 30, 2022, the Three Months Ended September 30, 2021 and the Period From February 8, 2021 (Inception) Through September 30, 2021
F-23
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the Three and Nine
Months Ended September 30, 2022, the Three Months Ended September 30, 2021 and the Period
From February 8, 2021 (Inception) Through September 30, 2022
F-24
Unaudited Condensed Statement of Cash Flows for the Nine Months Ended September 30, 2022 and the Period From February 8, 2021 (Inception) Through September 30, 2021	F-25
Notes to Unaudited Condensed Interim Financial Statements	F-26
LAVORO GROUP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
TPB Acquisition Corporation I
San Francisco, California
Opinion on the Financial Statements
We have audited the accompanying balance sheet of TPB Acquisition Corporation I (the “Company”) as of December 31, 2021, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the period from February 8, 2021 (inception) through December 31, 2021, and the related notes to the financial statements (collectively the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from February 8, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Frank, Rimerman + Co. LLP
We have served as the Company’s auditor since 2021.
San Francisco, California
March 30, 2022

TPB ACQUISITION CORPORATION I
BALANCE SHEET
As of December 31, 2021
Assets
Current assets:
Cash	$481,265
Prepaid expenses	594,223
Total current assets	1,075,488
Investments held in Trust Account	180,368,211
Total Assets	$181,443,699
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$2,600
Accrued expenses	121,581
Total current liabilities	124,181
Deferred underwriting commissions in connection with the Initial Public Offering	6,312,705
Derivative warrant liabilities	7,408,784
Total Liabilities	13,845,670
Commitments and Contingencies
Class A ordinary shares, $0.0001 par value; 18,036,299 shares subject to possible redemption at $10.00 per share redemption value	180,362,990
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,509,074 shares issued and outstanding	451
Additional paid-in capital	—
Accumulated deficit	(12,765,412)
Total shareholders’ deficit	(12,764,961)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$181,443,699
The accompanying notes are an integral part of these financial statements.

TPB ACQUISITION CORPORATION I
STATEMENT OF OPERATIONS
For the period from February 8, 2021 (inception) through December 31, 2021
General and administrative expenses	$552,124
General and administrative expenses – Related Party	46,774
Loss from operations	(598,898)
Other income (expenses):
Change in fair value of derivative warrant liabilities	8,508,405
Income from investments in Trust Account	5,221
Loss upon issuance of private placement warrants	(653,860)
Offering costs associated with derivative warrant liabilities	(577,447)
Total other income, net	7,282,319
Net income	$6,683,421
Weighted average number of shares outstanding of Class A ordinary shares, basic and diluted	7,770,560
Basic net income per share, Class A ordinary	$0.55
Diluted net income per share, Class A ordinary shares	$0.54
Weighted average number shares of Class B ordinary shares – Basic	4,431,172
Weighted average number of shares of Class B ordinary shares – Diluted	4,509,074
Basic net income per share, Class A ordinary shares	$0.55
Diluted net income per share, Class A ordinary shares	$0.54
The accompanying notes are an integral part of these financial statements.

TPB ACQUISITION CORPORATION I
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
For The Period from February 8, 2021 (Inception) Through December 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – February 8, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,031,250	503	24,497	—	25,000
Forfeiture of Class B Shares	—	—	(522,176)	(52)	52	—	—
Accretion to Class A ordinary share redemption amount	—	—	—	—	(24,549)	(19,448,833)	(19,473,382)
Net income	—	—	—	—	—	6,683,421	6,683,421
Balance – December 31, 2021	—	$—	4,509,074	$451	$—	$(12,765,412)	$(12,764,961)
The accompanying notes are an integral part of these financial statements.

TPB ACQUISITION CORPORATION I
STATEMENT OF CASH FLOWS
For The Period from February 8, 2021 (Inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net income	$6,683,421
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	21,400
Income from investments in Trust Account	(5,221)
Change in fair value of derivative warrant liabilities	(8,508,405)
Loss upon issuance of private placement warrants	653,860
Offering costs associated with derivative warrant liabilities	577,447
Changes in operating assets and liabilities:
Prepaid expenses	(594,223)
Accounts payable	2,600
Accrued expenses	51,581
Net cash used in operating activities	(1,117,540)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(180,362,990)
Net cash used in investing activities	(180,362,990)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	300,000
Repayment of note payable to related party	(300,000)
Proceeds received from initial public offering, gross	180,362,990
Proceeds received from private placement	6,107,260
Offering costs paid	(4,508,455)
Net cash provided by financing activities	181,961,795
Net change in cash	481,265
Cash – beginning of the period	—
Cash – ending of the period	$481,265
Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$3,600
Offering costs included in accrued expenses	$70,000
Deferred underwriting commissions in connection with the Initial Public Offering	$6,312,705
Accretion of Class A ordinary shares to redemption value	$(19,358,382)
The accompanying notes are an integral part of these financial statements.

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
TPB Acquisition Corporation I (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 8, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity through December 31, 2021, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below and, subsequent to the Initial Public Offering, identifying a prospective target for an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering held in trust. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is TPB Acquisition Sponsor I, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company consummated its Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.5 million, of which approximately $6.1 million and approximately $489,000 was for deferred underwriting commissions (see Note 5) and offering costs allocated to derivative warrant liabilities, respectively. On August 17, 2021, the Company consummated a partial exercise by the underwriters of their over-allotment option for 536,299 additional Units, generating gross proceeds of approximately $5.4 million (the “Over-Allotment”), and incurring offering costs of $295,000, of which $188,000 was for deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million (see Note 4). Concurrent with the consummation of the Over-Allotment on August 17, 2021, the Sponsor purchased 71,507 additional Private Placement Warrants, generating proceeds of $107,260 (the “Second Private Placement”).
Upon the closing of the Initial Public Offering, Over-Allotment, Private Placement and the Second Private Placement, approximately $180.4 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located in the United States, and only invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide the holders of its issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, (initially at $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor agreed to vote any Founder Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 13, 2023 (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights and (iii) waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if the Company fails to consummate an initial Business Combination within the Combination Period.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Capital Resources
As of December 31, 2021, the Company had approximately $481,000 in its operating bank account and working capital of approximately $951,000.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and the loan from the Sponsor of approximately $300,000 under the note. The Company repaid the Note in full on August 16, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2021.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation (FDIC) coverage limit of $250,000, and any investments held in Trust Account. As of December 31, 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” equal or approximate the carrying amounts represented in the balance sheet primarily due to their short-term nature.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs Associated with Initial Public Offering
Offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to the total proceeds received. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the

Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 (as defined above). Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021, 18,036,299 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Under ASC 480-10-S99, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. Effective with the closing of the Initial Public Offering (including exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants and forward purchase agreements, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non- current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value will be recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially and subsequently measured at fair value using a Monte Carlo simulation model. Derivative warrant liabilities are classified as non-current liabilities as their liquidation will not be reasonably expected to require the use of current assets or require the creation of current liabilities.
Income Taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income per ordinary share is calculated by dividing the net income by the weighted average number of ordinary shares outstanding for the respective period.
The Company does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 10,083,600 ordinary shares in the calculation of diluted income per share, because their exercise is contingent upon future events. The Company has considered the effect of Class B ordinary shares that was excluded from the weighted average number of basic shares outstanding as they were contingent on the exercise of over- allotment option by the underwriters. Since the contingency was satisfied, the Company has included these shares in the weighted average number as of the beginning of the period to determine the dilutive impact of these shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:
	Period from February 8, 2021 (inception) through December 31, 2021
	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income – Basic	$4,256,275	$2,427,146
Allocation of net income – Diluted	$4,229,273	$2,454,148
Denominator:
Basic and diluted weighted average ordinary shares outstanding	7,770,560	4,431,172
Effect of dilutive securities	—	77,902
Diluted weighted average ordinary shares outstanding	7,770,560	4,509,074
Basic net income per ordinary share	$0.55	$0.55
Diluted net income per ordinary share	$0.54	$0.54
Recent accounting pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options” (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on February 8, 2021 (inception) using a modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position.
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3.   INITIAL PUBLIC OFFERING
On August 13, 2021, the Company consummated its Initial Public Offering of 17,500,000 Units, at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.5 million, of which approximately $6.1 million was for deferred underwriting commissions and approximately $489,000 of the offering costs were allocated to derivative warrant liabilities.
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 2,625,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 17, 2021, the Company consummated a partial exercise by the underwriters of their over-allotment option for 536,299 additional Units, generating gross proceeds of approximately $5.4 million, and incurring offering costs of $295,000, of which $188,000 was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). Commencing on October 1, 2021, holders of the Company’s Units may elect to separately trade the Class A ordinary shares, par value $0.0001 per share, and warrants included in the Units.
NOTE 4.   RELATED PARTY TRANSACTIONS
Founder Shares
In February 2021, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On April 21, 2021, the Sponsor forfeited 1,437,500 Class B ordinary shares, resulting in a decrease in the total number of Class B ordinary shares outstanding from 7,187,500 to 5,750,000. On August 10, 2021, the Sponsor forfeited 718,750 Class B ordinary shares, resulting in a decrease in the total number of Class B ordinary shares outstanding from 5,750,000 to 5,031,250. The Founder Shares include an aggregate of up to 656,250 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters partially exercised their over- allotment option and purchased additional 536,299 Units on August 17, 2021; and the remaining 522,176 Class B ordinary shares were forfeited.
The Sponsor agreed, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. Concurrent with the consummation of the Over-Allotment on August 17, 2021, the Sponsor purchased 71,507 additional Private Placement Warrants, generating proceeds of $107,260 (the “Second Private Placement”).
Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
Related Party Loans
On February 9, 2021, the Company issued an unsecured promissory note (the “Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company fully repaid the Note on August 16, 2021.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans.
Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.
Forward Purchase Agreements
On August 10, 2021, the Company entered into a forward purchase agreement with the Sponsor, pursuant to which the Sponsor agreed to purchase up to an aggregate of 2,500,000 Units (the “Forward Purchase Units”), at a price of $10.00 per Unit, for an aggregate purchase price of up to $25,000,000. The purchase of the Forward Purchase Units is expected to take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the initial Business Combination. The Sponsor’s obligation to purchase the forward purchase shares included within the Forward Purchase Units (the “Forward Purchase Shares”) may be transferred, in whole or in part, to the forward transferees who are investors in, or affiliates of, the Sponsor, provided that upon such transfer the forward transferees assume the rights and obligations of the Sponsor. The forward purchase warrants included in the Forward Purchase Units will be exercised on the same terms as the Public Warrants.
The Company also entered into additional forward purchase agreements on August 10, 2021, whereby the additional forward purchasers agreed to purchase approximately 8,750,000 Class A ordinary shares, at a price of $10.00 per share, for an aggregate purchase price of approximately $87,500,000 in connection with the closing of the initial Business Combination. Pursuant to the terms of the additional forward purchase agreements, the Company will provide to the additional forward purchasers notice of its intent to enter into a definitive agreement with respect to an initial Business Combination, and thereafter the additional forward purchasers will have 10 business days to provide their respective funding commitments, including the ability to oversubscribe for any unallocated additional Forward Purchase Shares. The additional forward purchasers may satisfy their funding commitments with respect to a number of additional Forward Purchase Shares by (i) committing to purchase some or all of the additional Forward Purchase Shares allocated to such additional forward purchaser, (ii) executing a non-redemption agreement with respect to an equal number Public Shares held by it (on a share-for-share basis such that the agreement not to redeem one Class A ordinary share shall be deemed to satisfy a commitment to purchase one additional Forward Purchase Share), or (iii) a combination of the foregoing. The additional forward purchasers’ obligation to purchase the additional Forward Purchase Shares may be transferred, in whole or in part, to forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the additional forward purchaser. Any purchases of the additional Forward Purchase Shares are expected to take place in one or more private placements, but no later than simultaneously with the closing of the initial Business Combination. Pursuant to the additional forward purchase agreements, the Sponsor agreed to transfer up to 50% (not to exceed 2,187,500 Class B ordinary shares), but not less than 10% (not to exceed 437,500 Class B ordinary shares), of the Class B ordinary shares outstanding as of the closing of the Initial Public Offering to fully subscribing additional forward purchasers. The number of Class B ordinary shares to be transferred to such additional forward purchasers will be equal to the greater of (i) 10% of the Class B ordinary shares outstanding as of the closing of the Initial Public Offering and (b) 50% of the Class B ordinary shares outstanding as of the closing of the Initial Public Offering multiplied by the percentage of Public Shares redeemed in connection with the initial Business Combination. In addition, the Sponsor agreed that the remaining Class B ordinary shares held by it will be subject to price-based vesting conditions. Such shares will vest in three equal installments when the price of the Class A ordinary shares on Nasdaq equals or exceeds $10.00, $12.50 and $15.00 for any 20 trading days within any 30 trading-day period, commencing on the date of the closing of the initial Business Combination and ending on the third anniversary thereof. The Sponsor will forfeit any remaining Founder Shares for no consideration to the extent the trading price thresholds described above are not met during the specified period.
The proceeds of any purchases under the forward purchase agreements will not be deposited in the Trust Account. The Forward Purchase Shares will not have any redemption rights in connection with the initial Business Combination or in connection with certain amendments to the amended and restated memorandum and articles of association and will not be entitled to liquidating distributions from the Trust Account if the Company fails to complete the initial Business Combination within the Combination Period. The Forward Purchase Shares will be subject to certain registration rights, as long as such Forward Purchase Shares are held by the Sponsor, the additional forward purchasers or the forward transferees. The forward purchase shares, to the extent issued prior to the record date for a shareholder vote on the initial Business Combination or any other matter, will have the right to vote on such matter with all other outstanding Class A ordinary shares.
Administrative Service Fee
Commencing on the date of the final prospectus, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from February 8, 2021 (inception) through December 31, 2021, the Company incurred approximately $47,000 of such fees, presented as general and administrative fees — related party on the accompanying statements of operations. At December 31, 2021, $47,000 is accrued and presented in the accrued expenses on the accompanying balance sheet.
NOTE 5.   COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $3.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or approximately $6.1 million in the aggregate to be paid to upon the completion of a Business Combination. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
In connection with the consummation of the Over-Allotment on August 17, 2021, the underwriter was paid an additional fee of approximately $107,000 upon closing of the Over-Allotment and incurred an additional amount of approximately $188,000 in deferred underwriting commissions.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 6.   CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. Holder of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, there were 18,036,299 Class A ordinary shares outstanding, all of which were subject to possible redemption.
The Class A ordinary shares reflected on the balance sheet is reconciled on the following table:
Gross proceeds	$180,362,990
Less:
Proceeds allocated to Public Warrants	(9,156,069)
Class A ordinary share issuance costs, net of reimbursement from underwriter	(10,317,313)
Plus:
Accretion of carrying value to redemption value	19,473,382
Class A common stock subject to possible redemption	$180,362,990
NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, all 18,036,299 Class A ordinary shares issued or outstanding are subject to possible redemption and as such are classified outside of permanent equity as temporary equity. See Note 6.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2021, the Company had 4,509,074 Class B ordinary shares issued and outstanding, which have been adjusted to reflect the forfeiture as discussed in Note 4.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares (including any Founder Shares transferable pursuant to the terms of the additional forward purchase agreement) will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants), excluding (1) any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and (2) any private placement warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by Public Shareholders in connection with the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 8.   WARRANTS
As of December 31, 2021, in connection with the Initial Public Offering and subsequent over-allotment, the Company has 6,012,099 Public Warrants and 4,071,507 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) one year from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Company’s Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:   Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

In addition, if (x) the Company issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. The calculation of the Newly Issued Price with respect to the Forward Purchase Shares will not take into account any Class B ordinary shares transferred pursuant to the additional Forward Purchase Agreements.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2021:
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds	$180,368,211	$—	$—
Liabilities:
Derivative warrant liabilities – Level 1	$4,388,832	$—	$—
Derivative warrant liabilities – Level 3	$—	$—	$3,019,952
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for the period from February 8, 2021 (inception) through December 31, 2021.
Level 1 assets include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Public and Private Placement Warrants was initially and subsequently (each measurement date) measured using a Monte Carlo simulation model. For the period from February 8, 2021 (inception) through December 31, 2021, the Company recognized a gain of approximately $8.5 million resulting from a decrease in the fair value of the derivative warrant liabilities, since their issuance date presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.
The estimated fair value of the Public and Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:
The change in the fair value of the derivative warrant liabilities, classified as level 3, for the period from February 8, 2021 (inception) through December 31, 2021, is summarized as follows:

	At initial issuance	As of August 17, 2021 (Over-Allotment Date)	As of December 31, 2021
Exercise price	$11.50	$11.50	$11.50
Stock price	$9.49	$9.44	$9.80
Volatility	24.5%	24.5%	12.1%
Term (years)	6.51	6.49	6.12
Risk-free rate	1.01%	0.98%	1.36%
Dividend yield	0.0%	0.0%	0.0%
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred up to the date the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

TPB ACQUISITION CORPORATION I
CONDENSED BALANCE SHEETS
	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash	$875,113	$481,265
Prepaid expenses	335,396	594,223
Total current assets	1,210,509	1,075,488
Investments held in Trust Account	181,358,178	180,368,211
Total Assets	$182,568,687	$181,443,699
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$1,434,585	$2,600
Accrued expenses	1,327,042	121,581
Note Payable – Related Party	2,000,000	—
Total current liabilities	4,761,627	124,181
Deferred underwriting commissions in connection with the Initial Public Offering	6,312,705	6,312,705
Derivative warrant liabilities	6,285,677	7,408,784
Total Liabilities	17,360,009	13,845,670
Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 18,036,299 shares subject to possible redemption at $10.05 and $10.00 per share as of September 30, 2022 and December 31, 2021, respectively	181,258,178	180,362,990
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,509,074 shares issued and outstanding	451	451
Additional paid-in capital	—	—
Accumulated deficit	(16,049,951)	(12,765,412)
Total shareholders’ deficit	(16,049,500)	(12,764,961)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$182,568,687	$181,443,699
The accompanying notes are an integral part of these unaudited condensed interim financial statements.

TPB ACQUISITION CORPORATION I
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED
	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2022	For the Period from February 8, 2021 (inception) through September 30, 2022
	2022	2021
General and administrative expenses	$2,125,950	$367,280	$4,412,425	$431,855
General and administrative expenses – related party	30,000	16,774	90,000	16,774
Loss from operations	(2,155,950)	(384,054)	(4,502,425)	(448,629)
Other income (expenses):
Change in fair value of derivative warrant liabilities	(4,264,321)	496,075	1,123,107	496,075
Income from investments in Trust Account	903,792	739	989,967	739
Loss upon issuance of private placement warrants	—	(653,860)	—	(653,860)
Offering costs associated with derivative warrant liabilities	—	(577,447)	—	(577,447)
Total other income (expense), net	(3,360,529)	(734,493)	2,113,074	(734,493)
Net loss	$(5,516,479)	$(1,118,547)	$(2,389,351)	$(1,183,122)
Weighted average number of shares outstanding of Class A ordinary shares, basic and diluted	18,036,299	9,582,972	18,036,299	3,751,632
Basic and diluted net loss per share, Class A ordinary shares	$(0.24)	$(0.08)	$(0.11)	$(0.15)
Weighted average number of shares outstanding of Class B ordinary shares – basic and diluted	4,509,074	4,440,580	4,509,074	4,400,674
Basic and diluted net loss per share, Class B ordinary shares	$(0.24)	$(0.08)	$(0.11)	$(0.15)
The accompanying notes are an integral part of these unaudited condensed interim financial statements.

TPB ACQUISITION CORPORATION I
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
UNAUDITED
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 (unaudited)
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021 (audited)	—	$—	4,509,074	$451	$—	$(12,765,412)	(12,764,961)
Net income	—	—	—	—	—	2,429,381	2,429,381
Balance – March 31, 2022 (unaudited)	—	—	4,509,074	451	—	(10,336,031)	(10,335,580)
Net income	—	—	—	—	—	697,747	697,747
Balance – June 30, 2022 (unaudited)	—	—	4,509,074	451	—	(9,638,284)	(9,637,833)
Net loss	—	—	—	—	—	(5,516,479)	(5,516,479)
Accretion to Class A ordinary shares to redemption amount	—	—	—	—	—	(895,188)	(895,188)
Balance – September 30, 2022 (unaudited)	—	$—	4,509,074	$451	$—	$(16,049,951)	$(16,049,500)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND FOR THE PERIOD FROM FEBRUARY 8, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021 (unaudited)
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – February 8, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,031,250	503	24,497	—	25,000
Net loss	—	—	—	—	—	(52,229)	(52,229)
Balance – March 31, 2021 (unaudited)	—	—	5,031,250	503	24,497	(52,229)	(27,229)
Net loss	—	—	—	—	—	(12,346)	(12,346)
Balance – June 30, 2021 (unaudited)	—	—	5,031,250	503	24,497	(64,575)	(39,575)
Forfeiture of Class B Shares	—	—	(522,176)	(52)	52	—	—
Accretion to Class A ordinary shares to redemption amount	—	—	—	—	(24,549)	(19,333,833)	(19,358,382)
Net loss	—	—	—	—	—	(1,118,547)	(1,118,547)
Balance – September 30, 2021 (unaudited)	—	$—	4,509,074	$451	$—	$(20,516,955)	$(20,516,504)
The accompanying notes are an integral part of these unaudited condensed interim financial statements.

TPB ACQUISITION CORPORATION I
CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED
	Nine Months Ended September 30, 2022	For the Period from February 8, 2021 (inception) through September 30, 2021
Cash Flows from Operating Activities:
Net loss	$(2,389,351)	$(1,183,122)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	—	21,400
Income from investments in Trust Account	(989,967)	(739)
Change in fair value of derivative warrant liabilities	(1,123,107)	(496,075)
Loss upon issuance of private placement warrants	—	653,860
Offering costs associated with derivative warrant liabilities	—	577,447
Changes in operating assets and liabilities:
Prepaid expenses	258,827	(709,084)
Accounts payable	1,431,985	68,604
Accrued expenses	1,205,461	248,950
Net cash used in operating activities	(1,606,152)	(818,759)
Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(180,362,990)
Cash used in investing activities	—	(180,362,990)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	2,000,000	300,000
Repayment of note payable to related party	—	(300,000)
Proceeds received from initial public offering, gross	—	180,362,990
Proceeds received from private placement	—	6,107,260
Offering costs paid	—	(4,393,455)
Net cash provided by financing activities	2,000,000	182,076,795
Net change in cash	393,848	895,046
Cash – beginning of the period	481,265	—
Cash – end of the period	$875,113	$895,046
Supplemental schedule of noncash investing and financing activities:
Accretion to Class A ordinary shares to redemption amount	$895,188	$19,358,382
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$3,600
Offering costs included in accrued expenses	$—	$70,000
Deferred underwriting commissions in connection with the Initial Public Offering	$—	$6,312,705
The accompanying notes are an integral part of these unaudited condensed interim financial statements.

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
TPB Acquisition Corporation I (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 8, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity through September 30, 2022, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below and, subsequent to the Initial Public Offering, identifying a prospective target for an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering held in trust. The Company has selected December 31 as its year end.
The Company’s sponsor is TPB Acquisition Sponsor I, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company consummated its Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.5 million, of which approximately $6.1 million and approximately $489,000 was for deferred underwriting commissions (see Note 5) and offering costs allocated to derivative warrant liabilities, respectively. On August 17, 2021, the Company consummated a partial exercise by the underwriters of their over-allotment option for 536,299 additional Units, generating gross proceeds of approximately $5.4 million (the “Over-Allotment”), and incurring offering costs of $295,000, of which $188,000 was for deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million (see Note 4). Concurrent with the consummation of the Over-Allotment on August 17, 2021, the Sponsor purchased 71,507 additional Private Placement Warrants, generating proceeds of $107,260 (the “Second Private Placement”).
Upon the closing of the Initial Public Offering, Over-Allotment, Private Placement and the Second Private Placement, approximately $180.4 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located in the United States, and only invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide the holders of its issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, (initially at $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor agreed to vote any Founder Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor and the Company’s officers and directors agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their redemption rights with respect to the Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or August 13, 2023 (the “Combination Period”) or (B) with respect to any other provision relating to shareholders’ rights and (iii) waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if the Company fails to consummate an initial Business Combination within the Combination Period.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On September 14, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Lavoro Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Lavoro Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Lavoro Merger Sub III Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Lavoro Agro Limited”), and the Company. New PubCo, the Merger Subs, Lavoro Agro Limited and the Company are collectively referred to herein as the “Parties”.
Pursuant to the Business Combination Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth in the Business Combination Agreement, on the date immediately prior to the date on which the Third Merger takes place (the “Closing Date”), substantially concurrently with and immediately after the closing of the PIPE Investment (as defined below), (A) First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company surviving as a direct wholly owned subsidiary of New PubCo, (B) immediately following the First Merger, the Company, as successor in the First Merger, shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “SPAC Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of New PubCo, and (C) on the Closing Date, Third Merger Sub shall be merged with and into Lavoro Agro Limited (the “Third Merger” and, together with the SPAC Merger, the “Mergers”) Lavoro Agro Limited surviving as a direct wholly owned subsidiary of New PubCo.
As a result of the Third Merger, among other things, (i) each common share, par value US$0.00005 per share, of Lavoro Agro Limited ( the “Lavoro Agro Limited Share”) owned by Lavoro Agro Limited, Third

Merger Sub or any wholly owned subsidiary of Lavoro Agro Limited immediately prior to the Third Merger shall automatically be cancelled, (ii) each Lavoro Agro Limited Share that is not a Cashout Share (as defined in the Business Combination Agreement) that is issued and outstanding immediately prior to the Third Effective Time (as defined in the Business Combination Agreement) will be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and nonassessable Class A ordinary shares of New PubCo, par value $0.001 per share equal to the Per Share Stock Consideration (as defined in the Business Combination Agreement) and (iii) each Cashout Share, if any, shall be converted into and shall for all purposes represent only the right to receive the Per Share Cash Consideration.
The Per Share Stock Consideration delivered to shareholders of Lavoro Agro Limited shall be an amount of New PubCo Ordinary Shares equal to the equity value of $1.125 billion, as adjusted by the Adjustment Factor (as defined in the Business Combination Agreement), divided by the fully diluted outstanding shares of Lavoro Agro Limited prior to the closing of the proposed Business Combination (the “Closing”), divided by $10.00 (the per share reference price). Pursuant to the SPAC Mergers, (i) each of the Company’s Class A ordinary shares and the Company’s Class B ordinary shares (collectively, the “ordinary shares”), other than ordinary shares that are owned by Company, First Merger Sub or any wholly owned subsidiary of the Company, will be exchanged for New PubCo Ordinary Shares (as adjusted in accordance with the SPAC Exchange Ratio (as defined in the Business Combination Agreement)), and (ii) each Public Warrant and Private Placement Warrant will become a warrant to acquire New PubCo Ordinary Shares (as adjusted in accordance with the SPAC Exchange Ratio) on the same terms and conditions.
The Business Combination Agreement, the SPAC Mergers and the related transaction agreements have been unanimously approved by the Company’s board of directors and the board of directors has unanimously determined to recommend that the shareholders of the Company vote to approve the SPAC Shareholder Matters (as defined in the Business Combination Agreement) and such other actions as contemplated by the Business Combination Agreement.
Consummation of the transactions contemplated by the Business Combination Agreement is subject to customary closing conditions, including approval by the Company’s and the Lavoro Agro Limited shareholders. The Business Combination Agreement also contains other conditions, including, among others: (i) the Company having at least $5,000,001 of net tangible assets following the exercise by the holders of the Company’s Class A ordinary shares issued in the Company’s initial public offering of securities and outstanding immediately before the First Effective Time of their right to redeem their Class A ordinary shares in accordance with Company’s governing documents, (ii) the approval by the applicable governmental authorities and the absence of any applicable Legal Requirement prohibiting or enjoining the consummation of the transactions, (iii) the receipt of approval for the New PubCo Ordinary Shares to be listed on Nasdaq or another public stock market or exchange in the United States, subject to the official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, and (iv) the effectiveness of the registration statement on Form F-4 filed by New PubCo (the “Registration Statement”), which Registration Statement shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement. On September 29, 2022, New Pubco filed a registration statement on Form F-4 with the SEC.
In addition, each party’s obligations to consummate the Closing is subject to the condition that SPAC Cash (as defined in the Business Combination Agreement), comprising the aggregate amount of cash contained in the Trust Account (giving effect to the Redemption (as defined in the Business Combination Agreement)), plus proceeds of the PIPE Investment, minus transaction costs, shall equal or exceed $180,000,000. The parties agreed that they may solicit additional PIPE Investments prior to the Closing, on terms and with counterparties mutually agreeable to the parties.
PIPE Subscription Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into a share subscription agreement (a “PIPE Subscription Agreement”) pursuant to which the Sponsor has committed (the “PIPE Investment”) to subscribe for and purchase, 10,000,000 Class A ordinary shares (at $10.00 per share), for an aggregate purchase price of $100,000,000.

Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor also amended its existing letter agreement, dated August 13, 2021 (the “Amendment to the Sponsor Letter Agreement”) with the Company. See Note 4.
On September 15, 2022, the Business Combination Agreement, form of PIPE Subscription Agreement, and the Amendment to the Sponsor Letter Agreement were filed with SEC by the Company as exhibits to a Current Report on Form 8-K.
NOTE 2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying condensed interim financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements under GAAP and the rules of the SEC. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.
The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 30, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 30, 2022.
Liquidity and Going Concern
As of September 30, 2022, the Company had approximately $875,000 in its operating bank account and working capital deficit of approximately $3,550,000.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and the loan from the Sponsor of approximately $300,000 under the note. The Company repaid the Note in full on August 16, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account and loans from its Sponsor. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of September 30, 2022, there was $2,000,000 outstanding under the Working Capital Loan.
Based on the foregoing, management has determined that the Company does not have sufficient liquidity to meet its anticipated obligations for at least twelve months after the financial statements are available to be issued, as such, the events and circumstances raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited condensed interim financial statements have been prepared on a going concern basis and do not include any adjustments that might arise as a result of uncertainties about the Company’s ability to continue as a going concern.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited condensed interim financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed interim financial statements and the reported amounts of income and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed interim financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of September 30, 2022 and December 31, 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation (FDIC) coverage limit of $250,000 per institution, and any investments held in Trust Account. As of September 30, 2022 and December 31, 2021 the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” equal or approximate the carrying amounts represented in the condensed balance sheets primarily due to their short-term nature.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs Associated with Initial Public Offering
Offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to the total proceeds received. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants and forward purchase agreements, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value will be recognized in the Company’s condensed statements of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially and subsequently measured at fair value using a Monte Carlo simulation model. Derivative warrant liabilities are classified as non-current liabilities as their liquidation will not be reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 (as defined above). Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2022 and December 31, 2021, 18,036,299 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.
Under ASC 480, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. Effective with the closing of the Initial Public Offering (including exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed interim financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income by the weighted average number of ordinary shares outstanding for the respective period.
The Company does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 10,083,606 ordinary shares in the calculation of diluted income per share, because their exercise is contingent upon future events. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary shares:
	For the Three Months Ended September 30, 2022 (Unaudited)		For the Nine Months Ended September 30, 2022 (Unaudited)
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss – Basic and diluted	$(4,413,183)	$(1,103,296)	$(1,911,481)	$(477,870)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	18,036,299	4,509,074	18,036,299	4,509,074
Basic and diluted net loss per ordinary share	$(0.24)	$(0.24)	$(0.11)	$(0.11)
	For the Three Months Ended September 30, 2021 (Unaudited)		For the Period from February 8, 2021 (inception) through September 30, 2021 (Unaudited)
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss-Basic and diluted	$(764,357)	$(354,190)	$(544,464)	$(638,658)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	9,582,972	4,440,580	3,751,632	4,400,674
Basic and diluted net loss per ordinary share	$(0.08)	$(0.08)	$(0.15)	$(0.15)
Recent Accounting Pronouncements
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC Topic 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the condensed interim financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed interim financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
On August 13, 2021, the Company consummated its Initial Public Offering of 17,500,000 Units, at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.5 million, of which approximately $6.1 million was for deferred underwriting commissions and approximately $489,000 of the offering costs were allocated to derivative warrant liabilities.

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 2,625,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 17, 2021, the Company consummated a partial exercise by the underwriters of their over-allotment option for 536,299 additional Units, generating gross proceeds of approximately $5.4 million, and incurring offering costs of $295,000, of which $188,000 was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). Commencing on October 1, 2021, holders of the Company’s Units are entitled to elect to separately trade the Class A ordinary shares, par value $0.0001 per share, and warrants included in the Units.
NOTE 4.   RELATED PARTY TRANSACTIONS
Founder Shares
In February 2021, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On April 21, 2021, the Sponsor forfeited 1,437,500 Class B ordinary shares, resulting in a decrease in the total number of Class B ordinary shares outstanding from 7,187,500 to 5,750,000. On August 10, 2021, the Sponsor forfeited 718,750 Class B ordinary shares, resulting in a decrease in the total number of Class B ordinary shares outstanding from 5,750,000 to 5,031,250. The Founder Shares included an aggregate of up to 656,250 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option and purchased additional 536,299 Units on August 17, 2021; and the remaining 522,176 Class B ordinary shares were forfeited.
The Sponsor agreed, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Amendment to the Sponsor Letter Agreement with the Company pursuant to which the Sponsor agreed to, among other things, (i) vote all of their Founder Shares in favor of the Business Combination and related transactions, (ii) to take certain other actions in support of the Business Combination Agreement and related transactions, and (iii) to be bound by transfer restrictions for two years after the Closing Date (“Sponsor Lock-Up”), provided however (x) 50% of the Founder Shares shall be released from the Sponsor Lock-Up one year following the Closing Date, (y) an additional 25% of the Founder Shares (i.e., totaling an aggregate of 75% of the Founder Shares) shall be released from the Sponsor Lock-Up eighteen (18) months following the Closing Date, and (z) an additional 25% of the Founder Shares (i.e., totaling an aggregate of 100% of the Founder Shares) shall be released from the Sponsor Lock-Up the date that is two years following the Closing Date.
The Sponsor also agreed that 3,006,050 of the Founder Shares of the Sponsor will be deemed to be “Vesting Founder Shares.” The Sponsor agreed that the Vesting Founder Shares shall be subject to vesting and that (i) 50% of the Vesting Founder Shares will vest if at any time during the 3-year period following the Closing Date the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period and (ii) the remaining 50% of the Vesting Founder Shares will vest if at any time during the 3 year period following the Closing Date the closing share price of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period, subject to the terms of the existing letter agreement, dated August 13, 2021.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. Concurrent with the consummation of the Over-Allotment on August 17, 2021, the Sponsor purchased 71,507 additional Private Placement Warrants, generating proceeds of $107,260 (the “Second Private Placement”).
Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
Related Party Loans
On February 9, 2021, the Company issued an unsecured promissory note (the “Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company fully repaid the Note on August 16, 2021.
On April 28, 2022, the Company issued an unsecured promissory note (the “2022 Note”) in the principal amount of up to $3,000,000 to the Sponsor, of which $1,000,000 was funded upon execution of the 2022 Note. The 2022 Note does not bear interest, is not convertible, and may be further drawn down from time to time prior to the maturity date upon request by the Company, subject to the Sponsor’s approval. The principal balance of the 2022 Note will be payable on the earliest to occur of (i) the date on which the Company consummates its initial Business Combination or (ii) the date that the winding up of the Company is effective. The 2022 Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the 2022 Note and all other sums payable with regard to the 2022 Note becoming immediately due and payable. As of September 30, 2022, the Company had $2,000,000 outstanding under the 2022 Note.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2022 and December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.
Forward Purchase Agreements
On August 10, 2021, the Company entered into a forward purchase agreement with the Sponsor, pursuant to which the Sponsor agreed to purchase up to an aggregate of 2,500,000 Units (the “Forward Purchase Units”), at a price of $10.00 per Unit, for an aggregate purchase price of up to $25,000,000 (the “Sponsor Forward Purchase Agreement”). The purchase of the Forward Purchase Units is expected to take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the initial Business Combination. The Sponsor’s obligation to purchase the forward purchase shares included within the Forward Purchase Units (the “Forward Purchase Shares”)

may be transferred, in whole or in part, to the forward transferees who are investors in, or affiliates of, the Sponsor, provided that upon such transfer the forward transferees assume the rights and obligations of the Sponsor. The forward purchase warrants included in the Forward Purchase Units will be exercised on the same terms as the Public Warrants.
In connection with the proposed Business Combination, the Sponsor has waived all rights under the Sponsor Forward Purchase Agreement and has agreed the Sponsor Forward Purchase Agreement will terminate upon consummation of the proposed Business Combination.
The Company also entered into Third Party Forward Purchase Agreements on August 10, 2021, whereby the additional forward purchasers agreed to purchase approximately 8,750,000 Class A ordinary shares, at a price of $10.00 per share, for an aggregate purchase price of approximately $87,500,000 in connection with the closing of the initial Business Combination (the “Third Party Forward Purchase Agreements”). Pursuant to the terms of the Third Party Forward Purchase Agreements, the Company will provide to the additional forward purchasers notice of its intent to enter into a definitive agreement with respect to an initial Business Combination, and thereafter the additional forward purchasers will have 10 business days to provide their respective funding commitments, including the ability to oversubscribe for any unallocated additional Forward Purchase Shares. The additional forward purchasers may satisfy their funding commitments with respect to a number of additional Forward Purchase Shares by (i) committing to purchase some or all of the additional Forward Purchase Shares allocated to such additional forward purchaser, (ii) executing a non-redemption agreement with respect to an equal number Public Shares held by it (on a share-for-share basis such that the agreement not to redeem one Class A ordinary share shall be deemed to satisfy a commitment to purchase one additional Forward Purchase Share), or (iii) a combination of the foregoing. The additional forward purchasers’ obligation to purchase the additional Forward Purchase Shares may be transferred, in whole or in part, to forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the additional forward purchaser. Any purchases of the additional Forward Purchase Shares are expected to take place in one or more private placements, but no later than simultaneously with the closing of the initial Business Combination. Pursuant to the Third Party Forward Purchase Agreements, the Sponsor agreed to transfer up to 50% (not to exceed 2,187,500 Class B ordinary shares), but not less than 10% (not to exceed 437,500 Class B ordinary shares), of the Class B ordinary shares outstanding as of the closing of the Initial Public Offering to fully subscribing additional forward purchasers. The number of Class B ordinary shares to be transferred to such additional forward purchasers will be equal to the greater of (i) 10% of the Class B ordinary shares outstanding as of the closing of the Initial Public Offering and (b) 50% of the Class B ordinary shares outstanding as of the closing of the Initial Public Offering multiplied by the percentage of Public Shares redeemed in connection with the initial Business Combination. In addition, the Sponsor agreed that the remaining Class B ordinary shares held by it will be subject to price-based vesting conditions. Such shares will vest in three equal installments when the price of the Class A ordinary shares on Nasdaq equals or exceeds $10.00, $12.50 and $15.00 for any 20 trading days within any 30 trading-day period, commencing on the date of the closing of the initial Business Combination and ending on the third anniversary thereof. The Sponsor will forfeit any remaining Founder Shares for no consideration to the extent the trading price thresholds described above are not met during the specified period.
The proceeds of any purchases under the forward purchase agreements will not be deposited in the Trust Account. The Forward Purchase Shares will not have any redemption rights in connection with the initial Business Combination or in connection with certain amendments to the amended and restated memorandum and articles of association and will not be entitled to liquidating distributions from the Trust Account if the Company fails to complete the initial Business Combination within the Combination Period. The Forward Purchase Shares will be subject to certain registration rights, as long as such Forward Purchase Shares are held by the Sponsor, the additional forward purchasers or the forward transferees. The forward purchase shares, to the extent issued prior to the record date for a shareholder vote on the initial Business Combination or any other matter, will have the right to vote on such matter with all other outstanding Class A ordinary shares.
In connection with the proposed Business Combination, the right to purchase Forward Purchase Shares in connection with the Business Combination has been waived by each entity party to the Third Party Forward Purchase Agreements.

PIPE Subscription Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, our Sponsor entered into a share subscription agreement (a “PIPE Subscription Agreement”) pursuant to which the Sponsor has committed (the “PIPE Investment”) to subscribe for and purchase 10,000,000 Class A ordinary shares (at $10.00 per share), for an aggregate purchase price of $100,000,000.
Administrative Service Fee
Commencing on the date of the final prospectus, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended September 30, 2022 and 2021, the Company incurred $30,000 and approximately $17,000 of such fees, respectively, which are presented as general and administrative fees — related party in the accompanying condensed statements of operations. For the nine months ended September 30, 2022 and for the period from February 8, 2021 (inception) through September 30, 2021, the Company incurred $90,000 and approximately $17,000 of such fees, respectively, which are presented as general and administrative fees — related party in the accompanying condensed statements of operations. As of September 30, 2022 and December 31, 2021, approximately $137,000 and $47,000, respectively, is accrued related to these services and presented in accrued expenses on the accompanying condensed balance sheets.
NOTE 5.   COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $3.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or approximately $6.1 million in the aggregate to be paid to upon the completion of a Business Combination. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
In connection with the consummation of the Over-Allotment on August 17, 2021, the underwriter was paid an additional fee of approximately $107,000 upon closing of the Over-Allotment and incurred an additional amount of approximately $188,000 in deferred underwriting commissions.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic, including new variant strains of the underlying virus, current or anticipated military conflict, including between Russia and

Ukraine, terrorism, sanctions or other geopolitical events as well as adverse developments in the economy and capital markets, including rising energy costs, inflation and interest rates, in the United States and globally, on the industry and has concluded that while it is reasonably possible that these events could have a negative effect on the Company’s financial position, results of its operations and/or search for a target business, the specific impact is not readily determinable as of the date of the condensed interim financial statements. The condensed interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 6.   CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. Holder of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, there were 18,036,299 Class A ordinary shares outstanding, all of which were subject to possible redemption.
The Class A ordinary shares reflected on the condensed balance sheets is reconciled on the following table:
Gross proceeds	$180,362,990
Less:
Proceeds allocated to Public Warrants	(9,156,069)
Class A ordinary share issuance costs, net of reimbursement from underwriter	(10,317,313)
Plus:
Accretion of carrying value to redemption value	19,473,382
Class A ordinary shares subject to possible redemption, December 31, 2021 (audited)	180,362,990
Increase in redemption value of Class A ordinary shares subject to possible redemption	895,188
Class A ordinary shares subject to possible redemption as of September 30, 2022 (unaudited)	$181,258,178
NOTE 7.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, all 18,036,299 Class A ordinary shares issued or outstanding are subject to possible redemption and as such are classified outside of permanent equity as temporary equity. See Note 6.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2022 and December 31, 2021, the Company had 4,509,074 Class B ordinary shares issued and outstanding, which have been adjusted to reflect the forfeiture as discussed in Note 4.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares (including any Founder Shares transferable pursuant to the terms of the additional forward purchase agreement) will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants), excluding (1) any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and (2) any private placement warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by Public Shareholders in connection with the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 8.   WARRANTS
As of September 30, 2022 and December 31, 2021, there was an aggregate of 10,083,606 warrants outstanding, comprised of 6,012,099 Public Warrants and 4,071,507 Private Placement Warrants.
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) one year from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Company’s Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00: Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00: Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

In addition, if (x) the Company issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. The calculation of the Newly Issued Price with respect to the Forward Purchase Shares will not take into account any Class B ordinary shares transferred pursuant to the Third Party Forward Purchase Agreements.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy:
September 30, 2022 (unaudited)
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds	$181,358,178	$—	$—
Liabilities:
Derivative warrant liabilities – Level 1	$3,727,501	$—	$—
Derivative warrant liabilities – Level 3	$—	$—	$2,558,176
December 31, 2021 (audited)
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds	$180,368,211	$—	$—
Liabilities:
Derivative warrant liabilities – Level 1	$4,388,832	$—	$—
Derivative warrant liabilities – Level 3	$—	$—	$3,019,952
Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement in November 2021, when the Public Warrants were separately listed and traded in an active market. The estimated fair value of Public Warrants was transferred from a Level 1 measurement to a Level 2 measurement due to lack of trading activity as of June 30, 2022. However, at September 30, 2022 the Public Warrants had adequate trading activity and, as such are presented as a Level 1 measurement. There were no other transfers to/from Levels 1, 2, and 3 during the three and nine months ended September 30, 2022, or for the period from February 8, 2021 (inception ) through September 30, 2021.
Level 1 assets include investments in mutual funds invested in U.S. government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Prior to being separately listed and traded, the fair value of the Public Warrants was measured at fair value using a Monte Carlo simulation model. The Private Placement Warrants were initially and subsequently measured using a Monte Carlo simulation model. As of September 30, 2022 and December 31, 2021, the value of the Public Warrants was measured based on the trading price since being separately listed and traded.

For the three months ended September 30, 2022, the Company recognized a loss of approximately $4.3 million resulting from an increase in the fair value of derivative warrant liabilities, which is presented as a change in fair value of derivative warrant liabilities on the accompanying condensed statements of operations. For the nine months ended September 30, 2022, the Company recognized a gain of approximately $1.1 million resulting from a decrease in the fair value of derivative warrant liabilities, which is presented as a change in fair value of derivative warrant liabilities on the accompanying condensed statements of operations. For the three months ended September 30, 2021, and for the period from February 8, 2021 (inception) through September 30, 2021, the Company recognized a gain of approximately $496,000 resulting from a decrease in the fair value of the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statements of operations.
The initial estimated fair value of the Public and Private Placement Warrants, and the ongoing valuation of the Private Placement Warrants, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as of September 30, 2022 and December 31, 2021:
	As of September 30, 2022 (unaudited)	As of December 31, 2021 (audited)
Exercise price	$11.50	$11.50
Stock price	$9.92	$9.80
Volatility	1.8%	12.1%
Term (years)	5.54	6.12
Risk-free rate	4.04%	1.36%
Dividend yield	0.0%	0.0%
The change in the fair value of the derivative warrant liabilities measured utilizing Level 3 inputs for the nine months ended September 30, 2022, is summarized as follows:
Level 3 derivative warrant liabilities at December 31, 2021	$3,019,952
Change in fair value of derivative warrant liabilities	(1,212,068)
Level 3 derivative warrant liabilities at March 31, 2022	1,807,884
Change in fair value of derivative warrant liabilities	(988,948)
Level 3 derivative warrant liabilities at June 30, 2022	818,936
Change in fair value of derivative warrant liabilities	1,739,240
Level 3 derivative warrant liabilities at September 30, 2022	$2,558,176
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed interim financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed interim financial statements.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Boardof Directors of
Lavoro Group
Opinion on theCombined Financial Statements
We have audited the accompanying combined statements of financial position of Lavoro Group (the “Group”) as of June 30, 2022 and 2021, the related combined statements of profit or loss, comprehensive income, changes in net investment and cash flows for each of the three years in the period ended June 30, 2022, and the related notes (collectively referred to as the “combined financial statements”).In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Group at June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2022, in conformity with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).
Basis for Opinion
These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ ERNST & YOUNG
Auditores Independentes S.S.
We have served as the Group’s auditor since 2020.
São Paulo, Brazil
December 5, 2022

Combined statement of financial position
As of June 30, 2022 and 2021
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	2022	2021
Assets
Current assets
Cash equivalents	5	254,413	459,458
Trade receivables	6	1,794,602	1,467,200
Inventories	9	1,749,041	849,143
Taxes recoverable	10	93,725	88,400
Derivative financial instruments		7,677	—
Commodity forward contracts	11	32,800	127,671
Advances to suppliers	12	383,257	442,408
Other assets		60,165	31,842
Total current assets		4,375,680	3,466,122
Non-current assets
Financial investments		1,344	—
Trade receivables	6	39,751	—
Other assets		2,473	1,754
Right of use assets	13	140,179	64,296
Judicial deposits		3,887	4,583
Tax recoverable	10	50,937	—
Deferred tax assets	21	200,986	114,748
Property, plant and equipment	14	146,205	93,260
Intangible assets	15	724,321	656,810
Total non-current assets		1,310,083	935,451
Total assets		5,685,763	4,401,573
Liabilities
Current liabilities
Trade payables	17	2,301,700	1,563,664
Lease liabilities	13	69,226	34,525
Borrowings	18	681,217	221,772
Payables for the acquisition of subsidiaries	19	111,684	215,158
Derivative financial instruments		7,121	5,126
Commodity forward contracts	11	27,038	128,243
Salaries and social charges		187,285	88,385
Taxes payable		34,216	32,805
Dividends payable		411	6,854
Advances from customers	23	320,560	509,403
Other liabilities		95,893	62,137
Total current liabilities		3,836,351	2,868,072
Non-current liabilities
Leases liabilities	13	86,027	40,613
Borrowings	18	29,335	20,632
Payables for the acquisition of subsidiaries		52,747	—
Provision for contingencies	22	2,966	3,602
Other liabilities		1,119	484
Deferred tax liabilities		7,491	—
Total non-current liabilities		179,685	65,331
Net investment
Net investment from the Parent	25	1,451,647	1,345,114
Non-controlling interests		218,080	123,056
Total net investment		1,669,727	1,468,170
Total liabilities and net investment		5,685,763	4,401,573
The accompanying notes are an integral part of these combined financial statements.

Combined statement of profit or loss
For the years ended June 30, 2022, 2021 and 2020
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	2022	2021	2020
Revenue	26	7,746,534	5,098,545	2,706,281
Cost of goods sold	27	(6,421,037)	(4,362,657)	(2,384,080)
Gross profit		1,325,497	735,888	322,201
Operating expenses
Sales, general and administrative expenses	27	(1,022,388)	(619,506)	(394,657)
Other operating income, net		56,759	15,618	10,795
Operating profit (loss)		359,868	132,000	(61,661)
Finance Income (costs)
Finance income	28	426,933	227,099	55,489
Finance costs	28	(646,377)	(312,892)	(168,706)
Profit (loss) before income taxes		140,424	46,207	(174,878)
Income taxes
Current	21	(111,409)	(61,676)	(23,544)
Deferred	21	78,747	37,000	76,919
Profit (loss) for the year		107,762	21,531	(121,503)
Attributable to:
Net investment of the Parent		78,170	38,390	(108,700)
Non-controlling interests		29,592	(16,859)	(12,803)
The accompanying notes are an integral part of these combined financial statements.

Combined statement of comprehensive income
For the years ended June 30, 2022, 2021 and 2020
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2022	2021	2020
Profit (loss) for the year	107,762	21,531	(121,503)
Items that may be reclassified to profit or loss in subsequent periods Exchange differences on translation of foreign operations	(34,263)	(16,436)	25,864
Total comprehensive income (loss) for the year	73,499	5,095	(95,639)
Attributable to:
Net investment of the Parent	45,630	22,346	(83,454)
Non-controlling interests	27,829	(17,251)	(12,185)
The accompanying notes are an integral part of these combined financial statements.

Combined statement of changes in Net investment
For the years ended June 30, 2022, 2021 and 2020
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	Net investment of the Parent	Non-controlling interests	Total Net Investment
At June 30, 2019		378,643	81,055	459,698
Capital contributions	25	492,004	—	492,004
Acquisition of subsidiaries	20	(104)	670	566
Loss for the year		(108,700)	(12,803)	(121,503)
Exchange differences on translation of foreign operations		25,864	—	25,864
At June 30, 2020		787,707	68,922	856,629
Capital contributions	25	554,735	100,350	655,085
Acquisition of non-controlling interests	25	(22,071)	(57,422)	(79,493)
Acquisition of subsidiaries	20	2,789	28,065	30,854
Profit for the year		38,390	(16,859)	21,531
Exchange differences on translation of foreign operations		(16,436)	—	(16,436)
At June 30, 2021		1,345,114	123,056	1,468,170
Capital contributions	25	190,003	12,422	202,425
Dividends paid		(131,979)	(1,090)	(133,069)
Acquisition of non-controlling interests	25	(3,257)	(31,094)	(34,351)
Acquisition of subsidiaries	20	6,136	86,917	93,053
Profit for the year		78,170	29,592	107,762
Exchange differences on translation of foreign operations		(32,540)	(1,723)	(34,263)
At June 30, 2022		1,451,647	218,080	1,669,727
The accompanying notes are an integral part of these combined financial statements.

Combined statement of cash flows
For the years ended June 30, 2022, 2021 and 2020
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	2022	2021	2020
Operating activities
Profit (loss) for the year		107,762	21,531	(121,503)
Adjustments for:
Allowance for expected credit losses	6 and 27	27,393	11,094	86,901
Foreign exchange differences	28	1,957	(12,759)	78,728
Accrued interest expenses	28	594,076	295,169	70,103
Interest arising from revenue contracts	28	(407,449)	(204,744)	(49,010)
Loss (gain) on derivatives	28	26,323	4,883	(4,260)
Other finance income (cost), net	28	22,440	12,042	12,254
Fair value on commodity forward contracts	28	(9,200)	(6,337)	6,909
Income taxes	21	32,662	24,676	(53,375)
Amortization of intangibles	27	57,607	29,717	20,024
Amortization of right of use assets	27	51,203	17,997	10,862
Depreciation	27	9,697	5,717	5,770
Losses and damages of inventories	27	23,339	9,808	726
Gain on bargain purchase	20	(18,295)	—	—
Contingencies provision		(11,998)	(3,564)	(38)
Others		(26,495)	(7,484)	9,633
		481,022	197,746	73,724
Changes in operating assets and liabilities:
Assets
Trade receivables		19,563	262,671	(88,585)
Inventories		(721,602)	5,745	(19,916)
Advances to suppliers		74,542	(201,351)	(43,234)
Derivative financial instruments		(7,677)	—	23,765
Taxes recoverable		(41,685)	(23,374)	(14,692)
Other receivables		(6,765)	4,493	(29,992)
Liabilities
Trade payables		273,611	(316,575)	(46,855)
Advances from customers		(207,440)	187,035	130,912
Derivative financial instruments		(24,328)	(14,250)	—
Salaries and social charges		91,540	46,363	24,969
Taxes payable		(39,463)	25,518	8,674
Other payables		(2,237)	25,051	31,880
Interest paid on borrowings	18	(7,401)	(30,424)	(23,009)
Interest paid on trade payables and lease liabilities		(360,665)	(208,938)	(27,860)
Interest received from revenue contracts		310,967	179,796	28,120
Income taxes paid		(76,546)	(85,682)	(39,334)
Net cash flows (used in) from operating activities		(244,564)	53,824	(11,433)
Investing activities:
Acquisition of subsidiary, net of cash acquired	19 and 20	(213,212)	(283,171)	(247,145)
Acquisition of non-controlling interests	25	(34,351)	(79,493)	—
Additions to property, plant and equipment and intangible assets		(47,697)	(34,940)	(33,840)
Proceeds from the sale of property, plant and equipment		1,309	4,242	551
Net cash flows used in investing activities		(293,951)	(393,362)	(280,434)
The accompanying notes are an integral part of these combined financial statements.

	Notes	2022	2021	2020
Financing activities:
Proceeds from borrowings	18	615,984	466,280	62,105
Repayment of borrowings	18	(299,613)	(472,909)	(171,439)
Payment of principal portion of lease liabilities		(45,814)	(7,957)	(1,673)
Dividends paid		(139,512)	—	—
Capital contributions		202,425	655,085	492,004
Net cash flows provided by financing activities		333,470	640,499	380,997
Net (decrease) increase in cash equivalents		(205,045)	300,961	89,130
Cash equivalents at beginning of year		459,458	158,497	69,367
Cash equivalents at end of year		254,413	459,458	158,497

The accompanying notes are an integral part of these combined financial statements.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
1.   Background information
(a)   The Lavoro Group and Lavoro Agro Limited
The Lavoro Group (“Lavoro” or the “Group”) is one of the main agricultural input distribution platforms in Latin America, with relevant agricultural input distribution operations in Brazil and Colombia, and an early stage agricultural input trading company in Uruguay. The Group offers farmers a complete portfolio of products and services with the goal of helping farmer customers succeed by providing multi-channel support.
The Group is owned by investment funds ultimately controlled by Patria Investments Limited (the “Parent”), a manager of alternative assets with its shares listed on the NASDAQ.
The Group includes the following legal entities: (i) Lavoro Agro Holding S.A. and its subsidiaries (“Lavoro Holding”) which was incorporated in 2017 and is domiciled in the city of São Paulo, Brazil (ii) Crop Care Holding S.A., and its subsidiaries (“Crop Care”) which was incorporated in 2018 and is domiciled in the city of São Paulo, Brazil and (iii) Lavoro Colombia S.A.S. and its subsidiaries ( Lavoro Colombia”) which was incorporated in 2021 and is domiciled in the city of Bogotá, Colombia.
The Group is currently undergoing a reorganization whereby Lavoro Brazil, Crop Care and Lavoro Colombia were contributed to, and became subsidiaries of Lavoro Agro Limited a Cayman Islands exempted company with limited liability which was incorporated on November 21, 2021 to become the holding company of all the operations of the Group.
Lavoro Limited, incorporated on August 22, 2022, and TPB Acquisition Corporation I (“TPB Acquisition Corp.”) (Nasdaq: TPBA, TPBAW, TPBAU), a special purpose acquisition company sponsored by The Production Board (“TPB”), signed an agreement on September 14, 2022, pursuant which they have entered into a definitive business combination agreement that will result in Lavoro Limited becoming a U.S. publicly listed company at NASDAQ. Following the consummation of the business combination, Lavoro Limited will become the holding company of all the operations of the Group and will be the predecessor for financial reporting purposes.
(b)   The Group’s business
The Group initiated its operations in 2017 and has expanded mainly through mergers and acquisitions in the distribution of agricultural inputs such as crop protection products, fertilizers, seeds and specialty inputs (foliar fertilizers, biologicals, adjuvants and organominerals) and its production through its proprietary portfolio of products under the crop care segment.
Through Crop Care, the Group operates as an importer and producer of post-patent agricultural inputs, specifically in the specialties sector, through its own factories manufacturing plants. The inputs produced are delivered through the Group’s own distribution channels and by means of direct sales to customers.
The Group operates in Brazil and Colombia in the agricultural input distribution market through its own stores and sells agricultural inputs and products, in particular fertilizers, seeds, and pesticides. The Group’s customers are rural producers that operate in the production of cereals, mainly soybeans and corn, in addition to cotton, citrus and fruit and vegetable crops, among others.
Agribusiness is subject to a relevant seasonality throughout the year, especially due to the crop cycles that depend on specific weather conditions. Operations, especially in Brazil, have unique weather conditions compared to other countries producing agricultural commodities, making it possible to harvest two to three crops in the same area per year. Thus, considering that the activities of the Group’s customers are directly related to crop cycles, which are seasonal in nature, revenues and cash flows from sales may also be substantial seasonality.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(c)   Relevant events
•
Acquisitions

The Group performed several business acquisitions during the years ended June 30, 2022, 2021 and 2020 and the total consideration for the acquisitions were R$326,598, R$566,771 and R$271,211, respectively which might include cash, amounts payable in installments and issuance of shares. The acquisitions are further described in note 20. Additionally, the Group completed acquisitions subsequent to June 30, 2022, which are described in note 30.
•
Ongoing armed conflict between Russia and Ukraine

As a result of the current geopolitical tensions and conflict between Russia and Ukraine, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk in the Donbas region of Ukraine, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia, Belarus and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions and export controls, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect, directly or indirectly, the global supply chain, with negative implications on the availability and prices of agricultural commodities and raw materials (including petrol, which would affect the price of agricultural inputs), energy prices, and Group`s customers, as well as the global financial markets and financial services industry and the global supply chain in general.
As a result, in particular, the availability and pricing of fertilizers for the 2022/2023 soy harvest is subject to significant uncertainty in Brazil. From a supply point of view, Brazil is highly dependent on fertilizers imports, and Russia and Belarus hold a market share in Brazilian soil fertilizer imports of approximately 26% to 30%, respectively (a share which is higher for potash-based products). The Group currently purchases all of Group`s fertilizers from suppliers based in Brazil, but most of Group`s fertilizer suppliers conduct or have conducted imports, to some degree, from sources in Russia and Belarus. Fertilizers represented approximately 20% of Group`s net revenues in the fiscal year (14% of Group`s net revenues in the fiscal year ended June 30, 2021). In addition, fertilizer prices, which had already risen before the conflict, have continued to rise and have led producers to delay purchase negotiations. As a result of such supply risk and the slow pace of the market at present, the Group expects that there may be shortages of some types of fertilizers (mainly for potash-based products) as well as a reduction in the total volume of fertilizers used in Brazil is possible for the 2022/2023 harvest when compared to the 2021/2022 crop).
The Group does not believe that this will cause any material adverse effects on Group`s business during the 2021/2022 crop year, given that the Group has delivered substantially all soy and corn fertilizer for the crop year. However, for the 2022/2023 harvest, given current market conditions, the Group expects the volume of fertilizers sold by us to be adversely affected, which may adversely affect Group`s results of operations, in particular if the Group is unable to mitigate reduced fertilizer sales volumes through measures such as price increases of other products. The Group may also be unsuccessful in finding alternative direct imports from non-sanctioned regions or in increasing Group`s prices to reflect increased supply costs in the future.
(d)   Impacts of the COVID-19 pandemic
In relation to the impacts caused by the COVID-19 pandemic, the following has been assessed by the Group:
a)
Actions taken by the Group as a result of COVID-19 and possible impacts on its Internal controls;

b)
Increased risk of losses on financial assets (IFRS 9 — Financial Instruments);

c)
Realizable value of inventories (IAS2 — Inventories);

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
d)
Impact on revenue and margins;

e)
Impairment of fixed and intangible assets (IAS 36 — Reduction to the Recoverable Value of Assets);

f)
Analysis of the Group’s operational continuity;

g)
Cash flow impacts on credit access to borrowings.

The Group did not identify any relevant impacts on the combined financial statements for the years ended June 30, 2022 and 2021.
The Group continues to monitor macro-economic trends and its respective government responses, as well as its effects on customer’s behavior.
2.   Basis of preparation of the combined financial statements
(a)   Basis of preparation and presentation
The combined financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (“IASB”).
The combined financial statements include balances and results of operations of the entities listed in note 2 (c) above which were under the common control of the Parent for all periods presented.
IFRS provides no guidelines for the preparation of combined financial statements. As such, based on guidance in International Accounting Standards (“IAS”) 8, Accounting Policies, Changes in Accounting Estimates and Errors, paragraphs 10 through 12, the Group developed and applied an accounting policy considering the most recent pronouncements of other standard setting bodies that use a similar conceptual framework to develop accounting standards, other accounting literature and industry practices.
The Group applied IFRS for the first time for the year ended June 30, 2021, with a transition date of July 1, 2019. The adoption of IFRS 1, First time Adoption of International Financial Reporting Standards, required that the Group adopt accounting policies based on the standards and related interpretations effective at the reporting date of its first annual IFRS financial statements. These accounting policies were applied as of the date of transition to IFRS and throughout all periods presented in the first IFRS combined financial statements. In accordance with IFRS 1, assets and liabilities were recognized and measured in accordance with those IFRS required to be applied as of July 1, 2019. The Group did not use any of the mandatory exceptions and optional exemptions to full retrospective application of IFRS set out within IFRS 1 requires that an entity explains how the transition from previous generally accepted accounting principles (“GAAP”) to IFRS affected its reported financial position, financial performance and cash flows. As the Group neither prepared nor reported a complete set of financial statements in the past, these reconciliations from previous GAAP to IFRS were not required.
The combined financial statements have been prepared under the historical cost basis, except for financial assets and financial liabilities (including commodity forward contracts and derivative instruments) at fair value through profit or loss.
The combined financial statements are presented in Brazilian reais (“BRL” or “R$”), which is the Group’s functional currency. All amounts are rounded to the nearest thousand (R$000), except when otherwise indicated.
The Group has prepared the combined financial statements on the basis that it will continue as a going concern.
On December 01, 2022, the issuance of the combined financial statements was approved by the Group’s Board of Directors.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)   Significant accounting judgments, estimates and assumptions
Use of critical accounting estimates and judgments
The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, revenues, income, and expenses. These estimates are based on Management’s experience and knowledge, information available at the reporting date and other factors, including expectations of future events that are believed to be reasonable under normal circumstances. Any changes in facts and circumstances may lead to a revision of these estimates. Actual results could differ from these estimates.
The estimates and assumptions are revised on an ongoing basis. Revisions to estimates are recognized on a forward-looking basis. The significant estimates and judgments applied by the Group in the preparation of these combined financial statements are presented in the following notes:
Note	Significant estimates and judgments
7	Allowance for expected credit losses
11	Commodity forward contracts
16	Impairment testing of non-financial assets
20	Business combination
21	Deferred income taxes recoverability
(c)   Basis of combination procedures
As mentioned above, the scope of combination for the combined financial statements was determined based on the principles of the legal reorganization approach. This approach is based on the fact that the economic activities that form a new entity were not managed as one division in the past, but the entities are legally bound together through a common control reorganization process. During the reporting periods of the combined financial statements, the assets and liabilities forming the Group were under the common control of the Parent. Control is established when the Group is exposed or has a right to variable returns arising from its equity interest in a subsidiary and can affect those returns through its voting power in relation to the investee.
Lavoro’s fiscal year end is June 30. The combined financial statements are prepared for the same reporting periods, using consistent accounting policies.
All unrealized intra-group and intercompany balances, transactions, gains and losses relating to transactions between group companies were eliminated in full.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Subsidiaries whose financial statements have been included in the consolidation of Lavoro Brazil, Crop Care and Lavoro Colombia, are as follows:
			Direct and indirect control
Name	Core activities	Location	2022	2021	2020
Lavoro Brasil:
Lavoro Agro Holding S.A.	Holding	São Paulo – Brazil	100%	100%	100%
Lavoro Agrocomercial S.A.	Distributor of agricultural inputs	Rondonópolis – Brazil	97.42%	91.65%	82.25%
Impacto Insumos Ltda.(i)	Distributor of agricultural inputs	Sorriso – Brazil	0%	0%	100%
Agrocontato Comércio e Representações de Produtos Agropecuários S.A.	Distributor of agricultural inputs	Sinop – Brazil	100%	100%	100%
PCO Comércio, Importação, Exportação e Agropecuária Ltda.	Distributor of agricultural inputs	Campo Verde – Brazil	100%	100%	100%
Agrovenci Distribuidora de Insumos Agrícolas Ltda. (MS)(ii)	Distributor of agricultural inputs	Chapadão do Sul – Brazil	100%	—	—
Produtiva Agronegócios Comércio e Representação Ltda.	Distributor of agricultural inputs	Paracatu – Brazil	100%	—	—
Facirolli Comércio e Representação S.A. (Agrozap)	Distributor of agricultural inputs	Uberaba – Brazil	71.64%	—	—
Agrovenci Comércio, Importação, Exportação e Agropecuária Ltda.	Distributor of agricultural inputs	Campo Verde – Brazil	100%	100%	100%
Central Agrícola Rural Distribuidora de Defensivos Ltda.	Distributor of agricultural inputs	Vilhena – Brazil	100%	100%	100%
Distribuidora Pitangueiras de Produtos Agropecuários S.A.	Distributor of agricultural inputs	Ponta Grossa – Brazil	86,22%	86.22%	70%
Produtec Comércio e Representações S.A.	Distributor of agricultural inputs	Cristalina – Brazil	87.40%	72.42%	64.75%
Qualiciclo Agrícola S.A.	Distributor of agricultural inputs	Limeira – Brazil	71.69%	70.77%	—
Desempar Participações Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	100%	100%	—
Denorpi Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	100%	100%	—
Deragro Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	100%	100%	—

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
			Direct and indirect control
Name	Core activities	Location	2022	2021	2020
Desempar Tecnologia Ltda.	Holding	Palmeira – Brazil	100%	100%	—
Futuragro Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	100%	100%	—
Plenafértil Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	100%	100%	—
Realce Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	100%	100%	—
Cultivar Agrícola Comércio, Importação e Exportação S.A.	Distributor of agricultural inputs	Chapadão do Sul – Brazil	73.76%	73.76%	—
América Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Sorriso – Brazil	100%	100%	—
Integra Soluções Agrícolas Ltda.	Distributor of agricultural inputs	Catalão – Brazil	100%	100%	—
Nova Geração	Distributor of agricultural inputs	Pinhalzinho – Brazil	100%	—	—
Lavoro Colômbia:
Lavoro Colombia S.A.S.	Holding	Bogota – Colombia	94.9%	—	—
Crop Care Colombia	Distributor of agricultural inputs	Bogota – Colombia	100%	100%	100%
Agricultura y Servicios S.A.S.	Distributor of agricultural inputs	Ginebra – Colombia	100%	100%	100%
Fertilizantes Liquidos y Servicios S.A.S.(iii)	Distributor of agricultural inputs	Cali – Colombia	0%	100%	100%
Grupo Cenagro S.A.S.	Distributor of agricultural inputs	Yumbo – Colombia	100%	—	—
Cenagral S.A.S	Distributor of agricultural inputs	Yumbo – Colombia	100%	—	—
Grupo Gral S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	100%	100%	100%
Agrointegral Andina S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	100%	100%	100%
Servigral Praderas S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	100%	100%	100%
Agroquímicos para la Agricultura Colombiana S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	100%	100%	100%

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
			Direct and indirect control
Name	Core activities	Location	2022	2021	2020
Crop Care:
Crop Care Holding S.A.	Holding	São Paulo – Brazil	100%	100%	100%
Perterra Insumos Agropecuários S.A.	Private label products	São Paulo – Brazil	100%	100%	100%
Araci Administradora de Bens S.A.	Private label products	São Paulo – Brazil	100%	100%	100%
Union Agro S.A	Private label products	Pederneiras – Brazil	73.00%	—	—
Agrobiológica Sustentabilidade S.A.	Private label products	São Paulo – Brazil	65.13%	65.13%	100%
Agrobiológica Soluções Naturais Ltda.	Private label products	Leme – Brazil	100%	100%	—
Perterra Trading S.A.	Private label products	Montevideu – Uruguay	100%	—	—

(i)
Impacto Insumos Ltda.was merged in May 2021 with another entity within the Group.

(ii)
Agrovenci Distribuidora de Insumos Agrícolas Ltda. was incorporated in August 2021.

(iii)
Fertilizantes Liquidos y Servicios S.A.S.was merged in May 2022 with another entity within the Group.

3.   Summary of significant accounting policies
The significant accounting policies applied in the preparation of the combined financial statements have been included in the related explanatory notes and are consistent in all reporting years.
(a)   New accounting standards, interpretations and amendments adopted starting July 1, 2019:
The following new accounting standards, interpretations and amendments were adopted starting July 1, 2019:
•
IFRS 16 Leases;

•
IFRIC Interpretation 23 Uncertainty over Income Tax Treatments;

•
Amendments to IFRS 9 Prepayment Features with Negative Compensation;

•
Amendments to IAS 28 Long-term Interests in Associates and Joint Ventures;

•
Amendments to IAS 19 Plan Amendment, Curtailment or Settlement;

•
Annual IFRS Improvement Process;

•
IFRS 3 Business Combinations — Previously held Interests in a joint operation;

•
IFRS 11 Joint Arrangements — Previously held Interests in a joint operation;

•
IAS 12 Income Taxes — Income tax consequences of payments on financial instruments classified as equity;

•
IAS 23 Borrowing Costs — Borrowing costs eligible for capitalization;

•
Definition of ‘material’: modification in IAS I “Presentation of Financial Statement” and IAS 8 —  Accounting Policies, Changes in Accounting Estimates and Errors;

•
Business definition: modification of IFRS 3 — Business Combinations;

•
IBOR Renovation: modification in IFRS 9, IAS 39 and IFRS 7 — “Financial Instruments”;

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
•
Conceptual Structure Reviewed for Financial Reports;

•
Benefits Related to Covid-19 Granted to Leases: modification in IFRS 16 — “Leases”;

•
Interest Rate Benchmark Reform — Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16; and

•
Covid-19-Related Rent Concessions beyond 30 June 2021 Amendments to IFRS 16.

The adoption of these new standards and interpretations did not have a material effect on the combined financial statements.
(b)   New accounting standards, interpretations and amendments issued but not yet effective
Some accounting standards and interpretations have been issued, but are not yet effective.
The Group has not early adopted any of these standards and does not expect these standards to have a material impact on the financial statements in subsequent periods.
New and amended standards and interpretations issued, but not yet effective up to the date of the issuance of the Group’s combined financial statements are as follows:
•
Reference to the Conceptual Framework — Amendments to IFRS 3;

•
Property, Plant and Equipment: Proceeds before Intended Use — Amendments to IAS 16;

•
IFRS 1 First-time Adoption of International Financial Reporting Standards — Subsidiary as a first-time Adopter;

•
IFRS 9 Financial Instruments — Fees in the ‘10 per cent’ test for derecognition of financial liabilities;

•
IAS 41 Agriculture — Taxation in fair value measurements; and

•
Onerous Contracts — Costs of Fulfilling a Contract — Amendments to IAS 37.

•
Amendments to IAS 1: Classification of Liabilities as Current or Non-current;

•
Definition of Accounting Estimates — Amendments to IAS 8;

•
Disclosure of Accounting Policies — Amendments to IAS 1 and IFRS Practice Statement 2.

•
Deferred Tax related to Assets and Liabilities arising from a Single Transaction — Amendments to IAS 12: requires the recognition of deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences. It will apply to transactions such as leases of lessees and decommissioning obligations and will require the recognition of additional deferred tax assets and liabilities. The amendment should be applied to transactions that occur on or after the beginning of the earliest comparative period presented.

The Group intends to adopt these new standards, amendments and interpretations, if applicable, when they become effective, the Group does not expect them to have a material impact on the financial statements, except for the Amendment to IAS 12 that the Group is evaluating the impact.
(c)   Foreign currency
(i)   Functional currency and presentation
The combined financial statements are presented in Brazilian reais (“R$”), which is the Group’s functional currency.
The Group determines the functional currency of each of the combined entities. Items included in the financial statements of each entity are measured using that functional currency. The functional currency for

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
the majority of the Group’s entities is the Brazilian real. (Brazil Cluster and Crop Care Cluster — see Note 4), except to companies in Colombia for which the functional currency if the Colombian peso (COP$).
On combination, the operations in Colombia are translated into Brazilian reais, as follows:
(i)
Assets and liabilities are translated into Reais at the closing exchange rate prevailing at the reporting date;

(ii)
Profit or loss items are translated at the average monthly exchange rate; and

(iii)
Exchange differences arising on translation are recognized in other comprehensive income.

On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is reclassified to profit or loss. Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.
(j)   Transactions and balances
Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.
Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in the statement of profit or loss.
Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognized in other comprehensive income or profit or loss are also recognized in other comprehensive income, respectively).
(d)   Current versus non-current classification
The Group presents assets and liabilities in the statement of financial position based on current/non-current classification. An asset is current when it is:
•
Expected to be realized or intended to be sold or consumed in the normal operating cycle;

•
Held primarily for the purpose of trading;

•
Expected to be realized within twelve months after the reporting period; or

•
Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

All other assets are classified as non-current.
A liability is current when:
•
It is expected to be settled in the normal operating cycle;

•
It is held primarily for the purpose of trading;

•
It is due to be settled within twelve months after the reporting period; or

•
There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.
The Group classifies all other liabilities as non-current Deferred tax assets and liabilities are classified as non-current assets and liabilities.
4.   Segment information
(a)   Reportable segments by management
The chief operating decision-maker of the Group (the “CODM”) is the board of directors which is responsible for allocating resources among operating segments and assessing their performance and for making strategic decisions.
The determination of the reportable segments is based on internal reports reviewed by the CODM, which include considerations in relation to risks and returns, organizational structure, etc. Certain expenses across segments are allocated based on reasonable allocation criteria, such as revenues or historical trends.
The Group’s reportable segments are the following:
•
Brazil Cluster: includes group companies located in Brazil that sell agricultural inputs.

•
LATAM Cluster: includes group companies that are located outside of Brazil, and currently concentrated in Colombia;

•
Crop Care Cluster: includes companies that produce and import its own portfolio of proprietary products including off-patent crop protection and specialty products (e.g, biologicals and special fertilizers).

(b)   Financial information by segment
Main assets and liabilities as of June 30, 2022:
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Adjustments(i)	Combined
Main Assets
Cash equivalents	183,000	16,400	41,100	13,913	254,413
Trade receivables	1,337,800	306,600	155,600	(5,398)	1,794,602
Inventories	1,381,100	173,800	121,600	72,541	1,749,041
Advances to Suppliers	172,400	1,400	73,600	135,857	383,257
Total assets(ii)	4,297,400	582,600	493,300	312,463	5,685,763
Main Liabilities
Trade payables	1,891,800	309,400	37,000	63,500	2,301,700
Borrowings	549,600	40,500	110,500	9,952	710,552
Advances from customers	420,600	8,000	31,400	(139,440)	320,560
Total liabilities(ii)	4,297,400	582,600	493,300	312,463	5,685,763

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2022, pro forma adjustments related to the Agrozap and Nova Geração acquisitions are not included in the CODM reports. See Note 20.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Statement of profit or loss data for the year ended June 30, 2022:
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Corporate	Eliminations between segments(ii)	Adjustments(i)	Combined
Revenue	6,643,900	1,197,100	438,600	—	(112,300)	(420,766)	7,746,534
Cost of goods sold	(5,606,500)	(991,400)	(249,300)	—	112,300	313,863	(6,421,037)
Sales, general and administrative expenses	(597,900)	(115,200)	(91,800)	(18,400)	—	(80,581)	(903,881)
Other operating income, net	(105,000)	(2,000)	(500)	42,800	—	121,459	56,759
Financial income (costs)	(190,700)	(11,500)	(9,100)	(5,300)	—	(2,844)	(219,444)
Income taxes	3,200	(22,700)	(13,900)	1,200	—	(462)	(32,662)
Profit (loss) for the year	31,100	41,600	68,300	4,700	—	(37,938)	107,762
Depreciation and amortization	(115,900)	(12,700)	(5,700)	(15,600)	—	31,393	(118,507)

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2022, pro forma adjustments related to the Agrozap and Nova Geração acquisitions are not included in the CODM reports. See Note 20.

(ii)
Sales between the Crop Care Cluster and the Brazil Cluster.

Main assets and liabilities as of June 30, 2021:
For comparative purposes, management has revised the segment data as June 30, 2021 to include the acquisitions completed within 100 days from June 30, 2021 and subsequent to June 30, 2021 (Cultivar, Desempar, Produtiva, Cenagro, Cenagral and Union)
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Adjustments(i)	Combined
Main Assets
Cash equivalents	419,700	21,100	97,900	(79,242)	459,458
Trade receivables	797,600	276,100	99,200	294,300	1,467,200
Inventories	713,600	157,300	43,800	(65,557)	849,143
Advances to Suppliers	141,600	2,500	13,700	284,608	442,408
Total assets	2,944,200	542,300	156,900	758,173	4,401,573
Main Liabilities
Trade payables	955,700	288,100	21,300	299,048	1,564,148
Borrowings	206,400	35,000	28,500	(27,496)	242,404
Advances from customers	490,500	9,300	15,600	(5,997)	509,403
Total liabilities	2,944,200	542,300	156,900	758,173	4,401,573

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2021, pro forma adjustments related to the Agrozap and Nova Geração acquisitions are not included in the CODM reports.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Statement of profit or loss data for the year ended June 30, 2021:
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Corporate	Eliminations between segments(ii)	Adjustments(i)	Combined
Revenue	5,740,500	1,016,700	204,500	—	(4,100)	(1,859,055)	5,098,545
Cost of goods sold	(4,956,100)	(840,600)	(107,200)	—	4,100	1,537,143	(4,362,657)
Sales, general and administrative expenses	(508,475)	(110,200)	(57,400)	6,375	—	(3,237)	(672,937)
Other operating income, net	(22,874)	(2,000)	(5,800)	15,374	—	30,918	15,618
Financial income (costs)	(100,636)	(6,800)	(4,200)	(2,664)	—	28,507	(85,793)
Income taxes	(20,083)	(16,800)	(7,100)	(6,517)	—	25,824	(24,676)
Profit (loss) for the year	55,564	30,800	17,300	5,036	—	(87,169)	21,531
Depreciation and amortization	(76,769)	(9,500)	(5,500)	(7,531)	—	152,731	53,431

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2021, pro forma adjustments related to the Agrozap and Nova Geraçãoacquisitions are not included in the CODM reports.

(ii)
Sales between the Crop Care Cluster and the Brazil Cluster.

Statement of profit or loss data for the year ended June 30, 2020:
For comparative purposes, management has revised the segment data as June 30, 2020 to include the acquisitions completed within 100 days from June 30, 2020 and subsequent to June 30, 2020 (AGP, Produtec, Central, Integra, Qualicitrus, América, Cultivar, Desempar, Produtiva, Cenagro, Cenagral and Union).
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Corporate	Adjustments(i)	Combined
Revenue	4,618,800	780,200	147,500	—	(2,840,219)	2,706,281
Cost of goods sold	(4,061,600)	(642,700)	(67,700)	—	2,387,920	(2,384,080)
Sales, general and administrative expenses	(342,000)	(87,500)	(42,200)	(27,300)	104,343	(394,657)
Other operating income, net	(100,250)	(9,800)	(1,300)	17,350	104,795	10,795
Financial income (costs)	(75,900)	(7,300)	(1,800)	1,800	(30,017)	(113,217)
Income taxes	(6,950)	(5,300)	(5,300)	6,350	64,575	53,375
Profit (loss) for the year	(5,100)	19,100	26,900	(7,600)	(154,803)	(121,503)
Depreciation and amortization	(36,700)	(8,500)	(2,300)	(5,800)	2,796	(50,504)

(i)
Segment information includes pro forma adjustments in relation to material acquisitions in 2021 and 2020 if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2020, pro forma adjustments related to Agrozap and Nova Geração acquisitions are included in the segment information.

Revenues from external customers for each product and service is disclosed in note 26, further breakdown in relation to product and service provided by the Group is not available and such information cannot be produced without unreasonable effort.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
5.   Cash equivalents
Accounting policy
Cash equivalents are comprised of short-term highly liquid investments with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.
	Annual yield	2022	2021
Cash equivalents (Brazil)	100% CDI	237,462	446,155
Cash equivalents (Colombia)	100% DTF	16,951	13,303
Total cash equivalents		254,413	459,458
6.   Trade receivables
Accounting policy
Trade receivables correspond to amounts receivable from customers for the sale of goods or services in the ordinary course of the Group’s business.
A receivable is recognized if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due). Refer to accounting policies of financial assets in Note 7.
	2022	2021
Trade receivables (Brazil)	1,639,637	1,266,226
Trade receivables (Colombia)	345,830	312,943
(-) Allowance for expected credit losses	(151,114)	(111,969)
Total	1,834,353	1,467,200
Current	1,794,602	1,467,200
Non-current	39,751	—
The average effective interest rate for June 30, 2022, 2021 and 2020 was 1% per month.
The Group does not have any customer that represents more than 10% of its trade receivables or revenues.
Allowance for expected credit losses
	2022	2021	2020
Opening balance	(111,969)	(89,173)	(9,781)
Increase in allowance(i)	(27,393)	(11,094)	(86,901)
Allowance for credit losses from acquisitions	(16,274)	(12,623)	(14,229)
Trade receivables write-off	3,492	3,058	18,502
Exchange rate translation adjustment	1,030	(2,137)	3,236
Closing balance	(151,114)	(111,969)	(89,173)

(i)
See Note 8(b).

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The aging analysis of trade receivables is as follow:
	2022	2021
Current (not past due)	1,534,224	1,203,320
Overdue
1 to 60 days	93,436	96,798
61 to 180 days	240,320	164,698
181 to 365 days	7,157	47,660
Over 365 days	110,398	66,693
Allowance for expected credit losses	(151,182)	(111,969)
	1,834,353	1,467,200

7.
Financial instruments

Accounting policy
Initial recognition and measurement
(i)   Financial assets
Financial assets are classified, at initial recognition, as subsequently measured at amortized cost and fair value through profit or loss.
The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.
In order for a financial asset to be classified and measured at amortized cost, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.
The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows.
Subsequent measurement
For purposes of subsequent measurement, Group’s financial assets are classified in following categories:
•
Financial assets at amortized cost

•
Financial assets at fair value through profit or loss

Financial assets at amortized cost
Financial assets at amortized cost are subsequently measured using the effective interest method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.
Financial assets at fair value through profit or loss
Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the statement of profit or loss.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Derecognition
A financial asset is primarily derecognized when the rights to receive cash flows from the asset have expired.
Impairment
The Group recognizes an allowance for expected credit losses for trade receivables, which is the only debt instruments not held at fair value through profit or loss.
Critical accounting estimates and judgments
The expected credit loss is based on assumptions on the risk of the expected loss. The Group applies judgment in establishing these assumptions, based on the Group’s default history and client’s credit history, the existence of collateral, the customer’s liquidity status, existing market conditions, and future estimates at the end of each year.
(ii)   Financial liabilities:
The Group classifies its financial liabilities in the following categories: (i) measured at amortized cost and (ii) fair value through profit or loss. Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Financial liabilities are derecognized when contractual obligations are withdrawn, canceled, or expired. The difference between the extinguished book value and the consideration paid (including transferred assets or assumed liabilities) is recognized in the statement of income.
The Group’s financial instruments were classified according to the following categories:
	2022
	Amortized cost	Fair value through profit or loss
Assets:
Trade receivables	1,834,353	—
Commodity forward contracts	—	32,800
Derivative financial instruments	—	7,677
Financial investments	1,344	—
Total assets	1,835,697	40,477
Liabilities:
Trade payables	2,301,700	—
Leases liabilities	155,253	—
Borrowings	710,552	—
Payables for the acquisition of subsidiaries	164,431	—
Derivative financial instruments	—	7,121
Salaries and social charges	187,285	—
Taxes payable	34,216	—
Commodity forward contracts	—	27,038
Dividends payable	411
Total liabilities	3,553,848	34,159

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2021
	Amortized cost	Fair value through profit or loss
Assets:
Trade receivables	1,467,200	—
Commodity forward contracts	—	127,671
Total assets	1,467,200	127,671
Liabilities:
Trade payables	1,563,664	—
Leases liabilities	75,138	—
Borrowings	242,404	—
Payables for the acquisition of subsidiaries	215,158	—
Derivative financial instruments	—	5,126
Salaries and social charges	88,385	—
Taxes payable	32,805	—
Commodity forward contracts	—	128,243
Dividends payable	6,854	—
Total liabilities	2,224,408	133,369
The Group considers that assets and liabilities measured at amortized cost, have a carrying value approximate their fair value and, therefore, information on their fair values is not being presented.
(a)   Hierarchy of fair value
The Group uses various methods to measure and determine fair value (including market approaches and income or cost approaches) and to estimate the value that market participants would use to price the asset or liability. Financial assets and liabilities carried at fair value are classified and disclosed within the following fair value hierarchy levels:
Level 1 — Quoted prices (unadjusted) in active, liquid and visible markets, for identical assets and liabilities that are readily available at the measurement date;
Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; and
Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.
For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
All financial instruments accounted for at fair value are classified as level 2. On June 30, 2022 and 2021, there were no changes in the fair value methodology of the financial instruments and, therefore, there were no transfers between levels.
8.   Financial and capital risk management
(a)   Considerations on risk factors that may affect the business of the Group
The Group is exposed to several market risk factors that might impact its business. The Group’s board of directors is responsible for monitoring these risk factors, as well as establishing policies and procedures

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
to address them. The Group’s risk management structure considers the size and complexity of its activities, which allows for a better understanding of how such risks could impact Group’s strategy through committees and other internal meetings.
Currently, the Group is focused on action plans relating to risks that could have a significant impact on its strategic goals, including those required by applicable regulations. To efficiently manage and mitigate these risks, its risk management structure conducts risk identification, and assessments to prioritize the risks that are key to pursuing potential opportunities and/or that may prevent value from being created or that may compromise existing value, with the possibility of impacting its results, capital, liquidity, customer relationships and/or reputation.
The Group’s risk management strategies which were developed to mitigate and/or reduce the financial market risks which it is exposed to are as follows:
•
credit risk

•
liquidity risk

•
capital risk

•
interest rate risk

•
exchange rate risk

•
commodity price risk in barter transactions

(b)   Credit risk
Credit risk is the risk of financial losses if a customer or a counterparty to a financial instrument fails to fulfill its contractual obligations, which arise mainly from the Group’s trade receivables. The Group maintains short-term investments and derivatives with financial institutions approved by its management according to objective criteria for diversification of such risk.
The Group seeks to mitigate its credit risk related to trade receivables by setting forth credit limits for each counterparty based on the analysis of its credit management area. Such credit exposure determination is performed considering the qualitative and quantitative information of each counterparty. The Group also focuses on the diversification of its portfolio and monitors different solvency and liquidity indicators of its counterparties. In addition, primarily for receivables in installments, the Group monitors the balance of allowances for expected credit losses. (see Note 6)
The main strategies on credit risks management are listed below:
•
creating credit approval policies and procedures for new and existing customers.

•
extending credit to qualified customers through:

•
a review of credit agency reports, financial statements and/or credit references, when available.

•
a review of existing customer accounts every twelve months based on the credit limit amounts.

•
evaluating of customer and regional risks.

•
obtaining guarantees through the endorsement of rural producer notes (“CPR”), which give physical ownership of the relevant agricultural goods in the event of the customer’s default.

•
Establishment of credit approval for suppliers in case of payments in advance.

•
setting up provisions using the lifetime expected credit loss method considering all possible default events over the expected life of a financial instrument. Receivables are categorized based on the number of overdue days and/or a customer’s credit risk profile. Estimated losses on receivables are based on known troubled accounts and historical losses. Receivables are considered to be in default and are

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
written off against the allowance for credit losses when it is probable that all remaining contractual payments due will not be collected in accordance with the terms of the agreement.
•
requiring minimum acceptable counterparty credit ratings from financial counterparties.

•
setting limits for counterparties or credit exposure; and

•
developing relationships with investment-grade counterparties.

The Group reviewed its credit policy in 2021 requiring a higher level of guarantees from its customers. The current credit policy sets forth credit limits for customers based on credit score analysis made by the Group’s credit management area. Such score is determined considering the qualitative and quantitative information related to each customer, resulting in a rating classification and a level of requirement of guarantees as follows:
			% Of guarantees required on sales
Credit rating	% Customers	Risk classification	Medium farmers	Other
AA & A	18%	Very small	80 – 90%	0%
B	49%	Medium	100%	30%
C & D	15%	High	100%	60%
Simplified	18%	Small farmers	N/A	N/A
For Colombia there is a similar credit scoring process, however guarantees are not required based on credit ratings but based on qualitative factors such as relationships and past experiences with customers.
This change in credit policy reduced the expense with credit losses for the year ended June 30, 2022 and 2021 when compared to the year ended June 30, 2020 due to higher amount of collateral related to the overdue amounts.
Maximum exposure to credit risk as of June 30, 2022 and 2021:
	2022	2021
Trade receivables (current and non-current)	1,834,353	1,467,200
Advances to suppliers	383,257	442,408
Total	2,217,610	1,909,608
(c)   Liquidity risk
The Group defines liquidity risk as the risk of financial losses if it is unable to comply with its payment obligations in connection with financial liabilities settled in cash or other financial assets in a timely manner as they become due. The Group’s approach to managing this risk is to ensure that it has sufficient cash available to settle its obligations without incurring losses or affecting the operations. Management is ultimately responsible for managing liquidity risk, which relies on a liquidity risk management model to manage funding requirements and liquidity in the short, medium and long term.
The Group’s cash position is monitored by its senior management, through management reports and periodic performance meetings. The Group also manages its liquidity risk by maintaining reserves, bank credit facilities and other borrowing facilities deemed appropriate, through ongoing monitoring of forecast and actual cash flows, as well as through the combination of maturity profiles of financial assets and liabilities.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The following maturity analysis of the Group’s financial liabilities and gross settled derivative financial instruments contracts (for which the cash flows are settled simultaneously) is based on the expected undiscounted contractual cash flows from the year end date to the contractual maturity date:
	2022
	Up to 1 year	From 1 to 3 years	Total
Trade payables	2,377,256	—	2,377,256
Leases liabilities	72,228	93,487	165,715
Borrowings	709,266	31,751	741,017
Payables for the acquisition of subsidiaries	114,540	55,444	169,984
Commodity forward contracts	27,729	—	27,729
Derivative financial instruments	7,303	—	7,303
Salaries and social charges	188,083	—	188,083
Taxes payable	34,362	—	34,362
Dividends payable	422	—	422
Total	3,531,189	180,682	3,711,871
	2021
	Up to 1 year	From 1 to 3 years	Total
Trade payables	1,579,300	—	1,579,300
Leases liabilities	35,561	43,862	79,423
Borrowings	228,425	22,283	250,708
Payables for the acquisition of subsidiaries	220,537	—	220,537
Commodity forward contracts	128,243	—	128,243
Derivative financial instruments	5,177	—	5,177
Salaries and social charges	88,827	—	88,827
Taxes payable	33,133	—	33,133
Dividends payable	6,923	—	6,923
Total	2,326,126	66,145	2,392,271
(d)   Capital risk
The Group manages its capital risk through its leverage policy to ensure its ability to continue as a going concern and maximize the return of its stakeholders by optimizing its balances of debt and equity.
The Group’s main financial leverage indicator as of the years ended June, 30, 2022 and 2021 is presented below:
	2022	2021
Borrowings	706,662	242,404
(-) Cash equivalents	(254,413)	(459,458)
Net debt	452,249	(217,054)
(e)   Interest rate risk
Fluctuations in interest rates, such as the Brazilian interbank deposit rate, which is an average of interbank overnight rates in Brazil (the “CDI”), and Colombian investment rate, which is an average of interbank and financial corporations loans (“DTF”), may have an effect on the cost of the Group’s borrowings and new borrowings.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The Group periodically monitors the effects of market changes in interest rates on its financial instruments portfolio. Funds raised by the Group are used to finance working capital on each crop season, and are substantially raised at short term conditions.
As of June, 30, 2022 and 2021, the Group had no derivative financial instruments used to mitigate interest rate risks.
(i) Sensitivity analysis — exposure to interest rates
To mitigate its exposure to interest rate risk, the Group uses different scenarios to evaluate the sensitivity of variations transactions impacted by the CDI Rate and DTF Rate. The “probable” scenario represents the impact on booked amounts considering the most current (July, 2022) CDI Rate and DTF Rate and reflects management’s best estimates. The other scenarios consider an appreciation of 25% and 50% in such market interest rates, before taxes, which represents a significant change in the probable scenario for sensitivity purposes.
The following table sets forth the potential impacts on the statements of profit or loss:
	As of June 30, 2022
		Effect on profit or loss and net investment
	Current Index	Probable (Base Value)	Possible (+25%)	Remote (+50%)
Floating rate borrowings in Brazil	CDI Rate (13.15)%	114,081	22,686	45,373
Floating rate borrowings in Colombia	DTF Rate (7.72)%	3,926	1,436	2,231
		118,007	24,122	47,604
(f)   Exchange rate risk
The Group is exposed to foreign exchange risk arising from its operations related to agricultural inputs, mainly related to the U.S. dollar, which significantly impacts global prices of agricultural inputs in general. Although all purchases and sales are conducted locally, certain purchase and sales contracts are indexed to the U.S. dollar.
The Group’s current commercial department seeks to reduce this exposure. Its marketing department is responsible for managing pricing tables and commercial strategies to seek a natural hedge between purchases and sales and to match currency and terms to the greatest extent possible.
The Group’s corporate treasury department is responsible for monitoring the forecasted cash flow exposure to the U.S. dollar, and whenever any mismatches as to terms and currencies are identified, non deliverable forwards derivative financial instruments are purchased to offset these exposures, and therefore fulfill internal policy requirements. Management is made by macro hedging through the analysis of the forecasted cash flow for the next two harvests. The Group may not have any leveraged derivative position.
The Group’s exchange rate exposure monitoring committee meets periodically across the commercial, treasury and corporate business departments. There are also committees on purchase valuation and business intelligence for the main goods traded by the Group.
The Group does not adopt hedge accounting. Therefore, gains and losses from derivative operations are fully recognized in the statements of profit or loss, as disclosed in Note 28.
(i) Sensitivity analysis — exposure to exchange rates
To gauge its exposure to exchange rate risk, the Group uses different scenarios to evaluate its asset and liability positions in foreign currency and their potential effects on its results.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The “probable” scenario below represents the impact on carrying amounts of the most current (October 2022) market rates for the U.S. dollar (R$5.2570 to US$ 1.00). This analysis assumes that all other variables, particularly, interest rates, remain constant. The other scenarios consider the appreciation of the Brazilian real against the US dollar at the rates of 25% and 50%, before taxes, which represents a significant change in the probable scenario for sensitivity purposes.
The following table set forth the potential impacts in absolute amounts:
	As of June 30, 2022
		Effect on profit or loss and net investments
	Current Index	Probable	Possible (+25%)	Remote (+50%)
Trade receivables in U.S. Dollars	5.2570	5,106	71,925	138,744
Trade payables in U.S. Dollars	5.2570	(4,939)	(69,581)	(134,223)
Borrowings in U.S. Dollars	5.2570	(2,837)	(39,971)	(77,105)
Net impacts on commercial operations		(2,670)	(37,627)	(72,584)
Derivative financial instruments	5.2570	2	142	281
Total impact, net of derivatives		(2,668)	(37,485)	(72,303)
(g)   Commodity prices risk in barter transactions
In all barter transactions mentioned in Note 11, the Group uses future commodity market price as the reference to value the quantities of commodities included in the forward contracts to be delivered by the customers as payment for the Group’s products into currency. The Group uses prices quoted by commodity trading companies to value the grain purchase contracts from farmers. Immediately thereafter, Lavoro enters into grain sale contracts to sell those same grains to trading companies, at the same price of the purchased contracts with farmers. As such, the Group manages its exposure to those commodity prices by entering into the purchase and sale contracts at similar conditions.
These transactions are conducted by a corporate department which manages and controls such contracts as well as the compliance to Group’s policies.
(i)   Sensitivity analysis — exposure to commodity price
To gauge its exposure to commodity price risk, the Group uses different scenarios to evaluate its asset and liability positions on commodity forward contracts in soybean and corn and their potential effects on its results.
The “probable” scenario below represents the impact on carrying amounts of as of June 30, 2022, with assumptions described in Note 11. The other scenarios consider the appreciation of main assumptions at the rates of 25% and 50%, before taxes, which represents a significant change in the probable scenario for sensitivity purposes.
Year ended June 30, 2022
	Tons	Position	Current Risk	Current Market	+25% current		+50% current
Position					Market	Impact	Market	Impact
Soybean 2022	104	Purchased	23	16.75	20.94	6	25.13	12
Soybean 2022	804	Sold	(61)	16.75	20.94	(15)	25.13	(31)
Corn 2022	66,038	Purchased	(1,562)	87.29	109.11	(391)	130.94	(781)
Corn 2022	65,438	Sold	3,447	87.29	109.11	862	130.94	1,723
Soybean 2023	80,465	Purchased	10,461	14.53	18.17	2,615	21.80	5,230
Soybean 2023	69,387	Sold	(9,480)	14.53	18.17	(2,370)	21.80	(4,740)

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Tons	Position	Current Risk	Current Market	+25% current		+50% current
Position					Market	Impact	Market	Impact
Corn 2023	115,438	Purchased	(8,672)	86.75	108.44	(2,168)	130.13	(4,336)
Corn 2023	48,626	Sold	10,797	86.75	108.44	2,699	130.13	5,398
Soybean 2024	450	Purchased	234	13.28	16.60	58	19.92	117
Soybean 2025	180	Purchased	260	13.28	16.60	65	19.92	130
Soybean 2026	180	Purchased	314	13.28	16.60	79	19.92	157
Net Exposure			5,761			1,440		2,879

9.   Inventories
Accounting policy
Inventories are valued at the lower of cost and net realizable value. The costs of individual items of inventory are determined using weighted average costs less any losses, when applicable.
Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion (when applicable) and the estimated costs necessary to make the sale.
An inventory loss is recognized for inventories that are close to their expiration date and there is no expectation that they will be sold.
	2022	2021
Goods for resale	1,759,227	856,951
(-) Allowance for inventory losses	(10,186)	(7,808)
Total	1,749,041	849,143
10.   Taxes recoverable
	2022	2021
State VAT (“ICMS”)(i)	63,671	27,270
Brazilian federal contributions(ii)	59,975	58,727
Colombian federal contributions	21,016	2,403
Total	144,662	88,400
Current	93,725	88,400
Non-current	50,937	—

(i)
Refers to the Brazilian value-added tax on sales and services. The Group’s ICMS relates mainly to the purchase of inputs. Due to an ICMS tax benefit obtained in 2022, there are less taxes to be collected and consequently a lower liability to offset the ICMS tax recoverable. The amounts will be gradually used over a period of five years.

(ii)
Includes: a) credits arising from the Brazilian government’s taxes charged for the social integration program (PIS) and the social security program (COFINS), and Brazilian corporate income tax and social contributions. These credits, which are recognized as current assets, will be used by the Group to offset other Federal taxes. b) withholding and overpaid taxes which can be to settle overdue or future payable federal taxes. c) withholding income tax on cash equivalents which can be used to offset taxes owed at the end of the calendar year, in case of taxable profit, or are carried forward in case of tax loss. Due to an income tax benefit obtained in 2022 (note 21), there are less taxes to be collected and, consequently, a smaller liability to offset the accumulated tax recoverable.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
11.   Commodity forward contracts — Barter transactions
For certain contracts with customers, the Group carries out term sales of agricultural inputs (e.g., fertilizers, crop chemicals, seeds) in exchange for future delivery of grains, mainly soybeans and corn, at the time of their harvest (“Barter transactions”).
A contract (grain purchase agreement) is signed between the Group and the customer, pursuant to which Lavoro and the customer agree on an amount of commodity, to be delivered at harvesting, which is equivalent to the total sales price based on the future commodity price on the date in which the contract with the customer is entered into. The customers’ main obligation under this contract is to deliver the agreed upon volume of commodities as payment at a future date.
Contemporaneously, the Group enters into a future grain sale agreement with a commodity trading company, pursuant to which the Group is committed to deliver the commodity to be received by the customer under the inputs sales transaction. This agreement is signed for the same quantity and the same terms of the contract between the Group and its customer.
In the event the customer fails to deliver the committed commodity amount upon harvesting, for example due to a significant increase in the commodity price the Group is required to:
•
purchase the commodity in the spot market and deliver it to the commodity trading company; or

•
pay compensation to the commodity trading company in an amount equal to the difference between the commodity price between the time of delivery and the time of closing of the agreement (“washout risk.”)

The Group is entitled to charge its customers for any losses arising from the settlement of its obligations above with the commodity trading companies.
Even though these agreements are settled physically (grains purchase and sale), under IFRS 9, the Group designates, at initial recognition, such forward contracts as measured at fair value through profit and losses (FVTPL).
The fair value of the commodity forward contracts, entered into with the customer and the commodity trading company is estimated based on information available in the market and specific valuation methodologies, and discounted to present value, considering the contractual terms and the current market prices for such commodities. Such contracts are disclosed on a gross basis in the statement of financial position.
Critical accounting estimates and judgments
Fair value of commodity forward contracts is estimated on a regional basis, and they are based on the commodity prices available at exchange future markets, over the counter premium data quoted by market players and the expected freight costs estimated by the Group considering historical inland freight data.
As of June 30, fair value of commodity forward contracts is as follows:
	2022	2021
Fair value of commodity forward contracts as of June:
Assets
Purchase contracts	16,054	126,187
Sale contracts	16,746	1,484
	32,800	127,671

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2022	2021
Liabilities
Purchase contracts	(14,995)	(1,515)
Sale contracts	(12,043)	(126,728)
	(27,038)	(128,243)
Changes in fair value recognized in the statements of profit or loss	9,200	6,337

The main assumptions used in the fair value calculation are as follows:
	Outstanding Volume (tons)	Average of contract prices R$/Bag	Average Market Prices (Corn R$/bag(ii); Soybean US$/bu(i))	Soybean market premium (US$/bu)	Freight (R$/ton)
Purchase Contracts
Soybean
As of June 30, 2021	128,645	117.43	13.65	0.2	201.37
As of June 30, 2022	81,379	147.65	14.52	0.4	358.55
Corn
As of June 30, 2021	193,748	35.73	90.26	N/A	495.86
As of June 30, 2022	181,475	67.47	86.95	N/A	381.00
Selling Contracts
Soybean
As of June 30, 2021	128,020	117.84	13.65	0.2	201.11
As of June 30, 2022	70,191	147.46	14.56	0.5	367.46
Corn
As of June 30, 2021	189,998	34.58	90.23	N/A	497.88
As of June 30, 2022	114,063	67.45	87.06	N/A	451.83

(i)
Market price published by Chicago Board of Trade which is a futures and options exchange in United States.

(ii)
Market price published by B3 S.A. — Brasil, Bolsa, Balcão which is a futures, options and stock exchange in Brazil.

12.   Advances to suppliers
Advances to suppliers arise from the “Cash purchases” modality, in which the Group advances payments to suppliers of agricultural inputs at the beginning of a harvest and before the actual physical delivery of the products. These advances are short-term and are part of the strategy of formation of margins and guarantee of quality and product supply.
13.   Right of use assets and lease liabilities
Accounting policy
The Group leases commercial buildings for its administrative functions, retail stores, equipment, and vehicles. In general, lease agreements have a term of three years to eight years, but they may include extension options.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Lease terms are individually negotiated and contain differentiated terms and conditions. The lease contracts do not contain restrictive clauses, but the leased assets cannot be used as collateral for loans.
Right of use assets:
The Group recognizes right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of ease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:
Vehicles	3.4 years
Buildings	4.9 years
Machines and equipment	3 years
Lease liabilities:
At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include:
•
fixed payments (including fixed payments in essence, less any incentives from

•
amounts expected to be paid by the lessee in accordance with residual value guarantees;

•
payments of fines for lease termination if the lease term reflects the lessee exercising the option to terminate the lease.

Lease payments are discounted using the lessee’s incremental borrowing rate, which is the rate a lessee would have to pay on a loan to obtain the funds necessary to acquire an asset of similar value in a similar economic environment with equivalent terms and conditions.
In determining the incremental borrowing rate, the Group:
•
whenever possible, uses as a starting point rates from recent financing contracts third-party financing, adjusted to reflect changes in financing conditions since such third-party financing was received;

•
uses a progressive approach that starts from a risk-free interest rate adjusted for credit risk

•
uses a progressive approach that takes a risk-free interest rate adjusted for credit risk for leases held by the Group with no recent third-party financing; and

•
makes specific adjustments to the rate, such as to term, country, currency and collateral.

Lease payments are allocated between principal and finance expense. Finance expense is recognized in the statement of profit or loss over the lease term to produce a constant periodic rate of interest on the remaining balance of the liability for each period.
Payments associated with short-term leases of equipment and vehicles and all and leases of low-value assets are recognized as incurred as an expense in income statement. Short-term leases are those with a term of 12 months or less. Low-value assets include IT equipment, small items of office furniture and other contracts of small value.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
As of June 30, 2022 and 2021, the Group had no lease agreements with variable lease payments.
(a)   Right of use assets
	Vehicles	Buildings	Machinery and equipment	Total
Cost	10,470	58,357	2,161	70,988
Accumulated depreciation	(868)	(5,709)	(115)	(6,692)
Balance at June 30, 2021	9,602	52,648	2,046	64,296
Cost	74,604	124,594	46,110	245,308
Accumulated depreciation	(28,756)	(60,564)	(15,809)	(105,129)
Balance at June 30, 2022	45,848	64,030	30,301	140,179
25% of the accumulated cost of right-of-use assets as of June 30, 2022 come from business acquisitions occurred during the year ended June 30, 2022.
Right of use assets amortization expense for the year ended June 30, 2022 was R$ 50,171 (R$17,997 for June 30, 2021 and R$ 10,862 for June 30, 2020).
(b)   Lease liabilities
	2022	2021
Vehicles	49,588	11,786
Buildings	80,768	59,761
Machinery and equipment	24,897	3,591
Total	155,253	75,138
Current	69,226	34,525
Non-current	86,027	40,613
Total interest on lease liabilities incurred for the year ended June 30, 2022 was R$ 13,217 (R$ 5,076 for June 30, 2021 and R$ 2,058 for June 30, 2020).
14.   Property, plant and equipment
Accounting policy
Items of property, plant and equipment are measured at historical cost of acquisition or construction, less accumulated depreciation. When significant parts of an item of property, plant and equipment have different useful lives, they are recorded as separate items (major components) of property, plant and equipment. Any gains and losses on the disposal of an item of property, plant and equipment are recognized in the statement of profit or loss. Subsequent costs are capitalized only when it is probable that future economic benefits associated with the expenditure will be earned by the Group.
Depreciation is calculated and its residual values estimated, using the straight-line method based on the estimated useful lives of the items. Depreciation is recognized in the statement of profit or loss. Land is not depreciated. The estimated useful lives of property, plant and equipment are as follows:
Vehicles	5 years
Building and Improvements	25 years
Machines, equipment and facilities	10 years
Furnitures and fixtures	10 years
Computer equipments	5 years

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The Group uses an estimated useful life of the assets to depreciate property, plant and equipment. At the end of each fiscal year, this estimate is reviewed and, if necessary, adjusted prospectively.
An asset’s carrying amount is written down immediately to its recoverable amount when the asset’s carrying amount is higher than its estimated recoverable value.
Gains and losses on disposals are determined by comparing the proceeds from the sale with the carrying amount and are recognized under “Other (expenses) income, net” in the statement of profit or loss.
(a)
Property, plant and equipment balance is as follows:

	Vehicles	Lands, buildings and improvements	Machines, equipment and facilities	Furniture and fixtures	Computer equipment	Total
Cost	43,277	73,371	32,830	8,805	4,489	162,772
Accumulated depreciation	(27,681)	(18,624)	(16,449)	(3,509)	(3,249)	(69,512)
Balance at June 30, 2021	15,596	54,747	16,381	5,296	1,240	93,260
Cost	36,316	99,541	53,699	11,892	4,372	205,820
Accumulated depreciation	(26,208)	(7,968)	(18,581)	(5,031)	(1,827)	(59,615)
Balance at June 30, 2022	10,108	91,573	35,118	6,861	2,545	146,205
Depreciation expense of property, plant and equipment for the year ended June 30, 2022 was R$ 9,697 (R$ 5,717 for June 30, 2021 and R$ 5,770 for June 30, 2020).
15.
Intangible assets

Accounting policy
Intangible assets are recorded at acquisition cost or at the fair value of intangible assets acquired in a business combination and, for finite useful life intangibles, less accumulated amortization calculated using the straight-line method. These intangible assets have useful lives defined based on the useful economic life.
The goodwill arising on a business combination is initially measured as the excess of the consideration transferred over the fair value of the net assets acquired (net identifiable assets acquired and liabilities assumed). Subsequent to initial recognition, goodwill is measured at cost, less any accumulated impairment losses, as described in Note 16.
The useful lives and methods of amortization of intangibles are reviewed at each balance sheet date and adjusted prospectively, if appropriate.
The estimated useful lives of intangible assets for the years ended June 30, 2022 and 2021 are as follows:
Customer relationship	9 years
Purchase contacts	4 years
Software and other	5 years
An intangible asset is derecognized upon disposal or when no future economic benefits are expected, and any gain or loss is recognized in the statement of profit or loss when the asset is derecognized.
The impairment policy for intangibles is described in note 16.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)   Intangible assets balance is as follows:
	Goodwill	Customer relationship	Purchase contracts	Software and other	Total
Cost:
At June 30, 2019	172,646	65,832	—	2,667	241,145
Additions	—	—	—	558	558
Business combination	86,880	72,347	204	1,374	160,805
At June 30, 2020	259,526	138,179	204	4,599	402,508
Additions	—	—	—	32,015	32,015
Business combination	137,190	118,046	14,827	1,966	272,029
At June 30, 2021	396,716	256,225	15,031	38,580	706,552
Additions	—	—	—	17,793	17,793
Business combination(i)	71,348	45,922	8,764	—	126,034
Translation adjustment	(1,559)	(670)	(1,949)	—	(4,178)
Others(ii)	(14,531)	—	—	—	(14,531)
At June 30, 2022	451,974	301,477	21,846	56,373	831,670
Amortization:
At June 30, 2019	—	—	—	—
Amortization for the year	—	19,344	4	676	20,024
At June 30, 2020	—	19,344	4	676	20,024
Amortization for the year	—	26,416	1,081	2,221	29,718
At June 30, 2021	—	45,760	1,085	2,897	49,742
Amortization for the year	—	43,742	5,844	8,021	57,607
At June 30, 2022	—	89,502	6,929	10,918	107,349
At June 30, 2021	396,716	210,465	13,946	35,683	656,810
At June 30, 2022	451,974	211,975	14,917	45,455	724,321

(i)
Balances arising from business combinations (Note 20).

(ii)
Balances arising from the adjustment in the purchase price from acquisitions of Desempar and Cultivar, which occurred in the year ended June 30, 2021. The consideration for each acquisition was subject to post-closing price adjustments, based on the working capital variations of the purchased company.

16.
Impairment testing of non-financial assets

Accounting policy
The carrying amount of the Group’s non-financial assets are reviewed at each reporting date to assess whether there is an indication of impairment. This indication may be due to internal factors arising from the operational efficiency of the assets or external factors due to the macroeconomic scenario and the behavior of the commodity prices and the U.S. dollar. If there is such indication, the recoverable amount of the asset is estimated. The recoverable amount of an asset is defined as the higher of the fair value of the asset and the value in use of its CGU, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and a provision for impairment is recognized to adjust the carrying amount to its recoverable amount. In assessing value in use, the estimated future cash flow is discounted to present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
Impairment losses are recognized in the statement of profit or loss in expense categories consistent with the function of the impaired asset, when applicable. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized, except in the case of goodwill that cannot be reversed in future periods.
The Group assessed its business segments by grouping the assets of each region into independent cash-generating units (“CGUs”), which represent the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.
Critical accounting estimates and judgments
The Group determines its cash flows based on the budgets approved by its management, which use the following assumptions: (i) revenue growth rate (ii) margins applied to the cost of sale of its products; and (iii) discount rates that reflect specific risks of each CGU. These assumptions are subject to risks and uncertainties. Therefore, it is possible that changes in circumstances may alter these projections, which may affect the recoverable amount of the assets.
Business segments are composed by certain CGUs as follows:
Segment	Identified CGUs
LATAM Cluster	Colombia CGU
Brazil Cluster	North CGU, East CGU, South CGU
Crop Care Cluster	Biological products and special fertilizers CGU
Goodwill arising from business combinations are allocated to the CGUs that benefited from the acquisition and are tested for impairment at that level.
The Group consistently monitors whether new CGUs are identified, and whether they are justifiable.
For June 30, 2022 and 2021, the Group did not identify any indicators of impairment for the GCUs with no Goodwill allocated and the recoverable amount calculation was not performed.
The main assumptions used in the impairment test are as follows:
Cash-generating unit	Revenue growth rate	Gross margin average	Pre Tax discount rate	Recoverable amount
Colombia CGU	6.8%	20,1%	15.9%	121,863
North CGU	18.7%	15.7%	17.0%	1,113,280
East CGU	4.2%	16.6%	18.2%	138,999
South CGU	4.4%	16.7%	18.2%	330,575
Biological products and special fertilizers CGU	22.4%	45.5%	19.2%	194,603
As a result of this analysis, the Group did not record any impairment loss, even after considering the impact of the COVID-19 pandemic, as shown in Note 30. As the value in use of these assets is significantly higher than their carrying amount, any change in the assumptions would not trigger any impairment recognition.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
17.   Trade payables
Accounting policy
Trade payables related to the purchase of goods for resale of agricultural inputs are financial liabilities (see Note 7) initially recognized at fair value and subsequently stated at amortized cost using the effective interest rate method, considering the average rate of contracts negotiated with the suppliers.
	2022	2021
Trade payables – Brazil	1,990,089	1,245,465
Trade payables – Colombia	311,611	318,199
Total	2,301,700	1,563,664
The average effective interest rate for June 30, 2022, 2021 and 2020 was 1.18% per month.
(a)
Guarantees

The Group acquires guarantees with financial institutions in connection with installment purchases of agricultural inputs from certain suppliers. These guarantees are represented by short-term bank guarantees and endorsement to the supplier of CPRs obtained from customers in the sales process. The amount of these guarantees as of June 30, 2022 was R$ 506,750 (R$ 146,700 as of June 30, 2021).
18.
Borrowings

Accounting policy
Borrowings are financial liabilities initially recognized at fair value, net of transaction costs incurred in the transaction and are subsequently stated at amortized cost.
Any difference between the borrowed amounts (net of transaction costs) and total payments is recognized in the statement of profit or loss over the period during which the borrowings are outstanding using the effective interest rate method.
	2022	2021
Borrowing in Colombia	39,755	25,018
Borrowings in Brazil	670,797	217,386
Total borrowings	710,552	242,404
The Group’s borrowings are contracted for the purpose of strengthening the working capital and have repayment terms scheduled in conjunction with the operating cycles of each harvest. The Group has no financial covenants in its borrowing agreements.
(a)
Debt composition

	Average interest rate 2022(i)	2022	Average interest rate 2021(i)	2021
Debt contracts in Brazil in:
R$, indexed to CDI(ii)(iv)	14,99%	525,099	6.04%	163,254
R$, with fixed interest(iv)	—	—	7.40%	54,132
U.S. Dollars, with fixed interest(iv)	3,16%	145,698	—	—
Debt contracts in Colombia in:

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Average interest rate 2022(i)	2022	Average interest rate 2021(i)	2021
COP, indexed to DTF and IBR(iii)(iv)	14,26%	39,755	4.10%	25,018
Total		710,552		242,404
Current		681,217		221,772
Non-current		29,335		20,632

(i)
In order to determine the average interest rate for debt contracts with floating rates, the Group used the rates prevailing during the years June 30, 2022 and 2021.

(ii)
Brazilian reais denominated debt that bears interest at the CDI Rate (see Note 8 for a definition of those indexes), plus spread.

(iii)
Colombian peso-denominated debt that bears interest at the DTF rate (see Note 8 for a definition of those indexes), plus spread.

(iv)
There are no guarantees attached to these borrowings.

Movement in borrowings
At June 30, 2019	182,528
Proceeds from borrowings	62,105
Repayment of principal amount	(171,439)
Accrued interest	23,010
Borrowings from acquired companies	95,376
Interest payment	(23,009)
At June 30, 2020	168,571
Proceeds from borrowings	466,280
Repayment of principal amount	(472,909)
Accrued interest	33,971
Borrowings from acquired companies	76,915
Interest payment	(30,424)
At June 30, 2021	242,404
Proceeds from borrowings	615,984
Repayment of principal amount	(299,613)
Accrued interest	74,081
Borrowings from acquired companies	85,097
Interest payment	(7,401)
At June 30, 2022	710,552

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)
Schedule of maturity of noncurrent portion of borrowings

The installments are distributed by maturity year:
	2022	2021
2023	4,509	15,889
2024	23,842	4,159
2025	929	584
2026	55	—
Total	29,335	20,632
19.   Payables for the acquisition of subsidiaries
The purchase agreements for acquisition of subsidiaries include payments to the seller in the event of the successful collection of outstanding receivables past the acquisition date and in the event of success in an administrative proceeding relating to certain tax credits pending before the Tax Authority. Detailed information by acquisition is available in Note 20.
Consideration paid during the exercise ended June 30, 2022, net cash acquired, was R$213,212 which includes acquisitions made in previous years in amount of R$ 140,346 (R$283,171 on June 30, 2021 which includes acquisitions made in previous years in amount of R$84,193 and R$247,145 on June 30, 2020 which includes acquisitions made in previous years in amount of R$179,248)
20.   Acquisition of subsidiaries
Accounting policy
The acquisition method is used to account for each business combination carried out by the Group, which consists of the following:
•
Determining the acquisition date;

•
Determining the acquirer and the acquiree;

•
Determining the consideration transferred for the acquisition of control; and

•
Determining the fair value of separately identifiable assets and liabilities

•
Determining the residual goodwill or gain on bargain purchase

The acquisition date is typically the date on which the Group assumes the control of the business.
Consideration transferred is measured at the acquisition date at the fair value of the assets transferred, including cash, the liabilities incurred, and the equity instruments issued by the Group at the acquisition date.
For each business combination, the Group measures the non-controlling interests in the acquiree at fair value or based on its share of the subsidiary’s identifiable net assets. Acquisition-related costs are expensed as incurred.
When the Group acquires a business, it assesses the fair value of the assets and liabilities assumed in order to allocate them according to the contractual terms, economic circumstances and pertinent conditions at the acquisition date.
Any contingent consideration to be transferred by the acquirer is recognized at the acquisition date fair value. Subsequent changes in the fair value of the contingent consideration, considered an asset or a liability, shall be recognized in accordance with IFRS 9 Financial Instruments, in the statement of profit or loss.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Goodwill or a gain on bargain purchase is the difference between the fair value of the assets acquired and liabilities assumed and the consideration transferred. When the consideration transferred is higher than the fair value of the net assets acquired goodwill is recognized for the difference, and it is subsequently tested for impairment. When the consideration transferred is lower that the fair value of net assets acquired, a gain on bargain purchase is recognized in the statement of profit or loss.
Intangible assets recognized within the scope of a business combination are accounted for in accordance with the accounting policy described in Note 15.
Critical accounting estimates and judgments
Accounting for business combination requires the Group to exercise critical judgment in determining the fair value of the assets and liabilities of the businesses being acquired. Accordingly, the Group makes certain assumptions about future conditions that are uncertain, including future commodity prices, interest rates, inflation and weather conditions.
Changes in some of these assumptions may impact the Group’s business and expected results may differ materially from the estimated amounts at the acquisition date.
The Group entered into several agreements to acquire groups of companies to expand its business into new markets or territories, add additional facilities, bolster its competitive edge, or acquire and access new technologies and skillsets.
(a)
Acquisitions in the year ended June 30, 2022

The fair value of the identifiable assets and liabilities, consideration transferred and goodwill as of the date of each acquisition were:
	Fair value as of the acquisition date
Assets	Produttiva (e)	Cenagro (f)	Cenagral (g)	Union Agro (h)	Agrozap (i)	Nova Geração (j)	Total
Cash and cash equivalents	53,699	2,142	1,064	66,256	9,028	1,617	133,806
Trade receivables	27,610	11,792	7,492	117,882	98,201	47,978	310,955
Inventories	46,261	22,670	5,833	42,435	85,683	9,631	212,513
Other assets	8,472	12,225	1,023	4,524	22,204	2,893	51,341
Property, plant and equipment	1,223	1,266	363	26,659	2,642	585	32,738
Intangible assets(i)	26,074	2,602	7,437	8,293	6,015	4,265	54,686
	163,339	52,697	23,212	266,049	223,773	66,969	796,039
Liabilities
Trade payables	77,063	17,008	2,097	24,750	136,086	37,532	294,536
Borrowings	—	3,045	—	25,157	50,701	6,194	85,097
Provision for contingencies	—	—	—	11,362	—		11,362
Other liabilities	8,898	18,410	5,750	9,923	25,029	743	68,753
	85,961	38,463	7,847	71,192	211,816	44,469	459,748
Total identifiable net assets at fair value	77,378	14,234	15,365	194,857	11,957	22,500	336,291
Non-controlling interests (i)	—	(2,847)	(3,073)	(52,611)	(4,215)	—	(62,746)
Goodwill arising on acquisition	9,491	11,468	9,003	—	33,218	8,168	71,348
Gain on bargain purchase	—	—	—	(18,295)	—		(18,295)
Consideration transferred	86,869	22,855	21,295	123,951	40,960	30,668	326,598

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Fair value as of the acquisition date
Assets	Produttiva (e)	Cenagro (f)	Cenagral (g)	Union Agro (h)	Agrozap (i)	Nova Geração (j)	Total
Cash paid	36,385	16,724	15,376	103,800	18,813	15,574	206,672
Shares issued (i)	22,500	—	—	—	—	7,807	30,307
Payable in installments	27,984	6,131	5,919	20,151	22,147	7,287	89,619

(i)
The total of non-controlling interests and shares issued represents the capital increase of acquisition of subsidiaries presented in the statement of changes in net investment.

(b)
Acquisitions in the year ended June 30, 2021

The fair value of the identifiable assets and liabilities, consideration transferred and goodwill as of the date of each acquisition were:
	Fair value as of the acquisition date in 2021
Assets	Integra (k)	Quali Ciclo (l)	América (m)	Culti Var (n)	Desem Par (o)	Agrobi Ológica (p)	Total
Cash and cash equivalents	19,905	42,259	7,576	44,223	59,428	2,064	175,455
Trade receivables	21,543	81,377	76,123	231,784	251,002	30,154	691,983
Inventories	30,774	110,946	58,188	68,471	178,697	2,789	449,865
Other assets	5,489	31,940	3,840	11,505	34,119	69	86,962
Property, plant and equipment	832	9,914	603	2,770	7,652	4,083	25,854
Intangible assets	8,398	16,648	40,816	8,375	55,579	11,446	141,262
	86,941	293,084	187,146	367,128	586,477	50,605	1,571,381
Liabilities
Trade payables	47,082	205,861	114,474	217,486	348,213	1,256	934,372
Borrowings	48	5,518	—	50,870	17,231	3,248	76,915
Other liabilities	6,287	4,873	18,871	16,795	45,966	102	92,894
	53,417	216,252	133,345	285,151	411,410	4,606	1,104,181
Total identifiable net assets at fair value	33,524	76,832	53,801	81,977	175,067	45,999	467,200
Non-controlling interests	—	(22,458)	—	(13,706)	—	—	(36,164)
Goodwill arising on acquisition	22,259	19,231	7,841	6,467	72,933	7,004	135,735
Consideration transferred	55,783	73,605	61,642	74,738	248,000	53,003	566,771
Cash paid	27,723	34,021	42,505	54,184	188,000	28,000	374,433
Shares issued	12,848	—	—	—	—	18,006	30,854
Payable in installments	15,212	39,584	19,137	20,554	60,000	6,997	161,484

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(c)
Acquisitions in the year ended June 30, 2020

The fair value of the identifiable assets and liabilities, consideration paid and goodwill as of the date of each acquisition were:
	Fair value as of the acquisition date in 2020
	AGP (q)	AgSe and Fertilyser (r)	Produtec (s)	Central Agrícola (t)	Total
Cash and cash equivalents	12,207	2,405	49,989	23,191	87,792
Trade receivables	279,881	19,131	87,618	64,074	450,704
Inventories	107,725	8,614	13,689	8,387	138,415
Other assets	116,992	7,839	70,493	5,389	200,713
Property, plant and equipment	2,264	2,180	1,123	1,704	7,271
Intangible assets	66,479	1,356	4,275	2,746	74,856
	585,548	41,525	227,187	105,491	959,751
Liabilities
Trade payables	330,334	32,440	55,414	33,425	451,613
Borrowings	67,931	—	6,553	20,892	95,376
Other liabilities	99,907	1,943	105,285	—	207,135
	498,172	34,383	167,252	54,317	754,124
Total identifiable net assets at fair value	87,376	7,142	59,935	51,174	205,627
Non-controlling interests	—	(169)	(21,127)	—	(21,296)
Goodwill arising on acquisition	67,533	—	11,373	7,974	86,880
Consideration transferred	154,909	6,973	50,181	59,148	271,211
Cash paid	72,268	6,973	31,616	44,832	155,689
Shares issued	—	—	—	566	566
Payable in installments	82,641	—	18,565	13,750	114,956

(d)
Fair value of assets acquired

The Group estimated the fair value of significant assets acquired using the following valuation methods:
Item	2022	2021	2020	Nature	Valuation method
Customer relationship	45,922	119,466	70,975	A loyal relationship between the acquirees and its customers, which translates into recurring purchases of products and services	Multi Period Excess Earnings Method (MPEEM)
Inventories	212,513	449,865	138,415	Inventories	Selling price less all expenses related to the distribution of that good
Brand	8,764	5,930	—	Private label products (Produttiva, Union and Cengral)	Relief from Royalty method
Purchase Contracts	—	8,598	204	Favorable purchase contract with suppliers	Multi Period Excess Earnings Method (MPEEM)
	267,199	583,859	209,594

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
There were no differences between accounting basis and tax basis on fair value adjustments, therefore no deferred taxes were recorded, except for Cenagro and Cenagral that the Group recorded a deferred tax liability of R$1,188 once the Group does not have a viable tax plan that will permit that the accounting basis and tax basis be the same after the acquisition.
(e)
Acquisition of Produttiva

On June 23, 2021, an agreement was signed between Produtec Comércio e Representações S.A. (“Produtec”), a subsidiary of Lavoro Brazil, to acquire Produtiva Agronegócios Comércio e Representações S.A. (“Produttiva”), establishing the terms and other conditions for its acquisition.
Consideration transferred for the acquisition amounted to R$86,869, of which 70% will be paid in cash and 30% paid in shares issued by Produtec to the selling shareholders representing 9.1% of its capital. The fair value of such shares was R$ 22,500 and was based on an equity transaction with third parties close to the acquisition date.
The acquisition was completed on September 2, 2021, and the Group currently indirectly owns 100% interest.
Under the terms of the acquisition agreement the Group is committed to repay the sellers an amount of R$4,733 related to the successful collection of receivables past due at the acquisition date.
(f)
Acquisition of Cenagro

On July 28, the Group signed an agreement to acquire Grupo Cenagro SAS (“Cenagro”), an entity incorporated in Colombia, establishing the terms and other conditions for its acquisition.
The acquisition was completed on August 31, 2021 and the Group currently owns 100% interest in Cenagro.
(g)
Acquisition of Cenagral

On July 28, the Group signed an agreement to acquire Cenagral SAS (“Cenagral”), an entity incorporated in Colombia, establishing the terms and other conditions for its acquisition.
The acquisition was completed on August 31, 2021 and the Group currently owns 100% interest in Cenagral.
(h)
Acquisition of Union Agro

On July 26, 2021, the Group signed an agreement to acquire Union Agro S.A. (“Union Agro”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on October 28, 2021 and the Group currently owns 73% interest.
A gain on bargain purchase in the amount of R$ 18,295 was recognized on the acquisition date. This gain is recorded under other operating income, net, according to note 25.
(i)
Acquisition of Agrozap

On August 5, 2021, the Group signed an agreement for the acquisition of Facirolli Comércio e Representações Ltda. (“AgroZap”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on January 7, 2022 and the Group currently owns 75% interest.
Under the terms of the acquisition agreement the Group is committed to repay the sellers an amount of R$4,029 related to the successful collection of receivables past due at the acquisition date.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(j)
Acquisition of Nova Geração

On December 24, 2021, the Group signed an agreement for the acquisition of Nova Geração Comércio de Produtos Agrícolas Ltda. (“Nova Geração”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on April 6, 2022 and the Group currently owns 100% interest.
Total consideration transferred amounted to R$ 30,668, of which R$ 10,930 was paid in cash on the closing date of the acquisition on April 6, 2022 and R$ 7,807 paid in shares. The remaining R$ 11,931 will be paid in cash until April 2023.
(k)
Acquisition of Integra

On June 18, 2020, an agreement was signed between a subsidiary of Lavoro Brazil, Produtec Comércio e Representações S.A. (“Produtec”), and the shareholders of Integra Soluções Agrícolas Ltda. (“Integra”), establishing the terms and other conditions for its acquisition.
Consideration transferred to the acquisition was composed by 70.3% to be paid in cash and 29.7% settled in shares issued by Produtec to the selling shareholders representing 8.4% of its capital. The fair value of such shares was R$ 12,848 and was based on an equity transaction with third parties close to the acquisition date.
The acquisition was completed on September 1, 2020, and the Group currently indirectly owns 72.42% interest at Integra through Produtec, which owns directly 100% at Integra.
(l)
Acquisition of Qualiciclo

On July 17, 2020, an agreement was signed between the Group and the shareholders of Qualiciclo Agrícola S.A. (“Qualiciclo”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on November 17, 2020. The Group currently owns a 70,77% interest.
Under the terms of the agreement the Group is committed the repay the sellers amounts related to the successful collection of administrative proceeding on tax credits with the RFB in the amount of R$13,844. The Group recognizes an account payable for the amounts of probable disbursements as of the acquisition date.
(m)
Acquisition of América

On September 11, 2020, an agreement was signed between the Group and the shareholders of América Insumos Agrícolas Ltda. (“América”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on December 30, 2020. The Group currently owns a 100% interest.
(n)
Acquisition of Cultivar

On November 12, 2020, an agreement was signed between Distribuidora Pitangueiras de Produtos Agropecuários S.A, a subsidiary Lavoro Agro, and the current shareholders of Cultivar Agrícola e Comércio, Importação e Exportação Ltda. (“Cultivar”), establishing the terms and other conditions for its acquisition.
Pitangueiras became the parent company of Cultivar, holding 60.7% of its capital on the deal’s closing date, April 1, 2021. The contract guarantees the payment of installment in the event of successful collection of receivables past due at the acquisition date in the amount of R$5,752. The Group recognizes an account payable for the amounts for which there are probable disbursements.
(o)
Acquisition of Desempar

On December 4, 2020, an agreement was signed by the Group for the acquisition of Desempar Participações Ltda. (“Desempar”), establishing the terms and other conditions for its acquisition.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The acquisition was completed on March 31, 2021. The Group currently owns 100% interest.
(p)
Acquisition of Agrobiológica

On July 21, 2020, an agreement was signed by Agrobiológica Sustentabilidade S.A. (formerly Maneogene Agrociência S.A.) (“Agrobiológica Sustentabilidade”), a subsidiary Lavoro Brazil, to acquire Agrobiológica Soluções Naturais Ltda. (“Agrobiológica”), establishing the terms and other conditions for its acquisition.
Consideration transferred to the acquisition was composed by 55.2% to be paid in cash and 44.8% settled in shares issued by Agrobiológica Sustentabilidade to the selling shareholders representing 34.9% of its capital. The fair value of the shares issues was R$ 18,006 and was based on discounted cash flow methodology.
The acquisition was completed on August 28, 2020. The Group currently indirectly owns 65.1% interest at Agrobiológica through Agrobiológica Sustentabilidade, which directly owns 100% interest at Agrobiológica.
(q)
Acquisition of AGP Group

On September 10, 2019, the Group entered into an agreement for the acquisition of the “AGP Group”, establishing the terms and other conditions for its acquisition. The acquisition was completed on January 21, 2020.
Under the terms of the agreement the Group is committed to repay the sellers amounts related to the successful collection of receivables past due at the acquisition date in the amount of R$19,876 and R$699 for the successful collection of administrative proceeding on tax credit with the RFB. The Group recognizes an account payable for the amounts of probable disbursements as of the acquisition date.
(r)
Acquisition of AgSe and Fertilyser

On December 23, 2019, an agreement was signed between the Group and the shareholders of Agricultura y Servicios S.A.S (“AgSe”) and Fertilizantes Liquidos y Servicios S.A.S. (“Fertilyser”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on February 28, 2020 and the Group currently owns a 97.61% interest.
(s)
Acquisition of Produtec

On December 9, 2019, an agreement was signed between the Group and the shareholders of Produtec Comércio e Representações S.A. (“Produtec”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on April 1, 2020, and the Group currently owns a 64.75% interest.
(t)
Acquisition of Central Agrícola

On January 13, 2020, an agreement was signed by Lavoro Agrocomercial S.A. (“Lavoro Agrocomercial”), a subsidiary Lavoro Brazil for the acquisition of Central Agrícola Rural Distribuidora de Defensivos Ltda. (“Central Agrícola”), establishing the terms and other conditions for its acquisition.
Consideration transferred to the acquisition was composed by 95.0% to be paid in cash and 5% settled in shares issued by Lavoro Agrocomercial to the selling shareholders representing 0.2% of its capital. The fair value of such shares was R$ 566 and was based on an equity transaction with third parties.
The acquisition was completed on May 20, 2020. The Group currently indirectly owns 91.65% interest at Central Agrícola which directly owns 100% interest at Central Agricola.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(u)
Pro forma information (unaudited)

The following tables discloses the Group’s revenues and profit or loss for the year as all the acquisitions completed during the year were completed at the beginning of the such year:
	2022	2021	2020
Revenues	8,163,196	6,231,988	5,176,161
Profit (loss) for the year	151,235	81,742	(38,122)

(v)
Revenues and results from new subsidiaries

The revenues and profit (loss) of the acquisitions from the acquisition date through the end of the fiscal year in which the acquisition was completed and included in the combined statement of profit or loss are as follows:
Acquisitions in the year ended June 30, 2022
	Revenues	Profit (loss)	Period from
Produttiva	175,335	14,152	September 2021
Cenagro	156,722	6,372	September 2021
Cenagral	26,267	(1,013)	September 2021
Union Agro	156,000	23,428	November 2021
Agrozap	132,911	1,632	January 2022
Nova Geração	7,179	(3,828)	April 2022
Total	654,414	40,743
Acquisitions in the year ended June 30, 2021
	Revenues	Profit (loss)	Period from
Integra	144,087	(4,773)	September 2020
Agrobiológica	39,839	17,217	September 2020
Qualiciclo	210,521	(12,571)	December 2020
América	74,446	9,304	January 2021
Cultivar	15,263	(9,185)	April 2021
Desempar	130,771	(13,409)	April 2021
Total	614,927	(13,417)
Acquisitions in the year ended June 30, 2020
	Revenues	Profit (loss)	Period from
AGP Group	347,609	(28,948)	February 2020
AgSe and Fertilyser	61,094	326	March 2020
Produtec	5,255	(1,699)	April 2020
Central Agrícola	14,106	(4,402)	June 2020
Total	428,064	(34,723)

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
21.   Income taxes
Accounting policy
a)
Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income. Current income tax relating to items recognized directly in equity is recognized in equity and not in the statement of profit or loss.
Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Income taxes in Brazil and Colombia are paid by each legal entity on a stand alone basis.
b)
Deferred tax

Deferred taxes is provided using the liability method on temporary differences between the carrying amount of assets and liabilities and their tax basis.
Deferred tax liabilities are recognized for all taxable temporary differences, except:
•
When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

•
In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:
•
When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

•
In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized.
Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered. In assessing the recoverability of deferred tax assets, the Group relies on the same forecast assumptions used elsewhere in the financial statements and in other management reports.
The benefits of uncertain tax positions are recorded only after determining, based on the position of its internal and external legal advisors, a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority.
Critical accounting estimates and judgments
Significant judgements, estimates and assumptions are required to determine the amount of deferred tax assets that are recognized based on the likely timing and future taxable profits. Deferred tax assets arising from tax losses carryforward and temporary differences are recognized considering assumptions and projected cashflows. Deferred tax assets may be affected by factors including, but not limited to: (i) internal assumptions on the projected taxable income, which are based on sales planning, operational costs and planned capital costs; (ii) macroeconomic environment; and (iii) trade and tax scenarios.
The Group applies significant judgement in identifying uncertainties over income tax treatments, which could impact the consolidated financial statements. The Group operates in multiple jurisdictions where uncertainties arise in the application of complex tax regulations. The Group and its subsidiaries are subject to reviews of income tax filings and other tax payments, and disputes can arise with the taxing authorities over the interpretation of the applicable laws and regulations.
(a)   Reconciliation of income taxes expense
	2022	2021	2020
Profit (loss) before income taxes	140,424	46,207	(174,878)
Statutory rate(i)	34%	34%	34%
Income taxes at statutory rate	(47,744)	(15,710)	59,459
Deferred income taxes not recognized as deferred tax asset(ii)	(7,055)	(11,755)	(6,343)
Difference from income taxes calculation based on taxable profit computed as a percentage of gross revenue	7,080	5,375	—
Tax benefits(iii)	15,066	—	—
Others	(9)	(2,586)	259
Income tax expense	(32,662)	(24,676)	53,375
Income tax and social contribution at the effective rate	23%	52%	31%
Current income taxes	(111,409)	(61,676)	(23,544)
Deferred income taxes	78,747	37,000	76,919

(i)
The effective rate reconciliation considers the statutory income taxes rates in Brazil, due to the significance of the Brazilian operation when compared to Colombia. The difference to reconcile the effective rate to the Colombian statutory rate (32%) is included as others.

(ii)
The Group did not recognize deferred tax on tax losses from the following subsidiaries: Lavoro Agro Holging S.A and Qualicíclo Agrícola S.A. The total amount of unrecognized credits on tax losses is R$ 75,489 (2021 R$ 93,404). The Group assessed that is unlikely that these subsidiaries will generate future taxable income in the foreseeable future.

(iii)
This amount reflects the tax benefit that allows the deduction of the ICMS tax benefits in the calculation of the income tax.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)   Deferred income taxes balances
	2022	2021
Deferred assets and liabilities:
Amortization of fair value adjustment	32,787	40,820
Tax losses	49,332	31,801
Allowance for expected credit losses	51,379	30,721
Adjustment to present value	40,639	18,708
Provision for management bonuses	26,738	9,475
Allowance for inventory losses	3,463	2,655
Financial effect on derivatives	2,001	1,743
Fair value of commodity forward contracts	(1,959)	194
Unrealized exchange gains or losses	(1,803)	(1,569)
Gain on bargain purchase	(6,221)	—
Rebates	(7,325)	(19,800)
Other provisions	4,464	—
Deferred tax assets	200,986	114,748
Deferred tax liabilities	(7,491)	—
Deferred tax assets, net	193,495	114,748
Deferred income taxes
Reconciliation of deferred tax assets, net:
At June 30, 2020	77,748
Recognized in the statement of profit or loss	37,000
At June 30, 2021	114,748
Recognized in the statement of profit or loss	78,747
At June 30, 2022	193,495
(c)   IFRIC 23 Uncertainty over Income Tax Treatments
IFRIC 23 addresses the accounting of income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor specifically includes requirements relating to interest and fines associated with uncertain tax treatments. IFRIC 23 specifically addresses the following:
•
whether an entity considers uncertain tax treatments separately;

•
the assumptions an entity makes about the examination of tax treatments by taxation authorities;

•
how an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates; and

•
how an entity considers changes in facts and circumstances.

The Group decides whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments and considers the approach that best predicts the resolution of such uncertainty. The Group also applies significant judgment in identifying uncertainties over income tax treatments.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
After adopting the Interpretation, the Group considered whether it has uncertain tax positions, and concluded that there was no impact on the financial statements with the adoption of this new interpretation.
22.
Provisions for contingencies

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are reviewed and adjusted to reflect management’s best estimate at the reporting dates.
Probable Losses
The balance of probable losses from civil, tax and labor contingencies recognized by the Group was R$ 2,966 and R$ 3,602, respectively as of June 30, 2022 and June 30, 2021.
Possible Losses
The Group is a party to various proceedings involving tax, environmental and civil matters that were assessed by management, under advice of legal counsel, as possibly leading to losses. Possible losses from contingencies amounted to R$ 11,600 and R$ 9,762, as of June 30, 2022 and June 30, 2021, respectively.
23.
Advances from customers

Advances from customers arise from the “Cash sale” modality, in which rural producers advance payments to the Group at the beginning of a harvest, before the billing of agricultural inputs. These advances are settled in the short term.
(a)   Movement in the year:
	2022	2021	2020
Balance as of the beginning of the year	509,403	218,699	25,652
Revenue recognized that was included in the contract liability balance at the beginning of the year	(509,403)	(218,699)	(25,652)
Increase in advances	301,963	390,809	109,760
Advances from acquired companies	18,597	118,594	108,939
Balance at the end of the year	320,560	509,403	218,699

24.
Related parties

Related parties of the Group that have receivable, payable or other balances are either (i) Non-controlling shareholders, (ii) Patria Investments Limited, which manages the funds that control the Group or (iii) Key management personnel.
(a)   Breakdown of assets and liabilities:
	2022	2021
Assets
Trade receivables(i)	11,677	13,088
Advances to suppliers(i)	67	4,825
Total assets	11,744	17,913
Liabilities
Trade payables(i)	274	—

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2022	2021
Advances from customers(i)	1,097	327
Payables for the acquisition of subsidiaries(ii)	63,930	57,495
Dividends payable	—	8,520
Payroll liabilities	—	207
Total liabilities	65,301	66,549

(i)
Refer to commercial transactions in the ordinary course of business with non-controlling shareholders of subsidiaries. Such transactions are carried at the same commercial terms as non-related parties’ customers or suppliers.

(ii)
Payments in installments to the non-controlling shareholders related certain business combination described in Note 19.

(b)   Statement of profit or loss
	2022	2021	2020
Revenue from sales of products(i)	13,046	5,592	285
M&A and monitoring expenses(ii)	(2,504)	—	(4,564)
Other expenses	(1,417)	—	—
Total	9,125	5,592	(4,279)

(i)
Refer to commercial transactions in the ordinary course of business with non-controlling shareholders of subsidiaries. Such transactions are carried at the same commercial terms as non-related parties’ customers.

(ii)
Expenses paid to the Parent in relation to management support services for acquisition transactions.

(c)   Key management personnel compensation
	2022	2021	2020
Wages	7,241	6,540	5,036
Direct and indirect benefits	509	551	505
Variable compensation (bonuses)	3,950	6,148	5,812
Short-term benefits	11,700	13,239	11,353
All compensation is comprised of short-term benefits. The amounts described above include payments to Lavoro Brazil’s board of directors and the executive officers.
25.   Net investment
The combined financial statements were prepared in accordance with principles described in Note 2. No share capital is presented. The net investment and the profit (loss) for the year is derived by aggregating the net assets and business activities of the Group.
Acquisition of non-controlling interests
A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. When the proportion of the equity held by non-controlling interests changes, the Group adjusts the carrying amount of the controlling and non-controlling interests to reflect the changes in its

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
relative interests in the subsidiary. The Group recognizes directly in equity any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received.
Acquisitions of non-controlling interests in the year ended June 30, 2022
In December 2021, the Group acquired an additional 20% stake of Group Cenagro through the exchange of shares of Lavoro Colombia SAS representing a 2.68% interest. No cash consideration was paid. The fair value of such shares was R$6,480 and the carrying amount of the 20% non-controlling interest was R$4,602. The fair value of the consideration was based on an equity transaction with third partiesclose to the acquisition date.The Group recognized an increase in non-controlling interest of R$1,878 and a decrease in net investment of the Parent of R$1,878.
In June 2022, the Group acquired an additional 5.77% stake of Lavoro Agrocomercial S.A. paid in cash for R$16,782. The carrying amount of the 5.77% non-controlling interest was R$9,769. The Group recognized a decrease in non-controlling interest of R$9,769 and a decrease in net investment of the Parent of R$7,013.
In June 2022, the Group acquired an additional 7.65% stake of Produtec Comércio e Representações S.A. paid in cash for R$17,569. The carrying amount of the 6.89% non-controlling interest was R$23,203. The Group recognized a decrease in non-controlling interest of R$23,203 and an increase in net investment of the Parent of R$5,634.
The effect on the total net investment during the year is summarized as follow:
In the year ended June 30, 2022:
Carrying amount of non-controlling interests acquired in cash	32,972
Difference between consideration paid in shares and non-controlling interest acquired	(1,878)
Total carrying amount of non-controlling interests acquired, net	31,094
Consideration paid in cash to non-controlling interests	(34,351)
Excess of consideration paid recognized in net investment of the Parent	(3,257)
Acquisitions of non-controlling interests in the year ended June 30, 2021
In fiscal year ended June 30, 2021, the Group acquired an additional 8.94% stake of Lavoro Agrocomercial paid in cash for R$79,493. The carrying amount of the 8.94% non-controlling interest was R$57,422. The Group recognized a decrease in non-controlling interests of R$57,422 and a decrease in net investment of the Parent of R$22,071, as follows:
Carrying amount of non-controlling interests acquired	57,422
Consideration paid in cash to non-controlling interests	(79,493)
Excess of consideration paid recognized in net investment of the Parent	(22,071)
Earnings per share
As the financial statements have been prepared on a combined basis, earnings per share is not a meaningful measure of financial performance for any of the periods presented. Therefore, Group management has determined that presenting an earnings per share calculated on the combined information would not accurately reflect the historical earnings per share. Accordingly, the requirement of IAS 33 —  Earnings per share to disclose earnings per share is not applicable.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
26.   Revenue from contracts with customers
Accounting policy
The Group is engaged in the agricultural input distribution in Latin America and started on July 2021 an agricultural input trading Group in Uruguay.
Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services.
Revenue from the sale of agricultural inputs is recognized at the point in time when control of the product is transferred to the customer as follows:
(i)
Retail sales — Sale of products in retail locations, or delivered to the customers, including crop protection, fertilizers, seeds, specialty inputs and grains as a result of Barter transactions (Note 11);

(ii)
Private Label products — Products delivered to the client such as biological, special fertilizers and off-patent.

When products are delivered to the customer revenue is recognized when the customer receives the product at the specified location. The Group engages third parties to provide freight services.
The Group provides pulverization services. The Group recognizes revenues from these services when the customer receives and consumes the benefits provided to them, at the time the pulverization services take place.
The Group generally acts as a principal as it has the primary responsibility for delivering the contracted goods, bears the inventory risk, and has discretion to establish the price.
Revenue from contracts with customers is recognized at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. For sales of grains see Note 11.
Sales prices are substantially based on international benchmark market prices, which are variable and subject to global supply and demand, and other market factors. There are no general warranties to the customers. Returns and incentives are estimated based on historical and forecasted data, contractual terms, and current conditions. Transportation costs are generally recovered from the customer through sales pricing and is included in cost of goods sold.
Trade receivables usually include a significant financing component. As such, the transaction price is discounted, using the interest rate implicit in the contract (i.e., the interest rate that discounts the trade receivable amount to the cash selling price) and revenue is recognized for such amount. Significant financing component is recognized as financial income under the amortized cost method. The average monthly interest rate applied was 1% for June 2022 and June 2021. Below is revenue from contracts with customers disaggregated by product line and geographic location:

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2022	2021	2020
Retail sales
Brazil	6,248,591	4,198,570	2,164,774
Colombia	1,088,328	788,674	510,953
	7,336,919	4,987,244	2,675,727
Private Label products
Brazil	331,527	41,138	163
Services
Colombia	78,088	70,163	30,391
Total Revenues	7,746,534	5,098,545	2,706,281
Summarized by region
Brazil	6,580,118	4,239,708	2,164,937
Colombia	1,166,416	858,837	541,344
(i)   Non-cash consideration
As explained in Note 11, the Group receives grains from certain customers in exchange to the product sold. The fair value of such non-cash consideration received from the customer is included in the transaction price and measured when the Group obtains control of the grains.
The Group estimates the fair value of the non-cash consideration by reference to its market price.
27.   Costs and expenses by nature
Accounting policy
(a)
Cost of goods sold

The cost of goods sold comprises the cost of purchases, net of rebates, discounts and commercial agreements received from suppliers, variations in inventories and logistics costs (inbound and outbound). The cost of goods sold includes the cost of the logistics operations managed or outsourced by the Group, including storage, handling and freight costs incurred until goods are ready to be sold.
Trade payables include a significant financing component. As such, trade payables are discounted, using the interest rate implicit in the contract (i.e., the interest rate that discounts the trade payable amount to the purchase paid in cash) and inventory is recorded at such amount. Significant financing component is recognized as financial expense under the amortized cost method. The average monthly interest rate applied was 1.18% per month for June 2022, 2021 and 2020.
(b)
Sales, general and administrative expenses

Sales, general and administrative expenses refer to indirect expenses and the cost of the corporate departments, information technology, treasury function, sales force personnel and marketing and advertising expenses.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The breakdown of costs and expenses by nature is as follows:
	2022	2021	2020
Cost of inventory(i)	6,368,444	4,357,001	2,354,210
Personnel expenses	485,643	286,086	151,178
Maintenance of the units	30,567	22,387	10,296
Consulting, legal and other professional services	118,056	67,836	36,920
Freight on sales	47,979	31,911	17,225
Commissions	33,874	42,447	6,769
Storage	5,363	8,425	5,993
Travels	23,605	18,444	9,976
Depreciation	9,697	5,717	5,770
Amortization of intangibles	57,607	29,717	20,024
Amortization of rights of use	51,203	17,997	10,862
Taxes and fees	29,849	17,948	7,718
Short term rentals	11,733	20,525	5,053
Business events	4,893	1,951	1,964
Marketing and advertising	18,181	4,089	1,253
Insurance	3,395	2,877	1,516
Utilities	12,696	6,693	9,027
Allowance for expected credit losses	27,393	11,094	86,901
Losses and damages of inventories	23,339	9,808	726
Fuels and lubricants	23,705	4,373	3,222
Legal fees	7,025	3,208	1,476
Other administrative expenditures	49,178	11,629	30,658
Total	7,443,425	4,982,163	2,778,737
Classified as:
Cost of goods sold	6,421,037	4,362,657	2,384,080
Sales, general and administrative expenses	1,022,388	619,506	394,657

(i)
Includes fair value on inventory sold from acquired companies, in the amounts of R$ 27,005, R$ 39,536 and R$ 13,848 respectively for the years ended June 30, 2022, 2021 and 2020.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
28.   Finance income (costs)
	2022	2021	2020
Finance income
Interest from cash equivalents	8,703	2,461	1,507
Interest arising from revenue contracts	407,449	204,744	49,010
Foreign exchange differences	—	12,759	—
Gain on changes in fair value of derivative instruments	—	—	4,260
Gain on change in fair value of commodity forward contracts	9,200	6,337	—
Other	1,581	798	712
Total	426,933	227,099	55,489
Finance costs
Interest on borrowings	(74,081)	(33,971)	(23,010)
Interest on leases	(13,217)	(5,076)	(2,058)
Interest on trade payables	(506,778)	(256,122)	(45,035)
Foreign exchange differences	(1,957)	—	(78,728)
Loss on changes in fair value of derivative instruments	(26,323)	(4,883)	—
Loss on changes in fair value of commodity forward contracts	—	—	(6,909)
Other	(24,021)	(12,840)	(12,966)
Total	(646,377)	(312,892)	(168,706)
Finance income (costs)	(219,444)	(85,793)	(113,217)
29.   Non-cash transactions
The Group carries out non-cash transactions which are not reflected in the statement of cash flows.
The main non-cash transactions are related to the acquisition of subsidiaries through the issuance of shares and accounts payable as described in note 20.
The Group had a non-controlling interest acquisition through the exchange of shares as described in note 25.
The Group also had non-cash additions to right-of-use assets and lease liabilities of R$124,740 in 2022 (R$21,606 in 2021 and R$32,696 in 2020).
30.   Relevant events occurred after the balance sheet date
•
Acquisition of Floema

On March, 2022, the Group signed an agreement for the acquisition of Floema Soluções Nutricionais de Cultivos Ltda. (“Floema”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on August 4, 2022 and the Group currently owns 100% interest. Consideration transferred for the acquisition amounted to R$49,185, of which R$20,700 was paid in cash on the closing date, which R$25,294 will be paid in cash within 12 months after the closing date and R$12,296 will be paid in shares issued by Agrozap.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The following table summarizes the preliminary allocation of the consideration transferred as of August 4, 2022:
Cash paid	25,294
Payable in installments	12,296
Shares issued(i)	11,595
Fair value of consideration transferred	49,185
(-) Fair value of net assets acquired:
Assets
Cash and cash equivalents	24,167
Trade receivables	44,702
Inventories	52,133
Other assets	11,737
Property, plant and equipment	1,152
Intangible	14,881
148,772
Liabilities
Trade payables	88,902
Other liabilities	26,353
115,255
Total identifiable net assets at fair value	33,517
Preliminary goodwill arising on acquisition	15,668
(i)   Shares issued as consideration
Consideration transferred to the acquisition was composed by 75% to be paid in cash and 25% settled in shares issued by Agrozap to the selling shareholders. The fair value of such shares was R$ 11,595 and was based on an equity transaction with third parties close to the acquisition date.
Below is the estimated fair value of the significant separately identified assets as of the acquisition date:
Item	Total	Nature	Assessment method
Customer relationship	14,881	A loyal relationship between these acquirees and its customers, which translates into recurring purchases of products and services	Multi Period Excess Earnings Method (MPEEM)
Inventories	52,133	Fair value of inventory considering the replacement cost methodology	Selling price less all expenses related to the selling the inventory
	67,014
There were no differences between accounting basis and fiscal basis on fair value adjustments, therefore no deferred taxes were recorded.
•
Acquisition of Casa Trevo Participações S.A.

On May 5, 2022, the Group signed an agreement for the acquisition of Casa Trevo Participações S.A. (“Casa Trevo”), establishing the terms and other conditions for its acquisition.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The acquisition was completed on August 31, 2022 and the Group currently owns and 85% interest.
Consideration transferred for the acquisition amounted to R$42,500, which will be paid in cash.
The Group is in the process of estimating the fair value of assets acquired and liabilities assumed, and such estimation has not been concluded.
•
Acquisition of Provecampo

On June 16, 2022, the Group signed an agreement for the acquisition of Provecampo S.A.S. (“Provecampo”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on July 29, 2022 and the Group currently owns 100% interest. Consideration transferred for the acquisition amounted to R$21,688 of which R$14,221 was paid in cash on the closing date, and the remaining R$7,467 will be paid in cash in two equal annual installments within 24 months after the closing date.
The following table summarizes the preliminary allocation of the consideration transferred as of July 29, 2022:
Cash paid	14,221
Payable in installments	7,467
Fair value of consideration transferred	21,688
(-) Fair value of net assets acquired:
Assets
Cash and cash equivalents	10,479
Trade receivables	7,514
Inventories	6,634
Property, plant and equipment	817
Intangible	10,218
35,662
Liabilities
Trade payables	11,635
Deferred tax liabilities	4,110
Other liabilities	909
16,654
Total identifiable net assets at fair value	19,008
Preliminary goodwill arising on acquisition	2,680
Below is the estimated fair value of the significant separately identified assets as of the acquisition date:
Item	Total	Nature	Assessment method
Customer relationship	10,218	A loyal relationship between these acquirees and its customers, which translates into recurring purchases of products and services	Multi Period Excess Earnings Method (MPEEM)
Inventories	6,634	Fair value of inventory considering the replacement cost methodology	Selling price less all expenses related to the selling the inventory
	16,852

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
the Group recorded a deferred tax liability of R$4,110 once the Group does not have a viable tax plan that will permit that the accounting basis and tax basis be the same after the acquisition.
•
Acquisition of Sollo Sul e Dissul

On July 22, 2022, the Group signed an agreement for the acquisition of Sollo Sul Insumos Agrícolas Ltda (“Sollo Sul”) and Dissul Insumos Agrícolas Ltda. (“Dissul”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on November 30, 2022 and the Group currently owns 100% interest. Consideration transferred for the acquisition amounted to R$105,941 of which R$52,971 was paid in cash on the closing date, and the remaining R$52,970 will be paid in cash in two equal annual installments within 24 months after the closing date.
The Group is in the process of estimating the fair value of assets acquired and liabilities assumed, and such estimation has not been concluded.
•
Acquisition of NS Agro

On August 25, 2022, the Group signed an agreement for the acquisition of 82% interest in NS Agro S.A. (“NS Agro”), establishing the terms and other conditions for its acquisition.
Consideration transferred for the acquisition amounted to R$664,210, to be paid in cash in three installments.
The completion of this acquisition is subject to the usual precedent conditions for this type of transaction, including the approval by the regulatory authorities in Brazil, and has not been completed by the Group as of the issuance date of these interim financial statements.
•
Approval of the Group’s Long-Term Incentive Policy

On August 17, 2022, the Long Term Incentive Policy was approved by the Group. The new policy aims to allow its participants to have the right, in accordance with the terms and conditions provided for therein, to the long-term incentive, embodied the right to receive cash or goods, or shares issued by Lavoro Agro Limited (“Holding Offshore”) or new Holding, as defined in the policy.
The Group has granted 46,800,000 options with the vesting condition being:
(i)
a service condition: one third of the options on the 3rd anniversary of the grant date, one third on the 4th anniversary of the grant date and one third on the 5th anniversary of the grant date; and

(ii)
a market condition: a liquidity event with verification of the minimum return, as defined in the policy.

After both conditions are fulfilled, the participants will have their options vested and the right to receive the incentive from the Group.
The plan determines that the term has 5 years of validity. If a liquidity event has not occurred during this time, the reference options will be extinguished without any payment or incentive being due by the Group.
•
FIAGRO (Investment Fund in Agro)

On July 22, 2022, we entered into an agreement to transfer receivables in the aggregate amount of R$160.0 million to Lavoro Agro Fundo de Investimentos nas Cadeias Produtivas Agroindustriais (Fiagro) — Direitos Creditórios, or “Fiagro,” an investment fund legal structure established under Brazilian law designed specifically for investing in agribusiness credit rights receivables.
The Fiagro fund was structured with several tranches of quotas, with senior and mezzanine quotas bearing interest at a benchmark rate of return ranging from the CDI rate + 2.45% per year up to the CDI

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
rate + 8.0% per year. Residual returns from the Fiagro fund, if any, are paid on the subordinated quotas, which do not bear interest and are not otherwise entitled to any pre-established rate of return. Senior and mezzanine quotas amortize annually over a three year period after an initial 24-month grace period, whereas subordinated quotas amortize at the end of the fifth annual period.
Certain of Patria Investments Limited’s related parties acquired the mezzanine quotas of Fiagro in an aggregate amount of R$56.0 million. The Group acquired the subordinated quotas of Fiagro in an aggregate amount of R$8.1 million. Our agreement to assign certain credit rights to Fiagro will expire when all assigned receivables have been liquidated.

Annex A
BUSINESS COMBINATION AGREEMENT
by and among
LAVORO LIMITED,
LAVORO MERGER SUB I LIMITED,
LAVORO MERGER SUB II LIMITED,
LAVORO MERGER SUB III LIMITED,
LAVORO AGRO LIMITED
and
TPB ACQUISITION CORPORATION I
dated as of September 14, 2022

A-i

A-ii

A-iii

Exhibits and Schedules
Exhibit A
Form of Voting and Support Agreement

Exhibit B
Form of Lock-Up Agreement

Exhibit C
Form of Sponsor Letter Agreement

Exhibit D
Form of A&R Registration Rights Agreement

Exhibit E
Form of New PubCo Second A&R Charter

Exhibit F
Form of First Plan of Merger

Exhibit G
Form of Second Plan of Merger

Exhibit H
Form of Third Plan of Merger

Exhibit I
Form of New PubCo A&R Charter

Schedule A
Pre-Closing Restructuring

Schedule B
New PubCo Board

Schedule C
Adjustment Factor Calculation Methodology

Annex A
Cashout Shares

A-iv

BUSINESS COMBINATION AGREEMENT
THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of September 14, 2022 (this “Agreement”), by and among LAVORO LIMITED, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), LAVORO MERGER SUB I LIMITED, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), LAVORO MERGER SUB II LIMITED, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), LAVORO MERGER SUB III LIMITED, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), LAVORO AGRO LIMITED, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), and TPB ACQUISITION CORPORATION I, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”). Each of New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub, the Company and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company with limited liability on February 8, 2021 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, in anticipation of the Transactions (as defined below), (i) the Company (the “Incorporator”) has caused to be incorporated for de minimis consideration, and is the sole shareholder of, New PubCo and (ii) New PubCo has caused to be incorporated, and is the sole shareholder of, (x) First Merger Sub, (y) Second Merger Sub and (z) Third Merger Sub;
WHEREAS, in anticipation of the Transactions, as soon as practicable after the date hereof, and in any event prior to the First Effective Time (as defined below), the Company will use reasonable best efforts to take, or cause to be taken, in accordance with all applicable Legal Requirements (as defined below), all of the actions set forth on Schedule A in order to complete the Pre-Closing Restructuring (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and the Company Shareholders will enter into a voting and support agreement in substantially the form attached hereto as Exhibit A (the “Voting and Support Agreement”), pursuant to which the Company Shareholders will agree to, as promptly as practicable following the time at which the Registration Statement shall have been declared effective and made available to such Company Shareholders, approve the actions contemplated in this Agreement for which the approval of the Company Shareholders is required;
WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo, SPAC and the Company Shareholders will enter into a lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”), pursuant to which the Company Shareholders will agree to certain restrictions on transfer relating to their New PubCo Ordinary Shares as set forth in the Lock-Up Agreement;
WHEREAS, the Parties intend to effect the Mergers (as defined below) in accordance with the Companies Act (as defined below) and upon the terms and conditions set forth in this Agreement whereby (a) on the day immediately prior to Closing Date (as defined below), (i) First Merger Sub shall be merged with and into SPAC (the “First Merger”), with SPAC surviving as a direct wholly owned subsidiary of New PubCo, (ii) immediately following the First Merger, SPAC shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “SPAC Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of New PubCo and (b) following the Second Merger, on the Closing Date, Third Merger Sub shall be merged with and into the Company (the “Third Merger” and, together with the SPAC Mergers, the “Mergers”) with the Company surviving as a direct wholly owned subsidiary of New PubCo;
WHEREAS, on the day prior to the Closing Date and immediately following the Second Effective Time, (a) New PubCo will redeem and cancel the shares of New PubCo held by the Incorporator (the

“Redemption”), and (b) on the Closing Date and prior to the Third Merger, upon the effectiveness of the New PubCo Second A&R Charter pursuant to this Agreement, each New PubCo Class B Ordinary Share will be converted into a New PubCo Class A Ordinary Share (the “Recapitalization”), as described below;
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i) determined that the Mergers are fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement, the Mergers, the Transaction Agreements (as defined below) to which it is a party and the other actions contemplated by this Agreement, and (iii) determined to recommend that the shareholders of SPAC (the “SPAC Shareholders”) vote to approve the SPAC Shareholder Matters (as defined below) and such other actions as contemplated by this Agreement (the “SPAC Recommendation”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Third Merger is fair to, and in the best interests of, the Company and its shareholders (the “Company Shareholders”), (ii) approved this Agreement, the Third Merger, the Transaction Agreements (as defined below) to which it is a party and the other actions contemplated by this Agreement, and (iii) determined to recommend that the Company Shareholders vote to approve the Third Merger and such other actions as contemplated by this Agreement (the “Company Shareholder Matters”);
WHEREAS, the respective boards of directors of each of New PubCo and the Merger Subs have unanimously determined, approved and declared that the transactions contemplated by this Agreement (including, as applicable, the First Plan of Merger (as defined below), the First Merger, the Second Plan of Merger (as defined below), the Second Merger, the Third Plan of Merger (as defined below), the Third Merger and the Transaction Agreements to which they are a party) are in the best interests of their respective companies;
WHEREAS, for U.S. federal income Tax purposes, it is intended that (i) the SPAC Mergers and the Redemption, taken together, shall qualify as a transaction treated as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code, (ii) the Recapitalization shall qualify as transaction treated as a “reorganization” pursuant to Section 368(a)(1)(E) of the Code, (iii) the Third Merger shall qualify as a “reorganization” pursuant to Section 368(a) of the Code, and (iv) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder with respect to each of the SPAC Mergers, the Redemption, the Recapitalization, and the Third Merger (the “Intended Tax Treatment”);
WHEREAS, concurrently with the execution and delivery of this Agreement, New PubCo and SPAC have entered into that certain Subscription Agreement (as defined below) with TPB Acquisition Sponsor I, LLC (collectively with its permitted assignees or transferees, the “Sponsor PIPE Investor”) for the Sponsor PIPE Investor to purchase SPAC Class A Ordinary Shares (as defined below) (the “Sponsor PIPE Investment”), which purchases shall be completed prior to the First Merger Effective Time;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company’s and SPAC’s willingness to enter into this Agreement, SPAC, the SPAC Sponsor (as defined below), the Company, and the other persons named therein and party thereto, have entered into a Sponsor Letter Agreement in the form attached hereto as Exhibit C (the “Sponsor Letter Agreement”);
WHEREAS, in connection with the consummation of the Transactions (as defined below), certain persons named therein will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D; and
WHEREAS, as of immediately following the consummation of the Closing, the Parties anticipate that New PubCo will qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act (as defined below).
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS
1.1   Defined Terms.   For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.
“A&R Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.
“Additional SPAC SEC Reports” shall have the meaning set forth in Section 6.6(a).
“Adjusted Equity Value” shall mean an amount equal to (a) the Equity Value, multiplied by (b) the Adjustment Factor.
“Adjustment Factor” shall mean a percentage calculated in accordance with the methodology set forth in Schedule C after giving effect to the Pre-Closing Restructuring.
“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing: (i) neither the SPAC Sponsor nor any investment fund or alternative investment vehicle that is controlled, managed or advised by the SPAC Sponsor nor any of its Affiliates shall be considered an Affiliate of (x) any portfolio operating company in which the SPAC Sponsor or any of its Affiliates has made a debt or equity investment, (y) the SPAC or any of its Subsidiaries or (z) any other security holder of the SPAC, and vice versa; and (ii) neither the Company Shareholder Manager nor any investment fund or alternative investment vehicle that is controlled, managed or advised by the Company Shareholder Manager shall be considered an Affiliate of (x) any portfolio operating company in which the Company Shareholder Manager or any of its Affiliates has made a debt or equity investment, (y) the Company or any of its Subsidiaries, or (z) any other security holder of the Company Shareholder Manager, and vice versa.
“Aggregate SPAC Shareholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with the SPAC Shareholder Redemption.
“Agreement” shall have the meaning set forth in the Preamble hereto.
“Anti-Corruption Laws” shall have the meaning set forth in Section 4.22.
“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition or foreign investment.
“Approvals” shall have the meaning set forth in Section 4.6(b).
“Brazilian Data Protection Law (LGPD)” shall mean the Brazilian law No. 13,709 dated August 14, 2018, as amended.
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Sao Paulo, Brazil are authorized or required by Legal Requirements to close.
“Cash Consideration” shall mean an amount of cash equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing, (b) less the Aggregate SPAC Shareholder Redemption Payments Amount, plus (c) the net amount of proceeds actually paid to SPAC upon consummation of the PIPE Investment, less (d) $250,000,000; provided that under no circumstances shall the Cash Consideration be less than $0.
“Cashout Shares” means a number of shares (which number may be zero in the event the Cash Consideration is equal to $0) of Company Shares held by the Company Shareholders who listed on Annex A hereto in the proportions set forth in Annex A hereto equal to the quotient of (a) the Cash Consideration divided by (b) the Per Share Merger Consideration Value.

“Certifications” shall have the meaning set forth in Section 6.6(a).
“Change in Recommendation” shall have the meaning set forth in Section 8.1(b).
“Closing” shall mean the closing of the transactions contemplated by this Agreement.
“Closing Date” shall mean the date on which the Third Merger takes place.
“Closing Form 6-K” shall have the meaning set forth in Section 8.3(d).
“Closing Press Release” shall have the meaning set forth in Section 8.3(e).
“Closing Schedule” shall have the meaning set forth in Section 3.7.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.
“Company” shall have the meaning set forth in the Preamble hereto.
“Company Board” shall have the meaning set forth in the Recitals hereto.
“Company Business Combination” shall have the meaning set forth in Section 8.10(a).
“Company D&O Indemnified Party” shall have the meaning set forth in Section 8.12(a)(i).
“Company D&O Tail” shall have the meaning set forth in Section 8.12(a)(ii).
“Company Disclosure Letter” shall have the meaning set forth in the Preamble to Article IV.
“Company Governing Documents” shall mean the memorandum and articles of association of the Company, as adopted on November 23, 2021.
“Company IT Systems” shall have the meaning set forth in Section 4.16(h).
“Company Leased Properties” shall have the meaning set forth in Section 4.13(b).
“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) changes in general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which any Group Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of SPAC; (x) any matter set forth on Schedule 1.1(a) of the Company Disclosure Letter; or (xi) any change, event, effect or occurrence to the extent relating to a SPAC Party or holder of SPAC Shares; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred, but solely to the extent of such disproportionate effect.
“Company Material Contract” shall have the meaning set forth in Section 4.18(a).
“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).
“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.16(a).
“Company Related Parties” shall have the meaning set forth in Section 10.3.
“Company Share Plan” shall mean Lavoro Agro Holding S.A. Long-Term Incentive Policy (Política de Incentivo de Longo Prazo da Lavoro Agro Holding S.A.).
“Company Share Plan Award” shall have the meaning set forth in Section 3.3(a).
“Company Share Plan Shares” shall have the meaning set forth in Section 3.3(a).
“Company Shares” shall mean the common shares, par value US$0.00005 per share, of the Company.
“Company Shareholder Approval” shall have the meaning set forth in Section 4.26.
“Company Shareholder Consideration” shall have the meaning set forth in Section 3.2(b).
“Company Shareholder Manager” shall mean Patria Investments Limited, an exempted company incorporated with limited liability in the Cayman Islands, or any of its Affiliates.
“Company Shareholder Matters” shall have the meaning set forth in the Recitals hereto.
“Company Shareholders” shall have the meaning set forth in the Recitals hereto.
“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).
“Company Surviving Sub” shall have the meaning set forth in Section 2.3(a).
“Company Treasury Shares” shall have the meaning set forth in Section 3.2(a).
“Confidentiality Agreement” shall mean that certain Bilateral Non-Disclosure Agreement, dated November 3, 2021, by and between SPAC and Abakel Company S.A., a subsidiary of the Company, as amended and joined from time to time.
“Continental Trust” shall have the meaning set forth in Section 6.13(a).
“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto, and shall exclude, for the avoidance of doubt, purchase orders, statements of work and similar forms.
“Copyrights” shall mean any and all copyrights and copyrightable subject matter, whether registered or unregistered and regardless of the medium of fixation or means of expression, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19.
“Current Registration and Shareholder Rights Agreement” shall mean the Registration and Shareholder Rights Agreement, dated as of August 13, 2021, by and among SPAC, the SPAC Sponsor and the other parties thereto.
“Customs & International Trade Authorizations” shall mean all applicable licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.
“Customs & International Trade Laws” shall mean all applicable import, customs and trade, export and anti-boycott laws, including, but not limited to: (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce, the U.S. International Trade Commission, the U.S. Department of State, and their predecessor agencies; and (b) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.
“Effective Times” shall have the meaning set forth in Section 2.5(d).
“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, consulting, bonus, transaction bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, collective bargaining, fringe benefit plan, policy, agreement, program or arrangement and all other plans, policies, agreements, programs or arrangements providing for any compensation or employee benefits, in each case whether or not subject to ERISA, whether oral or written, (a) which any Group Company sponsors, maintains, contributes to (or is required to contribute to), administers or has entered into for the current or future benefit of its current or former employees, natural individual independent contractors or directors of the Company or any of its Subsidiaries, or (b) with respect to which any Group Company has or may have any direct or indirect liability.
“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution or contamination.
“Equity Value” shall mean an amount equal to $1,125,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.
“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” shall have the meaning set forth in Section 3.4.
“Exchange Agent Agreement” shall have the meaning set forth in Section 3.4.
“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) the Reference Price, rounded down to two decimal places.

“Expense Reimbursement” shall have the meaning set forth in Section 10.3.
“Financing Certificate” shall have the meaning set forth in Section 3.6.
“First Effective Time” shall have the meaning set forth in Section 2.5(b).
“First Merger” shall have the meaning set forth in the Recitals hereto.
“First Merger Consideration” shall have the meaning set forth in Section 3.1(a)(ii).
“First Merger Sub” shall have the meaning set forth in the Preamble hereto.
“First Plan of Merger” shall have the meaning set forth in Section 2.5(a).
“Foreign Plan” shall have the meaning set forth in Section 4.11(a).
“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence); the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflict; Required Filings and Consents); and Section 4.15 (Brokers; Third Party Expenses); (b) in the case of New PubCo and the Merger Subs, the representations and warranties in Section 5.1 (New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub) (other than the last sentence of Section 5.1(a)); Section 5.3 (Authority Relative to this Agreement); Section 5.4(a)(i) (No Conflict; Required Filings and Consents); and Section 5.7 (Brokers); and (c) in the case of the SPAC Parties, the representations and warranties contained in Section 6.1 (Organization and Qualification) (other than Section 6.1(d)); Section 6.3 (Authority Relative to this Agreement); Section 6.4(a)(i) (No Conflict; Required Filings and Consents); Section 6.9 (Business Activities); Section 6.17 (Board Approval; Shareholder Vote) and Section 6.19 (Brokers).
“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation, registration or formation, bylaws, memorandum and articles of association, shareholder or voting agreement, limited partnership agreements and limited liability company operating agreements.
“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.
“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.
“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.
“IFRS” shall mean the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board.
“Inbound License” shall have the meaning set forth in Section 4.18(a)(xii).
“Indebtedness” shall mean, with respect to a Person, without duplication, all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, shares, stock or services including any earn-out payments (other than personal property, including inventory, and services purchased and supplies, trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business); (d) any obligations with respect to leases that are required to be capitalized as finance leases pursuant to IFRS; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any outstanding payables related to the acquisition of subsidiaries; (g) any obligations under interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements; (h) guaranty of any of the foregoing; (i) any accrued interest, fees and charges in respect of any of the foregoing; and (j) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually due and payable as a result of the prepayment or discharge of any of the foregoing.
“Initial SPAC Surviving Sub” shall have the meaning set forth in Section 2.2(a).
“Insurance Policies” shall have the meaning set forth in Section 4.19.
“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all Patents; (b) all Copyrights; (c) all Trademarks; (d) all Internet domain names and social media identifiers and accounts; (e) all Trade Secrets; (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of any of the foregoing; and (h) all other intellectual property rights, proprietary rights, or confidential information and materials.
“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.
“Intentional Fraud” shall mean with respect to a Party, actual and intentional common law fraud with respect to the representations or warranties contained in this Agreement or in the certificate delivered by such Party pursuant to Section 9.2(d) or Section 9.3(d), as applicable.
“Interested Party Transaction” shall have the meaning set forth in Section 4.20.
“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended.
“JOBS Act” shall have the meaning set forth in Section 8.17.
“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.1(c) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Schedule 1.1(c) of the SPAC Disclosure Letter.
“Lavoro Group” shall have the meaning set forth in Section 12.15(b).
“Lavoro Group Privileged Communications” shall have the meaning set forth in Section 12.15(b).
“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.
“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, collective bargaining agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Licensed Intellectual Property” shall mean all Intellectual Property that any third party owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, guarantee, options, priority rights, preemptive rights, right of first offer or refusal, hypothecation, assignment, claim, easement, covenant, servitude, put or call right, voting right (except for restrictions on share transfers under any applicable securities Legal Requirements), charge or any other legal or contractual restriction of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).
“Material Company Real Property Leases” shall have the meaning set forth in Section 4.18(a)(xi).
“Material Customers” shall have the meaning set forth in Section 4.18(a)(ii).

“Material Suppliers” shall have the meaning set forth in Section 4.18(a)(ii).
“Merger Subs” shall have the meaning set forth in the Preamble hereto.
“Mergers” shall have the meaning set forth in the Recitals hereto.
“Minimum Cash Amount” shall mean $180,000,000.
“NASDAQ” shall have the meaning set forth in Section 6.11.
“New PubCo” shall have the meaning set forth in the Preamble hereto.
“New PubCo A&R Charter” shall have the meaning set forth in Section 2.7(a).
“New PubCo Board” shall have the meaning set forth in Section 8.18.
“New PubCo Class A Ordinary Shares” shall mean the Class A ordinary shares of New PubCo, par value $0.001 per share.
“New PubCo Class B Ordinary Shares” shall mean the Class B ordinary shares of New PubCo, par value $0.001 per share.
“New PubCo Equity Plan” shall have the meaning set forth in Section 8.19(a).
“New PubCo Ordinary Shares” shall mean (a) prior to the Recapitalization, the New PubCo Class A Ordinary Shares and the New PubCo Class B Ordinary Shares, and (b) following the Recapitalization, the New PubCo Class A Ordinary Shares.
“New PubCo Second A&R Charter” shall have the meaning set forth in Section 2.7(b).
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.
“Other PIPE Investment” shall mean, collectively, the entry into, following the date hereof, one or more additional Subscription Agreements with one or more investors (collectively with such investors’ permitted assignees or transferees, the “Other PIPE Investors”) for the Other PIPE Investor to purchase SPAC Class A Ordinary Shares (as defined below), which purchases shall be completed prior to the First Merger Effective Time.
“Other PIPE Investment Amount” shall mean the aggregate subscription amount of the Other PIPE Investors pursuant to the Subscription Agreements entered into in connection with the Other PIPE Investment.
“Other PIPE Investor” shall have the meaning set forth in the definition of “Other PIPE Investment”.
“Outside Date” shall have the meaning set forth in Section 10.1(b).
“Outstanding Company Equity Securities” shall mean (a) the Company Shares outstanding immediately prior to the Third Effective Time, plus (b) the aggregate number of Company Shares issuable upon the exercise, exchange or conversion, as applicable, of all securities, rights and other debt or equity interests that are outstanding immediately prior to the Third Effective Time that are directly or indirectly convertible into, or exercisable or exchangeable for, Company Shares, plus (c) without duplication with the foregoing clause (b), the aggregate number of Company Shares available to be issued pursuant to the Company Share Plan Awards outstanding as of immediately before the Third Effective Time.
“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.
“Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Parties” shall have the meaning set forth in the Preamble hereto.
“Party” shall have the meaning set forth in the Preamble hereto.
“Patents” shall mean any and all patents and patent applications, provisional patent applications, patent cooperation treaty applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor).
“PCAOB” shall mean the Public Company Accounting Oversight Board.
“PCAOB Audited 2021 and 2020 Financial Statements” shall have the meaning set forth in Section 8.21(a).
“PCAOB Unaudited Interim Financial Statements” shall have the meaning set forth in Section 8.21(a).
“Per Share Merger Consideration Value” shall mean an amount equal to (a) the Adjusted Equity Value divided by (b) the number of Outstanding Company Equity Securities; provided that, solely for purposes of calculating the Per Share Merger Consideration Value and the Exchange Ratio, the number of Outstanding Company Equity Securities shall be determined as of immediately prior to the Third Effective Time.
“Per Share Cash Consideration” means an amount of cash equal to the Per Share Merger Consideration Value.
“Per Share Stock Consideration” shall mean a number of validly issued, fully paid and nonassessable New PubCo Ordinary Shares equal to the Exchange Ratio.
“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and/or that are sufficiently reserved for on the financial statements in accordance with IFRS; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, suppliers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building, entitlement, conservation, or other restrictions, conditions, charges, variances, covenants, rights of way, encumbrances, easements and other irregularities in title (including leasehold title), to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens or other conditions relating to real property disclosed on any title commitments provided to SPAC; (f) Liens identified in the SEC Financial Statements, (g) all pledges or deposits in connection with workers compensation, health insurance, unemployment insurance and other applicable social security legislation; (h) Liens securing the Indebtedness of any of the Group Companies; (i) in the case of Intellectual Property, licenses entered into in the ordinary course; (j) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; (k) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies; and (l) Liens imposed under applicable securities Legal Requirements.
“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information”, “sensitive personal data” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify, contact or track an individual person or device, whether or not such information is associated with an identifiable individual. “Personal Information” may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.
“PFIC” shall have the meaning set forth in Section 4.14(q).
“PIPE Investment” shall mean, collectively, the Sponsor PIPE Investment and any Other PIPE Investment.
“PIPE Investment Amount” shall mean, collectively, the Sponsor PIPE Investment Amount and any Other PIPE Investment Amount.
“PIPE Investors” shall mean, collectively, the Sponsor PIPE Investor and any Other PIPE Investor.
“Pre-Closing Restructuring” shall have the meaning set forth in Section 8.23.
“Privacy Laws” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, to the extent applicable, the Federal Trade Commission Act, the California Consumer Privacy Act of 2018, the General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR), Brazilian Data Protection Law (LGPD) and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.
“Privacy Requirements” shall have the meaning set forth in Section 4.17(a).
“Private Placement Warrants” shall have the meaning set forth in Section 6.2(a).
“Process” or “Processing” shall mean, with respect to Personal Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of Personal Information.
“Projections” shall have the meaning set forth in Section 4.21.
“Proxy Clearance Date” shall have the meaning set forth in Section 8.1(a)(ii).
“Proxy Statement” shall have the meaning set forth in Section 8.1(a)(i).
“Public Warrants” shall have the meaning set forth in Section 6.2(a).
“Recapitalization” shall have the meaning set forth in Section 3.1(c).
“Reference Date” shall mean January 1, 2019.
“Reference Price” shall mean $10.00.
“Registration Shares” shall have the meaning set forth in Section 8.1(a)(i).
“Registration Statement” shall have the meaning set forth in Section 8.1(a)(i).
“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.
“Representatives” shall have the meaning set forth in Section 8.10(a).
“Requisite Approval” shall mean the affirmative vote of the holders of at least a majority of the outstanding Company Shares, voting together as a single class.
“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).

“Sanctioned Person” shall mean (a) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom; (b) any Person located, organized or resident in a Sanctioned Country; or (c) any Person 50% or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” shall mean the United States Securities and Exchange Commission.
“SEC Financial Statements” shall mean: (i) the PCAOB Audited 2021 and 2020 Financial Statements, and (ii) the PCAOB Unaudited Interim Financial Statements.
“Second Effective Time” shall have the meaning set forth in Section 2.5(c).
“Second Merger” shall have the meaning set forth in the Recitals hereto.
“Second Merger Sub” shall have the meaning set forth in the Preamble hereto.
“Second Plan of Merger” shall have the meaning set forth in Section 2.5(a).
“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.
“SPAC” shall have the meaning set forth in the Preamble hereto.
“SPAC Board” shall have the meaning set forth in the Recitals hereto.
“SPAC Business Combination” shall have the meaning set forth in Section 8.10(b).
“SPAC Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate SPAC Shareholder Redemption Payments Amount, minus (b) Transaction Costs plus (c) the net amount of proceeds actually paid to SPAC upon consummation of the PIPE Investment.
“SPAC Class A Ordinary Shares” shall have the meaning set forth in Section 6.2(a).
“SPAC Class B Ordinary Shares” shall have the meaning set forth in Section 6.2(a).
“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 8.12(b)(i).
“SPAC D&O Tail” shall have the meaning set forth in Section 8.12(b)(ii).
“SPAC Disclosure Letter” shall have the meaning set forth in the Preamble to Article V.
“SPAC Exchange Ratio” shall have the meaning set forth in Section 3.1(a)(ii).
“SPAC Governing Documents” shall mean the Amended and Restated Memorandum and Articles of Association of SPAC effective August 16, 2021.
“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of SPAC, taken as a whole; or (b) the ability of SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred or would reasonable be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, flooding, wild fires, epidemics, pandemics or other public health emergencies (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, licensors, licensees, suppliers, employees or other third parties related thereto), provided that this clause (iii) shall not apply to the representations and warranties (or related conditions) that, by their terms, specifically address the consequences arising out of the public announcement, performance or pendency of the Transactions; (iv) changes or proposed changes in applicable Legal Requirements or enforcement or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP, IFRS or applicable accounting or auditing standards (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which SPAC operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of the Company; (x) any change, event, effect or occurrence to the extent relating to any of the Group Companies or Company Shareholders, (xi) any SPAC Shareholder Redemption, in and of itself, or (xii) any breach of any covenants, agreements or obligations of a PIPE Investor under a Subscription Agreement (including any breach of a PIPE Investor’s obligations to fund its commitment thereunder when required); provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of SPAC, taken as a whole, relative to similarly situated companies in the industries in which SPAC conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred, but solely to the extent of such disproportionate effect.
“SPAC Material Contracts” shall have the meaning set forth in Section 6.10(a).
“SPAC Parties” shall mean SPAC and each of its Subsidiaries.
“SPAC Preferred Shares” shall have the meaning set forth in Section 6.2(a).
“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.
“SPAC Related Parties” shall have the meaning set forth in Section 10.3.
“SPAC SEC Reports” shall have the meaning set forth in Section 6.6(a).
“SPAC Shareholder Approval” shall mean the approval of the SPAC Shareholder Matters as set out in Section 8.1(a)(i), in the case of items (1), (3) and (4) of the definition thereof, by way of ordinary resolution of the SPAC Shareholders, and in the case of item (2) of the definition thereof by way of a Special Resolution as defined in the Companies Act, and in each case in accordance with the Proxy Statement and the SPAC Governing Documents.
“SPAC Shareholder Matters” shall have the meaning set forth in Section 8.1(a)(i).
“SPAC Shareholder Redemption” shall have the meaning set forth in Section 8.1(a)(i).
“SPAC Shareholders” shall have the meaning set forth the Recitals hereto.
“SPAC Shares” shall have the meaning set forth in Section 6.2(a).
“SPAC Sponsor” shall mean TPB Acquisition Sponsor I, LLC, a Delaware limited liability company.

“SPAC Sponsor Privileged Communications” shall have the meaning set forth in Section 12.15(a).
“SPAC Units” shall mean equity securities of SPAC each consisting of one SPAC Class A Ordinary Share and one-third of one Public Warrant.
“SPAC Warrants” shall have the meaning set forth in Section 6.2(a).
“Special Meeting” shall have the meaning set forth in Section 8.1(b).
“Special Meeting Form 8-K” shall have the meaning set forth in Section 8.3(c).
“Sponsor Letter Agreement” shall have the meaning set forth in the Recitals hereto.
“Sponsor PIPE Investment” shall have the meaning set forth in the Recitals hereto.
“Sponsor PIPE Investment Amount” shall mean $100,000,000.
“Sponsor PIPE Investor” shall have the meaning set forth in the Recitals hereto.
“Subscription Agreements” shall mean the subscription agreements, including any amendments, side letters or other supplements thereto, entered into by SPAC and New PubCo with certain PIPE Investors in relation to the PIPE Investment.
“Subsequent SPAC Surviving Sub” shall have the meaning set forth in Section 2.2(b).
“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of share capital or shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.
“Surviving Companies” shall have the meaning set forth in Section 2.3(a).
“Tax” or “Taxes” shall mean: (a) any and all U.S. federal, state and local and non-U.S. taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, stamp, environmental, registration and property taxes, assessments, governmental charges, duties, levies and other similar charges, in each case, whether disputed or not, together with all interest, penalties and additions with respect to any such amounts and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of Legal Requirements or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision of state, local or non-U.S. Legal Requirements) or otherwise.
“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.
“Third Effective Time” shall have the meaning set forth in Section 2.5(d).
“Third Merger” shall have the meaning set forth in the Recitals hereto.
“Third Merger Sub” shall have the meaning set forth in the Preamble hereto.
“Third Plan of Merger” shall have the meaning set forth in Section 2.5(a).
“Trade Secrets” shall mean any and all trade secrets and rights in technology, discoveries and improvements, inventions (whether or not patentable), Software, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable.
“Trademarks” shall mean any and all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof.
“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Voting and Support Agreement, the Confidentiality Agreement, the New PubCo A&R Charter, the New PubCo Second A&R Charter, the Lock-Up Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transaction Costs” shall mean (a) all fees, costs and expenses incurred by any Party prior to and through the Closing Date, whether or not due, in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable solely as a result of the Closing; (b) all transaction, deal, brokerage, financial advisory, legal, accounting, audit or any similar fees payable by any Party in connection with the consummation of the Transactions, including filing fees as contemplated by Article VIII hereof; (c) all costs, fees and expenses related to the SPAC D&O Tail or Company D&O Tail; and (d) any deferred underwriting commissions and placement fees.
“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers, the Redemption, and the Recapitalization.
“Transfer Taxes” shall have the meaning set forth in Section 8.13(c).
“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.
“Trust Account” shall have the meaning set forth in Section 6.13(a).
“Trust Agreement” shall have the meaning set forth in Section 6.13(a).
“Trust Termination Letter” shall have the meaning set forth in Section 8.5.
“U.S. GAAP” shall mean U.S. generally accepted accounting principles.
“Waiving Parties” shall have the meaning set forth in Section 12.15(a).
ARTICLE II
THE PIPE INVESTMENT; THE MERGERS
2.1   The PIPE Investment.   On the date hereof, New PubCo and SPAC have entered into the Subscription Agreements in relation to the PIPE Investment and, following the date hereof but prior to the First Effective Time, the PIPE Investment shall be consummated.
2.2   SPAC Mergers and Redemption.
(a)   On the day prior to the Closing Date, at the First Effective Time, First Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement, the First Plan of Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of First Merger Sub will cease and SPAC will continue its existence under the Companies Act as the surviving company (the “Initial SPAC Surviving Sub”). As a result of the First Merger, the Initial SPAC Surviving Sub will become a wholly owned subsidiary of New PubCo.
(b)   On the day prior to the Closing Date and immediately following the First Effective Time, at the Second Effective Time, the Initial SPAC Surviving Sub will be merged with and into Second Merger Sub upon the terms and subject to the conditions set forth in this Agreement, the Second Plan of

Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of the Initial SPAC Surviving Sub will cease and Second Merger Sub will continue its existence under the Companies Act as the surviving company (the “Subsequent SPAC Surviving Sub”). As a result of the Second Merger, the Subsequent SPAC Surviving Sub will become a wholly owned subsidiary of New PubCo.
(c)   From and after the Second Effective Time, the Subsequent SPAC Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of SPAC, First Merger Sub and Second Merger Sub, all as provided under the Companies Act.
(d)   On the day prior to the Closing Date and immediately following the Second Effective Time, New PubCo will redeem and cancel the shares held by the Incorporator, its initial sole shareholder, for an amount equal to the nominal value of such redeemed shares.
2.3   Company Merger.
(a)   On the Closing Date and as promptly as practicable following the Second Effective Time, at the Third Effective Time, Third Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement, the Third Plan of Merger and in accordance with the applicable provisions of the Companies Act, whereupon the separate corporate existence of Third Merger Sub will cease and the Company will continue its existence under the Companies Act as the surviving company (the “Company Surviving Sub” and, together with the Subsequent SPAC Surviving Sub, the “Surviving Companies”). As a result of the Third Merger, the Company Surviving Sub will be a wholly owned subsidiary of New PubCo.
(b)   From and after the Third Effective Time, the Company Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Second Merger Sub, all as provided under Companies Act.
2.4   Closing.   Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Article X of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article IX of this Agreement, the Closing will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which will be no later than five (5) Business Days after satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing.
2.5   Effective Times.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, the Parties will cause the Mergers to be consummated: (i) on the day prior to the Closing Date and in accordance with Section 2.2(a), SPAC and First Merger Sub executing a plan of merger (the “First Plan of Merger”) substantially in the form attached as Exhibit F hereto and filing the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act; (ii) on the day prior to the Closing Date and in accordance with Section 2.2(b), the Initial SPAC Surviving Sub and Second Merger Sub executing a plan of merger (the “Second Plan of Merger”) substantially in the form attached as Exhibit G hereto and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act.; and (iii) on the Closing Date and in accordance with Section 2.3(a), the Company and Third Merger Sub executing a plan of merger (the “Third Plan of Merger”) substantially in the form attached as Exhibit H hereto and shall file the Third Plan of Merger and other documents as required to effect the Third Merger pursuant to the Companies Act with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Companies Act.
(b)   The First Merger will become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as First Merger Sub and SPAC may agree and specify pursuant to the Companies Act (such time as the First Merger becomes effective being the “First Effective Time”).
(c)   The Second Merger will become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as the Initial SPAC Surviving Sub and Second Merger Sub may agree and specify pursuant to the Companies Act (such time as the Second Merger becomes effective being the “Second Effective Time”).
(d)   The Third Merger will become effective at the time when the Third Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Third Merger Sub and the Company may agree and specify pursuant to the Companies Act (such time as the Third Merger becomes effective being the “Third Effective Time” and, together with the First Effective Time and the Second Effective Time, the “Effective Times”).
2.6   Effect of Mergers.   At the Effective Times, the effect of the Mergers will be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger, the Third Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time, all the property, rights, privileges of each of the Company and SPAC shall vest in the applicable Surviving Company, and all debts, liabilities, obligations and duties of each of the Company and SPAC shall become debts, liabilities, obligations and duties of the applicable Surviving Company.
2.7   Governing Documents.
(a)   Immediately prior to the First Effective Time, the memorandum and articles of association of New PubCo shall be amended and restated in its entirety in the form set forth in Exhibit I hereto (the “New PubCo A&R Charter”) until thereafter changed or amended as provided therein or by applicable Legal Requirement.
(b)   On the Closing Date and prior to the Third Merger, the New PubCo A&R Charter will be amended and restated in its entirety in the form set forth in Exhibit E hereto (the “New PubCo Second A&R Charter”) until thereafter changed or amended as provided therein or by applicable Legal Requirement in order to effect the Recapitalization.
(c)   At the First Effective Time, the SPAC Governing Documents shall be amended and restated in their entirety to read the same as the memorandum and articles of association of First Merger Sub as in effect immediately prior to the First Effective Time, until, thereafter changed or amended as provided therein or by applicable Legal Requirement. At the Second Effective Time, the memorandum and articles of association of the Initial SPAC Surviving Sub shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Second Merger Sub as in effect immediately prior to the Second Effective Time, until, thereafter changed or amended as provided therein or by applicable Legal Requirement. At the Third Effective Time, the memorandum and articles of association of the Company shall be amended and restated in its entirety to read the same as the memorandum and articles of association of Third Merger Sub as in effect immediately prior to the Third Effective Time, until, thereafter changed or amended as provided therein or by applicable Legal Requirement.
2.8   Directors and Officers.   From and after the First Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of the Initial SPAC Surviving Sub, the directors and officers of the Initial SPAC Surviving Sub shall be the directors and officers of SPAC immediately prior to the First Effective Time. From and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of the Subsequent SPAC Surviving Sub, the directors and officers of the Subsequent SPAC Surviving Sub shall be the directors and officers of the Subsequent SPAC Surviving Sub immediately prior to the Second Effective Time. From and after the Third Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirement and the Governing Documents of the Company Surviving Sub, the directors and officers of the Company Surviving Sub shall be the directors and officers of the Company immediately prior to the Third Effective Time.

ARTICLE III
CLOSING TRANSACTIONS
3.1   Effect on SPAC Shares and Warrants, First Merger Sub, Second Merger Sub, Third Merger Sub and New PubCo.
(a)   At the First Effective Time, by virtue of the First Merger and without any action on the part of SPAC, New PubCo, First Merger Sub or any holder of any SPAC Shares:
(i)   Cancellation of Certain SPAC Shares.   All SPAC Shares that are owned by SPAC, First Merger Sub or any wholly owned subsidiary of SPAC immediately prior to the First Effective Time, shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.
(ii)   Conversion of SPAC Shares.   Each (x) SPAC Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time (except for shares being cancelled pursuant to Section 3.1(a)(i)) shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable New PubCo Class A Ordinary Shares equal to 1.00 (the “SPAC Exchange Ratio”) and (y) SPAC Class B Ordinary Share issued and outstanding immediately prior to the First Effective Time (except for shares being cancelled pursuant to Section 3.1(a)(i)) shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable New PubCo Class B Ordinary Shares equal to the SPAC Exchange Ratio (such shares referred to in the foregoing clauses (x) and (y), collectively as the “First Merger Consideration”). As of the First Effective Time, all of the SPAC Shares shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive, in accordance with this Section 3.1, the First Merger Consideration and otherwise as expressly provided herein.
(iii)   Conversion of First Merger Sub Shares.   At the First Effective Time, each share of First Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one (1) share of the Initial SPAC Surviving Sub, which shall constitute the only outstanding share of the Initial SPAC Surviving Sub and be owned by New PubCo.
(iv)   Treatment of SPAC Warrants.   At the First Effective Time, each SPAC Warrant that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, shall be converted into and become a warrant to purchase New PubCo Class A Ordinary Shares, and New PubCo shall assume each such SPAC Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under SPAC Warrants assumed by New PubCo shall thereupon be converted into rights with respect to New PubCo Class A Ordinary Shares. Accordingly, from and after the First Effective Time: (i) each SPAC Warrant assumed by New PubCo may be exercised solely for shares of New PubCo Class A Ordinary Shares; (ii) the number of shares of New PubCo Class A Ordinary Shares subject to each SPAC Warrant assumed by New PubCo shall be determined by multiplying (A) the number of SPAC Shares that were subject to such SPAC Warrant, as in effect immediately prior to the First Effective Time by (B) the SPAC Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New PubCo Class A Ordinary Shares; (iii) the per share exercise price for the New PubCo Class A Ordinary Shares issuable upon exercise of each SPAC Warrant assumed by New PubCo shall be determined by dividing (A) the per share exercise price of SPAC Shares subject to such SPAC Warrant, as in effect immediately prior to the First Effective Time, by (B) the SPAC Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any SPAC Warrant assumed by New PubCo shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a SPAC Warrant, such SPAC Warrant assumed by New PubCo in accordance with this Section 3.1 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo

Class A Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Class A Ordinary Shares subsequent to the First Effective Time.
(b)   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Initial SPAC Surviving Sub or Second Merger Sub:
(i)   Cancellation of Certain Second Merger Sub Shares.   All shares of Second Merger Sub that are owned by Second Merger Sub, the Initial SPAC Surviving Sub or any wholly owned subsidiary of the Second Merger Sub immediately prior to the Second Effective Time, shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.
(ii)   Conversion of Second Merger Sub Shares.   At the Second Effective Time, each share of Second Merger Sub that is issued and outstanding immediately prior to the Second Effective Time shall automatically convert into one (1) share of the Subsequent SPAC Surviving Sub, which shall constitute the only outstanding share of the Subsequent SPAC Surviving Sub and be owned by New PubCo.
(iii)   Cancellation of Initial SPAC Subsidiary Shares.   Each share of the Initial SPAC Surviving Sub that is outstanding immediately prior to the Second Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)   On the Closing Date and prior to the Third Merger, to effect the Recapitalization, each New PubCo Class B Ordinary Share shall be converted into one New PubCo Class A Ordinary Share on a one-to-one basis for no additional consideration and with no further action of any holder of New PubCo Class B Ordinary Shares.
3.2   Effect on Company Shares and Third Merger Sub.   At the Third Effective Time, by virtue of the Third Merger and without any action on the part of the Company, New PubCo, Third Merger Sub or any holders of Company Shares:
(a)   Cancellation of Company Shares.   All Company Shares that are owned by the Company (“Company Treasury Shares”), Third Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Third Effective Time shall automatically be canceled, and no New PubCo Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.
(b)   Conversion of Company Shares.   Except for Company Treasury Shares and other shares being cancelled pursuant to Section 3.2(a), (i) each Company Share that is not a Cashout Share issued and outstanding immediately prior to the Third Effective Time shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and nonassessable New PubCo Class A Ordinary Shares equal to the Per Share Stock Consideration and (ii) each Cashout Share, if any, shall be converted into and shall for all purposes represent only the right to receive the Per Share Cash Consideration (the aggregate amounts of consideration allocated pursuant to this Section 3.2(b), collectively, the “Company Shareholder Consideration”). All of the Company Shares converted into the right to receive consideration as described in this Section 3.2(b) shall be automatically cancelled and extinguished and shall cease to exist, and each holder of Company Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.2(b) into which such Company Share shall have been converted or as otherwise provided in this Agreement and each former holder of Company Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.
(c)   Conversion of Third Merger Sub Shares.   At the Third Effective Time, each share of Third Merger Sub that is issued and outstanding immediately prior to the Third Effective Time shall automatically convert into one (1) share of the Company Surviving Sub, which shall constitute the only outstanding share of the Company Surviving Sub and be owned by New PubCo.

3.3   Treatment of Company Share Plan.
(a)   At the Third Effective Time, New PubCo shall assume the Company Share Plan, and all references to “Company” in the Company Share Plan and the documents governing the Company Share Plan after the Effective Times (including the Third Effective Time) will be deemed references to New PubCo and (i) the number of New PubCo Ordinary Shares available for awards under the Company Share Plan (“Company Share Plan Awards”) shall be determined by adjusting the number of Company Shares available pursuant to the Company Share Plan Awards as of immediately before the Third Effective Time in accordance with the Exchange Ratio (as adjusted, the “Company Share Plan Shares”) and (ii) the per share exercise price for New PubCo Ordinary Share issuable upon exercise of the Company Share Plan Awards shall be determined by dividing (A) the exercise price per Company Share set forth in the Company Share Plan immediately before the Third Effective Time by (B) the Exchange Ratio.
(b)   Prior to the Third Effective Time, the Company shall take all necessary or appropriate actions to: (i) effectuate the provisions of this Section 3.3; and (ii) ensure that after the Effective Times (including the Third Effective Time), no recipient of any Company Share Plan Award, any beneficiary thereof, nor any other participant in the Company Share Plan shall have any right thereunder to acquire any securities of the Company or New PubCo or to receive any payment or benefit with respect to any Company Share Plan Award, except as provided in this Section 3.3.
(c)   New PubCo shall (i) reserve for issuance the number of New PubCo Ordinary Shares equal to the number of Company Share Plan Shares and (ii) issue or cause to be issued the appropriate number of New PubCo Ordinary Shares, in accordance with the terms of the Company Share Plan Awards. As soon as practicable following the Closing, New PubCo will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of New PubCo Ordinary Shares necessary to fulfill New PubCo’s obligations under this Section 3.3(c). In the event that any Company Share Plan Shares reserved for issuance under the Company Share Plan and included in the calculation of the total number of Outstanding Company Equity Securities are not ultimately issued pursuant to the Company Share Plan to the holders of such Company Share Plan Awards, then such Company Share Plan Shares shall be issued instead to the Company Shareholder Manager through its Affiliates that are Company Shareholders upon the liquidation of the Company Shareholder Manager’s position in the Company.
3.4   Exchange Procedures.   Following the date hereof and prior to the Effective Times, New PubCo shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in connection with the Mergers and, if required by the Exchange Agent, enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) in a form and substance that is reasonably acceptable to the Company and New PubCo; provided, however, that (i) Continental Trust is deemed to be reasonably acceptable and (ii) New PubCo shall afford the Company opportunity to review any proposed Exchange Agent Agreement prior to execution, and shall accept the Company’s reasonable comments thereto. At or prior to the Effective Times, SPAC shall deposit with the Exchange Agent a cash amount in immediately available funds equal to the Cash Consideration (if any) for further distribution to Company Shareholders.
3.5   Issuance of the Per Share Merger Consideration.
(a)   At the Closing, New PubCo shall issue, or shall cause the Exchange Agent to issue, to each Company Shareholder that has complied with the procedures to be agreed upon with the Exchange Agent, (i) the amount of Cash Consideration to which each Company Shareholder is entitled in respect of its Cashout Shares (if any), and (ii) the number of shares of New PubCo Ordinary Shares to which each Company Shareholder is entitled in respect of its Company Shares other than its Cashout Shares, in each case, pursuant to Section 3.2(b).
(b)   At the First Effective Time, New PubCo shall issue, or shall cause the Exchange Agent to issue, to each SPAC Shareholder that has complied with the procedures to be agreed upon with the Exchange Agent, the number of shares of New PubCo Ordinary Shares to which each SPAC Shareholder is entitled in respect of its SPAC Shares pursuant to Section 3.1(a).

(c)   Notwithstanding anything in this Agreement, no fraction of a New PubCo Ordinary Share shall be issued by virtue of the Mergers, and the Persons who would otherwise be entitled to a fraction of a New PubCo Ordinary Share (after aggregating all fractional New PubCo Ordinary Shares that otherwise would be received by such Person) shall receive from New PubCo, in lieu of such fractional share: (i) one New PubCo Ordinary Share if the aggregate amount of fractional New PubCo Ordinary Shares such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no New PubCo Ordinary Shares if the aggregate amount of fractional New PubCo Ordinary Shares such Person would otherwise be entitled to is less than 0.50.
(d)   The number of New PubCo Ordinary Shares that each Person is entitled to receive as a result of the Mergers and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, division or subdivision of shares, stock dividend or distribution (including any dividend or distribution of securities convertible into New PubCo Ordinary Shares), reorganization, combination, exchange of shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other like change with respect to New PubCo Ordinary Shares occurring on or after the date hereof and prior to the Closing.
3.6   SPAC Financing Certificate.   Not later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Shareholder Redemption; (b) the estimated amount of SPAC Cash, Transaction Costs and Cash Consideration as of the Closing; and (c) the number of SPAC Class A Ordinary Shares to be outstanding as of the Closing after giving effect to the SPAC Shareholder Redemption and the issuance of SPAC Class A Ordinary Shares pursuant to the Subscription Agreements and the terms of this Agreement and the Sponsor Letter Agreement. SPAC shall also deliver to the Company (x) a certificate of the Chief Financial Officer of SPAC certifying that the amounts set forth in the Financing Certificate have been prepared in accordance with this Agreement and (y) reasonable relevant supporting documentation used by SPAC in calculating such amounts, including with respect to Transaction Costs and Cash Consideration. The Company and its Representatives shall have a reasonable opportunity to review and to discuss with SPAC and its Representatives the documentation provided pursuant to this Section 3.6 and any relevant books and records of SPAC. SPAC and its Representatives shall reasonably assist the Company and its Representatives in its review of the documentation and shall consider in good faith the Company’s comments to the Financing Certificate, and if any adjustments are made to the Financing Certificate prior to the Closing (with the Company’s prior written consent), such adjusted Financing Certificate shall thereafter become the Financing Certificate for all purposes of this Agreement. The Financing Certificate and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. The Company shall be entitled to rely in all respects on the Financing Certificate.
3.7   Closing Calculations.   The Company shall deliver to SPAC, no later than three (3) Business Days prior to the Closing Date written notice (the “Closing Schedule”) setting forth: (a) the Company’s good faith calculation of the Company Shareholder Consideration and the Adjustment Factor and (b) the allocation of the Company Shareholder Consideration among the Company Shareholders in accordance with Section 3.2(b). The Company shall also deliver to SPAC, (x) a certificate of the Chief Financial Officer of the Company certifying that the amounts set forth in the Closing Schedule and the calculation of the Adjustment Factor set forth in the Closing Schedule have been prepared in accordance with this Agreement and the Company Governing Documents and (y) reasonable relevant supporting documentation used by the Company in calculating such amounts. SPAC and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.7 and any relevant books and records of the Company and its Subsidiaries. The Company and its Representatives shall reasonably assist SPAC and its Representatives in its review of the documentation and shall consider in good faith SPAC’s comments to the Closing Schedule, and if any adjustments are made to the Closing Schedule prior to the Closing, such adjusted Closing Schedule shall thereafter become the Closing Schedule for all purposes of this Agreement. The Closing Schedule and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. SPAC will be entitled to rely in all respects upon the Closing Schedule.
3.8   [Reserved.]

3.9   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Exchange Agent, SPAC, the Company, and New PubCo, and their respective Affiliates, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. If any deduction or withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), Exchange Agent, SPAC, the Company or New PubCo, as applicable, shall provide written notice to the Company as soon as reasonably practicable after making a determination that such deduction or withholding applies. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.10   Taking of Necessary Action; Further Action.   If, at any time after the Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company Surviving Sub following the Third Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Third Merger Sub, and to vest the Initial SPAC Surviving Sub following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and the First Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of the Company and Third Merger Sub, on the one hand, and SPAC and First Merger Sub, on the other hand, and New PubCo, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to SPAC, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date):
4.1   Organization and Qualification.   The Company (a) is an exempted company duly incorporated with limited liability, validly existing and in good standing (to the extent such concept exists) under the laws of the Cayman Islands and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Company Governing Documents as currently in effect, have been made available to SPAC. The Company is not in violation of any provisions of the Company Governing Documents in any material respect.
4.2   Company Subsidiaries.
(a)   The Company’s direct and indirect Subsidiaries as of the date hereof, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as set forth in Schedule 4.2(a)(i) of the Company Disclosure Letter, as of the date hereof, the Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens. Except for the Company Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any ownership, equity, profits or voting interest in any Person or, except for the documents disclosed on Schedule (a)(ii) of the Company Disclosure Letter, have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof under which it may become obligated to make, any future investment in or capital contribution to any other entity.
(b)   Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary holds the materially required licenses to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC. No Company Subsidiary is in violation of any provisions of its Governing Documents in any respect.
(c)   Except as disclosed on Schedule 4.2(c) of the Company Disclosure Letter, all issued and outstanding share capital, shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in all material respects in compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.
(d)   Except as disclosed on Schedule 4.2(c) of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.
4.3   Capitalization of the Company.
(a)   Schedule 4.3(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of the Company, and (ii) the number, class and series of Company Shares owned by each holder of Company Shares, together with the name of each registered holder thereof.
(b)   Except as disclosed on Schedule 4.3(a) of the Company Disclosure Letter, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. As of the date hereof, there are no declared or accrued unpaid dividends with respect to any Company Shares.
(c)   Except as disclosed on Schedule 4.3(c) of the Company Disclosure Letter, all issued and outstanding Company Shares are (i) duly authorized, validly issued, fully paid and non-assessable (in each case, to the extent that such concepts are applicable) and (ii) not subject to any preemptive rights created by statute, the Company Governing Documents or any agreement to which the Company is a party. All issued and outstanding Company Shares were issued in compliance with applicable Legal Requirements.
(d)   No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.
(e)   All distributions, dividends, repurchases and redemptions in respect of the share capital (or other equity interests) of the Company were undertaken in compliance with the Company Governing Documents then in effect, any agreement to which the Company then was a party and in all material respects in compliance with applicable Legal Requirements.
(f)   Except as disclosed on Schedule 4.3(f) of the Company Disclosure Letter or as set forth in the Company Governing Documents or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.
(g)   Except as disclosed on Schedule 4.3(g) of the Company Disclosure Letter, as provided for in this Agreement or as contemplated by the Transactions, immediately following the consummation of the Transactions, no shares, shares of capital stock, warrants, options or other securities of any Group Company will be issued and no rights in connection with any shares, warrants, options or other securities of any Group Company will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
4.4   Authority Relative to this Agreement.   The Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions to which it is a party. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions to which it is a party have been duly and validly authorized by the Company Board and, except for receipt of the approval of the Company Shareholders as required by the Companies Act and the approvals described in Section 4.5(b), no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreement to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
4.5   No Conflict; Required Filings and Consents.
(a)   Assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 4.5(b) and on Schedule 4.5(a) of the Company Disclosure Letter are duly and timely obtained or made, the execution and delivery by the Company of this Agreement does not, the performance of this Agreement by the Company will not, and the consummation of the Transactions will not: (i) conflict with or result in a violation or breach of or default under any provision of the Company Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contract, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   The execution and delivery of this Agreement, or the other Transaction Agreements to which the Company is a party, by the Company does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Third Plan of Merger and associated documents in accordance with the Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder, (iv) the consents, approvals, authorizations and permits described on Schedule 4.5(b)(iv) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
4.6   Compliance; Approvals.   Except as disclosed in Schedule 4.6 of the Company Disclosure Letter:
(a)   Each of the Group Companies has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. No written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies since the Reference Date, except for any potential non-compliance which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.
(b)   (i) Each Group Company is in possession of necessary franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and (ii) each Approval held by the Group Companies is valid, binding and in full force and effect, in case of (i) and (ii), except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.
(c)   None of the Group Companies (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.
4.7   Financial Statements.
(a)   The Company has made available to SPAC true and complete copies of the PCAOB Audited 2021 and 2020 Financial Statements and, prior to the filing of the Registration Statement, will make available to SPAC true and complete copies of the PCAOB Unaudited Interim Financial Statements. The PCAOB Audited 2021 and 2020 Financial Statements and, once delivered to SPAC, the PCAOB Unaudited Interim Financial Statements (x) present or will present fairly, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the PCAOB Unaudited Interim Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) and the absence of footnotes); (y) were or will be prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the PCAOB Unaudited Interim Financial Statements, the absence of footnotes); and (z) were or will be prepared from the books and records of the Group Companies.
(b)   The Company has established and maintained a system of internal controls designed to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with the Company management’s general or specific authorizations, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in Schedule 4.7(b), to the Knowledge of the Company, (i) there is no “material weakness” in the internal controls over financial reporting of the Group Companies, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Group Companies who have a role in the preparation of the financial statements or the internal accounting controls used by the Group Companies, or (iii) any claim or allegation regarding any of the foregoing.
(c)   Except as disclosed in Schedule 4.7(c) of the Company Disclosure Letter, the Group Companies do not have any undisclosed off-balance sheet arrangements.
(d)   There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer or director of the Company.
4.8   No Undisclosed Liabilities.   The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with IFRS, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in, the PCAOB Audited 2021 and 2020 Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Company’s business since the date of the most recent balance sheet included in the PCAOB Audited 2021 and 2020 Financial Statements or, as of the Closing Date, as otherwise permitted pursuant to Section 7.1; (c) liabilities incurred in connection with the Transactions; (d) as disclosed on Schedule 4.8 of the Company Disclosure Letter; or (e) liabilities that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.
4.9   Absence of Certain Changes or Events.   Except as contemplated by this Agreement, since the date of the most recent balance sheet included in the PCAOB Audited 2021 and 2020 Financial Statements through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course of business and there has not been: (a) any Company Material Adverse Effect; or (b) any action taken by any of the Group Companies that would be prohibited by Sections 7.1(c), 7.1(h), 7.1(k) and 7.1(m) (and to the extent related to the foregoing clauses, Section 7.1(o)), if such action were taken on or after the date hereof without the consent of SPAC.
4.10   Litigation.   Except (i) as disclosed on Schedule 4.10 of the Company Disclosure Letter, (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (iii) as would not individually result in a contingency to the Group Companies in an amount greater than $2,000,000, as of the date hereof, there is: (a) no pending or, to the Knowledge of the Company, threatened Legal Proceeding, or to the Knowledge of the Company, any investigation, against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (c) no pending or threatened Legal Proceeding by any Group Company against any third party; (d) no settlement or similar agreement that imposes any ongoing obligation, restriction or penalty on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed only upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.
4.11   Employee Benefit Plans.
(a)   Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each (i) material Employee Benefit Plan subject to the Legal Requirements of the United States and (ii) material Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”). For each such material Employee Benefit Plan, the Group

Companies have made available to SPAC a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements or other funding arrangements and amendments thereto; (ii) the most recently prepared actuarial reports and financial statements and (iii) all material, non-routine correspondence relating thereto received from or provided to any Governmental Entity during the past three (3) years.
(b)   Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. To the Knowledge of the Company no fact or event exists that could reasonably be expected to give rise to any material Legal Proceeding or material tax, fine, lien or penalty with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course).
(c)   Except as would not have a Company Material Adverse Effect, no Group Company or any of its subsidiaries has at any time in the past six (6) years sponsored or been obligated to contribute to, or had or is reasonably expected to have any liability in respect of any plan subject to Title IV of ERISA (including any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any other defined benefit pension plan).
(d)   None of the Employee Benefit Plans provides for any material, and the Group Companies have no material liability in respect of, post-retirement health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the applicable Legal Requirements.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to any Employee Benefit Plan, no material actions, suits, claims (other than routine claims for benefits in the ordinary course), investigations or Legal Proceedings are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan or against any fiduciary thereof with respect thereto.
(f)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due, or materially increase the amount of compensation or benefits payable, to any current or former employee, contractor or director of the Company or its Subsidiaries or otherwise under any Employee Benefit Plan; (ii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Employee Benefit Plan or (iii) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.
(g)   The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A, 457A or 4999 of the Code or otherwise.
(h)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Foreign Plan is in compliance with the applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) there are no pending, or to the Knowledge of the Company, threatened investigations by any Governmental Entity involving any Foreign Plan, and no pending, or to the Knowledge of the Company, threatened claims (except for claims for benefits payable in the normal operation of any Foreign Plan), actions, suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan, (iii) all employer contributions to each Foreign Plan required by applicable Legal Requirements or by the terms of each Foreign Plan have been made in a timely manner; (iv) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (v) each Foreign Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements; (vi) the consummation of the Transactions will not by itself be reasonably expected to create or otherwise result in any material liability with respect to any Foreign Plan; and (vii) each Employee Benefit Plan, if intended to qualify for special tax treatment or tax-qualified treatment, meets all the requirement for such treatment and, to the Knowledge of the Company, no event has occurred with respect to any Foreign Plan that would reasonably be expected to cause the denial or loss of such special tax treatment or tax-qualified treatment.
4.12   Labor Matters.
(a)   Except as disclosed in Schedule 4.12(a) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, as of the date hereof, (i) no Group Company is a party to or bound by, or currently negotiating in connection with entering into or amending, any labor agreement, collective bargaining agreement or other labor Contract with any labor union or other employee representative bodies; (ii) no employees of the Group Companies are represented by any labor union or other employee representative bodies with respect to their employment with the Group Companies; and (iii) there are no representation proceedings or petitions of employees or former employees of any Group Company or third parties, including Governmental Entities, seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any labor relations tribunal having jurisdiction over the Company’s operations; and (iv) to the Knowledge of the Company, since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or threatened in writing by any labor union or other employee representative bodies.
(b)   Except as would not have a Company Material Adverse Effect, since the Reference Date, there have been no strikes, work stoppages, slowdowns, or other material labor disturbances against the Group Companies or, to the Knowledge of the Company, threatened in writing.
(c)   The Group Companies and, to the Knowledge of the Company, each of their employees and consultants, are in material compliance with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals.
(d)   Except as disclosed on Schedule 4.12(d) of the Company Disclosure Letter, to the Knowledge of the Company, no notice or complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former appointed executive officer or director of any Group Company involving or relating to his or her services provided to any Group Company.
(e)   Except as disclosed on Schedule 4.12(e) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, since the Reference Date, (i) there are no material complaints, charges, investigations, claims or other Legal Proceedings against the Group Companies pending or, to the Knowledge of the Company, threatened in writing that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company; and (ii) each Group Company is in material compliance with all applicable Legal Requirements respecting labor, employment, employment practices and social security legislation, including, without limitation, the rules from any applicable collective bargaining agreements, outsourcing rules, consultant, independent contractors and any other type of workforce requirements, as well as any applicable labor regulation issued by any Governmental Entity.
(f)   The Group Companies have timely paid all wages, benefits, social security contributions and labor charges in relation to all employees, officers and directors of any of the Group Companies and any type of workforce, other than as would not reasonably expected to have a Company Material Adverse Effect. There is no outstanding, pending or, to the Knowledge of the Company, threatened litigation or worker’s compensation or any other Legal Proceedings or labor claims filed by any employee, director or officer of any of the Group Companies, or any labor claims filed by any outsourced worker, consultant, independent contractor or any other type of workforce against the Company and its Subsidiaries, jointly or severally. There are no actual or pending disputes or Legal Proceedings initiated by labor unions or similar organizations against any of the Group Companies, with respect to which any of the Group Companies have been notified in writing or received formal service of process.
(g)   Except as disclosed on Schedule 4.12(g) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, the Group Companies have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Employee Benefit Plan) all Persons who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Group Companies in accordance with such classifications and there have been no Legal Proceedings or investigations pending or, to the Knowledge of the Company, threatened in writing relating to any of the foregoing.
(h)   Except as set forth on Schedule 4.12(h) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, (i) each contract of employment with any employee of any of the Group Companies can be terminated without giving rise to any claim for severance compensation (other than severance compensation for dismissal as required by applicable Legal Requirements); and (ii) to the Knowledge of the Company, no liability that remains undischarged has been incurred by any of the Group Companies for breach of any employment agreement or breach of any statutory or equivalent employment right.
(i)   Except as would not be reasonably expected to have a Company Material Adverse Effect: (a) the Group Companies are in material compliance with all Legal Requirements applicable to the business with respect to their respective employees and their own policies respecting employment laws and regulations, collective bargaining agreements and employment practices, terms and conditions of employment, including but not limited to wages and hours, equal opportunities, civil rights, labor relations, occupational health and safety and payroll Taxes with respect to the employees; and (b) for the past two (2) years, neither the Company nor any of its Subsidiaries have: (i) engaged in any plant closing, workforce reduction or other action that has resulted or could reasonably be expected to result in material outstanding liability under any applicable Legal Requirement with respect to the employees or (ii) been issued any written notice that any such action is to occur in the future with respect to the employees of any of the Group Companies.
4.13   Real Property; Tangible Property.
(a)   Schedule 4.13(a) of the Company Disclosure Letter sets forth the address of all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries (“Owned Real Property”). With respect to each Owned Real Property and except as would be, individually or in the aggregate, material to the Group Companies, taken as a whole: (i) the Company or its Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) except as set forth on Schedule 4.18(a) of the Company Disclosure Letter, the Group Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.
(b)   Except as would not be reasonably expected to have a Company Material Adverse Effect, each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. Schedule 4.13(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Material Company Real Property Leases (as defined below).
(c)   Except as would not be reasonably expected to have a Company Material Adverse Effect, (i) no Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default; and (ii) no Person other than the Group Companies has the right to use the Company Leased Properties, nor to the Knowledge of the Company, no Person other than the Group Companies has any interest in the Company Leased Properties, except as subleased by the respective Group Company to a sub-lessee.
(d)   To the Knowledge of the Company or as would not be reasonably expected to have a Company Material Adverse Effect, there are no pending or contemplated special assessments or reassessments of any parcel included in the Company Leased Real Property that would reasonably be expected to result in additional rent or other sums and charges payable by any of the Group Company under the Company Real Property Leases, except as set forth in the Company Real Property Leases.
(e)   Except as disclosed on Schedule 4.13(e) of the Company Disclosure Letter or as would not be reasonably expected to have a Company Material Adverse Effect, each Group Company has good and marketable title to or other right or interest in, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any Company Real Property Lease.
(f)   Except as disclosed on Schedule 4.13(f) of the Company Disclosure Letter, all Company Real Property Leases are registered in the respective real estate record file of each leased real property.
(g)   None of the Group Company has received written notice from any lessor regarding: (i) the exercise of any of the Group Company right of first refusal or the proposal of acquisition of any of the Company Material Leased Real Property by a third party; or (ii) the acquisition by any Person of any interest in the real property that is the subject of any Company Material Real Property Lease.
4.14   Taxes.   Except as disclosed on Schedule 4.14 of the Company Disclosure Letter:
(a)   All income and other material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity (taking into account any valid extension of time) and all such Tax Returns are true, correct and complete in all material respects. All income and other material amounts of Taxes due and payable by each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS.
(b)   Each Group Company has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.
(c)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of the Company is there any) against any Group Company which has not been paid, resolved, settled or withdrawn in full or that is being contested in good faith through appropriate proceedings.
(d)   No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has any Group Company been notified in writing of (nor to the Knowledge of the Company is there) any request threatened in writing for such an audit or other examination.
(e)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Group Company.

(f)   No Group Company has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the SEC Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.
(g)   No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has, since the Reference Date, ever been a member of a group filing income Tax Returns on an affiliated, consolidated, combined or unitary basis, other than a group the common parent of which was and is the Company.
(h)   No Group Company has: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(i)   To the Knowledge of the Company, no Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.
(j)   To the Knowledge of the Company, each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Legal Requirements to be so registered, in each case, in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.
(k)   All material Related Party transactions involving any Group Company are in material compliance with the arm’s length standards of applicable Legal Requirements.
(l)   No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(m)   No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous or similar provision of state, local or non-U.S. Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the SEC Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the SEC Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any analogous or similar provision of state, local or non-U.S. Legal Requirements.
(n)   No claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that any Group Company is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(o)   None of the Group Companies has taken any action, or is aware of any fact or circumstance that would reasonably be expected, to prevent the Transactions from qualifying for the Intended Tax Treatment.

(p)   No advantage of any amnesty or tax installment program regarding Taxes (including ordinary installments, REFIS, PAES, PAEX and any similar plan) in the previous five (5) years has been taken by any Group Company.
(q)   The Company is not and has not been a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”)
4.15   Brokers; Third Party Expenses.   Except for the fee arrangement disclosed in Schedule 4.15 of the Company Disclosure Letter, the Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.
4.16   Intellectual Property.
(a)   Schedule 4.16(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, any of the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; and (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”). All of the Company Registered Intellectual Property is subsisting, valid (except for any pending applications included therein, which are, to the Knowledge of the Company, valid), and to the Knowledge of the Company, enforceable in all material respects. None of the Owned Intellectual Property material to the operation of the business of any of the Group Companies has been adjudged invalid or unenforceable in whole or part, and to the Knowledge of the Company, all material Owned Intellectual Property is valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.
(b)   Except as disclosed in Schedule 4.16(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property and has a license, sublicense or otherwise possesses valid rights to use, license, sublicense, resell and commercialize (as currently used, licensed, sublicensed, resold and commercialized by the Group Companies) all other material Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for, or used or held for use in, the conduct of each Group Company’s business as currently conducted in all material respects. To the Knowledge of the Company, all Licensed Intellectual Property used by the Company is duly licensed and used within the scope of its licenses in all material respects.
(c)   Since the Reference Date, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.
(d)   There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against any of the Group Companies, and no Group Company has received since the Reference Date any written notice from any Person pursuant to which any Person is: (i) alleging that any Group Company or the conduct of the business of any of the Group Companies has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party; or (ii) contesting the scope, use, ownership, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the

Company, none of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property in any material respect.
(e)   No past or present director, officer, partner, shareholder, quotaholder, manager, employee, consultant, service provider or independent contractor of any of the Group Companies has any ownership or other rights in any material Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Group Companies pursuant to a Contract with a Group Company). Each of the past and present directors, officers, partners, shareholders, quotaholders, managers, employees, consultants, service providers and independent contractors of any of the Group Companies who are or were engaged in creating or developing any material Owned Intellectual Property for the Group Companies has executed and delivered a written agreement (or has similar obligations pursuant to law), pursuant to which such Person has, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) agreed to hold all confidential and/or proprietary information of the Group Companies (or of another Person and held by any Group Company under an obligation to maintain the secrecy and confidentiality of such information) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such material work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no uncured breach by any such Person with respect to its obligation to assign Intellectual Property to any Group Company or to protect the Trade Secrets of the Group Companies under any such agreement.
(f)   Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Owned Intellectual Property and Licensed Intellectual Property (or any other Intellectual Property owned by another Person and held by such Group Company under an obligation to maintain the secrecy and confidentiality of such Intellectual Property) the value of which to any Group Company is contingent upon maintaining the confidentiality thereof. No such Intellectual Property that is material to any of the Group Companies or their respective businesses (i) has been authorized to be disclosed by one of the Group Companies, or (ii) has been disclosed to any of the Group Companies’ past or present employees or any other Person, in each case, other than as subject to a Contract restricting the disclosure and use of such Intellectual Property, and there is no uncured material breach by any employee or Person under any such Contract.
(g)   Except as disclosed in Schedule 4.16(g) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to any of the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.
(h)   The Company or one of its Subsidiaries owns, or has a valid right to access, use, resell and commercialize (as applicable) all computer systems, Software, firmware, middleware, hardware, peripherals, servers, routers, hubs, switches, data communication lines, networks, interfaces, platforms and related systems, databases, websites and all other information technology equipment used by any Group Company as currently accessed, used, resold and commercialized by the Group Companies in all material respects (collectively, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted in all material respects. The Group Companies have taken commercially reasonable actions, consistent with industry practices, to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures.
(i)   Since the Reference Date, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no failures, breakdowns, continued substandard performance or other adverse events (including any unauthorized use, access, interruption, modification or corruption) affecting any such Company IT Systems (or any information and transactions stored or contained therein or transmitted thereby). The Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or other similar code or programs that could (i) materially disrupt or materially and adversely affect the functionality of any Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems in any material respect.
(j)   To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than New PubCo, SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) alter, encumber or cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.
4.17   Privacy.
(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Group Companies, and, to the Knowledge of the Company, any Person acting for or on behalf of any of the Group Companies have since the Reference Date (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied with: (i) all applicable Privacy Laws; (ii) all of such Group Company’s applicable policies, records and notices regarding the Processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, Processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information (“Privacy Requirements”). Except as disclosed on Schedule 4.17 of the Company Disclosure Letter, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Group Companies have, since the Reference Date, (A) received any written notice of any requests (including from individuals exercising their rights under Privacy Laws) or claims of (including written notice from third parties acting on its or their behalves), nor have any of the Group Companies been charged with, a violation of any Privacy Requirements or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data Processing activities or any alleged breaches of any Privacy Requirements.
(b)   Each of the Group Companies has, as applicable, since the Reference Date, implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, transfer, use, modification or disclosure. The consummation of the Transactions will not breach any Privacy Requirement, except as would not, individually or in the aggregate, reasonably be expected to reasonably be expected to have a Company Material Adverse Effect.
(c)   Since the Reference Date, (i) there has been no material breach, security incident, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or Processed by or on behalf of any of the Group Companies, and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with any material breach, security incident, misuse of or unauthorized access to, unauthorized use or transfer, or disclosure of Personal Information. Each of the Group Companies has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.
4.18   Agreements, Contracts and Commitments.
(a)   Schedule 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date hereof (other than any Employee Benefit Plan):
(i)   any Contract reasonably expected to result in future payments to or by any Group Company in excess of $10,000,000 per annum;
(ii)   any Contract with (x) the top ten (10) customers of the Group Companies as measured by amounts received by the Group Companies on a consolidated basis for the fiscal year ended on June 30, 2021 and the nine (9)-month period ended on March 31, 2022 (the “Material Customers”) and (y) the top ten (10) suppliers of the Group Companies as measured by amounts paid by the Group Companies on a consolidated basis for the fiscal year ended on June 30, 2021 and the nine (9)-month period ended on March 31, 2022 (the “Material Suppliers”), in each case, other than purchase or service orders accepted, confirmed or entered into in the ordinary course of business;
(iii)   any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;
(iv)   any Contract memorializing any Interested Party Transactions (other than those employment agreements, confidentiality agreements, non-competition agreements (for the benefit of a Group Company) or any other agreement of similar nature entered into in the ordinary course of business with employees or technical consultants) providing for annual payments in an amount equal to or greater than $2,000,000;
(v)   any Contract in an amount equal to or greater than $2,000,000 that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;
(vi)   any Contract that is related to the governance or operation of any material joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;
(vii)   any Contract for or relating to any borrowing of money by or from the Company in excess of $2,000,000 (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among any of the Group Companies);
(viii)   any Contract (A) providing for the grant of any preferential rights to purchase or lease any material asset of the Company; or (B) providing for any exclusive or preferred right to sell or distribute any material product or material service of the Group Companies taken as a whole;
(ix)   any obligation to register any Company Shares or other securities of the Group Companies with any Governmental Entity (other than ordinary course requirements of foreign applicable Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(x)   any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case, for which any Group Company has any material outstanding payment obligations;
(xi)   any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) (the “Material Company Real Property Leases”);
(xii)   any Contract under which any of the Group Companies: (A) obtains the right to use, or a covenant not to be sued under, any material Intellectual Property from any third party (“Inbound License”), other than a non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available; or (B) grants the right to use, or a covenant not to be sued under, any material Intellectual Property to any third party (other than non-exclusive licenses granted to suppliers, vendors, distributors, contractors or customers in the ordinary course of business);
(xiii)   any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council or other employee representative bodies;
(xiv)   any documents required to be filed with the Proxy Statement / Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; and
(xv)   any Contract that creates guarantees or liens of any nature on the Group Companies’ assets not in the ordinary course of business and in an amount equal to or greater than $2,000,000.
(b)   Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time or both would become a material breach of or default under, any Company Material Contract, and to the Knowledge of the Company, no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event or has provided any formal written notice of any intention to terminate, any such Company Material Contract. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.
(c)   Except as disclosed on Schedule 4.18(c) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no Person that acts as a commercial agent (representantes comerciais) of the Company (the “Commercial Agents”), and the Company has never entered into any agency agreement to formalize the engagement of any other Commercial Agent, (ii) the Company is not liable for any indemnification rights to any Commercial Agent and (iii) there are no pending or threatened claims asserted by a Commercial Agent against the Company.
4.19   Insurance.   Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) each of the Group Companies maintains insurance policies or fidelity or surety bonds (collectively, the “Insurance Policies”) covering such risks in respect of its business and assets as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies operate; (ii) the Insurance Policies are in full force and effect, (iii) the premiums due with respect to such Insurance Policies have been timely paid and no written notice of cancellation or termination or intent to cancel has been received by any of the Group Companies with respect to any material Insurance Policy, and (iv) there is no pending material claim by any Group Company under any of the existing Insurance Policies with respect to which coverage has been questioned, denied or disputed by the underwriters of such policies.
4.20   Interested Party Transactions.   Except as disclosed on Schedule 4.20 of the Company Disclosure Letter or as would not, individually or in the aggregate, be material to the Group Companies, (a) no officer or director of the Company or any of their respective immediate family members or their respective Affiliates, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons pursuant to any Contract or business arrangement with the Group Companies that is still in full force and effect as of the date hereof, and (b) to the Knowledge of the Company, no officer, director or direct holder of more than five percent (5%) of the equity securities of the Group Companies or any member of their immediate family or their respective Affiliates is, directly or indirectly, a counterparty to (or equityholder of a counterparty to) any Company Material Contract with any of the Group Companies that is still in full force and effect as of the date hereof (any such transactions in clauses (a) and (b), an “Interested Party Transaction”), in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; (iii) for other employee benefits made generally available to similarly situated Persons; (iv) as described in the PCAOB Audited 2021 and 2020 Financial Statements, (v) for Contracts or transactions solely among the Group Companies, or (vi) related to any such Person’s ownership of Company Shares or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies.
4.21   Information Supplied.   The information relating to the Group Companies to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing or when the Registration Statement and the Proxy Statement is declared effective or the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to any other information that has been or will be included in the Registration Statement or the Proxy Statement, or the accuracy of any projections or forecasts that have been or will be included in the Registration Statement or the Proxy Statement; provided, however, that with respect to any financial projections or forecasts provided to investors or in any document filed with the SEC, in each case, with respect to the Transactions (the “Projections”), the Company represents and warrants that such Projections will be made with a reasonable basis and in good faith and that such Projections will represent the Company’s best then available estimates and judgment as to the future financial performance of the Company based on the assumptions to be disclosed therein, which assumptions will be all the assumptions that are material in forecasting the financial results of the Company and which will reflect the Company’s best then available estimate of the events, contingencies and circumstances described therein.
4.22   Anti-Bribery; Anti-Corruption.   Since the Reference Date, except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, none of the Group Companies and their respective directors and officers or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates or employees, or any other Persons acting on their behalf, at their direction or for their benefit has, directly or indirectly: (a) made, offered or promised to make or offer any bribe, influence, payment, kickback, payoff, benefits or any other type of payment, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any official act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; or (iv) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) hindered any investigation or inspection carried out by a Governmental Entity or adversely interfered with their work; (d) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; or (e) established or maintained any unlawful fund of corporate monies or other properties, in each case, that would be unlawful under any applicable provision, as applicable for each Group Company, of (i) the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., (ii) the United Kingdom Bribery Act 2010, (iii) Brazilian Federal Law No. 12,846/2013, (iv) Brazilian Federal Law No. 8,429/1992, (v) Brazilian Federal Law No. 9,613/1998, (vi) Brazilian Federal Law No. 12,813/2013, (vii) Brazilian Federal Law No. 8,666/1993, (viii) Brazilian Federal Law No. 14,133/2021, (ix) Brazilian Decree-Law No. 2,848/1940, (x) Law 1474 of 2022 in Colombia; (xi) Law 1778 of 2016 in Colombia; (xii) Law 2014 of 2019 in Colombia, (xiii) Law 2195 of 2022 in Colombia, (xiv) Law 599 of 2000 in Colombia or (xv) any other applicable anti-corruption or anti-bribery Legal Requirements (collectively, the “Anti-Corruption Laws”). Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, or any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf has ever been found by a Governmental Entity to have violated any Anti-Corruption Laws or has been the subject of any indictment or any governmental investigation with respect to applicable Anti-Corruption Laws. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) promote compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.
4.23   International Trade; Sanctions.
(a)   Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws, including all applicable Customs & International Trade Authorizations, as applicable to the Group Companies; (ii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any violation of any applicable Customs & International Trade Laws; and (iii) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any noncompliance with any applicable Customs & International Trade Laws.
(b)   None of the Group Companies or any of the Group Companies’ respective directors, officers or, to the Knowledge of the Company, any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers, or, to the Knowledge of the Company, any of the Group Companies’ respective Affiliates, employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with any Sanctions. Since the Reference Date and to the Knowledge of the Company, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers or any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.
4.24   Customers and Suppliers.   No Group Company has received any written or, to the Knowledge of the Company, oral notice that any Material Customer or Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

4.25   Environmental Matters.   Except as disclosed on Schedule 4.18(c) of the Company Disclosure Letter or as would be reasonably expected to have a Company Material Adverse Effect: (i) each of the Group Companies is, and has been for the past three (3) years, in compliance with all Legal Requirements and all applicable Environmental Laws in the respective jurisdiction according to which each of the Group Companies conducts its business, which compliance includes obtaining, maintaining and complying with all material environmental licenses necessary to operate its business; (ii) none of the environmental licenses held or required to be held under Environmental Law by each of the Group Companies restricts in any material respect any of the Group Companies from operating any equipment or activity covered by such environmental licenses as currently conducted; (iii) no written notice of violation, notification of liability or request for information has been received by any of the Group Companies and no Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing by any Person against any Group Company relating to or arising out of any Environmental Law; (iv) no Order has been issued and is currently in effect that would unreasonably restrict the conduct of any Group Company business, and no penalty or fine has been assessed against any Group Company relating to or arising out of any Environmental Law; (v) to the Knowledge of the Company, there is no contamination of the soil or subsoil by Hazardous Substances in any real property at which any Group Company conducts its business that would require investigation, remediation or other response action by any Group Company pursuant to any Environmental Law; (vi) to the Knowledge of the Company, (a) the Company Leased Property has not been used for the handling, storage, transportation, or disposal of Hazardous Substances, and (b) there has been no release of any Hazardous Substances into the environment; (vii) the Company Leased Property is not presently being used for the handling, storage, transportation or disposal of Hazardous Substances; and (viii) none of the Group Companies has entered into any environmental agreements of conduct (termos de ajustamento de conduta) with any Governmental Entity.
4.26   Board Approval; Vote Required.   The Company Board, by unanimous written consent, has duly recommended that the Company Shareholders approve the Third Merger and such other actions as contemplated by this Agreement. The Requisite Approval of the Company Shareholder Matters (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions to which the Company is a party.
4.27   Books and Records.   Except as would not, individually or in the aggregate, be material to the Group Companies, the Company and all applicable Subsidiaries maintain the applicable books of account, shareholder record books, and other records and corporate books of the Company and of its Subsidiaries, all of which have been made available to SPAC, are true, complete and correct and have been maintained in accordance with sound business practices and all Legal Requirements.
4.28   Disclaimer of Other Warranties.   THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB, THIRD MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB, THIRD MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC, NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB AND THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC, NEW PUBCO, FIRST MERGER SUB,

SECOND MERGER SUB OR THIRD MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NEW PUBCO, FIRST MERGER SUB,
SECOND MERGER SUB AND THIRD MERGER SUB
Except as set forth in the Company Disclosure Letter, each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub represent and warrant to the SPAC, severally but not jointly, that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date).
5.1   New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub.
(a)   Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands. Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub, taken as a whole or have a Company Material Adverse Effect. None of New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub are in violation of any of the provisions of their respective Governing Documents in any material respect. Each of New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any of New PubCo or the Merger Subs to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a Company Material Adverse Effect.
(b)   New PubCo has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than First Merger Sub, Second Merger Sub and Third Merger Sub. Neither New PubCo, First Merger Sub, Second Merger Sub nor Third Merger Sub has, and at all times prior to each Closing Date shall not have, except as expressly contemplated by the Transaction Agreements and the Transactions, any assets, properties, liabilities or obligations of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business or operations except as expressly contemplated by the Transaction Agreements and the Transactions. New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub are entities that have been formed solely for the purpose of engaging in the Transactions.
(c)   All outstanding shares of First Merger Sub, Second Merger Sub and Third Merger Sub are owned by New PubCo, free and clear of all Liens (other than Permitted Liens). Except as contemplated by this Agreement, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which New PubCo is a party or by which it is bound obligating New PubCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional New PubCo Ordinary Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, New PubCo Ordinary Shares or any other shares or other interest or participation in New PubCo, no outstanding New PubCo Ordinary Shares are subject to vesting or forfeiture rights or repurchase by a New PubCo, and there are no outstanding or authorized stock appreciation, dividend equivalent, profit participation or other similar rights issued by New PubCo.
(d)   Complete and correct copies of the Governing Documents of New PubCo and the Merger Subs, as currently in effect, have been made available to the SPAC as of the date hereof, which Governing

Documents shall not be modified until immediately prior to the First Effective Time, at which point the modifications provided for in Section 2.7 shall be carried out.
(e)   Prior to the date of the Second Merger, each of Second Merger Sub and Third Merger Sub shall have made an initial classification election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), effective as of the date of its incorporation, to be disregarded as separate from its owner for U.S. federal income Tax purposes. Third Merger Sub shall also make an entity classification election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations Section 301.7701-3(c), effective as of the date of the Closing Date, to be treated as a corporation for U.S. federal income Tax purposes.
5.2   Capitalization.   As of the date of this Agreement: (i) 50,000 shares, par value $1.00 per share, of New PubCo are authorized, and one such share is issued and outstanding; (ii) 50,000 shares, par value $1.00 per share, of First Merger Sub are authorized, and one such share is issued and outstanding; (iii) 50,000 shares, par value $1.00 per share, of Second Merger Sub are authorized, and one such share is issued and outstanding; and (iv) 50,000 shares, par value $1.00 per share, of Third Merger Sub are authorized, and one such share is issued and outstanding.
5.3   Authority Relative to this Agreement.   Each of New PubCo and the Merger Subs has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by each of New PubCo and the Merger Subs of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by each of New PubCo and the Merger Subs of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of such Party, and no other proceedings on the part of such Person are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Agreements to which each of New PubCo and the Merger Subs is a party have been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery hereof and thereof by the SPAC Parties and the Company, constitute the legal and binding obligations of such New PubCo and the Merger Subs, as applicable, enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
5.4   No Conflict; Required Filings and Consents.
(a)   Neither the execution, delivery nor performance by any of New PubCo or the Merger Subs of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate such Party’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 6.4(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such Party pursuant to, any Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a (i) material adverse effect on the ability of any of New PubCo or the Merger Subs to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a Company Material Adverse Effect.
(b)   The execution and delivery by each of New PubCo and the Merger Subs of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the First Plan of Merger and associated documents, Second Plan of Merger and associated documents and the Third Plan of Merger, in each case in accordance with the Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which such Party is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) for the consents, approvals, authorizations and permits described in Schedule 5.4(b) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a (i) material adverse effect on the ability of any such Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a Company Material Adverse Effect.
5.5   Compliance; Approvals.   Since its incorporation or organization, as applicable, each of New PubCo and the Merger Subs has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to any of New PubCo or the Merger Subs has been pending or threatened. No written or, to the Knowledge of the Company, oral notice of non-compliance with any applicable Legal Requirements has been received by any of New PubCo or the Merger Subs. Each of New PubCo and the Merger Subs is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Approval held by each of New PubCo or the Merger Subs is valid, binding and in full force and effect in all material respects. None of New PubCo or the Merger Subs: (a) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any of New PubCo or the Merger Subs to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a Company Material Adverse Effect.
5.6   Information Supplied.   The information relating to each of New PubCo and the Merger Subs to be supplied by or on behalf of such Party for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing or when the Registration Statement and the Proxy Statement is declared effective or the date that it is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by any of New PubCo or the Merger Subs with respect to the information that has been or will be supplied by the Company or any SPAC Party in writing specifically for inclusion in the Registration Statement and the Proxy Statement.
5.7   Brokers.   None of New PubCo or the Merger Subs has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.
5.8   Disclaimer of Other Warranties.   EACH OF NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY SPAC PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY SUCH PARTY, ANY

OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE. EACH OF NEW PUBCO, FIRST MERGER SUB, SECOND MERGER SUB AND THIRD MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SPAC
Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in such SPAC SEC Reports will be deemed to modify or qualify the Fundamental Representations of SPAC), SPAC represents and warrants to the Company that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date).
6.1   Organization and Qualification.
(a)   SPAC is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands.
(b)   SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
(c)   SPAC is not in violation of any of the provisions of the SPAC Governing Documents in any material respect.
(d)   SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
6.2   Capitalization.
(a)   As of the date of this Agreement: (i) 5,000,000 preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Shares”) are authorized, and no such shares are issued and outstanding; (ii) 500,000,000 class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Ordinary Shares”), are authorized and 18,036,299 such shares are issued and outstanding; (iii) 50,000,000 class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Ordinary Shares” and, together with the SPAC Preferred Shares and the SPAC Class A Ordinary Shares, the “SPAC Shares”), are authorized and 4,509,074 such shares are issued and outstanding; (iv) 4,071,507 warrants to purchase one SPAC Class A Ordinary Share (the “Private Placement Warrants”) are outstanding; and (v) 6,012,099 warrants to purchase one SPAC Class A Ordinary Share (the “Public Warrants” and, collectively with the Private Placement Warrants, the “SPAC Warrants”) are outstanding. All outstanding SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Upon the closing of the transactions contemplated by the Subscription Agreements, SPAC has committed to issue 10,000,000 SPAC Class A Ordinary Shares to the PIPE Investors as of the date hereof.
(b)   Except for the SPAC Warrants, SPAC Class A Ordinary Shares and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.
(c)   Except as set forth in the SPAC Governing Documents or the Current Registration and Shareholder Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.
6.3   Authority Relative to this Agreement.   Each SPAC Party has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by each SPAC Party of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of such SPAC Party, and no other proceedings on the part of such Person are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval of the SPAC Shareholder Matters. This Agreement and the other Transaction Agreements to which each SPAC Party is a party have been duly and validly executed and delivered by such SPAC Party and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitute the legal and binding obligations of such SPAC Party enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
6.4   No Conflict; Required Filings and Consents.
(a)   Subject to the approval by the shareholders of the SPAC Shareholder Matters, neither the execution, delivery nor performance by any SPAC Party of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate such SPAC Party’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 6.4(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such SPAC Party pursuant to, any Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.
(b)   The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the First Plan of Merger and associated documents and Second Plan of Merger and associated documents in accordance with the

Companies Act; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which such SPAC Party is qualified to do business; (iii) for the filing of any notifications required under the Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) for the consents, approvals, authorizations and permits described in Schedule 6.4(b)of the SPAC Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.
6.5   Compliance; Approvals.   Since its incorporation or organization, as applicable, each SPAC Party has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to any SPAC Party has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by any SPAC Party. Each SPAC Party is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. Each Approval held by each SPAC Party is valid, binding and in full force and effect in all material respects. No SPAC Party: (a) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect.
6.6   SPAC SEC Reports and Financial Statements.
(a)   SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of New PubCo) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports complied, and the Additional SPAC SEC Reports will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not at the time they were filed, and the Additional SPAC SEC Reports will not at the time they are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.
(b)   The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all prepared from the books and records of SPAC and in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X and Regulation S-K, in each case, applied on a consistent basis throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.
6.7   Absence of Certain Changes or Events.   Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of SPAC, there has not been: (a) any SPAC Material Adverse Effect; (b) any material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions; or (c) any action taken or agreed upon by SPAC that would be prohibited by Section 7.2 if such action were taken on or after the date hereof without the consent of the Company.
6.8   Litigation.   Except as would not, individually or in the aggregate, reasonably be expected to have a (i) material adverse effect on the ability of any SPAC Party to enter into this Agreement and the Transaction Agreements to which it is or will be a party and to consummate the Transactions or (ii) a SPAC Material Adverse Effect, there is: (a) no pending or, to the Knowledge of any SPAC Party, threatened Legal Proceeding against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit or examination by any Governmental Entity against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit or examination; (c) no pending or threatened Legal Proceeding by any SPAC Party against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any SPAC Party; and (e) no Order imposed or, to the Knowledge of SPAC, threatened in writing to be imposed upon any SPAC Party or any of its respective properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such.
6.9   Business Activities.
(a)   Since its incorporation, SPAC has not conducted any business activities other than activities: (i) in connection with its organization; (ii) in connection with its initial public offering; and (iii) directed toward the accomplishment of a business combination. Except as set forth in the SPAC Governing Documents, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, as of the Closing).
(b)   Except for the Transactions, the SPAC Parties do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby, the SPAC Parties have no material interests, rights, obligations or liabilities with respect to, and are not party to, bound by or have their assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a business combination.
6.10   SPAC Material Contracts.
(a)   Schedule 6.10 of the SPAC Disclosure Letter sets forth a true, correct and complete list of (i) each “material contract” (as such term is defined in Regulation S-K) to which any SPAC Party is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-1 (File No. 333-253325).
(b)   True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company or its Representatives. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a SPAC Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the SPAC Parties and, to the Knowledge of the SPAC Parties, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of the SPAC Parties, are enforceable by the SPAC Parties to the extent a party thereto in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, and (ii) none of the SPAC Parties or, to the Knowledge of the SPAC Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.
6.11   SPAC Listing.   The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “TPBAU”. The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “TPBA”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “TPBAW”. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants or to terminate the listing of SPAC on the NASDAQ. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act.
6.12   PIPE Investment Amount.
(a)   SPAC has delivered to the Company true, correct and complete copies of each Subscription Agreement (including any amendments, side letters or other supplements thereto) entered into on or prior to the date hereof, pursuant to which the PIPE Investors have committed to provide the PIPE Investment.
(b)   SPAC Cash, prior to or at the Closing, will be sufficient to enable SPAC and New PubCo to pay all cash amounts required to be paid by SPAC and New PubCo pursuant to this Agreement prior to or at the Closing. As of the date hereof, the Subscription Agreements are, and as of the First Effective Time, the Subscription Agreements will be, in full force and effect, and none of the Subscription Agreements have been withdrawn or terminated, or otherwise amended or modified, in any respect, and no such withdrawal, termination, amendment or modification is contemplated by SPAC or New PubCo. As of the date hereof, each Subscription Agreement is, and as of the First Effective Time, each Subscription Agreement will be, a legal, valid and binding obligation of SPAC and New PubCo and, to SPAC’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Other than as expressly contemplated by or referred to in the Subscription Agreements, there are no other agreements, side letters or arrangements between SPAC, New PubCo and/or any PIPE Investor relating to any Subscription

Agreement that could affect the obligation of the PIPE Investors to contribute to New PubCo the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to SPAC and New PubCo, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC or New PubCo under any material term or condition of any Subscription Agreement and, as of the date hereof, neither SPAC nor New PubCo has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by the SPAC Parties or any of their Affiliates to any PIPE Investor in respect of its investment or, except as set forth in the Subscription Agreements.
6.13   Trust Account.
(a)   As of the date of this Agreement, SPAC has at least $180,362,990 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Account Agreement (the “Trust Agreement”) dated August 13, 2021, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.
(b)   The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust. There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than SPAC Shareholders holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Shares pursuant to the SPAC Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of the SPAC Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by the Company with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.
6.14   Taxes.
(a)   All income and other material Tax Returns required to be filed by or on behalf of any SPAC Party have been duly and timely filed with the appropriate Governmental Entity (taking into account any valid extension) and all such Tax Returns are true, correct and complete in all material respects. All income and other material amounts of Taxes due and payable by each SPAC Party (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS.
(b)   Each SPAC Party has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.
(c)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any) against any SPAC Party which has not been paid, resolved, settled or withdrawn in full or that is being contested in good faith through appropriate proceedings.
(d)   No material Tax audit or other examination of any SPAC Party by any Governmental Entity is presently in progress, nor has any SPAC Party been notified in writing of (nor to the Knowledge of SPAC is there any) any request or threat for such an audit or other examination.
(e)   There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any SPAC Party.
(f)   No SPAC Party has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s financial statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the SPAC Parties in the ordinary course of business.
(g)   No SPAC Party (i) has any liability for the Taxes of another Person pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or non-U.S. Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has, since the Reference Date, ever been a member of a group filing income Tax Returns on an affiliated, consolidated, combined or unitary basis.
(h)   No SPAC Party has: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.
(i)   To the Knowledge of SPAC, SPAC does not have, and has not had, a permanent establishment in any country other than the country of its organization, or is, or has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.
(j)   To the Knowledge of SPAC, SPAC is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Legal Requirements to be so registered, in each case, in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.
(k)   SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous or similar provision of state, local or non-U.S. Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in SPAC’s financial statements, or received in the ordinary course of business since the date of the most recent balance sheet included in SPAC’s financial statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any analogous or similar provision of state, local or non-U.S. Legal Requirements.
(l)   No claim has been made in writing (nor to SPAC’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that SPAC is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(m)   None of the SPAC Parties has taken any action, or are aware of any fact or circumstance, that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
6.15   Information Supplied.   The information relating to the SPAC Parties to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement (or any amendment or supplement thereto) will not, on the date of filing or when the Registration Statement and the Proxy Statement is declared effective or the date that it is first mailed to SPAC Shareholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company in writing specifically for inclusion in the Registration Statement and the Proxy Statement.
6.16   Employees; Benefit Plans.   Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee. SPAC does not currently maintain or have any direct liability under any employee benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits.
6.17   Board Approval; Shareholder Vote.   The SPAC Board (including any required committee or subgroup of the SPAC Board) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; (b) determined that the consummation of the Transactions is in the best interest of SPAC; (c) made the SPAC Recommendation; and (d) directed that this Agreement be submitted to the SPAC Shareholders for their adoption. Other than the approval of the SPAC Shareholder Matters, no other corporate proceedings on the part of SPAC or any other SPAC Party are necessary to approve the consummation of the Transactions.
6.18   Affiliate Transactions.   Except as described in the SPAC SEC Reports, no Contract between any SPAC Party, on the one hand, and any of the present or former directors, officers, employees, shareholders, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing. Except as set forth in Schedule 6.18 of the SPAC Disclosure Letter, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Registration Statement.
6.19   Brokers.   SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.
6.20   Investment Company Act.   SPAC is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act.

6.21   JOBS Act.   SPAC qualifies as an “emerging growth company” within the meaning of the JOBS Act.
6.22   Disclaimer of Other Warranties.   EACH OF THE SPAC PARTIES HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, NEW PUBCO, THE MERGER SUBS, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY SPAC PARTY, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, NEW PUBCO, ANY OF THE MERGER SUBS, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE. EACH OF THE SPAC PARTIES HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. EACH OF THE SPAC PARTIES ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, NEW PUBCO, THE MERGER SUBS, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF THE SPAC PARTIES HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, NEW PUBCO AND THE MERGER SUBS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS.
ARTICLE VII
CONDUCT PRIOR TO THE CLOSING DATE
7.1   Conduct of Business by the Company and the Company Subsidiaries.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, other than as a result of or in connection with COVID-19, use its commercially reasonable efforts to carry on its business in the ordinary course (including using commercially reasonable efforts to preserve intact the Company’s present business organization, retain the Company’s current officers and preserve the Company’s relationships with Material Customers and Material Suppliers), except: (w) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly contemplated by this Agreement, the Pre-Closing Restructuring and the other Transaction Agreements; (y) as required by applicable Legal Requirements; or (z) as set forth on Schedule 7.1 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except: (i) as expressly contemplated by this Agreement, the Pre-Closing Restructuring and the other Transaction Agreements, (ii) as required by applicable Legal Requirements, (iii) as set forth on Schedule 7.1 of the Company Disclosure Letter; (iv) to the extent any of the following (in a transaction or related series of transactions) involves a dollar amount or gives rise to any liability or obligation of the Company in any case that is less than $200,000 and is not otherwise reasonably expected to materially delay or adversely impact the ability of the Company to consummate the Transactions by the Outside Date or (v) as a result of or in connection with COVID-19, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:
(a)   except in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan by law or collective bargaining agreement: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 25% in the base salary or wage rate of any current employee who has annual base compensation of less than $120,000 in the ordinary course of business and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance, retention, transaction or change in control pay or benefits to, or otherwise increase the severance, retention, transaction or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business in exchange for a release of claims; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business (including grants made to new hires); or (vi) hire or terminate any employee whose annual base compensation is $120,000 or more, other than terminations for cause;
(b)   (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the Group Companies (or any of their respective businesses); or (ii) voluntarily extend, amend, waive, cancel or modify any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the Group Companies (or any of their respective businesses), other than, in each of clauses (i) through (ii), non-exclusive licenses granted in the ordinary course of business or expirations of Intellectual Property in accordance with the applicable statutory term (if such term is non-renewable);
(c)   except in the ordinary course of business, or for transactions solely among the Company and the Company Subsidiaries: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any share capital or otherwise, or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital, other than any dividends or the making of the distribution that has been approved by the Company Shareholders prior to the date hereof (provided such approval has been made available to SPAC prior to the date of this Agreement) or that is required as a result of a Legal Requirement; (ii) except as disclosed on Schedule 7.1(c) of the Company Disclosure Letter or in connection with the Pre-Closing Restructuring, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, shares, capital stock or any other equity interests, as applicable, in any Group Company (other than repurchases, redemptions or other acquisitions of equity interests from directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement); or (iii) except in connection with, or for the purpose of serving as consideration in, (x) any transaction permitted under Section 7.1(e) or (y) any loan, advance or capital contribution to, or investment in, any Person other than any of the Group Companies that is permitted under Section 7.1(h), grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, shares, capital stock or any other equity interests (such as share or stock options, share or stock units, restricted shares or stock or other Contracts for the purchase or acquisition of such shares or capital stock), as applicable, in any Group Company (other than any grants, issuances or sales made to directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement, including, without limitations, grants made pursuant to an equity incentive plan in the ordinary course of business (including grants made to new hires));
(d)   amend its Governing Documents other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business;

(e)   except (I) in the ordinary course of business, (II) as part of the Pre-Closing Restructuring or (III) to the extent that any of the following would not require financial statements of the acquired business or Person to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act and, solely in the case of this clause (III), such acquired business or Person is set forth on Schedule 7.1(e) of the Company Disclosure Letter: (i) merge, consolidate or combine the Company with a third party; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof;
(f)   voluntarily dispose of or amend any Company Real Property Lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, considered as a whole;
(g)   other than with respect to the Company Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;
(h)   except as required as part of the Pre-Closing Restructuring or approved by the Company Board prior to the date of this Agreement (provided such approval has been made available to SPAC prior to the date of this Agreement), (i) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies, other than (w) in connection with any transaction permitted under Section 7.1(e), (x) with respect to the Persons listed in Schedule 7.1(h) of the Company Disclosure Letter, (y) any loans, advances, capital contributions, or investments that are no greater than $5,000,000, or (z) advances for business expenses to employees and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness incurred after the date hereof in excess of $20,000,000 other than (w) in connection with any transaction permitted under Section 7.1(e), (x) guarantees of any Indebtedness of any Company Subsidiaries, (y) guarantees by the Company Subsidiaries of the Indebtedness of the Company, or (z) Indebtedness incurred under credit facilities existing on the date hereof; (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Group Companies other than (x) ordinary course compromises of amounts owed to the Group Companies by their respective customers or (y) in connection with any transaction permitted under Section 7.1(e);
(i)   compromise, settle or agree to settle any Legal Proceeding (i) involving payments by any Group Company of $200,000 or more, or (ii) that imposes any non-monetary obligations on a Group Company (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(j)   except in the ordinary course of business, as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate, or as would not generate an expense to the Company or its subsidiaries greater than $250,000: (i) modify or amend, in a manner that is adverse to the applicable Group Company, or terminate any Company Material Contract (other than the repayment of existing Indebtedness); (ii) enter into any Contract that would have been a Company Material Contract, had it been entered into prior to the date of this Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract (other than assignments by the applicable Group Company to any other Group Company);
(k)   except as required by IFRS (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(l)   (i) make, change or revoke any Tax election, (ii) change (or request to change) any material method of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, (iv) file any amended income or other material Tax Return, or (v) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes (other than any valid extension of time to file a Tax Return obtained in the ordinary course of business);
(m)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding up of the Company;
(n)   enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders, stockholders or other Affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (iii) Employee Benefit Plans, (iv) employment arrangements entered into in the ordinary course or (v) to the extent permitted under Section 7.1(a); or
(o)   agree in writing or otherwise agree or commit to take any of the actions described in Section 7.1(a) through Section 7.1(n).
7.2   Conduct of Business by SPAC.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, SPAC, and SPAC shall cause each of its Subsidiaries to, use its commercially reasonable efforts to carry on its business in the ordinary course, except: (w) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment); (y) as required by applicable Legal Requirements; or (z) as set forth in Schedule 7.2 of the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except (i) as set forth in Schedule 7.2 of the SPAC Disclosure Letter, or (ii) as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, SPAC shall not, and SPAC shall cause its Subsidiaries not to, do any of the following:
(a)   declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital or capital stock (or warrant) or split, combine or reclassify any share capital or capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or capital stock or warrant, or effect any like change in capitalization;
(b)   purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC or any of its Subsidiaries;
(c)   except as expressly required by the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge, mortgage, charge, assign by way of security or otherwise encumber, or agree to any of the foregoing with respect to, any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or shares of capital stock or equity securities or convertible or exchangeable securities;
(d)   amend its Governing Documents;
(e)   (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f)   (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, (a) in excess of $2,000,000 in the aggregate or (b) except in the ordinary course of business; provided, however, that SPAC shall be permitted to incur Indebtedness in an aggregate amount not to exceed $2,000,000 from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at the Closing;
(g)   except as required by IFRS (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;
(h)   (i) make, change or revoke any Tax election, (ii) change (or request to change) any material method of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, (iv) file any amended income or other material Tax Return, or (v) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes (other than any valid extension of time to file a Tax Return obtained in the ordinary course of business);
(i)   create any Liens on any material property or material assets of SPAC or any of its Subsidiaries;
(j)   liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC or any of its Subsidiaries;
(k)   except for Transaction Litigation (as defined herein) as permitted by Section 8.24, commence, settle or compromise any Legal Proceeding material to SPAC or any of its Subsidiaries or their respective properties or assets;
(l)   engage in any material new line of business;
(m)   modify or amend the Trust Agreement or Subscription Agreements or other agreement related to the Trust Account or the PIPE Investment; or
(n)   agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.2(a) through Section 7.2(m).
7.3   Conduct of Business by New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, New PubCo shall, and the Company and New PubCo shall cause each of its Subsidiaries to use its commercially reasonable efforts to carry on its business in the ordinary course, except: (w) to the extent that the SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment); (y) as required by applicable Legal Requirements; or (z) as set forth in Schedule 7.3 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except (i) as set forth in Schedule 7.3 of the Company Disclosure Letter, or (ii) as required by applicable Legal Requirements, without the prior written consent of the SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Third Effective Time, New PubCo shall not, and the Company and New PubCo shall cause its Subsidiaries not to, do any of the following:
(a)   declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, stock, equity securities or property) in respect of any share capital or capital stock (or warrant) or split, combine or reclassify any share capital or capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or capital stock or warrant, or effect any like change in capitalization;
(b)   purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of New PubCo or any of New PubCo’s Subsidiaries;

(c)   except as expressly required by the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge, mortgage, charge, assign by way of security or otherwise encumber, or agree to any of the foregoing with respect to, any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares or shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or shares of capital stock or equity securities or convertible or exchangeable securities;
(d)   amend its Governing Documents;
(e)   (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;
(f)   (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing;
(g)   except as required by IFRS (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any change in accounting methods, principles or practices; (i) make, change or revoke any Tax election, (ii) change (or request to change) any material method of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, (iv) file any amended income or other material Tax Return, or (v) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes (other than any valid extension of time to file a Tax Return obtained in the ordinary course of business);
(h)   create any Liens on any material property or material assets of New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub;
(i)   liquidate, dissolve, reorganize or otherwise wind up the business or operations of New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub;
(j)   commence, settle or compromise any Legal Proceeding material to New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub or their respective properties or assets;
(k)   engage in any material new line of business;
(l)   modify or amend the Subscription Agreements or other agreement related to the PIPE Investment; or
(m)   agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.2(a) through Section 7.2(m).
ARTICLE VIII
ADDITIONAL AGREEMENTS
8.1   Proxy Statement; Special Meeting.
(a)   Proxy Statement.
(i)   As promptly as practicable following the execution and delivery of this Agreement, the Company shall cause New PubCo to, in accordance with this Section 8.1(a), prepare and file or confidentially submit a registration statement with the SEC (as such filing or confidential submission is amended or supplemented, the “Registration Statement”), including a proxy statement of New PubCo, on Form F-4 (as such filing or confidential submission is amended or supplemented, the

“Proxy Statement”), for the purposes of (I) registering under the Securities Act, to the extent permitted by applicable rules and regulations of the SEC, the New PubCo Ordinary Shares to be issued in connection with the transactions contemplated hereby (excluding any New PubCo Ordinary Shares to be issued in connection with SPAC Warrants) (together, the “Registration Shares”), (II) providing SPAC Shareholders with notice of the opportunity to redeem SPAC Class A Ordinary Shares (the “SPAC Shareholder Redemption”), and (III) soliciting proxies from holders of SPAC Class A Ordinary Shares to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval and authorization of the First Plan of Merger and Second Plan of Merger by way of special resolution pursuant to the Companies Act; (3) the issuance of New PubCo Ordinary Shares in connection with Article II; and (4) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “SPAC Shareholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Shareholders at the Special Meeting. The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.
(ii)   SPAC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the SPAC Board, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).
(iii)   Prior to each filing with the SEC, the Company will cause New PubCo to make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. New PubCo shall not file or confidentially submit any such documents with the SEC without the prior written consent of the Company and SPAC (such consent not to be unreasonably withheld, conditioned or delayed). New PubCo will advise the SPAC promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed or confidentially submitted; (B) the effectiveness of the Registration Statement; (C) the filing or confidential submission of any supplement or amendment to the Registration Statement; (D) the issuance of any stop order by the SEC; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement. New PubCo shall promptly respond to any SEC comments on the Registration Statement and shall use commercially reasonable efforts to have the Registration Statement cleared by the SEC under the Securities Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, New PubCo will make available to the SPAC drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.
(iv)   If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, New PubCo shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform New PubCo of such information, event or circumstance.

(v)   New PubCo or SPAC, as applicable, shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide New PubCo with all information in its possession concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by New PubCo for inclusion in the Registration Statement. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to New PubCo and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.
(vi)   Any filing fees required in connection with the Registration Statement shall be borne fifty percent (50%) by SPAC and fifty percent (50%) by the Company.
(b)   SPAC shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Shareholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Shareholder Matters, which meeting shall be held not more than twenty-five (25) Business Days after the date on which SPAC mails the Proxy Statement to its shareholders. SPAC shall use commercially reasonable efforts to obtain the approval of the SPAC Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Shareholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “Change in Recommendation”); provided, however, that the SPAC Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the SPAC Board of its fiduciary obligations to SPAC under applicable Legal Requirements. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Shareholder Matters shall not be affected by any Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the matters contemplated by the Proxy Statement as contemplated by this Section 8.1(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the SPAC Board has determined in good faith is required by applicable Legal Requirements is disclosed to the SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC’s shareholders prior to the Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Class A Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from the SPAC Shareholders if SPAC reasonably expects the Aggregate SPAC Shareholder Redemption Payments Amount would cause the condition in Section 9.1(h) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii), the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved; provided, further, that in no event shall the Special Meeting be postponed or adjourned to a date that is either (x) greater than 20 Business Days following the initial date for the Special Meeting or (y) later than the Outside Date.
8.2   Certain Regulatory Matters.
(a)   As promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement, New PubCo and the Company shall each prepare and file any required notifications or filings under any applicable Antitrust Laws or other applicable Legal Requirements in connection with the Transactions. The Parties shall promptly and in good faith respond to all information requested of it by a Governmental Entity in connection with any such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, each Party shall: (i) promptly inform the others of any communication to or from a Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Legal Proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.
(b)   Any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under applicable Antitrust Laws, shall be borne fifty percent (50%) by SPAC and fifty percent (50%) by the Company.
8.3   Other Filings; Press Release.
(a)   As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing the Company.
(b)   Promptly after the execution of this Agreement, SPAC and the Company shall also issue a joint press release announcing the execution of this Agreement.
(c)   SPAC shall prepare a draft Current Report on Form 8-K announcing the results of the Special Meeting and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC prior to Closing (“Special Meeting Form 8‑K”), the form and substance of which shall be approved in advance in writing by the Company.
(d)   New PubCo shall prepare a draft Current Report on Form 6-K announcing the Closing pursuant to applicable Legal Requirements (the “Closing Form 6-K”), the form and substance of which shall be approved in advance in writing by the SPAC. As soon as practicable following the Closing, New PubCo shall file the Closing Form 6-K with the SEC.
(e)   Prior to Closing, SPAC and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, SPAC shall issue the Closing Press Release.
8.4   Confidentiality; Communications Plan; Access to Information.
(a)   The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference to the extent not inconsistent with terms of this Agreement. Following Closing, the

Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, on the one hand, or SPAC, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) outside legal counsel determines disclosure is required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC (in the case of the Company, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub) or the Company (in the case of SPAC).
(b)   SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by a SPAC Party, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case, other than, in the case of the Company, routine disclosures to Governmental Entities made by the Company in the ordinary course of business, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable, such public announcement or public communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, SPAC and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; provided that such activities are permitted pursuant to the Transaction Agreements; (iii) in the case of the Group Companies, (x) internal announcements to employees of the Group Companies or (y) communications to banks, customers or suppliers of the Group Companies as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 8.3 or this Section 8.4(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; provided that, for the avoidance of doubt, this sentence shall not limit communications by any Group Company or any of its Affiliates that are not widely disseminated.
(c)   The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or, (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii).
8.5   Reasonable Best Efforts.   Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 8.5(c) of the Company Disclosure Letter; (d) the termination of each agreement set forth on Schedule 8.5(d) of the Company Disclosure Letter; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require (i) SPAC to execute any Subscription Agreement or (ii) SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares and capital stock, or the incurrence of any liability or expense.
8.6   No SPAC Securities Transactions.   Neither the Company nor any of its Subsidiaries will, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall direct each of its officers and directors to comply with the foregoing requirement.
8.7   No Claim Against Trust Account.   For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Shareholder Redemption), or for Intentional Fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.
8.8   Disclosure of Certain Matters.   Each of SPAC, New PubCo, First Merger Sub, Second Merger Sub, Third Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article IX not to be satisfied; or (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.
8.9   Securities Listing.   New PubCo shall, and SPAC and the Company will each use commercially reasonable efforts to cause New PubCo to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on the NASDAQ (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC) at the Closing.
8.10   No Solicitation.
(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its shareholders, stockholders, employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than any SPAC Party and its agents, representatives, advisors) concerning any merger, consolidation, sale of a substantial portion of the ownership interests and/or assets of the Company, recapitalization of the Company or similar transaction involving the Company (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to occur prior to the earlier of (A) the Closing and (B) the Outside Date lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. The Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.
(b)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause the SPAC Sponsor not to, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of or by a SPAC Party, recapitalization or similar business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.
(c)   Each Party shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.

8.11   Trust Account.   Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to shareholders who properly elect to have their SPAC Class A Ordinary Shares redeemed for cash in accordance with the provisions of the SPAC Governing Documents; (B) for income tax or franchise tax obligations of SPAC prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any transaction costs of SPAC to the extent SPAC elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
8.12   Director and Officer Matters.
(a)   Group Companies.
(i)   New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “Company D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years following the Closing Date, New PubCo shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.
(ii)   Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) or alternatively an annual ongoing directors’ and officers’ liability insurance, in each case, in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by the Company’s and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement or as commercially practicable under market conditions at such time; provided that the Company shall not be required to pay a premium for such “tail” policy or policies in excess of three hundred percent (300%) of the most recent premium paid by the Company prior to the date of this Agreement and, if the requisite coverage set forth herein is not available for such a premium, the Company shall purchase the maximum coverage available for three hundred percent (300%) of the most recent premium paid by the Company prior to the date of this Agreement. The Company D&O Tail shall be maintained for the six (6)-year period following the Closing. New PubCo shall, and shall cause the Company Surviving Sub to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.12(a)(ii).
(iii)   The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and the Group Companies under this Section 8.12(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party. The provisions of this Section 8.12(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.12(a).
(iv)   If New PubCo or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or such Group Company, as applicable, assume the obligations set forth in this Section 8.12(a).
(b)   SPAC.
(i)   New PubCo agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, New PubCo shall cause SPAC to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the SPAC Governing Documents as in effect immediately prior to the Closing Date, and New PubCo shall, and shall cause SPAC to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.
(ii)   Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by SPAC and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing; provided that the SPAC shall not be required to pay a premium for such “tail” policy or policies in excess of three hundred percent (300%) of the most recent premium paid by prior to the date of this Agreement and, if the requisite coverage set forth herein is not available for such a premium, the Company shall purchase the maximum coverage available for three hundred percent (300%) of the most recent premium paid by the Company prior to the date of this Agreement. New PubCo shall, and shall cause the Subsequent SPAC Surviving Sub to, maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.12(b)(ii).
(iii)   The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the SPAC Governing Documents, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New PubCo and SPAC under this Section 8.12(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 8.12(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.12(b).
(iv)   If New PubCo or, after the Closing, SPAC, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New PubCo or SPAC, as applicable, assume the obligations set forth in this Section 8.12(b).

8.13   Tax Matters.
(a)   The Parties intend that the SPAC Mergers and the Redemption, taken together, the Recapitalization, and the Third Merger will qualify for the Intended Tax Treatment. The Parties (i) shall not take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment and (ii) shall not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to each of the SPAC Mergers, the Redemption, the Recapitalization, and the Third Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder.
(b)   None of New PubCo, SPAC and the Group Companies shall take, or knowingly fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair, or impede the Intended Tax Treatment. New PubCo, SPAC and the Company shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described on Schedule 8.13 of the Company Disclosure Letter.
(c)   Notwithstanding anything in Section 8.13(a) to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by the Company. Unless otherwise required by applicable Legal Requirements, New PubCo shall timely file any Tax Return with respect to such Taxes (and the Company, SPAC and New PubCo shall reasonably cooperate with respect thereto as necessary). The Company and SPAC shall reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.
(d)   In the event that the SEC requests or requires a tax opinion regarding the Intended Tax Treatment, (i) the Company shall use reasonable best efforts to cause its advisors to deliver an opinion regarding the tax consequences of the Third Merger, (ii) SPAC shall use reasonable best efforts to cause its advisors to deliver an opinion regarding the tax consequences of the SPAC Mergers and the Redemption, and (iii) the Parties shall use reasonable best efforts to execute and deliver customary tax representation letters to such tax advisors in form and substance reasonable satisfactory to such advisors, in order to permit them to deliver such opinions.
(e)   Upon the written request of a Company Shareholder or a SPAC Shareholder (or any direct or indirect owner thereof) that owns five percent (5%) or more of New PubCo immediately after the Closing (directly or constructively, as determined under applicable Treasury Regulations), New PubCo shall use reasonable best efforts to (i) furnish to such Person such information as such Person reasonably requests in connection with such Person’s preparation of any “gain recognition agreement” in accordance with Treasury Regulations Section 1.367(a)-8, (ii) avoid a “triggering event” (or potential “triggering event”) under the terms of such agreement (if any), and (iii) provide such Person with the information reasonably requested by such Person for purposes of determining whether there has been any “triggering event” (or potential “triggering event”) under the terms of such agreement and, as applicable, information reasonably requested by such Person in connection with such triggering event to make a substitute gain recognition agreement.
(f)   Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any Tax audit or other proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax audit or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and making available to SPAC Shareholders information reasonably necessary to compute income of any such SPAC Shareholder (or its direct or indirect owners) arising, if applicable, as a result of SPAC’s status as a PFIC or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period beginning on or prior to the Closing Date, including timely providing (i) a PFIC Annual Information Statement (as described in Treasury Regulations Section 1.1295-1(g)) to enable such Persons to make and maintain a timely and valid “Qualifying Electing Fund” election under Section 1295 of the Code and the Treasury Regulations promulgated thereunder for such taxable period and the following taxable year and (ii) information to enable such Persons to report their allocable share of “subpart F” income under Section 951 of the Code and “global intangible low-taxed income” under Section 951A of the Code for such taxable period.
8.14   Subscription Agreements.   The SPAC Parties shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). SPAC shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to any SPAC Party in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that a SPAC Party or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (c) enforce its rights under the Subscription Agreements in the event that all conditions therein (other than conditions that a SPAC Party or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) the relevant SPAC Party the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing (if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that a SPAC Party or any of its Affiliates control the satisfaction of)). Without limiting the generality of the foregoing, SPAC shall give the Company, prompt (and, in any event within three (3) Business Days) written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to a SPAC Party; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if SPAC does not expect the relevant SPAC Party to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements. The Parties also acknowledge and agree that, following the execution of this Agreement and prior to the Closing, SPAC and New PubCo may execute additional Subscription Agreements with any Other PIPE Investors in relation to any Other PIPE Investment, and the Parties shall cooperate and negotiate in good faith to enter into Subscription Agreements on commercially reasonable terms with such Other PIPE Investors, but in no event shall such Subscription Agreements with such Other PIPE Investors be entered into, and no negotiations with potential Other PIPE Investors with respect thereto shall be undertaken, without mutual agreement of the Parties.
8.15   Section 16 Matters.   Prior to the Effective Times, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Class A Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
8.16   Qualification as a Foreign Private Issuer.   The Parties shall, at all times during the period from the date hereof until the Third Effective Time: (a) take all requisite action such that, as of the Third Effective Time, New PubCo shall qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Securities Exchange; and (b) not take any action that would cause New PubCo to not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Securities Exchange.
8.17   Qualification as an Emerging Growth Company.   The SPAC Parties shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an

“emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause the SPAC Parties to not qualify as an “emerging growth company” within the meaning of the JOBS Act.
8.18   New PubCo Board.   The Parties shall take all necessary action to cause the board of directors of New PubCo (the “New PubCo Board”) as of immediately following the Closing to consist of seven (7) directors. The initial composition of the New PubCo Board shall be comprised of (a) four (4) individuals to be designated by the Company Shareholders, as specified in Schedule B to this Agreement, and (b) three (3) individuals to be designated by SPAC Sponsor, as specified in Schedule B to this Agreement, in each case of (a) and (b), in accordance with, and subject to, the terms and conditions of the New PubCo Second A&R Charter and Schedule B to this Agreement.
8.19   New PubCo Equity Plan.
(a)   The Parties shall cooperate to establish an equity incentive plan the (“New PubCo Equity Plan”) for service providers of New PubCo and its subsidiaries, to be approved by the Company and SPAC and effective as of (and contingent on) the Closing. The proposed form of the New PubCo Equity Plan shall be prepared and delivered by the Company to SPAC and shall be mutually agreed (in good faith) by SPAC and the Company prior to the Closing Date. New PubCo shall (i) obtain the approval of the New PubCo Equity Plan from the New PubCo Board and the New PubCo shareholders as of immediately prior to the First Merger, and (ii) immediately upon the effectiveness of a registration statement on Form S-8 registering New PubCo Ordinary Shares under the New PubCo Equity Plan, make grants to eligible individuals in the amounts determined by the New PubCo Board following the Closing. The parties agree that the New PubCo Equity Plan shall initially reserve a number of New PubCo Ordinary Shares not exceeding five percent (5%) of the total number of New PubCo Ordinary Shares outstanding on a fully diluted basis, as of prior to the Closing.
(b)   Notwithstanding anything herein to the contrary, each party acknowledges and agrees that all provisions contained in this Section 8.19 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing or (iii) shall confer upon any Person who is not a party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
8.20   Interim Financial Statements. From the date hereof until the Proxy Clearance Date, the Company shall furnish to SPAC unaudited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each quarterly period completed after the date hereof no later than forty-five (45) days following the end of each such quarterly period prepared from the books and records of the Group Companies and, in all material respects, in conformity with the Company’s internal managerial accounting practices in the Company’s ordinary course of business.
8.21   SEC Financial Statements.
(a)   The Company shall furnish to SPAC for inclusion in the Proxy Statement and the Registration Statement as soon as reasonably practicable, (A) audited consolidated balance sheets of the Company as of June 30, 2021 and 2020, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years then ended, audited in accordance with applicable PCAOB auditing standards (collectively, the “PCAOB Audited 2021 and 2020 Financial Statements”), together with their respective auditor’s reports thereon and consent to use such financial statements and reports; and (B) the unaudited consolidated balance sheets of the Company as of March 31, 2022, and statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the nine (9)-month period then ended, reviewed in accordance with

PCAOB Accounting Standard 4105 (collectively, the “PCAOB Unaudited Interim Financial Statements”), together with the auditor’s limited review report thereon and consent to use such financial statements and report.
(b)   Upon delivery of the SEC Financial Statements, the Company shall be deemed to represent that the SEC Financial Statements (i) present fairly, in all material respects, the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the SEC Unaudited Interim Financial Statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect) and the absence of footnotes); (ii) were prepared in conformity with International Financial Reporting Standards applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (iii) were prepared from the books and records of the Group Companies; and (iv) comply in all material respects with the applicable auditing and accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for inclusion in the Proxy Statement and the Registration Statement.
(c)   The Company, SPAC and New PubCo shall each use its reasonable efforts to assist the other in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement or Proxy Statement and any other filings or confidential submissions to be made by SPAC or New PubCo with the SEC in connection with the Transactions.
8.22   Company Approval.   Unless this Agreement has been terminated in accordance with Article X, the Company shall, promptly after the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, an extraordinary general meeting of the Company Shareholders (the “Company Meeting”). The Company shall convene and hold the Company Meeting for the purpose of obtaining the approval of the Company Shareholder Matters, which meeting shall be held not more than ten (10) Business Days after the Proxy Clearance Date. The Company shall use commercially reasonable efforts to obtain the approval of the Company Shareholder Matters at the Company Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the Company Shareholder Matters.
8.23   Pre-Closing Restructuring.   Prior to the First Effective Time, the Company shall, and shall cause the other applicable Company Subsidiaries to, use reasonable best efforts to effect and carry out in accordance with all applicable Legal Requirements the actions set forth on Schedule A (the “Pre-Closing Restructuring”), which details, among other things, the purchase by the Group Companies of any and all outstanding equity securities of the Company Subsidiaries not otherwise held by the Group Companies as of the date hereof. The Company will provide SPAC with a reasonable advance opportunity to review all documents prepared to effect the Pre-Closing Restructuring, and will consider in good faith any comments provided by SPAC that are consistent with Schedule A and this Section 8.23.
8.24   Transaction Litigation.   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Legal Proceedings (including derivative claims) relating to this Agreement, any Transaction Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, the SPAC Sponsor or any of their respective Representatives (in their capacity as a Representative of any of the foregoing) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. SPAC shall not settle or agree to settle any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed); provided that it shall be deemed to be reasonable for the Company to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of the Company, any other Group Company, New PubCo, the Merger Subs and their respective Representative(s) that are the subject of such Transaction Litigation, (B) provides for (x) the payment of any SPAC Cash or of cash any portion of which is payable by the Company, any other Group Company, New PubCo, any Merger Sub or any of their respective Representative(s) thereof or would otherwise constitute a liability of the Company, any other Group Company, New PubCo, any Merger Sub or any of their respective Representative(s) or (y) any non-monetary, injunctive, equitable or similar relief against the Company, any other Group Company, New PubCo, any Merger Sub or any of their respective Representatives or (C) contains an admission of wrongdoing or liability by the Company, any other Group Company, New PubCo, any Merger Sub or any of their respective Representatives.
8.25   Compliance With Schedule C.   The Company hereby agrees and covenants to comply with the terms set forth in Schedule C. The Company further agrees and covenants that, in connection with any transactions contemplated in Schedule C involving a Buy (as defined in Schedule C) by Company Shareholder Manager (a “Buy Transaction”), in the event that any Group Company makes any cash payment in connection with the consummation of such Buy Transaction, the Company shall (x) cause the Company Shareholder Manager to provide the Company with an amount in cash equal to the cash funding required by the relevant Group Company to consummate such Buy Transaction prior to or at the Closing (it being understood that such payment by the Company Shareholder Manager may be aggregated with other Buy Transactions and is not required to be paid in connection with the consummation of a single Buy Transaction, so long as such payment is made prior to or at the Closing), and (y) provide to SPAC at the Closing reasonable supporting documentation of the capitalization of the Company by the Company Shareholder Manager described in the previous clause (x).
ARTICLE IX
CONDITIONS TO THE TRANSACTION
9.1   Conditions to Obligations of Each Party’s Obligations.   The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions:
(a)   At the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval shall have been obtained.
(b)   The Company Shareholder Approval shall have been obtained and evidence of the same shall have been delivered to SPAC, and shall remain in full force and effect.
(c)   SPAC shall have at least $5,000,001 of net tangible assets following the exercise by the holders of SPAC Class A Ordinary Shares issued in SPAC’s initial public offering of securities and outstanding immediately before the First Effective Time of their right to redeem their SPAC Class A Ordinary Shares held by them into a pro rata share of the Trust Account in accordance with the SPAC Governing Documents.
(d)   The Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Schedule 9.1(d) to this Agreement in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).
(e)   No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.
(f)   The New PubCo Ordinary Shares to be issued pursuant to this Agreement shall be approved for listing upon the Closing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(g)   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.
(h)   SPAC Cash shall equal or exceed the Minimum Cash Amount.
9.2   Additional Conditions to Obligations of the Company.   The obligations of the Company to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a)   (i) The Fundamental Representations of SPAC shall be true and correct in all respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of SPAC set forth in Section 6.2 and Section 6.7 shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (iii) all other representations and warranties set forth in Article VI hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (iii), where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect.
(b)   SPAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time in all material respects.
(c)   No SPAC Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.
(d)   SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the First Effective Time, certifying as to the matters set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c).
(e)   SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 8.11, available to SPAC, including for the payments to be made by any SPAC Party under this Agreement at Closing.
9.3   Additional Conditions to the Obligations of SPAC.   The obligations of the SPAC Parties to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the First Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:
(a)   (i) The Fundamental Representations of the Company, New PubCo and the Merger Subs shall be true and correct in all respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 4.3 and of New PubCo and the Merger Subs set forth in Section 5.2 shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the

Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 4.9 shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (iv) all other representations and warranties of the Company set forth in Article IV hereof and all other representations and warranties of New PubCo and the Merger Subs set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iv), where any failures of such representations and warranties of the Company to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.
(b)   The Company, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub shall have performed or complied with all other agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the First Effective Time in all material respects.
(c)   No Company Material Adverse Effect shall have occurred since the date of this Agreement that exists as of the Closing.
(d)   The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the First Effective Time, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c).
(e)   The Company shall have delivered or shall stand ready to deliver, the A&R Registration Rights Agreement, duly executed by New PubCo.
ARTICLE X
TERMINATION
10.1   Termination.   This Agreement may be terminated at any time prior to the Closing:
(a)   by mutual written agreement of SPAC and the Company at any time;
(b)   by either SPAC or the Company if the Closing shall not have occurred by March 31, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c)   by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;
(d)   by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, or if any representation or warranty of SPAC shall have become untrue, in either case, such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 10.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC is cured during such thirty (30)-day period);
(e)   by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub or if any representation or warranty of the Company, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub shall have become untrue, in either case such that the conditions set forth in Article IX would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 10.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 10.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, as applicable, is cured during such thirty (30)-day period); or
(f)   by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the SPAC Shareholder Approval is not obtained.
10.2   Notice of Termination; Effect of Termination.
(a)   Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.
(b)   In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 8.4, Section 8.7, this Section 10.2, Section 10.3, Article XII (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or Intentional Fraud.
10.3   Expense Reimbursement.   If this Agreement is terminated by the Company or SPAC in accordance with Section 10.1(a), (b), (c), (e) or (f), the Company shall pay to SPAC, within two (2) Business Days after the effectiveness of such termination, an amount equal to $3,500,000 (the “Expense Reimbursement”). If this Agreement is terminated in circumstances in which the Expense Reimbursement is payable in accordance with this Section 10.3, and the Company fails to pay the Expense Reimbursement when due under this Section 10.3 then (i) the Company shall reimburse SPAC for reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by SPAC of its rights under this Section 10.3, and (ii) the Company shall pay to SPAC interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to SPAC in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. If this Agreement is terminated in circumstances in which the Expense Reimbursement is payable in accordance with this Section 10.3, and the Company pays the Expense Reimbursement to SPAC in accordance with this Section 10.3, the Expense Reimbursement will be the sole and exclusive remedy of SPAC, the SPAC Sponsor and any of their respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates, and each of their respective successors and assigns (the “SPAC Related Parties”) against any of the Company, New PubCo, the Merger Subs and any of their respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates (the “Company Related Parties”), and the SPAC Related Parties will be deemed to have waived all other remedies in connection with this Agreement, the Transaction Agreements or any of the Transactions (including equitable remedies) with respect to any and all losses, liabilities, damages or expenses suffered or incurred by any of the SPAC Related Parties in connection with this Agreement, the Transaction Agreements or the Transactions, including as a result of any failure of the Closing to be consummated, and any breach by the Company of its obligation to consummate the Transactions or any other covenant, obligation, representation or other provision set forth in this Agreement. The Parties acknowledge and agree that the Expense Reimbursement and the agreements contained in this Section 10.3 is an integral part of the Transactions and that, without these agreements, the Parties would not have entered into this Agreement, and further, that in no event shall the Company be required to pay the Expense Reimbursement on more than one occasion and that the Expense Reimbursement constitutes liquidated damages and not a penalty.
ARTICLE XI
NO SURVIVAL
11.1   No Survival.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 11.1 nor anything else in this Agreement to the contrary (including Section 12.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Intentional Fraud.
ARTICLE XII
GENERAL PROVISIONS
12.1   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
if to SPAC to:
TPB Acquisition Corporation I
1 Letterman Drive, Suite A3-1
San Francisco, CA 94129
Attention: David Friedberg, Chief Executive Officer
Email: [***]
with a copy to (which shall not constitute notice):
Cooley LLP
3 Embarcadero Center
San Francisco, CA 94111-4004
Attention: Garth Osterman
Email: [***]
if to the Company, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, to:
Lavoro Agro Limited
Av. Dr. Cardoso de Melo, 1450, 5th floor, office 501
São Paulo — SP, 04548-005, Brazil
Attention: Laurence Beltrão Gomes
Email: [***]

with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Manuel Garciadiaz
Email: [***]
or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
12.2   Interpretation.   The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Outlander” online virtual data room hosted by Datasite at least one (1) Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.
12.3   Counterparts; Electronic Delivery.   This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
12.4   Entire Agreement; Third Party Beneficiaries.   This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 8.12 and this Section 12.4 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this Section 12.4.
12.5   Severability.   In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
12.6   Other Remedies; Specific Performance.   Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
12.7   Governing Law.   This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.
12.8   Consent to Jurisdiction; Waiver of Jury Trial.
(a)   Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal courts of the United States of America or the courts of the State of New York, in each case located in the City of New York and the County of New York, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1. Notwithstanding the foregoing in this Section 12.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
12.9   Rules of Construction.   Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
12.10   Expenses.   Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.
12.11   Assignment.   No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 12.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
12.12   Amendment.   This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.
12.13   Extension; Waiver.   At any time prior to the Closing, SPAC (on behalf of itself), on the one hand, and the Company (on behalf of itself, New PubCo, First Merger Sub, Second Merger Sub and Third Merger Sub) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
12.14   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 12.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 12.14. This Section 12.14 shall be binding on all successors and assigns of Parties.
12.15   Legal Representation.
(a)   Each SPAC Party and the Company hereby agree for itself and on behalf of its shareholders, stockholders, members, owners, partners, Representatives and Affiliates (including, after the Closing, SPAC and the Group Companies), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Cooley LLP (or any of its successors) may represent the SPAC Sponsor or any of their respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation substantially related to this Agreement, any Transaction Agreement or the Transactions, and each SPAC Party and the Company on behalf of itself and the other Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each SPAC Party and the Company, for itself and the other Waiving Parties, acknowledges that the foregoing provision applies whether or not Cooley LLP provides legal services to SPAC or either SPAC Sponsor after the Closing Date. Each SPAC Party and the Company, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or either SPAC Sponsor and their respective counsel, including Cooley LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding substantially relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, New PubCo, the Company Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub notwithstanding the Mergers, and instead survive, remain with and are controlled by the SPAC Sponsor (the “SPAC Sponsor Privileged Communications”), without any waiver thereof. Each SPAC Party, the Company and SPAC, together with any of its respective Affiliates, Subsidiaries, successors or assigns, agree that none of New PubCo, the Company, the Company Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub may use or rely on any of the SPAC Sponsor Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge of the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and each such Person agrees not to assert that any privilege has been waived as to the SPAC Sponsor Privileged Communications.
(b)   Each SPAC Party and the Company hereby agree for itself and on behalf of the other Waiving Parties that Davis Polk & Wardwell LLP (or any of its successors) may represent the Company or any of the shareholders or holders of other equity interests of the Company, or any of their respective shareholders, stockholders, members, owners, partners, Representatives and Affiliates (the “Lavoro Group”), in each case, in connection with any Legal Proceeding or obligation substantially related to this Agreement, any Transaction Agreement or the Transactions, and each SPAC Party and the Company on behalf of itself and the other Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each SPAC Party and the Company, for itself and the other Waiving

Parties, acknowledges that the foregoing provision applies whether or not Davis Polk & Wardwell LLP provides legal services to the Lavoro Group after the Closing Date. Each SPAC Party and the Company, for itself and the other Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between a member of the Lavoro Group and their respective counsel, including Davis Polk & Wardwell LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding substantially relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, New PubCo, the Company Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub notwithstanding the Mergers, and instead survive, remain with and are controlled by such member of the Lavoro Group (the “Lavoro Group Privileged Communications”), without any waiver thereof. Each SPAC Party, the Company and SPAC, together with any of its respective Affiliates, Subsidiaries, successors or assigns, agree that none of New PubCo, the Company, the Company Surviving Sub, the Initial SPAC Surviving Sub or the Subsequent SPAC Surviving Sub may use or rely on any of the Lavoro Group Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge of the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and each such Person agrees not to assert that any privilege has been waived as to the Lavoro Group Privileged Communications.
12.16   Disclosure Letters and Exhibits.   The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, New PubCo, First Merger Sub, Second Merger Sub or Third Merger Sub, on the one hand, or SPAC, on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties has caused this Agreement to be executed as of the date first above written.
TPB ACQUISITION CORPORATION I
By:
/s/ David Friedberg

Name:
David Friedberg

Title:
Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties has caused this Agreement to be executed as of the date first above written.
LAVORO LIMITED
By:
/s/ Daniel Fisberg

Name:
Daniel Fisberg

Title:
Director

By:
/s/ Peter Estermann

Name:
Peter Estermann

Title:
Director

LAVORO MERGER SUB I LIMITED
By:
/s/ Daniel Fisberg

Name:
Daniel Fisberg

Title:
Director

By:
/s/ Peter Estermann

Name:
Peter Estermann

Title:
Director

LAVORO MERGER SUB II LIMITED
By:
/s/ Daniel Fisberg

Name:
Daniel Fisberg

Title:
Director

By:
/s/ Peter Estermann

Name:
Peter Estermann

Title:
Director

LAVORO MERGER SUB III LIMITED
By:
/s/ Daniel Fisberg

Name:
Daniel Fisberg

Title:
Director

By:
/s/ Peter Estermann

Name:
Peter Estermann

Title:
Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties has caused this Agreement to be executed as of the date first above written.
LAVORO AGRO LIMITED
By:
/s/ Ruy Marcos Laguna Cunha

Name:
Ruy Marcos Laguna Cunha

Title:
Director

By:
/s/ Laurence Beltrão Gomes

Name:
Laurence Beltrão Gomes

Title:
Chief Financial Officer

[Signature Page to Business Combination Agreement]

Exhibit A
Form of Voting and Support Agreement

Exhibit B
Form of Lock-Up Agreement

Exhibit C
Form of Sponsor Letter Agreement

Exhibit D
Form of A&R Registration Rights Agreement

Exhibit E
Form of New PubCo Second A&R Charter

Exhibit F
Form of First Plan of Merger

Exhibit G
Form of Second Plan of Merger

Exhibit H
Form of Third Plan of Merger

Exhibit I
Form of New PubCo A&R Charter

Schedule A
Pre-Closing Restructuring

Schedule B
New PubCo Board

Schedule C
Adjustment Factor Calculation Methodology

Annex B
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [insert date] between TPB Acquisition Corporation I (the “Surviving Company”) and Lavoro Merger Sub I Limited (the “Merging Company”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated [insert date] and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1
The constituent companies to this Merger are the Surviving Company and the Merging Company.

2
The surviving company is the Surviving Company.

3
The registered office of the Surviving Company is Campbells Corporate Services Limited of Floor 4, Willow House, Cricket Square, George Town, Grand Cayman, KY1-9010, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$55,500.00 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have [•] Class A ordinary shares and 4,509,074 Class B ordinary shares in issue.

5
Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have 1 ordinary share in issue.

6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9
The Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto shall be its Memorandum and Articles of Association after the Merger.

10
There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12
The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13
The names and addresses of each director of the Surviving Company are:

13.1
Kerry Whorton Cooper of c/o 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129, USA;

13.2
Neil Renninger of c/o 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129, USA;

13.3
April Underwood of c/o 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129, USA;

13.4
David Friedberg of Fort Anne, Douglas, Isle of Man IM1 5PD; and

13.5
Bharat Vasan of c/o 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129, USA.

14
This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15
This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute, and by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16
At any time prior to the Effective Date, this Plan of Merger may be:

16.1
terminated by the board of directors of either the Surviving Company or the Merging Company;

16.2
amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)
change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

17
This Plan of Merger may be executed in counterparts.

18
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature Page follows]

[Signature Page to Plan of Merger — First Merger]
In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Lavoro Merger Sub I Limited	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
TPB Acquisition Corporation I	)

Annexure 1
Business Combination Agreement

Annexure 2
Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex C
COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
LAVORO LIMITED
(AMENDED BY SPECIAL RESOLUTION DATED [•] 2022)

COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
LAVORO LIMITED
(AMENDED BY SPECIAL RESOLUTION DATED [•] 2022)
1
The name of the Company is Lavoro Limited.

2
The registered office of the Company will be at the offices of Maples Corporate Services Limited located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law as provided by Section 7(4) of the Companies Act.

4
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5
Nothing in the preceding paragraphs shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Act ((As Revised)) or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Act ((As Revised)), or to carry on the business of company management without being licensed in that behalf under the provisions of the Companies Management Act ((As Revised)).

6
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands, provided that nothing in this Amended and Restated Memorandum of Association shall be construed as to prevent the Company from effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of business outside the Cayman Islands.

7
The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8
The authorised share capital of the Company is US$      divided into                 Shares of US$0.001 par value each, with the power for the Company, insofar as is permitted by law and the Articles, to redeem, purchase or redesignate any of its shares and to increase or reduce the said share capital subject to the Companies Act and the Articles and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

9
The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

10
Capitalised terms that are not defined in this Memorandum bear the meanings given to those terms in the Articles.

COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
LAVORO LIMITED
(AMENDED BY SPECIAL RESOLUTION DATED [•] 2022)

COMPANIES ACT ((AS REVISED))

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
LAVORO LIMITED
(AMENDED BY SPECIAL RESOLUTION DATED [•] 2022)
1
Table A

11
In these Articles, the regulations contained in Table A in the First Schedule to the Companies Act (as defined below) do not apply except insofar as they are repeated or contained in these Articles.

2
Definitions and Interpretation

2.1
In these Articles, the following words and expressions shall have the meanings set out below save where the context otherwise requires:

Articles	these Amended and Restated Articles of Association of the Company, as further amended from time to time by Special Resolution;
Auditors	the auditor or auditors for the time being of the Company;
Board of Directors	the Directors assembled as a board or assembled as a committee appointed by that board;
Companies Act	the Companies Act ((As Revised));
Company	the above-named company;
Designated Stock Exchange	any U.S. national securities exchange on which the securities of the Company are listed for trading;
Directors	the directors of the Company for the time being;
Electronic Record	has the same meaning as in the Electronic Transactions Act;
Electronic	the Electronic Transactions Act ((As Revised));
Transactions Act
Effective Date	means [•], 2022.
Exchange Act	the United States Securities Exchange Act of 1934, (As Revised), and any successor thereto, as the same shall be in effect from time to time;
Governmental Authority	any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;
Governmental Order	any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;
Law	any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority;
Memorandum	the Amended and Restated Memorandum of Association of the Company, as further amended and restated from time to time by Special Resolution;

Ordinary Resolution	a resolution passed by a simple majority of the votes of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, and includes a unanimous written resolution;
paid up	paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up;
person	any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;
Register of Members	the register of Shareholders to be kept pursuant to these Articles;
Registered Office	the registered office of the Company for the time being;
Seal	the common seal of the Company including any duplicate seal;
Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;
Securities and Exchange Commission	the United States Securities and Exchange Commission;
Share	a share in the capital of the Company of any class including a fraction of such share;
Shareholder	any person registered in the Register of Members as the holder of Shares of the Company and, where two or more persons are so registered as the joint holders of such Shares, the person whose name stands first in the Register of Members as one of such joint holders;
Share Premium Account	the share premium account established in accordance with these Articles and the Companies Act;
signed	includes an electronic signature and a signature or representation of a signature affixed by mechanical means;
Special Resolution	has the same meaning as in the Companies Act, and includes a unanimous written resolution;
Subsidiary	with respect to a person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such person; and
Treasury Shares	Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.2
In these Articles, unless there be something in the subject or context inconsistent with such construction:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing a gender shall include other genders;

(c)
words importing persons only shall include companies, partnerships, trusts or associations or bodies of persons, whether corporate or not;

(d)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(e)
the word “year” shall mean calendar year, the word “quarter” shall mean calendar quarter and the word “month” shall mean calendar month;

(f)
a reference to a “dollar” or “$” is a reference to the legal currency of the United States of America;

(g)
a reference to any enactment includes a reference to any modification or re-enactment thereof for the time being in force;

(h)
a reference to any meeting (whether of the Directors, a committee appointed by the Board of Directors or the Shareholders or any class of Shareholders) includes any adjournment of that meeting;

(i)
Sections 8 and 19 of the Electronic Transactions Act shall not apply; and

(j)
a reference to “written” or “in writing” includes a reference to all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

2.3
Subject to the two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

2.4
The table of contents to, and the headings in, these Articles are for convenience of reference only and are to be ignored in construing these Articles.

3
Situation of Registered Office

3.1
The Registered Office shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to the Registered Office, may establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

4
Shares

4.1
Subject to these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable Law, all Shares for the time being unissued shall be under the control of the Directors who may issue, allot and dispose of or grant options over the same and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to dividend, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. For such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

4.2
Subject to the Companies Act and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable Law, and without prejudice to any rights previously conferred on the holders of existing Shares, any share or fraction of a share in the Company’s share capital may be issued either at a premium or at par, and with such preferred, deferred, other special rights, or restrictions, whether in regard to dividend, voting, return of share capital or otherwise, as the Board of Directors may from time to time by resolution determine, and any share may be issued by the Directors on the terms that it is, or at the option of the Directors is liable, to be redeemed or purchased by the Company whether out of capital in whole or in part or otherwise. No Share may be issued at a discount except in accordance with the Companies Act.

4.3
The Company may on any issue of Shares deduct any sales charge or subscription fee from the amount subscribed for the Shares.

4.4
No person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except as otherwise provided by these Articles or as required by law) any other right in respect of any Share except an absolute right thereto in the registered holder, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

4.5
The Directors shall keep or cause to be kept a Register of Members as required by the Companies

Act at such place or places as the Directors may from time to time determine. In the absence of any such determination, the Register of Members shall be kept at the Registered Office.
4.6
The Directors in each year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Companies Act in respect of exempted companies and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

4.7
The Company shall not issue Shares to bearer.

4.8
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the foregoing generality, voting and participation rights) and other attributes of a Share. If more than one fraction of a Share is issued to or acquired by the same Shareholder, such fractions shall be accumulated.

4.9
The premium arising on all issues of Shares shall be held in the Share Premium Account established in accordance with these Articles.

4.10
Payment for Shares shall be made at such time and place and to such person on behalf of the Company as the Directors may from time to time determine. Payment for any Shares shall be made in such currency as the Directors may determine from time to time, provided that the Directors shall have the discretion to accept payment in any other currency or in kind or a combination of cash and in kind.

5
Redemption, Purchase and Surrender of Shares

5.1
Subject to the Companies Act and these Articles, the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company and/or the Shareholder on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder; and

(c)
make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Companies Act, including out of its capital, profits or the proceeds of a fresh issue of Shares.

5.2
Unless the Directors determine otherwise, any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

5.3
The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

5.4
The Directors may when making payments in respect of a redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

5.5
Subject to the Companies Act, the Company may accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

6
Treasury Shares

6.1
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

6.2
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

6.3
The Company shall be entered in the Register of Members as the holder of the Treasury Shares, provided that:

(a)
the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of Treasury Shares is permitted and Shares allotted as fully paid bonus shares in respect of Treasury Shares shall be treated as Treasury Shares.

6.4
Treasury Shares may be disposed of by the Company on any terms and conditions determined by the Directors.

7
Modification of Rights

7.1
Subject to these Articles, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied or abrogated:

(a)
by, or with the approval of, the Directors without the consent of the holders of the Shares of that class if the Directors determine that the variation or abrogation is not materially adverse to the interests of those Shareholders; or

(b)
otherwise only with the consent in writing of the holders of at least two-thirds of the issued Shares of that class or with the sanction of a resolution passed by a majority of at least two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class (subject to any rights or restrictions attached to those Shares).

7.2
The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to every class meeting of the holders of one class of Shares, except that the necessary quorum shall be one or more Shareholders holding or representing by proxy at least twenty (20) per cent in par value of the issued Shares of that class and that any holder of Shares of that class present in person or by proxy may demand a poll.

7.3
For the purposes of Articles 26 and 27, the Directors may treat all classes of Shares, or any two classes of Shares, as forming a single class if they consider that each class would be affected in the same way by the proposal or proposals under consideration. In any other case, the Directors shall treat all classes of Shares, or any two classes of Shares, as separate classes.

7.4
The rights of the holders of the Shares of any class shall not, where those Shares were issued with preferred or other rights, be deemed to be materially adversely varied or abrogated by the creation or issue of further Shares ranking equally with those Shares or the redemption or purchase of Shares of any other class by the Company (subject to any rights or restrictions attached to those Shares).

8
Share Certificates

8.1
The Shares will be issued in fully registered, book-entry form. Certificates will not be issued unless the Directors determine otherwise.

8.2
If a share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms if any, as to evidence and obligations to indemnify the Company as the Board of Directors may determine.

9
Transfer and Transmission of Shares

9.1
All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

9.2
In case of the death of a Shareholder, the survivors or survivor (where the deceased was a joint holder) and the executors or administrators of the deceased where the deceased was the sole or only surviving holder, shall be the only persons recognised by the Company as having title to the deceased’s interest in the Shares, but nothing in this Article shall release the estate of the deceased holder whether sole or joint from any liability in respect of any Share solely or jointly held by the deceased.

9.3
Any guardian of an infant Shareholder and any curator or other legal representative of a Shareholder under legal disability and any person entitled to a share in consequence of the death or bankruptcy of a Shareholder shall, upon producing such evidence of title as the Directors may require, have the right either to be registered as the holder of the Share or to make such transfer thereof as the deceased or bankrupt Shareholder could have made, but the Directors shall in either case have the same right to refuse or suspend registration as they would have had in the case of a transfer of the Shares by the infant or by the deceased or bankrupt Shareholder before the death or bankruptcy or by the Shareholder under legal disability before such disability.

9.4
A person so becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall have the right to receive and may give a discharge for all dividends and other money payable or other advantages due on or in respect of the Share, but such person shall not be entitled to receive notice of or to attend or vote at meetings of the Company, or save as aforesaid, to any of the rights or privileges of a Shareholder unless and until such person shall be registered as a Shareholder in respect of the Share, provided always that the Directors may at any time give notice requiring any such person to elect either to be registered or to transfer the Share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold all dividends or other monies payable or other advantages due in respect of the Share until the requirements of the notice have been complied with.

10
Lien

10.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or the Shareholder’s estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

10.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

10.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or the purchaser’s nominee shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

10.4
The net proceeds of such sale, after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.
11
Alteration of Share Capital

11.1
Subject to these Articles, the Company may from time to time by Ordinary Resolution increase its share capital by such sum to be divided into Shares of such amounts as the resolution shall prescribe.

11.2
All new Shares shall be subject to the provisions of these Articles with reference to transfer, transmission and otherwise.

11.3
Subject to the Companies Act, the Company may by Special Resolution from time to time reduce its share capital in any way, and in particular, without prejudice to the generality of the foregoing power, may:

(a)
cancel any paid-up share capital which is lost, or which is not represented by available assets; or

(b)
pay off any paid-up share capital which is in excess of the requirements of the Company, and may, if and so far as is necessary, alter the Memorandum by reducing the amounts of its share capital and of its Shares accordingly.

11.4
Subject to these Articles, the Company may from time to time by Ordinary Resolution alter (without reducing) its share capital by:

(a)
consolidating and dividing all or any of its share capital into Shares of larger amount than its existing Shares;

(b)
sub-dividing its Shares, or any of them, into Shares of smaller amount than that fixed by the Memorandum so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived; or

(c)
cancelling any Shares which, at the date of the passing of the Ordinary Resolution, have not been taken, or agreed to be taken by any person, and diminishing the amount of its authorised share capital by the amount of the Shares so cancelled.

12
General Meetings

12.1
All general meetings other than annual general meetings shall be called extraordinary general meetings. The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

12.2
Subject to these Articles, the Directors may proceed to convene a general meeting whenever they think fit, including, without limitation, for the purposes of considering a liquidation of the Company, and they shall convene a general meeting on the requisition of the Shareholders holding at the date of the deposit of the requisition not less than ten percent (10%) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings.

12.3
The requisition:

(a)
must be in writing and state the objects of the meeting;

(b)
must be signed by each requisitionist and deposited at the Registered Office; and

(c)
may consist of several documents in like form each signed by one or more requisitionists.

12.4
If the Directors do not within ten (10) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said ten (10) days.
12.5
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are convened by the Directors. A general meeting may be convened in the Cayman Islands or at such other location, as the Directors think fit.

13
Notice of General Meetings

13.1
Five (5) calendar days’ notice at least specifying the place, the day and the hour of any general meeting and the general nature of the business to be conducted at the general meeting, shall be given in the manner hereinafter mentioned to such persons as are under these Articles or the conditions of issue of the Shares held by them entitled to receive notices from the Company. If the Directors determine that prompt Shareholder action is advisable, they may shorten the notice period for any general meeting to such period as the Directors consider reasonable.

13.2
A general meeting shall, notwithstanding that it is called by shorter notice than that specified in the preceding Article, be deemed to have been duly called with regard to the length of notice if it is so agreed by all the Shareholders entitled to attend and vote thereat.

13.3
In every notice calling a general meeting, there shall appear with reasonable prominence a statement that a Shareholder entitled to attend and vote either (i) is entitled to appoint one or more proxies to attend such meeting and vote instead of such Shareholder and that a proxy need not also be a Shareholder or (ii) has appointed a proxy who, unless such appointment is revoked, will attend such meeting and vote on behalf of such Shareholder.

13.4
The accidental omission to give notice to, or the non-receipt of notice by, any person entitled to receive notice shall not invalidate the proceedings at any general meeting.

14
Proceedings at General Meetings

14.1
No business shall be transacted at any general meeting unless a quorum is present. Save as otherwise provided in these Articles a quorum shall be the presence, in person or by proxy, of one or more persons holding at least twenty (20) per cent in par value of the issued Shares which confer the right to attend and vote thereat.

14.2
Save as otherwise provided for in these Articles, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened on the requisition of or by Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine and if at such adjourned meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the meeting, the Shareholders present shall be a quorum.

14.3
A person may, with the consent of the Directors, participate at a general meeting by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at such meeting.

14.4
The Chairperson (if any) or, if absent, the Deputy Chairperson (if any) of the Board of Directors, or, failing them, some other Director nominated by the Directors shall preside as Chairperson at every general meeting, but if at any meeting neither the Chairperson nor the Deputy Chairperson nor such other Director be present within fifteen (15) minutes after the time appointed for holding the meeting, or if neither of them be willing to act as Chairperson, the Directors present shall choose some Director present to be Chairperson or if no Directors be present, or if all the Directors present decline to take the chair, the Shareholders present shall choose some Shareholder present to be Chairperson.

14.5
The Chairperson may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for fourteen (14) days or more, five (5) calendar days’ notice at the least specifying the place, the day and the hour of the adjourned meeting shall be given as in the case of the original meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.
14.6
The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

14.7
At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairperson or any Shareholder or Shareholders present in person or by proxy.

14.8
Unless a poll be so demanded, a declaration by the Chairperson that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect made in the Company’s minute book containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact without proof of the number or the proportion of the votes recorded in favour of or against such resolution.

14.9
If a poll is duly demanded it shall be taken in such manner and at such place as the Chairperson may direct (including the use of a ballot or voting papers, or tickets) and the result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Chairperson may, in the event of a poll, appoint scrutineers and may adjourn the meeting to some place and time fixed by the Chairperson for the purpose of declaring the result of the poll.

14.10
In the case of an equality of votes, whether on a show of hands or on a poll, the Chairperson of the meeting at which the show of hands or at which the poll is taken, shall not be entitled to a second or casting vote.

14.11
A poll demanded on the election of a Chairperson and a poll demanded on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and place as the Chairperson directs not being more than ten (10) days from the date of the meeting or adjourned meeting at which the poll was demanded.

14.12
The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

14.13
A demand for a poll may be withdrawn and no notice need be given of a poll not taken immediately.

15
Votes of Shareholders

15.1
Every holder of Shares, present in person or by proxy and entitled to vote thereon, shall be entitled to one vote in respect of each Share held by them.

15.2
In the case of joint holders of a Share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the Shares.

15.3
A Shareholder who has appointed special or general attorneys or a Shareholder who is subject to a disability may vote on a poll, by such Shareholder’s attorney, committee, receiver, curator bonis or other person in the nature of a committee, receiver, or curator bonis appointed by a court and such attorney, committee, receiver, curator bonis or other person may on a poll vote by proxy; provided that such evidence as the Directors may require of the authority of the person claiming to vote shall, unless otherwise waived by the Directors, have been deposited at the Registered Office not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which such person claims to vote.

15.4
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairperson of the meeting, whose decision shall be final and conclusive.

15.5
On a poll votes may be given either personally or by proxy and a Shareholder entitled to more than one vote need not, if the Shareholder votes, use all their votes or cast all the votes the Shareholder uses in the same way.

15.6
The instrument appointing a proxy shall be in writing under the hand of the appointor or of the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its common seal or under the hand of an officer or attorney so authorised.

15.7
Any person (whether a Shareholder or not) may be appointed to act as a proxy. A Shareholder may appoint more than one proxy to attend on the same occasion.

15.8
The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, must be deposited at the Registered Office, or at such other place as is specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company, no later than the time appointed for holding the meeting or adjourned meeting; provided that the Chairperson of the meeting may in the Chairperson’s discretion accept an instrument of proxy sent by fax, email or other electronic means.

15.9
An instrument of proxy shall:

(a)
be in any common form or in such other form as the Directors may approve;

(b)
be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the general meeting for which it is given as the proxy thinks fit; and

(c)
subject to its terms, be valid for any adjournment of the general meeting for which it is given.

15.10
The Directors may at the expense of the Company send to the Shareholders instruments of proxy (with or without prepaid postage for their return) for use at any general meeting, either in blank or nominating in the alternative any one or more of the Directors or any other persons. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the Shareholders entitled to be sent a notice of the meeting and to vote thereat by proxy.

15.11
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or insanity of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the Registered Office before commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

15.12
Anything which under these Articles a Shareholder may do by proxy that Shareholder may also do by a duly appointed attorney. The provisions of these Articles relating to proxies and instruments appointing proxies apply, mutatis mutandis, to any such attorney and the instrument appointing that attorney.

15.13
Any Shareholder which is a corporation or partnership may, by a resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting or meetings of the Company. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation or partnership as the corporation or partnership could exercise if it were a Shareholder who was an individual and such corporation or partnership shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present.

16
Written Resolutions of Shareholders

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of, attend and vote at a general meeting shall be as valid and effective as a resolution passed at a general meeting duly convened and held and may consist of several documents in the like form each signed by one or more of the Shareholders.
17
Directors

17.1
Unless otherwise determined by the Company by Ordinary Resolution and subject to these Articles, the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

17.2
The initial number of Directors shall be seven (7).

17.3
The board of directors of the Company shall consist of three classes, each holding three-year terms, with the term of the first class of Directors expiring at the first annual general meeting following the Effective Date, the term of the second class of Directors expiring at the second annual general meeting following the Effective Date and the term of the third class of Directors expiring at the third annual general meeting following the Effective Date, and the class into which a Director is to be appointed shall be set out in the resolutions appointing such Director.

17.4
The Company shall pay all reasonable and documented out-of-pocket costs and expenses (including travel and lodging) incurred by each Director nominated pursuant to these Articles in the course of, and in connection with, his or her service as a Director, including in connection with attending general and special meetings of the Board of Directors, any board of directors or board of managers of any of the Company’s Subsidiaries or any of their respective committees.

17.5
A Director need not be a Shareholder but shall be entitled to receive notice of and attend all general meetings.

17.6
Subject to and as otherwise set out in the Articles, including Articles 17.1 and 17.3:

(a)
the Company may by Ordinary Resolution appoint any person to be a Director; and

(b)
a Director shall hold office until such time as they vacate their office pursuant to Article 17.12.

17.7
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors. Furthermore, such person appointed to fill a vacancy on the Board of Directors shall (i) assume the same class as the Director that they are replacing and (ii) serve the same term as the Director would have served prior to their departure.

17.8
Each Director shall be entitled to such remuneration as approved by the Board of Directors and this may be in addition to such remuneration as may be payable under any other Article. Such remuneration shall be deemed to accrue from day to day. The Directors and the Secretary may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings or in connection with the business of the Company. The Directors may, in addition to such remuneration as aforesaid, grant special remuneration to any Director who, being called upon, shall perform any special or extra services to or at the request of the Company.

17.9
Each Director shall have the power to nominate another Director to act as alternate Director in the Director’s place at any meeting of the Directors at which the Director is unable to be present and at the Director’s discretion to remove such alternate Director. On such appointment being made the alternate Director shall (except as regards the power to appoint an alternate Director) be subject in all respects to the terms and conditions existing with reference to the other Directors and each alternate Director, whilst acting in the place of an absent Director, shall exercise and discharge all the functions, powers and duties of the Director being represented. Any Director who is appointed as alternate

Director shall be entitled at a meeting of the Directors to cast a vote on behalf of their appointor in addition to the vote to which such Director is entitled in their own capacity as a Director, and shall also be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an alternate Director shall automatically vacate such office as an alternate Director if and when the Director by whom the alternate Director has been appointed vacates their office of Director. The remuneration of an alternate Director shall be payable out of the remuneration of the Director appointing such alternate Director and shall be agreed between them.
17.10
Every instrument appointing an alternate Director shall be in such common form as the Directors may approve.

17.11
The appointment and removal of an alternate Director shall take effect when lodged at the Registered Office or delivered at a meeting of the Directors.

17.12
The office of a Director shall be vacated as set out in any of the following events:

(a)
if the Director resigns their office by notice in writing signed by such Director and left at the Registered Office;

(b)
if the Director becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(c)
if the Director dies or is found to be or becomes of unsound mind;

(d)
if the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment; or

(e)
if a majority of the other Directors (being not less than two in number) determine that the Director should be removed, either by a resolution passed by a majority of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by a majority of the other Directors.

18
Transactions with Directors

18.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director on such terms as to tenure of office and otherwise as the Directors may determine.

18.2
No Director or intending Director shall be disqualified by their office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established, but the nature of the Director’s interest must be declared by such Director at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement, then at the next meeting of the Directors held after such Director becomes so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made, then at the first meeting of the Directors held after such Director becomes so interested.

18.3
In the absence of some other material interest than is indicated below, provided a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company declares (whether by specific or general notice) the nature of their interest at a meeting of the Directors that Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that such Director may be interested therein and if such Director does so their vote shall be counted and such Director may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

18.4
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning the Director’s own appointment.

18.5
Any Director may act independently or through the Director’s firm in a professional capacity for the Company, and the Director or the firm shall be entitled to remuneration for professional services as if the Director were not a Director, provided that nothing herein contained shall authorise a Director or the Director’s firm to act as Auditor to the Company.

18.6
Any Director may continue to be or become a director, managing director, manager or other officer or shareholder of any company promoted by the Company or in which the Company may be interested, and no such Director shall be accountable for any remuneration or other benefits received by the Director as a director, managing director, manager or other officer or shareholder of any such other company. The Directors may exercise the voting power conferred by the shares in any other company held or owned by the Company or exercisable by them as directors of such other company, in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors or other officers of such company, or voting or providing for the payment of remuneration to the directors, managing directors or other officers of such company).

19
Powers of Directors

19.1
The business of the Company shall be managed by the Directors, who may exercise all such powers of the Company as are not by the Companies Act or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to any regulations of these Articles, to the Companies Act, and to such regulations being not inconsistent with the aforesaid regulations or provisions as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

19.2
The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in such attorney. The Directors may also appoint any person to be the agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and on such conditions as they determine, including authority for the agent to delegate all or any of their powers.

19.3
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments drawn by the Company, and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

20
Proceedings of Directors

20.1
The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings, as they think fit. Questions and matters arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the Chairperson shall not have a second or casting vote. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

20.2
A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

20.3
The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, if not so fixed, shall be a majority of Directors or, if the number of Directors is fixed at one, shall be one Director.

20.4
The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up vacancies in their number, or of summoning general meetings, but not for any other purpose. If there be no Directors or Director able or willing to act, then any two Shareholders may summon a general meeting for the purpose of appointing Directors.

20.5
The Directors may from time to time elect and remove a Chairperson and, if they think fit, a Deputy Chairperson and determine the period for which they respectively are to hold office. The Chairperson or, failing them, the Deputy Chairperson shall preside at all meetings of the Directors, but if there be no Chairperson or Deputy Chairperson, or if at any meeting the Chairperson or Deputy Chairperson be not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairperson of the meeting.

20.6
A meeting of the Directors for the time being at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

20.7
Without prejudice to the powers conferred by these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Directors. The Directors may, by power of attorney or otherwise, appoint any person to be an agent of the Company on such condition as the Directors may determine, provided that the delegation is not to the exclusion of their own powers.

20.8
The meetings and proceedings of any such committee consisting of two or more Directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under the preceding Article.

20.9
The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of the officer’s appointment an officer may be removed by resolution of the Directors or Shareholders.

20.10
All acts done by any meeting of Directors, or of a committee of Directors or by any person acting as a Director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed, and was qualified and had continued to be a Director and had been entitled to vote.

20.11
The Directors shall cause minutes to be made of:

(a)
all appointments of officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of Directors; and

(c)
all resolutions and proceedings of all meetings of the Company and of the Directors and of any committee of Directors.

Any such minutes, if purporting to be signed by the Chairperson of the meeting at which the proceedings took place, or by the Chairperson of the next succeeding meeting, shall, until the contrary be proved, be conclusive evidence of the proceedings.
21
Written Resolutions of Directors

A resolution in writing signed by all the Directors for the time being entitled to attend and vote at a meeting of the Directors (an alternate Director being entitled to sign such a resolution on behalf of their appointor) shall be as valid and effective as a resolution passed at a meeting of the Directors duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors (or their alternates).
22
Presumption of Assent

A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file their written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
23
Borrowing Powers

The Directors may exercise all the powers of the Company to borrow money and hypothecate, mortgage, charge or pledge its undertaking, property, and assets or any part thereof, and to issue debentures, debenture stock or other securities, whether outright or as collateral security for any debt liability or obligation of the Company or of any third party.
24
Secretary

24.1
The Directors may appoint any person to be a Secretary who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. Anything required or authorised to be done by or to the Secretary may, if the office is vacant or there is for any other reason no Secretary capable of acting, be done by or to any assistant or deputy Secretary or if there is no assistant or deputy Secretary capable of acting, by or to any officer of the Company authorised generally or specially in that behalf by the Directors, provided that any provisions of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

24.2
No person shall be appointed or hold office as Secretary who is:

(a)
the sole Director;

(b)
a corporation the sole director of which is the sole Director; or

(c)
the sole director of a corporation which is the sole Director.

25
The Seal

The Directors shall provide for the safe custody of the Seal and the Seal shall never be used except by the authority of a resolution of the Directors or of a committee of the Directors authorised by the Directors in that behalf. The Directors may keep for use outside the Cayman Islands a duplicate Seal. The Directors may from time to time as they see fit (subject to the provisions of these Articles relating to share certificates) determine the persons and the number of such persons in whose presence the Seal or the facsimile thereof shall be used, and until otherwise so determined the Seal or the duplicate thereof shall be affixed in the presence of any one Director or the Secretary, or of some other person duly authorised by the Directors.
26
Dividends, Distributions and Reserves

26.1
Subject to the Companies Act, these Articles, and the special rights attaching to Shares of any class,

the Directors may, in their absolute discretion, declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the Share Premium Account, or as otherwise permitted by the Companies Act.
26.2
Except as otherwise provided by the rights attached to Shares, or as otherwise determined by the Directors, all dividends and distributions in respect of Shares shall be declared and paid according to the par value of the Shares that a Shareholder holds. If any Share is issued on terms providing that it shall rank for dividend or distribution as from a particular date, that Share shall rank for dividend or distribution accordingly.

26.3
The Directors may deduct and withhold from any dividend or distribution otherwise payable to any Shareholder all sums of money (if any) then payable by the Shareholder to the Company on account of calls or otherwise or any monies which the Company is obliged by law to pay to any taxing or other authority.

26.4
The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholder upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

26.5
Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall (unless the Directors in their sole discretion otherwise determine) be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

26.6
Any dividend or distribution which cannot be paid to a Shareholder and/or which remains unclaimed after six (6) months from the date of declaration of such dividend or distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or distribution shall remain as a debt due to the Shareholder. Any dividend or distribution which remains unclaimed after a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company.

26.7
No dividend or distribution shall bear interest against the Company.

27
Share Premium Account

The Directors shall establish an account on the books and records of the Company to be called the Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.
28
Accounts

28.1
The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

28.2
The books of account shall be kept at the Registered Office or at such other place as the Directors think fit, and shall always be open to inspection by the Directors.

28.3
The Board of Directors shall from time to time determine whether and to what extent and at what time and places and under what conditions or articles the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspection of any account or book or document of the Company except as conferred by law or authorised by the Board of Directors or by resolution of the Shareholders.

29
Audit

The accounts relating to the Company’s affairs shall be audited in such manner as may be determined from time to time by resolution of the Shareholders or failing any such determination, by the Board of Directors, or failing any determination as aforesaid, shall not be audited.
30
Notices

30.1
Any notice or document may be served by the Company on any Shareholder:

(a)
personally;

(b)
by registered post or courier to that Shareholder’s address as appearing in the Register of Members; or

(c)
by cable, telex, facsimile, e-mail or any other electronic means should the Directors deem it appropriate.

30.2
In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

30.3
Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

30.4
Any summons, notice, order or other document required to be sent to or served upon the Company, or upon any officer of the Company may be sent or served by leaving the same or sending it through the post in a prepaid letter envelope or wrapper, addressed to the Company or to such officer at the Registered Office.

30.5
Where a notice or other document is sent by registered post, service of that notice or other document shall be deemed to be effected by properly addressing, pre-paying and posting an envelope containing it, and that notice or other document shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which it was posted. Where a notice or other document is sent by courier, service of that notice or other document shall be deemed to be effected by delivery of the notice or other document to a courier company, and that notice or other document shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which it was delivered to the courier company. Where a notice or other document is sent by cable, telex or facsimile, service of that notice or other document shall be deemed to be effected by properly addressing and sending it, and that notice or other document shall be deemed to have been received on the same day that it was transmitted. Where a notice or other document is sent by email, service of that notice or other document shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and that notice or other document shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

30.6
Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in pursuance of these Articles shall notwithstanding that such Shareholder be then dead, insane,

bankrupt or dissolved, and whether or not the Company has notice of such death, insanity, bankruptcy or dissolution, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless the Shareholder’s name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under such Shareholder) in the Share.
31
Winding Up and Final Distribution of Assets

31.1
The Directors may present a winding up petition on behalf of the Company without the sanction of a resolution of the Shareholders passed at a general meeting.

31.2
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit.

31.3
If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

31.4
If the Company shall be wound up (whether the liquidation is voluntary, under supervision or by the Court) the liquidator may, with the authority of a Special Resolution, divide among the Shareholders in specie the whole or any part of the assets of the Company, and whether or not the assets shall consist of property of a single kind, and may for such purposes set such value as the liquidator deems fair upon any one or more class or classes of property, and may determine how such division shall be carried out as between the Shareholders. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of Shareholders as the liquidator, with the like authority, shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no Shareholder shall be compelled to accept any Shares in respect of which there is liability.

32
Indemnity

32.1
Every Director or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by that Director or officer as a result of any act or failure to act in carrying out their functions other than such liability (if any) that the Director or officer may incur by their own actual fraud or wilful default. No such Director or officer shall be liable to the Company for any loss or damage in carrying out their functions unless that liability arises through the actual fraud or wilful default of such Director or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

32.2
The Company shall (a) purchase directors’ and officers’ liability insurance from time to time in an amount determined by the Board of Directors to be reasonable and customary and (b) for so long as a Director nominated pursuant to these Articles serves as a Director of the Company, maintain such coverage with respect to such Director and shall use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

33
Lock-up

33.1
The following terms shall have the meanings as defined below for all purposes of this Article 33.

(a)
“affiliate” shall have the meaning set forth in Rule 405 under the U.S. Securities Act of 1933, as amended.

(b)
“Business Combination” means the transactions contemplated by the Business Combination Agreement.

(c)
“Business Combination Agreement” means the Business Combination Agreement, dated as of [•], 2022, by and among the Company, Lavoro Merger Sub I Limited, a Cayman Islands exempted company and a wholly owned subsidiary of the Company, Lavoro Merger Sub II Limited, a Cayman Islands exempted company and a wholly owned subsidiary of the Company, Lavoro Merger Sub III Limited, a Cayman Islands exempted company and a wholly owned subsidiary of the Company, Lavoro Agro Limited, a Cayman Islands exempted company, and TPB Acquisition Corporation I, a Cayman Islands exempted company.

(d)
“Company Share Plan” shall mean the Lavoro Agro Holding S.A. Long-Term Incentive Policy (Política de Incentivo de Longo Prazo da Lavoro Agro Holding S.A.).

(e)
“Equity Holder” shall have the meaning given in Article 33.3.

(f)
“Lock-up” shall have the meaning given in Article 33.2.

(g)
“Lock-up Period” means the period beginning on the date of the closing (the “Closing”) of the Business Combination (the “Closing Date”) and ending on (i) for 25% of the Lock-up Shares held by each Lock-up Shareholder and its respective Lock-Up Permitted Transferees, the date that is one hundred and eighty (180) days following the Closing Date, (ii) for an additional 25% of the Lock-up Shares (i.e., totalling an aggregate of 50% of the Lock-up Shares) held by Lock-up Shareholder and its respective Lock-Up Permitted Transferees, the date that is one (1) year following the Closing Date, (iii) for an additional 25% of the Lock-up Shares (i.e., totalling an aggregate of 75% of the Lock-up Shares) held by Lock-up Shareholder and its respective Lock-Up Permitted Transferees, the date that is eighteen (18) months following the Closing Date, and (iv) for an additional 25% of the Lock-up Shares (i.e., totalling an aggregate of 100% of the Lock-up Shares) held by Lock-up Shareholder and its respective Lock-Up Permitted Transferees, the date that is two (2) years following the Closing Date.

(h)
“Lock-up Permitted Transferee” shall have the meaning given in Article 33.3.

(i)
“Lock-up Shareholders” shall mean any shareholders that hold Lock-up Shares.

(j)
“Lock-up Shares” shall mean: (i) with respect to the shareholders who are shareholders of Lavoro Agro Limited (“Lavoro”) immediately prior to the Closing Date and their respective Lock-up Permitted Transferees, all Shares received by such shareholders immediately prior to the Closing Date and any Shares issuable upon conversion or exercise of warrants, options or any other instrument received by such shareholders in connection with the Third Merger (as defined in the Business Combination Agreement) in respect of Equity Interests (as defined in the Business Combination Agreement) of Lavoro held by such shareholders as of immediately prior to the Closing Date (excluding any PIPE Shares); (ii) with respect to persons who receive Shares pursuant to the Company Share Plan, any Shares received by any such person during the Lock-up Period.

(k)
“PIPE Shares” shall mean any Shares purchased in a PIPE Investment (as defined in the Business Combination Agreement).

(l)
“Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).
33.2
Subject to Article 33.3, all Lock-up Shareholders agree that they shall not Transfer any Lock-up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-up Shares until the end of the Lock-up Period (the “Lock-up”). For the further avoidance of doubt, securities acquired by a shareholder in open market transactions subsequent to the Closing shall not be subject to the Lock-up.

33.3
Notwithstanding the provisions set forth in Article 33.2, each Lock-up Shareholder and its Permitted Transferees (each an “Equity Holder” and together, the “Equity Holders”) may Transfer the Lock-up Shares during the Lock-up Period: (i) if such Equity Holder is not an individual or a trust, to any of its officers or directors, affiliates and its employees or any family member of any of its officers or directors, any affiliate or family member of any of its officers or directors, or to any of such Equity Holder’s members, investors, partners or equityholders or any of their affiliates, or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; (ii) if such Equity Holder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order, (C) to any member of such Equity Holder’s immediate family or any trust for the direct or indirect benefit of such Equity Holder or the immediate family of such Equity Holder, an affiliate of such individual or to a charitable organization or (D) by private sales or Transfers made in connection with any forward purchase agreement or similar arrangement; (iii) in either event, in connection with a pledge of Shares, or any other securities convertible into or exercisable or exchangeable for Shares, to a financial institution, including the enforcement of any such pledge by a financial institution; and (iv) with the written consent of the Board (collectively, the “Lock-up Permitted Transferees”); provided, however, that in the case of clauses (i) through (iii) such Lock-up Permitted Transferee must execute an agreement to be bound in writing by the restrictions set forth in this Article 33.

34
Disclosure

Any Director, officer or authorised agent of the Company shall, if lawfully required to do so under the laws of any jurisdiction to which the Company is subject or in compliance with the rules of any stock exchange upon which the Company’s shares are listed or in accordance with any contract entered into by the Company, be entitled to release or disclose any information in their possession regarding the affairs of the Company including, without limitation, any information contained in the Register of Members.
35
Closing Register of Members or Fixing Record Date

35.1
The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to vote at a meeting of the Shareholders and for the purpose of determining the Shareholders entitled to receive payment of any dividend the Directors may either before or on the date of declaration of such dividend fix a date as the record date for such determination.

35.2
If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting has been made in the manner provided in the preceding Article, such determination shall apply to any adjournment thereof.

36
Registration by Way of Continuation

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. The Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

37
Financial Year

The Directors shall determine the financial year of the Company and may change the same from time to time. Unless they determine otherwise, the financial year shall end on 31 December in each year.
38
Amendments to Memorandum and Articles of Association

The Company may from time to time alter or add to these Articles or alter or add to the Memorandum with respect to any objects, powers or other matters specified therein by passing a Special Resolution in the manner prescribed by the Companies Act.
39
Cayman Islands Data Protection

39.1
The Company is a “data controller” for the purposes of the Data Protection Act, 2017 ((As Revised), the DPA). By virtue of subscribing for and holding Shares in the Company, Shareholders provide the Company with certain information (Personal Data) that constitutes “personal data” under the DPA. Personal Data includes, without limitation, the following information relating to a Shareholder and/or any natural person(s) connected with a Shareholder (such as a Shareholder’s individual directors, members and/or beneficial owner(s)): name, residential address, email address, corporate contact information, other contact information, date of birth, place of birth, passport or other national identifier details, national insurance or social security number, tax identification, bank account details and information regarding assets, income, employment and source of funds.

39.2
The Company processes such Personal Data for the purposes of:

(a)
performing contractual rights and obligations (including under the Memorandum and these Articles);

(b)
complying with legal or regulatory obligations (including those relating to anti-money laundering and counter-terrorist financing, preventing and detecting fraud, sanctions, automatic exchange of tax information, requests from governmental, regulatory, tax and law enforcement authorities, beneficial ownership and the maintenance of statutory registers); and

(c)
the legitimate interests pursued by the Company or third parties to whom Personal Data may be transferred, including to manage and administer the Company, to send updates, information and notices to Shareholders or otherwise correspond with Shareholders regarding the Company, to seek professional advice (including legal advice), to meet accounting, tax reporting and audit obligations, to manage risk and operations and to maintain internal records.

39.3
The Company transfers Personal Data to certain third parties who process the Personal Data on the Company’s behalf, including third party service providers that it appoints or engages to assist with its management, operation, administration and legal, governance and regulatory compliance. In certain circumstances, the Company may be required by law or regulation to transfer Personal Data and other information with respect to one or more Shareholders to a governmental, regulatory, tax or law enforcement authority. That authority may, in turn, exchange this information with another governmental, regulatory, tax or law enforcement authority established in or outside the Cayman Islands.

Annex D
VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 14, 2022 (the “Effective Date”) by and among Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), TPB Acquisition Corp. I, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), and each of the undersigned parties listed on Schedule A hereto as the holder of Equity Interests (as defined below) (each such party, an “Equity Holder” and collectively, “Equity Holders”). Each of New PubCo, the Company, SPAC and the Equity Holders will individually be referred to herein as a “Party” and, collectively, as the “Parties”.
WHEREAS, each Equity Holder is the legal and beneficial owner of the shares of the Company listed next to its name on Schedule A (the “Equity Interests”);
WHEREAS, concurrently with the execution of this Agreement, the Company and certain other parties entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement);
WHEREAS, in consideration for the benefits to be received directly or indirectly by the Equity Holder in connection with the transactions contemplated by the Business Combination Agreement and as a material inducement to SPAC and New PubCo agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, each Equity Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and
WHEREAS, the Parties acknowledge and agree that SPAC and New PubCo would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Equity Holders entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
OBLIGATIONS
1.1.   Shareholder Approval.
a)
Promptly following the date of this Agreement and in any event prior to First Effective Time, each Equity Holder shall take, or cause to be taken, any and all action necessary or advisable for such Equity Holder to approve, in its capacity as a shareholder of the Company, the transactions contemplated by the Business Combination Agreement (the “Company Approval”).

b)
Without limiting the generality, and in furtherance, of the foregoing, during the term of this Agreement, for purposes of the Company Approvals, each Equity Holder, on its own behalf and on behalf of any wholly owned subsidiary, as applicable, hereby agrees to be present for any meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Equity Interests (i) in favor of, and to adopt, the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby to the extent required for the Company to carry out its obligations thereunder, and (iii) in opposition to: (A) any Company Business Combination and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of the Company to consummate the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement and the transactions contemplated thereby or (B) any other action, proposal, transaction or agreement involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or would reasonably be expected to result in (x) any breach of any representation, warranty, covenant, obligation or agreement of the Company in the Business Combination Agreement or any Transaction Agreement, or (y) any of the conditions to the Company’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.
c)
Each Equity Holder agrees not to deposit, and to cause its Affiliates not to deposit, any Equity Interests in a voting trust or subject any Equity Interests to any arrangement or agreement with respect to the voting of such Equity Interests, unless specifically requested to do so by the Company in connection with the Business Combination Agreement, the Transaction Agreements or the transactions contemplated thereby.

d)
Each Equity Holder agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Legal Requirements at any time with respect to the Mergers, the Agreement, the other Transaction Agreements and the transactions contemplated thereby and (ii) not to commence or participate in any claim, derivative or otherwise, against the Company, SPAC, New PubCo or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Business Combination Agreement or the consummation of the Mergers or the other transactions contemplated thereby, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the board of directors or similar governing body of the Company or New PubCo in connection with the Mergers, the Agreement, the other Transaction Agreements and the transactions contemplated thereby. For the avoidance of doubt, this paragraph shall not apply, or be construed to apply, to (x) an Equity Holder’s rights or obligations under the A&R Registration Rights Agreement, or (y) in respect of the exercise of any rights under the Business Combination Agreement, directly or indirectly, including pursuant to Section 10.1(g) of the Business Combination Agreement.

1.3.   Further Assurances.   During the term of this Agreement, each Equity Holder agrees that it shall not take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect any Equity Holder’s, the Company’s ability to perform its obligations under this Agreement and/or the Business Combination Agreement, except as expressly contemplated by this Agreement or the Business Combination Agreement. Each Equity Holder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or advisable, in each case, as reasonably determined by SPAC and the Company, in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination Agreement or this Agreement.
1.4.   Termination of Existing Shareholders Agreements.   Each Equity Holder and the Company hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates shall have any further obligations or Liabilities under or with respect to each such agreement. Without limiting the above, each of the Equity Holders who are a party to the agreements set forth on Schedule B hereby expressly and irrevocably acknowledge and agree that all terms and conditions of the respective agreements to which they are a party to were duly observed or waived, as applicable.
1.5.   Business Combination Agreement.   Each Equity Holder hereby agrees to be bound by and subject to (i) Sections 8.4 (Confidentiality; Communications Plan; Access to Information), 8.6 (No SPAC Securities Transactions), and 8.8 (Disclosure of Certain Matters) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Equity Holder is directly party thereto, and (ii) Section 8.7 (No Claim Against Trust Account) and

Section 8.10(a) (No Solicitation) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Equity Holder is directly party thereto.
1.6.   Transfers of Equity Interests Prior to Closing.   Except as expressly contemplated by the Business Combination Agreement or this Agreement or with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), from and after the date hereof until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, each Equity Holder agrees not to (a) Transfer any of the Equity Interests, (b) enter into any option, warrant, purchase right or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Equity Holder to Transfer any of the Equity Interests, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). Notwithstanding the foregoing or anything to the contrary herein, the foregoing restrictions shall not prohibit a Transfer (i) if such Equity Holder is not an individual or a trust, to any of its affiliates or any investors, partners or equityholders of any of its affiliates, or (ii) if such Equity Holder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order or (C) to any member of such Equity Holder’s immediate family or any trust for the direct or indirect benefit of such Equity Holder or the immediate family of such Equity Holder; provided, however, that (x) such Equity Holder shall, and shall cause any such transferee of its Equity Interests, to enter into a written agreement, in form and substance reasonably satisfactory to SPAC, agreeing to be bound by this Agreement (including, for the avoidance of doubt, all of the covenants, agreements and obligations of such Equity Holder hereunder and which agreement will include, for the avoidance of doubt, the making of all of the representations and warranties of such Equity Holder set forth in Article II with respect to such transferee and its Equity Interests received upon such Transfer, as applicable) prior and as a condition to the occurrence of such Transfer, and (y) no such Transfer will relieve such Equity Holder of any of its covenants, agreements or obligations hereunder with respect to the Equity Interests so transferred, unless and to the extent actually performed, or will otherwise affect any of the provisions of this Agreement (including any of the representations and warranties of such Equity Holder hereunder). For purposes of this Agreement, (a) “Beneficially Own” has the meaning ascribed to it in the Exchange Act; (b) “Transfer” shall mean the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (b)(i) or (b)(ii); (c) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto; and (d) “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE EQUITY HOLDERS
2.1.   Each Equity Holder hereby represents and warrants to SPAC and New PubCo that:
a)
Title.   Each Equity Holder holds good, valid and marketable title to the Equity Interests set forth opposite the Equity Holder’s name on Schedule A, free and clear of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind except as set forth in Schedule A.

b)
Authorization.   Each Equity Holder has full power and authority (including any spouse consent) to enter into this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by all other parties, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

c)
No Conflict.   Neither the execution and delivery of this Agreement by the Equity Holder nor the performance of the Equity Holder’s obligations hereunder (i) violates any provision of any Legal Requirements applicable to the Equity Holder, (ii) would, directly or indirectly, result in any breach of any provision of the Equity Holder’s Governing Documents, (iii) conflicts with, result in a breach under or give rise to any right of termination of any document, agreement or instrument to which the Equity Holder is a party, or (iv) result in the creation or imposition of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind upon the Equity Interests except as disclosed on Schedule A.

d)
No Consents.   No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or any other governmental authority, instrumentality, agency or commission or any third party (including a party to any agreement with the Equity Holder), is required by or with respect to the delivery of this Agreement and the consummation of the transactions contemplated hereby.

e)
Ownership.   The Equity Holder is the beneficial and record owner of the Equity Interests set forth next to the Equity Holder’s name on Schedule A. The Equity Interests collectively constitute 100% of the Equity Holder’s interest in the Company and the Equity Holder does not own, beneficially or of record, any other equity, equity-linked or similar securities of the Company or any of its Subsidiaries or have the right to acquire any equity, equity-linked or similar securities of the Company or any of its Subsidiaries. The Equity Holder acknowledges that the Equity Holder’s execution and delivery of this Agreement in respect of such Equity Interests held by such Equity Holder is a material inducement to SPAC’s willingness to enter into and consummate the transactions contemplated by the Business Combination Agreement. By executing this Agreement, each Equity Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any person, with respect to any of the Equity Interests except as disclosed on Schedule A. The Equity Holder has the sole right to vote (and provide consent in respect of, as applicable) the Equity Interests set forth next to the Equity Holder’s name on Schedule A and, except for this Agreement, the Business Combination Agreement and as disclosed on Schedule A, the Equity Holder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Equity Holder to Transfer any of the Equity Interests or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Equity Interests.

f)
Legal Proceedings.   There is no Legal Proceeding pending or, to the Equity Holder’s knowledge, threatened against or involving the Equity Holder or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Equity Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

g)
Orders.   There is no Order or Legal Requirement issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition relating to the Equity Holder or any of its Affiliates that could reasonably be expected to adversely affect the ability of the Equity Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

h)
Independent Review.   The Equity Holder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and New PubCo and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Agreements and (ii) it has been furnished with or given access to such documents and information about SPAC and New PubCo and their respective businesses and operations as it and its

Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Transaction Agreements to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.
i)
Non-Reliance.   In entering into this Agreement and the other Transaction Agreements to which it is or will be a party, the Equity Holder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Transaction Agreements to which it is or will be a party and no other representations or warranties of SPAC or New PubCo (including, for the avoidance of doubt, none of the representations or warranties of SPAC or New PubCo set forth in the Business Combination Agreement or any other Transaction Agreement) or any other Person, either express or implied, and the Equity Holder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Transaction Agreements to which it is or will be a party, none of SPAC or New PubCo or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SPAC
3.1.   The Company hereby represents and warrants to each Equity Holder that:
a)
Organization.   The Company is an exempted company incorporated with limited liability in the Cayman Islands and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. As of the Effective Date, the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

b)
Authorization.   The Company has full power and authority to enter into this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by all other parties, constitutes a valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

c)
No Conflict.   Neither the execution and delivery of this Agreement by the Company nor the performance of the Company’s obligations hereunder violates any provision of law applicable to the Company or conflicts with any document, agreement or instrument to which the Company is a party.

3.2.   SPAC hereby represents and warrants to each Equity Holder that:
a)
Organization.   SPAC is an exempted company incorporated with limited liability in the Cayman Islands and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. As of the Effective Date, SPAC is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

b)
Authorization.   SPAC has full power and authority to enter into this Agreement, and this Agreement, assuming the due authorization, execution and delivery of this Agreement by all other parties, constitutes a valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

c)
No Conflict.   Neither the execution and delivery of this Agreement by SPAC nor the performance of SPAC’S obligations hereunder violates any provision of law applicable to SPAC or conflicts with any document, agreement or instrument to which SPAC is a party.

ARTICLE IV
MISCELLANEOUS
4.1.   Notices.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.1 of the Business Combination Agreement to the applicable Party at its principal place of business. Any notice to any Equity Holder shall be sent to the address set forth on the signature page hereto.
4.2.   Assignment.   No party shall assign or delegate (in whole or in part) its rights or obligations under this Agreement without the prior written consent of the other parties.
4.3.   Binding Nature.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and shall be enforceable by the parties hereto and their respective successors and permitted assigns.
4.4.   Termination.   This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. In the event of a valid termination of the Business Combination Agreement, this Agreement shall be of no force and effect. No such termination or reversion shall relieve any Equity Holder from any obligation accruing, or liability resulting from an intentional breach of this Agreement occurring prior to such termination or reversion
4.5.   Miscellaneous.   Sections 12.2 through 12.10 and Sections 12.12 through 12.14 of the Business Combination Agreement shall apply mutatis mutandis to this Agreement.
[Remainder of this page was intentionally left in blank. Execution pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Voting and Support Agreement as of the date first above written.
TPB ACQUISITION CORP. I
By:	/s/ David Friedberg Name: David Friedberg Title: Chief Executive Officer
[Signature Page to Voting and Support Agreement]

LAVORO AGRO LIMITED
By:	/s/ Ruy Marcos Laguna Cunha
	Name:	Ruy Marcos Laguna Cunha
	Title:	Director
By:	/s/ Laurence Beltrão Gomes
	Name:	Laurence Beltrão Gomes
	Title:	Chief Financial Officer
[Signature Page to Voting and Support Agreement]

LAVORO LIMITED
By:	/s/ Daniel Fisberg
	Name:	Daniel Fisberg
	Title:	Director
By:	/s/ Peter Estermann
	Name:	Peter Estermann
	Title:	Director
[Signature Page to Voting and Support Agreement]

PRIVATE EQUITY INVESTMENTS V, L.P.
By:	/s/ Ricardo Scavazza Name: Ricardo Scavazza Title: Partner Address: Suite 302, 4001 Kennett Pike, Wilmington, DE 19807, United States
BRAZILIAN PRIVATE EQUITY OPPORTUNITIES V, L.P.
By:	/s/ Ricardo Scavazza Name: Ricardo Scavazza Title: Partner Address: Suite 302, 4001 Kennett Pike, Wilmington, DE 19807, United States
PE FUND V, L.P.
By:	/s/ Ricardo Scavazza Name: Ricardo Scavazza Title: Partner Address: Suite 302, 4001 Kennett Pike, Wilmington, DE 19807, United States
PBPE FUND V (CAYMAN 2), L.P.
By:	/s/ Ricardo Scavazza Name: Ricardo Scavazza Title: Partner Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
[Signature Page to Voting and Support Agreement]

Schedule A
Equity Interests
Shareholder	Shares
Private Equity Investments V, L.P.	32.70
Brazilian Private Equity Opportunities V, L.P.	32.65
PE Fund V, L.P.	32.03
PBPE Fund V (Cayman 2), L.P.	2.62
TOTAL	100

Annex E
LOCK-UP AGREEMENT
This Lock-Up Agreement (this “Agreement”) is made as of September 14, 2022, by and among Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), TPB Acquisition Corporation I, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), and each of the undersigned parties listed on the signature pages hereto under “Equity Holders” (each such party, an “Equity Holder”).
WHEREAS, concurrently with the execution of this Agreement, the Parties hereto and certain other parties entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);
WHEREAS, in connection with the Business Combination Agreement, the Parties hereto desire to enter into this Agreement, pursuant to which the Lock-Up Shares (as defined below) shall become subject to limitations on transfer and disposition as set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
Section 1.   Definitions.   Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Business Combination Agreement.
(a) “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.
(b) “Agreement” has the meaning set forth in the Preamble.
(c) “Company” has the meaning set forth in the Preamble.
(d) “Equity Holder” has the meaning set forth in the Preamble.
(e) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto.
(f) “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving New PubCo upon the consummation of which holders of New PubCo Shares would be entitled to exchange their New PubCo Shares for cash, securities or other property following the Closing.
(g) “Lock-Up Period” means the period beginning on the Closing Date and ending on (i) for 25% of the Lock-Up Shares held by the Equity Holders and their respective Permitted Transferees, the date that is one hundred and eighty (180) days following the Closing Date, (ii) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 50% of the Lock-Up Shares) held by the Equity Holders and their respective Permitted Transferees, the date that is one (1) year following the Closing Date, (iii) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 75% of the Lock-Up Shares) held by the Equity Holders and their respective Permitted Transferees, the date that is eighteen (18) months following the Closing Date, and (iv) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 100% of the Lock-Up Shares) held by the Equity Holders and their respective Permitted Transferees, the date that is two (2) years following the Closing Date.
(h) “Lock-Up Shares” means the New PubCo Ordinary Shares (except any PIPE Shares) held by the Equity Holders in the aggregate on the Closing Date immediately following the consummation of the Mergers.
(i) “New PubCo” has the meaning set forth in the Preamble.

(j) “Party” has the meaning set forth in the Preamble.
(k) “Permitted Transferee” shall mean any Person to whom an Equity Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(b).
(l) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
(m) “PIPE Shares” shall mean New PubCo Ordinary Shares purchased in the PIPE Investment.
(n) “Prohibited Transfer” has the meaning set forth in Section 2(c).
(o) “SPAC” has the meaning set forth in the Preamble.
(p) “Transfer” means the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that directly or indirectly transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
Section 2.   Lock-Up.
(a)   Except with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), during the Lock-up Period, each Equity Holder severally (and not jointly and severally) agrees not to (i) Transfer any of its Lock-up Shares, (ii) enter into any option, warrant, purchase right or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Equity Holder to Transfer any of its Lock-up Shares, or (iii) take any actions in furtherance of any of the matters described in the foregoing clauses (i) or (ii), subject to the following and Section 2(b).
(b)   Notwithstanding the foregoing or anything to the contrary herein, the foregoing restrictions shall not prohibit a Transfer: (i) if such Equity Holder is not an individual or a trust, (A) to any of its officers or directors, affiliates and its employees or any family member of any of its officers or directors, any affiliate or family member of any of its officers or directors, or to any of such Equity Holder’s members, investors, partners or equityholders or any of their affiliates, or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates; or (B) to any third-party Person who agrees to purchase the Lock-up Shares from such Equity Holder during the Lock-Up Period and which third-party Person agrees to be bound by this Agreement prior to and as a condition to the occurrence of such Transfer; (ii) if such Equity Holder is an individual or a trust, (A) by virtue of laws of descent and distribution upon death of the individual, (B) pursuant to a qualified domestic relations order, (C) to any member of such Equity Holder’s immediate family, or (D) to any trust for the direct or indirect benefit of such Equity Holder or the immediate family of such Equity Holder, an affiliate of such individual, or to a charitable organization; provided, however, that, for purposes of the foregoing clauses (i) and (ii), such Equity Holder shall, and shall cause any such transferee of his, her or its Lock-up Shares, to enter into a written agreement, in form and substance reasonably satisfactory to SPAC, agreeing to be bound by this Agreement prior and as a condition to the occurrence of such Transfer, and that such transferee shall receive and hold the Lock-Up Shares subject to the provisions of this Agreement applicable to the transferring Equity Holder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of this Agreement; and (iii) to the extent permitted by the Company’s insider trading policy, beginning on the from the 181st day following Closing, in connection with a pledge of shares of New PubCo Ordinary

Shares, or any other securities convertible into or exercisable or exchangeable for New PubCo Ordinary Shares, to a financial institution, including the enforcement of any such pledge by a financial institution.
(c)   If any Transfer is made or attempted in violation of or contrary to the terms of this Agreement (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and New PubCo shall refuse to recognize any such purported transferee of the Lock-up Shares as one of New PubCo’s equity holders for any purpose.
(d)   If, between the Closing and a Liquidation Event, the outstanding New PubCo Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding New PubCo Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of New PubCo Shares will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 2(d) shall become effective at the date and time that such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction became effective. For the avoidance of doubt, no change of units or shares pursuant to the transactions contemplated by the Business Combination Agreement shall constitute a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or similar transaction requiring an equitable adjustment.
(e)   The restrictions set forth in this Agreement shall not limit the rights of an Equity Holder to exercise such Equity Holder’s rights as a shareholder of New PubCo during the Lock-Up Period, including the right to vote any Lock-Up Shares.
Section 3.   Termination.   This Agreement shall be binding upon each Equity Holder upon such Equity Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect. If the Closing takes place, the provisions of this Agreement, other than this Section 3 and Section 8, shall terminate and be of no further force or effect upon the first to occur of (i) the date of a Liquidation Event and (ii) the date that all of the Lock-Up Shares are no longer subject to the lock-up restrictions set forth in Section 2(a).
Section 4.   Specific Enforcement.   The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties further agree that each Party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each Party hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, the first Party will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
Section 5.   Entire Agreement.   This Agreement and the other Transaction Agreements together constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations, both written and oral, by or among the parties hereto with respect to the subject matter hereof.

Section 6.   Waiver.   Except as otherwise expressly provided herein, no delay, failure or waiver by any party to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the Parties shall operate as a waiver of the rights or remedies hereof. The rights and remedies herein provided are exclusive, and not cumulative, of any rights or remedies provided by applicable Legal Requirement. No provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such provision as contemplated herein.
Section 7.   Notices.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.1 of the Business Combination Agreement to the applicable Party at its principal place of business. Any notice to any Equity Holder shall be sent to the address set forth on the signature page hereto.
Section 8.   Miscellaneous.
(a)   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.   Section 12.7 and Section 12.8 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.
(b)   Severability.    In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
(c)   Counterparts.   This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
(d)   Titles and Headings.   The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
(e)   Assignment; Successors and Assigns; No Third Party Rights. No Party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.
(f)   Further Assurances.   Each Party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
TPB ACQUISITION CORPORATION I
By:	/s/ David Friedberg Name: David Friedberg Title: Chief Executive Officer
[Signature Page to Lock-up Agreement]

LAVORO LIMITED
By:
/s/ Daniel Fisberg

Name:
Daniel Fisberg

Title:
Director

By:
/s/ Peter Estermann

Name:
Peter Estermann

Title:
Director

[Signature Page to Lock-up Agreement]

LAVORO AGRO LIMITED
By:
/s/ Ruy Marcos Laguna Cunha

Name:
Ruy Marcos Laguna Cunha

Title:
Director

By:
/s/ Laurence Beltrão Gomes

Name:
Laurence Beltrão Gomes

Title:
Chief Financial Officer

[Signature Page to Lock-up Agreement]

EQUITY HOLDERS:
PRIVATE EQUITY INVESTMENTS V, L.P.
By: PBPE General Partner V, Ltd., as General Partner
By:
/s/ Ricardo Scavazza

Name:
Ricardo Scavazza

Title:
Partner

Address:
Suite 302, 4001 Kennett Pike,
Wilmington, DE 19807, United States

BRAZILIAN PRIVATE EQUITY OPPORTUNITIES V, L.P.
By: PBPE General Partner V, Ltd., as General Partner
By:
/s/ Ricardo Scavazza

Name:
Ricardo Scavazza

Title:
Partner

Address:
Suite 302, 4001 Kennett Pike,
Wilmington, DE 19807, United States

PE FUND V, L.P.
By: PBPE General Partner V, Ltd., as General Partner
By:
/s/ Ricardo Scavazza

Name:
Ricardo Scavazza

Title:
Partner

Address:
Suite 302, 4001 Kennett Pike,
Wilmington, DE 19807, United States

PBPE FUND V (CAYMAN 2), L.P.
By: PBPE General Partner V, Ltd., as General Partner
By:
/s/ Ricardo Scavazza

Name:
Ricardo Scavazza

Title:
Partner

Address:
PO Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands

[Signature Page to Lock-up Agreement]

Annex F
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of [•], 2022, by and between TPB Acquisition Corporation I, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), and the undersigned (the “Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).
WHEREAS, the Company, New PubCo, Lavoro Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo, Lavoro Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo, Lavoro Merger Sub III Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo, and Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Lavoro”), will, concurrently with the execution of this Subscription Agreement, enter into that certain Business Combination Agreement (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, (i) at the First Effective Time, Lavoro Merger Sub I Limited will be merged with and into the Company, with the Company continuing as the surviving company (the “SPAC Merger 1”), (ii) at the Second Effective Time, the Company will be merged with and into Lavoro Merger Sub II Limited, with Lavoro Merger Sub II Limited continuing as the surviving company, and (iii) at the Third Effective Time, Lavoro Merger Sub III Limited will be merged with and into Lavoro, with Lavoro continuing as the surviving company (the “Lavoro Merger” and, together with the other transactions contemplated by the Business Combination Agreement and this Subscription Agreement, the “Transactions”);
WHEREAS, in connection with and immediately upon completion of the SPAC Merger 1, each outstanding SPAC Class A Ordinary Share will be exchanged for one New PubCo Class A Ordinary Share and each outstanding SPAC Class B Ordinary Share will be exchanged for one New PubCo Class B Ordinary Share;
WHEREAS (a) on the day prior to the Closing Date of the Business Combination Agreement and immediately following the Second Effective Time, New PubCo will redeem and cancel the shares of New PubCo held by the Incorporator, and (b) on the Closing Date of the Business Combination Agreement and prior to the Third Merger, upon the effectiveness of the New PubCo Second A&R Charter pursuant to this Agreement, each New PubCo Class B Ordinary Share will be converted into one New PubCo Class A Ordinary Share;
WHEREAS, in connection with the Transactions, the Company is seeking commitments from other interested investors to purchase, on the day before the Closing Date of the Business Combination Agreement and effective prior to the First Effective Time, its Class A Ordinary Shares in a private placement (the “Shares”);
WHEREAS, in connection with the Transactions, the Subscriber desires to subscribe for and purchase from the Company a number of Shares set forth on the signature page hereto, for a purchase price of $10.00 per share, and the Company desires to issue and sell to the Subscriber the Shares in consideration of the payment of the aggregate applicable purchase price set forth on the Subscriber’s signature page hereto (the “Applicable Purchase Price”) by or on behalf of the Subscriber to the Company prior to the Closing (as defined below) in accordance with Section 3.1 herein, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.   Subject to the terms and conditions hereof, immediately prior to the First Effective Time , the Subscriber hereby agrees to irrevocably subscribe for and purchase from the Company, and the Company hereby agrees to issue and sell to the Subscriber, upon the prior payment by the Subscriber of the

F-1

Applicable Purchase Price in accordance with the terms herein, the Shares (such subscription and issuance, the “Subscription”). Notwithstanding anything herein to the contrary, the consummation of the Subscription shall be completed immediately prior to the First Merger Effective Time.
2.   Representations, Warranties and Agreements.
2.1   The Subscriber’s Representations, Warranties and Agreements.   To induce the Company to issue the Shares to the Subscriber, the Subscriber hereby represents and warrants to the Company and New PubCo and acknowledges and agrees with the Company and New PubCo as of the date hereof and as of the Closing Date as follows:
2.1.1   The Subscriber has been duly formed or incorporated and is validly existing in good standing (or the equivalent thereof with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
2.1.2   This Subscription Agreement has been duly authorized, validly executed and delivered by the Subscriber. The signature on this Subscription Agreement is genuine, and the Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Company and New PubCo, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (the “Enforceability Exceptions”).
2.1.3   The execution, delivery and performance by the Subscriber of this Subscription Agreement is within the powers of the Subscriber and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Subscriber or, as applicable, any of its subsidiaries is a party or by which the Subscriber or, as applicable, any of its subsidiaries is bound or to which any of the property or assets of the Subscriber or, as applicable, any of its subsidiaries is subject, which would reasonably be expected to materially affect the ability or legal authority of the Subscriber to enter into, timely perform and comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to materially affect the ability or legal authority of the Subscriber to enter into, timely perform and comply in all material respects with this Subscription Agreement.
2.1.4   The Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and the Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account for investment purposes only and not with a view to any distribution of the Subscribed Shares in any manner that would violate the securities laws of the United States or any other applicable jurisdiction, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection

F-2

with, any distribution thereof in violation of the Securities Act. The Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Subscriber is not an entity formed for the specific purpose of acquiring the Shares. The Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or Shares and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. The Subscriber understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J) and the institutional customer exemption under FINRA Rule 2111(b).
2.1.5   Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction and that neither New PubCo or any other person is required to register the Shares except as set forth in Section 4. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to New PubCo or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act (“Rule 144”), provided that all of the applicable conditions thereof (including those set out in Rule 144(i) which are applicable to New PubCo) have been met or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each case, in accordance with any applicable securities laws of the states and other jurisdictions of the United States and other applicable jurisdictions, and that the Shares shall be subject to a legend to such effect (provided that such legends will be eligible for removal upon compliance with the relevant resale provisions of Rule 144). Subscriber acknowledges that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares will be subject to the foregoing restrictions and, as a result, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult independent legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that the Shares are a suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Shares.
2.1.6   The Subscriber understands and agrees that the Subscriber is purchasing the Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to the Subscriber by the Company or any of its respective affiliates, control persons, officers, directors, employees, agents or representatives, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement.
2.1.7   As of the date of this Subscription Agreement, the Subscriber represents and warrants that (i) it is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable other federal, state, local, non-U.S. laws or regulations that are similar to such provisions of ERISA and the Code.
2.1.8   In making its decision to purchase the Shares, the Subscriber represents that it has relied solely upon its own independent investigation. The Subscriber acknowledges and agrees that the Subscriber has received and has had an adequate opportunity to review such financial and other information as the Subscriber deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax

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and other economic considerations relevant to the Subscriber’s investment in the Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the documents provided to the Subscriber by the Company. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Subscriber and the Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Subscriber acknowledges that the information provided to the Subscriber is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transactions, shall in no way affect the Subscriber’s obligation to purchase the Shares hereunder. The Subscriber acknowledges that (i) the Company, New PubCo, Lavoro and the Placement Agent (as defined below) currently may have, and later may come into possession of, information regarding the Company or Lavoro that is not known to it and that may be material to a decision to enter into this transaction to purchase the Shares (“Excluded Information”), and (ii) the Subscriber has determined to enter into this transaction to purchase the Shares notwithstanding its lack of knowledge of the Excluded Information.
2.1.9   The Subscriber became aware of this offering of the Shares either solely from the Company or Lavoro as a result of a pre-existing, substantive relationship with the Company, and the Shares were offered to the Subscriber solely by direct contact between the Subscriber , the Company or Lavoro. The Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means, including by means of general solicitation. The Subscriber acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Subscriber acknowledges that (i) it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, New PubCo or Lavoro), except for the representations and warranties of the Company and New PubCo expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company. The Subscriber agrees that the Company and Lavoro, their respective affiliates or any of their respective control persons, officers, directors or employees, shall not be liable to the Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind provided to the Subscriber concerning the Company or Lavoro, this Subscription Agreement or the transactions contemplated hereby.
2.1.10   The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. Accordingly, Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Company, New PubCo nor Lavoro has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
2.1.11   Alone, or together with any professional advisor(s), the Subscriber represents and acknowledges that the Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

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2.1.12   The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.
2.1.13   The Subscriber represents and warrants that neither the Subscriber nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is: (i) a person, government, or governmental entity that is the target of economic or financial sanctions, or trade embargoes imposed, administered, or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority (collectively, “Sanctions”), to the extent applicable, including (A) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC Lists”), or a person or entity designated by any OFAC sanctions program, (B) a person listed on any list of sanctioned persons maintained by the United Nations, the European Union or any individual European Union member state, the United Kingdom, or other governmental authority, to the extent applicable, or (C) any person directly or indirectly 50% or more owned or otherwise controlled by, or acting on behalf of, any person or persons described in the foregoing clauses (A) and (B); (ii) a person organized, incorporated, established, located, or resident in, or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called People’s Republics of Luhansk and Donetsk, or any other country or territory embargoed or subject to comprehensive Sanctions; (iii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (iv) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each of (i), (ii), (iii) and (iv), a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. The Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Subscriber also represents that, to the extent required by applicable law or regulation, it maintains policies and procedures reasonably designed to ensure compliance with applicable Sanctions and that for the past five years, Subscriber has been in compliance with applicable Sanctions. Subscriber further represents that for the past five years, Subscriber has not (1) received written or other notice of any actual, alleged or apparent violation of applicable Sanctions or the BSA/PATRIOT Act, as applicable, (2) been a party to or the subject of any pending (or to Subscriber’s knowledge, threatened) civil, criminal or administrative actions, suits, demands, investigations, proceedings, settlements or enforcement actions by or before any governmental authority relating to any actual, alleged or apparent violations of applicable Sanctions or the BSA/PATRIOT Act, as applicable, or (3) made any voluntary disclosure to any governmental authority with respect to any actual, alleged or apparent violation of applicable Sanctions of the BSA/PATRIOT Act, as applicable.
2.1.14   At the time of funding the Applicable Purchase Price prior to the Closing, the Subscriber will have sufficient funds to pay the Applicable Purchase Price pursuant to Section 3.1.
2.1.15   To the extent the Subscriber is one of the covered persons identified in Rule 506(d)(1), the Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i-viii) of the Securities Act (a “Disqualification Event”) is applicable to the Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. The Subscriber hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to the Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.15,

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“Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of the Subscriber’s securities for purposes of Rule 506(d) of the Securities Act.
2.1.16   Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of the Company or New PubCo, as applicable (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.17   Subscriber is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and that will acquire a substantial interest in the Company or New PubCo, as applicable, as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company or New PubCo, as applicable, from and after the Closing as a result of the purchase and sale of the Shares hereunder.
2.1.18   The Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of the Subscriber, its controlled affiliates, or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates or pursuant to any understanding with the Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company or New PubCo prior to the Closing. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in this transaction (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales.
2.1.19   The Subscriber acknowledges and is aware that, and waives any conflicts of interest with respect to the fact that the Placement Agent is acting as the Company’s placement agent.
2.1.20   Subscriber acknowledges that it is aware that in connection with, and immediately upon completion of, the SPAC Merger 1, each outstanding Share will be automatically exchanged for one Class A Ordinary Share of New PubCo pursuant to which Subscriber will cease to be a shareholder of the Company and only be a shareholder of New PubCo. Subscriber understands and acknowledges that such conversion will be effected as part of the Transactions without any further consent, vote or approvals from Subscriber, and to the extent Subscriber may have any such rights under Cayman law or otherwise, Subscriber effectively forfeits such rights hereby.
2.2   Company’s Representations, Warranties and Agreements.   To induce the Subscriber to purchase the Shares, the Company hereby represents and warrants to the Subscriber and agrees with the Subscriber as of the date hereof and as of the Closing Date as follows:
2.2.1   The Company has been duly incorporated and is validly existing as an exempted company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
2.2.2   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Subscriber against full payment for the Shares, in accordance with the terms of this Subscription Agreement and registered with the Company’s transfer agent, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights under the Company’s constitutive agreements (as in effect at

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such time of issuance) or the laws of the Cayman Islands and will be free and clear of any liens or other restrictions (other than (i) transfer restrictions hereunder and under other agreements entered into between the Company and the Subscriber, (ii) transfer restrictions under federal and state securities laws and (iii) liens, claims, or encumbrances imposed due to the actions of the Subscriber).
2.2.3   This Subscription Agreement has been duly authorized, validly executed and delivered by the Company and is the valid and binding obligation of the Company, is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions.
2.2.4   Assuming the accuracy of the Subscriber’s representations and warranties in Section 2.1, the execution, delivery and performance of this Subscription Agreement (including compliance by the Company with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Company Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity of the Shares or the legal authority or ability of the Company to consummate the issuance and sale of the Shares or to comply in all material respects with this Subscription Agreement.
2.2.5   Neither the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares.
2.2.6   Neither the Company nor any person acting on its behalf has conducted or will conduct any general solicitation or general advertising (as those terms are used in Regulation D of the Securities Act) in connection with the offer or sale of any of the Shares.
2.2.7   As of the date of this Subscription Agreement and as of immediately prior to the Transactions, the authorized share capital of the Company consists of 5,000,000 SPAC Preferred Shares, 500,000,000 SPAC Class A Ordinary Shares, and 50,000,000 SPAC Class B Ordinary Shares. All issued and outstanding ordinary shares of the Company have been duly authorized and validly issued, and upon receipt of the Applicable Purchase Price for the Shares, as fully paid, non-assessable and are not subject to preemptive or similar rights, except as set forth in the Business Combination Agreement. Except as set forth above and pursuant to the other Subscription Agreements, the Business Combination Agreement, any other transaction agreement executed or to be executed in connection therewith or as may occur as a result of the transactions contemplated hereby and thereby, there are no outstanding, and between the date hereof and the Closing, the Company will not issue, sell or cause to be outstanding any (a) shares, equity interests or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares or other equity interests or voting securities of the Company, (c) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Company to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of the Company to issue, any ordinary shares of the Company, or any other equity interests or voting securities in the Company or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting

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securities, (d) equity equivalents or other similar rights of or with respect to the Company, or (e) obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than as contemplated by the Business Combination Agreement, or any other transaction agreement executed or to be executed in connection therewith or as may occur as a result of the transactions contemplated hereby and thereby. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that have not been waived or annulled that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the closing of the Transactions.
2.2.8   Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 2.1, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Subscriber in the manner contemplated by this Subscription Agreement.
2.2.9   The Company has provided the Subscriber an opportunity to ask questions regarding the Company and made available to the Subscriber all the information reasonably available to the Company that the Subscriber has requested for deciding whether to acquire the Shares.
2.2.10   No Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 of the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1) of the Securities Act.
2.2.11   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, there is no (i) suit, claim, action, or proceeding before any governmental authority or arbitrator pending or, to the Company’s knowledge, threatened, or (ii) unsatisfied judgment or any open injunction of any governmental authority or arbitrator outstanding against the Company.
2.2.12   The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, the Company has not received any written communication from a governmental entity, exchange or self-regulatory organization that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
2.2.13   The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the United States Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) those required by the Nasdaq Stock Market LLC (“Nasdaq”), (iv) filings required to consummate the Transactions as provided under the Business Combination Agreement, and (v) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
2.2.14   There are no pending or, to the knowledge of the Company, threatened, actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or

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any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Subscription Agreement.
2.2.15   The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
2.2.16   The Company made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Company with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder and applicable to the SEC Documents. As of their respective dates, all SEC Documents required to be filed by the Company with the Commission prior to the date hereof complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no such representation or warranty with respect to the registration statement on Form F-4 to be filed by the Company with respect to the Transactions or any other information relating to Lavoro or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.3   New PubCo’s Representations, Warranties and Agreements.   To induce Subscriber to purchase the Subscribed Shares, New PubCo hereby represents and warrants to Subscriber and agrees with Subscriber, as of the date hereof and as of the Closing Date, as follows:
2.3.1   New PubCo has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands, with all requisite power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
2.3.2   Assuming the accuracy of the Subscriber’s representations in Section 2.1 hereof and the Company’s representations in Section 2.2, the execution, delivery and performance of this Subscription Agreement by New PubCo will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of New PubCo pursuant to the terms of any indenture, mortgage, charge, deed of trust, loan agreement, lease, license or other agreement or instrument to which New PubCo is a party or by which New PubCo is bound or to which any of the property or assets of New PubCo is subject, which would reasonably be expected to have a material adverse effect on New PubCo’s ability to perform its obligations pursuant to this Subscription Agreement (a “New PubCo Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of New PubCo or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over New PubCo or any of its properties that would reasonably be expected to have a New PubCo Material Adverse Effect.
2.3.3   Neither New PubCo, nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Subscribed Shares and

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neither New PubCo, nor any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.3.4   As of the date of this Subscription Agreement and as of immediately prior to the Transactions, the authorized share capital of New PubCo consists of 50,000 shares, $1.00 par value each. Except as set forth above and the Business Combination Agreement, any other transaction agreement executed or to be executed in connection therewith or as may occur as a result of the transactions contemplated hereby and thereby, there are no outstanding, and between the date hereof and the Closing, New PubCo will not issue, sell or cause to be outstanding any (a) shares, equity interests or voting securities of New PubCo, (b) securities of New PubCo convertible into or exchangeable for shares or other equity interests or voting securities of New PubCo, (c) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of New PubCo to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of New PubCo to issue, any ordinary shares of New PubCo, or any other equity interests or voting securities in New PubCo or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting securities, (d) equity equivalents or other similar rights of or with respect to New PubCo, or (e) obligations of New PubCo to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. There are no shareholder agreements, voting trusts or other agreements or understandings to which New PubCo is a party or by which it is bound relating to the voting of any securities of New PubCo, other than as contemplated by the Business Combination Agreement, or any other transaction agreement executed or to be executed in connection therewith or as may occur as a result of the transactions contemplated hereby and thereby. There are no securities or instruments issued by or to which New PubCo is a party containing anti-dilution or similar provisions that have not been waived or annulled that will be triggered by the issuance of the Shares that have not been or will not be validly waived on or prior to the closing of the Transactions.
2.3.5   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a New PubCo Material Adverse Effect, as of the date hereof there is no (i) suit, claim, action, or proceeding before any governmental authority or arbitrator pending or, to the knowledge of New PubCo, threatened, or (ii) unsatisfied judgment or any open injunction of any governmental authority or arbitrator outstanding against New PubCo.
2.3.6   New PubCo is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a New PubCo Material Adverse Effect. As of the date hereof, New PubCo has not received any written communication from a governmental entity, exchange or self-regulatory organization that alleges that New PubCo is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a New PubCo Material Adverse Effect.
2.3.7   New PubCo is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by New PubCo of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings with the Commission, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 5, (iv) those required by the Nasdaq, (v) filings required to consummate the Transactions as provided under the Business Combination Agreement, and (vi) filings, the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a New PubCo Material Adverse Effect.
2.3.8   No broker, finder or other financial consultant has acted on behalf of New PubCo in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.

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3.   Settlement Date and Delivery.
3.1   Closing.   The closing of the Subscription contemplated hereby (the “Closing”) shall occur substantially concurrently with, but on the date of, and immediately prior to the First Effective Time, the consummation of the Transactions. Upon not less than four (4) business days’ written notice from (or on behalf of) the Company to the Subscriber (the “Closing Notice”) that the Company reasonably expects all conditions to the closing of the Transactions to be satisfied, the Subscriber shall deliver to the Company, at least two (2) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Applicable Purchase Price by wire transfer of United States dollars in immediately available funds, to be held in escrow by the Company until the Closing, to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Shares in book-entry form. In the event the Closing does not occur on the Closing Date, the Company shall promptly (but not later than two (2) business days thereafter) return the Applicable Purchase Price to the Subscriber.
3.2   Mutual Conditions to Closing.   The parties’ obligations to effect the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the party entitled to the benefit thereof, on or prior to the Closing Date, of each of the following conditions:
3.2.1   No suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing in effect as of the Closing.
3.2.2   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting consummation of the transactions contemplated by this Subscription Agreement or the Transactions and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.
3.2.3   All specified waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.
3.3   Conditions to Closing of the Company and New PubCo.   The Company’s and New PubCo’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Company and New PubCo, on or prior to the Closing Date, of each of the following conditions:
3.3.1   All representations and warranties of the Subscriber and New PubCo (with respect to the Company) and of the Subscriber and the Company (with respect to New PubCo) contained in this Subscription Agreement shall be true and correct in all material respects when made and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.3.2   The Subscriber shall have performed, satisfied or complied in all material respects with all agreements and covenants required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.
3.3.3   All conditions precedent to the consummation of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the Transactions, but subject to satisfaction of such conditions as of the consummation of the Transactions).
3.4   Conditions to Closing of the Subscriber.   The Subscriber’s obligation to purchase the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Subscriber, on or prior to the Closing Date, of each of the following conditions:

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3.4.1   All representations and warranties of the Company and New PubCo contained in this Subscription Agreement shall be true and correct in all material respects when made and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect or New PubCo Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.4.2   The Company and New PubCo shall have performed, satisfied or complied in all material respects with all agreements and covenants required by this Subscription Agreement to be performed, satisfied or complied with by the Company and New PubCo at or prior to the Closing.
3.4.3   All conditions precedent to the consummation of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that (x) may only be satisfied at the consummation of the Transactions (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement and the Other Subscription Agreements), but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions, or (y) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).
3.4.4   No amendment, modification or waiver of the Business Combination Agreement (as the same exists on the date hereof as provided to the Subscriber) or any terms thereof shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement without having received the Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, that the foregoing condition shall not apply with respect to any amendment, modification or waiver of Section 9.1(h) of the Business Combination Agreement (or the effects thereof).
4.   Registration Rights.
4.1   New PubCo will use its commercially reasonable efforts to, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Date”), submit or file with the Commission a registration statement (the “Registration Statement”) registering the resale of the Shares (which for purposes of this Section 4 shall refer to the number of New PubCo Class A Ordinary Shares to be received by the Subscriber by virtue of the SPAC Merger 1 in respect of Subscriber’s Shares purchased from the Company pursuant to this Agreement) acquired by Subscriber pursuant to this Subscription Agreement which are eligible for registration (determined as of two (2) Business Days prior to such submission or filing) (the “Registrable Securities”), and New PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, further, that New PubCo’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to New PubCo such information as shall be reasonably requested by New PubCo to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as New PubCo may reasonably request that are customary of a selling stockholder in similar situations; provided, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. For purposes of clarification,

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any failure by New PubCo to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve New PubCo of its obligations to file or effect the Registration Statement as set forth above in this Section 4. For purposes of this Section 4, Registrable Securities shall include, as of any date of determination, the Shares and any other equity security of New PubCo issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission. Notwithstanding the foregoing, if the Commission prevents New PubCo from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission and (ii) the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders; and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, New PubCo shall amend the Registration Statement or file a new Registration Statement to register such Shares not included in the initial Registration Statement and shall use commercially reasonable efforts to have such amendment or Registration Statement to become effective as promptly as practicable.
4.2   At its expense, New PubCo shall:
4.2.1   except for such times as New PubCo is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which New PubCo determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following: (i) Subscriber ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for New PubCo to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) two (2) years from the date of effectiveness of the Registration Statement. The period of time during which New PubCo is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;
4.2.2   during the Registration Period, use its best efforts to advise Subscriber as promptly as practicable:
(a)   when a Registration Statement or any post-effective amendment thereto has become effective;
(b)   after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(c)   of the receipt by New PubCo of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, New PubCo shall not, when so advising Subscriber of such events described in Section 4.2.2 above, provide Subscriber with any material, nonpublic information regarding New PubCo other than to the extent that providing

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notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding New PubCo;
4.2.3   during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
4.2.4   during the Registration Period, upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as New PubCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, New PubCo shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5   during the Registration Period, use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which New PubCo’s ordinary shares are then listed.
4.3   Notwithstanding anything to the contrary in this Subscription Agreement, New PubCo shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof (i) as New PubCo may determine to be necessary in connection with (a) the preparation and filing of a post-effective amendment to the Registration Statement following the filing of New PubCo’s Annual Report on Form 20-F or (b) in order for the Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, or (ii) if the filing, effectiveness or continued use of any Registration Statement would require New PubCo to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of New PubCo, after consultation with counsel to New PubCo (a) would not be required to be made at such time if the Registration Statement were not being filed, (b) New PubCo has a bona fide business purpose for not making such information public, or (c) would be seriously detrimental to New PubCo and the majority of New PubCo’s board of directors conclude as a result that it is essential to defer such filing or (iii) if such delay or suspension arises out of, or is a result of, or is related to any statement or communication that relates to changes to historical accounting policies of New PubCo in connection with any order, directive, guideline, comment or recommendation from the Commission that is applicable to New PubCo or other accounting matters, or any related disclosure or other matters (each such circumstance, a “Suspension Event”); provided, however, that New PubCo may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from New PubCo of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which New PubCo agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by New PubCo that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by New PubCo except as required by law. If so directed by New PubCo, Subscriber will deliver to New PubCo or, in Subscriber’s sole discretion

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destroy, all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
4.4   The parties agree that:
4.4.1   New PubCo shall indemnify and hold harmless, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), its officers, directors, agents and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket costs and expenses (including, without limitation, any reasonable and documented outside attorneys’ fees of one (1) law firm) (collectively, “Losses”), that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement (or incorporated by reference therein), prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to New PubCo by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 4.4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of New PubCo (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall New PubCo be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by New PubCo in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by New PubCo, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 4.3 hereof. New PubCo shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4.4.1 of which New PubCo is aware.
4.4.2   In connection with any Registration Statement in which the Subscriber is participating, the Subscriber shall furnish (or cause to be furnished) to New PubCo in writing such information as New PubCo reasonably requests for use in connection with any such Registration Statement or prospectus, and Subscriber agrees, severally and not jointly with any person that is a party to the other Subscription Agreements, to indemnify and hold harmless, to the extent permitted by law, New PubCo, its directors, officers, agents and each person who controls New PubCo (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) against any and all Losses that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4.4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber

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upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
4.4.3   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.4.4   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
5.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (iii) on the Outside Date (as defined in the Business Combination Agreement); provided, that, subject to the limitations set forth in Section 8, nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscriber of the termination of the Business Combination Agreement reasonably promptly after the termination of such agreement.
6.   Miscellaneous.
6.1   Further Assurances; Reliance; Additional Information.
6.1.1   Each of the Subscriber and the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described herein.
6.1.2   The Subscriber acknowledges that the Company, New PubCo, Lavoro and others (including the Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Subscriber contained in this Subscription Agreement. Prior to the Closing, the Subscriber agrees to promptly notify the Company and Lavoro if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. Each of the Subscriber, the Company, New PubCo, Lavoro and the Placement Agent is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

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6.1.3   The Company may request from the Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of the Subscriber to acquire the Shares, and the Subscriber shall provide such information as may be reasonably requested, in each case to the extent within the Subscriber’s possession and control or otherwise readily available to the Subscriber; provided that the Company and New PubCo agree to keep confidential any such information provided by Subscriber, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. Subscriber acknowledges that the Company and New PubCo may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of the Company and New PubCo.
6.2   Expenses.   Each of the parties hereto shall pay all of its own respective expenses in connection with this Subscription Agreement and the transactions contemplated herein (it being understood that all expenses related to the Registration Statement are for the account of New PubCo to the extent provided in Section 4).
6.3   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)
if to the Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)
if to the Company, to:

TPB Acquisition Corp I
1 Letterman Drive
Suite A3-1
San Francisco, CA 94129
Attention: David Friedberg
Email: [***]
      [***]
  with a required copy (which copy shall not constitute notice) to:
Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attention: Rachel Proffitt, Peter Byrne, Kristin VanderPas
Email: [***]
      [***]
      [***]
(iii)
if to New PubCo, to:

Lavoro Limited
Av. Dr. Cardoso de Melo, 1450, 5th floor, office 501
São Paulo — SP, 04548-005, Brazil
Attention: Laurence Beltrão Gomes
Email: [***]
  with a required copy (which copy shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Manuel Garciadiaz
Email: [***]

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6.4   Entire Agreement.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
6.5   Modifications and Amendments.   This Subscription Agreement may not be amended, modified or supplemented except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or supplement is sought (and in those cases where the New PubCo’s consent is required, also signed by Lavoro).
6.6   Waivers and Consents.   The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Subscription Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
6.7   Assignment.   Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of the Company and New PubCo; provided that Subscriber’s rights and obligations hereunder may be assigned to (i) any affiliate or manager, as applicable of the Subscriber, (ii) one or more funds or accounts managed by the same investment manager as Subscriber, without the prior consent of the Company and New PubCo, or (iii) to any person approved in writing by New PubCo and the Company (such approval not to be unreasonably withheld or delayed) in connection with any syndication or similar arrangement by the Subscriber, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.
6.8   Benefit.   This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in the last sentence of this Section 6.8 or as otherwise provided herein, this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.
6.9   Governing Law.   This Subscription Agreement, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the Cayman Islands regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.
6.10   Consent to Jurisdiction; Waiver of Jury Trial.   Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal courts of the United States of America or the courts of the State of New York, in each case located in the City of New York and the County of New York, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason;

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(ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3. Notwithstanding the foregoing in this Section 6.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.11   Severability.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
6.12   No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.13   Specific Performance.   The parties hereto agree that each of the parties would suffer irreparable damage if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms, or this Subscription Agreement was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that each of the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.9, this being in addition to any other remedy to which any party hereto is entitled at law, in equity, in contract, in tort or

F-19

otherwise, including money damages. The right to specific enforcement shall include the right of the Company and New PubCo to cause the Subscriber to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.13 is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The parties acknowledge and agree that this Section 6.13 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
6.14   Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Subscription Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby shall survive the Closing until the expiration of any statute of limitations pursuant to applicable law or in accordance with their respective terms, if a shorter period. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereto as set forth herein shall survive the consummation of the Transactions and remain in full force and effect.
6.15   No Broker or Finder.   Except with respect to the Placement Agent (which has been engaged by the Company in connection with this Subscription), each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the other party hereto. Each of the parties hereto agrees to indemnify and save the other party hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
6.16   Headings and Captions.   The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
6.17   Counterparts.   This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
6.18   Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.
6.19   Mutual Drafting.   This Subscription Agreement is the joint product of the Subscriber and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

F-20

7.   Disclosure.   The Subscriber hereby acknowledges that the terms of this Subscription Agreement will be disclosed by the Company in a Current Report on Form 8-K filed with the Commission on or after the date hereof and a form of this Subscription Agreement will be filed with the Commission as an exhibit thereto.
8.   Trust Account Waiver.   The Subscriber acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated August 10, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public shareholders and the underwriters of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.
[Signature Page Follows]

F-21

IN WITNESS WHEREOF, each of the Company, New PubCo and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
TPB ACQUISITION CORPORATION I
By:

Name:
David Friedberg

Title:
Chief Executive Officer

[Signature Page to Subscription Agreement]

LAVORO LIMITED
By:

Name:
Daniel Fisberg

Title:
Director

By:

Name:
Peter Estermann

Title:
Director

[Signature Page to Subscription Agreement]

SUBSCRIBER:
Signature of the Subscriber:	Signature of Joint Subscriber, if applicable:
By:	By:
Name: Title:	Name: Title:
Date:
Name of the Subscriber:	Name of Joint Subscriber, if applicable:
(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of the Subscriber listed directly above):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
The Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Shares issued in the Subscription:
Applicable Purchase Price: $ .
You must pay the Applicable Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Company in the Closing Notice.
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.
☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***
B.
ACCREDITED INVESTOR STATUS (Please check the box if applicable):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐ We are not a natural person.

*** AND ***
C.
AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
This page should be completed by the Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”
☐
Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐
Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐
Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐
Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐
Any director, executive officer, or general partner of the Issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that Issuer;

☐
Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D;

☐
Any entity in which all of the equity owners are “accredited investors”;

☐
Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status, such as a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82) and an Investment Adviser Representative license (Series 65);

☐
Any “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 which was not formed for the purpose of investing in the Issuer, has assets under management in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

☐
Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office, whose prospective investment in the Issuer is directed by such family office, and such family office is one (i) with assets under management in excess of $5,000,000, (ii) that was not formed for the specific purpose of investing in the Issuer, and (iii) whose prospective investment in the Issuer is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of such prospective investment.

Annex G
September 14, 2022
TPB Acquisition Corporation I
1 Letterman Drive, Suite A3-1
San Francisco, CA 94129
Lavoro Limited
Av. Dr. Cardoso de Melo, 1450, 5th floor, office 501
São Paulo — SP, 04548-005, Brazil
Lavoro Agro Limited
Av. Dr. Cardoso de Melo, 1450, 5th floor, office 501
São Paulo — SP, 04548-005, Brazil
Re:
Amendment to Sponsor Letter Agreement (the “Letter Agreement”), dated August 13, 2021, among TPB Acquisition Corporation I, TPB Acquisition Sponsor I, LLC and the Company’s officers and directors

Ladies and Gentlemen:
This amendment to the Letter Agreement (this “Amendment”) is being delivered, pursuant to Section 12 of the Letter Agreement, in connection with that certain Business Combination Agreement, dated as of the date hereof, by and among Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Lavoro Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Lavoro Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Lavoro Merger Sub III Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Lavoro”), and TPB Acquisition Corporation I, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”) (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.
Now in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.
Section 3 of the Letter Agreement is hereby deleted and replaced in its entirety with the following, and the Sponsor hereby consents to the transactions contemplated by the Business Combination Agreement and the Transaction Agreements in accordance with Section 3 of the Letter Agreement:

3. Voting and Anti-Dilution Rights.
(a)
Sponsor agrees that if the Company seeks shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Agreements (as defined in the Business Combination Agreement), Sponsor shall not redeem any Founder Shares owned by it in connection with shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Document, including any amendments to the SPAC Governing Documents (as defined in the Business Combination Agreement) (the “Proposed Transaction”).

(b)
Prior to the earlier of (x) date on which the Letter Agreement, as amended, is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the holders of SPAC Shares (as defined in the Business Combination Agreement) (the “SPAC Shareholders”), and in each written consent or resolutions of any of the SPAC Shareholders in which Sponsor is entitled to vote or consent, Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of the Company over which Sponsor has voting power (i) in favor of, and to adopt, the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Business Combination Agreement, the Transaction Documents and the transactions contemplated thereby to the extent required for the Company to carry out its obligations thereunder and (iii) in opposition to: (A) any SPAC Business Combination Transaction (as defined in the Business Combination Agreement) and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of the Company to consummate the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement and the transactions contemplated thereby or (B) any other action, proposal, transaction or agreement involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or would reasonably be expected to result in (y) any breach of any representation, warranty, covenant, obligation or agreement of the Company in the Business Combination Agreement or any Transaction Agreement or (z) any of the conditions to the Company’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.
(c)
Sponsor agrees not to deposit, and to cause its affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by New PubCo and the Company in connection with the Business Combination Agreement, the Transaction Agreements or the transactions contemplated thereby.

(d)
Sponsor agrees, except as contemplated by the Business Combination Agreement or any Transaction Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the U.S. Securities and Exchange Commission (the “SEC”)) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of the Company in connection with any vote or other action with respect to transactions contemplated by the Business Combination Agreement or any Transaction Agreement, other than to recommend that the SPAC Shareholders vote in favor of the adoption of the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 3).

(e)
Sponsor agrees that during the Voting Period it shall not, without the Company’s and New PubCo’s prior written consent, (i) make or attempt to make any Transfer of Founder Shares that would not be permitted pursuant to this Letter Agreement; (ii) grant any proxies or powers of attorney with respect to any or all of the Founder Shares; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s ability to perform its obligations under this Section 3. The Company hereby agrees to reasonably cooperate with the Company in enforcing the Transfer restrictions set forth in this Section 3.

(f)
During the Voting Period, Sponsor agrees to provide to New PubCo, the Company and their respective Representatives any information regarding Sponsor or the Founder Shares that is reasonably requested by New PubCo, the Company or their respective Representatives and required in order for the Company, New PubCo, Lavoro, First Merger Sub or Second Merger Sub to comply with Sections 8.1, 8.2, 8.3, 8.4(b), 8.5, 8.8, 8.9 and 8.11 of the Business Combination Agreement. To the extent required by applicable Legal Requirements (as defined in the Business Combination Agreement), Sponsor hereby authorizes the Company and New PubCo to publish and disclose in any announcement or disclosure required by the SEC, the Nasdaq Capital Market or the Registration Statement (as defined in the Business

Combination Agreement) (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of Founder Shares and the nature of Sponsor’s commitments and agreements under this Letter Agreement, the Business Combination Agreement and any other Transaction Agreements; provided that such disclosure is made in compliance with the provisions of the Business Combination Agreement.
2.
Section 5 of the Letter Agreement is hereby deleted and replaced in its entirety with the following:

(a)
Vesting Founder Shares.   Subject to, and conditioned upon the Third Effective Time (as defined in the Business Combination Agreement), Sponsor agrees that two-thirds (3,006,050) of the Founder Shares shall be deemed to be “Vesting Founder Shares” and the remaining one-third (1,503,024) of the Founder Shares shall be deemed to be “Retained Founder Shares”. Subject to, and conditioned upon the occurrence of and effective immediately after the Third Effective Time, the Vesting Founder Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Letter Agreement. The Vesting Founder Shares shall vest and, except as otherwise provided in this Section 5, shall become free of the provisions set forth in this Section 5 as follows:

i.
with respect to one-half of the Vesting Founder Shares (i.e., 1,503,025 Founder Shares) (the “12.50 Vesting Founder Shares”), if at any time during the 3-year period following the Closing Date (the end of such period, the “Vesting Release Date”), the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period, then the 12.50 Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 5(a);

ii.
with respect to one-half of the Vesting Founder Shares (i.e., 1,503,024 Founder Shares) (the “15.00 Vesting Founder Shares”), if at any time prior to the Vesting Release Date, the closing share price of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period, then the 15.00 Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 5(a).

iii.
If the Vesting Release Date occurs on a day that is not a trading day, then the “Vesting Release Date” shall for all purposes of this Sponsor Letter Agreement be deemed to occur on the next following Trading Day. Any Vesting Founder Shares that have not vested in accordance with Sections 5(a)(i)-(ii) on or before the Vesting Release Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Vesting Release Date.

iv.
The New PubCo Ordinary Share price targets in Sections 5(a)(i)-(ii) shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the Third Effective Time.

v.
If, prior to the Vesting Release Date, there is a Liquidation Event (as defined below), then the Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 5 effective as of immediately prior to the consummation of such Liquidation Event, or otherwise treated as so issued in connection therewith, so as to ensure that the Sponsor shall receive such Vesting Founder Shares, and all proceeds thereof, in connection with such Liquidation Event.

vi.
At any time prior to the Vesting Release Date, the Sponsor agrees that it shall not Transfer any Vesting Founder Shares except as otherwise permitted pursuant to Section 5(c) below, and the Vesting Founder Shares shall include customary transfer legends on any certificates for the Vesting Founder Shares reflecting such restriction. At the time that any Vesting Founder Shares become vested pursuant to this Section 5(a), New PubCo shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Vesting Founder Shares related to such vesting

(other than, for the avoidance of doubt, those that relate to any applicable and then-existing transfer restrictions applicable during the Lock-Up Period with respect to such Vesting Founder Shares pursuant this Sponsor Letter Agreement, the Business Combination Agreement or any other Transaction Agreements).
vii.
The Sponsor shall not, and hereby waives any right to, vote (whether at any meeting of the holders of New PubCo Ordinary Shares, by written resolution or otherwise) the Vesting Founder Shares owned by it during any period of time that such Vesting Founder Shares are subject to vesting pursuant to the terms of this Section 5.

viii.
Any dividends or other distributions paid with respect to the Vesting Founder Shares during any period of time that such Vesting Founding Shares are subject to vesting pursuant to the terms of this Section 5 shall be deposited by New PubCo for the benefit of the Sponsor in a separate account held and maintained solely for the benefit of Sponsor (the “Escrow Account”), subject to the terms and conditions of that certain Escrow Agreement to be entered into by and between the parties hereto in form and substance attached as Exhibit A (the “Escrow Agreement”). The parties agree that for U.S. federal, state and local tax purposes, Sponsor is the owner of the Vesting Founder Shares and the Escrow Account, and in furtherance of the foregoing, Sponsor will be treated as the recipient of (A) any dividends or other distributions paid with respect to the Vesting Founder Shares (“Dividends”) and (B) any interest or other income or gains earned with respect to amounts held in the Escrow Account (“Escrow Income”), whether or not ultimately distributed from the Escrow Account to Sponsor. Upon the vesting of any Vesting Founder Shares pursuant to this Section 5, New PubCo shall instruct the escrow agent to release any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares to Sponsor. In the event that any Vesting Founder Shares are forfeited pursuant to the terms of this Section 5, then any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares forfeited pursuant to this Section 5 shall be distributed from the Escrow Account to the Company, such payment to be made in the manner set forth in the Escrow Agreement. For the avoidance of doubt, no tax reporting shall be required in respect of the release of all or a portion of any amounts from the Escrow Account to Sponsor, and Sponsor shall be responsible for paying taxes (including any penalties and interest thereon) on all taxable Dividends and any Escrow Income, and for filing all necessary tax returns with respect to such income.

ix.
Except as otherwise provided in this Sponsor Letter Agreement, the Sponsor shall retain all of its rights as a shareholder of New PubCo with respect to the Vesting Founder Shares owned by it during any period of time that such shares are subject to vesting pursuant to the terms of this Section 5(a).

x.
Notwithstanding the expiration of any Lock-Up Period with respect to any Vesting Founder Shares, such Vesting Founder Shares shall remain subject to any applicable restrictions set forth in Section 5 until vested or forfeited in accordance with the terms of this Section 5.

(b)
The Sponsor and the Insiders agree that they shall not Transfer: (i) any Founder Shares until 24 months after the completion of the Closing (the “Founder Shares Lock-Up”); and (ii) any Private Placement Warrants (or any New PubCo Ordinary Shares underlying the Private Placement Warrants) until 30 days after the completion of the Closing (the “Private Placement Warrants Lock-Up”, together with the Founder Shares Lock-Up, the “Lock-Up”). Notwithstanding the foregoing, (i) 50% of the Founder Shares shall be released from the Lock-Up 12 months subsequent to the Closing Date, (ii) an additional 25% of the Founder Shares (i.e. totaling an aggregate of 75% of the Founder Shares) shall be released from the Lock-Up 18 months subsequent to the Closing Date, and (iii) the remaining 25% of the Founder Shares (i.e. totaling an aggregate of 100% of the Founder Shares) shall be released from the Lock-Up 24 months subsequent to the Closing Date. For clarity, any shares acquired pursuant to that certain Subscription Agreement shall not be bound by the Lock-Up. The Lock-Up shall terminate and be of no further force or effect upon the date of a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving New PubCo upon the consummation of which holders of New PubCo Ordinary Shares would be entitled to exchange their New PubCo Ordinary Shares for cash, securities or other property following the Closing (a “Liquidation Event”).
(c)
Notwithstanding the provisions set forth in paragraphs 5(a)-(b), Transfers of Founder Shares or Private Placement Warrants (or any New PubCo Ordinary Shares underlying the Private Placement Warrants) subject to the Lock-Up (the “Lock-Up Securities”) are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a Business Combination at prices no greater than the price at which the Lock-Up Securities, or Ordinary Shares, as applicable, were originally purchased; (vi) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (vii) to the Company for no value for cancellation in connection with the consummation of an initial Business Combination, (viii) in the event of the Company’s liquidation prior to the completion of a Business Combination; (ix) in connection with a pledge of Lock-Up Securities to a financial institution, including the enforcement of any such pledge by a financial institution; and provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

3.
Effective as of immediately prior to, and conditioned upon the occurrence of, the Closing (as defined in the Business Combination Agreement), Section 8 of the Letter Agreement shall be deleted in its entirety and shall be of no further force and effect

4.
Each Insider hereby acknowledges that it has read the Business Combination Agreement and this Amendment and has had the opportunity to consult with its tax and legal advisors. Each Insider hereby agrees that such Insider shall be bound by and comply with Sections 8.10 (No Solicitation) and 8.4 (Confidentiality; Communications Plan; Access to Information) of the Business Combination Agreement (and any relevant defined terms contained in any such Sections) as if such Insider was an original signatory to the Business Combination Agreement with respect to such provisions.

5.
Contingent upon and effective as of the Third Effective Time (as defined in the Business Combination Agreement), pursuant to Section 17.4 of the SPAC Governing Documents, the Sponsor, in its capacity as holder of one hundred percent (100%) of the Founder Shares, and subject to the last sentence of this Section 3, hereby irrevocably and unconditionally waives and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the SPAC Governing Documents), including those rights that would otherwise apply pursuant to Section 17.3 of the SPAC Governing Documents as a result of the issuance of New PubCo Ordinary Shares (as defined in the Business Combination Agreement) in connection with the transactions contemplated by the Business Combination Agreement or any Transaction Agreement pursuant to the PIPE Investment (as defined in the Business Combination Agreement) such that the New PubCo Ordinary Shares issued pursuant to the PIPE Investment are excluded from the determination of the number of New PubCo Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the SPAC Governing Documents. For the avoidance of doubt, the foregoing waiver and agreement does not include the Sponsor’s rights under Section 17.8 of the SPAC Governing Document, which provides that in no event may any Founder Share convert into New PubCo Ordinary Shares at a ratio that is less than one-for-one.

6.
On the Closing Date, the Sponsor shall deliver to New PubCo a duly executed copy of the A&R Registration Rights Agreement (as defined in the Business Combination Agreement), in substantially the form attached as Exhibit D to the Business Combination Agreement.

7.
In the event of any equity dividend or distribution, or any change in the equity interests of the Company or New PubCo by reason of any equity dividend or distribution, equity split, reverse stock-split, consolidation of shares, recapitalization, combination, conversion, exchange of equity interests or the like, the terms “Founder Shares,” “Private Placement Warrants” and “Warrants” shall be deemed to refer to and include the Founder Shares, Private Placement Warrants and Warrants, as the case may be, as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares, Private Placement Warrants or Warrants, respectively, may be changed or exchanged or which are received in such transaction (including the New PubCo Ordinary Shares into which such shares are converted and the warrants to purchase New PubCo Ordinary Shares into which such warrants are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement or any Transaction Agreement).

8.
References to “Founder Shares Lock-Up Period” in the Letter Agreement are hereby deleted and replaced with “Lock-Up Period”.

9.
Each Insider hereby irrevocably and unconditionally agree that, if any amounts are outstanding under any Working Capital Loan extended to the Company or any Subsidiary of the Company by any Insider as of the Closing, then, notwithstanding the terms of any promissory note or other document evidencing such Working Capital Loan or any other agreement or contract to which the Company or an Insider is bound, except as otherwise consented to by New PubCo, the Company shall repay such outstanding amounts to such Insider at the Closing solely in cash, and such Insider shall not require, and hereby waives any right to require, any portion of such repayment to occur in the form of SPAC Shares, New PubCo Ordinary Shares or any other form.

10.
Except as expressly amended, modified and/or supplemented by this Amendment, all terms, conditions and provisions of the Letter Agreement are and will remain in full force and effect and as hereby amended are hereby ratified and confirmed by the parties to the Letter Agreement and this Amendment in all respects, including, for the avoidance of doubt, Section 4(b) of the Letter Agreement. From and after the date of this Amendment, New PubCo and Lavoro shall be parties to the Letter Agreement for all purposes thereof as if an original signatory thereof and shall have all the rights and entitlements of the “Company” thereunder.

11.
In the event of any inconsistency or conflict between the terms and provisions of the Letter Agreement, on the one hand, and this Amendment, on the other hand, the terms and provisions of this Amendment shall govern and control.

12.
The provisions contained in Sections 9 (Termination), 12 (Entire Agreement), 13 (Assignment), 14 (Counterparts), 15 (Effect of Headings), 16 (Severability), 17 (Governing Law), and 18 (Notices) of the Letter Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

13.
Each Insider hereby represents and warrants to the Company and New PubCo that:

(a)   Each Insider holds good, valid and marketable title to the Equity Interests set forth opposite such Insider’s name on Schedule A, free and clear of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind except as set forth in Schedule A.
(b)   Each Insider has full power and authority (including any spouse consent) to enter into this Amendment, and this Amendment, assuming the due authorization, execution and delivery of this Amendment by all other parties, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c)   Neither the execution and delivery of this Amendment by the Insider nor the performance of the Insider’s obligations hereunder (i) violates any provision of any Legal Requirements applicable to the Insider, (ii) would, directly or indirectly, result in any breach of any provision of the such Insider’s Governing Documents, (iii) conflicts with, result in a breach under or give rise to any right of termination of any document, agreement or instrument to which the Insider is a party, or (iv) result in the creation or imposition of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind upon the Equity Interests except as disclosed on Schedule A.
(d)   No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or any other governmental authority, instrumentality, agency or commission or any third party (including a party to any agreement with the Insider), is required by or with respect to the delivery of this Amendment and the consummation of the transactions contemplated hereby.
(e)   The Insider is the beneficial and record owner of the Equity Interests set forth next to the Insider’s name on Schedule A. The Equity Interests collectively constitute 100% of the Insider’s interest in the Company and the Insider does not own, beneficially or of record, any other equity, equity-linked or similar securities of the Company or any of its Subsidiaries or have the right to acquire any equity, equity-linked or similar securities of the Company or any of its Subsidiaries. The Insider acknowledges that the Insider’s execution and delivery of this Amendment in respect of such Equity Interests held by such Insider is a material inducement to New PubCo’s willingness to enter into and consummate the transactions contemplated by the Business Combination Agreement. By executing this Amendment, each Insider further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any person, with respect to any of the Equity Interests except as disclosed on Schedule A. The Insider has the sole right to vote (and provide consent in respect of, as applicable) the Equity Interests set forth next to the Insider’s name on Schedule A and, except for this Amendment, the Business Combination Agreement and as disclosed on Schedule A, the Insider is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Insider to Transfer any of the Equity Interests or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Equity Interests.
(f)   There is no Legal Proceeding pending or, to the Insider’s knowledge, threatened against or involving the Insider or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Insider to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Amendment in any material respect.
(g)   There is no Order or Legal Requirement issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition relating to the Insider or any of its Affiliates that could reasonably be expected to adversely affect the ability of the Insider to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Amendment in any material respect.
(h)   The Insider, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Lavoro and New PubCo and the transactions contemplated by this Amendment, the Business Combination Agreement and the other Transaction Agreements and (ii) it has been furnished with or given access to such documents and information about Lavoro and New PubCo and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Amendment or the other Transaction Agreements to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(i)   In entering into this Amendment and the other Transaction Agreements to which it is or will be a party, the Insider has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Transaction Agreements to which it is or will be a party and no other representations or warranties of the Company or New PubCo (including, for the avoidance of doubt, none of the representations or warranties of the Company or New PubCo set forth in the Business Combination Agreement or any other Transaction Agreement) or any other Person, either express or implied, and the Insider, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Amendment or in the other Transaction Agreements to which it is or will be a party, none of the Company or New PubCo or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Amendment, the Business Combination Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.
[Signature Pages Follow]

Sincerely,
TPB ACQUISITION SPONSOR I, LLC
By:
/s/ David Friedberg

Name:
David Friedberg

Title:
Manager

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:
TPB ACQUISITION CORPORATION I
By:
/s/ David Friedberg

Name:
David Friedberg

Title:
Chief Executive Officer

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:
DIRECTORS AND OFFICERS OF TPB ACQUISITION CORPORATION I
/s/ David Friedberg

David Friedberg
/s/ William Hauser

William Hauser
/s/ Bharat Vasan

Bharat Vasan
/s/ Kerry Whorton Cooper

Kerry Whorton Cooper
/s/ Neil Renninger

Neil Renninger
/s/ April Underwood

April Underwood

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:
LAVORO AGRO LIMITED
By:
/s/ Ruy Marcos Laguna Cunha

Name:
Ruy Marcos Laguna Cunha

Title:
Director

By:
/s/ Laurence Beltrão Gomes

Name:
Laurence Beltrão Gomes

Title:
Chief Financial Officer

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:
LAVORO LIMITED
By:
/s/ Daniel Fisberg

Name:
Daniel Fisberg

Title:
Director

By:
/s/ Peter Estermann

Name:
Peter Estermann

Title:
Director

[Signature Page to Amendment to Letter Agreement]

Exhibit A
Escrow Agreement

Annex H
AMENDED AND RESTATED REGISTRATION AGREEMENT
This Amended and Restated Registration Rights Agreement (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo” or the “Company”), TPB Acquisition Corporation I, a Cayman Islands exempted company (the “SPAC”), TPB Acquisition Sponsor I, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the SPAC, the Sponsor and certain other parties are party to that certain Registration Rights Agreement, dated as of August 13, 2021 (the “Original RRA”);
WHEREAS, the Company, the SPAC, Lavoro Agro Cayman, an exempted company incorporated with limited liability in the Cayman Islands (“Lavoro”), and certain other parties entered into that certain Business Combination Agreement, dated as of [•], 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the parties to the Business Combination Agreement are consummating the business combination involving Lavoro contemplated thereunder (the “Business Combination”);
WHEREAS, as a result of the transactions contemplated in the Business Combination Agreement, the Company has                 Class A ordinary shares, par value $0.001 per share (the “Ordinary Shares”), issued and outstanding;
WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the SPAC and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof;
WHEREAS, the Sponsor and the other parties hereto desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Original RRA is hereby amended and restated in its entirety, as of and contingent upon the closing of the Business Combination, as follows:
ARTICLE 1
DEFINITIONS
1.1.   Definitions.   The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 5.15.
“Additional Holder Ordinary Shares” shall have the meaning given in Section 5.15.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall have the meaning given in the Recitals.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Company” shall have the meaning given in the Preamble.
“Closing” shall have the meaning given in the Business Combination Agreement.
“Closing Date” shall have the meaning given in the Business Combination Agreement.
“Demanding Holder” shall have the meaning given in subsection 2.2.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form F-1 Shelf” shall have the meaning given in subsection 2.1.1.
“Form F-3 Shelf” shall have the meaning given in subsection 2.1.1.
“Founder Shares” shall mean the Class B Ordinary Shares and shall be deemed to include the Ordinary Shares issuable upon conversion thereof (including the securities of the Company into which the Founder Shares are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement).
“Holders” shall have the meaning given in the Preamble.
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.2.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Ordinary Shares” shall have the meaning given in the Recitals hereto.
“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the lock-up period under the Sponsor Letter Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Private Placement Warrants” shall have the meaning given in the Original RRA (including the securities of the Company into which the Private Placement Warrants are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement).
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any Ordinary Shares issued or issuable upon the exercise of any other security of the Company (including the Private Placement Warrants) held by a Holder as of immediately following the Closing, (b) any Ordinary Shares or any other equity security of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the

Commission) (“Rule 144”)) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Ordinary Shares and (d) any other equity security of the Company issued or issuable with respect to any such Ordinary Share referenced in clauses (a), (b) or (c) by way of a share capitalization, share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, amalgamation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations, including as to manner or timing of sale); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; provided, further, that notwithstanding anything to the contrary in this Agreement, no Ordinary Shares received by a Holder as a result of the conversion of any class A ordinary shares, par value $0.0001 per share, of SPAC subscribed for pursuant to a PIPE Investment (as defined in the Business Combination Agreement) shall be deemed to constitute Registrable Securities hereunder (for the avoidance of doubt, such Ordinary Shares shall instead benefit from the registration rights, if any, provided for under the agreement(s) relating to such PIPE Investment(s)).
“Registration” shall mean a registration effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration incurred by the Company, including, without limitation, the following:
(A)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B)
fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)
printing, messenger, telephone and delivery expenses;

(D)
reasonable fees and disbursements of counsel for the Company;

(E)
reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)
reasonable fees and expenses of one (1) U.S. legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall have the meaning given in the Recitals hereto.
“Sponsor Letter Agreement” shall mean that certain letter agreement, dated as of August 13, 2021, by and between the Company, the Sponsor and the Insiders, as amended.
“Sponsor Director” means an individual elected to the Board that has been nominated by the Sponsor pursuant to this Agreement.
“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.
“Takedown Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.2.1.
ARTICLE 2
REGISTRATIONS AND OFFERINGS
2.1.   Shelf Registrations.
2.1.1.   Filing.   Within 30 calendar days following the Closing Date, the Company shall use commercially reasonable efforts to submit to or file with the Commission a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any outstanding Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as practicable after the Company is eligible to use Form F-3. In no event shall a Holder be identified as a statutory underwriter in a Registration Statement unless requested by the Commission. The Company’s obligation under this subsection 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2.   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this subsection 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3.   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of one or more Holders holding, individually or collectively, at least 10% of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered once per calendar for the Sponsor.
2.2.   Underwritten Shelf Takedowns.
2.2.1.   Requests for Underwritten Shelf Takedowns.   At any time and from time to time after a Shelf has been declared effective by the Commission, the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holders, in the aggregate, with a total offering price (including piggyback Registrable Securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $30,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least 24 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such Takedown Requesting Holder (including to those set forth herein). Subject to subsection 2.5.4, the Company shall have the right to select the Underwriter or Underwriters for such Underwritten Shelf Takedown (which shall consist of one or more reputable nationally recognized investment banks), subject to the majority-in-interest of the Demanding Holders’ approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this subsection 2.2.1 in any twelve (12)-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effectuate any Underwritten Offering pursuant to any then effective Registration Statement, including a Form F-3, that is then available for such offering
2.2.2.   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Takedown Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Demanding Holders that can be sold without exceeding the Maximum Number of Securities, determined pro rata based on the respective number of Registrable Securities that each Demanding Holder has so requested to be included in such Underwritten Shelf Takedown; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities, determined Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown.
2.2.3.   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of subsection 2.2.1, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.2.3 (other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 2.2.3).
2.3.   Piggyback Registration.
2.3.1.   Piggyback Rights.   Subject to subsection 2.5.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto, (iii) for an offering of debt that is convertible into equity securities of the Company (iv) for a dividend reinvestment plan, (v) for a Block Trade or (vi) for an Other Coordinated Offering, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than 10 days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such registered offering a “Piggyback Registration”). Subject to subsection 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by the Company.
2.3.2.   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares or other equity securities that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration or registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which a Registration or registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)   If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to subsection 2.3.1 hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, pro rata, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to subsection 2.3.1 hereof, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c)   if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.2, then the Company shall include in any such Registration or registered offering securities in the priority set forth in subsection 2.2.2.
2.3.3.   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.2.3) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.
2.4.   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.5.   Block Trades; Other Coordinated Offerings.
2.5.1.   Notwithstanding any other provision of this Article 2, but subject to Section 3.4, at any time and from time to time when an effective Form F-3 Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow” (including without limitation a same day trade, overnight trade or similar transaction) off of such Form F-3 Shelf, an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering off of such Form F-3 Shelf through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $30,000,000 in the aggregate, net of underwriting discounts and commissions or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, provided that the total offering price is reasonably expected to exceed $30,000,000 in the aggregate, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least three Business Days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.5.2.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw from a Block Trade or Other Coordinated Offering for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Block Trade or Other Coordinated Offering g. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Block Trade or Other Coordinated Offering prior to a withdrawal under this subsection 2.5.2
2.5.3.   Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.5.4.   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.5.5.   Demanding Holders in the aggregate may demand no more than two Block Trades or Other Coordinated Offerings pursuant to this Section 2.5 in any 12-month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.5 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to subsection 2.2.1 hereof.
ARTICLE 3
COMPANY PROCEDURES
3.1.   General Procedures.   If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:
3.1.1.   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;
3.1.2.   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3.   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);
3.1.4.   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable

Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5.   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6.   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7.   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8.   at least three days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9.   notify the Holders of Registrable Securities at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;
3.1.10.   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11.   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such Underwriters, broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12.   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13.   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14.   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated by the Commission then in effect);
3.1.15.   with respect to an Underwritten Shelf Takedown involving gross proceeds in excess of $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16.   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a Registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2.   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as any brokerage fees, and, other than as set forth in the definition of “Registration Expenses,” all legal fees and expenses of any legal counsel representing the Holders. It is further understood that the Company shall not be responsible for any costs or expenses incurred by any Underwriter (including, for the avoidance of doubt, legal fees and expenses of any counsel to the Underwriters).
3.3.   Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information in writing, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company reasonably determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable

Securities as a result of this Section 3.3 shall not affect the Registration of any other Holder’s Registrable Securities to be included in such Registration.
3.4.   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.1.   If (i) the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, or (ii) the majority of the Board determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with any statement or communication that relates to changes to historical accounting policies of Company or the SPAC in connection with any order, directive, guideline, comment or recommendation from the Commission with respect to securities issued in, or other matters related to, the SPAC’s initial public offering, then the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.2.   Subject to subsection 3.4.3, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.2, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.2 or 2.5.
3.4.3.   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.1 or a registered offering pursuant to subsection 3.4.2 shall not be exercised by the Company, on more than three (3) occasions or for more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.
3.4.4.   Notwithstanding anything herein to the contrary, if the Commission prevents the Company from including any or all of the Registrable Securities proposed to be registered for resale under a Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable Holders or otherwise, (a) such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission and (b) the number of Registrable Securities to be registered for each selling Holder named in the Registration Statement shall be reduced pro rata among all such selling Holders; and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such Registrable Securities not included in the initial Registration Statement and shall use commercially reasonable efforts to have such amendment or Registration Statement to become effective as promptly as practicable.
3.5.   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings, provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE 4
INDEMNIFICATION AND CONTRIBUTION
4.1.   Indemnification.
4.1.1.   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2.   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or caused to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against any and all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the total liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3.   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4.   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5.   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE 5
MISCELLANEOUS
5.1.   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed:
if to the Company, to:
Lavoro Agro Limited
Av. Dr. Cardoso de Melo, 1450, 5th floor, office 501
São Paulo — SP, 04548-005, Brazil
Attention: Laurence Beltrão Gomes
Email: [***]
with a copy to (which shall not constitute notice):
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Manuel Garciadiaz
Email: [***]
if to the Sponsor, to:
TPB Acquisition Corporation I
1 Letterman Drive, Suite A3-1
San Francisco, CA 94129
Attention: David Friedberg
Email: [***]
with copy to (which shall not constitute notice):
Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attention: Rachel Proffitt
Email: [***]
and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.
Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 30 days after delivery of such notice as provided in this Section 5.1.
5.2.   Assignment; No Third Party Beneficiaries.
5.2.1.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2.   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3.   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.4.   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3.   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.4.   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.
5.5.   Entire Agreement; Restatement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Upon the Closing, the Original RRA shall no longer be of any force or effect.
5.6.   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.
5.7.   WAIVER OF TRIAL BY JURY.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
5.8.   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.9.   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.10.   Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
5.11.   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
5.12.   Other Registration Rights.   The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.13.   Term.   This Agreement shall terminate, with respect to any Holder, upon the earlier of (i) the fourth anniversary of the date of this Agreement or (ii) the date as of which such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article 4 shall survive any termination.
5.14.   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.15.   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the Sponsor, the Company may make any person or entity who acquires Ordinary Shares or rights to acquire Ordinary Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Ordinary Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Ordinary Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Ordinary Shares.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
LAVORO LIMITED
By:
	Name:	Daniel Fisberg
	Title:	Director
By:
	Name:	Peter Estermann
	Title:	Director
[Signature Page to A&R Registration Rights Agreement]

HOLDERS:
TPB ACQUISITION SPONSOR I, LLC
By:
	Name:	David Friedberg
	Title:	Manager
William Hauser
Bharat Vasan
Kerry Whorton Cooper
Neil Renninger
April Underwood

NEW HOLDERS:
[For New Holders who are entities]
[•]
By:
Name:
Title:

[For New Holders who are individuals]

[Name]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of directors and officers
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud, or the consequences of committing a crime. TPB SPAC’s Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in TPB SPAC’s Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exhibits and Financial Statements Schedules
Exhibits
Exhibit No.	Description
2.1†*
Business Combination Agreement, dated as of September 14, 2022, by and among TPB SPAC,
New Lavoro, First Merger Sub, Second Merger Sub, Third Merger Sub and Lavoro Agro Limited
(included as Annex A to the proxy statement/prospectus).

2.2*	Form of Plan of Merger, by and between TPB SPAC and First Merger Sub (included as Annex B to the proxy statement/prospectus).
3.1*	Amended and Restated Memorandum and Articles of Association of TPB SPAC (incorporated by reference to Exhibit 3.1 to TPB SPAC’s Current Report on Form 8-K filed on August 16, 2021).
3.2*	Form of Amended and Restated Memorandum and Articles of Association of New Lavoro (included as Annex C to the proxy statement/prospectus).
4.1*	Specimen Unit Certificate of TPB SPAC (incorporated by reference to Exhibit 4.1 to TPB SPAC’s Registration Statement on Form S-1 (File No. 333-253325) filed on February 19, 2021).
4.2*	Specimen Class A Ordinary Share Certificate of TPB SPAC (incorporated by reference to Exhibit 4.2 to TPB SPAC’s Registration Statement on Form S-1 (File No. 333-253325) filed on February 19, 2021).
4.3*	Specimen Warrant Certificate of TPB SPAC (incorporated by reference to Exhibit 4.3 to TPB SPAC’s Registration Statement on Form S-1 (File No. 333-253325) filed on February 19, 2021).
4.4*	Warrant Agreement, dated as of August 13, 2021, by and between TPB SPAC and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to TPB SPAC’s Current Report on Form 8-K filed on August 16, 2021).
5.1*	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to New Lavoro, as to the validity of the securities being registered.
8.1*	Opinion of Cooley LLP regarding certain tax matters.

Exhibit No.	Description
10.1†*	Voting and Support Agreement, dated as of September 14, 2022, by and among New Lavoro, TPB SPAC, Lavoro and certain of the Lavoro Agro Limited shareholders (included as Annex D to the proxy statement/prospectus).
10.2†*	Lock-up Agreement, dated as of September 14, 2022, by and among New Lavoro, TPB SPAC and the Lavoro Agro Limited shareholders (included as Annex E to the proxy statement/prospectus).
10.3*	Form of Subscription Agreement, by and between TPB SPAC and the undersigned subscriber party thereto (included as Annex F to the proxy statement/prospectus).
10.4*	Amendment to Sponsor Letter Agreement, dated as of September 14, 2022, by and among Sponsor, TPB SPAC, New Lavoro and Lavoro Agro Limited (included as Annex G to the proxy statement/prospectus).
10.5*	Form of Amended and Restated Registration Rights Agreement (included as Annex H to the proxy statement/prospectus).
10.6#*	Lavoro Share Plan.
10.7*	Underwriting Agreement, dated as of August 10, 2021, between TPB SPAC and Barclays Capital
Inc. and Code Advisors LLC (incorporated by reference to Exhibit 1.1 to TPB SPAC’s Current
Report on Form 8-K filed on August 16, 2021).
10.8*	Letter Agreement, dated as of August 13, 2021, among TPB SPAC and its officers and directors and Sponsor (incorporated by reference to Exhibit 10.6 to TPB SPAC’s Current Report on Form 8-K filed on August 16, 2021).
10.9*	Investment Management Trust Agreement, dated as of August 13, 2021, between TPB SPAC and
Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to
Exhibit 10.1 to TPB SPAC’s Current Report on Form 8-K filed on August 16, 2021).
10.10*	Registration Rights Agreement, dated as of August 13, 2021, between TPB SPAC and certain security holders (incorporated by reference to Exhibit 10.2 to TPB SPAC’s Current Report on Form 8-K filed on August 16, 2021).
10.11*	Administrative Services Agreement, dated as of August 13, 2021, between TPB SPAC and
Sponsor (incorporated by reference to Exhibit 10.5 to TPB SPAC’s Current Report on Form 8-K
filed on August 16, 2021).
10.12*	Private Placement Warrants Purchase Agreement, dated as of August 10, 2021, between TPB
SPAC and Sponsor (incorporated by reference to Exhibit 10.3 to TPB SPAC’s Current Report on
Form 8-K filed on August 16, 2021).
10.13*	Indemnity Agreement, dated as of August 13, 2021, between TPB SPAC and each of the officers and directors of TPB SPAC (incorporated by reference to Exhibit 10.4 to TPB SPAC’s Current
Report on Form 8-K filed on August 16, 2021).
10.14*	Form of Forward Purchase Agreement, dated August 10, 2021, between the TPB SPAC and certain equity holders of TPB SPAC (incorporated by reference to Exhibit 10.7 to TPB SPAC’s Current Report on Form 8-K filed on August 16, 2021).
10.15*	Form of Forward Purchase Agreement, dated August 10, 2021, between the TPB SPAC and the
Sponsor (incorporated by reference to Exhibit 10.8 to TPB SPAC’s Current Report on Form 8-K
filed on August 16, 2021).
10.16*	Promissory Note, dated as of April 28, 2022, issued in favor of TPB SPAC (incorporated by reference to Exhibit 10.1 to TPB SPAC’s Current Report on Form 8-K filed on May 3, 2022).
21.1*	List of subsidiaries of New Lavoro.
23.1	Consent of Frank, Rimerman + Co. LLP., independent registered accounting firm for TPB SPAC.
23.2	Consent of Ernst & Young Auditores Independentes S/S Ltda., independent registered accounting firm for Lavoro Group.
23.3*	Consent of Maples and Calder (Cayman) LLP (included as part of Exhibit 5.1).

Exhibit No.	Description
23.4*	Consent of Cooley LLP (included as part of Exhibit 8.1).
24.1*	Power of Attorney (included on signature pages).
99.1*	Form of Class A Proxy Card for the Extraordinary General Meeting of the Registrant.
99.2*	Form of Class B Proxy Card for the Extraordinary General Meeting of the Registrant.
99.3*	Consent of Ricardo Leonel Scavazza to be named as a director.
99.4*	Consent of David Friedberg to be named as a director.
99.5*	Consent of Michael Stern to be named as a director.
99.6*	Consent of Lauren StClair to be named as a director.
99.7*	Consent of Eduardo Daher to be named as a director.
107.1*	Calculation of Filing Fee Tables

#
Indicates management contract or compensatory plan or arrangement.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*
Previously filed.

Undertakings
1.
The undersigned Registrant hereby undertakes:

a.
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.
To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

b.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
e.
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

i.
Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.
The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The Registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of São Paulo, Brazil, on January 31, 2023.
LAVORO LIMITED
By:
/s/ Ruy Cunha

Name:
Ruy Cunha

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Ruy Cunha Ruy Cunha	Chief Executive Officer (Principal Executive Officer)	January 31, 2023
* Laurence Beltrão Gomes	Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2023
/s/ Marcos de Mello Mattos Haaland Marcos de Mello Mattos Haaland	Director	January 31, 2023
* Daniel Fisberg	Director	January 31, 2023
* By: /s/ Ruy Cunha Name: Ruy Cunha Title: Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in the capacity as the duly authorized representative of the Registrant, in the City of New York, New York, on January 31, 2023.
Authorized U.S. Representative — Cogency Global Inc.
By:
/s/ Colleen A. De Vries

Name:
Colleen A. De Vries

Title:
Senior Vice President on behalf of Cogency Global Inc.